Exhibit 99.3

Non-binding English translation of Russian Securities Prospectus

THE TEXT OF THIS DOCUMENT IN ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THE DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN RUSSIAN LANGUAGE SHALL PREVAIL.

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Alteration "Bank of Russia" valid
Signature of Y.V. Puresnina – Deputy Head of the Financial Markets
Service of Bank of Russia
Seal of Bank of Russia

Approved November 12th, 2013	Registered 21 November, 2013
State registration No.

1	-	0	1	-	6	5	0	1	8	-	D	-

by the Board of Directors of	~~Financial Markets Service of Bank of Russia~~
Open Joint Stock Company	Bank of Russia
Federal Grid Company of
Unified Energy System
(registration authority)

Minutes No. 204	_______ Y.V. Puresnina __________
dated November 12th, 2013	(title and signature of the authorized person of the registration authority)

Seal of the registration authority
Signature of Y.V. Puresnina – Deputy Head of the Financial Markets Service of Bank of Russia Seal of Bank of Russia

SECURITIES PROSPECTUS

Open Joint Stock Company
Federal Grid Company of Unified Energy System

Ordinary registered uncertified shares
______________________________________________
(class, category (type), form of securities and other identifying characteristics)

In the amount of 9,431,399,773 (nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three) shares;
with the nominal value of RUB 0.50 (fifty kopecks) per share

__________________________________________________________________________
(nominal value (if available) and number of securities, for bonds and options of the Issuer, maturity terms should be specified as well)

http://www.fsk-ees.ru/
http://www.e-disclosure.ru/portal/company.aspx?id=379

Information contained in this Prospectus is subject to disclosure in accordance with
Russian securities laws.

THE REGISTRATION AUTHORITY MAY NOT IN ANY WAY BE HELD RESPONSIBLE FOR THE ACCURACY OF INFORMATION CONTAINED IN THIS PROSPECTUS AND ITS REGISTRATION MAY NOT BE HELD AS A DECLARATION OF ANY ATTITUDE TOWARDS THE SECURITIES ISSUED

Chairman of the Management Board of JSC FGC UES November 13th, 2013 Director for Accounting and Reporting, Head of the Accounting Department	[signature] A.E. Murov
(Chief Accountant) of JSC FGC UES	[signature] A.P. Noskov
Seal

November 13th, 2013

Stamp of the Financial Markets Service of the Bank of Russia Administration and Archive
Department Reference number 50-13-21485 dated 14.11.2013

Contents

Introduction	8

I. I. Summary information on members of the Issuer’s management bodies, information on the Issuer’s bank
accounts, auditor, appraiser, financial advisor and other signatories to this Prospectus	15
1.1. Members of the Issuer’s management bodies	15
1.2. Information on the Issuer’s bank accounts	15
1.3. Information on the Issuer’s auditor(s)	19
1.4. Information on the Issuer’s appraiser	22
1.5. Information on the Issuer’s advisors	22
1.6. Information on other signatories to this Prospectus	22

II. Summary information on the number, period and terms of placement for each class, category (type) of issue-
grade securities to be placed	24
2.1. Kind, category (type) and form of securities to be placed;	24
2.2. Nominal value of each class, category (type), series of issue-grade securities to be placed	24
2.3. Expected issue in monetary terms and the number of issue-grade securities to be placed	24
2.4. Offering price (the procedure for determining the price) of issue-grade securities	24
2.5. Procedure and terms for placement of issue-grade securities	24
2.6. Procedure and terms of payment for issue-grade securities to be placed	26
2.7. Procedure and terms for concluding contracts in the course of placing issue-grade securities	27

2.8. Potential purchasers of issue-grade securities to be placed	31
2.9. Procedure for the disclosure of placement and placement results for issue-grade securities	32
3.1. Financial and economic performance of the Issuer	40
3.2. Market capitalization of the Issuer	42
3.3. Obligations of the Issuer	43
3.3.1. Borrowings and accounts payable	43
3.3.2. The Issuer’s credit history	45
3.3.3. Liabilities of the Issuer arising from security provided to third parties	45
3.3.4. Other liabilities of the Issuer	46
3.4. Objectives of the issue and the allocation of funds obtained from issue-grade securities placement	46
3.5. Risks associated with the purchase of issue-grade securities to be placed	47
3.5.1. Industry risks	48
3.5.2. Country and regional risks	58
3.5.3. Financial risks	60
3.5.4. Legal risks	63
3.5.5. Risks related to the Issuer’s operations	65
3.5.6. Banking risks	66

IV. Detailed information on the Issuer	67
4.1. History of the Issuer’s establishment and development	67
4.1.1. Full company name of the Issuer	67
4.1.2. Information on the Issuer’s State registration	67
4.1.3 Information on the establishment and development of the Issuer	67
4.1.4. Contact information	70
4.1.5. Tax identification code	70
4.1.6. Branches and representative offices of the Issuer	70
4.2. Principal economic activity of the Issuer	75
4.2.1. The Issuer’s sector	75
4.2.2. Principal economic activity of the Issuer	75
4.2.3. Materials, goods and suppliers of the Issuer	77
4.2.4. Sales markets for the Issuer’s products (work, services)	78
4.2.5. Information on the Issuer's authorizations (licenses) or permits for certain types of work	79
4.2.6. Data on the acitivities of certain categories of issuers	79
4.2.6.1 Data on the activities of issuers that are incorporated investment funds	79
4.2.6.2. Data on the activities of issuers that are insurance companies	79
4.2.6.3. Data on the activities of issuers that are credit institutions	79
4.2.6.4. Data on the activities of issuers that are mortgage agents	80
4.2.7. Additional information on issuers primarily involved in the extraction of mineral resources	80
4.2.8. Additional information on issuers primarily involved in the provision of communication services	80
4.3. Outline of the Issuer’s future activities	80
4.4. The Issuer’s membership in industrial, banking and financial groups, holding companies, concerns and
associations	82
4.5. The Issuer’s subsidiaries and affiliates	82
4.6. Composition, structure and value of the Issuer’s fixed assets, information on expected acquisiton,
replacement, retirement of fixed assets and on all events of encumbrance of the Issuer’s fixed assets	87
4.6.1. Fixed assets	87
4.7. Entities under the Issuer’s control which are material for the Issuer:	90

V. Information on the Issuer’s financial and economic activities	91
5.1. The Issuer’s financial and economic performance	91
5.2. The Issuer’s liquidity, current assets and capital adequacy	94
5.3. Amount and structure of the Issuer’s capital and current assets	96
5.3.1. Amount and structure of the Issuer’s capital and current assets	96
5.3.2. The Issuer’s financial investments	99
5.3.3. Intangible assets of the Issuer	101
5.4. Information on the Issuer’s policy and expenses associated with scientific and technical development,
licenses and patents, new developments and investigations	111
5.5. Analysis of development trends in the Issuer’s principal activity	143
5.5.1. Analysis of factors and conditions affecting the Issuer’s activity	146
5.5.2. The Issuer’s competitors	147

VI. Detailed information on members of the Issuer’s management and auditing bodies and brief data on the
Issuer’s employees (officers)	148
6.1. Information on the structure and competence of the Issuer’s management bodies	148
6.2. Information on members of the Issuer’s management bodies	155
6.3. Information on the amount of remuneration, benefits and/or compensation for expenses for each
management body of the Issuer	178
6.4. Information on the structure and competence of the Issuer’s audit bodies	179
6.5. Information on members of the Issuer’s bodies exercising control over its financial and economic activities	183
6.6. Information on the amount of remuneration, benefits and/or compensation for expenses for the body
exercising control over the Issuer’s financial and economic activity	225
6.7. Data on the number and generalized data on the level of education and the composition of the Issuer’s
personnel (employees), as well as changes in the number of personnel (employees)	229
6.8. Information on any of the Issuer’s liabilities to employees (workers) related to their potential participation in
the Issuer’s authorized (joint stock) capital (mutual fund)	229

VII. Information on the Issuer’s members (shareholders) and interested party transactions carried out by the Issuer	230
7.1. Information on the total number of the Issuer’s shareholders (members)	230
7.2. Information on the Issuer’s members (shareholders) that hold at least 5 percent of its authorized (joint stock)
capital or at least 5 percent of its ordinary shares, as well as information on the members (shareholders) that control such persons or, if there are no such persons, information on members (shareholders) of such persons
that hold at least 20 percent of the authorized (joint stock) capital or at least 20 percent of ordinary shares	230
7.3. Information on the government’s or municipal unit’s share held in the Issuer’s authorized (joint stock)
capital (mutual fund), existence of a special right (the “Golden Share”)	232
7.4. Information on restrictions on participating in the Issuer’s authorized (joint stock) capital (mutual fund)	232
7.5. Information on changes in the composition and equity interests of the Issuer’s shareholders (members)
holding at least 5 percent of its authorized (joint stock) capital (mutual fund), or at least 5 percent of its ordinary shares	233
7.6. Information on interested party transactions effected by the Issuer	236
7.7. Information on the accounts receivable	243

VIII. The Issuer’s accounting (financial) statements and other financial information	246
8.1. The Issuer’s annual accounting (financial) statements	246
8.2. The Issuer’s quarterly accounting (financial) statements	247
8.3. The Issuer’s consolidated accounting (financial) statements	247
8.4. Information on the Issuer’s accounting policy	248
8.5. Information on total exports and on the exports share in total sales	249
8.6. Information on significant changes in the Issuer’s property after the end date of the last completed financial year	249
8.7. Information on the Issuer’s involvement in litigations if such involvement may have a material effect on the
Issuer’s financial and / or business performance	249

IX. Detailed information on the procedure and terms for placing securities	250
9.1. Information on placed securities	250
9.1.1. General information	250
9.1.2. Additional information on bonds offered	255
9.1.3. Additional information on convertible securities	256
9.1.4. Additional information on options offered by the Issuer	256
9.1.5. Additional information on mortgage-backed bonds offered	256
9.1.6. Additional information on Russian Depository Receipts (RDRs) offered	256
9.2. Offering price (the procedure for determining the price) of issue-grade securities	256
9.3. Pre-emptive rights to purchase offered issue-grade securities	256
The Application should also contain the following details:	258
9.4. Restrictions on the purchase and circulation of the placed issue-grade securities	262
9.5. Information on the price dynamics of the Issuer’s issue-grade securities	263
9.6. Information on the persons providing services related to the organization of the placement and/or the
placement of issue-grade securities	264
9.7. Information on the potential buyers of issue-grade securities	264
9.8. Information on securities market makers, including information on the stock exchanges on which the
placement and/or the circulation of the placed issue-grade securities is planned	264
9.9. Information on a possible change in the shareholders’ participatory share in the Issuer’s authorized capital as
a result of the issue-grade securities placement	265
9.10. Information on expenses related to the securities issue	265
9.11. Information on the methods and procedures for refunding amounts received as payment for placed issue-
grade securities in case the issue-grade securities issue is invalidated or voided, as well as in other cases
provided for by Russian laws	266

X. Additional information on the Issuer and issued securities	269
10.1. Additional information on the Issuer	269
10.1.1. Information on the amount and structure of the Issuer’s authorized (joint stock) capital (mutual fund)	269
10.1.2. Information on changes in the amount of the Issuer’s authorized (joint stock) capital (mutual fund)	270
10.1.3. Information on the formation and use of the Issuer’s reserve fund and other funds	271
10.1.4. Information on the procedure for convening and holding meetings (sessions) of the Issuer’s supreme
management body	272
10.1.5. Information on the business entities in which the Issuer holds at least 5% of the authorized (joint stock)
capital (mutual fund) or at least 5% of ordinary shares	274
10.1.6. Information on major transactions carried out by the Issuer	278
10.1.7. Information on the Issuer’s credit ratings	278
10.2. Information on each category (type) of the Issuer’s shares	280
10.3. Information about the previous issues of the Issuer’s issue-grade securities, other than the Issuer’s shares	282
10.3.1. Information about the issues for which all securities have been redeemed (cancelled)	282
10.3.2. Information about securities issues which are outstanding	282
10.4. Information about the entity (entities) that provided security for the Issuer’s security bonds and terms for
securing the obligations under the Issuer’s security bonds	294
10.4.1. Terms for securing the obligations under mortgage-backed bonds	294
10.5. Information about the registrars of the rights to securities of the Issuer	294
10.6. Information about legislative acts regulating capital import and export that can affect payment of
dividends, interest and other payments to non-residents	294

10.7. The procedure for taxing income on the Issuer’s issue-grade securities placed or to be placed	295
10.8. Information about declared (accrued) and paid dividends on the Issuer’s shares and about the Issuer’s bond income	302
10.8.1. Information about declared and paid dividends on the Issuer’s shares	303
10.8.2. Information about accrued and declared income of the Issuer’s bonds	304
10.9. Other data:	317

Appendixes
Appendix No. 1 Accounting reports of the Issuer for 2010 prepared in accordance with Russian Accounting Standards (RAS)	368
Appendix No. 2 Accounting reports of the Issuer for 2011 prepared in accordance with Russian Accounting Standards	440
Appendix No. 3 Accounting reports of the Issuer for 2012 prepared in accordance with Russian Accounting Standards	524
Appendix No. 4 Accounting reports of the Issuer for 9 months of 2013 issued in accordance with Russian Accounting Standards	605
Appendix No. 5 The Issuer’s Accounting Policy for 2013	610
Appendix No. 6 Consolidated financial statements of the Issuer and its subsidiaries and affiliates for 2010 prepared in accordance with IFRS	664
Appendix No. 7 Consolidated financial statements of the Issuer and its subsidiaries and affiliates for 2011 prepared in accordance with IFRS	734
Appendix No. 8 Consolidated financial statements of the Issuer and its subsidiaries and affiliates for 2012 prepared in accordance with IFRS	798
Appendix No. 9 Consolidated financial statements of the Issuer and its subsidiaries and affiliates for 6 months of
2013 prepared in accordance with IFRS	849

Introduction

Summary of key information given below in the Securities Prospectus:

a) Background information on securities to be placed by the Issuer in respect to which the Prospectus was registered:

Class, category (type) and other identifying characteristics of the securities: Ordinary registered uncertified shares

Number of securities to be placed: 9,431,399,773 (nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three) shares;
Nominal value: RUB 0.50

Placement procedure and period:

The procedure for determining the placement commencement date:
The commencement date for placement of shares of this additional issue among persons enjoying the preemptive right to purchase shares to be placed as well as among other persons shall be set by a decree of the Issuer’s sole executive body after the State registration of this additional share issue. The placement commencement date set by the Issuer’s sole executive body shall not be earlier than the date of expiration of the pre-emptive right to purchase shares specified in Clause 8.5 of this Resolution on the Additional Issue of Securities (hereinafter referred to as the “Resolution on the Additional Issue of Securities”) and Clause 9.3 of the Securities Issue Prospectus related to this additional issue (hereinafter referred to as the “Securities Issue Prospectus”) and later than thirty-one (31) days before the end date for placing additional shares of this issue specified in Clause 8.2 of the Resolution on the Additional Issue of Securities and Clause 2.5 of the Prospectus to the Issuer.

Placement of shares of this additional issue among persons enjoying the pre-emptive right to purchase shares to be placed as well as among other persons may not commence before the date from which the Issuer provides access to the Securities Issue Prospectus.

The Issuer shall disclose information on the placement commencement date simultaneously with information on the offering price in the manner required by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus in accordance with the Federal Law “On the Securities Market” and regulations of the federal agency for the securities market not later than on the placement commencement date.

The procedure for determining the placement end date:

Placement end date: The placement end date shall be February 20th, 2014 or the date on which the last share of the issue is placed, whichever is the earlier.

Placement method: Public offering

Placement procedure:
Authorized persons may exercise the pre-emptive right to purchase securities.
Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided by Clause 8.5 Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus to the Issuer.

The placement of additional shares outside the pre-emptive right shall be carried out through additional share purchase agreements (hereinafter referred to as the “Share Purchase Agreement”).

For the purpose of Share Purchase Agreements, on the placement date the Issuer shall publish an invitation to the general public to make offers (hereinafter referred to as the “Offers”) to purchase additional shares (hereinafter referred to as the “Invitation to Make Offers” on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru).
Upon publication by the Issuer of the Invitation to Make Offers to purchase additional shares, the potential buyers of additional shares (hereinafter also referred to as the “Buyers” or “Buyer” in the singular) may make Offers to purchase shares by submitting written Offers to the Issuer. Offers may be submitted to the Issuer not later than twelve (12) business days prior to the placement end date (inclusive).
Offers to purchase additional shares of this additional issue shall be submitted on business days from 10:00 AM to 3:00 PM (Moscow time) at the following address: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company “Registrar Company STATUS” or sent by mail at: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, CJSC STATUS.
     Each Offer shall contain the following details:
- title: “Offer to Purchase Shares of Open Joint Stock Company Federal Grid Company of Unified Energy System”;
- first, middle and last names of the potential Buyer (for individuals);
- full name of the potential Buyer which is a legal entity (if applicable);
- name of the potential Buyer which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);
- taxpayer identification number of the potential Buyer (if available);
- residence (location) of the potential Buyer;
- for individuals: passport details (passport series, number and date of issue, issuing authority);
- for legal entities: registration details of legal entities (including for Russian legal entities: information on the State registration of legal entities / entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate, Primary State Registration Number (OGRN));
- consent of the person making the Offer to purchase the number of securities specified in the Offer at the offering price as defined by the Issuer’s Board of Directors in compliance with the Resolution on the Additional Issue of Securities and the Prospectus;
- the number of acquired securities that can be expressed in one of the following ways:
- the exact number of shares in a numeric expression, which the Buyer undertakes to purchase;
- the minimum number of shares, which the Buyer undertakes to purchase. The fact that the minimum number is specified means that the Buyer offers to purchase any number of shares but not less than the specified minimum number;
- the maximum number of shares, which the Buyer undertakes to purchase. The fact that the maximum number is specified means that the Buyer offers to purchase any number of shares but no more than the specified maximum number;
- the minimum and the maximum number of shares, which the Buyer undertakes to purchase. The fact that the minimum and the maximum numbers are specified means that the Buyer offers to purchase any number of shares to be placed but not less than the specified minimum number and no more than the specified maximum number;

the Purchaser’s personal account number and bank details in the Issuer’s share register for the purpose of transferring shares to be purchased to such account. If shares are to be entered in the Issuer’s share register to the personal account of the nominee holder of the depository, which is given a status of a central securities depository under Federal Law No. 414-FZ “On Central Securities Depository” dated December 7th, 2011 (hereinafter referred to as the “Central Securities Depository”), the following data shall be specified:
- full legal name of the Non-Bank Credit Organization of Closed Joint-Stock Company “National Settlement Depository”,
- data on the State registration of the Central Securities Depository (OGRN, name of the State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the personal account of the nominee holder of the Central Securities Depository in the Issuer’s share register,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into by the Central Securities Depository and the Buyer.
If the Buyer’s custody account is maintained (with respect to securities to be placed) by a nominee holder, which, in its turn, is a depositor of the Central Securities Depository, the following shall also be specified:
- full legal name of the said nominee holder,
- data on the State registration of the said nominee holder (OGRN, name of the State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the custody account of the nominee holder of the said depositary with the Central Depository,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into between the said depository and the Buyer, the Buyer’s full legal name (or full name in case the Buyer is an individual) (with respect to securities to be placed),
Then, this information shall be specified up to the nominee holder in which the Buyer has the custody account (with respect to securities to be placed));

- contact details (postal address and fax number with the area code) for the purpose of sending a letter of acceptance of the Offer, as well as a reference (a unique identification number for carrying out transactions in the Central Securities Depository).
- a reference to the fact that the place of the Share Purchase Agreement to be entered into based on the Offer is Moscow.
The Offer is recommended to contain the data on the Buyer’s banking details for a possible cash refund.
The Offer shall be signed by the potential Buyer (or its representative by operation of law) or a person acting on behalf of the potential Buyer by proxy; in case of legal entities, the Offer shall bear a seal (if available). If the Offer is signed on behalf of the potential Buyer by its representative by operation of law or by proxy, it shall be accompanied by a document (or a notarized copy thereof) that confirms the powers of such person.
The Offer may be supported by financial guarantees that secure the performance of the Offeror’s obligations to pay for shares if the Issuer accepts its Offer.
If, subject to the requirements of the law, additional shares in the amount set forth in the Offer may be purchased by the Offeror only with the prior consent of the anti-monopoly authority, the Offeror shall attach a copy of such approval of the anti-monopoly authority to the Offer.
The Issuer may establish a recommended form of the Offer. In this case, the Issuer shall publish such form on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru) not later than on the date of publishing the Invitation to make Offers to purchase shares.
The Issuer shall register the submitted Offers in a special register of submitted offers (hereinafter referred to as the “Register”) on the day of their receipt.
The Issuer’s response about acceptance of the Offer (acceptance) shall be sent to the Buyers chosen by the Issuer at its discretion from among the Buyers that made Offers in line with Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer shall reject Offers if such Offers are not submitted within the period specified in this Resolution on the Additional Issue of Securities or if they do not meet the requirements established by the Russian laws, the Resolution on the Additional Issue of Securities and the Prospectus.

The Issuer may make a decision to accept the Offer not later than 7 (seven) business days prior to the placement end date (including this date).
The Issuer’s letter of acceptance shall be considered as acceptance of the submitted Offer.
The letter of acceptance shall be delivered in person to the Buyer or to its authorized representative or mailed to the Buyer at the address specified in the Offer on the day when the Issuer makes a decision to accept the Offer. The letter of acceptance shall specify the number of approved shares out of those specified in the Offer of the potential Buyer, and the monetary value of securities placement determined by the Issuer’s Board of Directors, as well as a reference for carrying out a transaction with the Buyer’s custody account in case shares are transferred to the custody account in the Central Securities Depository. The date of receipt by the Buyer of the letter of acceptance shall be the earlier of:
a) the date of personal delivery of the Issuer’s letter of acceptance to the Buyer or its authorized representative;
b) the date of delivery of the letter of acceptance to the Buyer by mail to the mailing address of the Buyer specified in the Offer;
The Share Purchase Agreement shall be deemed concluded in writing on the day when the Offeror receives the letter of acceptance, unless otherwise provided for by applicable laws. The place of the Share Purchase Agreement shall be Moscow (place of the Share Purchase Agreement in accordance with the Offer). At the request of the potential Buyer, the Share Purchase Agreement may be executed in writing in the form of a single document.
The Buyer may apply for signing the Share Purchase Agreement daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays, at the following address: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630. The Agreement shall be signed only after the Buyer has received the acceptance of its Offer.

The number of additional shares specified in the Offer and approved by the Issuer shall be fully paid by the Buyers not later than three (3) business days prior to the placement end date (including this date).

The Buyer shall pay for the purchased shares in accordance with the payment terms and conditions specified in the Share Purchase Agreement and pursuant to the procedure established by Clause 8.6 of the Resolution on the Additional Issue of Securities.

If the Buyer fails to fulfill its payment obligations with respect to the purchased shares, the Issuer may refuse to perform its counter-obligation to transfer the shares to the Buyer.
     In case of partial discharge by the Buyer of its obligation to pay for the purchased shares, the Issuer may:
      - refuse to perform its counter-obligation to transfer the shares and return all the funds received as set forth in this Clause to the Buyer, or
      - transfer to the Buyer the shares in the amount actually paid for by the Buyer.

In case the Issuer refuses to perform its counter-obligation to transfer the shares if the Buyer paid for the shares to be purchased only partially or paid fully but upon expiration of the above period, the funds received as a partial performance of the obligation to pay for the shares or, respectively, the total funds paid by the Buyer for the shares shall be returned to the Buyer within sixty (60) days following the end date for the placement of securities. Monetary assets shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for return.

If the value of funds transferred to the Issuer for additional shares exceeds the total cost of such additional shares, the surplus shall be returned to the Buyer not later than within sixty (60) days from the securities placement end date. The funds shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for return.

Agreements concluded with respect to the share placement may be amended and/or terminated on the grounds and in accordance with the procedure set forth in Chapter 29 of the Russian Civil Code.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.
The person to which the issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first buyer (registrar, first buyer) and other conditions of delivery of a transfer order:
Registrar’s full corporate name: Closed Joint-Stock Company “Registrar Company STATUS”
Abbreviated corporate name: CJSC STATUS
Location: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544.
License of the securities market professional to maintain share registers: No. 10-000-1-00304
Date of license issue: March 12th, 2004
License period: unlimited
Issuing authority: Russian Federal Financial Markets Service

After the State registration of the additional issue of securities, the Issuer shall submit to the registrar the registered Resolution on the Additional Issue of Securities, and the additionally issued securities shall be credited to the Issuer’s custody account opened in the Issuer’s share register maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clauses 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Buyer pays for the securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as a basis for making a credit entry in the personal account of the Buyer or nominal holder with the Central Securities Depositary specified in the Buyer’s Offer.

The Registrar shall, not later than on the securities placement end date, debit the Issuer’s account specified in the transfer order for the respective number of securities of this additional issue and credit them to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer.

The securities shall be deemed placed in favor of the Buyer from the date the record on transfer of securities to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer is entered into the Issuer’s share register.

Additional shares shall be placed in favor of persons enjoying the pre-emptive right to purchase additional shares pursuant to the procedure established by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be placed by subscription via competitive bidding.

The Issuer shall not engage securities traders to assist with the placement of securities.

The Issuer does not intend to place securities outside the Russian Federation by placing respective foreign securities.
However, nothing shall limit the pre-emptive right to acquire shares, including THE BANK OF NEW YORK MELLON (BNY Mellon), Inc. acting as the issuer of foreign securities certifying rights in respect of the Issuer’s shares in accordance with depository agreements dated 02/29/2008 as amended by additional instructions of depository receipt holders No.2 dd. 06/28/2013.

Simultaneously with the placement of securities, there are no plans to make an Offer to acquire, including outside the Russian Federation, by placing respective foreign securities, earlier placed (circulating) securities of the Issuer of the same class and category (type).

The Issuer and/or its representatives do not intend to enter into preliminary agreements providing the obligation to conclude a master agreement in the future aimed at the disposal of the securities to be placed to the first owner or receive preliminary applications for the purchase of securities to be placed.
Pursuant to Clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity of strategic importance for national defense and state security. In this regard, disposition of the Issuer’s securities to the first owners during their placement may require making a resolution on the prior approval of the said agreements in accordance with the specified Federal Law.
Pursuant to Clause 3 Article 2 of the above-mentioned Federal Law, if transactions carried out by foreign states, international organizations or entities under their control may result in obtaining by such states, organizations or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities of strategic importance for national defense and state security or may result in the right to block decisions of the governing bodies of such business entities, such transactions are subject to prior approval as provided for by this Federal Law.

Offering price:
The offering price of shares for persons included in the list of persons enjoying the pre-emptive right to purchase shares as well as for other buyers of shares of this additional issue shall be determined by the Issuer’s Board of Directors in accordance with Articles 36 and 77 of the Federal Law on Joint Stock Companies after the expiration of the pre-emptive right to purchase shares and not later than the placement commencement date.

The offering price of shares determined by the Issuer’s Board of Directors shall be the same for persons included in the list of persons enjoying the pre-emptive right to purchase shares and for other buyers of shares of this additional issue.

Information on the offering price of shares and the offering price of shares for persons enjoying the pre-emptive right to purchase shares shall be disclosed by the Issuer simultaneously with information on the placement commencement date in the manner required by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus in accordance with the Federal Law “On the Securities Market” and regulations of the federal agency for the securities market not later than the placement commencement date.

b) background information on the securities placed by the Issuer in respect to which the Prospectus is registered:
Information is not provided, as the Prospectus will be registered at the time of registration of the securities issue.

c) main objectives of the issue and the allocation of funds obtained from the placement of issue-grade securities:
The main objective of issuing additional ordinary shares to be placed via a public offering is to attract investments. The funds obtained as a result of the share placement will be used to ensure reliable operations and to enhance the efficiency of the Unified National Electric Grid (UNEG).
The Board of Directors of FGC UES approved the Company’s five-year investment program, the fulfillment of which is required to improve the operational reliability of the power grid, ensure uninterrupted power supply to customers, remove grid constraints and create possibilities for connecting an additional customer load.
The sources for financing the investment program shall be both equity funds of FGC UES and federal budgetary funds contributed by the Russian Federation as payment for additionally issued shares of the Company.
Federal Law No. 216-FZ of December 3, 2012 “On the Federal Budget for 2013 and the 2014-2015 Planning Period” provides for budgetary allocations to the authorized capital of Federal Grid in the amount of RUB 2,965,566,300 in 2013 to be used to implement investment projects related to the construction, reconstruction and re-equipment of capital construction facilities owned by the Company.
In accordance with Decree of the Russian Federation Government No. 1844-r dated October 10th, 2013, budgetary allocations in the amount of RUB 790 million intended for the Russian Ministry of Regional Development for the provision of subsidies in the form of an asset contribution to SC OlympStroy to finance Olympic projects are reallocated in favor of the Russian Ministry of Energy for the purpose of increasing the authorized capital of JSC FGC UES in 2013.
In accordance with Russian Federal Law No. 35-FZ on the Electric Power Industry, Federal Grid is a company established to manage the UNEG (all-Russian Unified National Electric Grid).

d) other information that the Issuer chooses to disclose in the introduction section:
In this Prospectus, the terms “Issuer” and “Company” relate to Open Joint Stock Company Federal Grid Company of Unified Energy System (shortly, FGC UES).

Open Joint Stock Company Federal Grid Company of Unified Energy System was established in 2002 in accordance with the power industry reform program of the Russian Federation. The Company’s core business area is backbone grids power transmission. FGC UES is a natural monopoly in this regard. The Company is also included in the list of backbone organizations of strategic importance. Detailed information on the Issuer is given in Art. IV of the Prospectus.

This Prospectus contains estimates and forecasts of the Issuer’s authorized management bodies with respect to future events and/or activities, prospects for the development of the industry and operating results of the Issuer, including the Issuer’s plans, the probability of certain events and actions. Investors should not rely entirely on the estimates and forecasts of the Issuer’s management bodies, since the Issuer’s actual performance in the future may differ from forecast results for various reasons. The acquisition of the Issuer’s securities is associated with the risks described in this Prospectus.

I. I. Summary information on members of the Issuer’s management bodies, information on the Issuer’s bank accounts, auditor, appraiser, financial advisor and other signatories to this Prospectus

1.1. Members of the Issuer’s management bodies

In accordance with the Articles of Association, the Issuer’s management bodies are as follows:

  General Meeting of Shareholders;
  Board of Directors;
  Management Board (collegial executive body);
  Chairman of the Management Board (sole executive body).

The authorities of the Issuer’s sole executive body have not been delegated to any business entity (management company) or private entrepreneur (manager).

Information on members of the Issuer’s management bodies:

No.	Full name	Year of	Note
		birth
Members of the Issuer’s Board of Directors:
1	Oleg Mikhailovich Budargin	1960	Member of the Board of Directors
2	Georgy Valentinovich Boos	1963	Member of the Board of Directors
3	Pavel Sergeyevich Grachev	1973	Member of the Board of Directors
4	Boris Yurievich Kovalchuk	1977	Member of the Board of Directors
5	Vyacheslav Mikhailovich Kravchenko	1967	Member of the Board of Directors
6	Andrey Evgenyevich Murov	1970	Member of the Board of Directors
7	Sergey Vladimirovich Serebryannikov	1952	Member of the Board of Directors
8	Denis Vladimirovich Fedorov	1978	Member of the Board of Directors
9	Ernesto Ferlenghi	1968	Member of the Board of Directors
10	Sergey Ivanovich Shmatko	1966	Member of the Board of Directors
11	Nikolay Grigorievich Shulginov	1951	Member of the Board of Directors
Members of the Issuer’s Management Board (collegial executive body):
1	Andrey Evgenyevich Murov	1970	Chairman of the Management Board
2	Roman Nikolayevich Berdnikov	1973	Member of the Management Board
3	Nikolay Nikolayevich Varlamov	1974	Member of the Management Board
4	Vladimir Petrovich Dikoy	1954	Member of the Management Board
5	Andrey Valentinovich Kazachenkov	1980	Member of the Management Board
6	Yury Nikolayevich Mangarov	1956	Member of the Management Board
7	Valery Nikolayevich Sedunov	1950	Member of the Management Board
8	Sergey Vladimirovich Sergeev	1976	Member of the Management Board
9	Vladimir Semenovich Shukshin	1959	Member of the Management Board
Chairman of the Management Board (the Issuer’s sole executive body):
1	Andrey Evgenyevich Murov	1970	Chairman of the Management Board

As of this Prospectus approval date, Chairman of the Issuer’s Board of Directors is not elected.

1.2. Information on the Issuer’s bank accounts

Information on the credit institution
       Full company name: Open Joint Stock Company Alfa-Bank
Abbreviated corporate name: JSC Alfa Bank
       27 Kalanchevskaya Street, Moscow, Russia
       INN: 7728168971
       BIC: 044525593
       Correspondent account: 30101810200000000593
Account number: 40702810802300000220
Account type: Settlement (current) account

Information on the credit institution
       Full company name: Open Joint Stock Company Alfa-Bank
       Abbreviated corporate name: JSC Alfa Bank
       27 Kalanchevskaya Street, Moscow, Russia
       INN: 7728168971
       BIC: 044525593
       Correspondent account: 30101810200000000593
Account number: 40702810901200000098
Account type: Settlement (current) account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702810138120116293
Account type: Settlement (current) account

Information on the credit institution
       Full company name: VTB Bank (Open Joint Stock Company)
       Abbreviated corporate name: JSC VTB Bank
       Address: 29 Bolshaya Morskaya Street, St. Petersburg, Russia
       INN: 7702070139
       BIC: 044525187
       Correspondent account: 30101810700000000187
Account number: 40702810100050000101
Account type: Settlement (current) account

Information on the credit institution
       Full company name: Open Joint Stock Company Alfa-Bank
       Abbreviated corporate name: JSC Alfa Bank
       Address: Leninsky Prospect, Moscow, Russia, 78
       INN: 7728168971
       BIC: 044525593
       Correspondent account: 30101810200000000593
Account number: 40702810902300000285
Account type: Corporate card account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Address: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702810038120108301
Account type: Settlement (current) account

Information on the credit institution
       Full name of the credit organization: Open Joint Stock Company “Gazprombank”
       Abbreviated corporate name: GPB (OAO)
       Address: 16 Nametkina Street, bldg. 1, Moscow, Russia
       INN: 7744001497
       BIC: 044525823
       Correspondent account: 30101810200000000823
Account number: 40702810700000003049
Account type: Settlement (current) account

Information on the credit institution
       Full company name: Open Joint Stock Company Alfa-Bank
       Abbreviated corporate name: JSC Alfa Bank
       27 Kalanchevskaya Street, Moscow, Russia
       INN: 7728168971
       BIC: 044525593
       Correspondent account: 30101810200000000593
Account number: 40702810901200001479
Account type: Settlement (primary) account

Information on the credit institution
       Full company name: Open Joint Stock Company Alfa-Bank
       Abbreviated corporate name: JSC Alfa Bank
       27 Kalanchevskaya Street, Moscow, Russia
       INN: 7728168971
       BIC: 044525593
       Correspondent account: 30101810200000000593
Account number: 40702810301200001480
Account type: Settlement (trading) account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Address: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702840438120116293
Account type: Current foreign currency account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Address: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702978038120116293
Account type: Current foreign currency account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Address: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702840338120216293
Account type: Transit foreign currency account

Information on the credit institution
       Full company name: The Moscow Bank, Branch of Open Joint Stock Company Sberbank of Russia
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Address: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702978938120216293
Account type: Transit foreign currency account

Information on the credit institution
       Full company name: Open Joint Stock Bank ROSSIYA
       Abbreviated corporate name: OJSC Bank ROSSIYA
       Address: 2A Rastrelli Pl., St. Petersburg,
       INN: 7831000122
       BIC: 044030861
       Correspondent account: 30101810800000000861
Account number: 40702810300000004990
Account type: operating

Information on the credit institution
       Full company name: Abbreviated company name: The Moscow Bank of Sberbank of Russia, OJSC
       Abbreviated corporate name: The Moscow Bank of Sberbank of Russia, OJSC
       Location: 19 Vavilova Street, Moscow, Russia
       INN: 7707083893
       BIC: 044525225
       Correspondent account: 30101810400000000225
Account number: 40702810238120004221
Account type: operating

Information on the credit institution
       Full name of the credit organization: Open Joint Stock Company “Gazprombank”
       Abbreviated corporate name: GPB (OAO)
       Address: 16 Nametkina Street, bldg. 1, Moscow, Russia
       INN: 7744001497
       BIC: 044525823
       Correspondent account: 30101810200000000823
Account number: 40702810800000013049
Account type: Settlement (current) account

Information on the credit institution
       Full name of the credit organization: Open Joint Stock Company “Gazprombank”
       Abbreviated corporate name: GPB (OAO)
       Location: 16 Nametkina Street, bldg. 1, Moscow, Russia
       INN: 7744001497
       BIC: 044525823
       Correspondent account: 30101810200000000823
Account number: 40702810900000023049
Account type: Settlement (current) account

1.3. Information on the Issuer’s auditor(s)

Auditor(s) that carried out an independent audit of the Issuer’s accounting reports (financial statements), consolidated accounting reports (consolidated financial statements) making part of the Prospectus for the last three completed financial years and that issued the relevant audit reports contained in this Prospectus:
Full company name: Closed Joint Stock Company PricewaterhouseCoopers Audit
Abbreviated corporate name: CJSC PwC Audit
INN: 7705051102
OGRN: 1027700148431
Location: 10 Butyrskiy Val, Moscow, Russia, 125047
Telephone: (495) 967-60-00
Fax: (495) 967-60-01
E-mail: None

Information on the auditor’s membership in self-regulating auditing organizations:
Full name: Self-Regulating Organization of Auditors, the Non-Profit Partnership Russian Audit Chamber Location: 3, 3-y Syromyatnicheskiy Per., bldg. 9, block 3, Moscow, Russia, 105120
Financial year(s) or other accounting period which was (were) subject to an independent audit of accounting reports (financial statements) of the Issuer; type of accounting reports (financial statements) of the Issuer which were subject to an independent audit:
PwC Audit (hereinafter referred to as the “Auditor”) has audited the following:
1. The Issuer’s accounting reports for 2010 and 2011 prepared in accordance with Russian Accounting Standards (hereinafter referred to as “RAS”);
2. Consolidated financial statements of FGC UES Group for 2010 and 2011 prepared in accordance with IFRS.
Factors that may affect the independence of the Auditor from the Issuer, including information on any material interests connecting the Auditor (Auditor’s officials) with the Issuer (Issuer’s officials):
There are no factors that may affect the independence of the Auditor from the Issuer. There are no material interests connecting the Auditor (Auditor’s officials) with the Issuer (Issuer’s officials).
Share in the Issuer’s authorized capital held by the Auditor (Auditor’s officials):
The Auditor (the Auditor’s officials) do(es) not have any shares in the authorized capital of the Issuer.
Loans granted to the Auditor (Auditor’s officials) by the Issuer:
The Issuer has not granted any loans to the Auditor (Auditor’s officials).
Close business relations (participation in the promotion of the Issuer’s products (services), joint business, etc.) or affinity:
There are no such relations or affinity.
Information on the Issuer’s officials that are at the same time the Auditor’s officials (Auditor):
There are no Issuer’s officials that are at the same time the Auditor’s officials (Auditor).
Measures taken by the Issuer and the Auditor to reduce the impact of the above factors:
Since as of the date of the approval of this Prospectus there are no factors that can affect the independence of the Auditor from the Issuer, this Prospectus does not contain information on measures taken by the Issuer and the Auditor to reduce the impact of the above-mentioned factors.
However, if such factors occur in the future, the main measure taken by the Issuer to reduce the impact of the above-mentioned factors will be careful examination of the independence of the proposed Auditor from the Issuer and the absence of the above-mentioned factors.

In addition, to reduce the impact of the above-mentioned factors, the Issuer and the Issuer’s management bodies will not carry out its (their) activities together with the Auditor, will not grant loans to the Auditor and will not hire the Auditor’s officials. Both the Issuer and the Auditor shall comply with provisions of applicable Russian legislation.
Procedure for selecting the Issuer’s Auditor:
Tender procedure for selecting an Auditor and its general terms and conditions:
In accordance with sub-clause 13 clause 10.2 Article 10 of the Company’s Articles of Association, the Company’s Auditor shall be approved by the General Meeting of FGC UES Shareholders. The Auditor was selected by the Issuer from among organizations, which are licensed to perform general audits, have no property interests with the Issuer and are not affiliated with the Issuer and/or its affiliates, via a tender procedure that takes into account the Auditor’s professional level and the cost of its services.
Procedure for nominating an Auditor to be approved by the General Meeting of Shareholders (members), the management body that makes an appropriate decision:
An Auditor to perform an independent audit of the Issuer’s annual accounting reports shall be proposed by the Issuer’s Board of Directors or shareholder(s) that hold in aggregate at least 2% of the Issuer’s voting shares.
The Annual General Meetings of Shareholders resolved to approve Closed Joint Stock Company PricewaterhouseCoopers Audit as the Company’s Auditor for 2010 and 2011.
Information on activities performed by the Auditor within special audit engagements:
The Auditor has not performed any activities within special audit engagements.
Procedure for determining the Auditor’s remuneration:
The determination of the Auditor’s remuneration falls within the competence of the Company’s Board of Directors (Article 15.1 (sub-clause 13) of the Articles of Association of FGC UES).
Actual remuneration paid by the Issuer to the Auditor based on results of each financial year or any other financial period in respect to which the Auditor performed an independent audit of accounts and financial (accounting) statements of the Issuer:
The actual remuneration (including VAT) paid by the Issuer to the Auditor for the compulsory audit of the Issuer’s accounts prepared in accordance with RAS and for the audit of consolidated statements of the FGC UES Group prepared in accordance with IFRS for different years was:
for 2010: RUB 49,560,000;
for 2011: RUB 47,790,000.
Information on deferred or overdue payments for the Auditor’s services:
There are no deferred or overdue payments for the Auditor’s services.

Full company name: Limited Liability Company RSM RUS (until 08/20/2013) Limited Liability Company RSM Top-Audit).
Abbreviated corporate name: OOO RSM RUS (until 08/20/2013 - OOO RSM Top-Audit)
INN: 7722020834
OGRN: 1027700257540
Location: 4, Pudovkin St., Moscow, Russia, 119285
Telephone: (495) 363-2848
Fax: (495) 981-4121
E-mail: mail@top-audit.ru

Information on the Auditor’s membership in self-regulating auditing organizations:
Full name: Non-Commercial Partnership “Audit Association Sodruzhestvo”
Location: 21, bldg. 4, Michurinsky Prospect, Moscow, Russia, 119192

Financial year(s) or other accounting period which was (were) subject to an independent audit of accounting reports (financial statements) of the Issuer; type of accounting reports (financial statements) of the Issuer which were subject to an independent audit:
OOO RSM Top-Audit (08/20/2013 was renamed to OOO RSM RUS) (hereinafter referred to as the “Auditor”) has audited the following:
1. The Issuer’s accounting reports for 2012 prepared in accordance with Russian Accounting Standards (hereinafter referred to as “RAS”);
2. Consolidated financial statements of FGC UES Group for 2012 prepared in accordance with IFRS.
3. Consolidated financial statements of FGC UES Group for 6 months of 2013 prepared in accordance with IFRS. With respect to these statements, the Auditor that conducted the audit of FGC UES Group’s consolidated financial statements for 2012 prepared in accordance with IFRS conducted a review in accordance with the International Standard on Review Engagements 2410 “Review of Interim Financial Information by the Independent Auditor of the Entity.”
No procedures with respect to the Issuer’s quarterly accounting statements for 9 months of 2013 attached to this Prospectus have been performed by the Auditor who audited the Issuer’s accounting reports for 2012 prepared in accordance with IFRS, and no opinion was expressed as to the fairness of these reports.

Factors that may affect the independence of the auditor from the Issuer, including information on any material interests connecting the Auditor (Auditor’s officials) with the Issuer (Issuer’s officials):
There are no factors that may affect the independence of the Auditor from the Issuer. There are no material interests connecting the Auditor (Auditor’s officials) with the Issuer (Issuer’s officials).
Share in the Issuer’s authorized capital held by the Auditor (Auditor’s officials):
The Auditor (the Auditor’s officials) do(es) not have any shares in the authorized capital of the Issuer.
Loans granted to the auditor (Auditor’s officials) by the Issuer:
The Issuer has not granted any loans to the Auditor (Auditor’s officials).
Close business relations (participation in the promotion of the Issuer’s products (services), joint business, etc.) or affinity:
There are no such relations or affinity.
Information on the Issuer’s officials that are at the same time the Auditor’s officials (Auditor):
There are no Issuer officials that are at the same time the Auditor’s officials (Auditor).
Measures taken by the Issuer and the Auditor to reduce the impact of the above factors:
Since as of the date of the approval of this Prospectus there are no factors that can affect the independence of the Auditor from the Issuer, this Prospectus does not contain information on measures taken by the Issuer and the Auditor to reduce the impact of the above-mentioned factors.
However, if such factors occur in the future, the main measure taken by the Issuer to reduce the impact of the above-mentioned factors will be careful examination of the independence of the proposed Auditor from the Issuer and the absence of the above-mentioned factors.
In addition, to reduce the impact of the above-mentioned factors, the Issuer and the Issuer’s management bodies will not carry out its (their) activities together with the Auditor, will not grant loans to the Auditor and will not hire the Auditor’s officials. Both the Issuer and the Auditor shall comply with provisions of applicable Russian legislation.
Procedure for selecting the Issuer’s Auditor:
Tender procedure for selecting an Auditor and its general terms and conditions:
In accordance with sub-clause 13 clause 10.2 Article 10 of the Company’s Articles of Association, the Company’s Auditor shall be approved by the General Meeting of FGC UES’ Shareholders. In accordance with requirements of part 4 Article 5 of Federal Law No. 307-FZ “On Auditing Activities” (dated December 30th, 2008), a counterparty shall be selected by means of bidding in the form of an open tender as provided for in Federal Law No. 94-FZ (dated July 21st, 2005) “On Placing Orders for Supply of Goods, Performance of Work and Provision of Services for State and Municipal Requirements” (hereinafter – Law). The qualifying criteria for choosing the winning bidder are determined by the Law and Resolution of the Russian Federation Government No. 722 (dated September 10th, 2009) “On Approval of Rules for Evaluation of Bids for the Right to Conclude State or Municipal Contracts (Civil Law Contracts with Budget-Funded Entities) for Supply of Goods, Performance of Work and Provision of Services for the Needs of Customers.”

Procedure for nominating an Auditor to be approved by the General Meeting of Shareholders (members), the management body that makes an appropriate decision:
An Auditor to perform an independent audit of the Issuer’s annual accounting reports shall be proposed by the Issuer’s Board of Directors or shareholder(s) that hold in aggregate at least 2% of the Issuer’s voting shares. On June 29th, 2012 and June 27th, 2013, the Annual General Meetings of Shareholders resolved to approve Limited Liability Company “RSM Top Audit” (renamed as Limited Liability Company “RSM RUS” on August 20th, 2013) as the JSC FGC UES’ auditor.

Information on activities performed by the Auditor within special audit engagements:

The Auditor has not performed any activities within special audit engagements.

Procedure for determining the Auditor’s remuneration:
The determination of the Auditor’s remuneration falls within the competence of the Company’s Board of Directors (Article 15.1 (sub-clause 13) of the Articles of Association of FGC UES).
Actual remuneration paid by the issuer to the Auditor based on results of each financial year or any other financial period in respect to which the Auditor performed an independent audit of accounts and financial (accounting) statements of the Issuer:
The actual remuneration (including VAT) paid by the Issuer to the Auditor for the compulsory audit of the Issuer’s accounts prepared in accordance with RAS and for the audit of consolidated statements of FGC UES Group prepared in accordance with IFRS for 2012 was: 7,733,050.84 rubles.
The actual remuneration (including VAT) paid by the Issuer to the Auditor for the review of consolidated statements of FGC UES Group prepared in accordance with IFRS for 6 months of 2013 was RUB 3,375,000.00.
Information on deferred or overdue payments for the Auditor’s services:
There are no deferred or overdue payments for the Auditor’s services.

1.4. Information on the Issuer’s appraiser

For the purposes of:
determining the market value of securities to be placed: appraiser was not engaged;
determining the market value of assets to be transferred as payment for securities to be placed: appraiser was not engaged;
determining the market value of assets to be pledged under the Issuer’s bonds: appraiser was not engaged;
Information on appraiser of the Issuer which is an incorporated investment fund:
The Issuer is not an incorporated investment fund.

1.5. 1.5. Information on the Issuer’s advisors
The securities market financial advisor and other persons providing consulting services to the Issuer related to the issue of securities being signatories to this Prospectus:
No securities market financial advisor or other persons providing consulting services to the Issuer related to the issue of securities were engaged in or signed this Prospectus.

1.6. Information on other signatories to this Prospectus
The person who provided security for bonds of the issue and other signatories to the Prospectus that were not specified in previous clauses of this section:
Chief Accountant of Open Joint Stock Company Federal Grid Company of Unified Energy System
Full name: Andrey Pavlovich Noskov

Year of birth: 1971

Primary place of employment and position: Open Joint Stock Company Federal Grid Company of Unified Energy System, Director for Accounting and Reporting, Head of the Accounting Department (Chief Accountant).

There are no other signatories to this Prospectus that were not specified in this section.

II. Summary information on the number, period and terms of placement for each class, category (type) of issue-grade securities to be placed

2.1. Kind, category (type) and form of securities to be placed;

Class of securities: shares
Category of shares: ordinary
The securities are not convertible securities.
Form of securities: registered, uncertified

2.2. Nominal value of each class, category (type), series of issue-grade securities to be placed

Nominal value of each issued security (additional issue), RUB: 0.50
The securities shall have nominal value as provided by the legislation of the Russian Federation.

2.3. Expected issue in monetary terms and the number of issue-grade securities to be placed

Planned number of securities to be issued: 9,431,399,773 (nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three) shares.

Total nominal value of the securities issue: 4,715,699,886 (four billion seven hundred and fifteen million six hundred and ninety-nine thousand eight hundred and eighty-six) rubles 50 kopecks.

2.4. Offering price (the procedure for determining the price) of issue-grade securities

The offering price of shares for persons included in the list of persons enjoying the pre-emptive right to purchase shares as well as for other buyers of shares of this additional issue shall be determined by the Issuer’s Board of Directors in accordance with Articles 36 and 77 of the Federal Law on Joint Stock Companies after the expiration of the pre-emptive right to purchase shares and not later than the placement commencement date.

The offering price of shares determined by the Issuer’s Board of Directors shall be the same for persons included in the list of persons enjoying the pre-emptive right to purchase shares and for other buyers of shares of this additional issue.

Information on the offering price of shares and the offering price of shares for persons enjoying the pre-emptive right to purchase shares shall be disclosed by the Issuer simultaneously with information on the placement commencement date in the manner required by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus in accordance with the Federal Law “On the Securities Market” and regulations of the federal agency for the securities market not later than the placement commencement date.

2.5. Procedure and terms for placement of issue-grade securities

The procedure for determining the placement commencement date:

The commencement date for placement of shares of this additional issue among persons enjoying the preemptive right to purchase shares to be placed as well as among other persons shall be set by a decree of the Issuer’s sole executive body after the State registration of this additional share issue. The placement commencement date set by the Issuer’s sole executive body shall not be earlier than the date of expiration of the pre-emptive right to purchase shares specified in Clause 8.5 of this Resolution on the Additional Issue of Securities (hereinafter referred to as the “Resolution on the Additional Issue of Securities”) and Clause 9.3 of the Securities Issue Prospectus related to this additional issue (hereinafter referred to as the “Securities Issue Prospectus”) and later than thirty-one (31) days before the end date for placing additional shares of this issue specified in Clause 8.2 of the Resolution on the Additional Issue of Securities and Clause 2.5 of the Prospectus to the Issuer.

Placement of shares of this additional issue among persons enjoying the pre-emptive right to purchase shares to be placed as well as among other persons may not commence before the date from which the Issuer provides access to the Securities Issue Prospectus.

The Issuer shall disclose information on the placement commencement date simultaneously with information on the offering price in the manner required by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus in accordance with the Federal Law “On the Securities Market” and regulations of the federal agency for the securities market not later than on the placement commencement date.

The procedure for determining the placement end date:
Placement end date: The placement end date shall be February 20th, 2014 or the date on which the last share of the issue is placed, whichever is the earlier.

The procedure for disclosing such information:
Information of the State registration of the additional issue of equity securities and access procedures to the information contained in the Prospectus shall be published by the Issuer within the following time periods starting from the date said notification is published on the website of the registration authority or from the date the Issuer receives a written notice from the registration authority of the State registration of the additional issue of securities delivered by post, fax or electronic mail or served against signature, whichever is the earlier:
- in the newswire of the Interfax information agency: not later than within one (1) day;
on the web-page of the information distributor on the securities market - Interfax information agency
(http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.

Notification of the securities placement commencement date shall be published by the Issuer within the following time periods:
-in the newswire of the Interfax information agency: not later than on the securities placement commencement date;
-on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than on the securities placement commencement date;
-on the Issuer’s website (http://www.fsk-ees.ru): not later than on the securities placement commencement date.

Placement method: Public offering

The pre-emptive right to purchase securities to be placed and the date of compiling the list of persons enjoying the said pre-emptive right:

Pursuant to Articles 40 and 41 of Federal Law No. 208-FZ on Joint Stock Companies, the Issuer’s shareholders shall enjoy the pre-emptive right to purchase additional shares to be placed via public offering pro rata to the number of the Issuer’s ordinary registered shares held by such persons.

The date of compiling the list of persons enjoying the pre-emptive right to purchase the securities to be placed:

The list of persons enjoying the pre-emptive right to purchase additionally placed shares shall be compiled based on the data of the Issuer’s shareholders register on the date of the decision of JSC FGC UES’ Board of Directors authorizing the issue of additional shares (November 12th, 2013).

No securities shall be placed until expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above pre-emptive right.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided by Clause 8.5 Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus to the Issuer.

In the opinion of the Issuer, there are no other material terms for the placement of securities.

2.6. Procedure and terms of payment for issue-grade securities to be placed

Payment period, mode (monetary funds, non-monetary assets) and procedure with respect to the securities to be placed:

Payments shall be made in monetary form.

Securities payment terms and procedure:

Buyers/Applicants may pay for the shares by bank transfer in the currency of the Russian Federation.

The securities of this additional issue shall be placed only upon their full payment.

The obligation to pay for the shares to be placed with funds shall be considered fulfilled on the date the funds are available on the Issuer’s settlement account.

The shares shall be credited to the personal accounts of the Buyers/Applicants (personal accounts of nominee holders specified by the Buyers/Applicants) in the register of holder of registered securities of the Issuer (personal account of the nominal holder of the Central Depository) only upon their full payment and not later than on the shares placement end date.

Payment period:

Persons exercising the pre-emptive right to purchase additional shares shall pay for the shares within five (5) business days from the day when the offering price for additional shares is published in the newswire of the Interfax information agency (not including the day on which this information is disclosed).

If the shares are placed outside the pre-emptive right, such shares shall be fully paid by the Buyers who received a letter of acceptance not later than four (3) business days prior to the placement end date (including the placement end date).

Form of wireless transfers: settlements by payment orders

Information on the credit institution
Full name of the credit organization: Open Joint Stock Company “Gazprombank”
Abbreviated name: GPB (OAO)
Location: bldg. 1, 16, Nametkina str., Moscow, 117420, Russia oper. acc. 40702810800000013049
BIC 044525823
cor. acc. 30101810200000000823
INN 7744001497
KPP: 997950001
Payee’s name: JSC FGC UES
Beneficiary’s INN 4716016979

Non-monetary payments are not possible.

2.7. Procedure and terms for concluding contracts in the course of placing issue-grade securities

The procedure and terms for concluding contracts in the course of the placement of securities, including the form, method, place and date of such contracts:

Authorized persons may exercise the pre-emptive right to purchase securities.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided by Clause 8.5 Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus to the Issuer.

The placement of additional shares outside the pre-emptive right shall be carried out through additional share purchase agreements (hereinafter referred to as the “Share Purchase Agreement”). For the purpose of Share Purchase Agreements, on the placement date the Issuer shall publish an invitation to the general public to make offers (hereinafter referred to as the “Offers”) to purchase additional shares (hereinafter referred to as the “Invitation to Make Offers” on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru).

Upon publication by the Issuer of the Invitation to Make Offers to purchase additional shares, the potential buyers of additional shares may make Offers to purchase shares by submitting written offers to the Issuer. Offers may be submitted to the Issuer not later than twelve (12) business days prior to the placement end date (inclusive).

Procedure for submitting Offers and receiving acceptance, including actions deemed as the acceptance of the submitted Offer, the acceptance period:

Offers to purchase additional shares of this additional issue shall be submitted on business days from 10:00 AM to 3:00 PM (Moscow time) at the following address: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company “Registrar Company STATUS” or sent by mail at: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, CJSC STATUS.

Each Offer shall contain the following details:

- title: “Offer to Purchase Shares of Open Joint Stock Company Federal Grid Company of Unified Energy System”;
- first, middle and last names of the potential Buyer (for individuals);
- full name of the potential Buyer which is a legal entity (if applicable);
- name of the potential Buyer which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);
- taxpayer identification number of the potential Buyer (if available); - residence (location) of the potential Buyer;
- for individuals: passport details (passport series, number and date of issue, issuing authority);
- for legal entities: registration details of legal entities (including for Russian legal entities: information on the State registration of legal entities / entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate, Primary State Registration Number (OGRN));
- consent of the person making the Offer to purchase the number of securities specified in the Offer at the offering price as defined by the Issuer’s Board of Directors in compliance with the Resolution on the Additional Issue of Securities and the Prospectus;
- the number of acquired securities that can be expressed in one of the following ways:
- the exact number of shares in a numeric expression, which the Buyer undertakes to purchase;

- the minimum number of shares, which the Buyer undertakes to purchase. The fact that the minimum number is specified means that the Buyer offers to purchase any number of shares but not less than the specified minimum number;
- the maximum number of shares, which the Buyer undertakes to purchase. The fact that the maximum number is specified means that the Buyer offers to purchase any number of shares but no more than the specified maximum number;
- the minimum and the maximum number of shares, which the Buyer undertakes to purchase. The fact that the minimum and the maximum numbers are specified means that the Buyer offers to purchase any number of shares to be placed but not less than the specified minimum number and no more than the specified maximum number;
the Purchaser’s personal account number and bank details in the Issuer’s share register for the purpose of transferring shares to be purchased to such account. If shares are to be entered in the Issuer’s share register to the personal account of the nominee holder of the depository, which is given a status of a central securities depository under Federal Law No. 414-FZ “On Central Securities Depository” dated December 7th, 2011, the following data shall be specified:

- full legal name of the Non-Bank Credit Organization of Closed Joint-Stock Company “National Settlement Depository”,
- data on the State registration of the Central Securities Depository (OGRN, name of State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the personal account of the nominee holder of the Central Securities Depository in the Issuer’s share register,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into by the Central Securities Depository and the Buyer.
If the Buyer’s custody account is maintained (with respect to securities to be placed) by a nominee holder, which, in its turn, is a depositor of the Central Securities Depository, the following shall also be specified:

- full legal name of the said nominee holder,
- data on the State registration of the said nominee holder (OGRN, name of State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the custody account of the nominee holder of the said depositary with the Central Depository,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into between the said depository and the Buyer, the Buyer’s full legal name (or full name in case the Buyer is an individual) (with respect to securities to be placed),
Then, this information shall be specified up to the nominee holder in which the Buyer has the custody account (with respect to securities to be placed));

- contact details (postal address and fax number with the area code) for the purpose of sending a letter of acceptance of the Offer; as well as a reference (a unique identification number for carrying out transactions in the Central Securities Depository);
- a reference to the fact that the place of the Share Purchase Agreement to be entered into based on the Offer is Moscow.
     The Offer is recommended to contain the data on the Buyer’s banking details for a possible cash refund.

The Offer shall be signed by the potential Buyer (or its representative by operation of law) or a person acting on behalf of the potential Buyer by proxy; in case of legal entities the Offer shall bear a seal (if available). If the Offer is signed on behalf of the potential Buyer by its representative by operation of law or by proxy, it shall be accompanied by a document (or a notarized copy thereof) that confirms the powers of such person.

The Offer may be supported by financial guarantees that secure the performance of the Offeror’s obligations to pay for shares if the Issuer accepts its Offer.

If, subject to the requirements of the law, additional shares in the amount set forth in the Offer may be purchased by the Offeror only with the prior consent of the anti-monopoly authority, the Offeror shall attach a copy of such approval of the anti-monopoly authority to the Offer.

The Issuer may establish a recommended form of the Offer. In this case, the Issuer shall publish such form on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru) not later than on the date of publishing the Invitation to make Offers to purchase shares.

The Issuer shall register the submitted Offers in a special register of submitted Offers on the day of their receipt.

The Issuer’s response about acceptance of the Offer (acceptance) shall be sent to the Buyers chosen by the Issuer at its discretion from among the Buyers that made Offers in line with Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer shall reject Offers if such Offers are not submitted within the period specified in this Resolution on the Additional Issue of Securities or if they do not meet the requirements established by the Russian laws, the Resolution on the Additional Issue of Securities and the Prospectus.

The Issuer may make a decision to accept the Offer not later than (7) business days prior to the placement end date (including this date).

The Issuer’s letter of acceptance shall be considered as acceptance of a submitted Offer.

A letter of acceptance shall be delivered in person to the Buyer or to its authorized representative or mailed to the Buyer at the address specified in the Offer on the day when the Issuer makes a decision to accept the Offer. The letter of acceptance shall specify the number of approved shares out of those specified in the Offer of the potential Buyer, and the monetary value of securities placement determined by the Issuer’s Board of Directors, as well as a reference for carrying out a transaction with the Buyer’s custody account in case shares are transferred to the custody account in the Central Securities Depository. The date of receipt by the Buyer of the letter of acceptance shall be the earlier of:

a) the date of personal delivery of the Issuer’s letter of acceptance to the Buyer or its authorized representative;
b) the date of delivery of the letter of acceptance to the Buyer by mail to the mailing address of the Buyer specified in the Offer;
The Share Purchase Agreement shall be deemed concluded in writing on the day when the Offeror receives the letter of acceptance, unless otherwise provided for by applicable laws. The place of the Share Purchase Agreement shall be Moscow (place of the Share Purchase Agreement in accordance with the Offer). At the request of the potential Buyer, the Share Purchase Agreement may be executed in writing in the form of a single document.

The Buyer may apply for signing the Share Purchase Agreement daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays, at the following address: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630. The Agreement shall be signed only after the Buyer has received the acceptance of its Offer.

The number of additional shares specified in the Offer and approved by the Issuer shall be fully paid by the Buyers not later than three (3) business days prior to the placement end date (including this date).

The Buyer shall pay for the purchased shares in accordance with the payment terms and conditions specified in the Share Purchase Agreement and pursuant to the procedure established by Clause 8.6 of the Resolution on the Additional Issue of Securities.

If the Buyer fails to fulfill its payment obligations with respect to the purchased shares, the Issuer may refuse to perform its counter-obligation to transfer the shares to the Buyer.

In case of partial discharge by the Buyer of its obligation to pay for the purchased shares, the Issuer may:
     - refuse to perform its counter-obligation to transfer the shares and return all the funds received as set forth in this Clause to the Buyer, or
     - transfer to the Buyer the shares in the amount actually paid for by the Buyer.
In case the Issuer refuses to perform its counter-obligation to transfer the shares if the Buyer paid for the shares to be purchased only partially or paid fully but upon expiration of the above period, the funds received as a partial performance of the obligation to pay for the shares or, respectively, the total funds paid by the Buyer for the shares shall be returned to the Buyer within sixty (60) days following the end date for the placement of securities. Monetary assets shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for refund.

If the value of funds transferred to the Issuer for additional shares exceeds the total cost of such additional shares, the surplus shall be returned to the Buyer not later than within sixty (60) days from the securities placement end date. The funds shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for refund.

Agreements concluded with respect to the share placement may be amended and/or terminated on the grounds and in accordance with the procedure set forth in Chapter 29 of the Russian Civil Code.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.
The person to which the issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first buyer (registrar, first buyer) and other conditions of delivery of a transfer order:

Registrar’s full corporate name: Closed Joint-Stock Company “Registrar Company STATUS”
Abbreviated corporate name: CJSC STATUS
Location: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544.
License of the securities market professional to maintain share registers: No. 10-000-1-00304
Date of license issue: March 12th, 2004
License period: unlimited
Issuing authority: Russian Federal Financial Markets Service

After the State registration of the additional issue of securities, the Issuer shall submit to the registrar the registered Resolution on the Additional Issue of Securities, and the additionally issued securities shall be credited to the Issuer’s custody account opened in the Issuer’s share register maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clauses 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Buyer pays for the securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as a basis for making a credit entry in the personal account of the Buyer or the nominal holder with the Central Securities Depositary specified in the Buyer’s Offer.

The Registrar shall, not later than on the securities placement end date, debit the Issuer’s account specified in the transfer order for the respective number of securities of this additional issue and credit them to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer.

The securities shall be deemed placed in favor of the Buyer from the day when the record on transfer of the securities to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer is entered into the Issuer’s share register.

Additional shares shall be placed in favor of persons enjoying the pre-emptive right to purchase additional shares pursuant to the procedure established by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be placed by subscription via competitive bidding.

The Issuer shall not engage securities traders to assist with the placement of securities.

The Issuer does not intend to place securities outside the Russian Federation by placing respective foreign securities.
However, nothing shall limit the pre-emptive right to acquire shares, including THE BANK OF NEW YORK MELLON (BNY Mellon), Inc. acting as the issuer of foreign securities certifying rights in respect of the Issuer’s shares in accordance with depository agreements dated 02/29/2008 as amended by additional instructions of depository receipt holders No.2 dd.06/28/2013.

Simultaneously with the placement of securities, there are no plans to make an offer to acquire, including outside the Russian Federation, by placing respective foreign securities, earlier placed (circulating) securities of the Issuer of the same class and category (type).

The Issuer and/or its representatives do not intend to enter into preliminary agreements providing the obligation to conclude a master agreement in the future aimed at the disposal of the securities to be placed to the first owner or receive preliminary applications for the purchase of securities to be placed.
Pursuant to Clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 “On Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security,” the Issuer is a business entity of strategic importance for national defense and state security. In this regard, disposition of the Issuer’s securities to the first owners during their placement may require making a resolution on the prior approval of the said agreements in accordance with the specified Federal Law.
Pursuant to Clause 3 Article 2 of the above-mentioned Federal Law, if transactions carried out by foreign states, international organizations or entities under their control may result in obtaining by such states, organizations or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities of strategic importance for national defense and state security or may result in the right to block decisions of the governing bodies of such business entities, such transactions are subject to prior approval as provided for by this Federal Law.

2.8. Potential purchasers of issue-grade securities to be placed

Shares are placed via public subscription among an indefinite and unlimited range of persons.

2.9. Procedure for the disclosure of placement and placement results for issue-grade securities

The Issuer shall disclose information at each stage of the share issue in the form of quarterly reports and corporate action announcements in accordance with Federal Law No. 39-FZ dated April 22nd, 1996 “On the Securities Market” (as amended), Federal Law No. 208-FZ dated December 26th, 1995 on Joint Stock Companies (as amended), the Regulations on Information Disclosure by Securities Issuers approved by Order of the Russian Federal Financial Markets Service No. 11-46/pz-n dated October 4th, 2011 (hereinafter referred to as the “Regulations”), the Resolution on the Additional Issue of Securities and the Prospectus.

If on the date of an event to be disclosed by the Issuer as required by applicable federal laws and regulatory documents of the Bank of Russia or other authorized regulatory, controlling or supervisory body in the area of financial markets another procedure and period for disclosure of such event take effect, which differ from those provided by the Resolution on the Issue of Securities and the Prospectus, information on such event shall be disclosed in a manner and within a period provided for by federal laws and regulatory documents of the Bank of Russia or other authorized regulatory, controlling or supervisory body in the area of financial markets effective as of the date of such event.

All information to be disclosed by the Issuer on the website in accordance with the Regulations and other documents of the Bank of Russia or other authorized regulatory, controlling or supervisory body in the area of financial markets shall be available within the periods stipulated by such regulations on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru).

The Issuer shall provide any interested person with access to the information contained in each notice, including in corporate action announcements published by the Issuer in accordance with the Regulations, as well as in the registered Resolution on the Additional Issue of Securities, the Prospectus and changes and/or amendments thereto, in the notice of the results of the additional issue of securities, quarterly reports, other documents to be disclosed as required by Chapter VIII of the Regulations by placing the copies of such documents at the address (location) of the Issuer’s permanent executive body as stated in the Unified State Register of Legal Entities.

The Issuer shall provide a copy of each statement, including a copy of each corporate action announcement published by the Issuer in accordance with the Regulations and a copy of the registered Resolution on the Additional Issue of Securities, the Prospectus and changes and/or amendments thereto, the notice of the results of the additional issue of securities, copies of quarterly reports and other documents to be disclosed as required by Chapter VIII of the Regulations, to holders of the Issuer’s securities and other interested parties at their request for a fee not exceeding the cost of such copies within seven (7) days from the date of request.

The copies of the documents, the period of retention of which by the Issuer in accordance with the laws of the Russian Federation is not permanent, shall be provided by the Issuer at the request of interested parties within the periods established for retention of such documents.

The copies provided by the Issuer shall be certified by the Issuer’s authorized person.

Should the last day of the period, during which the Issuer shall, in accordance with the Regulations, disclose information or provide a copy of the document containing information to be disclosed, fall on a non-business day and/or holiday, the date of expiration of such period shall be the business day immediately following such day.

The State registration of the issue (additional issue) of securities shall be followed by the registration of the Prospectus.

The document which contains actual results of placement of securities and which the Issuer intends to submit to a registration body after the placement of securities is completed shall be the notice of the results of the additional issue of securities.

Procedure for disclosing information at each stage of the securities issue:

1) At the stage of making a decision to place securities, information shall be disclosed by the Issuer by publishing the corporate action announcement “On Stages of the Issuer’s Securities Issue” in the newswire and on the web-pages of the information distributor on the securities market – the information agency and the Issuer. Notification of the decision to place securities shall be published by the Issuer within the following period from the date of the minutes (date of expiration of the period established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized body which resolved to place securities:

- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.

2) At the stage of approval of the Resolution on the Additional Issue of Securities, information shall be disclosed by the Issuer by publishing the corporate action announcement “On Stages of the Issuer’s Securities Issue” in the newswire and on the web-pages of the information distributor on the securities market – the information agency and the Issuer. Notification of the approval of the Resolution on the Additional Issue of Securities shall be published by the Issuer within the following period from the date of the minutes (date of expiration of the period established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized body that resolved on the additional placement of securities:

- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.

3) Information on the State registration of the additional issue of securities shall be disclosed by the Issuer by publishing the corporate action announcement “On Stages of the Issuer’s Securities Issue” in the newswire and on the web-pages of the information distributor on the securities market – the information agency and the Issuer. Notification of the State registration of the additional issue of equity securities shall be published by the Issuer within the following time periods starting from the date the said notification is published on the website of the registration authority or from the date the Issuer receives a written notice from the registration authority of the State registration of the additional issue of securities delivered by post, fax or electronic mail or served against signature, whichever is the earlier:
- in the newswire: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
Information on the website shall be published after its publication in the newswire.

The text of the registered Resolution on the Additional Issue of Securities and the text of the registered Prospectus shall be published on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website (http://www.fsk-ees.ru) not later than within two (2) days from the date information on the State registration of the additional issue of the Issuer’s securities is published on the registration authority’s website or from the date the Issuer receives a written notice of State registration of the additional issue of the Issuer’s securities from the registration authority delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

The text of the registered Resolution on the Additional Issue of Securities shall be available on the website from the date of expiration of the period established by the Resolution on its publication on the website or (if such text is published upon expiration of the above period) from the date of its publication on the website to the date of redemption (cancellation) of all securities of such issue.
The text of the registered Prospectus shall be available on the website from the date of expiration of the period established by the Regulations on its publication on the website or (if such text is published on the website upon expiration of the above period) from the date of its publication on the website until the expiration of at least 5 years from the date the text of the registered notice of the additional issue of securities is published on the website.

Starting from the date of the State registration of the additional shares issue, all interested persons may have access to the Resolution on the Additional Issue of Securities and Prospectus and obtain copies thereof at the following address of JSC FGC UES: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630, phone: (495) 710-92-02, fax: (495) 710-96-41, the Issuer’s website: http://www.fsk-ees.ru, web-page of the information distributor on the securities market - Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379.

The Issuer shall provide copies of the above documents to holders of the Issuer’s securities and other interested persons at their request for a fee not exceeding the cost of such copy not later than within seven (7) days from the date of request.

4) Not later than ten (10) days after the State registration of additionally issued securities, the Issuer shall notify the persons enjoying the pre-emptive right to purchase additionally placed securities of the possibility of exercising the said rights by publishing a notice in the Rossiyskaya Gazeta newspaper and by sending it by registered mail (or personal delivery) to each person specified in the list of persons authorized to purchase additionally placed shares.

Not later than ten (10) days after the State registration of additional issue of securities, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares in the newswire of the Interfax information agency in the form of a corporate action announcement with respect to the details which, according to the Issuer, have a significant impact on the cost of its equity securities and, at the same time, publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru.

5) Information on the share offering price shall be disclosed by the Issuer simultaneously with disclosure of information on the placement commencement date and shall be published by the Issuer within the following terms:

- in the newswire of the Interfax information agency: not later than on the securities placement commencement date;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than on the securities placement commencement date;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than on the securities placement commencement date.

6) Information on the placement commencement date shall be disclosed by the Issuer simultaneously with disclosure of information on the share offering price and shall be published by the Issuer within the following terms:

- in the newswire of the Interfax information agency: not later than on the securities placement commencement date;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than on the securities placement commencement date;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than on the securities placement commencement date.

     If the Issuer decides to change the securities placement commencement date, the notification of such change shall be published by the Issuer in the newswire and on the web-pages of the information distributor on the securities market – the information agency and the Issuer. The Issuer shall publish the notification of the change of the securities placement commencement date within the following periods:
- in the newswire of the Interfax information agency: not later than within one (1) day prior to such date;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within one (1) day prior to such date;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within one (1) day prior to such date.
       Information on the website shall be published after its publication in the newswire.

7) The Issuer shall disclose information on its intent to submit the notice of the results of the additional issue of securities to a registering body on the news-wire of Interfax Agency, on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru) not later than two (2) days after the State registration of this additional issue of securities.

8) Within one (1) day after summing up the results of exercising the pre-emptive right to purchase the shares, the Issuer shall disclose the relevant information in the newswire of the Interfax information agency, on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=1) and on the Issuer’s web site (www.fsk-ees.ru). Such information shall specify the following:

- kind, category (type) and form of securities to be placed;
- securities offering price;
- actual commencement and end dates of the pre-emptive right;
- actual number of securities placed in favor of persons included in the list of persons enjoying the preemptive right to purchase additional shares;
- number of shares to be offered to the general public.

9) For the purpose of Share Purchase Agreements, on the placement date the Issuer shall publish an invitation to the general public to make Offers (hereinafter referred to as the “Offers”) on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=9) and on the Issuer’s web site (www.fsk-ees.ru).

10) If during the securities placement period the Issuer decides to change and/or amend the Resolution on the Additional Issue of Securities and/or the Prospectus and/or if during the securities placement period the Issuer receives a written request (instruction, order) of the state body authorized under the laws of the Russian Federation to suspend the securities placement, the Issuer shall suspend the placement of securities and publish a notification of suspension of securities placement in the newswire and on the website.

     Notification of suspension of securities placement shall be published by the Issuer within the following time periods from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body that resolved to change and/or amend the Resolution on the Additional Issue of Securities and/or the Prospectus or, in the event of the change of the terms as established by the Resolution to Place Securities, from the date of the minutes (from the expiration date as established by the laws of the Russian Federation for drawing up the minutes) of the meeting of the Issuer’s authorized management body that resolved to change such terms, or from the date the Issuer receives a written request (instruction, order) from a competent authority to suspend the placement of securities delivered by post, fax or electronic mail or served against signature, whichever is the earlier:
- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
     If the placement of securities is suspended due to the decision of the registrar to suspend the issue of securities, information on the suspension of securities placement shall be disclosed by the Issuer in the form of the corporate action announcement “On Suspension and Resumption of the Securities Issue”:

- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
     The date of the corporate action announcement of suspension of the securities issue shall be the day when information on the suspension of the Issuer’s securities issue is published on the registration authority’s web site or the day when the Issuer receives a written notice from the registration authority on suspension of the securities issue delivered by post, fax or electronic mail or served against signature, whichever is the earlier.

11) After the registration during the securities placement period of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or Prospectus, taking decision on the refusal to register such changes and/or amendments, receipt during the securities placement period of written notice (order, decision) of the competent authority authorizing to resume the securities placement (termination of grounds for suspension of securities placement), the Issuer shall publish a notification of the resumption of the securities placement in the newswire, on the web-page of the information distributor on the securities market - Interfax information agency and on the Issuer’s web site.
     Notification of the resumption of the securities placement shall be published by the Issuer within the following periods from the date of publishing information on the registration of changes and/or amendments to the Resolution on the Additional Issue of Securities and/or to the Prospectus or on the refusal to register such changes and/or amendments on the web site of the registration authority, or from the date when the Issuer receives a written notice from the registration authority of the registration of changes and/or amendments to the Resolution on the Additional Issue of Securities or refusal to register such changes and/or amendments, or a written notice (order, decision) of a competent authority of the resumption of the securities placement (termination of grounds for suspension of securities placement) delivered by post, fax or electronic mail or served against signature, whichever is the earlier:
- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
     If the placement of securities is resumed due to the decision of the registration authority to resume the issue of securities, the respective information shall be disclosed by the Issuer in the form of the corporate action announcement “On Suspension and Resumption of the Securities Issue”:
- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s web site (http://www.fsk-ees.ru): not later than within two (2) days.

     The date of the corporate action announcement of resumption of the securities issue shall be the date when information on the resumption of the Issuer’s securities issue is published on the registration authority’s website or the date the Issuer receives a written notice from the registration authority of the resumption of the securities issue delivered by post, fax or electronic mail or served against signature, whichever is the earlier.
     No resumption of the securities placement is allowed until notification of the resumption of securities placement is published in the newswire and on the website.

12) In the event of registration of changes to the Resolution on the Additional Issue of Securities and (or) the Prospectus, the Issuer shall publish the text of the registered changes to the Resolution on the Additional Issue of Securities and (or) the Prospectus on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=10) and on the Issuer’s website (http://www.fsk-ees.ru) not later than within two (2) days from the day when the information on the registration of the specified changes is published on the registration authority’s website or from the day when the Issuer receives a written notice from the registration authority of the registration of the specified changes delivered by post, fax or electronic mail or served against signature, whichever is the earlier. The text of changes to the Resolution on the Additional Issue of Securities and (or) the Prospectus published on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website (http://www.fsk-ees.ru) shall specify the date of registration of the specified changes and the name of the registration authority that registered the said changes.

The text of registered changes to the Resolution on the Additional Issue of Securities shall be available on the website from the date of expiration of the period established by the Resolution on its publication on the website or (if such text is published upon expiration of the above period) from the date of its publication on the website to the date of redemption (cancellation) of all securities of such issue.

The text of the registered changes to the Prospectus shall be available on the website from the date of expiration of the period established by the Regulations on its publication on the website or (if such text is published on the website upon expiration of the above period) from the date of its publication on the website until the expiration of at least 5 years from the date the text of the registered notice of the additional issue of securities is published on the website.

13) The Issuer shall disclose information in the event that the issue (additional issue) of securities is recognized as invalid or void in the form of the corporate action announcement “On Recognition of the Issue (Additional Issue) of the Issuer’s Securities as Invalid or Void” within the following periods from such event:
- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
     The date of the corporate action announcement of recognition of the issue (additional issue) of the Issuer’s securities as invalid shall be the day when information on the recognition of the issue (additional issue) of the Issuer’s securities as invalid is published on the registration authority’s website or the day when the Issuer receives a written notice from the registration authority of recognition of the issue (additional issue) of the Issuer’s securities as invalid delivered by post, fax or electronic mail or served against signature, whichever is the earlier.
     The date of the corporate action announcement of recognition of the issue (additional issue) of the Issuer’s securities as void shall be the day when the Issuer receives an effective judicial act (decision, decree, resolution) (the date of entry into force) on recognition of the issue (additional issue) of securities as void.

14) Information on the securities placement end date shall be disclosed by the Issuer in the form of the corporate action announcement “On Stages of the Issuer’s Securities Issue” within the following period from the securities placement end date:
- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.

15) At the stage of submitting the notice of the results of the additional issue of securities to a registering body, the Issuer shall disclose in the newswire of the Interfax information agency information in the form of a corporate action announcement with respect to stages of the equity securities issue, a corporate action announcement with respect to submission of the notice of the results of the additional issue of securities to a registering body within the following terms from the day when the Issuer submits (sends) the notice of the results of the additional issue of securities to a registering body: not later than within one (1) day;

- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days. Not later than within two (2) days from the day when the Issuer submits (sends) the notice of the results of the additional issue of securities to a registering body, the Issuer shall publish the text of the notice of the results of the additional issue of securities submitted to a registering body on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru.

The text of the notice of the results of the additional issue of securities shall be available on the web pages during at least twelve (12) months from the date of expiration of the period established by the Regulations for its publication in the Internet or, if such text is published upon expiration of the above period, from the date of its publication in the Internet and until the expiration of the period established by the Regulations for its publication in the Internet to ensure access to the text of the notice of the results of the additional issue of securities.

16) The Issuer shall disclose information in the form of corporate action announcements as provided by Russian applicable laws, including regulations of the federal agency for the securities market.

The Issuer shall disclose information in the form of a corporate action announcement within the following periods from the date of the respective corporate action:

- in the newswire of the Interfax information agency: not later than within one (1) day;
- on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379): not later than within two (2) days;
- on the Issuer’s website (http://www.fsk-ees.ru): not later than within two (2) days.
      Information on the website shall be published after its publication in the newswire.

The texts of corporate action announcements shall be available on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s website (http://www.fsk-ees.ru) during at least twelve (12) months from the date of expiration of the period established by the Regulations for their publication on the website or (if such texts are published upon expiration of the above period) from the date of their publication on the website.

17) The Issuer shall disclose information in the form of the Issuer’s quarterly reports as provided by Russian applicable laws, including regulations of the federal agency for the securities market.

The quarterly report shall be prepared based on results of each quarter.

The Issuer shall publish the text of the quarterly report on the web-pages of the security market informer – Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and the Issuer (http://www.fsk-ees.ru) not later than within forty-five (45) days from the date of expiration of the respective quarter.

The text of the quarterly report shall be available on the web-page of the security market informer – Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and the Issuer’s website during at least five (5) years from the date of expiration of the period established by the Regulations for its publication on the website or (if such text is published upon expiration of the above period) from the date of its publication on the website.
Not later than within one (1) day from the day when the quarterly report is published on the web-pages, a statement on the access to the information contained in the quarterly report shall be published in the newswire.

18) The Issuer shall disclose information as provided by section VIII of the Regulations (“Compulsory Disclosure of Information by Joint-Stock Companies”).

The Issuer and/or the registrar that maintains the Issuer’s share register shall provide a copy of this resolution on the issue (additional issue) of securities to interested persons at their request for a fee not exceeding the cost of such copy.

III. Summary information on the Issuer’s financial and economic position

3.1. Financial and economic performance of the Issuer

In accordance with Decree of the Russian Ministry of Finance № 186n, dated December 24, 2010, amendments were made to the business accounting regulations, which became effective in 2011, entailing alterations in the 2011 accounting policy of the Company. A detailed description of changes in the Company’s 2011 Accounting Policy is given in Clause 2.17 Section II “Accounting Policies” of the explanatory note to the Company’s 2011 RAS accounts (please see Annex No. 2 to this Prospectus).

Order No. 66n on Accounting Forms for Organizations (dated July 2nd, 2010) of the Russian Ministry of Finance (hereinafter referred to as “Order No. 66n dated July 2nd, 2010”) became applicable to the Company’s 2011 annual accounts, under which the Company’s balance sheet figures were recorded as of 12/31/2011 and 12/31/2010, indicators of the profit and loss account were recorded for 2010 and 2011. Therefore, some indicators of the Company’s balance sheet as of December 31st, 2010, as well as for the 2010 profit and loss account in the Issuer’s 2011 RAS annual accounts were submitted with retrospective adjustments due to changes in the Issuer’s 2011 accounting policy. The detailed explanation of adjustments and respective changes in the indicators as of December 31st, 2010 and for 2010 is given in Clause 2.18 Section II “Accounting Policies” of the explanatory note to the Company’s 2011 RAS accounts (please see Annex No. 2 to this Prospectus).

Therefore, for the purposes of analyzing the Issuer’s financial and economic performance in 2011, this Prospectus contains data from FGC UES’ RAS accounts for the respective reporting period. As for 2010, the comparative 2010 figures of the Issuer’s 2011 RAS accounts adjusted for changes in the Issuer’s accounting policy for 2011 were used. The detailed explanation of adjustments and respective changes in the 2010 indicators is given in Clause 2.18, Section II “Accounting Policies” of the explanatory note to the Issuer’s 2011 accounts (see Appendix 2 to this Prospectus). The financial information on the Issuer in Sections III, IV, V and VIII of this Prospectus for 2010 and as of December 31st, 2010 complies in all material respects with the comparative figures for 2010 and as of December 31st, 2010 contained in the Issuer’s audited 2011 accounts, since they were prepared based on the comparative data for 2010 and as of December 31st, 2010 in the Issuer’s audited 2011 RAS accounts.

The method of accounting for the revaluation of fixed assets by the Company is also worth noting. Historically (before changes to the existing accounting regulatory documents became effective in 2011), the revaluation was performed as of January 1st of the year following the reporting year and was recognized by the Company as adjustments in comparative data in the accounting statements for the year following the reporting year. Detailed information on the impact of the recognition method for the revaluation of fixed assets on information disclosure about:

  the initial (replacement) value of fixed assets and the amount of depreciation is provided in Clause 4.6.1 of this Prospectus;
  additional capital is provided in Clause 5.3.1 of this Prospectus;
  the Issuer’s financial and economic performance is provided in Clause 5.1 of this Prospectus.

The Issuer’s financial and economic performance was calculated based on the methodology recommended by Order No. 11-46/pz-n (dated October 4th, 2011) on the Disclosure of Information by Issuers of Securities of the Russian Federal Financial Markets Service, unless stated otherwise.

The dynamics of the Issuer’s financial and economic performance for the last 5 complete fiscal years and for the last completed reporting period prior to the approval date for this Prospectus:
Indicator name	Reporting period
	2008	2009	2010	2011	2012	2013
						9 months
Labor productivity, ths. RUB/person	4,715	7,528	5,057	5,921	5,621.8	4,543.8
Debt to equity ratio:	0.09	0.07	0.12	0.21	0.32	0.36
Long-term debt to total capitalization ratio:	0.03	0.01	0.06	0.14	0.2	0.2
Debt to current income (profit):	1.29	0.56	0,54	0,31	0.52	2.77
Overdue debt:	0.002	0.03	0.001	0.0004	0.0003	0.0004
* For the purpose of calculating the above-mentioned indicators, equity and short-term liabilities were adjusted for payables to shareholders for the amount of which additional shares were distributed to shareholders (included in other creditors in the balance sheet), and, accordingly, a similar amount is excluded from payables as of each balance sheet date.

Payables to shareholders in the amount of the additional issue of shares distributed to shareholders in different periods:
Indicator name	Reporting period
	2008	2009	2010	2011	2012	2013
						9 months
Payable to shareholders, ths. RUB	-	40,177,925	11,194,106	2,219,249	3,247,305.	-
The analysis of the Issuer’s financial and economic performance is based on an economic analysis of the above-mentioned indicators.

Labor productivity: The 2009 increase in labor productivity was also partly due to the reduced average number of Company employees (by 22%: to 11.3 ths. people) and due to FGC UES’ revenue growth (by 24.2%: RUB 85.1 billion in 2009 compared with RUB 68.5 billion in 2008).

The decrease in estimated labor productivity in 2010 was due to an increase in the average number of Company employees, as a result of transferring power facility maintenance personnel from the subsidiary (OAO Glavsetservis UNEG) to FGC UES. As a result, the average number of Federal Grid’s employees almost doubled (up to 22 ths. employees), and labor productivity per employee has decreased (nominally) by RUB 2,470 ths./employee, as compared with 2009.

In 2011, labor productivity increased by RUB 863.1 ths./employee as compared with 2010, which was due to an increase in corporate revenues.

In 2012, labor productivity decreased by RUB 299.2 ths./employee as compared with 2011, which was due to outstripping personnel growth rate (5.5%) as compared with the growth of the Company’s revenue (+0.5%).

Based on the results of JSC FGC UES’ activities for 9 months of 2013, labor productivity per one employee increased by RUB 422.2 ths./employee against the same period last year due to outstripping revenue growth rate (+13%) as compared with the personnel growth rate (+2.52%).

Debt to equity ratio: In 2009, the debt to equity ratio remained almost unchanged and was 0.07 as of December 31st, 2009. Despite a reduction in the adjusted equity due to the registered loss in 2009, the debt to equity ratio also decreased slightly due to a reduction in total adjusted liabilities (by RUB 16.9 billion at the end of 2009 as compared with the end of 2008).

As of December 31st, 2010, the debt to equity ratio of FGC UES increased to 0.12 due to rapid growth in total adjusted liabilities.

At the end of 2011, the debt to equity ratio increased to 0.21. This was mainly due to an increase in the total adjusted liabilities of FGC UES by RUB 85.0 billion in 2011, of which RUB 55.0 billion were obtained as a result of the issue of the series 13, 15, 18 and 19 bonds, which were placed to finance the Company’s investment program, and RUB 25 billion were obtained as a result of a long-term loan from OJSC GPB.

Despite the increase in total adjusted liabilities, it should be noted that the debt to equity ratio for FGC UES (0.21 as of December 31st, 2011) remains very low.

As of the end of 2012, “Debt to equity” and “Long-term debt to total capitalization” ratios show the increase in the scope of the Issuer’s liabilities in relation to the equity value as compared with these ratios based on the 2011 results. The increase of these indicators is connected with the growth of the Issuer’s long-term and short-term liabilities and decrease in shareholders’ funds in 2012 as compared with 2011 (both according to accounting statements and taking into account the debt to shareholders with respect to equity payments).

As of the end of Q3 2013, the debt to equity ratio was 0.36.

Long-term debt to total capitalization ratio: The long-term debt to total capitalization ratio of FGC UES is also consistently low. As of December 31, 2008 it was 0.03 and as of December 31, 2009 it was 0.01 (due to reduction of long-term debt (by RUB 11.2 billion as of the end of 2009 as compared with the end of 2008).

In 2010, in line with the increase in long-term liabilities (from RUB 7.49 billion at the beginning of 2010 to RUB 52.7 billion as of December 31st, 2010) and an increase in adjusted equity (by RUB 185.7 billion at the end of 2010 as compared with the end of 2009), the long-term debt to total capitalization ratio increased to 0.06 as of December 31st, 2010. This trend continued in 2011: by the end of 2011, the Company’s long-term liabilities increased by RUB 85.5 billion and reached RUB 138.2 billion, while the adjusted equity increased by RUB 50.4 billion by the end of 2011 as compared with the end of 2010. Therefore, the resulting ratio was 0.14 as of December 31st, 2011.

As of the end of 2012, “Long-term debt to total capitalization” ratio shows increase in the scope of the Issuer’s liabilities in relation to the equity value as compared with this ratio based on the 2011 results.

The increase of this indicator is connected with the growth of the Issuer’s long-term liabilities and the decrease in shareholders’ funds in 2012 as compared with 2011 (both according to accounting statements and taking into account the debt to shareholders with respect to equity payments).

The long-term debt to total capitalization ratio by the end of the third quarter 2013 accounted for 0.22.

Debt to current income (profit): This indicator was low during the major part of the period reviewed (2008-2011), i.e. the Company’s debt is covered to a good extent by current income. Only in 2008 did the current liabilities of FGC UES exceed current income (the ratio was 1.29), due to increased adjusted short-term liabilities and a reduction in cash and cash equivalents at the end of 2008. In 2009 and 2010, this indicator was in the range of 0.50-0.56. In 2011, the debt to current income ratio dropped to 0.31 due to rapid growth in the Company’s current income in 2011 and an increase in cash and cash equivalents at the end of 2011.

In view of the growth of this indicator based on the 2012 results, decrease in the Issuer’s ability to repay its debt with the current revenue compared with the level of 2011 is noted. This is caused by:

     - increase in short-term liabilities of the Issuer (less cash) by RUB 17,831 million nominally and by RUB 16,803 million according to an estimate taking into account assumptions. The reasons for growth of short-term liabilities are described above.
     - decrease in the Issuer’s sales profit (without depreciation deductions) by RUB 3,410 million, which is connected with preservation of the Issuer’s revenue at the level of 2011 and simultaneous growth of production costs and administrative expenses caused by inflation factors, as well as increase in expenses for the property tax in connection with inclusion of many power grid facilities in the structure of fixed assets.

As of the end of Q3 2013, the “debt to current income (profit) ratio” was 2.77.

As of September 30th, 2013, the debt to equity and long-term debt to total capitalization ratios tended to increase, which is connected with additional borrowing and the issue of bonded loans to finance JSC FGC UES’ investment program. Despite the increase in the Issuer’s liabilities, the aforementioned ratios remain at an acceptable level and show financial stability of the Company.

Overdue debt: The Company had almost no outstanding debt throughout the reporting period (2008-2012 and 9 months of 2013).

3.2. Market capitalization of the Issuer

Information on the market capitalization of the Issuer during the last 5 complete financial years, the respective securities market operator, the market capitalization at the end of each financial year and at the end of the last completed reporting quarter prior to the approval date for this Prospectus:

Market capitalization is calculated by multiplying the number of shares from each respective category (type) and the market price of one share released by the securities market operator and determined in accordance with the procedure for calculating the market price of issued securities, the estimated security price, as well as fluctuation limits for securities market prices for the purpose of Chapter 23 of the Russian Tax Code approved by Order No. 10-65/pz-n (dated November 9th, 2010) of the Russian Federal Financial Markets Service (registered with the Russian Ministry of Justice on November 29th, 2010, Registration No. 19062).

The securities market operator providing data for the calculation of market capitalization: CJSC MICEX SE
       Market capitalization of the Issuer as of December 31st, 2008: RUB 141,882,246 thousand;
       Market capitalization of the Issuer as of December 31st, 2009: RUB 367,971,029 thousand;
       Market capitalization of the Issuer as of December 31st, 2010: RUB 452,717,009 thousand;
       Market capitalization of the Issuer as of December 31st, 2011: RUB 351,137,978 thousand;
       Market capitalization of the Issuer as of December 31st, 2012: RUB 253,904,892 thousand;
       Market capitalization of the Issuer as of September 30th, 2013: RUB 127,068,901 thousand.

3.3. Obligations of the Issuer

3.3.1. Borrowings and accounts payable

The total amount of the Issuer’s borrowings showing separately the total amount of overdue debt on borrowings for the last 5 complete financial years (indicators as of the end of each completed financial year):

Indicator name	December	December	December	December	December
	31, 2008	31, 2009	31, 2010	31, 2011	31, 2012
Total borrowings, RUB ths.	34,161,487	13,481,469	56,941,422	131,775,001	215,589,798
Overdue borrowings, thousand rubles	-	-	-	-	-

The structure of the Issuer’s borrowings for the last complete financial year and the last completed reporting period prior to the approval date for this Prospectus (indicators as of the end of the respective reporting period):

Indicator name	Indicator amount, thousand rubles
	December 31, 2012	September 30, 2013
Long-term borrowings	192,500,000	223,349,473
including:
credits	52,500,000	17,500,000
loans, excluding bonded loans	-	-
bonded loans	140,000,000	205,849,473
Short-term borrowings	23,089,798	18,834,036
including:
credits	132,926	-
loans, excluding bonded loans	-	-
bonded loans	22,956,872	18,834,036
Total amount of overdue borrowings	-	-
including:
credits	-	-
loans, excluding bonded loans	-	-
bonded loans	-	-

The total amount of the Issuer’s accounts payable showing separately the total amount of overdue accounts payable for the last 5 complete financial years (indicators as of the end date of each completed financial year):

Indicator name	December 31,	December 31,	December 31,	December 31,	December
	2008	2009	2010	2011	31, 2012
Total accounts payable*, ths. rubles	22,602,077	65,807,718	47,792,694	43,362,989	40,050,375
Overdue accounts payable, ths. rubles	1,487	13,710	1,047	690	769
* For 2010 and 2011: the sum of balance sheet lines 1520 and 1450 according to the Issuer’s accounts for 2011; for 2008-2009: the sum of balance sheet lines 620 and 520 according to the Issuer’s accounts for respective years. For 2012: the sum of balance sheet lines 1520 and 1450 according to the Issuer’s accounts for 2012.

The structure of the Issuer’s accounts payable for the last complete financial year and the last completed reporting period prior to the approval date for this Prospectus (indicators as of the end date of the respective reporting period):

Indicator name	Indicator amount, thousand rubles
	December 31, 2012	September 30, 2013
Total accounts payable	40,050,375	39,628,663
of which overdue	769	1,140
including:
to the budget and extra-budgetary public funds	647,636	1,287,859
of which overdue	-	-
to suppliers and contractors	19,675,908	22,614,300
of which overdue	269	1,140
to personnel	211,572	734,520
of which overdue	-	-
other	19,515,259	-19,991,984
of which overdue	500	-

Reasons for the non-performance and consequences which have occurred or may occur in the future due to specific outstanding obligations, including sanctions imposed on the Issuer, and the period (expected period) for the repayment of overdue accounts payable.

The Issuer’s overdue accounts payable as of December 31st, 2008, December 31st, 2009, December 31st, 2010, December 31st, 2011, December 31st, 2012 and September 30th, 2013 are negligible (less than 0.05% of total accounts payable) and occurred due to technical reasons. Most accounts payable are payables of the Issuer’s branches relating to operating activity, the receipt of notes payable and the current execution of acceptance certificates. There are no implications that have occurred or that may occur in the future for the Issuer as a result of the above-mentioned outstanding obligations. No sanctions were imposed on the Issuer. The (estimated) settlement period for the re-payment of overdue accounts payables is within 1 month from the date of its occurrence.

No overdue debt on borrowings (including the Issuer’s debt securities) during the 2008-2012 period, and as of September 30th, 2013, existed.

Creditors with a share of at least 10 percent of the total accounts payable or at least 10 percent of the total (long-term and short-term) borrowings by the end of the last completed reporting period:
Full name of the credit organization: Open Joint Stock Company “Gazprombank”
Abbreviated corporate name: GPB (OAO)
Location: bldg. 1, 16, Nametkina str., Moscow, 117420, Russia
INN: 7744001497
OGRN: 1027700167110
Amount of accounts payable, ths. rubles: RUB 44,849,473 ths.
Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.

In case a creditor with a share of at least 10 percent of the total accounts payable or at least 10 percent of the total (long-term and short-term) borrowings is affiliated with the Issuer, indicate this fact.
The creditor is not affiliated with the Issuer.

Full company name: Closed Joint Stock Company “Renaissance Capital”
Abbreviated corporate name: CJSC “Renaissance Capital”
Location: 10 Presnenskaya nab., 123317, Moscow, Russia
INN: 7708059484
OGRN: 1027739298190
Amount of accounts payable, ths. rubles: RUB 161,000,000 ths.
Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.
In case a creditor with a share of at least 10 percent of the total accounts payable or at least 10 percent of the total (long-term and short-term) borrowings is affiliated with the Issuer, indicate this fact.
The creditor is not affiliated with the Issuer.

3.3.2. The Issuer’s credit history

The fulfillment by the Issuer of its obligations under credit facility agreements and / or loan agreements effective during the last five complete financial years and during the last reporting period prior to the date of approval of this Prospectus, including those effected by the issue and sale of bonds with the principal not less than 5 percent of the book value of the Issuer’s assets as of the date of the last completed reporting period (quarter, year) preceding the conclusion of the respective agreement with an expired period for submitting accounting (financial) statements, as well as other credit facility and/or loan agreements which, in the opinion of the Issuer, are material for the Issuer:
FGC UES did not enter into any credit facility and / or loan agreements during the last five complete financial years or during the last reporting period, including those effected by the issue and sale of bonds with a principal amount not less than 5 percent of the book value of the Issuer’s assets as of the date of the last completed reporting period (quarter, year) preceding the conclusion of the respective agreement with an expired period for the submission of accounting statements.

3.3.3. Liabilities of the Issuer arising from security provided to third parties

Information on the Issuer’s total liabilities arising from security provided to third parties and the total amount of third party liabilities secured by the Issuer, including in the form of a collateral or guarantee, taking into account the limited liability of the Issuer on such third party liability determined based on the actual terms and conditions of security and the outstanding balance under the third party obligation as of the completion date for each of the last 5 complete financial years, and as of the end date for the last completed reporting period prior to the approval date for this Prospectus:

Indicator name	December 31,	December 31,	December 31,	December 31,	December 31,	2013,
	2008	2009	2010	2011	2012	9
						months
Total liabilities of the Issuer arising from security provided to third parties, including in the form of a collateral or guarantee	1,175,189	30,815	30,815	67,570	109,591	155,443
Total liabilities of third parties secured by the Issuer, including in the form of a collateral or guarantee	1,175,189	30,815	30,815	67,570	109,591	155,443

Information on each of the liabilities of the Issuer arising from security provided during the last complete financial year and during the last completed reporting period prior to the date of this Prospectus amounting to not less than 5 percent of the book value of the Issuer’s assets as of the end date of the last completed reporting period (quarter, year) preceding the provision of security:
The Issue has no such liabilities.

3.3.4. Other liabilities of the Issuer

Agreements entered into by the Issuer (including forward transactions) and not recorded in its accounting (financial) statements, which may have a material effect on its financial position, liquidity, financing sources and terms of utilization thereof, operating results and expenses: There are no such agreements.
Factors under which the above-mentioned liabilities may cause the aforementioned changes and the probability of the said changes: Not available, since the Issuer does not have such liabilities.
The reasons for the Issuer’s entering into such agreements, the expected Issuer’s benefit from such agreements and the reasons for not reflecting such agreements in the Issuer’s accounting (financial) statements: Not available, since the Issuer has not entered into such agreements.

3.4. Objectives of the issue and the allocation of funds obtained from issue-grade securities placement

The main objective of issuing additional ordinary shares to be placed via a public offering is to attract investments. The funds obtained as a result of the share placement will be used to ensure reliable operations and to enhance the efficiency of the Unified National Electric Grid (UNEG).
The Board of Directors of FGC UES approved the Company’s five-year investment program, the fulfillment of which is required to improve the operational reliability of the power grid, ensure uninterrupted power supply to customers, remove network constraints and create possibilities for connecting an additional customer load.
The sources for financing the investment program shall be both equity funds of FGC UES and federal budgetary funds contributed by the Russian Federation as payment for additionally issued shares of the Company.
Federal Law No. 216-FZ of December 3, 2012 “On the Federal Budget for 2013 and the 2014-2015 Planning Period” provides for budgetary allocations to the authorized capital of Federal Grid in the amount of RUB 2,965,566,300 in 2013 to be used to implement investment projects related to the construction, reconstruction and re-equipment of capital construction facilities owned by the Company:
     “Construction of the 220 kV Neryungrinskaya GRES – Nizhniy Kuranakh – Tommot – Maya line with the 220 kV Tommot and Maya sub-stations, the Republic of Sakha (Yakutia)”;
     “Construction of the 220 kV double circuit Tataurovo – Goryachinskaya – Barguzin line with the 220 kV Goryachinskaya and Barguzin sub-stations and reconstruction of 220 kV outdoor switchgear at 220 kV Tataurovo sub-station (start-up facility of the 1st construction stage)”. The specified facilities are included in the Federal Target Program “Economic and Social Development of the Far East and Transbaikalia for the Period until 2013” approved by Decree of the Russian Federation Government No. 480 dated April 15th, 1996.
In accordance with Decree of the Russian Federation Government No. 1844-r dated October 10th, 2013, budgetary allocations in the amount of RUB 790 million intended for the Russian Ministry of Regional Development for the provision of subsidies in the form of an asset contribution to SC OlympStroy to finance Olympic projects are reallocated in favor of the Russian Ministry of Energy for the purpose of increasing the authorized capital of JSC FGC UES in 2013.
Budgetary allocations in the amount of RUB 790 million are planned to be used to finance the following Olympic facilities:
     “10 kV cable and air lines from Poselkovaya sub-station (220 kV) to Sports Complex “Gornaya Karusel” and from the Poselkovaya sub-station (220 kV) to Κ-125 and Κ-95 ski jumps”;
     “10 kV cable and overhead transmission lines from the Laura sub-station (110 kV) to Sports Complex “Gornaya Karusel”;

     “10 kV cable and overhead transmission lines from Sports Complex “Gornaya Karusel” to Κ-125 and Κ-95 ski jumps”.

In accordance with Russian Federal Law No. 35-FZ of March 26, 2003 “On the Electric Power Industry,” Federal Grid is a company established to manage the UNEG (all-Russian Unified National Electric Grid).

3.5. Risks associated with the purchase of issue-grade securities to be placed
Investments in the Issuer’s securities are associated with certain risks. Therefore, potential investors should carefully review the factors listed below before making any investment decision. Each of these factors may have a material adverse effect on the Issuer’s economic activity and financial position.
Risk factors associated with the purchase of issue-grade securities to be placed include the following:

  Industry risks;
  Country and regional risks;
  Financial risks;
  Legal risks;
  Risks associated with the Issuer’s activities.

The above-mentioned list of factors is not exhaustive; it only reflects the Issuer’s own point of view and judgments.

Risk Management Policy of the Issuer
Federal Grid has implemented a risk management system that is regulated by organizational and management documents on two levels:
1. The Risk Management Policy;
2. The Risk Management Policy Application Procedure.
Risk management requirements, principles and approaches are established by the Risk Management Policy. The risk management system is focused on ensuring sustainable and consistent corporate operations and growth by appropriately identifying, assessing and efficiently managing risk, which threatens the Company’s business operations and goodwill, employee health, the environment and property interests of shareholders and investors.
The above-mentioned objectives are achieved by:

  Ensuring a uniform understanding by the Company’s management team and its employees of the main principles of and approaches to risk management;
  Understanding that the operation of the risk management system is an integral part of FGC UES’ management process, specifically the process of planning and managing operational efficiency;
  Analyzing information on risks as provided for by the Risk Management Policy Application procedure.

Parties to the risk management system shall be the Management Board of FGC UES, the Deputy Chairmen of the Board and the Heads of structural sub-divisions and branches of FGC UES. All parties to the risk management system shall be governed by the Risk Management Policy and its Application Procedure for identifying and assessing risks, developing response measures, distributing risk management authorities and selecting the risk control and monitoring procedure. Risk management procedures shall be established by the Risk Management Policy Application Procedure which describes the methods of risk identification and assessment, risk reporting and response measures.
The Risk Management Policy Application Procedure provides for the following:

  Allocation of responsibilities and functions between participants in the risk management system;
  Risk identification methods and procedures;
  Risk classification;
  Risk assessment criteria, methods and procedures;
  Risk reporting procedure;
  Risk management training methods;
  Report forms to be applied in the risk management system;
  Risk management procedures and terms.

The Issuer’s risk management policy is based on a comprehensive approach to risk assessment and mitigation. If one or several of the above-mentioned risks arise, the Issuer will take all possible measures to mitigate their negative impact. Currently, it does not seem possible to determine specific actions and obligations of the Issuer in case of any of the above-mentioned risk factors, since the elaboration of appropriate measures is complicated by uncertainty surrounding future development. The activities shall be performed on a case-by-case basis depending on the specific situation. The Issuer cannot guarantee that measures aimed at overcoming negative consequences will result in a significant change in the situation, since the absolute majority of the above-mentioned risks are beyond the Issuer’s control.

3.5.1. Industry risks
FGC UES operates in the energy market providing electric power transmission services. This clause describes the risks associated with the Issuer’s activities.
A significant deterioration of the situation in the electric power industry may reduce the amount of services and increase the risks associated with the timely performance of obligations under securities.
Impact of the potential deterioration of the situation in the Issuer’s industry on its operations and the performance of its obligations under securities:
Electric power is an infrastructure branch of the economy. The anticipated development trend for the industry is determined by the general trend for socio-economic development across all branches of the Russian economy, as well as to some extent by the existing climatic and weather conditions in Russia. The Issuer considers industry risks to be its key risks.
Open Joint Stock Company Federal Grid Company of Unified Energy System (FGC UES) was established in accordance with the Russian electricity reform program to manage the Unified National (all-Russian) Electric Grid (UNEG) for the purpose of its preservation and development. Electric power transmission via the Unified National (all-Russian) Electric Grid (UNEG) is regulated by the Federal Law on Natural Monopolies.
The Company’s principal activities are the following:

  Management of the Unified National (all-Russian) Electric Grid;
  Rendering power transmission and connection services to participants of the power whole-sale market;
  Investments into the development of the Unified National (all-Russian) Electric Grid;
  Maintenance of power grids in appropriate state;
  Technical supervision of the grid facilities state.

Taking into account the specific character of FGC UES’ operations as a natural monopoly, the basic industry risks are tariff risks, i.e. risks that influence the cost of services. Tariff risks include, in particular, the risks related to government tariff regulation and the risk of default on the investment program financing schedule.

There is also a risk of negative consequences connected with a possible insufficient receipt of revenue and a possible need to raise funds, considering the transition from July 1st, 2014 to the payment for power transmission services provided by JSC FGC UES based on the actual volume of power consumption in accordance with the Rules of non-discriminatory access to and the provision of power transmission services approved by Decree of the Russian Federation Government No. 861 (dated December 27th, 2004).

In addition, taking into account the general state of the industry and the use of equipment manufactured by applying obsolete technologies, FGC UES recognizes that operational (production) risks, inefficient technology and environmental risks are substantial.

Risk related to government tariff regulation (possible change in the prices for the Issuer’s products and/or services)
Most of the Issuer’s revenues are derived from collecting fees for power transmission services via the UNEG, the amount of which is determined based on tariffs approved by the Russian Federal Tariff Service at two rates:

  Rates for the maintenance of transmission facilities within the UNEG;
  Rates for normative power losses within the UNEG in different Russian regions.

Due to the tariff restraint policy, which is currently implemented by the Russian Government with respect to natural monopoly products and services, the risk of tariff reduction has almost been realized.

According to the 2012 forecast for Russian social and economic development, as well as for the 2013 and 2014 planning periods approved by the Russian Government, to reduce the growth of prices and tariffs for goods (services) of natural monopolies in 2012-2014, the Russian Government resolved to postpone the indexation of prices (tariffs) for goods (services) of natural monopolies, including network entities, from January 1st to July 1st of the next calendar year.
On January 31st, 2012, by Decree No. 1178 (dated December 29th, 2011) “On Pricing Policy Applicable to Regulated Prices (Tariffs) in the Energy Industry” the Russian Government approved the basic principles of the pricing policy applicable to regulated prices (tariffs) in the energy industry and the rules of State regulation (revision, application) of prices (tariffs) in the energy industry (hereinafter referred to as the Basic Pricing Principles). In connection with the entry into force of the above-mentioned decree, Decree No. 109 of the Russian Government (dated December 26th, 2004) “On Pricing Policy Applicable to Russian Electric and Thermal Energy” has become null and void as regards State regulation of prices (tariffs) in the energy industry. The Basic Pricing Principles introduce the new procedure for calculating tariffs via the return on the invested capital method or the RAB (Regulatory Asset Base) method. The most significant change in the RAB regulation methodology is the determination of the asset base, taking into account the value of facilities actually commissioned in accordance with the corporate investment program, the establishment of the rate of return for the final year of the long-term regulatory period at the same level for the capital invested prior to the transition to regulation using the return on the invested capital method, and for capital created after the transition to the RAB method.
In order to bring the methodology in line with the Basic Pricing Principles, the Russian Federation’s FTS by Order No. 228-e (dated March 30th, 2012) approved the “new” Guidelines for the regulation of tariffs using the return on the invested capital method. FTS Order No. 231-e (dated June 26th, 2008) on the approval of guidelines for the regulation of the tariffs of the transmission entities using the return on the invested capital method has become null and void.
The 2013-2017 Investment Program of FGC UES in the amount of RUB 775,530.33 million is approved by the Russian Ministry of Energy (Order No. 531 dated October 31st, 2012 “On Approval of JSC FGC UES’ Investment Program for 2013-2017”). The update of the 2013 Investment Program of FGC UES in the amount of RUB 156,591.37 million is approved by the Russian Ministry of Energy (Order No. 412 dated July 26th, 2013 on Amending Order of the Russian Ministry of Energy No. 531 dated October 31st, 2012). The program provides for commissioning of 66,870 MVA of transformer capacity and 16,985 km of power lines.

	Update of
	the 2013	2013-2017 IP
	IP
Item	Plan 2013	Plan 2013	Plan 2014	Plan 2015	Plan 2016	Plan 2017	Total
Investment Program of JSC FGC UES	156,591.37	155,176.71	154,595.95	155,134.94	155,498.96	155,123.77	775,530.33
JSC FGC UES’ fixed assets renovation program	30,733.26	41,208.76	39,243.71	37,190.09	40.118,48	36,942.42	194,703.46
Renovation program percent	19.63%	26.56%	25.38%	23.97%	25.80%	23.81%	25.11%

JSC FGC UES’ investment program is aimed at solving the following priority tasks:

  Developing the UNEG to ensure its reliable operation;
  Ensuring renovation of grid assets of the Company;

  Implementing power network construction projects of the State significance (Sochi Olympics 2014, ESPO, Skolkovo, improving the reliability of power supply to Moscow, St. Petersburg, etc.);
  Implementing measures under agreements entered into with administrations of regions to ensure power supply to consumers;
  Delivering capacity to newly commissioned power units;
  Introducing innovative projects and power efficiency programs;
  Establishing technological infrastructure for the purpose of competitive electric power and capacity market operation.

The investment program will be financed through JSC FGC UES’ own funds, loans and credits, as well as federal funds.
The program provides for an even distribution of investment expenses within the 5-year period which will allow the Company to keep the balanced structure of its funding sources.
In addition, in accordance with the Basic Pricing Principles and Order No. 113-e/1 (dated May 21st, 2012) of the Russian Federal Tariff Service, the rate of return on “old” capital for 2014 was adjusted, i.e. the rate of return on old capital in 2014 was set at the level of the rate of return on “new capital” at 10%.
Due to the change in the RAB regulation methodology, based on the adjusted investment program and pursuant to Order No. 114-e/2 (dated May 21st, 2012) of the Federal Tariff Service, the tariffs established by Order No. 552-e/2 (dated December 29th, 2009) were adjusted with effect from July 1st, 2012 and for subsequent years during the long-term regulatory period. The growth in tariffs for the UNEG transmission services provided by Federal Grid Company for all constituent entities of the Russian Federation, except for the North Caucasus and the Stavropol Territory, will be 11.0% from July 1st, 2012, 9.4% from July 1st, 2013 and 9.4% from July 1st, 2014. The growth in tariffs for the UNEG transmission services provided by Federal Grid Company to consumers in the North Caucasus and the Stavropol Territory during the long-term regulatory period will be 10.9% from July 1st, 2012, 9.4% from July 1st, 2013 and 9.4% from July 1st, 2014.
The rates for normative power loss within the UNEG established by Order No. 552-e/2 (dated December 29th, 2009) of the Russian FTS (as amended by Order No. 325-e/1 dated December 6th, 2011 of the Russian FTS) from July 1st, 2012 and for subsequent regulatory periods were not revised.
The Russian Federation Government passed a resolution to contain the rate of tariff growth at the level of actual inflation of the previous year within 5 years; therefore, it is highly probable that tariffs for services related to transmission of power energy through the UNEG in 2014 will stay at the level of 2013.
Note that tariff resolutions regarding JSC FGC UES are passed within the tariff growth levels provided by the forecast of social and economic development, which reduces further risks of tariff regulation as the tariff growth level corresponds to the forecast of social and economic development.
Passing a resolution by the Russian Federation Government to limit the tariff growth levels will require taking further serious measures to implement the cost control program and increase the efficiency of operational and investment activities.

Actions taken by FGC UES:
The management of tariff regulation risks consists in the efficient cooperation of the Issuer with electric power authorities in establishing economically feasible tariffs and cooperating with power market entities via participation in the NP Market Council.
Risk of default in the investment program financing schedule
The Company may face such risks in case of non-fulfillment of the investment program due to the failure to observe the planned schedule for facility financing, the inclusion of additional facilities in the investment program, situations when the actual cost of facilities under the investment program exceeds their planned cost and it is impossible to raise funds in the amount required to implement FGC UES’ investment program.
Due to the fact that Decree of the Russian Federation Government No. 159 dated February 27th, 2013 “On Amending the Rules for Approving Investment Programs of State Electric Power Engineering Entities and Grid Companies” came into effect on March 14th, 2013, this may result in the risks connected with a possible exclusion of facilities not covered in area planning documents from the investment program.

Taking into consideration that investment program parameters are used to calculate the Company’s transmission rate, the non-performance of the investment program for any reason may lead to proportional tariff reduction in subsequent periods.
Actions taken by FGC UES:
To ensure the financing of the investment program by enhancing operational efficiency, Federal Grid Company has adopted a comprehensive cost-saving program, the primary objectives of which are:

  To reduce information service expenditures;
  To optimize facility maintenance expenses, including utility expenses;
  To reduce office rent expenses;
  To reduce business trip expenses;
  To reduce insurance expenses by tender procedures;
  To reduce production program costs by using internal resources for part of the work targets, reducing the price of work and materials acquired by the Company, without reducing actual work amounts, and by partially dropping target repair programs.

To reduce the risk of excluding facilities from JSC FGC UES’ investment program, it is important to ensure participation of JSC FGC UES’ representatives in the work organized by the Russian Ministry of Energy to develop and approve the Area Planning Scheme of the Russian Federation in the energy area. JSC FGC UES submitted data on its facilities in operation and projects under construction to the analytical center of the Russian Ministry of Energy (letters No. BR-3825 dated April 28th, 2012, No. GD-4472 dated May 25th, 2012, No. GD-8309 dated September 28th, 2012, No. GD-10698 dated December 7th, 2012, No. GD-1002 dated February 15th, 2013) to be reflected in the Area Planning Scheme of the Russian Federation in the energy sector.

To improve the procurement process, some amendments were introduced to the Regulation on the Scheduled Procurement of Goods, Work and Service for FGC UES. The new procedure enhanced the procurement process transparency and facilitated additional savings due to the increased competition between participants. Cost reduction initiatives also include establishing a sectoral pricing system, which will reduce the Company’s construction costs for power facilities by approximately 7-12%. Another important cost reduction initiative is the development of an effective anti-corruption system within all corporate divisions.

The anti-corruption activities involve control of possible corrupting influences between experts, members of tender committees and participants of tenders, evaluations and other procedures. FGC UES established a hotline for reporting corruption. At the same time, the Company performs media monitoring in terms of information about corruption inside the Company and verifies such facts. To enhance anti-corruption activities, on October 7th, 2011, FGC UES and the Federal Financial Monitoring Service signed a cooperation agreement. The purpose of this agreement is to develop cooperation between the parties and to perform joint activities to combat corruption, fight money laundering, and counteract terrorism financing.

To reduce the risk of project costs over-running targets, i.e. the risk of increasing costs included in the tariff, the Company has established a procedure that provides for the control and approval of amendments to agreements with suppliers and contractors, periodic submission of reports on the implementation of capital investment financing plans and the observance of project performance time.

The risk of failure to raise funds in the amount required to finance the investment program is minimized by diversifying the funding sources: the Company signed several loan agreements and in 2012 and 2013 it successfully issued bonds. On May 27th, 2013, JSC FGC UES’ Board of Directors approved the revised Regulations “On Credit Policy of JSC FGC UES”. It was resolved to fix the total debt limit with respect to borrowed funds owed to third parties, which determines the maximum amount of the Company’s actual debt under credits and loans at any specific time, for a period of one year from the date of this resolution in the amount of 3x EBITDA and highly liquid assets. The limit amount for 2013 and 2014 is calculated in accordance with the EBITDA indicator, which, in its turn, is calculated based on the approved business plan of the Company for 2013 and 2014 respectively. The amount of highly liquid assets is calculated in accordance with the procedure established by the Regulations on the Credit Policy of the Company.

On April 24th, 2012, FGC UES successfully closed a bid book for its series 12 bonds, worth RUB 10 billion with a 7-year maturity and a 4-year put option.

On April 27, 2012, the Company’s Board of Directors approved the placement of plain bonds for a total amount of up to RUB 125 billion and series BO01 through BO08 bonds in a total amount up to RUB 100 billion. Due to the existing breakdown of issues by series, FGC UES may place bonds in an amount that meets the requirements of the Company in case of funds shortage.

On June 6th, 2012, the bonds program consisting of eight 3-year BO01-08 series issues in the total amount of RUB 100 billion was admitted to trading on MICEX.

On June 21st, 2012, the Russian Federal Financial Markets Service registered nine 21-29 series bond issues in the total amount of RUB125 billion.

On August 2nd, 2012, FGC UES successfully closed a bid book for its series 22 bonds worth RUB 10 billion, with a 15-year maturity and a 10-year put option.

On September 28th, 2012, FGC UES successfully closed a bid book for its series 25 bonds, worth RUB 15 billion with a 15-year maturity and a 4-year put option.

On October 19th, 2012, FGC UES successfully closed a bid book for its series 21 bonds, worth RUB 10 billion with a 15-year maturity and a 4.5-year put option, as well as for its series BO-01 exchange bonds, worth RUB 10 billion with a 3-year maturity and a 2.5-year put option.

On December 5th, 2012, FGC UES successfully closed a bid book for debut issue of Eurobonds, worth RUB 17.5 billion with a maturity in March 2019.

On January 25th, 2013, FGC UES successfully placed its series 24 bonds, worth RUB 10 billion with a 15-year maturity and a 7-year put option.

On June 10th, 2013, JSC FGC UES placed the first tranche of revenue-yielding bonds of series 23 and 28 for a total amount of RUB 30 billion on the Moscow Exchange. Bonds maturity period shall be 35 years.

Coupon rates are pegged to inflation and calculated as an increase of consumer price index for the last year increased by 1%.

On August 13th, 2013, JSC FGC UES placed its series 26 and 27 bonds for a total amount of RUB 26 billion on the Moscow Exchange.

On October 21st, 2013, JSC FGC UES placed its series 29 bonds for a total amount of RUB 20 billion on the Moscow Exchange.

The funds obtained from the bond placement were used to finance Federal Grid’s investment program and to refinance its debt. Taking into account the new issues, the bonded loans of JSC FGC UES for a total amount of RUB 246 billion and Eurobonds of Federal Grid Finance Ltd worth RUB 17.5 billion are currently in circulation. FGC UES is a reliable borrower, which is confirmed by loan servicing in strict accordance with established schedules and by international credit ratings that fall within the investment grade: BBB/stable (Standard & Poor’s), Baa3/stable (Moody’s)

Operational (production) risks

Operational (production) risks are associated with wear and tear, improper use and critical changes in operational parameters for power network equipment, which may result in equipment failure and destruction of structures. Systemic failures may lead to power-system separation, rolling blackouts and operation of primary equipment under critical conditions. Intense operation of primary power supply equipment results in progressive wear and tear. The principal cause of production risks is the unsatisfactory equipment state due to its wear and obsolescence.

To prevent the negative impact of these factors, the Issuer has developed an investment program that not only prevents failures of primary equipment of high-voltage lines and substations through the re-equipment and reconstruction program, but also creates new production assets to ensure proper energy output by power plants and reliability of inter-regional power exchange.

The Company’s goal is to develop the Unified National (all-Russian) Electric Grid and maintain power networks, reduce the negative impact of production risks associated with wear and tear and prevent the improper use of and critical changes in the operation parameters of power network equipment.

Actions taken by FGC UES:

  In connection with a long period of abnormally high temperatures in some Russian regions, thunderstorms and a possible sharp increase in wind force due to temperature drops, FGC UES implements activities aimed at upgrading the reliability of power supply for consumers in difficult weather conditions. This includes more frequent equipment inspections at substations with the obligatory control of cooling systems and oil levels in oil-filled equipment. Power lines were inspected to detect fire hazard sections and forest corridors were cleared of dry vegetation. Repair and response personnel work in high alert regimes. Additional training for fire safety, operations at high temperatures and during storm periods was held. To ensure constant monitoring of weather conditions and prompt rescue and recovery operations, all corporate branches closely interact with the Russian Ministry of Emergency Situations, the Hydro-Meteorological Center, regional and municipal authorities, and contractors;
  FGC UES has established an expert group, with the primary objective to resolve issues related to the operation of main transmission lines in the event of high risk of power supply interruption, special modes of UNEG operation and special periods of transmission facility operation. The Expert Group is headed by the Deputy Chairman of the Board, the Chief Engineer of FGC UES. Other tasks of the Expert Group include: assessment, technical evaluation and proposals on organizing repair and recovery operations and improving draft executive documents related to the operation of electrical equipment in high risk conditions or the special modes of operation for the UNEG facilities;
  FGC UES provides for the complex preparation of transmission facilities for operation during the autumn-winter period;
  FGC UES has signed a cooperation agreement with the Russian Academy of Sciences (RAS). The agreement is aimed at research and development cooperation in order to establish and implement scientific, technical and innovative policy and to develop innovative infrastructure and scientific and technological collaboration in the electric power industry. Under the agreement, the parties will cooperate on regulatory and engineering provision of projects, personnel training and re-training, as well as the organization of necessary workshops and seminars. The agreement also provides for constant information exchange between the parties in respect to the development of the power network complex and the development and implementation of innovative technologies, including the creation of smart grids and holding of joint educational events to train skilled specialists.

Inefficient technology risk
Realization of the risk of application of inefficient technologies, out-of-date requirements and approaches, when designing and constructing power grid facilities, results in increased maintenance and repair expenses on used equipment and electric power transmission and transformation losses.
Actions taken by FGC UES:
To reduce the consequences of the described risk, the Company is developing a uniform procedure for making engineering decisions and monitoring their performance. In addition, on February 8th, 2011, FGC UES’ Board of Directors approved the Company’s Engineering Policy Regulation, with the primary objective to determine the most innovative modern technical requirements and solutions in capital construction and maintenance of the UNEG facilities, as well as the basic areas for the UNEG innovative development and organizational arrangements aimed at achieving FGC UES’ strategic goals:

  To ensure energy supply security and sustainable development of Russia;
  To ensure proper reliability for the provided electric power transmission services;
  To ensure the free operation of the electricity market;
  To improve the efficiency of the UNEG operation and development;
  To ensure operating personnel safety;
  To reduce negative impact of the UNEG on environment.

The Regulation provides for the most advanced domestic and foreign solutions for power network layout design, maintenance, construction and reconstruction of the UNEG facilities, defines a qualitatively new level for basic electrical equipment applied, relay protection and emergency control, computer process control, automated information and measuring, communication systems and also sets out up-to-date requirements for overhead and cable transmission lines and their structural parts, and to process management, monitoring and diagnostics systems.

Furthermore, the Regulation provides for the development and implementation of numerous advanced technologies, including those necessary to create a qualitatively new active adaptive power network based on the UNEG. At the same time, the Regulation aims not only at ensuring advanced technological processes within the UNEG, but also at initiating the modernization of scientific, design and contracting capacities and manufacturing plants operating both in the industry and related sectors.

Risk of non-performance of the innovative development program

The Program of innovative development of JSC FGC UES, unlike other corporate programs of JSC FGC UES, is characterized by a higher level of uncertainty and risk. The following main categories of risks related to the Program management may be identified.

     · Risks of JSC FGC UES’ environment.

This category includes occurrence or change of external requirements to innovative development of JSC FGC UES: resolutions at the government level, changes in the activity of competitors, consumers, infrastructure organizations and other key players of the power industry, and related branches.

Actions taken by FGC UES:

The ways to level this type of risks include constant monitoring of the environment and expert estimation of occurrence or change of external requirements to the innovative development of JSC FGC UES, which will be considered during the next Program update. The key mechanism is participation in public organizations, associations and other structures that unite key players of the power industry, for example, technological platform “Intellectual Energy System of Russia.”
  Risks of formation and implementation of the Program of innovative development of JSC FGC UES.
  economic risk of the Program – the probability of losses due to mistakes in planning, calculations and estimates. The main consequence of such risk is the change of aggregate expenses of the Program.
  risk related to the lack of consistency and balance of the Program - omission of essential elements of the Program which may result in deviation from stated objectives and planned effects of the Program.

Actions taken by FGC UES:

The ways to level this type of risks include regular review of the foreign experience, independent and overall assessment in the course of the Program formation, determination of the rules to verify interim results in the course of the Program formation, as well as development of comprehensive pilot projects related to the creation of smart grids in order to consider expediency of further duplication of the innovative development program results. Risks related to the selection of irrelevant topics and economic risk are resolved by the sliding adjustment of the Program based on ‘StageGate’, a method for managing innovative products. This method applies to the entire process of developing a new product, which is divided into a planned sequence of stages. Transition to the next stage is carried out through a special procedure involving making decisions on expediency of continuing the work under the given theme.
  Risks of innovative projects within the Program of innovative development of JSC FGC UES (risk of originality of the result received during R&D, risk of technological inadequacy of the innovation, risk of confidential information disclosure, risk of economic failure of the innovation, technical risks that arise due to omissions, risks of insufficient level of staffing required to implement projects, etc.).

Actions taken by FGC UES:
The ways to level this type of risks are determined by the project management model at JSC FGC UES. The projects included in the Program are implemented stage by stage. Transition to each subsequent stage is carried out through special procedures for making decisions. An expertise is carried out to assess informative results of the project.

Environmental risks
Normal operation of power supply equipment has a minor impact on the environment. A significant negative impact on the environment is connected with the possibility of emergency situations caused by physical deterioration and violation of operation conditions (operational risks).
If the Issuer violates the RF environmental legislation, penalties may be imposed.
Historically, the Company uses equipment that contains trichlorodiphenyl (TCD), which in some cases may result in environmental contamination. Significant equipment wear and tear contributes to the realization of this risk. Consequences include potential contamination of the Company’s personnel and/or the general population. In addition, in case of the violation of operation, storage or recycling procedures for equipment that contains TCD, sanctions may be imposed on FGC UES by public control bodies.
The probability of these risks is low, with insignificant consequences for the Issuer’s operations.

Actions taken by FGC UES:
Environmental safety and the sustainable use of natural resources play an important role in the Issuer’s activities. The tool to reduce environmental risks is the Company’s environmental policy, which has been approved by the Company’s Board of Directors. The Company implements its environmental strategy in accordance with the Russian Federation’s environmental doctrine approved by the Board of Directors on January 28, 2009, its own environmental policy and the opinions of leading environmental protection groups. When new facilities are designed, the environmental aspect is developed as a stand-alone part of the project and takes into account all requirements of applicable Russian environmental legislation.
In the second half of 2010, FGC UES approved the 2011-2013 Environmental Policy Implementation Program. The Program outlines numerous organizational and technical measures to reduce risks and minimize negative impact on the environment by increasing efficiency of the environmental management as well as introducing eco-friendly and safe technologies of electric power transportation and implementing power-saving policy. For example, the use of gas-insulated switchgears at the UNEG power facilities allows to reduce the area of substations and lower the noise level by several times. Application of aerial cable lines with cross-linked polyethylene insulation contributes to preservation of plant and animal life, especially in reserved areas. The Company developed the target program for complete decommissioning and neutralization of trichlorodiphenyl-containing equipment, and started the work involving phased inclusion of all JSC FGC UES’ branches in the environmental management system with their subsequent certification for compliance with the requirements of international standard ISO14001:2004 “Environmental Management System.”

Potential changes in the industry (considered separately for the internal and external markets) which the Issuer deems to be important, and expected measures to be undertaken by the Issuer:

Internal market
The most significant change in the electric power industry for FGC UES was the restructuring of RAO UES of Russia, which was completed in the summer of 2008.

The most significant changes in the legal framework for 2010 (until the approval of this Prospectus) were the following:

  On July 26th, 2013, the Russian Ministry of Energy approved changes in FGC UES’ 2013-2017 investment program in terms of the basic characteristics of FGC UES’ investment program for 2013;
  From January 1st, 2013, Federal Law No. 202-FZ of November 29th, 2012 “On Amending Part Two of the Russian Tax Code” took effect. This Law is aimed at gradual cancellation of property tax exemptions that were in force with respect to transmission lines and facilities which form an integral part thereof.

  On November 22nd, 2012, Decree of the Russian President No. 1567 “On Open Joint Stock Company “Russian Grids” was signed;
  On October 31st, 2012, the Russian Ministry of Energy approved FGC UES’ 2013-2017 investment program (the volume of investments in 2013-2014 remained at the level of the 2012-2014 program that was approved earlier);
  On May 21st, 2012, Order No. 114-e/2 (dated May 21st, 2012) of the Russian FTS “On Amendments to Order of the Federal Tariff Service No. 552-e/2 dated December 29th, 2009 on the approval of tariffs for power transmission services via the all-Russian Unified National Electric Grid (UNEG) provided by FGC UES for the long-term regulatory period of 2010-2014.” This order adjusted tariffs for power transmission services via the all-Russian Unified National Electric Grid provided by FGC UES from July 1st, 2012 and for subsequent years of the long-term regulatory period;
  On May 11th, 2012, the Russian Ministry of Energy approved FGC UES’ 2012-2014 investment program in the amount of RUB 504.8 billion, which provides for commissioning 50,386 MVA and 13,147 km of transmission lines;
  On May 4th, 2012, Decree No. 442 of the Russian Government “On Operation of Retail Electricity Markets, Full and (or) Partial Restriction of Energy Consumption Regime” was signed;
  On January 31st, 2012, the Russian Government via Decree No. 1178 (dated December 29th, 2011) “On the Pricing Policy Applicable to Regulated Prices (Tariffs) in the Energy Industry” approved the basic principles of the pricing policy applicable to regulated prices (tariffs) in the energy industry and rules for the State regulation (revision, application) of prices (tariffs) in the energy industry. In connection with the entry into force of the above-mentioned decree, Decree No. 109 of the Russian Government (dated December 26th, 2004) “On Pricing Policy Applicable to Russian Electric and Thermal Energy” has become null and void as regards state regulation of prices (tariffs) in the energy industry;
  On August 29th, 2011, the Russian Ministry of Energy approved the development scheme and program for Russia’s Unified Energy System (UES) for the 2011-2017 period.
  On April 12th, 2011, Order No. 1172 of the Russian Government (dated December 27th, 2010) on approval of the rules of the wholesale electricity and capacity market and on amendments to certain acts of the Russian Government regarding the organization of the wholesale electricity and capacity market came into force.
  In accordance with this Order, on April 13th, 2011, the Management Board of the Federal Tariff Service passed a resolution on “smoothing” FGC UES’ required gross proceeds for 2011 in the amount that reduces FGC UES’ feasible required gross proceeds to maintain the UNEG transmission facilities in 2011, in relation to required gross proceeds established from January 1st, 2011 in the amount of RUB4.5 billion. In subsequent years, the long-term regulatory period provides for a uniform level of growth for such rates for consumers across all constituent entities of the Russian Federation: 26.4% in 2012, 26.3% in 2013 and 26.3% in 2014. The FTS in its Order No. 94-e/1 (dated May 5th, 2011) established payment rates for normative power losses within the UNEG for 2011;
  On December 28th, 2010, the Federal Tariff Service stipulated tariffs for electricity transmission services via the UNEG for the long-term regulatory period (2010-2014), based on the RAB regulation method, providing for a balanced structure of sources for financing FGC UES’ 2010-2014 investment program. In accordance with the Russian FTS Order, the increase in the average tariff for electric power transmission services provided by FGC UES for the long-term regulation period will be: 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014;
  On December 17, 2010, the Board of Directors of FGC UES approved the Company’s 2010-2014 investment program in the amount of RUB 952.4 billion. On November 12th, the Investment Program of FGC UES was approved by the Russian Ministry of Energy;
  On September 1, 2010, the Federal Tariff Service approved RAB regulation parameters for FGC UES for 2010-2014;
  On June 3, 2010, the Russian Government approved the adjusted general plan for the allocation of transmission facilities until 2020 with an outlook until 2030. Initially, the General Plan was developed in 2006-2007 and approved by Russian Government Order No. 215-r (dated February 22nd, 2008). Monitoring of the General Plan in 2009 revealed significant deviations from the targets, including in terms of: power consumption, the commissioning of generating facilities and the de-commissioning of thermal power plants. Upon monitoring, it was decided to amend the General Plan;

  The main objective of the scheme and program is to promote the development of network infrastructure and generating capacities and to ensure satisfying the long-term and medium-term demand for electricity and capacity. This document was in effect until March 1st, 2011. The UES of Russia development program describes feasible and potential projects for developing transmission and distribution networks, as well as the UES of Russia development scheme, taking into account the results of performed electric computations using UES of Russia’s perspective calculation model;
  On February 24th, 2010, the Russian Government signed a resolution establishing the operating principles for Russia’s long-term electricity market. The capacity market started operating in 2011. Its main objective is to ensure that power generation companies receive an adequate return on funds invested in implementing investment programs.

Since transmission via the Unified National (all-Russian) Electric Grid (UNEG), under the Russian Federal Law on Natural Monopolies, is regulated as an activity in the conditions of natural monopolies, industry changes may be caused only by FGC UES’ activity. Since the possibility of deterioration in the industry’s situation is estimated to be insignificant, the actions to be undertaken by the Issuer are not specified.

External market
The Issuer believes that changes in the external electricity market may not significantly affect the Issuer’s activity. Therefore, actions to be taken by the Issuer are not specified.

Risks related to possible changes in the prices for raw materials and / or services used by the Issuer in its activity (separately for the internal and external markets), and their influence on the activity of the Issuer and on the discharge of its obligations under securities.

Internal market
Risks related to possible changes in the prices of raw materials and/or services used by the Issuer in its activity have no material impact on the Issuer’s activity and on the discharge of its obligations under securities. As an infrastructure organization on the wholesale market, FGC UES is not involved in generating and consuming electricity (except for its own needs). In this respect, the main result of its activity is maintaining the UNEG to ensure the reliability of electric power transmission, which does not depend to a great extent on the use of any raw materials and supplies that are typical for process industries. The forecast of prices for the services of outside organizations, as well as for the equipment and materials used in FGC UES’ activity does not imply the risk of a significant near-term rise in prices. The Issuer’s risk management policy involves the creation of a competitive environment in the procurement of work and services, the optimization of repair, maintenance and capital construction expenses and the elimination of cross purchases.

External market
The Issuer believes that changes in the prices on raw materials and/or services on the external market cannot have a significant impact on the Issuer’s activity and on the discharge of its obligations under securities.

Risks related to possible changes in the prices for products and/or services of the Issuer (separately for the internal and external markets) and their influence on the Issuer’s activity and on the discharge of its obligations under securities.

Internal market
The basic risk is connected with amendments to the preliminarily approved decisions of the Russian Government and the Federal Tariff Service related to fees for power transmission services via the UNEG in planned volumes. These decisions were taken into account when establishing marginal tariff levels for electricity for the 2012-2014 period, and their amendment will require a considerable adjustment in planned expenditures, including investment program modification.

External market
Changes in prices in the external market will not affect the Issuer’s activity and the discharge of its obligations under securities, as the Issuer’s basic income results from the collection of fees for power transmission services via the UNEG.
Risk of default in the investment program financing schedule and performance
Due to the fact that Decree of the Russian Federation Government No. 159 dated February 27th, 2013 “On Amending the Rules for Approving Investment Programs of State Electric Power Engineering Entities and Grid Companies” took effect on March 14th, 2013, this may result in some risks connected with a possible exclusion of facilities not covered in area planning documents from the investment program.

3.5.2. Country and regional risks

Risks related to the political and economic situation in the country (countries) and in the region where the Issuer is registered as a taxpayer and / or carries out its main activity provided that the Issuer’s main activity in such country (region) yields more than 10 per cent of revenues for the latest completed reporting period preceding the Prospectus approval date.

Country risks
The Issuer is registered as a major taxpayer and carries out its activity across the entire territory of the Russian Federation. Since electric power is an infrastructure sector of the economy, the Issuer’s country-related risks fully depend on Russia’s economic and political situation. The Russian economy is not shielded from market softening and recessions in other countries, as well as from large-scale economic crises similar to the global financial crisis. Financial problems or the keen perception of risks related to investments in developing countries can decrease the volume of foreign investments in Russia, and adversely affect the Russian economy. In addition, as Russia produces and exports large volumes of natural gas and oil, its economy is particularly vulnerable to changes in global prices of natural gas and oil, and slump in prices of natural gas and oil may impede Russia’s economic development. The Russian Federation has investment-grade ratings assigned by the leading global credit rating agencies.
The Russian Federation has a long-term credit rating in foreign currency of BBB (outlook “Stable”) according to Standard & Poor’s credit rating agency (assigned December 21st, 2009), Baa1 (long-term credit rating in foreign currency, outlook “Stable,” assigned December 12th, 2008) according to Moody’s rating agency, BBB (long-term credit rating in foreign currency, outlook “Stable,” assigned January 16th, 2012), according to the Fitch rating agency.
On June 28th, 2013, Standard & Poor’s, an international ratings agency, affirmed the long-term and short-term foreign currency credit ratings of the Russian Federation at BBB/A-2, as well as long-term and short-term local currency ratings at BBB+/A-2. The outlook for a ratings change is “Stable”. At the same time, S&P affirmed the long-term “ruAAA” Russia national scale rating. According to the agency, the ratings are still constrained by structural weaknesses in Russia’s economy, in particular, strong dependence on hydrocarbons and other commodities. The ratings are also constrained by the weakness of political and economic institutions, which limits the competitiveness of the economy. This leads to the weakness of the investment climate and business environment. The condition of state finances remains rather strong due to revenues from the sale of commodities, in particular, oil, which accounts for over a half of the federal budget receipts. However, it makes the country susceptible to risks in case the cost of commodities changes.
Based on expectations of mostly stable receipts from the sale of commodities, S&P forecasts a gradual transition of the Russian Federation to the central government budget deficit which will be 1.7% of GDP by 2016. “The stable outlook reflects the balance of risks in terms of ratings. The state budget and the economy as a whole remain dependent on fluctuations in prices of key export commodities, oil in particular. This weakness is compensated, to a certain extent, by low public debt and the relatively strong external position of the country”. The ratings may be positively influenced by implementation of governmental measures, which will lead to expansion of the economic base and improvement of the economic growth.
On March 27th, 2013, Moody’s Investors Service, an international ratings agency, affirmed Russia’s Baa1 government bond rating and “stable” outlook given the country’s continued balance of strengths and challenges.

The strengths underpinning Russia’s sovereign rating and outlook are the strong fiscal and external debt metrics compared to other countries in the same rating category. Moody’s also views positively the improvements in Russia’s monetary policy framework, introduction of a more flexible exchange-rate regime and a move towards inflation-targeting. However, these strengths are counterbalanced by Russia’s increased susceptibility to event risk in light of its lower post-crisis growth potential and weaker fiscal position. Both of these factors reduce the country’s ability to absorb potential shocks, such as a prolonged decline in oil prices. Moody’s decision to affirm Russia’s Baa1 government bond rating is underpinned by the country’s relatively strong fiscal and external metrics and the increase in exchange-rate flexibility. As compared to other countries in the same rating category, Russia benefits from its low general government debt (at around 13% of GDP in 2012), a mostly balanced general government budget in the coming years and very low debt-service costs which were at around 1.7% of general government revenues in 2013. These factors also account for the “stable” rating outlook on Russia’s sovereign debt rating. Russia’s rating is also supported by a comparatively moderate level of the total external debt (27% of GDP in 2012) and continued, albeit declining, current account surpluses, as well as the country’s significant foreign-exchange reserves, which - when including the country’s Reserve Fund and National Welfare Fund - stood at around USD 475 billion as of March 2013, or 23.5% of 2012 GDP. In addition, the increasing exchange-rate flexibility mitigates the impact of current oil price fluctuations on the Russian economy. Alongside the introduction of the country’s new exchange-rate framework, the Central Bank of Russia has also improved the monetary transmission mechanism and is preparing for the adoption of inflation-targeting measures. Moody’s also views positively the recently improved access of non-residents to the Russian sovereign bond market, which should help raise the traditionally scarce long-term funding, and over time also increase the attractiveness of corporate borrowers for investors. Furthermore, Moody’s considers the introduction of the new fiscal rule as positive in comparison to the status quo of full fiscal discretion following the abolition of the previous fiscal target related to the non-oil fiscal balance in 2009. However, Moody’s points out that these positive factors are counterbalanced by the country’s lower post-crisis growth potential, which is constrained by a weak rule of law and high corruption levels, as well as by stagnating oil production and challenges in the gas sector. In Moody’s opinion, the country’s weak institutions are exacerbating the government’s challenges to attract sufficient levels of investment capital to replace aging infrastructure; develop economic bases such as manufacturing and services sectors; and ultimately increase Russia’s potential growth rate. While Moody’s expects oil prices to stabilize at a high level, Russia’s oil production is flat and may even decline in the coming years. The gas sector faces a different situation, with gas production likely to continue increasing but demand and prices remaining under pressure given technological changes in the extraction of shale gas and liquefied natural gas. The affirmation of ratings reflects the Russian government’s slight net asset position due to previous fiscal surpluses and currently moderate deficits, as well as the economy’s slight net external asset position, with liquid external assets exceeding the economy’s gross external debt. However, the ratings of Russia remain constrained by structural weaknesses in its economy, in particular, strong dependence on hydrocarbons and other commodities, and by weak political and economic institutions that impede the economy’s competitiveness, leading to a weak investment climate and business environment. The “stable “outlook reflects the balance of risks (in terms of ratings). According to the agency, the dependence of the budget and the economy on price fluctuations for key export commodities is compensated to a certain extent by low public debt and the relatively strong external position of the country.

Political risks
In line with changes in the political and economic situation, and for the purpose of upgrading the banking, judiciary, fiscal, administrative and legislative systems, the Russian Government is introducing numerous successive reforms to stabilize the current Russian economy and integrate it into the global system. In connection with the 2011 parliamentary elections and the 2012 presidential elections, experts do not expect any significant changes in the fundamental political landscape that would destabilize Russia’s developed political system.
The reduction in the impact of regional political risks and planning for the prospective development of the UNEG are provided for by regional agreements with administrative authorities of constituent Russian entities. The purposes of these agreements are as follows:
  Operating and developing power grid facilities of constituent entities of the Russian Federation;
  Implementing investment programs for the construction and reconstruction of power grid facilities to prevent power shortages and to enhance the security of the power supply for Russian customers;
  Connecting new customers to electric grids.

Economic risks
If the Company’s activities are negatively affected by changes in the country’s situation, the Issuer intends to take all measures to decrease the influence of the said changes on its activities. One of the measures to address this risk is implementation of the Program for the Substitution of Imported Equipment, Materials and Technologies at FGC UES facilities for 2011-2014, which is aimed at prioritizing the purchase of hi-tech equipment produced domestically in Russia. The Company’s 2011-2017 fixed assets renovation program approved by FGC UES’ Management Board promotes the production of electrical equipment in Russia under agreements between Federal Grid Company and equipment manufacturers.

Actions to be taken by the Issuer in case of the negative impact of changes in the country (countries) and the region on its activity.
In case of negative changes in the situation for the country and / or the region, the Issuer intends to undertake the following measures:
  To lower production costs;
  To reduce the investment program;
  To implement the crisis management program.

Risks associated with possible military conflicts, the announcement of a state of emergency and /or strikes in the country (countries) and region where the Issuer is registered as a taxpayer and / or carries out its main activities:

 The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

The announcement of a state of emergency and major strikes will not significantly affect the Issuer’s activity. Such risks are very low and unlikely. In case of possible military conflicts, the Issuer bears the risk that its assets may deteriorate.
However, the probability of military conflicts is estimated as unlikely.

Risks associated with the geographical features of the country (countries) and the region where the Issuer is registered as a taxpayer and/or carries out its main activities, including a heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and/or inaccessibility, etc.:

 The Issuer carries out its activity across the entire territory of the Russian Federation. Therefore, the Issuer does not distinguish between country and regional risks.

Risks associated with the geographical features of a region, including the heightened danger of natural disasters, the possible interruption of transportation connections due to remoteness and/or inaccessibility, have no significant impact on the Issuer, as the region where the Issuer carries out its activity is only slightly exposed to such risks.

Nevertheless, it must be acknowledged that a part of the Issuer’s transmission assets is located in the area of:
  severe climate conditions, which creates certain difficulties in maintaining equipment in proper working order;
  increased political and terrorist instability. However, the probability of terrorist attacks is estimated by the Issuer as unlikely.

The probability of man-made disasters is estimated by the Issuer as insignificant.

3.5.3. Financial risks

If one of the following risks occurs, the Issuer will take all possible measures to minimize its negative impact. The activities shall be performed on a case-by-case basis depending on the specific situation. The Issuer cannot guarantee that measures aimed at overcoming the resulting negative consequences will lead to improvement, as the factors described are beyond the Issuer’s control.
The Issuer’s exposure to risks related to interest rates and exchange rates, the Issuer’s operations or hedging for the purpose of mitigating the adverse impact of the above-mentioned risks.
The exposure of the Issuer’s financial situation, liquidity, funding sources and performance, etc. to changes in the currency rate (currency risks).

The Issuer’s activity is associated with financial risks which depend on alterations in the economic situation and the state of financial markets. Currency risk, credit risk and interest rate risk are risks which can significantly impact the Issuer’s activity.

Currency risk is associated with uncertainty surrounding exchange rate fluctuations (principally, the US dollar and Euro), which influences the performance of foreign currency obligations with respect to imported equipment.
The exposure of the Issuer’s financial situation, liquidity, funding sources and performance, etc. to changes in the currency rate (currency risks).
The Issuer’s revenues from electricity transmission services are calculated in the Russian national currency, Russian rubles, and only a small portion of its revenues is generated in foreign currency. FGC UES’ current liabilities are also denominated in rubles.
Credits and loans previously obtained by FGC UES are serviced in strict accordance with established schedules.
The Company is exposed to economic risks related to an increase in exchange rates and inflation, as they influence the cost of imported equipment purchased under the corporate investment program.
In terms of exchange rate fluctuations, these fluctuations affect the Russian economy as a whole and can therefore indirectly influence the Issuer’s operations.
The Issuer’s financial position, liquidity, funding sources and performance are slightly exposed to foreign currency exchange rate fluctuations.
Actions to be taken by the Issuer in case of a negative impact of the exchange rate and interest rate on its activity:
One of the measures to address this risk is implementation of the Program for Support and Promotion of the Development of National Equipment Makers, which is aimed at prioritizing the purchase of hi-tech equipment produced domestically in Russia (by 2014 a share of purchased domestic equipment is planned to be increased to 54%). In addition, the Russian ruble is a priority currency in settlements for delivered products. In order to control exchange transactions, the Board of Directors approved a currency limit of RUB 2.5 billion.
The Issuer does not hedge foreign exchange fluctuations due to the insignificance of foreign exchange transactions in its activity.
As the majority of procurements are made in rubles and the Company has no outstanding external borrowings in a foreign currency, the Issuer’s exchange risk is insignificant.

The interest rate risk is mostly associated with changes in interest rates on bank loans, since an increase in interest rates results in an increase in the cost of servicing variable rate borrowings and new borrowings, whereas a decrease in interest rates results in over-payments on existing fixed-rate borrowings, which can only be reduced by early re-payment.
To finance the 2013-2017 investment program, the Company intends to raise a substantial amount of borrowings, which will directly affect the Issuer’s interest rate risk. A negative change in financial market conditions (such as a considerable increase in interest rates) will result in increase of the Issuer’s expenses related to loan servicing.
To mitigate the consequences of this risk, the Issuer controls the level of the Company’s debt burden and borrowing capacity, including in planning the Company’s investment activity. The criteria of the Company’s borrowing capacity and their target values are determined by the Company’s Regulations on Credit Policy and are approved by the Company’s Board of Directors (Minutes No. 195 dated May 27th, 2013). It should be noted that the approved long-term 2010-2014 RAB regulation parameters, as well as investment demand for the same period, determine a balanced structure of own and borrowed sources for investment financing and ensure the attractiveness of the Issuer to creditors and investors on debt capital markets.
Credits and loans previously obtained by FGC UES are serviced in strict accordance with established schedules. Considering the current liquidity situation, the risk that FGC UES fails to perform its obligations in full and in time is insignificant. The likelihood of such situation is estimated as low.

As of the date of approval of this quarterly report, the scope of the Issuer’s obligations with floating interest rates is RUB 30 billion. The Issuer may, however, repay these obligations ahead of schedule, should the respective coupon rate become 10 or more percent per annum. Thus, the risk of growth of the floating interest rate is hedged. The Issuer estimates the interest risk as insignificant.
The Issuer currently cannot reliably assess the impact on its financial position of a further reduction in financial market liquidity and unstable growth in currency and stock markets. The Issuer’s management is taking appropriate measures to support sustainability and growth of the Issuer’s business under existing financial and economic conditions.

Actions to be taken by the Issuer in case of a negative impact of the exchange rate and interest rate on its activity:
The Issuer’s exposure to foreign currency exchange rate fluctuations is insignificant, since all of its liabilities are denominated in the Russian national currency. In case of a significant growth in foreign currency rates, the Issuer can change its plans to purchase imported equipment under the investment program.
Actions to be undertaken by the Issuer in case of negative effect of interest rate changes on its activity:
  Revision of the investment policy to reduce the duration of borrowings;
  The extension of existing loans in case of interest rates that are below the market level;
  Optimization of settlements with creditors to extend the maturity period;
  Operations with short-term liquid assets.
Credit risk (risk of non-performance or the non-timely performance of obligations by partners and, as a consequence, overdue and unrecoverable accounts receivable).
The primary operating income of FGC UES comprises payments for the transmission of electricity and technological connection services provided by the Company. In accordance with Russian law, FGC UES is obligated to enter into contracts on electricity transmission with all eligible customers. If a customer does not make a timely payment for electricity transmission services, the Company is permitted to suspend these services in relation to the said customer. However, the Company may not unilaterally terminate contracts with defaulting consumers. As of September 30th, 2013, the Company had outstanding receivables in the amount of RUB 24,231,160.
If the Company is faced with any non-payments and payment delays and, in particular, if these payments continue for an extended period of time due to the Company’s inability to terminate service provision to customers that do not provide timely payments, the Company’s business, financial conditions and operating results could be affected adversely.
Deterioration in the operating conditions of the Issuer’s counterparties could also impact the Issuer’s forecast of cash flows and the assessment of the devaluation of financial and non-financial assets, as well as the ability to carry out obligations under bonds.
The Company minimizes the influence of this risk through the following measures:
1.	Strengthening the consumers’ payment discipline;
2.	Negotiating with consumers on timely debt repayment;
3.	Establishing a payables and receivables management committee and approving a payables and receivables management policy. The policy for managing accounts receivable and accounts payable is approved;
4.	A sub-division of executive authority was set up to control and minimize JSC FGC UES’ financial risks associated with counter-parties.

Potential impact of inflation on payments under securities. Critical inflation values (in the opinion of the Issuer) and actions to be taken by the Issuer to mitigate these risks:
Since the Issuer’s bonds are denominated in the national currency (rubles), the real bond yield is exposed to inflation. A change in the purchasing power of the ruble may impact the Issuer’s real bond yield and its attractiveness for investors. However, this risk is considered to be relatively low.

The current inflation rate has no significant effect on the Company’s financial standing. According to inflation forecasts, it will not significantly affect the Issuer’s ability to make payments under bonds. A critical inflation rate is a level that exceeds 30%.
If the inflation rate exceeds this critical value, the Issuer will increase the share of short-term financial instruments in its asset basket and will reduce internal costs.
Financial indicators which are the most exposed to changes as a result of the above-mentioned risks. Risks, their probability and the nature of changes in financial statements:
The following elements in the Issuer’s accounting statements, which are most exposed to changes due to the above-mentioned financial risks:
  Loan servicing costs, and, consequently, profits;
  Accounts payable for imported equipment, which are denominated in a foreign currency;
  Receivables arising from the economic inability of counterparties to pay for the Issuer’s services.
Currently, the Issuer cannot reliably assess the impact on its financial position of further reduction in financial market liquidity and unstable growth in currency and stock markets. The management believes that it has undertaken all necessary measures to maintain stability and ensure the growth of the Issuer’s business under current circumstances.

3.5.4. Legal risks

Legal risks related to the Issuer’s operations (separately for the internal and external markets):

Risks related to changes in the currency exchange regulation:

Internal market

The risk of currency regulation changes on the internal market does not have a material effect on the Issuer’s activity. The prices of the Issuer’s services are set in rubles, and the majority of the Issuer’s liabilities are denominated in Russian currency. The currency risks related to electricity transmission through the Baltic States and the Republic of Belarus are minimal, as they constitute an insignificant part of the Issuer’s total expenses (less than 1 percent). Therefore, the impact of this kind of risk on the Issuer is minimal.

External market

The risk of currency regulation changes does not have a material effect on the Issuer’s activity.

Risks related to changes in tax legislation

Internal market

The analysis of the latest tax legislation trends in Russia does not allow for definitive conclusions as to the general trend for tax reforms. Meanwhile, it should be noted that recent legislative initiatives of public authorities were aimed at reducing the tax burden and developing a more flexible tax system. At the same time, the rate of earnings in certain Russian industries was somewhat reduced due to some tax legislation changes. In certain cases, Russian tax legislation allows for wide interpretation. As has become clear during recent years, provisions that allow for a dual interpretation are often interpreted by tax authorities in a way that is not in the favor of taxpayers. Therefore, virtually any Russian market participant could be exposed to additional risks. The application of sanctions against the Issuer or persons holding management positions could have a negative impact on the Issuer’s activity. The Issuer believes that in general its understanding of legislative norms is consistent with the position of tax authorities where it is registered as a taxpayer. However, the Issuer cannot exclude entirely the possibility of disagreement in this respect.
From January 1st, 2013, Federal Law No. 202-FZ dated November 29th, 2012 “On Amending Part Two of the Russian Tax Code” became effective. This Law is aimed at gradual cancellation of property tax exemptions that were earlier in force with respect to transmission lines and facilities which form an integral part thereof. Thus, as regards transmission lines and facilities which form an integral technological part thereof, tax rates may not exceed 0.4 percent in 2013, 0.7 percent in 2014, 1.0 percent in 2015, 1.3 percent in 2016, 1.6 percent in 2017, and 1.9 percent in 2018. The list of property pertaining to the specified facilities is approved by the Russian Federation Government. These changes will lead to additional expenses on the part of JSC FGC UES (in comparison with the earlier preferential tax treatment).

External market

The risk of tax legislation changes in the external market does not have a material effect on the Issuer’s activity.

Risks related to changes in customs regulations and duties:

Internal market

Legal risks related to changes in customs regulations and duties on the internal market are considered to be immaterial. In the course of implementing its investment program, the Issuer purchases foreign equipment via contracting organizations. Taking into account the availability of domestic equivalents for the majority of equipment, the risk of customs regulation changes is considered to be immaterial. In addition, as equipment is purchased by contracting organizations, most of the risks, if any, will not apply to the Issuer.

External market

Legal risks related to changes in customs regulations and duties on the internal market are considered to be immaterial.

Risks related to changes in licensing requirements with respect to the Issuer’s core activity or rights to use facilities with restricted transferability (including natural resources):

There are no risks related to changes in licensing requirements with respect to the Issuer’s core activity, since the Issuer’s core activity is not subject to licensing.

The Issuer does not hold any rights to use facilities with restricted transferability (including for natural resources).

Risks related to changes in judicial practice on matters related to the Issuer’s operations (including licensing issues) which may adversely impact operational results and the outcomes of pending legal proceedings to which the Issuer is a party:

Internal market

On August 7th, 2013, Decision of the Supreme Arbitration Court of the Russian Federation (hereinafter - SAC RF) No. 16497/12 dated April 23rd, 2013 was posted on the SAC RF official website. According to this Decision, investigation of the conformity of the penalty enforced by the intermediate court ruling to public order, evaluation of the penalty with respect to its proportionality to offense consequences are within the competence of the arbitration court. Having established that the penalty enforced by the intermediate court has signs of obvious disproportion to the consequences of the obligation breach, the Arbitration Court refuses to issue an order for enforcement of the ruling of the intermediate court. In addition, SAC RF resolved that recovery of the penalty by the intermediate court for short-term delay in the performance of the first work stage based on the contract price, for which reason its amount turns out to exceed the cost of the work itself and manyfold exceeds the usual amount of liability under such obligations calculated taking into account the refinancing rate, represents violation of such basic principle of the Russian law as a principle of proportionality of civil liability, which, according to the general rule, cannot be aimed at enriching the creditor and is designed to compensate possible losses and reinstate violated rights.
The adoption by SAC RF of this decision may have a negative impact on the Issuer’s performance as well as the results of judicial proceedings in which the Issuer is a party.

External market

The possibility of changes in judicial practice related to the Issuer’s operations (including licensing matters) is considered to be very low and will not significantly affect the Issuer’s activity. The Issuer transmits electricity outside the Russian Federation through the Baltic States and the Republic of Belarus. Since these services involve the parallel operation of energy systems from different countries, litigation risks in this regard are insignificant.

3.5.5. Risks related to the Issuer’s operations

Issuer-specific risks or risks related to the Issuer’s core financial and economic activities:

Risks related to pending legal proceedings to which the Issuer is a party: FGC UES may be legally responsible for obligations of companies whose assets were transferred to FGC UES in the course of reorganizing RAO UES of Russia, since FGC UES is the successor of RAO UES of Russia for respective obligations. However, the Issuer currently does not participate or intends to participate in any legal proceedings that could significantly impact its financial position. The Issuer believes that losses (acquisitions) are material if their amount exceeds 5% of the Issuer’s total assets.

Risks related to the impossibility of extending the Issuer’s license for a certain type of activity or rights to use the facilities with restricted transferability (including natural resources):

There are no risks related to the impossibility of extending the Issuer’s license, as the Issuer’s core activity is not subject to licensing.
The Issuer does not hold any rights to use facilities with restricted transferability (including for natural resources).

Risks related to the Issuer’s potential liability for third party debts, including those of the Issuer’s subsidiaries:

Risks related to the Issuer’s potential liabilities for third party debts, including those of the Issuer’s subsidiaries, are minimal. The Issuer may be exposed to risks of legal proceedings involving third party liabilities to the Issuer resulting from their failure to fulfill their obligations in respect to the Issuer’s core activity (electricity transmission), due to the existing economic situation. The Issuer undertakes all efforts (via settlement procedures or negotiations) to minimize the above-mentioned risks and resulting property damage for the Company.

Risks related to the possible loss of customers that account for at least 10 percent of the Issuer’s total revenue from the sale of products (work, services):
Risks related to the possible loss of customers that account for at least 10 percent of the Issuer’s total revenue from the sale of products (work, services). The Company is not exposed to the potential loss of customers, as electricity transmission via the Unified National Electric Grid is a monopolistic activity.

Other Issuer risks:

Risk related to computer system attacks
The Issuer’s ability to operate its business depends on its ability to protect computer systems from intrusions by third parties who may attempt to enter computer networks via the Internet or otherwise. If such attacks occur, they may result in the theft or destruction of data, including wholesale electricity market system models, and interruptions in the Company’s operations. In addition, disgruntled employees may cause similar damage to, or take similar actions with respect to, the Issuer’s computer systems and data to which they have access or to which they have gained unauthorized access.
To prevent unauthorized access to the Issuer’s corporate information system, computer monitoring systems have been created at data processing centers.

Technological risks
In terms of technological risks, the factors connected with the network configuration (excess network density in metropolitan areas, poorly developed radial network in certain regions of the country) are essential. The risks connected with above-level or abnormal natural and climatic effects are also essential. A part of the Company’s transmitting assets are located in severe climate areas (Magadan, Krasnoyarsk and Kamchatka regions), which poses certain challenges in maintaining equipment in good working order. To eliminate such situations, FGC UES’ experts analyze the possibility of applying more efficient and advanced repair technologies for key inter-state transmission facilities.

FGC UES has implemented an insurance program for high-voltage lines and substations against the possible impact of adverse natural phenomena.
To exclude technological disturbances and emergency situations:

  FGC UES has revised its maintenance and repair management system and restored the position of FGC UES’ chief engineer with the following key functions: ensuring electric grid equipment reliability, primarily due to timely repairs and renovation, ensuring reliable operational and technological control of the all-Russian Unified National Electric Grid (UNEG), ensuring readiness for emergency repairs;
  technical and engineering services have been strengthened: the UNEG operational and technological control model has been revised, a unified relay protection and an emergency control division have been established;
  maintenance and repair functions have been restored in FGC UES’ branches (MES, PMES) (previously, the Company outsourced these operations);
  preparation for reliable operation during the autumn/winter period (AWP) is coordinated with the regions, large customers and other energy companies.
The Company continuously extends cooperation and coordination activities with major customers and other energy companies aimed at developing the electric power industry. In particular, the Company signed agreements with SO UES, Russian Railways, Rosatom, Russian Technologies, MRSK Holding (after 04/04/2013 JSC “Russian Grids”), Transneft, OGK4, and many other entities.

3.5.6. Banking risks

Not available, since the Issuer is not a credit institution.

IV. Detailed information on the Issuer

4.1. History of the Issuer’s establishment and development

4.1.1. Full company name of the Issuer

Full company name of the Issuer: Open Joint Stock Company Federal Grid Company of Unified Energy System

Full company name of the Issuer in English: Federal Grid Company of Unified Energy System, JOINT-STOCK COMPANY

Abbreviated company name of the Issuer: FGC UES, JSC

Abbreviated trade name in English: FGC UES, JSC

Date of entry into force of the current names: June 25th, 2002

Name of the legal entity, the full or abbreviated name of which is similar to the full or abbreviated trade name of the Issuer, and notes required to prevent such names from being confused:
No full or abbreviated trade names of legal entities similar to the full or abbreviated trade name of the Issuer have been revealed.

Data on registration of the Issuer’s trade name as a trademark or service mark:
The trade name of the Issuer is registered as its trademark (service mark). Information on registration: Russian Title of Protection No. 267439 dated April 20th, 2004 for the trademark (service mark) of FGC UES.

Information on changes in the Issuer’s trade name and the form of incorporation since its establishment
The Issuer did not change its trade name and form of incorporation during the period of its activity.

4.1.2. Information on the Issuer’s State registration

State registration number of the legal entity: No. 00/03124

State registration date: June 25th, 2002

Name of the State registration authority: the Leningrad Region Registration Chamber

Primary State Registration Number (OGRN) of the legal entity: 1024701893336

Date of OGRN assignment (date of registration in the Unified State Register of Legal Entities as a legal entity incorporated prior to July 1st, 2002): August 20th, 2002

Name of the registration authority that entered a record in the Unified State Register of Legal Entities about the legal entity registered prior to July 1st, 2002): the Tosnenskiy District Inspectorate of the Ministry of Taxation of the Leningrad Region

4.1.3 Information on the establishment and development of the Issuer

The date until which the Issuer will exist, if it was established for a definite period or until attaining a certain goal: The Issuer has been established for an indefinite period of time.

Brief history of the establishment and development of the Issuer. The Issuer’s objectives, mission (if any) and other information about the Issuer which is important for making a decision to purchase its securities:

The mission of FGC UES is to reliably operate and develop the Unified National Electric Grid (UNEG) to boost Russia’s economic growth and to ensure an uninterrupted power supply to consumers. The Open Joint Stock Company Federal Grid Company of Unified Energy System (FGC UES) was established in accordance with the Russian electricity reform program to manage the Unified National (all-Russian) Electric Grid (UNEG) for the purpose of its preservation and development. The UNEG property complex established under the organizational and technological management of JSC FGC UES in the course of restructuring the electricity industry enables:

  strengthening the integrative role of Russia’s Unified Energy System and ensure the cooperation of electric power producers and customers on the competitive wholesale power market;

  ensuring buyers and sellers equal access to the wholesale power market;
  carrying out effective state regulation of tariffs for power transmission;
  improving the security of energy supply of the State;
  implementing efficient foreign economic policy in the Russian power industry.

The State registration of FGC UES took place on June 25th, 2002. The sole founder of FGC UES which owned 100% of its shares was RAO UES of Russia. In the course of the establishment of the Company, RAO UES of Russia contributed its backbone electricity transmission grid assets related to the UNEG to the Company’s authorized capital. Federal Law No. 35-FZ dated March 26th, 2003 on the Electric Power Industry and Federal Law No. 36-FZ dated March 26th, 2003 on Specific Features of the Functioning of the Electricity Industry during the Transition Period, and on the Introduction of Amendments to Certain Laws of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electricity Industry stipulate that the Russian Federation must own at least 75 percent plus one voting share in the Company.
The Russian Federation represented by the Federal Agency for State Property Management became the Company’s shareholder in 2007. The Government’s share in the Company’s authorized capital has continuously grown due to additional share issues in favor of the Russian Federation in 2007, 2008, 2009, 2010, 2011, 2012 and 2013, which were paid for from federal budget funds and as a result of RAO UES of Russia’s 2008 restructuring. While restructuring measures in the electric energy industry were being carried out, electric grid units in the UNEG under the management of FGC UES were being consolidated.
The consolidation process included the following stages:
In 2007, in the course of the re-organization of AO-Energo (RAO UES of Russia’s subsidiaries and affiliates), 56 regional electricity transmission grid companies (MSKs) were created on the basis of the UNEG facilities. MSK shares owned by RAO UES of Russia were transferred to pay for the additional issue of FGC UES shares. In accordance with the scheme of consolidating the UNEG facilities, as approved by the Board of Directors of RAO UES of Russia (Minutes No. 188 dated February 25th, 2005), starting from January 1st, 2006, electric grid facilities owned by the MSKs were transferred for use to FGC UES, and a tariff was established for FGC UES for transmitting electric power via these grids.
On July 1st, 2008, 54 MSKs were integrated as part of FGC UES, as the final stage of re-organizing RAO UES of Russia. The Tomsk Backbone Grids and the Kuban Backbone Grids remained subsidiaries of FGC UES (52.025% and 49% share in the authorized capital, respectively).
As a result of the restructuring of RAO UES of Russia, which was completed in July of 2008, more than 470 thousand former shareholders of RAO UES of Russia and the MSKs became shareholders of FGC UES. The scale of the Company’s operations increased several times. Given our fundamental role in the Russian electricity sector infrastructure, JSC FGC UES receives substantial government support.
Pursuant to Federal Law No. 394-FZ dated December 6th, 2011 amending the Federal Law on the Electric Power Industry, the UNEG management company obtains the pre-emptive right to purchase transmission facilities related to the UNEG, as sold by other owners of these facilities. The law also establishes the procedure for notifying FGC UES on the sale of the UNEG facilities. In the event of a violation of its pre-emptive right to purchase a UNEG facility, FGC UES may seek in court the transfer of rights and obligations of the buyer to FGC UES.
Most of the official long-term social and economic development plans and forecasts released by the Russian government and its agencies presume robust and continuous growth for the UNEG, with the State taking all required measures to ensure sustainable growth. Budget allocations received by FGC UES are used to finance the investment program and to implement federal target programs. From 2007 through 2012, a total of RUB 98,102,169.399 was allocated from the federal budget to finance the Company’s investment program.
FGC UES’ management is focused on increasing shareholder value through efficient activity, in accordance with the RAB-based tariff regulation system, cutting operating expenses, optimizing capital structure, implementing a reasonable financing strategy, adhering to strict financial discipline and developing a dividend policy in line with best business practices. In accordance with 261-FZ dated November 23rd, 2009, starting from January 1st, 2010, Federal Grid Company transitioned from a “Cost Plus” tariff system to the Regulatory Asset Base system (“RAB”). Under RAB, tariff charges for the Company’s services are established for a five-year period and based on a guaranteed return on capital applicable to initial and new investments, which is called to stimulate additional capital expenditures into the UNEG development.

In connection with the transition to the five-year tariff regulation period, on November 12th, 2010, the Russian government approved a new five-year investment program for 2010-2014 for FGC UES in the amount of RUB 952.4 billion.
On May 11th, 2012, the Russian Ministry of Energy approved the revised corporate investment plan for 2012-2014, assuming an investment reduction as compensation for moderate growth in electricity tariffs to regulate the final price for electricity. The CAPEX program for 2012-2014, which was approved by the Russian Ministry of Energy, was estimated at RUB 504.8 billion, as compared with the previous amount of RUB 592.3 billion. On October 31st, 2012, the Russian Ministry of Energy approved the 2013-2017 investment program of JSC FGC UES (Decree No. 531 dated October 31st, 2012) in the amount of RUB 775.53 billion. Implementation of the large-scale investment program is expected to stimulate the development and growth of JSC FGC UES’ assets. FGC UES continuously seeks to use innovative approaches and modern technological solutions in the management of its electricity transmission grid. In this respect, one of its key initiatives is the development and implementation of a “smart electricity grid,” which envisages systematic transformation and modernization of the entire electricity supply network of the Russian Federation to enable effective control and management of the electricity supply network and to introduce transparency into the system. Final implementation of the “smart electricity grid” is expected to substantially enhance the UNEG reliability and improve its efficiency, achieving up to a 3.3 percent reduction in electricity transmission losses.
On September 4th, 2012, FGC UES joined the UK Investor Relations Society (UK IRS). Joining the UK IRS is part of Federal Grid Company’s program to further refine its investor relations practices and to strengthen its position on the international capital markets.
On May 21st, 2012, by the Decree of the Russian President, the government’s stake of Federal Grid Company was included in the list of strategic enterprises. The Company’s inclusion in the list of strategic enterprises provides for a special procedure for selling government securities. Before entering the Company in the forecast privatization plan, the Presidential Decree on the reduction of the State share or the exclusion of the Company from the list of strategic enterprises is required. Legal instruments which are adopted in the Russian Federation aim at consolidating the Unified National (all-Russian) Electric Grid and increasing its reliability and, ultimately, consolidating management of the Russian grid complex as a whole. All institutional and corporate measures to unite the potential of FGC UES and MRSK Holding always take into account the interests of all shareholders and investors of both companies.
On June 30th, 30, the General Shareholders Meeting of MRSK Holding resolved to transfer the powers of its sole executive body to the management company, FGC UES. On June 30th, 2012, the Board of Directors of MRSK Holding approved the agreement on the transfer of powers of its sole executive body to the Federal Grid Company and on July 9th, 2012, it was approved by the Board of Directors of FGC UES. On November 22nd, 2012, President of the Russian Federation V.V. Putin signed Decree No. 1567 “On Open Joint Stock Company “Russian Grids”. This Decree renames MRSK Holding JSC to JSC “Russian Grids” and contributes the state’s 79.55% stake of JSC FGC UES into the authorized capital of JSC “Russian Grids.” This procedure will be executed through the government paying for supplement shares placed by JSC “Russian Grids.” The stockholding of the Russian Federation in the authorized capital of JSC FGC UES will be reserved in the amount of at least one share. Pursuant to the Decree, the said arrangements should be finalized by June 30, 2013. Besides, under the Decree of the Russian President, the Strategy for development of JSC “Russian Grids” must be prepared within one month from the date of the Decree and the Strategy for development of the power supply network of the Russian Federation must be developed and approved within three months. The draft of the Strategy for development of JSC “Russian Grids” was reviewed on December 20th, 2012 at the meeting of the Government Power Industry Commission.
In execution of the Decree of the Russian President (dated November 22nd, 2012) on the creation of Russian Grids JSC, Federal Law No. 35-FZ on the Electric Power Industry (dated March 26th, 2003) was amended. Amendments establish that control of the Russian Federation over the management organization of the Unified National (all-Russian) Electric Grid (which is JSC FGC UES) should be exercised by direct or indirect holding of a stake in its authorized capital of at least 50% percent plus one voting share.
The Russian Government’s Order No. 511-r dated April 3rd, 2013 approved the Strategy for development of the Russian power network complex.

Decree of the Russian Federation President No. 437 “On Increase of the Authorized Capital of Open Joint Stock Company “Russian Grids” authorized the procedure for increasing the authorized capital of JSC “Russian Grids” by issuing additional shares, determined that the stake of the Russian Federation in the authorized capital of the specified open joint stock company cannot be less than 61.7 percent, and amended Decree of the Russian Federation President No. 1567 (dated November 22nd, 2012) “On Open Joint Stock Company “Russian Grids” - in sub-clause “b” clause 1, the words “79.55 percent of shares” are replaced with the words “79.64 percent of shares”.
On June 14th, 2013, the Russian Federation contributed 79.64% of JSC FGC UES’ shares (federally owned) in the authorized capital of JSC “Russian Grids” as payment for additional shares of JSC “Russian Grids.” 7 shares of the Issuer remained the property of the Russian Federation represented by the Federal Agency for State Property Management. The agreement for the transfer of powers of the sole executive body ceased to be in force. On June 17th, 2013, Open Joint Stock Company “Russian Grids” and the Federal Agency for State Property Management of the Russian Federation signed the shareholders’ agreement on the procedure for JSC FGC UES’ management and voting. The agreement was entered into with respect to all JSC FGC UES’ voting shares owned by the parties and JSC FGC UES’ shares to be purchased by them in the future.

Other information on the Issuer’s activity which is important for making a decision on acquiring the Issuer’s securities: not available

4.1.4. Contact information

Issuer’s location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Address for correspondence: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Tel.: +7 (495) 8-800-200-18-81
Fax: +7 (495)710-96-41
E-mail: info@fsk-ees.ru
Website containing information on the Issuer and securities issued and/or to be issued: www.fsk-ees.ru; http://www.e-disclosure.ru/portal/company.aspx?id=379

Special department of the Issuer responsible for shareholder and investor relations: the Corporate Governance Department Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Tel.: +7 (495) 710-90-64
Fax: +7 (495)710-96-41
E-mail: info@fsk-ees.ru
Website: www.fsk-ees.ru

4.1.5. Tax identification code

The taxpayer identification number assigned to the Issuer by the tax authorities: 4716016979

4.1.6. Branches and representative offices of the Issuer

Names, dates of establishment, locations of all branches and representative offices of the Issuer in accordance with its Articles of Association (constituent documents), as well as full names of the heads of all branches and representative offices of the Issuer and expiry dates of powers of attorney issued by the Issuer:

No.	Branch / representative office	Location	Date of	Head, full name	Power of
			establishment		attorney
					expiration date
1.	FGC UES branch –	1 Tkatskaya Street,	26.08.2002	Sergey	12.06.2016
	Backbone Electric Grids	Moscow, Russia,		Alexandrovich
	(MES) of the Center	105318		Demin
2.	FGC UES branch –	9A Pirogovskaya	26.08.2002	Ageev Valery	01.11.2014
	Backbone Electric Grids	Embankment,		Valentinovich
	(MES) of the North-West	St.Petersburg, Russia,
		194044.

3.	FGC UES branch –	226	26.08.2002	Streltsov Sergey	01.08.2014
	Backbone Electric Grids	Molodogvardeyskaya		Viktorovich
	(MES) of Volga	Street, Samara, Russia,
		443100
4.	FGC UES branch –	Darnitskiy Pereulok,	26.08.2002	Aleksandr	19.02.2016
	Backbone Electric Grids	Inozemtsevo,		Viktorovich
	(MES) of the South	Zheleznovodsk,		Solod
		Russia, 357431
5.	JSC FGC UES branch –	10 Tolmacheva Street,	26.08.2002	Evgeny	22.12.2014
	Backbone Electric Grids	Yekaterinburg, Russia,		Nikolaevich
	(MES) of the Urals	620075		Zhuikov
6.	FGC UES branch –	117 Ady Lebedevoy	26.08.2002	Samuil	01.11.2014
	Backbone Electric Grids	Street, Krasnoyarsk,		Moiseevich
	(MES) of Siberia	Russia, 660099		Zilberman
7.	FGC UES branch –	47 Dzerzhinskogo	26.08.2002	Smirnov Sergey	30.10.2014
	Backbone Electric Grids	Street, Khabarovsk,		Georgievich
	(MES) of the East	Russia, 680000
8.	FGC UES branch – Nizhniy	29 Shlisselburgskaya	14.10.2004	Kulikov	31.10.2014
	Novgorod Entity of	Street, Nizhny		Aleksandr
	Backbone Electric Grids	Novgorod, Russia,		Leonidovich
		603600
9.	FGC UES branch –	The “Stroitelnaya”	14.10.2004	Zhdanovskiy	12.06.2016
	Chernozyomnoye Entity of	Site, Proezd Sh-5,		Mikhail
	the Backbone Electric Grids	Building 1, the		Mikhaylovich
		Industrial Unit, the
		Kotyol Station, Stary
		Oskol, the Belgorod
		Region, Russia,
		309540
10.	FGC UES branch – Volgo-	31 Ul. Energetikov,	14.10.2004	Zotov Igor	12.06.2016
	Okskoye Entity of the	settl. Energetik,		Anatolyevich
	Backbone Electric Grids	Vladimir, 600902
11.	FGC UES branch – Volgo-	221a Lenina Prospect,	14.10.2004	Skopov	12.06.2016
	Donskoye Entity of the	Volgograd, Russia,		Sergey
	Backbone Electric Grids	400006		Anatolievich
12.	FGC UES branch – Vologda	18 Planernaya Street,	25.04.2003	Igor	12.06.2016
	Entity of the Backbone	Vologda, Russia,		Vladimirovich
	Electric Grids	160023		Surovitsin
13.	FGC UES branch –	101a Timiryazeva	14.10.2004	Rudnev Sergey	12.06.2016
	Priokskoye Entity of the	Street, Tula, Russia,		Nikolayevich
	Backbone Electric Grids	300012
14.	FGC UES branch – Moscow	120 Beliy Rast,	25.04.2003	Vadim	12.06.2016
	Entity of the Backbone	Building 26, the		Viktorovich
	Electric Grids	Dmitrovskiy District,		Deynega
		the Moscow Region,
		Russia, 141870
15.	FGC UES branch – Verkhne-	Komsomolets, the	14.10.2004	Ivanov Yury	12.06.2016
	Donskoye Entity of the	Tambov District, the		Danilovich
	Backbone Electric Grids	Tambov Region,
		Russia, 392543
16.	FGC UES branch –	55 Kalinina Prospect,	14.10.2004	Dmitry	12.06.2016
	Valdayskoye Entity of the	Tver, Russia, 170001		Vladimirovich
	Backbone Electric Grids			Prokofiev

17.	FGC UES branch –	101 Shatkovskogo	25.04.2003	Doroshkov	01.11.2014
	Amurskoye Entity of the	Street, the Amur		Aleksandr
	Backbone Electric Grids	Region, Russia,		Gennadyevich
		676400
18.	FGC UES branch –	3 Tselinnaya Street,	25.04.2003	Loboda	01.11.2014
	Khabarovsk Entity of the	Khabarovsk, the		Aleksandr
	Backbone Electric Grids	Khabarovsk Territory,		Vladimirovich
		Russia, 680032
19.	FGC UES branch –	31 Grizodubovoy	25.04.2003	Ivanov Sergey	01.11.2014
	Primorskoye Entity of the	Street, Vladivostok,		Grigorievich
	Backbone Electric Grids	the Primorsk Territory,
		Russia, 690016
20.	FGC UES branch –	105, bldg. 5, Ul.	25.04.2003	Anatoly	01.11.2014
	Krasnoyarsk Entity of the	Pogranichnikov,		Alekseyevich
	Backbone Electric Grids	Krasnoyarsk, the		Blazhenkov
		Krasnoyarsk Region,
		Russia, 660111
21.	FGC UES branch –	35B Botanicheskaya	25.04.2003	Militsyn	01.11.2014
	Zabaykalskoye Entity of the	Street, Ulan-Ude, the		Maksim
	Backbone Electric Grids	Republic of Buryatia,		Gennadyevich
		Russia, 670045
22.	FGC UES branch – Kuzbass	25a Kirchanova Street,	25.04.2003	Kochetov	01.11.2014
	Entity of the Backbone	Kemerovo, Russia,		Aleksey
	Electric Grids	650004		Vladimirovich
23.	FGC UES branch – Omsk	4 Gubkina Prospect,	25.04.2003	Chikharin	01.11.2014
	Entity of the Backbone	Omsk, Russia, 644035		Anatoly
	Electric Grids			Mikhaylovich
24.	FGC UES branch – Zapadno-	17 Kalinina Prospect,	25.04.2003	Pavlov Valeriy	01.11.2014
	Sibirskoye (Western Siberia)	Barnaul, Russia,		Aleksandrovich
	Entity of the Backbone	656002
	Electric Grids
25.	FGC UES branch –	39 Industrialnaya	25.04.2003	Taskin Vladimir	01.11.2014
	Khakassia Entity of the	Street, Sayanogorsk,		Ivanovich
	Backbone Electric Grids	the Republic of
		Khakassia, Russia,
		662793
26.	JSC FGC UES branch –	3 Malakhitovy	25.04.2003	Nekrasov	23.12.2014
	Sverdlovskoye Entity of the	Pereulok,		Vladimir
	Backbone Electric Grids	Ekaterinburg, the		Leonidovich
		Sverdlovsk Region,
		Russia, 620085
27.	FGC UES branch – Yuzhno-	6a 2-oy Zapadniy	25.04.2003	Lebedev	23.12.2014
	Uralskoye Entity of the	Proyezd Street,		Vyacheslav
	Backbone Electric Grids	Chelyabinsk, Russia,		Igorevich
		454008
28.	FGC UES branch – Perm	34 Visherskaya Street,	25.04.2003	Shirokikh Oleg	23.12.2014
	Entity of the Backbone	Perm, the Perm		Leonidovich
	Electric Grids	Region, Russia,
		614058
29.	FGC UES branch – Sredne-	83 Federatsii Street,	25.04.2003	Evstifeyev	31.10.2014
	Volzhskoye (Mid-Volga)	Ulyanovsk, Russia,		Sergey
	Entity of the Backbone	432071		Olegovich
	Electric Grids
30.	FGC UES branch – Nizhne-	40 Sokolovaya Gora,	25.04.2003	Bydyak Nikolay	31.10.2014
	Volzhskoye (Lower Volga)	Saratov, Russia,		Petrovich
	Entity of the Backbone	4100384
	Electric Grids

31.	FGC UES branch –	Food Processor	25.04.2003	Boldyshev	31.10.2014
	Stavropol Entity of the	Industrial Zone,		Sergey
	Backbone Electric Grids	Zheleznovodsk, the		Viktorovich
		Stavropol Territory,
		Russia, 357400
32.	FGC UES branch – Kuban	5 Tramvaynaya Street,	25.04.2003	Vadim	19.02.2016
	Entity of the Backbone	Krasnodar, Russia,		Nikolayevich
	Electric Grids	350021		Pakov
33.	FGC UES branch – Rostov	54/1	25.04.2003	Koledin Viktor	31.10.2014
	Entity of the Backbone	Dnepropetrovskaya		Nikolayevich
	Electric Grids	street, the
		Pervomayskiy District,
		Rostov-on-Don,
		Russia, 344093
34.	FGC UES branch – Bryansk	Novobryanskaya	25.04.2003	Nekrasov Yuriy	31.10.2014
	Entity of the Backbone	Street, Vygonichi, the		Mikhaylovich
	Electric Grids	Bryansk Region,
		Russia, 243360
35.	FGC UES branch – Vyborg	Perovo, the Vyborg	25.04.2003	Yuriy Ivanovich	01.11.2014
	Entity of the Backbone	District, the		Barayev
	Electric Grids	Lenindgrad Region,
		Russia, 188932
36.	FGC UES branch –	10 Velikaya Street,	25.04.2003	Naydrov Sergey	01.11.2014
	Novgorod Entity of the	Velikiy Novgorod,		Yuryevich
	Backbone Electric Grids	Russia, 17300`
37.	FGC UES branch – Karelia	11 Veterinarny	25.04.2003	Mikhail	31.10.2014
	Entity of the Backbone	Pereulok,		Yuryevich
	Electric Grids	Petrozavodsk, the		Deyankov
		Republic of Karelia,
		Russia, 185013
38.	FGC UES branch –	120 Bely Rast, the	25.04.2003	Vadim	12.06.2016
	Specialized Production	Iksha Urban		Viktorovich
	Facilities Bely Rast	Settlement, the		Deynega
		Dmitrov District, the
		Moscow Region,
		Russia, 141870
39.	FGC UES branch –	Geologicheskaya	12.05.2005	Maltsev	01.11.2014
	Backbone Electrical Grids of	Street, Surgut, the		Aleksey
	West Siberia	Khanty-Mansi		Aleksandrovich
		Autonomous Okrug,
		the Tyumen Region,
		Russia, 628405
40.	FGC UES branch – the	1 Kurchatova Street,	16.06.2006	Dzyuba Taras	01.11.2014
	Leningradskoye Entity of the	St. Petersburg, Russia,		Vladimirovich
	Backbone Electric Grids	194223
41.	FGC UES branch – Tomsk	1 Energeticheskaya	16.06.2006	June 16th, 2006	01.11.2014
	Entity of the Backbone	Street, Tomsk, Russia,
	Electric Grids	634062
42.	FGC UES branch – Caspian	73a Dakhadayeva	23.08.2006	Alizhanov	31.10.2014
	Entity of the Backbone	Street, Makhachkala,		Khabibula
	Electric Grids	the Republic of		Devletgereyevich
		Dagestan, Russia,
		367012

43.	FGC UES branch – Northern	The 220 kv SS, 112 1-	07.06.2010	Gorev	01.11.2014
	Entity of the Backbone	ya Promyshlennaya		Aleksandr
	Electric Grids	Street, the Chovsk		Nikolayevich
		Industrial Unit,
		Syktyvkar, the
		Republic of Komi,
		Russia, 167000,
44.	FGC UES branch – Orenburg	15 Proyezd	13.07.2010	Butyaev	23.12.2014
	Entity of the Backbone	Avtomatiki, Orenburg,		Vladimir
	Electric Grids	the Orenburg Region,		Osipovich
		Russia, 460048
45.	FGC UES branch – Sochi	6 Komarova Street, the	06.09.2010	Nikolai	01.11.2014
	Entity of the Backbone	Adler District, Sochi,		Sergeyevich
	Electric Grids	the Krasnodar		Ivankov
		Territory, Russia,
		354375
46.	FGC UES branch – Samara	130	06.09.2010	Rozhkov	31.10.2014
	Entity of the Backbone	Zubchaninovskoye		Aleksey
	Electric Grids	Shosse, Samara,		Anatolyevich
		Russia, 443109
47.	FGC UES branch – Central	16 Bazovaya Street,	23.09.2010	Knyazev	31.10.2014
	Entity of the Backbone	Surgut, the Khanty-		Mikhail
	Electric Grids	Mansi Autonomous		Mikhaylovich
		Okrug-Yugra, the
		Tyumen Region,
		Russia, 628400
48.	FGC UES branch – Southern	The Tyumen SS, 5th	23.09.2010	Miritskiy	31.10.2014
	Entity of the Backbone	km of the Velizhansky		Nikolay
	Electric Grids	Tract, the Central		Vasilyevich
		District, Tyumen, the
		Tyumen Region,
		Russia, 625000
49.	FGC UES branch – Eastern	20 Industrialnaya	23.09.2010	Suvorin Sergey	31.10.2014
	Entity of the Backbone	Street, Panel 20, the		Sergeyevich
	Electric Grids	Western Industrial
		Unit, Nizhnevartovsk,
		the Khanty-Mansi
		Autonomous Okrug-
		Yugra, the Tyumen
		Region, Russia,
		628600
50.	FGC UES branch – the	Entuziastov Street,	23.09.2010	Rodionov	01.11.2014
	Yamalo-Nenets Entity of the	Noyabrsk, the		Roman
	Backbone Electric Grids	Yamalo-Nenets		Pavlovich
		Autonomous Okrug,
		the Tyumen Region,
		Russia, 629806
51.	JSC FGC UES Branch –	7, bldg. 2,	28.12.2012	Andrey	12.02.2016
	Technical Supervision	Samotechnaya Street,		Valeryevich
	Center.	Moscow, Russia,		Koltsov
		127473

4.2. Principal economic activity of the Issuer

4.2.1. The Issuer’s sector

Codes of the Issuer’s principal economic activity according to OKVED (Russian Classification of Economic Activities: 40.10.2

Other codes according to the OKVED assigned to the Issuer: 40.10.3, 40.30.2, 40.30.3, 60.10.2, 60.24, 64.20, 80.42

4.2.2. Principal economic activity of the Issuer

Principle activities (activities, types of products (work, services) providing at least 10 percent of the Issuer’s sales revenue (sales volume) for the last 5 completed financial years and for the last completed reporting period up to the date of approval of this Prospectus:

Indicator name	Reporting period
	2008	2009	2010	2011	2012	2013
						9 months
Type of economic activity: Electric power transmission services
Sales revenue (sales volume) from this type of activity, RUB ths.	66,128,765	80,173,317	109,510,275	134,875,494	136,581,431	113,256,171
Sales revenue share (sales volume) from this type of activity in total sales revenue (sales volume) of the Issuer, %	96.56	94.24	98.58	97.64	98.38	98.76

Changes in the Issuer’s revenue from principal economic activity by 10 or more percent as compared with the previous reporting period and reasons for such changes:

JSC FGC UES’ revenue for 9 months of 2013 increased by RUB 13,214 million as compared with the same period in 2012, including owing to:
1)

increase in revenue from power transmission services via the UNEG by RUB 13,142 million (13.1%), which was mainly caused by indexation of tariffs for power transmission services via the UNEG from July 1st, 2012 by 11%;

2)

increase in revenue from other unregulated activity by RUB 72 million, which was caused by increase in revenue from other unregulated activity by RUB 311 million and simultaneous reduction in revenue from provision of services for technological connection to the UNEG by RUB 239 million.

The key activities of JSC FGC UES are as follows:
- provision of services for electric power transmission via the UNEG;
- provision of services for technological connection of consumers to the UNEG.
Consumers of FGC UES’ services are organizations that possess (under the right of ownership or on other legal grounds) electric networks connected to the UNEG.
The largest consumers of services are:
- distribution grid companies;
- whole-sale companies that interact with consumers connected to the Unified National Electric Grid;
- consumers - participants in the wholesale electricity and capacity market.

According to the 2008-2012 analyzed period, revenue from transmission services tends to increase.
JSC FGC UES’ revenue in 2012 increased by RUB 700 million as compared with the same period in 2011, including owing to:
- increase in revenue from power transmission services by RUB 1,706 million, including due to increase in revenue from network maintenance by RUB 4,678 million, which was mainly caused by the growth of tariffs for services for electric power transmission via the UNEG from July 1st, 2012, and reduction in revenue from compensation of normative losses by RUB 2,972 million connected with the decrease of the loss ratio subject to compensation by consumers (from 4.84% to 4.49%);

- reduction in revenue from other activities by RUB 1,006 million (mainly due to the reduction in revenue from provision of services for technological connection to the UNEG caused by exclusion of the investment component from the cost of services for technological connection). There is a slight change in the revenue mix in 2012 as compared with 2011 - the share of revenue from the sale of products (work, services) under the core regulated activity (excluding revenue from technological connection) increased by 0.8%.
In 2011, revenue from transmission services increased by RUB25.4 million or 23.2% (as compared with the same period in 2010).
The main factors behind growth in corporate revenues are increasing production capacity, tariff growth and improved network maintenance operations.
The cost of FGC UES’ network maintenance services is determined based on the customer capacity demand and the tariff for power transmission via the UNEG.
Pursuant to Resolution No. 1172 (dated December 27th, 2010) of the Russian Government on the approval of rules for the wholesale electricity and capacity market and on amendments to certain acts of the Russian Government regarding the organization of the wholesale electricity and capacity market, as part of measures to reduce the growth of electricity prices for final consumers, the Federal Tariff Service published Orders No. 74-e/7 (dated April 13th, 2011) and No. 94-e/1 (dated May 5th, 2011), under which the tariffs for power transmission via the UNEG were changed for FGC UES from April 1st, 2011.
The average tariff for maintenance of FGC UES networks from April 1st, 2011 is RUB 111,083.35/MW-month. The tariff growth in 2011 as compared to 2010 was 27.9%.
In 2010, revenue from power transmission services increased by RUB 29.3 million or 36.6% (as compared with the same period in 2009).
The main factors contributing to growth in the Company’s revenues in 2010 were increased production capacity and an increase in network maintenance operations.
The cost of FGC UES network maintenance services is determined based on the customer capacity demand and the tariff for power transmission via the UNEG approved by Russian FTS Order No. 552-e/2 (dated December 29th, 2009) on the approval of tariffs for power transmission via the Unified National (all-Russian) Electric Grid (UNEG) provided by FGC UES in the amount of RUB 87,868.77/MW-month. The tariff growth in 2010 as compared to 2009 was 51.1%.
In 2009, as compared to the same period in 2008, revenue from power transmission services increased by RUB14.0 billion or 21.2% due to an increase in power transmission tariffs and production capacity growth, as compared with the same period in the previous year after transitioning to RAB-regulation.
Geographical areas that account for 10 or more percent of revenue for each reporting period. Changes in the Issuer’s revenue in specified geographical areas by 10 or more percent as compared with the respective previous reporting period and the reasons for the said changes:
The only geographical area that accounts for 10 or more percent of the revenue for each reporting period is the Russian Federation.
Seasonal characteristics of the Issuer’s principal economic activity:
The Issuer’s principal economic activity is subject to seasonal fluctuations. The volume of power transmission generally increases from October to March due to a reduction in daylight hours and cold weather. In addition, electricity demand is generally higher during normal business hours during the day and can vary from year to year due to climatic changes.
The general cost structure of the Issuer for the last completed financial year and for the last completed reporting period prior to the date of approval of this Prospectus for the items mentioned below as a percentage of total cost:

Cost Item	2012	2013
		9 months
Raw materials and supplies, %	1.57	1.78
Components and semi-finished products purchased, %	-	-
Production work performed and services provided by external organizations, %	6,95	6,83
Fuel, %	0.44	0.44
Electric power, %	11.06	9.86
Labor costs, %	13.86	13.57
Interest on loans*, %	-	-
Lease payments, %	1.12	0.98
Social costs, %	3.56	3.60
Depreciation of fixed assets, %	55.33	57.58
Taxes included in the cost of sales, %	0.09	0.09
Other costs, %	6.02	5.27
amortization of intangible assets, %	-	-
remuneration for rationalization proposals, %	-	-
mandatory insurance payments, %	0.03	0.03
representation expenses, %	0.01	-
other, %	5.98	5.24
Total: cost of production and cost of sales (cost of products, work, services), %	100	100
For reference: sales of products (work, services), % to cost of sales	130.22	127.84

* Loan interests are recognized in line 2330 “Interest payable” of the Income Statement for 2012 and 9 months of 2013.

Based on the above figures, depreciation of fixed assets makes up a significant share of the cost structure. Significant depreciation charges (over 47.26% in the Issuer’s cost structure) characterize the activity of FGC UES as capital-intensive.

New material types of goods (work, services) that are offered by the Issuer in its market to the extent of available general information on such types of goods (work, services). The development status of these types of goods (work, services):

The Issuer does not offer any new material types of goods (work, services) in its market. No developments are being carried out in this respect.

Standards (rules) used for preparing accounting (financial) statements and making calculations given in this Clause:

The financial statements of the Issuer are prepared based on the accounting and reporting standards applicable in the Russian Federation, in particular Federal Law No. 402-FZ “On Accounting” dated December 6, 2011, Provision on business accounting “Accounting Policy in Organization” (Russian Accounting Standards (RAS) 1/2008) approved by Decree No. 106n of the Russian Ministry of Finance dated October 6, 2008, Provision on business accounting and financial statements in the Russian Federation approved by Decree No. 34n of the Ministry of Finance dated July 29, 1998, and Provision on business accounting “Financial Statements in Organization” (Russian Accounting Standards (RAS) 4/99) approved by Decree No. 43n of the Ministry of Finance dated July 6, 1999.

4.2.3. Materials, goods and suppliers of the Issuer

The name, location, TIN (if available), OGRN (if available) of the Issuer’s suppliers that account for at least 10% of all materials and goods supplied, their share in the total supply volume for the last complete financial year and for the last completed reporting period prior to the date of approval of this Prospectus.

Main suppliers of the Issuer in 2012:

Item	Location	TIN	OGRN:	Share in
				total
				supplies
Limited Liability Company	2 Moskovskaya Street,	5836312266	1065836025045	25.29%
	Penza, the Penza Region,
Regional Center “Okhrana Truda”	Russia, 440600

Main suppliers of the Issuer for 9 months of 2013:
Item	Location	TIN	OGRN:	Share in
				total
				supplies
Closed Joint-Stock Company “Financial Industrial Group Energokontrakt”	3, Profsoyuznaya Street, Moscow, Russia 117036	7703268269	1027739479404	59.13%

Information on changes in the prices for key materials and goods or on the absence of such changes for the last completed financial year and for the last completed reporting period up to the date of the approval of this Prospectus:
There were no price changes of more than 10% for basic materials and goods in 2012 and 9 months of 2013.
Share of imports in the Issuer’s supplies during specified periods:
The share of imported electrical equipment was about 53.3% in 2012 and approximately 82 % during 9 months of 2013.
The Issuer’s forecast for the availability of these sources in the future and potential alternative sources: The Issuer forecasts that all sources of materials and goods will be available in the future. According to the Issuer’s estimates, there is a sufficient number of alternative sources in the market.

4.2.4. Sales markets for the Issuer’s products (work, services)

Key markets for the Issuer’s activities:
The principal activity of FGC UES as an entity managing the Unified National (all-Russian) Electric Grid (UNEG) in the Russian electricity market is the transmission of electricity to consumers via the UNEG.
According to the Russian laws, the entity managing the Unified National (all-Russian) Electric Grid is a natural monopoly for provision of electricity transmission services via the UNEG, i.e. provision of electricity transmission services via the UNEG falls exclusively within the competence of FGC UES and this activity is regulated by the State.
The cost of FGC UES’ services for electricity transmission via the UNEG is determined by the respective tariffs set by the Federal Tariff Service and loss ratios approved by the Russian Ministry of Energy.
In accordance with Russian Government Resolution No. 861 dated December 27th, 2004, “Consumers of power transmission services are entities that own (under the right of ownership or on other legal grounds) power receivers and (or) power industry facilities, participants in the wholesale electricity market that are technologically connected to the electric network (including indirectly) and are engaged in the export (import) of electric energy, as well as power supply companies and guarantee suppliers that act in the interests of power consumers they serve”.
Grid companies provide power transmission services based on power transmission services agreements. Based on the Q3 2013 results, 287 organizations connected to the UNEG were contractors of FGC UES.

Key contractors of FGC UES for electricity transmission via the UNEG for Q3 2013.
No.	Item	Share in the total
		revenue of FGC UES, %
1	JSC “TyumenEnergo”	10.29
2	JSC “MRSK of Center”	8.71
3	JSC “Moscow United Electric Grid Company”	9.12
4	JSC “MRSK of the Urals” – Sverdlovenergo	5.08
5	JSC “LenEnergo”	4.49
6	JSC “KubanEnergo”	3.25
7	JSC “MRSK of the Urals” - Chelyabenergo	3.16
8	JSC “Far Eastern Distribution Grid Company”	2.81
9	JSC “RUSAL Krasnoyarsk Aluminum Plant”	2.30
10	JSC “MRSK of Volga” - “Samarskie RS”	2.23

Factors that could adversely impact the sales of the Issuer’s products (work, services) and possible measures to be undertaken by the Issuer to mitigate such impact:
Factors that could adversely impact the sales of the Issuer’s products (work, services) are as follows:
  Risk of non-payment: increase in accounts receivable from contracting parties of FGC UES for electricity transmission via the UNEG;
  Risk of non-recognition by consumers of the full amount of provided services: decrease in gross revenues and, consequently, the profit of FGC UES for electricity transmission via the UNEG.
Measures to be taken by the Issuer to mitigate such impact:
If the above-mentioned factors occur, the Issuer intends to analyze them and take appropriate decisions on a case-by-case basis, depending on the specific situation, to reduce the impact of such factors.

4.2.5. Information on the Issuer's authorizations (licenses) or permits for certain types of work
Information on the Issuer's authorizations (licenses):
For banking operations: none
For insurance activities: none
For activities of a professional participant in the securities market: none
For activities of an incorporated investment fund: none
For activities of strategic importance for national defense and state security in accordance with Russian laws on foreign investments in business entities that are strategically important for national defense and state security: none
Other activities of major financial and economic importance for the Issuer: none
The Issuer’s principal activity, i.e. electricity transmission services, is not subject to licensing.
If special permits are required for certain types of work of major financial and economic importance for the Issuer in accordance with Russian law, the Issuer shall specify the availability of such permits.
No special permits are required for any type of work that is of major financial and economic importance for the Issuer in accordance with Russian law.
4.2.6. Data on the acitivities of certain categories of issuers
4.2.6.1 Data on the activities of issuers that are incorporated investment funds
Not available, since the Issuer is not an incorporated investment fund.

4.2.6.2. Data on the activities of issuers that are insurance companies
No data available, since the Issuer is not an insurance company.

4.2.6.3. Data on the activities of issuers that are credit institutions
No data available, since the Issuer is not a credit institution.

4.2.6.4. Data on the activities of issuers that are mortgage agents
No data available, since the Issuer is not a mortgage agent.

4.2.7. Additional information on issuers primarily involved in the extraction of mineral resources
No data available, since the Issuer is not involved in the extraction of mineral resources.
There are no entities under the Issuer’s control which carry on business related to extraction of the specified minerals.

4.2.8. Additional information on issuers primarily involved in the provision of communication services.
No data available, since the Issuer does not provide communication services.

4.3. Outline of the Issuer’s future activities
The Issuer’s prospects for future activities and the sources of future income, including prospects for setting up new production, expanding or downsizing the existing production, developing new kinds of products and/or upgrading and reconstructing fixed assets.

The strategic vision of the branch development is determined by the Energy Strategy of the Russian Federation for the long term until 2030 (approved by Russian Government Resolution No. 1715-r dated November 13th, 2009), which is developed every 3-5 years or as required. In the future, the main objective of FGC UES is to identify promising areas of development for the UNEG and to ensure its effective operation within the UES of Russia. In accordance with Russian Government Resolution No. 823 dated October 17th, 2009 on Patterns and Programs for the Prospective Development of the Electric Industry, the main documents that determine the prospective development of the branch and the UES of Russia are as follows:
1. General Layout of Electrical Energy Facilities (hereinafter referred to as the “General Layout”): at least every three years. The current document was approved June 3rd, 2010 by the Government (Minutes No. 24 dated June 3rd, 2010).
The document is developed for the purpose of forming the structure of generating capacities and transmission facilities and determining the basic layout of power lines and sub-stations which are related to inter-connecting mains and required to ensure balanced generation and consumption in the inter-connected power systems, as well as ensuring the normal electric power operating mode of the Unified Energy System of Russia and the delivery of capacity to new power plants or an increase in the delivery of capacity to existing power plants with the rated capacity exceeding 500 mW and to nuclear plants, hydro-power plants, pumped storage plants and renewable energy plants with a rated capacity exceeding 100 mW.
2. The Scheme and Program for the Development of the Unified Energy System of Russia (hereinafter referred to as the UES) for 7 years (hereinafter referred to as the “Scheme and Program”). The Scheme and Program for 2013-2019 were approved by the Russian Ministry of Energy (Order No. 309 dated June 19th, 2013 on the Approval of the Scheme and the Program for the development of the Unified Energy System for 2013-2019). The Scheme and Program are used to develop the Company’s investment program for the respective planning period.
3. Schemes and programs for the development of the electric power industry of Russian constituent entities (hereinafter referred to as “Regional Development Programs”). FGC UES’ MES branches are actively involved in the activities of working groups for the establishment of Regional Development Programs for five-year terms.
The documents define the main trends of the electric power industry in Russia and are used for:
     developing power generation schemes for regional power plants;
     developing offers for the determination of free electricity (capacity) transfer zones using advanced computational models for Russian constituent entities.

Regional Development Programs are used to develop investment programs for distribution grid companies. The main goals and objectives of FGC UES’ investment program are:

  Ensuring the reliability of power grid performance required for uninterrupted power supply to consumers, removing transmission constraints and creating the possibility of connecting the additional load;
  Maintaining backbone power grids (to increase reconstruction and the technical upgrade of power network facilities with a voltage of 220 kV and higher);
  Delivering capacity to newly commissioned power units of nuclear power stations, hydro-power stations and thermal power stations;
  Performing agreements with territorial authorities;
  Performing agreements with manufacturers of innovative equipment;
  Implementing the all-Russian program for development of infrastructure for electric transport;
  Establishing technological infrastructure facilities for the purpose of competitive electric power and capacity market operation;
  Developing and implementing innovative technologies, materials, structures and power network equipment providing for a higher qualitative level for the Unified Grid.
  Developing an automated system of technological management and communication, IT technologies to upgrade management quality and efficiency and to create conditions for the gradual transition to a “smart” electric grid.
The principal areas of the Company’s investment program are:
  Maintaining assets in operating condition by reconstructing power grid facilities, establishing power grid management systems and developing and implementing measures aimed at maintaining proper operation;
  Developing assets by implementing large-scale government programs, constructing capacity distribution facilities for power plants and developing schemes for the electrical supply of regions and inter-system electric connections.
2013-2017 Investment Program of FGC UES in the amount of RUB 775,530.33 million is approved by the Russian Ministry of Energy (Order No. 531 dated October 31st, 2012 “On Approval of JSC FGC UES’ Investment Program for 2013-2017”). The amendment to the 2013 Investment Program of FGC UES in the amount of RUB 156,591.37 million is approved by the Russian Ministry of Energy (Order No. 412 dated July 26th, 2013 on Amending Order of the Russian Ministry of Energy No. 531 dated October 31st, 2012).
Slowdown of equipment aging is achieved by implementing the fixed assets renovation program within the investment program of JSC FGC UES. The fixed assets renovation program within the approved FGC UES’ 2013-2017 investment program (Order of the Russian Ministry of Energy No. 531 dated October 31st, 2012) and the amendment to FGC UES’ 2013 investment program (Order of the Russian Ministry of Energy No. 412 dated July 26th, 2013)

	Update of
	the 2013 IP	2013-2017 IP

Item	Plan 2013	Plan	Plan	Plan	Plan 2016	Plan 2017	Total
		2013	2014	2015
Investment Program JSC FGC UES	156,591.37	155,176.71	154,595.95	155,134.94	155,498.96	155,123.77	775,530.33
JSC FGC UES’ fixed assets renovation program	30,733.26	41,208.76	39,243.71	37,190.09	40,118.48	36,942.42	194,703.46
Renovation program percent	19.63%	26.56%	25.38%	23.97%	25.80%	23.81%	25.11%

The Issuer plans that the primary source of future income will be revenues from transmission services. The Issuer does not intend to change its principal activity.

4.4. The Issuer’s membership in industrial, banking and financial groups, holding companies, concerns and associations

Banking groups, bank holdings, holding companies and associations in which the Issuer is a member, the role (position), functions and period of its membership in such organizations:
The Issuer is not member of any industrial, banking and financial groups, holding companies, concerns and / or associations.

4.5. The Issuer’s subsidiaries and affiliates

1) Full company name: Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid
Abbreviated corporate name: JSC “ElectroSetServis UNEG”
INN: 7705825187
OGRN: 1087746060676
Location: 27 Sadovnicheskaya Street, bldg. 8, Moscow, Russia, 115035
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

2) Full company name: Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid
Abbreviated corporate name: JSC “GlavSetServis UNEG”
INN: 7719665783
OGRN: 1087746060710
Location: 1 Tkatskaya Street, Moscow, Russia, 105318
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

3) Full company name: Open Joint Stock Company Chitatekhenergo
Abbreviated corporate name: JSC “ChitaTekhEnergo”
INN: 7536053550
OGRN: 1037550044432
Location: 6 9 Yanvarya Street, Chita, Russia, 672000
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

4) Full company name: Open Joint Stock Company Moscow Telecommunications Center of Energy Systems
Abbreviated corporate name: JSC “MUS of Electric Power Industry”
INN: 7705039240
OGRN: 1027739290897
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

5) Full company name: Closed Joint Stock Company Agency for Balance Forecasts in the Electric Power Industry
Abbreviated corporate name: CJSC APBE
INN: 7729530055
OGRN: 1057747692815
Location: 22 Andropova Prospect, Moscow, Russia, 115533
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

6) Full company name: Open Joint Stock Company Energostroysnabkomplekt of UES
Abbreviated corporate name: JSC ESSK UES
INN: 7723185941
OGRN: 1027700035285
Location: 6 Artyukhinoy Street, Building 1, Moscow, Russia, 109390
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

7) Full company name: Open Joint Stock Company Mobile Gas-Turbine Electricity Plants
Abbreviated corporate name: JSC Mobile GTES
INN: 7706627050
OGRN: 1067746865493
Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s share in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

8) Full company name: Open Joint Stock Company Scientific and Technical Center of the Federal Grid Company of Unified Energy System
Abbreviated corporate name: JSC STC FGC UES
INN: 7728589190
OGRN: 1067746819194
Location: 22 Kashirskoye Shosse, Building 3, Moscow, Russia, 115201
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

9) Full company name: Open Joint Stock Company Volgaenergosnabkomplekt
Abbreviated corporate name: JSC “VolgaEnergoSnabKomplekt”
INN: 6315200195
OGRN: 1036300443871
Location: 156 Leninsky Prospect, Moscow, Russia, 117571
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

10) Full company name: Open Joint Stock Company Engineering and Construction Management Center of the Unified Energy System
Abbreviated corporate name: JSC “CIUS UES”
INN: 7728645409
OGRN: 1087746041151
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

11) Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
INN: 7729601362
OGRN: 1087746560197
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent share in the Company’s authorized capital.
The Issuer’s equity interest in the entity’s authorized capital, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 1.08
Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.08

12) Full company name: Open Joint Stock Company Nurenergo
Abbreviated corporate name: JSC “NurEnergo”
INN: 2020004046
OGRN: 1022002546136
Location: 6 Staropromyslovskoye Shosse, Grozny, the Chechen Republic, Russia, 364000
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 77
Percentage of the entity’s ordinary shares owned by the Issuer, %: 77
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

13) Full company name: Open Joint Stock Company Tomsk Backbone Grids
Abbreviated corporate name: JSC “Tomsk Backbone Grids”
INN: 7017114665
OGRN: 1057000127898
Location: 36 Kirova Prospect, Tomsk, Russia, 634041
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 52.03
Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

14) Full company name: Open Joint Stock Company Main Computer Center of the Electric Power Industry
Abbreviated corporate name: JSC “MIC of Electric Power Industry”
INN: 7705020880
OGRN: 1027739064858
Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 50.003
Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.003
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

15) Full company name: Joint Stock Company Unified Energy System GruzRosenergo
Abbreviated corporate name: JSC UES GruzRosenergo
INN: -
OGRN: -
Location: 2 Marshall Gelovani Street, Tbilisi, Georgia, 0159
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 50
Percentage of the entity’s ordinary shares owned by the Issuer, %: 50
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

16) Full company name: Closed Joint Stock Company North-East Energy Company
Abbreviated corporate name: CJSC Severovostokenergo
INN: 7705002070
OGRN: 1027739213622
Location: 3 Serebryanicheskiy Pereulok, Building 1, Moscow, Russia, 109028
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 49
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

17) Full company name: Open Joint Stock Company Energotekhkomplekt
Abbreviated corporate name: JSC Energotechkomplekt
INN: 7709132641
OGRN: 1027739091115
Location: 2 Tkatskaya Street, Moscow, Russia, 107143
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 50 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

18) Full company name: Open Joint Stock Company Kuban Backbone Grids
Abbreviated corporate name: JSC “Kuban Backbone Grids”
INN: 2312130841
OGRN: 1062309023611
Location: 5 Tramvaynaya Street, Krasnodar, Russia, 350911
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 49
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

19) Full company name: Limited Liability Company IT Energy Service
Abbreviated corporate name: LLC “IT Energy Service”
INN: 7729403949
OGRN: 1037700018751
Location: 7, bldg. 5, Kitaigorodsky Proezd, Moscow, Russia, 109074
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s authorized capital.
The Issuer’s equity interest in the entity’s authorized capital, %: 39.99
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

20) Full company name: Open Joint Stock Company Energy Institute named after G.M. Krzhizhanovsky
Abbreviated corporate name: JSC ENIN
INN: 7725054454
OGRN: 1027739431752
Location: 19 Leninsky Prospect, Moscow, Russia, 119991
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 38.24
Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

21) Full company name: Open Joint Stock Company Ural Energy Management Company
Abbreviated corporate name: JSC UEUK
INN: 8602066780
OGRN: 1028600586838
Location: 101 Vernadskogo Prospect, Building 3, Moscow, Russia, 119415
Grounds for recognizing the Company as the Issuer’s subsidiary or affiliate: the Issuer holds more than 20 percent of the Company’s voting shares.
The Issuer’s equity interest in the entity’s authorized capital, %: 33.33
Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

4.6. Composition, structure and value of the Issuer’s fixed assets, information on expected acquisiton, replacement, retirement of fixed assets and on all events of encumbrance of the Issuer’s fixed assets

4.6.1. Fixed assets

Information on the initial (replacement) value of fixed assets and the amount of depreciation for the last 5 complete financial years (the values are given as of the end of the respective completed financial year, and the grouping of fixed assets is based on accounting data):
Due to amendments in existing accounting regulations, the date and method of accounting for the revaluation of fixed assets were changed from 2011. Please note the difference in the approach to accounting for revaluation in the information on initial (replacement) cost of fixed assets and amount of accrued depreciation in this Prospectus:
  revaluation results as of December 31st, 2011 are included in the appendices as of December 31st, 2011 in the Company’s 2011 RAS accounting statements and are recorded in the information on the initial (replacement) value of fixed assets and the amount of depreciation as of December 31st, 2011;
  revaluation results as of January 1st, 2010 and January 1st, 2011 are included in the indices as of December 31st, 2010 in the Company’s 2011 RAS accounting statements and are recorded in the information on the initial (replacement) value of fixed assets and the amount of depreciation as of December 31st, 2010;
Information on the initial (replacement) value of fixed assets and the amount of accumulated depreciation as of December 31st, 2008 and December 31st, 2009 in this Prospectus does not include revaluation as of January 1st, 2008, January 1st, 2009 and January 1st, 2009, respectively, since it was derived from the Company’s accounting statements for the respective year. Revaluation results in different years are as follows:

Date of revaluation	Total revaluation amount included in fixed
assets, RUB ths.
01.01.2008	4,101,556
01.01.2008	6,884,139

Thus, information on the initial (replacement) value of fixed assets and the amount of accumulated depreciation as of December 31st, 2009 does not include the effect of the revaluation of the Issuer’s fixed assets as of January 1st, 2010, amounting to RUB 86,150,081 thousand.

Fixed asset group	Historical	Accumulated
	(replacement) value,	depreciation,
	RUB ths.	RUB thousand
Reporting date: December 31, 2008
Computer facilities	1,818,703	1,120,593
Residential buildings	65,583	2,170
Residential buildings (accrual of depreciation on off-	1,170	0
balance-sheet accounts)
Buildings other than residential	12,854,160	3,159,977
Land plots	33,071	0
Land plots (State)	6,202	0
Measurement and control equipment	3, 395,577	1,373,655
Furniture	405,681	293,279
Communications equipment	6,302,210	1,727,026
Office appliances	189,750	90,335
Transport gears	138,135,626	61,977,665
Production stock	426,591	172,574
Miscellaneous	223,570	74,762
Working machines and equipment	50,440,879	16,797,573
Power machines	7,754,181	1,468,260
Structures	22,877,401	7,325,179
Transport vehicles	1,453,723	617,798
Maintenance accessories	142,265	80,020
TOTAL:	246,526,343	96,280,866
Reporting date: December 31, 2009
Plots of land and objects of environmental management	156,495	0
Buildings	16,543,314	4,535,888
Structures and transfer mechanisms	165,908,917	83,696,836
Machinery and equipment	87,231,646	31,822,540
Transport	2,065,864	833,164
Production stock and furniture	1,133,307	719,040
Miscellaneous	291 813	120,218
TOTAL:	273,331 356	121,727,686
Reporting date: December 31, 2010
Plots of land and objects of environmental management	827,221	0
Buildings	20,298,429	5,645,783
Structures and transfer mechanisms	362,195,120	178,949,096
Machinery and equipment	125,988,961	51,058,645
Transport	2,921,609	1,117,525
Production stock and furniture	1,328,301	910,375
Miscellaneous	344,920	159,676
TOTAL:	513,904,561	237,841,100

Reporting date: December 31, 2011
Plots of land and objects of environmental management	908,541	0
Buildings	39,854,467	7,798,851
Structures and transfer mechanisms	498,918,528	243,365,948
Machinery and equipment	253 014 199	98,922,249
Transport vehicles	5,046,257	1,604,919
Production stock and furniture	1,744,962	1,172,645
Miscellaneous	609,188	338,164
TOTAL:	800,096,142	353,202,776

Reporting date: December 31, 2012
Plots of land and objects of environmental management	1,102,621	0
Buildings	56,578,068	10,777,702
Structures and transfer mechanisms	619,745,096	287,270,921
Machinery and equipment	334,078,977	123,627,389
Transport vehicles	6,266,995	2,388,506
Production stock and furniture	2,074,816	1,435,610
Miscellaneous	520,866	324,464
TOTAL:	1,020,367,439	425,824,592
Information on methods of depreciation for groups of fixed assets:
In accordance with the Issuer’s accounting policy, depreciation for groups of fixed assets is calculated using the straight-line method.
The results of the last revaluation of fixed assets and long-term leased fixed assets performed during the last 5 complete financial years specifying the date of revaluation, full and net (depreciated) book value before revaluation and full and depreciated replacement value after revaluation.
					RUB thousand
Fixed asset group	Full value	Depreciated	Revaluation date	Full value	Depreciated
	before	value before		after	value after
	revaluation	revaluation		revaluation	revaluation
Land	1,102,621	1,102,621	December 31, 2012	1,102,621	1,102,621
Buildings	51,027,921	41,652,876	December 31, 2012	56,578,068	45,800,366
Structures and transfer mechanisms	598,909,516	323,018,284	December 31, 2012	619,745,096	332,474,175
Machinery and equipment	328,304,585	207,080,718	December 31, 2012	334,078,977	210,451,588
Transport	6,266,995	3,878,489	December 31, 2012	6,266,995	3,878,489
Production stock and furniture	2,074,788	639,199	December 31, 2012	2,074,816	639,206
Miscellaneous	516,252	191,848	December 31, 2012	520,866	196,402
Total book value of fixed assets	988,202,678	577,564,035	December 31, 2012	1,020,367,439	594,542,847
Method of revaluation of fixed assets: according to the current (replacement) value of respective fixed assets based on expert opinions. When determining the current (replacement) value of property the cost approach, namely the balance-sheet value indexing method, was used.
Information on expected acquisition, replacement, retirement of fixed assets, the value of which makes up at least 10% of the Issuer’s fixed asset value and other fixed assets at the Issuer’s discretion, data on all encumbrances of the Issuer’s fixed assets (nature of the encumbrance, time of its occurrence, duration and other details at the Issuer’s discretion).
In 2013, the Issuer does not intend to perform any activities related to the replacement or retirement of fixed assets, the value of which amounts to at least 10% of the Issuer’s fixed assets.
There are no encumbrances on the Issuer’s fixed assets.

4.7. Entities under the Issuer’s control which are material for the Issuer:

Entities under the Issuer’s control which are material for the Issuer: none

V. Information on the Issuer’s financial and economic activities

5.1. The Issuer’s financial and economic performance
The Issuer’s financial and economic performance, including its profit and loss, for the last 5 completed financial years:
Indicator name	Reporting period
	2008	2009	2010	2011	2012
Net profit margin:	11.35	11.08	23.24	24.39	9.66
Asset turnover ratio, times	0.09	0.13	0.12	0.13	0.12
Return on assets, %	1.07	1.43	2.86	3.25	1.2
Return on equity,%:	3.72	1.47	3.88	4.24	1.6
Uncovered loss as of the reporting date***, RUB ths.	-	(66,810,391)	(11,684,468)	(19,231,762)	(43,100,962)
Uncovered loss as of the reporting date to the book value of assets, %	-	(10.11)	(1.30)	(1.85)	(3.84)
* For the purpose of calculating these indicators, an adjusted net profit indicator for the reporting period is used. The calculation method is set out below.
** The method for calculating the return on the equity ratio is as follows:the adjusted net profit for the reporting period divided by equity as of the beginning of the reporting year, according to accounting statements.
*** Based on the balance sheet as of December 31st, 2011 (line 1370 “Retained earnings (uncovered loss)”) with respect to indicators for 2010 and 2011 and the balance sheet as of December 31st, 2012 (line 1370 “Retained earnings (uncovered loss)”) with respect to indicators for 2012 and the balance sheet as of December 31st, 2008 and December 31st, 2009 (line 460 “Uncovered loss of previous years”) with respect to indicators for 2008 and 2009, respectively
To exclude the effect of income and expenses from the unrelated business of the Issuer on the analysis of the Issuer’s performance, for calculating profitability, the adjusted net profit for the reporting period was to be used.
Calculation methods for adjusted net profit for the reporting period, RUB million:
No.	Indicator	Reporting period					Note
		2008	2009	2010	2011	2012
1	Net income (loss) for the reporting period	4,465	(59,866)	57,082	(2,468)	(24,502)
	incl. Adjustment
2.1.	Income from restoration of provisions for doubtful receivables	1,723	20,017	20,897	8,424	9,378	Recognized in other income
2.2.	Income from restoration of provisions for financial investments	-	-	-	2,892	38
2.3.	Provision against the depreciation of software licenses	-	-	-	661	-
2.4.	Income from the revaluation of shares at current market value	-	-	30,025	-	-
2.5.	Income from final appraisal of previously discounted fixed assets	-	-	2,373	680	414
2.6.	Provisions for doubtful receivables	2,425	5,902	14,036	20,151	19,355	Recognized in other expenses
2.7.	Provisions for devaluation of financial investments	2,604	3,503	3,913	1,591	9,564
2.8.	Negative difference from revaluation of shares at their current market value	-	79,906	109	24,823	17,031
2.9.	Expenses resulting from write-down of fixed assets	-	-	3,304	2,247	1,795
2.10.	Provision against the depreciation of software licenses	-	-	661	-	-
3	Adjusted net profit of the reporting period (line 1 – line 2.1 – line 2.2 – line 2.3 – line 2.4 – line 2.5 + line 2.6 + line 2.7 + line 2.8 + line 2.9 + line 2.10)	7,771	9,428	25,810	33,687	13,413

Economic analysis of the Issuer’s profit/loss based on the above-mentioned performance indicators:

Net profit margin: During the period under review (2008-2011), the Issuer’s adjusted net profit increased and, as a consequence, the net profit margin showed positive trends. The annual increase in net profit margin is due to higher revenue from electricity transmission via the UNEG. The maximum growth in net profit was in 2010 due to the Issuer’s transition to the calculation of tariffs using the return on invested capital method (RAB-regulation).
Based on the 2012 results, the net profit margin tends to decrease, which is caused by reduction of the Issuer’s net profit (net of revaluation of financial investments, allocations to reserves and income in the form of restored reserves) that amounted to RUB 13,413 million in 2012, RUB 33,687 million in 2011, which was primarily caused by depreciation growth due to commissioning of a large volume of new fixed assets in 2011-2012.
Asset turnover ratio: Except for a relatively significant decrease in 2008 (from 0.21 to 0.09), the asset turnover ratio was stable (0.12-0.13) during the whole period under review (2009-2011). The cause for the pronounced decrease in 2008 was a sharp increase in the book value of FGC UES’ assets due to the transfer of assets of RAO UES of Russia and associated companies.
Return on assets: The return on assets ratio grew steadily during 2008-2011, since the growth in the Issuer’s adjusted net profit outpaced the growth in the book value of assets. Based on the 2012 results, return on assets tends to decrease, which is caused by reduction of the Issuer’s net profit.
Return on equity: No distinct trends in the return on equity indicators were observed during 2008-2011: in 2008, the value increased due to growth in the Issuer’s adjusted net profit and in 2009 it was reduced by 2.25% due to an increase in the Issuer’s equity (as a result of the additional issue of shares). ROE demonstrated a trend for growth in 2010 and 2011 due to an increase in the Issuer’s adjusted net profit.
Based on the 2012 results, return on equity tends to decrease, which is caused by reduction of the Issuer’s net profit. Based on the 2012 results, the return on equity ratio was influenced by the increase in the Issuer’s capital by RUB 59,334 million as of January 1st, 2012, as compared with the capital value as of January 1st, 2011 in connection with:
     increase of the Company’s authorized capital by RUB 11,193 million upon registration of 2010 additional issue in FSFM;
     reflection of revaluation of non-current assets in the amount of RUB 52,784 million;
     increase of the Company’s reserve capital by RUB 2,904 million following the results of distribution of the Issuer’s 2010 net profit;
     receipt of the uncovered loss based on the results of the Company’s activities as of January 1st, 2012 by RUB 7,547 million more as compared with the loss received as of January 1st, 2011.
Uncovered loss, uncovered loss to book value ratio: In 2008, the Company had no uncovered loss. However, in 2009, due to a loss registered in the reporting period (mainly due to the recognition of a negative difference from the revaluation of shares at the current market value of RUB 79.9 billion), the uncovered losses as of December 31st, 2009 amounted to RUB 66.8 billion (10.11% of the book value of assets as of the end of 2009). Due to profit received in 2010, the amount of uncovered loss as of December 31st, 2010 was reduced to RUB 11.7 billion (1.30% of the book value of assets as of the end of 2010). Given the negative financial result for 2011, the uncovered loss as of December 31st, 2011 increased to RUB 19.2 billion (1.85% of the book value of assets as of the end of 2011). Given the negative financial result received following the results of the Issuer’s activities in 2012, the uncovered loss increased 2.2 times as compared with the same indicator as of the end of 2011 and amounted to RUB 43,100 million or 3.8% of the Issuer’s book value of assets.

Grounds (in the opinion of the Issuer’s management) for the Issuer’s losses/profits recognized in the accounting (financial) statements for the 5 complete financial years preceding the date of approval of this Prospectus:
FGC UES was established to manage the UNEG for the purpose of its preservation and development, which determines the specific nature of its activity and the pattern of income and expenses, namely:
  The Company’s income depends on tariffs established by the Russian FTS and customer contract demand data;
  The Company’s expenses depend on the technological requirements of transmission facilities within the UNEG;
  Profitability is planned based on the projected income and costs for the repair and maintenance of transmission facilities within the UNEG.
The 2008 profit increase was not only due to the increase in tariffs, but was also conditioned by the enlargement of the Company as a result of the transfer of RAO UES of Russia’s assets.
As a result of financial activities in 2009, the Company incurred a loss of RUB 59.9 billion, mainly due to a recognition of the negative difference of RUB 79.9 billion derived from the revaluation of the Company’s investments in securities at market value. As of December 31st, 2009, investments into stocks traded on the stock exchange during 2009 were included in the books of the Company at market prices as of December 31st, 2009. This loss was partially compensated by income from the recovery of a doubtful debt allowance in the amount of RUB 20.9 billion.
As a result of financial and financial activities in 2010, FGC UES received net profit of RUB 57.1 billion due to the following factors:
  Additional profit resulted from the revaluation of financial investments up to the current market value of RUB 30.0 billion;
  Recovery and accrual of allowance for doubtful debts reduced by the amount of allowance for the decrease in the value of inventories;
  Increase in revenues from electricity transmission via the UNEG due to an increase in tariffs for electricity transmission services.
As a result of financial and economic activities in 2011, FGC UES had a net loss in the amount of RUB 2.5 billion, which can be attributed to the following factors:
  recognition of the negative difference of RUB 24.9 billion derived from revaluation of the Company’s investments in securities at the market value;
  accrual of allowance for doubtful debts in the amount of RUB 20.2 billion;
  change in the previously approved RAB-regulation parameters for FGC UES for the period from 2011 to 2014:
  On December 28th, 2010, the Federal Tariff Service approved an increase in the average tariff for electricity transmission via the UNEG by Federal Grid Company: 32.8% in 2011, 27.0% in 2012, 21.1% in 2013 and 15.2% in 2014;
  On April 1st, 2011, the Federal Tariff Service revised the increase in the average tariff for electricity transmission via the UNEG by Federal Grid Company: 26.4% as the average annual rate of increase in 2011, 26.4% in 2012, 26.3% in 2013 and 26.3% in 2014.
As a result of financial and economic activities in 2012, FGC UES had a net loss in the amount of RUB 24.5 billion, which can be attributed to the following factors:
  charge of reserves for doubtful debts (the negative balance of charge and recovery of reserves was RUB 9,939.95 million);
  charge of reserves for depreciation of securities in the amount of RUB 9,564.24 million;
  reflection of the negative result from revaluation of financial investments (mainly shares of JSC INTER RAO UES) at the market value for the amount of RUB 17,031 million;

  change of the date for transition to annual tariffication from January 1st to July 1st (on May 21st, 2012, the Federal Tariff Service approved tariffs for power transmission via the UNEG for 2012-2014 (from July 1st, 2012 the tariff grew by 11%, from July 1st, 2013-2014 the tariff grew by 9.4%)).

The opinion of each of the Issuer’s management bodies as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance and arguments to support their position:
The Issuer’s management bodies have similar opinions as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance.
Special opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-mentioned grounds and / or their effects on the Issuer’s financial and economic performance recorded in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or collegial executive body meeting that considered the respective issues, arguments to support their position:
Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-mentioned grounds and/or their effects on the Issuer’s financial and economic performance.

5.2. The Issuer’s liquidity, current assets and capital adequacy
Indicators characterizing the Issuer’s liquidity for the last 5 completed financial years*:
Indicator name	Reporting period
	2008	2009	2010	2011	2012
Net working capital, RUB ths.	162,633,132	168,956,003	82,483,902	66,582,697	44,761,952
Current liquidity ratio	5.19	6.10	2.88	2.54	1.74
Quick liquidity ratio	5.05	5.96	2.73	2.26	1.60
* For the purpose of calculating the above-mentioned indicators, accounts payable (line ‘other creditors’) was adjusted for payables to shareholders, for the amount of which additional ordinary shares will be distributed to shareholders, since such accounts payable are included in the authorized capital as of each reporting date.
Due to the change in the Issuer’s accounting policy, starting from 2011, advances to construction contractors for non-current assets are included in non-current assets. The Issuer adjusted the data for prior periods in its 2011 RAS accounting statements, and, as a consequence, advances to construction contractors for non-current assets are not recognized in the calculation of net working capital as of December 31st, 2010, December 31st, 2011 and December 31st, 2012.
In order to ensure data comparability, below there is a reference table with the values of net working capital and liquidity ratios for the last 5 complete financial years calculated using the principles of the Issuer’s accounting policy as applied in the last reporting period:
Indicator name	Reporting period
	2008**	2009**	2010	2011	2012
Net working capital, RUB ths. *	97,387,030	104,999,866	82,483,902	66,582,697	44,761,952
Current liquidity ratio*	3.51	4.17	2.88	2.54	1.74
Quick liquidity ratio*	3.37	4.03	2.73	2.26	1.60
* For the purpose of calculating the above-mentioned indicators, accounts payable (line ‘other creditors’) was adjusted for payables to shareholders, for the amount of which additional ordinary shares will be distributed to shareholders, since such accounts payable are included in the authorized capital as of each reporting date.
** Advances to construction contractors for non-current assets which until 2011 were recognized in the RAS accounting statements in accounts receivable (falling due within 12 months) were excluded from current assets.

Economic analysis of the Issuer’s liquidity and solvency, capital adequacy to meet short-term liabilities and cover the Issuer’s current operating expenses on the basis of the economic analysis of changes in the above-mentioned indices, including factors which, in the opinion of the Issuer’s management bodies, had the most significant impact on the Issuer’s liquidity and solvency in the reporting period:
Net working capital reflects the proportion of current assets financed from the Company’s own working capital. The value of net working capital characterizes the Company’s liquidity and is an indicator of financial strength, and, therefore, is very important.
According to the submitted data, the Issuer’s net working capital (current assets excluding long-term receivables reduced by the amount of current liabilities (excluding deferred revenue)) tended to increase during 2008-2009. The sharp increase in the net working capital at the end of 2008 was due to an increase in accounts receivable resulting primarily from the addition of assets upon the re-organization of JSC FGC UES. Slower growth in net current assets at the end of 2009 was due to a number of countervailing factors:
  Changes in the Issuer’s accounting policies in 2009 with the purpose of providing a fair presentation of other accounts receivable by charging an allowance for doubtful debts. These changes resulted in charging an allowance for non-interest bearing promissory notes amounting to RUB 33.0 billion as of December 31st, 2008, which were recognized in the 2009 RAS accounting statements as an adjustment to comparable data (balance as of January 1st, 2009) and allowance of RUB 15.3 billion as of December 31st, 2009;
  An increase in short-term investments (by RUB 19.7 billion), cash on settlement accounts (by RUB 5.7 billion) and growth in trade receivables from buyers and customers (by RUB 3.9 billion) at the end of 2009, as compared with values as of the end of 2008;
  A decrease in short-term loans and borrowings from RUB 16.2 billion as of December 31st, 2008 to RUB 7.5 billion as of December 31st, 2009.
At the end of 2010, the net working capital was reduced to RUB 82.5 billion, as compared with the end of 2009, due to a reduction in short-term investments, mainly investments in short-term notes, and an increase in adjusted accounts payable by RUB 22.9 billion and RUB 10.9 billion, respectively.
At the end of 2011, the net working capital amounted to RUB 66.6 billion, which is RUB 15.9 billion less than at the end of 2010. The decrease in the net working capital was due to a reduction in current assets by the end of 2011 as a result of:
  Reduction in short-term investments, mainly investments in short-term notes, by RUB 19.7 billion as compared with the end of 2010;
  Reduction in short-term receivables (including allowance for doubtful debts) by RUB 8.2 billion as compared with the end of 2010, mainly due to an increase in the allowance for doubtful debts from RUB 10.4 billion as of December 31st, 2010 to RUB 24.8 billion as of December 31st, 2011.
As compared with the net working capital amount as of December 31st, 2011, the amount of the same indicator as of December 31st, 2012 reduced by RUB 21,821 million as a result of:
     reduction of the current assets due to decrease in the amount of inventories in connection with optimization thereof, as well as reduction of short-term financial investments due to the partial use thereof to finance JSC FGC UES’ Investment Program;
     increase in short-term liabilities due to transfer of a part of long-term liabilities into short-term liabilities in connection with occurrence of the offer date within a year, increase in interest on credits and loans, as well as reduction of accounts payable.
Current liquidity ratio, quick liquidity ratio: FGC UES’ current and quick liquidity ratios were consistently high during recent years (2008-2011) (the standard value is 1 to 2 for the current ratio and 0.7 to 0.8 for the quick ratio), despite changes in the Issuer’s accounting policies in 2009 and 2011, which is indicative of the Issuer’s good level of liquidity and ability to meet its short-term obligations.
The change of liquidity ratios in 2012 is driven by reduction of the current assets and growth of short-term liabilities of the Issuer. Nonetheless, the liquidity ratios testify that FGC UES remains able to repay its short-term liabilities. 76% of all assets are financed with the Issuer’s own capital. On the whole, FGC UES may be characterized as a financially sound company that has a high level of liquidity and solvency, as well as a low level of financial dependence.
The opinion of each of the Issuer’s management bodies as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance, and arguments to support their position.
The Issuer’s management bodies have similar opinions as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance.

Special opinion of members of the Issuer’s Board of Directors (Supervisory Board) or members of the Issuer’s collegial executive body as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance recorded in the Minutes of the Issuer’s Board of Directors (Supervisory Board) or the collegial executive body meeting that considered the respective issues, arguments to support their position:
Members of the Issuer’s Board of Directors and the collegial executive body have the same opinion as to the above-mentioned factors and/or their effects on the Issuer’s financial and economic performance.

5.3. Amount and structure of the Issuer’s capital and current assets

5.3.1. Amount and structure of the Issuer’s capital and current assets

Information for the last 5 completed financial years:
Indicator name	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011	2012
a) Issuer’s authorized capital, RUB ths.	576,757,098	576,757,098	616,780,667	627,974,064	630,193,329
b) Total value of shares purchased by the Issuer for re-sale, RUB ths., percentage of such shares from those placed	-	-	-	-	-
c) Issuer’s reserve capital formed by deductions from the Issuer’s profit, RUB ths.	9,910,770	10,134,044	10,134,044	13,038,463	13,038,464
d) Issuer’s additional capital*, RUB ths.	52,597,360	59,386,652	178,961,386	231,745,337	249,471,615
e) Issuer’s undistributed profit (loss)**, RUB ths.	26,912,201	(66,810,391)	(11,684,468)	(19,231,762)	(43,100,962)
f) Issuer’s total capital, RUB ths.	666,177,429	579,467,403	794,191,629	853,526,102	849,602,445
* Reflects the increase in the value of assets defined by revaluation and the difference between the selling price (placement price) and the nominal value of the Company’s shares (stakes) due to the sale of shares (stakes) at a price exceeding the nominal value. As of December 31st, 2010 and December 31st, 2011, the value of additional capital is represented as the total value of line 1340 ‘Revaluation of non-current assets’ and line 1350 ‘Additional capital (excluding revaluation)’ of the balance sheet as of December 31st, 2010 and December 31st, 2011, respectively, of the Issuer’s 2011 accounting statements. As of December 31st, 2012, the value of additional capital is represented as the total value of line 1340 ‘Revaluation of non-current assets’ and line 1350 ‘Additional capital (excluding revaluation)’ of the balance sheet as of December 31st, 2012.
** As of December 31st, 2010 and December 31st, 2011, the amount of the Issuer’s undistributed net income (loss) is represented in line 1370 ‘Retained earnings (uncovered loss)’ in the balance sheet as of December 31st, 2010 and December 31st, 2011, respectively, of the Issuer’s 2011 accounting statements, whereas: the amount as of December 31st, 2009 is represented by the total value of line 460 ‘Uncovered loss of previous years’ and line 475 ‘Current year undistributed loss’ of the balance sheet as of December 31st, 2009 and December 31st, 2008 is represented by the total value of line 470 ‘Retained earnings of previous years’ and line 31.12.2008 ‘Current year retained earnings’ of the balance sheet as of December 31st, 2008, respectively.
As of December 31st, 2012, the amount of the Issuer’s undistributed net income (loss) is represented in line 31.12.2012 ‘Retained earnings (uncovered loss)’ in the balance sheet as of December 31st, 2012, respectively, of the Issuer’s 2012 accounting statements, whereas:

The amount of the authorized capital in this Clause complies with the amount in the Issuer’s constituent documents as of December 31st, 2012. As of December 31st, 2012, 100% of the Company’s authorized capital was paid up.

According to the submitted data, the Issuer’s capital and reserves displayed a tendency for growth during the entire period under review.
In 2008, there was a significant increase in the Company’s capital, in particular:
  The increase in the authorized capital was due to the issuance of FGC UES’ shares and the restructuring of RAO UES of Russia;

  In 2008, the amount of the Company’s additional capital increased by the amount of the share premium and additional capital of affiliated companies, as a result of restructuring RAO UES of Russia.
In 2009, the total amount of the Company’s capital decreased due to a loss of RUB 59.9 billion in the current period and accumulated unrecovered loss of RUB 6.9 billion as of December 31st, 2009.
In 2010, as compared with the same period in 2009, the total capital of the Company increased by RUB 214.7 billion due to the additional issue of FGC UES shares, the recognition of the revaluation of fixed assets as of January 1st, 2010 and December 31st, 2010 in connection with changes in the Issuer’s accounting policy for 2011 (the description of the effects of changes in the Issuer’s accounting policy for 2011 on the additional capital is given below) and a reduction in the Issuer’s undistributed net loss by RUB 55.1 billion.
In 2011, as compared with the same period in 2010, the total capital of the Company increased by RUB 59.3 billion due to an additional issue of FGC UES' shares and the recognition of the revaluation of fixed assets as of December 31st, 2011.
The effect of changes in the Issuer’s 2011 accounting policy on the additional capital:
Due to amendments in existing accounting regulations, the date and method of accounting for the revaluation of fixed assets were changed from 2011. Please note the difference in the approach to accounting for revaluation in the information on the additional capital of the Issuer in this Prospectus:
1) Information on the additional capital as of December 31st, 2010 includes revaluation as of January 1st, 2010 and January 1st, 2011, while information on the additional capital as of December 31st, 2011 includes revaluation as of December 31st, 2011, since:
  revaluation as of December 31st, 2011 was included in the balance sheet as of December 31st, 2011 (line “Revaluation of non-current assets”) of the Company’s 2011 accounting statements;
  revaluation as of January 1st, 2010 and January 1st, 2011 was included in the balance sheet as of December 31st, 2010 (line “Revaluation of non-current assets”) of the Company’s 2011 accounting statements.
2) Information on the additional capital as of December 31st, 2008, December 31st, 2009 and December 31st, 2008 includes revaluation as January 1st, 2008 and January 1st, 2009, respectively, since:
  the revaluation was performed as of January 1st of the year following the reporting year and was recognized by the Company as adjustments in comparative data in the accounting statements for the year following the reporting year as an adjustment to the opening data;
  data as of December 31st, 2008 and December 31st, 2009 are from the Company’s accounting statements for the respective year.
Revaluation recognized in the additional capital in different years:
Date of revaluation	Total revaluation amount included in
additional capital, RUB ths.
01.01.2008	4,099,955
01.01.2008	6,905,053
Therefore, the value of the additional capital as of December 31st, 2009 does not include the effect of revaluation of the Issuer’s fixed assets as of January 1st, 2010 in the amount of RUB 88,209,715 thousand, while this effect is included in the value of the additional capital as of December 31st, 2010, since the data for 2010 is based on the Issuer’s 2011 accounting statements.

In 2012, as compared with the same period in 2011, the total capital of the Company decreased by RUB 3.9 billion due to an increase in the retained net loss of the Company.

The amount of the Issuer’s current assets in accordance with accounting (financial) statements (RUB ths.):
					RUB thousand
Current assets	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011	2012
Inventory	3,305,661	2,427,514	4,437,478	9,103,234	6,655,077
Value added tax on purchased assets	1,961,283	2,070,794	2,295,467	2,941,805	1,954,497
Accounts receivable (payments due within 12 months from the reporting date)	10,871,826	20,492,819	8 696 249	8,102,357	6,176,698
Accounts receivable (payments falling due within 12 months from balance sheet date) *	141,184,013	117,170,891	61,846,955	53,624,679	54,587,130
Short-term financial investments	49,390,019	69,127,725	46,244,024	26,556,873	23,803,449
In monetary form	5,640,064	11,312,141	11,243,302	17,247,710	17,527,592
Other current assets	-	-	194,748	415,320	624,065
Total current assets	212,352,866	222,601,884	134,958,223	117,991,978	111,328,508
* Due to a change in the Issuer’s accounting policy for 2011, starting from December 31st, 2010, advances to construction contractors for non-current assets were excluded from accounts receivable.

Structure of the Issuer’s current assets in accordance with accounting (financial) statements:

					%
Current assets	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011	2012
Inventory, including	1.56	1.09	3.29	7.72	5.98
Value added tax on purchased assets	0.92	0.93	1.70	2.49	1.76
Accounts receivable (payments due within 12 months from the reporting date)	5.12	9.21	6.44	6.87	5.55
Accounts receivable (payments	66.49	52.64	45.83	45.45	49.03
falling due within 12 months from
balance sheet date)
Short-term financial investments	23.26	31.05	34.27	22.51	21.38
In monetary form	2.66	5.08	8.33	14.62	15.74
Other current assets	-	-	0.14	0.35	0.56
Total current assets	100	100	100	100	100
Sources of financing for the Issuer’s current assets:
Incomes from common activities
The Issuer’s current asset financing policy:
FGC UES current asset financing policy includes the following measures:
  Optimizing the amount and structure of financial sources to provide for the efficient use of equity capital and sufficient financial stability;
Factors that may entail changes in the current asset financing policy and the estimation of their probability:
The following factors may entail changes in the current asset financing policy:
  Growth in the Issuer’s accounts receivable. Access to additional short-term and long-term loans which will increase the debt burden above planned levels and cooperation with public authorities for obtaining additional budgetary funds will be required. In the opinion of the Issuer, the possibility of this factor is average;
  Negative changes in the financial market and, as a consequence, an increase in interest risks for the Issuer. A change in the Issuer’s current borrowing structure will be required. In the opinion of the Issuer, the possibility of this factor is average;
  Strengthening of creditor requirements. In this case, the Issuer will have to pay off accounts payable by attracting loan funds, thus replacing accounts payable to suppliers and contractors with loan indebtedness to banks and credit institutions. In the opinion of the Issuer, the possibility of this factor is low.

5.3.2. The Issuer’s financial investments

The list of the Issuer’s financial investments amounting to at least 10 percent of all its financial investments as of the end of the last financial year prior to the date of approval of this Prospectus:

Total investments of the Issuer as of December 31st, 2012 amounted to RUB 76,606,364 thousand:
  financial investments (line 1150 of the balance sheet as of December 31st, 2012): RUB 52,802,915 thousand;
  financial investments (excluding cash equivalents) (line 1240 of the balance sheet as of December 31st, 2012): RUB 23,803,449 thousand.
Financial investments amounting to at least 10 percent of all financial investments of the Issuer as of December 31st, 2012:

Issue-grade securities:
Class of securities:	ordinary shares
Full company name of the Issuer:	Open Joint Stock Company INTER RAO UES
Abbreviated company name of the Issuer:	JSC "INTER RAO UES"
Issuer’s location:	27 Bolshaya Pirogovskaya Street, bldg. 3, Moscow, Russia, 119435
INN:	2320109650
OGRN:	1022302933630
State registration number of the securities issue:	1-03-33498-E
State registration date:	29.10.2009
Registration authority that performed the State registration of the issue:	Russian Federal Financial Markets Service
Number of securities owned by the Issuer: pc.	1,469,419,230,708
Total nominal value of owned securities, RUB ths.:	41,287,257
Total book value of owned securities, RUB ths.:	36,760,461
Amount of declared dividend, RUB ths.:	The Annual General Meeting of Shareholders of INTER RAO UES which was held on June 25th, 2012 (Minutes No. 12 dated June 27th, 2012) resolved not to pay dividends on ordinary shares of INTER RAO UES based on 2011 results.
The Annual General Meeting of Shareholders of INTER RAO UES which was held on June 25th, 2013 (Minutes No. 13 dated June 26th, 2012) resolved not to pay dividends on ordinary shares of INTER RAO based on 2012 results.
Payment date:	-

Class of securities:	ordinary shares
Full company name of the Issuer:	Open Joint Stock Company Mobile Gas-Turbine Electricity Plants
Abbreviated company name of the Issuer:	JSC Mobile GTES
Issuer’s location:	16, bldg. 5, Bersenevskaya Embankment, Moscow, Russia, 119072.
INN:	770601001
OGRN:	1067746865493
State registration number of the securities issue:	1-03-11641-A
State registration date:	23.03.2010
Registration authority that performed the State registration of the issue:	Russian Federal Financial Markets Service
Number of securities owned by the Issuer: pc.	21,358,909,300
Total nominal value of owned securities, RUB ths.:	9 ,397,920
Total book value of owned securities, RUB ths.:	8,317,415
Amount of declared dividend, RUB ths.:	The Meeting of the Management Board of FGC UES (extract from Minutes No. 1077/1 dated June 29th, 2012) resolved not to pay dividends on ordinary shares of the Company based on 2012 results.
Payment date:	-

The amount of the Issuer’s investments in shares of joint stock companies in connection with the increase in the authorized capital of the joint stock company using the property of such joint stock company has not increased.

Non-issue-grade securities:
Class of securities:	promissory notes
Full company name of the Issuer:	Gazprombank (Open Joint Stock Company)
Abbreviated company name of the Issuer:	GPB (OAO)
Issuer’s location:	16 Nametkina Street, Building 1, Moscow, Russia,
117420
INN:	7744001497
OGRN:	1027700167110
Number of securities owned by the Issuer: pc.	3
Total nominal value of owned securities, RUB ths.:	12,000,000
Total book value of owned securities, RUB ths.:	12,000,000
Principal, RUB ths.:	11,972,978
Interest accrued (paid), RUB ths.:	27,022
Maturity date:	Note of GPB (JSC) No. 0302836- 18.04.2013
Note of GPB (JSC) No. 0302837 -17.05.2013
Note of GPB (JSC) No. 0302854 - 25.01.2013

Class of securities:	promissory notes
Full company name of the Issuer:	Limited Liability Company “ENERGO-Finance”
Abbreviated company name of the Issuer:	LLC “ENERGO-Finance”
Issuer’s location:	36 Bolshaya Pirogovskaya Street, Building 10,
Moscow, Russia, 105082
INN:	7701878766
OGRN:	1107746444520
Number of securities owned by the Issuer: pc.	6
Total nominal value of owned securities, RUB ths.:	12,369,521
Total book value of owned securities, RUB ths.:	12 022 099
Principal, RUB ths.:	12,022,099
Interest accrued (paid), RUB ths.:	4,621,456
Maturity date:	12.12.2014

Information on provisions for the depreciation of securities:

The amount of provisions for the depreciation of securities:
  as of December 31st, 2011: RUB 11,278,707 thousand, including: long-term financial investments (line 1150 of the balance sheet as of December 31st, 2011: RUB 92,764,802 thousand) – RUB 10,717,407 thousand; short-term financial investments (line 1240 of the balance sheet as of December 31st, 2011: RUB 27,118,173 thousand) – RUB 561,300 thousand;
  as of December 31st, 2012: RUB 20,805,099 thousand, including: long-term financial investments (line 1150 of the balance sheet as of December 31st, 2012: RUB 52,802,915 thousand) – RUB 20,243,799 thousand; short-term financial investments (line 1240 of the balance sheet as of December 31st, 2012: RUB 23,803,449 thousand) – RUB 561,300 thousand;

Other financial investments of the Issuer:

As of December 31st, 2012, there are no other financial investments amounting to at least 10 percent of all financial investments of the Issuer.

Information on the amount of the potential loss due to the bankruptcy of investee organizations (entities) with indication of each type of investment.

The amount of potential losses due to the bankruptcy of investee organizations (enterprises) for each type of investments is limited by the amount of invested funds.

If the Issuer has funds on deposit or other accounts with banks and other credit institutions and their licenses have been suspended or revoked, or if any such credit institution is subject to re-organization, liquidation, bankruptcy or insolvency proceedings, information on the amount of the loss (or the potential loss) due to such events:

The Issuer has no funds on deposit or other accounts with banks and other credit institutions, for which the licenses have been suspended or revoked or which are subject to re-organization, liquidation, bankruptcy or insolvency proceedings.

Information on losses presented in the Issuer’s estimate on financial investments, as reflected in the Issuer’s accounting (financial) statements over a period from the beginning of the reporting year to the date of the approval of this Prospectus:

According to the Issuer’s accounting policy for 2013, the revaluation of financial investments, the current market value of which can be determined as established by law, is carried out once a year. In this connection, no information on the Issuer’s losses on financial investments recognized in the Issuer’s accounting statements since the beginning of the reporting year up to the date of approval of this Prospectus is disclosed.

Accounting standards (rules) used by the Issuer to perform calculations contained in this Clause of the Prospectus:

Financial investments are recognized by the Issuer in accordance with PBU 19/02 “Accounting for financial investments,” approved by Order No. 126n (dated December 10th, 2002) of the Russian Ministry of Finance.

5.3.3. Intangible assets of the Issuer

Composition, initial (replacement) value of fixed assets and the amount of depreciation for the last 5 complete fiscal years:

Group of intangible assets	Historical	Accumulated
	(replacement) value,	depreciation,
	RUB ths.	RUB thousand
Reporting date: December 31, 2008
Computer program “Air reactor with electro-magnetic screen”	111	102
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management (ADMS) Agr. No. 222160	28,966	9,052
Automated measuring and information system for electric power fiscal accounting (AMIS EPFA)	155,158	38,789
Imitative FGC UES trademark	246	111
Data and software complex Corporate Space-Distributed Resource Control System Database	603,275	251,364
Data and software complex Corporate Space-Distributed Resource Control System Program complex	251,223	104,677
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of computer information	1,030	0
Film “FGC.Live-line work”	877	828
Computer program under application No. 2004610966 Agr. No. 361 (fee)	7,145	7,145

Computer program under application No. 2004610967 Agr. No. 15/04 (fee)	520	520
Computer program under application No. 2004612623 Agr. No. 15/04	555	555
Computer program “Program for modelling and analyzing energy systems”	4,075	4,075
Computer program “The Calculation and selection of actuation parameters for the protection of DC devices”	820	533
Computer program “Calculating short circuit currents in the DC network”	825	536
Automated accounting and reporting system	598,698	24,946
Automated property control system	221,844	0
Corporate information system “ACS Salary”	43,092	0
Information system “KPI – Motivation”	27,959	0
Corporate information control system “CICS Personnel”	32,573	0
Total:	1,979,365	443,456
Reporting date: December 31, 2009
Computer program “Air reactor with electro-magnetic screen”	111	111
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management (ADMS) Agr. No. 222160	28,966	16,294
Automated measuring and information system for electric power fiscal accounting (AMIS EPFA)	155,158	77,579
Imitative FGC UES trademark	246	135
Data and software complex Corporate Space-Distributed Resource Control System Database	603,275	372,020
Data and software complex Corporate Space-Distributed Resource Control System Program complex	251,223	154,921
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of computer information	1,030	0
Film “FGC.Live-line work”	877	877
Computer program under application No. 2004610966 Agr. No. 361 (fee)	7,145	7,145
Computer program under application No. 2004610967 Agr. No. 15/04 (fee)	520	520
Computer program under application No. 2004612623 Agr. No. 15/04	555	555
Computer program “Program for modelling and analyzing energy systems”	4,075	4,075
Computer program “The Calculation and selection of actuation parameters for the protection of DC devices”	820	697
Computer program “Calculating short circuit currents in the DC network”	825	701
Automated accounting and reporting system	598,698	174,620
Automated property control system	221,844	55,461
Corporate information system “ACS Salary”	43,092	10,773

Information system “KPI – Motivation”	27,959	6,990
Corporate information control system “CICS Personnel”	32,573	8,143
Automatic measurement data collection system (AMDSC)	2,489	691
Technological information system of the Operation Modes Service “FSKNetExpense”	18,948	3,948
Automated maintenance and repair control system (AMRCS)	149,420	31,129
Program module “Electric diagram”	2,020	505
Program module “UES networks”	4,219	1,055
Corporate information analysis system (CIAS)	18,018	3,504
Automated planning system	47,617	6,944
Electricity accounting information and analysis system EAIAS	68,798	4,300
Updated automated document management system – MADMS	34,326	2,145
System for storing and displaying reference data	7,926	440
Invention “Reactive power compensation device”	2,105	11
Utility model “Foundation”	7,610	93
Total:	2,342,862	946,605
Reporting date: December 31, 2010
Computer program “Air reactor with electro-magnetic screen”	111	111
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management (ADMS) Agr. No. 222160	28,966	23,535
Automated measuring and information system for electric power fiscal accounting (AMIS EPFA)	155,158	116,579
Imitative FGC UES trademark	246	160
Data and software complex Corporate Space-Distributed Resource Control System Database	603,276	492,676
Data and software complex Corporate Space-Distributed Resource Control System Program complex	251,223	205,166
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of computer information	1,030	0
Film “FGC.Live-line work”	877	877
Computer program under application No. 2004610966 Agr. No. 361 (fee)	7,145	7,145
Computer program under application No. 2004610967 Agr. No. 15/04 (fee)	520	520
Computer program under application No. 2004612623 Agr. No. 15/04	555	555
Computer program “Program for modelling and analyzing energy systems”	4,075	4,075
Computer program “The Calculation and selection of actuation parameters for the protection of DC devices”	820	820
Computer program “Calculating short circuit currents in the DC network”	825	825
Automated accounting and reporting system for FGC UES	598,698	324,295

Automated property control system for FGC UES and its branches	221,844	110,922
Corporate information system “ACS Salary”	43,092	21,546
Information system “KPI – Motivation”	27,959	13,980
Corporate information control system “CICS Personnel”	32,573	16,286
Automatic measurement data collection system via the mobile automated work station (AMDCS)	2,489	1,521
Technological information system of Operation Modes Service “FSKNetExpense” (TIS OPS “FSKNetExpense”)	18,948	8,685
Automated maintenance and repair control system (AMRCS)	149,420	68,484
Program module “Electric diagram”	2,020	1,178
Program module “UES networks”	4,219	2,461
Corporate information analysis system (CIAS)	18,018	9,509
Automated planning and budgeting system for FGC UES (UPBS)	47,617	18,848
Electricity accounting information and analysis system EAIAS	68,798	21,500
Updated automated document management system – MADMS	34,326	10,727
System for storing and displaying reference data CICS for FGC UES	7,926	3,082
Invention “Reactive power compensation device”	2,105	148
Utility model “Foundation”	7,610	1,206
Metal grill of the power pile foundation for transmission towers	4,170	376
Utility model “Pad and chimney foundation for transmission towers”	1,130	107
Utility model “Pad and chimney foundation for stayed transmission towers”	1,130	107
Anchor metal head for reinforced concrete foundation	9,170	812
Computer program “Technological connection of customers”	6,391	1,598
Utility model “Current limiter,” No. 89783	2,140	153
Computer program for defining set points for the micro-processor complex of emergency control automatics	2,179	454
Computer program “Routine switching guide” (Eksper)	2,070	431
Utility model No. 95350 “Tangent-suspension portal support for power lines”	7,115	187
Utility model No. 94261 “Angle-tension tower of single-circuit three-phase power line”	4,970	134
Utility model No. 86212 “Tangent-suspension portal support for 330 kV power lines”	2,170	63
Utility model No. 86211 “Tangent-suspension portal support for 500 kV power lines”	3,170	48
Patent for invention No. 2334293 “Superconductive multi-filamentary strip conductor for alternating and direct currents”	3,265	17
Patent for invention No. 2390064 “Superconductive multi-filamentary conductor for alternating and direct currents”	3,130	14
Utility patent No. 71190 “Superconductive synchronous electrical composite rotor machine”	280	3
Utility patent No. 74521 “Superconductive cable current lead”	1,270	15

Patent for invention No. 2341838 “Superconductive multi-filamentary circular conductor”	3,265	16
Corporate procurement management system (CPMS)	611	25
Corporate portal of FGC UES / Internet representation	5,806	483
Automated system “Visitors passage control” (AS VPC)	4,019	0
Total:	2,410,313	1,492,688
Reporting date: December 31, 2011
Computer program “Air reactor with electro-magnetic screen”	111	111
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management (ADMS) Agr. No. 222160	28,966	28,966
Automated measuring and information system for electric power fiscal accounting (AMIS EPFA)	155,158	155,158
Imitative FGC UES trademark	246	185
Data and software complex Corporate Space-Distributed Resource Control System Database	603,276	603,276
Data and software complex Corporate Space-Distributed Resource Control System Program complex	251,223	251,223
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of computer information	1,030	0
Film “FGC.Live-line work”	877	877
Computer program under application No. 2004610966 Agr. No. 361 (fee)	7,145	7,145
Computer program under application No. 2004610967 Agr. No. 15/04 (fee)	520	520
Computer program under application No. 2004612623 Agr. No. 15/04	555	555
Computer program “Program for modelling and analyzing energy systems”	4,075	4,075
Computer program “The Calculation and selection of actuation parameters for the protection of DC devices”	820	820
Computer program “Calculating short circuit currents in the DC network”	825	825
Automated accounting and reporting system for FGC UES	598,698	473,969
Automated property control system for FGC UES and its branches	221,844	166,383
Corporate information system “ACS Salary”	43,092	32,319
Information system “KPI – Motivation”	27,959	20,969
Corporate information control system “CICS Personnel”	32,573	24,430
Automatic measurement data collection system via the mobile automated work station (AMDCS)	2,489	2,351
Technological information system of Operation Modes Service “FSKNetExpense” (TIS OPS “FSKNetExpense”)	18,948	13,421
Automated maintenance and repair control system (AMRCS)	149,420	105,839
Program module “Electric diagram”	2,020	1,852

Program module “UES networks”	4,219	3,867
Corporate information analysis system (CIAS)	18,018	15,515
Automated planning and budgeting system for FGC UES (UPBS)	47,617	30,753
Electricity accounting information and analysis system EAIAS	68,798	38,699
Updated automated document management system – MADMS	34,326	19,308
System for storing and displaying reference data CICS for FGC UES	7,926	5,724
Invention “Reactive power compensation device”	2,105	284
Utility model “Foundation”	7,610	2,320
Metal grill of the power pile foundation for transmission towers	4,170	826
Utility model “Pad and chimney foundation for transmission towers”	1,130	235
Utility model “Pad and chimney foundation for stayed transmission towers”	1,130	235
Anchor metal head for reinforced concrete foundation	9,170	1,785
Computer program “Technological connection of customers”	6,391	3,728
Utility model “Current limiter,” No. 89783	2,140	382
Computer program for defining set points for the micro-processor complex of emergency control automatics	2,179	1,544
Computer program “Routine switching guide” (Eksper)	2,070	1,466
Utility model No. 95350 “Tangent-suspension portal support for power lines”	7,115	936
Utility model No. 94261 “Angle-tension tower of single-circuit three-phase power line”	4,970	672
Utility model No. 86212 “Tangent-suspension portal support for 330 kV power lines”	2,170	316
Utility model No. 86211 “Tangent-suspension portal support for 500 kV power lines”	3,170	-462
Patent for invention No. 2334293 “Superconductive multi-filamentary strip conductor for alternating and direct currents”	3,265	220
Patent for invention No. 2390064 “Superconductive multi-filamentary conductor for alternating and direct currents”	3,130	183
Utility patent No. 71190 “Superconductive synchronous electrical composite rotor machine”	280	46
Utility patent No. 74521 “Superconductive cable current lead”	1,270	190
Patent for invention No. 2341838 “Superconductive multi-filamentary circular conductor”	3,265	220
Corporate procurement management system (CPMS)	611	331
Corporate portal of FGC UES / Internet representation	5,806	5,806
Automated system “Visitors passage control” (AS VPC)	4,019	2,177
SPO AIIS KUE ENES	428,670	0
Software Development “Determining 6-500 kV switchers commutation life”	92	0
Total:	2,839,075	2,033,722
Reporting date: December 31, 2012

Group of intangible assets	Historical	Accumulated
	(replacement) value,	depreciation,
	RUB ths.	RUB thousand

Computer program “Air reactor with electro-magnetic screen” (Reak)	111	111
Program “Geo-magnetic fields for three-phase reactors”	148	148
Program “Electro-magnetic parameters for air lines”	75	75
Automatic program for complex document management (ADMS) Agr. No. 222160	28,966	28,966
Automated measuring and information system for electric power fiscal accounting (AMIS EPFA)	155,158	155,158
Imitative FGC UES trademark	246	209
Data and software complex Corporate Space-Distributed Resource Control System Database	603,275	603,275
Data and software complex Corporate Space-Distributed Resource Control System Program complex	251,222	251,222
Utility patent No. 36065 “Series compensation device”	130	0
Utility patent No. 34818 “Compensator”	10	0
Utility patent No. 35039 “High Voltage”	10	0
Program for collecting, primary and complete processing of computer information	1,030	0
Film “FGC.Live-line work”	877	877
Computer program under application No. 2004610966 Agr. No. 361 (fee)	7,145	7,145
Computer program under application No. 2004610967 Agr. No. 15/04 (fee)	520	520
Computer program under application No. 2004612623 Agr. No. 15/04	555	555
Computer program “Program for modelling and analyzing energy systems”	4,075	4,075
Computer program “The Calculation and selection of actuation parameters for the protection of DC devices”	820	820
Computer program “Calculating short circuit currents in the DC network”	825	825
Film “Bureyskaya GES. Starting Point”;	0	0
TV commercial “RAO UES of Russia”	0	0
Automated accounting and reporting system for JSC FGC UES	598,698	598,698
Automated property control system for the executive office and affiliates of FGC UES	221,844	221,844
Corporate information system “ACS Salary”	43,092	43,092
Information system “KPI – Motivation”	27,959	27,959

Corporate information control system “CICS Personnel”	32,573	32,573
Automatic measurement data collection system via the mobile automated work station (AMDCS)	2,489	2,489
Technological information system of Operation Modes Service “FSKNetExpense” (TIS OPS “FSKNetExpense”)	18,948	18,159
Automated maintenance and repair control system (AMRCS)	149,420	143,194
Program module “Electric diagram”	2,020	2,020
Program module “UES networks”	4,219	4,219
Corporate information analysis system (CIAS)	18,018	18,018
Automated planning and budgeting system for FGC UES	47,617	42,657
Electricity accounting information and analysis system EAIAS	68,797	55,898
Updated automated document management system – MADMS	34,326	27,890
System for storing and displaying reference data CICS	7,926	7,926
Invention “Reactive power compensation device”	2,105	421
Utility model “Foundation”	7,610	3,434
Metal grill of the power pile foundation for transmission towers	4,170	1,277
Utility model “Pad and chimney foundation for transmission towers”	1,130	362
Utility model “Pad and chimney foundation for stayed transmission towers”	1,130	362
Anchor metal head for reinforced concrete foundation	9,170	2,759
Computer program “Technological connection of customers”	6,391	5,859
Utility model “Current limiter,” No. 89783	2,140	611
Computer program for defining set points for the micro-processor complex of emergency control automatics	2,179	2,179
Computer program “Routine switching guide” (Eksper)	2,070	2,070
Utility model No. 95350 “Tangent-suspension portal support for power lines”	7,115	1,685
Utility model No. 94261 “Angle-tension tower of single-circuit three-phase power line”	4,970	1,209
Utility model No. 86212 “Tangent-suspension portal support for power lines”	2,170	569
Utility model No. 86211 “Tangent-suspension portal support for power lines”	3,170	831
Patent for invention No. 2334293 “Superconductive multi-filamentary strip conductor”	3,265	423
Patent for invention No. 2334293 “Superconductive multi-filamentary strip conductor”	3,130	352

Utility patent No. 71190 “Superconductive synchronous electrical composite rotor machine”	280	89
Utility patent No. 74521 “Superconductive cable current lead”	1,270	365
Patent for invention No. 2334293 “Superconductive multi-filamentary strip conductor”	3,265	423
Corporate procurement management system (CPMS)	612	612
Corporate portal of FGC UES / Internet representation	5,807	5,807
Automated system “Visitors passage control” (AS VPC)	4,019	4,019
SPO AIIS KUE ENES	428,670	142,890
Software Development “Determining 6-500 kV switchers commutation life”	92	31
Calculation of explosion safety of oil-filled current transformers	0	0
Calculation of explosion safety of oil-filled current transformers	2,051	812
Computer program “CDF transformer”	0	0
Computer program “CDF transformer”	2,070	820
Calculation of explosion safety of oil-filled current transformers	0	0
Calculation of explosion safety of oil-filled current transformers	2,051	812
Calculation of explosion safety of oil-filled power transformers	0	0
Calculation of explosion safety of oil-filled power transformers	2,051	812
Calculation of the explosion safety of the oil-filled high-voltage bushings	0	0
Calculation of the explosion safety of the oil-filled high-voltage bushings	2,051	812
Unified automated accounting and reporting system	141,577	34,438
Automated control system “Salary Modernization” - ACS”	93,343	22,705
Automated system “Procurement activity reporting”	15,036	3,657
ACS TOiR in Northen PMES	27,585	5,964
Classifier of MTRiO, FGC UES’ work and services (ASU NSI)	228,849	49,481
Environment for sub-station heads	2,143	463
FGC UES’ educational video film “Labor Protection”	805	157
FGC UES’ educational video film “Fire Safety”	805	157
FGC UES’ educational video film “Maintenance Organization”	805	157
FGC UES’ educational video film “Motor Transport Repair”	805	157

FGC UES’ educational video film “Operation Principle, Maintenance, Repair and Adjustment”	805	157
FGC UES’ educational video film “Organization of Work at	805	157
FGC UES’ educational video film “Arranging and Holding Examination	805	157
FGC UES’ educational video film “Arranging and Carrying out Control	805	157
FGC UES’ educational video film “Replacement of supports for HV lines”	805	157
FGC UES’ educational video film “Arranging and Carrying out Work	805	157
Utility model No. 51447 “Asynchronous power system flexible connection device”	618	165
Utility model No. 49072 “Intermediate support of the overhead power line”	2,443	698
Utility model No. 42706 “Arrester”	2,255	846
Utility model No. 52254 “High-voltage circuit breaker”	689	184
Utility model No. 58258 “Damping resistor for high-voltage circuit breaker”	2,201	498
Invention No. 2275647 “Diagnostic method for a high-voltage ceramic cylindrical post insulator”	520	45
Patent for invention No. 2316867 “Combined installation for ice melting and reactive power compensation”	103	7
Utility model No. 91467 “Magnetic explosion generator”	105	13
Certificate No2012611865Electronic archive of documents (ASPD)	175,317	0
Certificate No. 2012611866 Automated property management system in IA, branches and affiliates	343,744	0
Utility model No. 87578 “Container-type converter installation”	92	13
Utility model No. 58246 “High-voltage switchboard optical control device”	63	14
Utility model No. 58221 “Acoustic emission control device”	63	14
Utility model No. 55223 “Reactive power compensation device”	481	113
Utility model No. 70595 “Superconducting cable”	90	16
Utility model No. 79309 “Multi-sided power line tower body”	50	7
Utility model No. 80878 “Multi-sided power line tower body”	51	8
Utility model No. 79600 “Multi-sided power line tower	50	8

body”
Utility model No. 71668 “Screw pile”	40	7
Utility model No. 73905 “Angle-tension pole of three-phase power line (options)”	40	7
Certificate No. 2006610607 “Special software for the software and hardware complex for testing digital devices”	2,061	515
Certificate No. 2004612081 “Comprehensive program for calculating the efficiency of direct stroke shielding of overhead transmission lines”	491	190
Certificate No. 2005612967 “Acoustic data transfer module (LogoTransfer 1.0)”	249	66
Certificate No. 2005612968 “Acoustic data transfer module (LogoWork 1.0)”	249	66
Total:	3,897,999	2,605,099

Methods for evaluating intangible assets and their appraisal value in case of the contribution of intangible assets to the authorized (joint stock) capital (unit fund) or their uncompensated transfer:
There have been neither contributions nor uncompensated transfers of intangible assets to the authorized capital.
Accounting standards (rules) used by the Issuer to submit information on its intangible assets:
Intangible assets have been and will be accounted for by the Issuer in accordance with the Intangible Assets Accounting Regulation No.14/2007 “Intangible Assets Accounting,” as approved by Order No. 153n (dated December 27th, 2007) of the Russian Ministry of Finance.

5.4. Information on the Issuer’s policy and expenses associated with scientific and technical development, licenses and patents, new developments and investigations

Information on the Issuer’s scientific and technological development policy for the last 5 complete financial years, including research and development expenditures out of the Issuer’s own funds for each of the reporting periods:
FGC UES has developed a policy for the innovative development and modernization of the Company, under which the program for the innovative development of FGC UES (hereinafter referred to as the “Innovative Development Program”) was approved.
One of the Program’s main areas will be developing, testing and introducing “breakthrough” and “ameliorative” innovative technologies within the UNEG facilities. These include technologies for accumulating electric energy, the “digital substation”, “high-temperature superconductivity”, direct current power transmission and other technologies.
The R&D program is aimed at creating a smart grid and providing for sustainable innovative development of the UNEG.
The R&D program covers a range of research, development and technological works aimed at improving reliability, quality and efficiency of power supply to consumers by modernizing power grids of Russia’s UES.
The target goal of the R&D Program is to establish a smart energy system with an active adaptive grid (SESAAG), which means a qualitatively new technological level of domestic energy development with a dynamic positive multiplier effect for development of the industry and other activities across Russia.
SESAAG establishment involves development and implementation of new principles for engineering control, element management systems and grid control systems in steady and post-emergency modes, reliable, long-life electrical equipment and automation systems based on new scientific developments, techniques and principles of UES operation.

The main R&D priorities within the Company’s Innovative Development Program include the following:
  Developing the concept and theoretical foundations for the smart energy system with an active adaptive grid (smart grid system);
  Developing new types of power equipment for sub-stations and electric energy transmission lines for the smart grid system;
  Developing new types of control equipment, automation, protection and measurement systems for the smart grid system;
  Developing control system for the smart grid system;
  Developing a system for monitoring and protecting the grid from external impacts;
  Providing for the reliable and safe operation of the UNEG and maintaining high quality power transmission services;
  Upgrading energy efficiency of the electric grids.
The Issuer’s research and development expenditures out of its own funds over the last 5 complete financial years:
	2008	2009	2010	2011	2012
R&D funding, RUB million	140.0	390.0	1,036.7*	1,978.0*	2,951.9**
* The amount of R&D funding within investment activities (RUB 999.7 million in 2010, RUB 1,897.8 million in 2011) and principal activities (RU B36.95 million in 2010, RUB 80.24 million in 2011).
** The amount of R&D funding within investment activities (RUB 2913.58 million in 2012) and principal activities (RUB 38.32 million in 2012).
Information on the legal protection of basic intellectual property items (including dates of issue and validity periods for invention patents, utility patents and design patents, data on the State registration of trademarks and service marks, and the place of origin for goods).
As of the date of approval of this Prospectus, FGC UES was the right holder of the following patents and certificates:
-Russian Title of Protection No. 267439 dated April 20th, 2004 for the trademark (service mark) of JSC FGC UES. Priority date of the trademark: October 30th, 2003. The registration period expires October 30th, 2013;
-Russian utility patent No. 35039 dated March 10th, 2003 “High-voltage circuit breaker”. Utility model priority date: September 18th, 2003. The patent term expires September 18th, 2013 + Appendix dated January 15th, 2008;
-Russian utility patent No. 34818 dated December 10th, 2003 “Reactive power compensator ”. Utility model priority date: August 28th, 2003. The patent term expires August 28th, 2013 + Appendix dated January 15th, 2008;
-Russian utility patent No. 36065 dated February 20th, 2004 “Device for series compensation of parameters in a transmission line.” Utility model priority date: December 4th, 2003. The patent term expires December 4th, 2013 + Appendix dated January 15th, 2008;
-Russian utility patent No. 42706 dated December 10th, 2004 “Arrester”. Utility model priority date:August 31st, 2004. The patent term expires August 31st, 2014 + Appendix dated January 15th, 2008;
-Russian invention patent for invention No. 2231205 dated June 20th, 2004 “Voltage converter control method”. Invention priority date: October 10th, 2002. The patent term expires October 10th, 2022;
-Russian utility patent No. 40530 dated September 10th, 2004 “Capacitor battery”. Utility model priority date: May 20th, 2004. The patent term expires May 20th, 2014 + Appendix dated January 15th, 2008;
-Russian utility patent No. 49072 dated November 10th, 2005 “Intermediate support of the overhead power line”. Utility model priority date: June 7th, 2005. The patent term expires June 7th, 2015+ Appendix dated January 15th, 2008;
-Russian utility patent No. 51447 dated February 10th, 2006 “Asynchronous power system flexible connection device”. Utility model priority date: September 30th, 2005. The patent term expires September 30th, 2015;
-Russian utility patent No. 52254 dated March 10th, 2006 “High-voltage circuit breaker”. Utility model priority date: September 13th, 2005. The patent term expires September 13th, 2015+ Appendix dated January 15th, 2008;

-Russian invention patent No. 2275647 dated April 27th, 2006 “Diagnostic method for a high-voltage ceramic cylindrical post insulator”. Utility model priority date: July 2nd, 2003. The patent term expires July 2nd, 2023;
-Russian utility patent No. 52786 dated April 27th, 2006 “Mobile workshop”. Utility model priority date: November 23rd, 2005. The patent term expires November 23rd, 2015;
-Russian utility patent No. 55222 dated July 27th, 2006 “Condenser voltage control device”. Utility model priority date: February 26th, 2006. The patent term expires February 26th, 2016+ Appendix dated January 15th, 2008;
-Russian utility patent No. 55223 dated July 27th, 2006 “Reactive power compensation device”. Utility model priority date: March 14th, 2006. The patent term expires March 14th, 2016 + Appendix dated January 15th, 2008;
-Russian patent for invention No. 2280934 dated July 27th, 2006 “Reactive power compensation device control method”. Invention priority date: March 30th, 2005. The patent term expires March 30th, 2025;
-Russian utility patent No. 58221 dated November 10th, 2006 “Acoustic emission control device”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;
-Russian utility patent No. 58246 dated November 10th, 2006 “High-voltage switchboard optical control device”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;
-Russian utility patent No. 58258 dated November 10th, 2006 “Damping resistor for high-voltage circuit breaker”. Utility model priority date: May 31st, 2006. The validity period of the patent expires May 31st, 2016;
-Russian utility patent No. 59651 dated December 27th, 2006 “Foundation”. Utility model priority date: August 3rd, 2006. The patent term expires August 3rd, 2016;
-Russian utility patent No. 62753 dated April 27th, 2007 “Asynchronized electrical machine excitation control device”. Utility model priority date: November 29th, 2006. The patent term expires November 29th, 2016;
-Russian utility patent No. 70595 dated January 27th, 2008 “Superconducting cable”. Utility model priority date: September 11th, 2007. The patent term expires September 11th, 2017 + Appendix dated January 14th, 2010 for the transfer of the exclusive right to utility model No. 70595 to FGC UES in accordance with Agreement No. RD0059147 dated January 14th, 2010, registered with Rospatent;
-Russian patent for invention No. 2316867 dated February 10th, 2008 “Combined installation for ice melting and reactive power compensation”. Invention priority date: August 11th, 2006. The patent term expires August 11th, 2026;
-Russian utility patent No. 74521 dated June 27th, 2008 “Superconductive cable current lead”. Utility model priority February 21, 2008. The patent terms expires on February 21, 2018 + Appendix of January 14, 2010 for the transfer of the exclusive right to utility model No. 74521 to FGC UES in in accordance with Agreement No. RD0059147 dated January 14th, 2010, registered with Rospatent;
-Russian patent for invention No. 2334293 dated September 20th, 2008 “Superconductive multi-filamentary strip conductor for alternating and direct currents”. Utility model priority date: December 19th, 2006. The patent term expires December 19th, 2026 + Appendix dated January 20th, 2010 for transfer of the exclusive right to invention No. 2334293 to FGC UES in accordance with Agreement No. RD0059394 dated January 20th, 2010, registered with Rospatent;
-Russian invention patent No. 2341838 dated December 20th, 2008 “Superconductive multi-filamentary circular conductor for alternating and direct currents”. Utility model priority date: December 19th, 2006. The patent term expires December 19th, 2026 + Appendix dated January 20th, 2010 for the transfer of the exclusive right to invention No. 2341838 to FGC UES in accordance with Agreement No. RD0059394 dated January 20th, 2010, registered with Rospatent;
-Russian utility patent No. 79309 dated December 27th, 2008 “Multi-sided power line tower body”. Utility model priority date: July 9th, 2008. The patent term expires July 9th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 79309 to FGC UES in accordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;

-Russian utility patent No. 79600 dated January 10th, 2009 “Multi-sided power line tower body”. Utility model priority date: July 18th, 2008. The patent term expires July 18th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 79600 to FGC UES in accordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;
-Russian utility patent No. 80878 dated February 27th, 2009 “Multi-sided power line tower body”. Utility model priority date: September 5th, 2008. The patent term expires September 5th, 2018. + Appendix dated January 12th, 2010 for the transfer of the exclusive right to utility model No. 80878 to FGC UES in accordance with Agreement No. RD0059086 dated January 12th, 2010, registered with Rospatent;
-Russian utility patent No. 81737 dated March 27th, 2009 “Pad and chimney foundations for transmission towers”. Utility model priority date: November 24th, 2008. The patent term expires November 24th, 2018;
-Russian utility patent No. 82234 dated April 20th, 2009 “Pad and chimney foundations for transmission tower stays”. Utility model priority date: November 24th, 2008. The patent term expires November 24th, 2018;
-Russian utility patent No. 86200 dated August 27th, 2009 “Metal grill of the power pile foundation for transmission towers”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;
-Russian utility patent No. 86211 dated August 27th, 2009 “Intermediate portal support for 500 kV power lines”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;
-Russian utility patent No. 86212 dated August 27th, 2009 “Intermediate portal support for 330 kV power lines”. Utility model priority date: April 13th, 2009. The patent term expires April 13th, 2019;
-Russian utility patent No. 87578 dated October 10th, 2009 “Container-type converter installation”. Utility model priority date: March 19th, 2009. The patent term expires March 19th, 2019;
-Russian utility patent No. 89543 dated December 10th, 2009 “Anchor metal head for reinforced concrete foundation”. Utility model priority date: June 11th, 2009. The patent term expires June 11th, 2019;
-Russian utility patent No. 89783 dated December 10th, 2009 “Current limiter”. Utility model priority date: July 17th, 2009. The patent term expires July 17th, 2019;
-Russian utility patent No. 91467 dated February 10th, 2010 “Magnetic explosion generator”. Utility model priority date: October 28th, 2009. The patent term expires October 28th, 2019;
-Russian utility patent No. 2390064 dated May 20th, 2010 “Superconductive multi-filamentary conductor for alternating and direct currents”. Utility model priority date: May 14th, 2009. The patent term expires May 14th, 2029;
-Russian utility patent No. 94261 dated May 20th, 2010 “Angle-tension tower of single-circuit three-phase power line - options”. Utility model priority date: December 15th, 2009. The patent term expires December 15th, 2019;
-Russian utility patent No. 95350 dated June 27th, 2010 “Intermediate portal support for high-voltage power lines”. Utility model priority date: March 12th, 2010. The patent term expires March 12th, 2020;
-Russian utility patent No. 96379 dated July 27th, 2010 “Pile foundation”. Utility model priority date: March 24th, 2010. The patent term expires March 24th, 2020;
-Russian utility patent No. 71688 dated March 20th, 2008 “Screw pile”. Utility model priority date: October 30th, 2007. The patent term expires October 30th, 2017 + Appendix dated June 17th, 2010 for the transfer of the exclusive right to utility model No. 71668 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;
-Russian utility patent No. 73905 dated June 10th, 2008 “Angle-tension pole of three-phase power line (options)”. Utility model priority date: January 31th, 2008. The patent term expires January 31th, 2018 + Appendix dated June 17th, 2010 for the transfer of the exclusive right to utility model No. 73905 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;
-Russian utility patent No. 80861 dated 27.02.2009 “Multipile foundations for tower support”. Utility model priority date: 15.08.2008. The patent term expires 15.08.2018 + Appendix dated June 17th,.2010 for the transfer of the exclusive right to utility model No. 80861 to FGC UES in accordance with Agreement No. RD0065972 dated June 17th, 2010, registered with Rospatent;

-Russian utility patent No. 103184 dated March 27th, 2011 “Source of surge pressure for explosion safety tests for high-voltage oil-filled electric equipment”. Utility model priority date: 10.11.2010. The patent term expires 10.11.2020;
-Russian patent No. 2412512 dated February 20th, 2011 for invention “Method of emergency control of thermal plant turbo-generator capacity (options)”. Invention priority date: January 22nd, 2010. The patent term expires January 22nd, 2030;
-Russian utility patent No. 103679 dated April 20th, 2011 “Transforming sub-station”. Utility model priority date: 01.12.2010. The patent term expires 01.12.2020;
-Russian utility patent No. 103683 dated April 20th, 2011 “Long-span support of overhead power line to cable line and overhead power line with such support”. Utility model priority date: 10.12.2010. The patent term expires 10.12.2020;
-Russian utility patent No. 107189 dated 10.08.2011 “Multipile foundations for tower support”. Utility model priority date: 19.04.2011. The patent term expires 19.04.2021;
-Russian utility patent No. 107191 dated August 10th, 2011 “Pre-fabricated metal grillage for multi-pile foundation of tower support”. Utility model priority date: 30.03.2011. The patent term expires 30.03.2021;
-Russian utility patent No. 107411 dated August 10th, 2011 “Control and monitoring module of metal-clad switchgear cubicle and a digital sub-station with metal-clad switchgear cubicle fitted with such module”. Utility model priority date: 30.03.2011. The patent term expires 30.03.2021;
-Russian utility patent No. 107414 dated August 10th, 2011 “Fragment of smart energy system with high-speed active power control”. Utility model priority date: 21.03.2011. The patent term expires 21.03.2021;
-Russian utility patent No. 107594 dated August 20th, 2011 “Voltage divider”. Utility model priority date: 11.04.2011. The patent term expires 11.04.2021;
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 004 384.3 “Pile foundation”. Patent priority date: March 24th, 2010. The patent term expires March 24th, 2020;
-Russian invention patent No. 2366055 dated August 27th, 2009 “Method of short circuit protection of high-voltage equipment”. The invention priority date: August 1st, 2008. The patent term expires August 1st, 2018 + Appendix dated September 14th, 2011 for the transfer of the exclusive right for invention No. 2366055 to FGC UES in accordance with Agreement No. RD0086943 dated September 14th, 2011, registered with Rospatent;
-Russian utility patent No. 107855 dated August 27th, 2011 “Explosion-proof cabin”. Utility model priority date: 28.02.2011. The patent term expires 28.02.2021;
-Russian utility patent No. 108235 dated September 10th, 2011 “AC generating unit”. Utility model priority date 24.03.2011. Patent priority date: March 24th, 2021. The patent term expires March 24th, 2021;
-Russian utility patent No. 109343 dated October 10th, 2011 “Lightning protection device for high-voltage overhead lines to be mounted on intermediate support, and high-voltage overhead line equipped with such a device”. Utility model priority date 26.05.2011. Patent priority date: May 26th, 2021. The patent term expires March 26th, 2021;
-Russian utility patent No. 109613 dated October 20th, 2011 “Lightning protection device for high-voltage overhead lines mounted on angle-tension tower, and high-voltage overhead line equipped with such a device”. Utility model priority date 26.05.2011. Patent priority date: May 26th, 2021. The patent term expires March 26th, 2021;
-Russian utility patent No. 111342 dated December 10th, 2011 “Fixing device for insulator angular position”. Utility model priority date 29.07.2011. The patent term expires 29.07.2021.
-Russian utility patent No. 111343 dated December 10th, 2011 “Low-inductance switching surge absorbing resistor”. Utility model priority date 25.08.2011. The patent term expires 25.08.2021

-Russian utility patent No. 111346 dated December 10th, 2011 “High-voltage peak transformer”. Utility model priority date 10.08.2011. The patent term expires 10.08.2021.
-Russian utility patent No. 111359 dated December 10th, 2011 “Arrester, high voltage insulator with arrester and high-voltage line equipped with such an insulator”. Utility model priority date 29.07.2011. The patent term expires 29.07.2021.
-Russian utility patent No. 111719 dated December 20th, 2011 “Arrester, high voltage insulator with arrester and high-voltage line equipped with such an insulator”. Utility model priority date 10.08.2011. The patent term expires 10.08.2021.
-Russian utility patent No. 112498 dated January 10th, 2012 “Current-limiting reactor” Utility model priority date: Utility model priority date 25.08.2011. The patent term expires 25.08.2021
-Russian utility patent No. 112501 dated January 10th, 2012 “Magnetic explosion generator”. Utility model priority date 25.08.2011. The patent term expires 25.08.2021
-Russian utility patent No. 113016 dated January 27th, 2012 “Transmission line fault locator”. Utility model priority date 24.10.2011. The patent term expires 24.10.2021.
-Russian utility patent No. 113066 dated 27.01.2012 “Power transformer explosion protection device”. Utility model priority date 16.09.2011. The patent term expires 16.09.2021.
-Russian utility patent No. 113430 dated February 10th, 2012 “Power bus-bar assembly for voltage converter”. Utility model priority date 04.10.2011. The patent term expires 04.10.2021.
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 316.5 “Multi-pile foundation for tower support”. Patent priority date: 19.04.2011. The patent term expires 19.04.2021
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 435.8 “Fragment of smart energy system with high-speed active power control”. Patent priority date: 21.03.2011 The patent term expires 21.03.2021
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 584.2 “Control and monitoring module of metal-clad switchgear cubicle and a digital sub-station with metal-clad switchgear cubicle fitted with such module”. Patent priority date: 30.03.2011. The patent term expires 30.03.2021.
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2011 051 745.4 “Voltage divider”. Patent priority date: 11.04.2011. The patent term expires 11.04.2021.
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2012 100 099.7 “Lightning protection device for high-voltage overhead lines mounted on angle-tension tower, and high-voltage overhead line equipped with such device”. Patent priority date: May 26th, 2011. The patent term expires May 26th, 2021;
-Document of State registration of design, model (invention) BUNDESREPUBLIK DEUTSCHLAND No. 20 2012 100 100.4 “Lightning protection device for high-voltage overhead lines mounted on the intermediate support and high-voltage overhead lines equipped with such a device”. Patent priority date: 26.05.2011. The patent term expires May 26th, 2021;
-Russian utility patent No. 115501 dated April 27th, 2012 “Diagnostic device for instrument transformer secondary circuits”. Utility model priority date 28.12.2011. The patent term expires 28.12.2021.
-Russian utility patent No. 115523 dated April 27th, 2012 “Digital flow sources and analog current and voltage controller synchronization device”. Utility model priority date 31.01.2012. The patent term expires 31.01.2022.
-Russian utility patent No. 115969 dated May 10th, 2012 “Ice coatings cleaning device for power line cables or overhead ground-wire cables”. Utility model priority date 15.11.2011. The patent term expires 15.11.2021.
-Russian utility patent No. 117739 dated June 27th, 2012 “SCR unit of high-voltage converter”. Utility model priority date 31.01.2012. The patent term expires 31.01.2022.

-Russian invention patent No. 2449446 dated April 27th, 2012 “Method for fast control of active power overflows”. Invention priority date: 21.03.2011 The patent term expires 21.03.2031.
-Russian invention patent No. 2452075 dated May 27th, 2012 “Capacitive voltage divider for sealed metal-clad switchgears”. Invention priority date: 11.04.2011 The patent term expires 11.04.2031.
-Russian invention patent No. 2454772 dated June 27th, 2012 “Metal-clad switchgear cubicle control and monitoring device”. Invention priority date: 30.03.2011 The patent term expires 30.03.2031.
-Russian invention patent No. 2420752 dated June 10th, 2011 “Thyristor control device”. Invention priority date: 02.02.2010. The patent term expires February 2nd, 2030 + Appendix to invention patent No. 2420752. State registration of the exclusive right of transfer agreement No. RD0097173 dated April 5th, 2012;
-Russian utility patent No. 106060 dated June 27, 2011 “Phase-slue device”. Utility model priority date 31.01.2011. The patent term expires February 2nd, 2021 + Appendix to invention patent No. 106060. State registration of the exclusive right of transfer agreement No. RD0097173 dated April 5th, 2012;
-Russian utility patent No. 107005 dated July 27, 2011 “Phase-slue device”. Utility model priority date 25.03.2011. The patent term expires February 2nd, 2021 + Appendix to invention patent No. 107005. State registration of the exclusive right of transfer agreement No. RD0097173 dated April 5th, 2012;
-Russian utility patent No. 107421 dated August 10, 2011 “Phase-slue device”. Utility model priority date 08.04.2011. The patent term expires April 8th, 2021 + Appendix to invention patent No. 107421. State registration of the exclusive right of transfer agreement No. RD0097173 dated April 5th, 2012;
-Russian utility patent No. 75250 dated July 27th, 2008 “Support polymer insulator”. Utility model priority date 26.03.2008. The patent term expires 25.03.2018 + Appendix to invention patent No 75250. State registration of the exclusive right of transfer agreement No. RD0099610 dated 24.05.2012;
-Russian utility patent No. 81596 dated March 20th, 2009 “Polymer insulation cover”. Utility model priority date 12.11.2008. The patent term expires 12.11.2018 + Appendix to invention patent No. 81596. State registration of the exclusive right of transfer agreement No. RD0099610 dated 24.05.2012;
-Russian utility patent No. 81843 dated March 27th, 2009 “Over-voltage protection device”. Utility model priority date 27.10.2008. The patent term expires 27.10.2018 + Appendix to invention patent No. 81843 State registration of the exclusive right of transfer agreement No. RD0099610 dated 24.05.2012;
-Russian utility patent No. 118114 dated 10.07.2012 “Power transformer explosion protection device”. Utility model priority date 28.02.2012. The patent term expires 28.02.2022.
-Russian utility patent No. 118481 dated July 20th, 2012 “Device for determining the permissible overload time and monitoring the effectiveness of the cooling system of the main oil-filled transformer”. Utility model priority date 20.03.2012. The patent term expires 20.03.2022.
-Russian utility patent No. 118760 dated July 27th, 2012 “Synchronised voltage and current vector measurement device”. Utility model priority date 06.04.2012. The patent term expires 06.04.2022.
-Russian utility patent No.119907 dated August 27th, 2012 “Three-port backup device for communication network and communication network with such device”. Utility model priority date 16.04.2012. The patent term expires 16.04.2022.
-Russian utility patent No.119964 dated August 27th, 2012 “Four-port backup device for the communication network and the communication network with such a device”. Utility model priority date 12.04.2012. The patent term expires 12.04.2022.
-Russian utility patent No. 2456733 dated July 20th, 2012 “Lightning protection device for high-voltage overhead lines (options) and high-voltage overhead line equipped with such a device”. Invention priority date: 26.05.2012. The patent term expires 26.05.2031.
-Russian utility patent No. 2465702 dated October 27th, 2012 “Way of ice melting on wires of a three-phase overhead transmission line”. Invention priority date: 14.06.2011. The patent term expires 14.06.2031.
-Russian utility patent No. 120508 dated September 20th, 2012 “High-voltage peak transformer”. Utility model priority date 07.03.2012. The patent term expires 07.03.2022.

-Russian utility patent No. 120819 dated September 27th, 2012 “Reactive power compensation and ice melting device”. Utility model priority date 21.05.2012. The patent term expires 21.05.2022.
-Russian utility patent No. 120991 dated October 10th, 2012 “Device for tightening hollow conic modules of a composite support of a transmission line”. Utility model priority date 09.06.2012. The patent term expires 09.06.2022.
-Russian utility patent No. 121516 dated October 27th, 2012 “Pad and chimney foundations for transmission towers”. Utility model priority date 28.06.2012. The patent term expires 28.06.2022.
-Russian utility patent No. 121646 dated October 27th, 2012 “Hybrid system for energy storage”. Utility model priority date 09.06.2012. The patent term expires 09.06.2022.
-Russian utility patent No. 110555 dated November 20th, 2011 “Device for impulse location of transmission line wires.” Utility model priority date 13.05.2011. The patent term expires on May 13th, 2021 + Appendix dated September 26th, 2012 for the transfer of the exclusive right to utility model No. 110555 to FGC UES in accordance with Agreement No. RD0109212 dated September 26th, 2012, registered with Rospatent;
-Russian utility patent No. 111720 dated 20.12.2011 “Transmission line fault locator”. Utility model priority date 21.06.2011. The patent term expires 21.06.2021 + Appendix dated 26.09.2012 for the transfer of the exclusive right to utility model No. 111720 to FGC UES in accordance with Agreement No. RD0109212 dated September 26th, 2010, registered with Rospatent;
-Russian utility patent No. 112524 dated January 10th, 2012 “Transmission line fault locator”. Utility model priority date 16.03.2011. The patent term expires 16.03.2021 + Appendix dated 26.09.2012 for the transfer of the exclusive right to utility model No. 112524 to FGC UES in accordance with Agreement No. RD0109212 dated September 26th, 2010, registered with Rospatent;
-Russian utility patent No. 2472169 dated January 10th, 2013 “Method for determining the distance to a fault place on a transmission line”. Utility model priority date 31.05.2011. The patent term expires 10.01.2033.
-Russian invention patent No. 2474025 dated January 27th, 2013 “Lighting discharge indicator”. Utility model priority date 16.09.2011. The patent term expires 27.01.2033.
-Russian utility patent No. 2475768 dated February 20th, 2013 “Method for determining the distance to a fault place on a transmission line”. Utility model priority date 24.10.2011. The patent term expires 20.02.2033.
-Russian invention patent No. 2475911 dated February 20th, 2013 “Low-inductance triple busbar assembly”. Utility model priority date 04.10.2011. The patent term expires 20.02.2033.
-Russian utility patent No. 124036 dated January 10th, 2013 “Surge arrester insulator”. Utility model priority date 02.08.2012. The patent term expires 10.01.2023.
-Russian utility patent No. 124037 dated January 10th, 2013 “Energy-intensive surge arrester insulator”. Utility model priority date 02.08.2012. The patent term expires 10.01.2023.
-Russian utility patent No. 124067 dated January 10th, 2013 “Ice melting and reactive power compensation device”. Utility model priority date 22.06.2012. The patent term expires 10.01.2023.
-Russian utility patent No. 124075 dated 10.01.2013 “Reactive power compensation and ice melting device”. Utility model priority date 14.06.2012. The patent term expires 10.01.2023.
-Russian patent for invention No. 124076 dated 10.01.2013 “Combined installation for ice melting and reactive power compensation”. Utility model priority date 14.06.2012. The patent term expires 10.01.2023.
-Russian utility patent No. 125388 dated February 27th, 2013 “Spring drive of high-voltage circuit breaker”. Utility model priority date 02.10.2012. The patent term expires 27.02.2023.
-Russian utility patent No. 125767 dated March 10th, 2013 “Contact system of high-voltage vacuum arc-blowout device”. Utility model priority date 16.10.2012. The patent term expires 10.03.2023.
-Russian utility patent No. 125784 dated March 10th, 2013 “Hybrid filter compensating device”. Utility model priority date 16.10.2012. The patent term expires 10.03.2023.
-Russian utility patent No. 126216 dated March 20th, 2013 “Device for locational exploration of transmission lines.” Utility model priority date 23.10.2012. The patent term expires 20.03.2023.

-Russian utility patent No. 126018 dated March 20th, 2013 “Piled foundation for steel transmission towers”. Utility model priority date 08.10.2012. The patent term expires 20.03.2023.
-Russian utility patent No. 126019 dated March 20th, 2013 “Foundation for steel transmission towers”. Utility model priority date 08.10.2012. The patent term expires 20.03.2023.
-Russian utility patent No. 126473 dated March 27th, 2013 “Device for remote control of transmission line state”. Utility model priority date 12.11.2012. The patent term expires 27.03.2023.
-Russian invention patent No. 2482588 dated May 20th, 2013 “Device for generating synchronized data on the state of power facilities”. Invention priority date: 06.04.2012. The patent term expires 20.05.2033.
-Russian utility patent No. 2484593 dated June 10th, 2013 “Three-port backup device for ring communication network”. Invention priority date: 16.04.2012 The patent term expires 10.06.2033.
-Russian utility patent No. 2485704 dated June 20th, 2013 “Four-port backup device for tracking ring networks of communication network”. Invention priority date: 12.04.2012. The patent term expires 20.06.2033.
-Russian utility patent No. 126875 dated April 10th, 2013 “Device for detecting signals on ice deposit on transmission line wires”. Utility model priority date 19.11.2012. The patent term expires 10.04.2023.
-Russian utility patent No. 127274 dated April 20th, 2013 “Pulse generator for testing ground wires of a lightning protector”. Utility model priority date 31.10.2012. The patent term expires 20.04.2023.
-Russian utility patent No. 127532 dated April 27th, 2013 “Gas-insulated transmission line with the protection against mechanical impurities.” Utility model priority date 06.12.2012. The patent term expires 27.04.2023.
-Russian utility patent No. 127533 dated April 27th, 2013 “Gas-insulated transmission line.” Utility model priority date 06.12.2012. The patent term expires 27.04.2023.
-Russian utility patent No. 128390 dated May 20th, 2013 “Explosion-resistant case of an oil-filled power transformer”. Utility model priority date 31.11.2012. The patent term expires 20.05.2023.
-Russian utility patent No. 128341 dated May 20th, 2013 “Multi-purpose device for registering processes on transmission lines”. Utility model priority date 08.02.2013. The patent term expires 20.05.2023.
-Russian utility patent No. 128799 dated May 27th, 2013 “Exchange power control complex of the interconnection line in asynchronous operation mode”. Utility model priority date 19.12.2012. The patent term expires 27.05.2023.
-Russian utility patent No. 129526 dated June 27th, 2013 “Four-pile foundation with monolithic grillage under single-legged pylon of an overhead transmission line”. Utility model priority date 08.02.2013. The patent term expires 27.06.2023.
-Russian utility patent No. 129696 dated June 27th, 2013 “Wire for overhead transmission lines.” Utility model priority date 09.01.2013. The patent term expires 27.06.2023.
-Russian utility patent No. 129659 dated June 27th, 2013 “Device for measuring operating current and leak current on the power accumulator case.” Utility model priority date 31.01.2013. The patent term expires 27.06.2023.
-Russian Certificate No. 2003612552 dated November 21st, 2003 on the State registration of the computer program “Software complex for collecting, primary processing and transmitting of information (SC CPPTI).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2004611546 dated June 24th, 2004 on the State registration of the computer program “Complex of typed system software for local and centralized emergency control devices (CTSS).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2004612081 dated September 10th, 2004 on the State registration of the computer program “Comprehensive program for calculating the efficiency of direct stroke shielding of overhead transmission lines and concentrated electric installations (Uni_light)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2004611547 dated June 24th, 2004 on the State registration of the computer program “Information and analytical system for assessing the technical condition and operating conditions of power grid equipment (FGC UES level (FGC IAS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2004612493 dated November 11th, 2004 on the State registration of the computer program “Calculation and choice of operation values for direct current protection devices”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2005610072 dated January 11th, 2005 on the State registration of the computer program “Calculation of short circuit currents in the operative direct current grid”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2005610081 dated January 11th, 2005 on the State registration of the computer program “Power system modeling and analysis program”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2005610442 dated February 16th, 2005 on the State registration of the computer program “Information and analytical system for assessing the technical and operating conditions of the power grid equipment (FGC UES branch level (PMES - backbone grid enterprise)).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2005612967 dated November 14th, 2005 on the State registration of the computer program “Acoustic data transfer module (LogoTransfer 1.0)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2005612968 dated November 14th, 2005 on the State registration of the computer program “Acoustic data transfer module (LogoWork 1.0)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2006610607 dated February 13th, 2006 on the State registration of the computer program “Special software for the typical software and hardware complex for testing digital relay protection devices and emergency control automatics of electric systems.” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2006612987 dated August 21st, 2006 on the State registration of the computer program “Integration of FGC UES’ business applications (IBA FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2006613617 dated October 18th, 2006 on the State registration of the computer program “Automated management document system for FGC UES (AMDS FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2006614272 dated December 13th, 2006 on the State registration of the computer program “InfoBasis software complex” (InfoBasis SC).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2006614273 dated December 13th, 2006 on the State registration of the computer program “InfoAdmin software complex” (InfoAdmin SC)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007611959 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for PMES MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR extension).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007611960 dated May 15th, 2007 on the State registration of the computer program “System for storing and displaying reference data CICS for FGC UES”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007611961 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for FGC UES’ affiliates based on the mySAP Business Suite (ACS TPR-Tirazh).” Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2007611962 dated May 15th, 2007 on the State registration of the computer program “Automated accounting and reporting system for the Department of MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612076 dated May 22nd, 2007 on the State registration of the software program “Automated planning, budgeting and the analytical reporting system of the Central Office and the MES Departments of FGC UES” (APBS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612077 dated May 22nd, 2007 on the State registration of the computer program “Automated control system, “Salary” (ACS Salary)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612078 dated May 22nd, 2007 on the State registration of the software program “Corporate information management system, “Personnel” (CICS “Personnel”)”. Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612432 dated June 8th, 2007 on the State registration of the computer program “Software complex “Routine switching guide” (SC ESPER)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612433 dated June 8th, 2007 on the State registration of the computer software program “Automated system for analytical reporting on document statistics for FGC UES (AS “ASUD-S”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007612434 dated June 8th, 2007 on the State registration of the computer software program, the “Software complex, “Automated analytical reporting system” (PC KAS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614193 dated October 3rd, 2007 on the State registration of the computer software program “Software product, “Reporting on the registration of acceptance/transfer of backbone grid property” (SP GP). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614206 dated October 3rd, 2007 on the State registration of the computer software program “Corporate information control system for equipment maintenance and repairs based on the mySAP Business Suite” (ACS MR)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614207 dated October 3rd, 2007 on the State registration of the computer software program, “Corporate management information system “Personnel-Development” (CMIS “Personnel-Development”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614215 dated October 3rd, 2007 on the State registration of the computer software program, “Automated data monitoring and the analysis system” (AMAS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614216 dated October 3rd, 2007 on the State registration of the computer software program “Software product “Property control and coordination” (SP PCC)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614264 dated October 8th, 2007 on the State registration of the computer software program, “Corporate spatially distributed resource management system displaying graphical information and measurements and providing control over the spatial and technical conditions of overhead transmission lines” (KSUPR+). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614265 dated October 8th, 2007 on the State registration of the computer software program, “Corporate information system “Budget/Expansion” based on the mySAP Business Suite (CMIS Budget/Expansion)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2007614266 dated October 8th, 2007 on the State registration of the computer software program, “Centralized system of regular intra-corporate accounting for subordinate business units of the Grid (Accounting for Grid BU)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614267 dated October 8th, 2007 on the State registration of the computer software program, “Technology database of the electric grid property of FGC (TBD EGP)”. Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007614357 dated October 12th, 2007 on the State registration of the computer software program, “Technological information system of the Operational Mode Service “FSKNetExpense” (TIS FSKNetExpense)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615105 dated December 12th, 2007 on the State registration of the computer software program, “Software product “Automated system for coordinating the customer’s grid connection application based on the mySAP Business Suite” (SP “Application coordination”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615106 dated December 12th, 2007 on the State registration of the computer software program, “Software product “Customer FGC Connection Management” (SP “Customer Connection Management”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615107 dated December 12th, 2007 on the State registration of the computer software program, “Program module “Electric Diagram” TSDB” (PM Electric diagram TSDB). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615108 dated December 12th, 2007 on the State registration of the computer software program, “Program module “UNEG Grids” (PM “UNEG Grids”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615117 dated December 12th, 2007 on the State registration of the computer software program, “Information system “Key Performance Indicators (KPIs) – Motivation” (IS “KPE – Motivation”).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615118 dated December 12th, 2007 on the State registration of the computer software program, “Automated system for managing the business process for reference information preparation” (ASMBPRIP). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615119 dated December 12th, 2007 on the State registration of the computer software program, “Program module “Questionnaire survey for the assessment of employee competencies” (PM “Questionnaire survey”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615120 dated December 12th, 2007 on the State registration of the computer software program, “Automated analytical reporting system providing access to the Central Management and the MES-Center to PMES source/primary accounting data, consolidating accounting data and fiscal accounting data based on source/primary data stored in 1C database (SC CICS Analitika-2)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615228 dated December 26th, 2007 on the State registration of the computer software program, “Module of integration between the automated planning and budgeting system based on the SAP BW-SEM-BPS and the automated accounting and reporting system based on the mySAP Business Suite (APBS and AARS Integration)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615229 dated December 26th, 2007 on the State registration of the computer software program, “Software product “Unified automated statistical and information database related to the technological connection to the UNEG and distribution grids” (Software Product “Technological connections forecast and statistics DB”)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2007615230 dated December 26th, 2007 on the State registration of the computer software program, “Automatic measurement data collection system via the mobile automated work station” (AMDCS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615231 dated December 26th, 2007 on the State registration of the computer software program, “Standard solution: calculating wages in branches (SS CWB)” Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615267 dated December 27th, 2007 on the State registration of the computer software program, “Automated system for controlling financial settlements with consumers based on the mySAP Business Suite” (ASCFSC). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2007615268 dated December 27th, 2007 on the State registration of the computer software program, “1st series of the software complex “Automated analytical reporting system” (SC CICS Analitika)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008612955 dated June 18th, 2008 on the State registration of the computer software program, “Design estimation documents on the integration system “Electronic archive of design and estimation documents” (EA DED).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008612956 dated June 18th, 2008 on the State registration of the computer software program, “Design and estimation documents for the preparation system, “Electronic DED register” (EDEDR). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008620199 dated May 13th, 2008 on the State registration of the database, “Database of 220kV transmission lines and transmission facilities for FGC UES” (DB KSUPR220). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008614333 dated September 10th, 2008 on the State registration of the computer software program, “Automated property control system for the executive office and affiliates of FGC UES” (ACS-Property). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616038 dated December 23rd, 2008 on the State registration of the computer software program, “Automated system visitor passage control” (AS VPS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616039 dated December 23rd, 2008 on the State registration of the computer software program, “The corporate procurement management system” (CPMS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616050 dated December 24th, 2008 on the State registration of the computer software program, “Internet representation of Federal Grid Company of Unified Energy System” (FGC website). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616051 dated December 24th, 2008 on the State registration of the computer software program, “Upgraded automated management document system for FGC UES (UAMDS FGC UES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616060 dated December 24th, 2008 on the State registration of the computer software program, “Corporate portal of FGC UES” (Corporate portal). Validity:-throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2008616061 dated December 24th, 2008 on the State registration of the computer software program, “System for preparing and submitting operating and reporting information on breakdowns, fires and accidents in the distribution grid complex” (KUB-TN-P-NS). Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2008616062 dated December 24th, 2008 on the State registration of the computer software program, “Information and the analytical system for energy accounting” (IAS EA). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009611914 dated April 15th, 2009 on the State registration of the computer software program, “Software complex for defining set points for the micro-processor complex of emergency control automatics” (ECA set points). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009611915 dated April 15th, 2009 on the State registration of the computer software program, “Software complex “Program for automated defining of set points for relay protection and automatics” (PADSPRPA)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009611942 dated April 16th, 2009 on the State registration of the computer software program, “Information and analytical energy accounting and settlement systems” (IAERSS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009615319 dated September 10th, 2009 on the State registration of the computer software program, “Automated accounting and reporting system for FGC UES – Development-1” (AARS-Development-1). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009615320 dated September 10th, 2009 on the State registration of the computer software program, “Automated system of property management in the executive body, branches, subsidiaries and affiliates of FGC UES” (AMS-Property M). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009615321 dated September 10th, 2009 on the State registration of the computer software program “Unified National (all-Russian) Electric Grid energy data storing and processing system” (UNEG EDSPS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009616641 dated December 1st, 2009 on the State registration of the computer software program, FGC UES’ asset management system (AMS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009616642 dated December 1st, 2009 on the State registration of the computer software program, “The automated system “Archive of design and estimation documents for FGC UES” (ADED)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009620576 dated December 8th, 2009 on the State registration of the computer software program, “Database of FGC UES’ asset management system” (DB AMS). Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2009620577 dated December 8th, 2009 on the State registration of the computer software program, “Database of the automated system “Archive of design and estimation documents of FGC UES” (BD ADED)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2010610690 dated January 20th, 2010 on the State registration of the computer software program, “Calculation of the flow of transformer oil disintegration products in high-voltage electric equipment in conditions of a local increase in pressure as a result of a short circuit or explosive energy release (CFD transformer).” Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2010617559 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of the explosion safety of the oil-filled high-voltage bushings” (ExploSafe-OfHVB). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2010617560 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of explosion safety of oil-filled power transformers” (ExploSafe-OfPT). Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2010617561 dated November 15th, 2010 on the State registration of the computer software program “Calculation of explosion safety of oil-filled voltage transformers” (ExploSafe-OfVT). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2010617562 dated November 15th, 2010 on the State registration of the computer software program, “Calculation of explosion safety of oil-filled current transformers” (ExploSafe-OfCT). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011611279 dated February 9th, 2011 on the State registration of the computer software program, “Program for the control of the line output capacity in terms of mechanical strength and the preservation of admissible dimensions of HV lines” (HV lines monitoring). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011611513 dated February 16th, 2011 on the State registration of the computer software program, “Program module for ice stand using the REYS-105M reflection-coefficient meter” (PM IS REYS-105M). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011614451 dated June 6th, 2011 on the State registration of the computer software program, “Program for calculating maximum current loads for high-voltage power lines” (Tok_Dop). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011615883 dated July 27th, 2011 on the State registration of the computer software program, “State estimation solution quality control” (SESQC). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011616462 dated August 19th, 2011 on the State registration of a computer software program, “Program for automated cryogenic supply system monitoring and control” (CS 002). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011616752 dated August 31st, 2011 on the State registration of the computer software program, “Software registry module for the embedded software of smart devices for measuring electric variables” (Registry). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011616802 dated September 1st, 2011 on the State registration of the computer software program “Program for data collection, configurable processing and transfer between various industrial communication protocols” (Spider 1). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011616855 dated September 5th, 2011 on the State registration of the computer software program, “Reference documents, training materials and tests for FGC UES personnel training”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011619166 dated November 25th, 2011 on the State registration of the computer software program, “The analysis of emergency situations after process failures at sub-stations of the Unified National Electric Grid (UNEG)” (PANS). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011619382 dated December 7th, 2011 on the State registration of the computer software program, “The development system for creating data models” (M-V1). Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2011619563 dated December 16th, 2011 on the State registration of the computer software program, “Complex for calculation of corona losses in overhead transmission lines” (KTU-11). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012611138 dated January 27th, 2012 on the State registration of the computer software program “The program for calculation of the corona from long-distance solitary electrodes of cylindrical geometry” (CORO_CY). Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 22012611920 dated February 20th, 2012 on the State registration of the computer software program “The software module for the selection of the strategy of ice melting in regions with gust-and-glaze loading” (AISKG-melting). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012611186 dated January 27th, 2012 on the State registration of the computer software program “Software complex for modeling the explosion of high-voltage oil-filled electrical equipment in closed chambers of sub-station transformers” (ExploTraP). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012620063 dated January 13th, 2012 on the State registration of the computer software program “Technological tasks and the Common Information Model integration database” (SIMIT DB). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012620226 dated February 22nd, 2012 on the State registration of the computer software program “Transformer oil thermal properties database” (THERMO-TM) Validity: Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012615919 dated June 28th, 2012 on the State registration of the computer software program “The system for monitoring glaze-ice and rime deposits on wires of overhead lines according to nature and the volume of the corona losses”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012615920 dated June 28th, 2012 on the State registration of the computer software program “The computational model for the analysis of steady-state and transient modes of ACS” (ACS statistics and dynamics). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012612801 dated March 21st, 2012 on the State registration of the computer software program “Application for the collection and analysis of analogous information for AVM-KP” (Input signal manager). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012612802 dated March 21st, 2012 on the State registration of the computer software program “Top-level engineering program AVS_AVMKP” (AVS_AVMKP). Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012620331 dated April 3rd, 2012 on the State registration of the computer software program “Discharge characteristics of the 110-750 kV line insulation under lightning pulse effects”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012616743 dated July 27th, 2012 on the State registration of the computer software program “Software complex “Storm 1.0”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012616744 dated July 27th, 2012 on the State registration of the computer software program “Software simulator of devices, systems, subsystems integrated into APCS according to IEC 61850 (IEC 61850 Device Simulator)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012617467 dated August 17th, 2012 on the State registration of the computer software program “Geographical information system for renewable energy resources of the Russian Federation (GIS RES RF)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012617751 dated August 27th, 2012 on the State registration of the computer software program “Thyristor phase shifting device manager (FAZAKON1)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2012618005 dated September 5th, 2012 on the State registration of the computer software program “Static frequency changer manager (Controlf)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;

-Russian Certificate No. 2012618903 dated October 2nd, 2012 on the State registration of the computer software program “Program for calculating characteristics of corona discharge in electric field of a thunder cloud from parallel wire system (CORO_WIRES)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013611363 dated January 9th, 2013 on the State registration of the computer software program “Program for calculating protection efficiency of the lightning protection system (Univer_Lighting)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013611779 dated February 4th, 2013 on the State registration of a computer software program, “Software for on-line monitoring of distribution of losses to corona and capacitors along 330-750 kV line (OpMoRa)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612374 dated February 26th, 2013 on the State registration of a computer software program “Server and ENIS automated workstation software (ENIS-ARM SW)”. Validity: throughout the lifetime + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612375 dated February 26th, 2013 on the State registration of a computer software program “Program for calculating characteristics of the corona discharge from an extended wire during combined action of working power-frequency voltage, electric field of a thunder cloud and lightning downward leader (COR_Wire22L)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612409 dated February 27th, 2013 on the State registration of a computer software program “Embedded metrological software ENIS (ENIS-metr SW)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612410 dated February 27th, 2013 on the State registration of the computer software program “Software module for calculating change in the length of transmission line wires under the influence of temperature (SM Length of wires)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612411 dated February 27th, 2013 on the State registration of the computer software program “Software module for calculating attenuation of the high-frequency signal in transmission lines (SM Signal attenuation)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013612964 dated March 19th, 2013 on the State registration of a computer software program “Software “Field converter of discrete signals of the primary switching equipment (FCDS)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
-Russian Certificate No. 2013613853 dated April 17th, 2013 on the State registration of the computer software program “System for monitoring glaze-ice and rime deposits on wires of overhead lines according to nature of change and the volume of the corona and capacitor losses (MonGl)”. Validity: throughout the life-time + 70 years after the death of the last surviving author;
Seven more international patent applications of Federal Grid Company are currently being reviewed by the World Intellectual Property Organization.

Information on the main areas and results of utilization of key intellectual property items of the Issuer is as follows:
Program: Integration of FGC UES’ business applications (IBA FGC UES):
Automation of information delivery between FGC UES’ organizations and enterprises, including financial information for reporting purposes.
The program provides for the following functionalities:
  completeness, integrity and guaranteed delivery of information among FGC UES’ organizations and enterprises;
  significant improvement of delivery automation and a reduction in relevant labor costs;
  possibility to control the information interchange process;
  complete audit and control of data exchange processes;
  creation of an integrated transport system within FGC UES for data exchange between different information systems that are used in the Company, irrespective of software and hardware implementation.

Program: “Automated management document system for FGC UES (AMDS FGC UES)”
The program is designed for the complex automation of document support related to the management documentation processing, in particular, preparation, coordination, approval, registration, safekeeping and delivery of management documents, as well as control over relevant resolutions and orders contained in the said documents. Management documents include incoming, outgoing, internal orders, internal information, and reference documents. The result of using the program is a decrease in paper document control and document support automation.
Functional capabilities:
  processing incoming and outgoing correspondence;
  registering organizational and management documents;
  registering orders, applications and instructions;
  registering meeting minutes;
  maintaining the electronic archive;
  order execution control;
  searching documents.
Program: InfoBasis software complex (InfoBasis SC)
The software complex is used as a database providing for the real-time retrieval, display, editing and printing out of information materials and documents.
The program provides for the following functionalities:
  loading files of any format to the database using its own interface;
  classifying documents into two types: document type and the type of equipment to which the document refers.
The program provides for the following functionalities:
  completeness, integrity and guaranteed input/output of information stored in the database;
  significant automation improvement in the information retrieval process, reduction in relevant labor costs.
The software complex has its own data bank and provides for loading, searching for and displaying reference information. The program has a user-friendly interface.
Program: InfoAdmin software complex (InfoAdmin SC)
The software complex is designed for system administrators to be used as a database providing real-time search, display, editing and printing out of information materials and documents.
The program provides for the following functionalities:
  loading files of any format to the database using its own interface;
  classifying documents in to two types: document type and the type of equipment to which the document refers.
The program provides for the following functionalities:
  completeness, integrity and guaranteed input/output of information stored in the database;
  significant automation improvement in the information retrieval process, reduction in relevant labor costs.
  prompt problem-solving related to system operation.

The software complex has its own data bank and provides for loading, searching for and displaying reference information. The program has a user-friendly interface.
Program: Automated accounting and reporting system for FGC UES’ affiliates based on the mySAP Business Suite (ACS TPR-Tirazh)
The system provides for the following functionalities:
  formulating true and complete accounting information on production and financial activity, which may be used by all authorized FGC UES sub-divisions (branches);
  registration and processing of documents and business transactions for accounting and tax purposes;
  centralizing information in an appropriate format for the detailed and comprehensive analysis of the enterprise’s business activity;
  providing enterprise management with up-to-date software tools for analytical purposes.
Program: Automated accounting and reporting system for PMES MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR extension)
The system provides for the following functionalities:
  formulating true and complete reporting information on production and financial activity, which may be used by all PMES MES North-West of FGC UES;
  registration and processing of documents and business transactions for accounting and tax purposes;
  centralizing information in an appropriate format for the detailed and comprehensive analysis of the enterprise’s business activity;
  providing enterprise management with up-to-date software tools for analytical purposes.
Program: Automated accounting and reporting system for the Department of MES North-West of FGC UES based on the mySAP Business Suite (ACS TPR)
The system provides for the following functionalities:
  formulation of true and complete reporting information on production and financial activity with the possibility to use data of the Department of MES North-West of FGC UES;
  registration and processing of documents and business transactions for accounting and tax purposes;
  centralizing information in an appropriate format for a detailed and comprehensive analysis of the enterprise’s business activity;
  providing enterprise management with up-to-date software tools for analytical purposes.
Program: System for storing and displaying reference data CICS for FGC UES
The program is designed for database management providing for the prompt retrieval, display, editing and printing out of informational material and documents.
The program has its own data bank and provides for loading, searching for and displaying reference information.
The program enables loading of files in any format to the database by using its own interface.
The program allows documents to be classified by two types: the type of document and the type of equipment to which the document refers.
The program has a user-friendly interface.
The program provides for the following functionality:
  completeness, integrity and guaranteed input/output of information stored in the database;
  significant automation improvement in the information retrieval process, reduction in relevant labor costs.
Program: Software complex routine switching guide (SC ESPER)
The program is intended for dispatchers working in FGC UES’ Dispatching Service to schedule and perform switching at the Company’s sub-stations.
The software complex provides for the following functionalities:
  maintaining databases for sub-station diagrams and the system of formalized rules for routine switching;

  entering switching tasks at the sub-stations;
  entering (controlled) switching operations at sub-stations both in the primary circuits and in relay protection and control circuits;
  controlling operations during task execution.
The software complex includes the Switching Planning Simulator designed for training dispatch personnel in routine switch planning in electric grids.
Program: Automated planning, budgeting and the analytical reporting system of the Central Office and MES Departments of FGC UES (APBS)
Objective:
  automating the Company’s and its structural sub-divisions’ management process by means of planning, controlling and analyzing financial and economic indicators (income, expenditures, receipts, payments and investments);
  automating budgetary processes (forming, consolidating, changing and redistributing, confirming and controlling) and providing adaptable tools to analyze budget implementation within the common information space.
Functional capabilities:
  data structures for entering budgetary planning figures and references into the business information warehouse (SAP-BW);
  forms adjusted for planning data entry;
  interfaces for loading data from MES’ automated workplaces to the SAP-BW System, MES planning data loaded;
  consolidated report forms for the executive office;
  manual entry of balance registers;
  personalized user profiles.
Program: Corporate information management system “Personnel” (CICS Personnel)
The following basic processes are implemented in the program:
  planning and managing multiple versions of the organizational structures and job hierarchies;
  planning structural sub-divisions and personnel specifying the number of required positions, employment terms, description of work places, grades, positions, professions and job catalogues (Classifier of Professions, Positions and Wage Grades, etc.);
  planning organizational changes, including modeling structural and job hierarchies in the organization;
  maintaining personnel arrangements;
  planning and controlling salary expense estimates;
  individual employee records:addresses, employment history, education, qualifications, awards, military registration and medical insurance data.
The system provides for the following functionalities:
  storing personal and office data in a common base in accordance with the new Russian Labor Code and internal corporate governance requirements;
  checking the unique character of entered information, obtaining information on employees by means of requests, storing a variety of textual and graphical information (photographs, application forms, certificates and other employee documents);
  distinguishing between the levels and the rights of access to functions and data, in accordance with business process requirements.

Program: Automated control system “Salary” (ACS Salary)
The program provides for the following functionalities:
  storing all types of wages in a common database in accordance with Russian laws and internal corporate requirements;
  checking the unique character of entered information, obtaining information on wages and absences by means of requests, storing a variety of textual information;
  distinguishing between the levels and the rights of access to functions and data, in accordance with business process requirements.
The system provides for the following functionalities:
  enhancing the quality of information support for operational decision-making;
  raising awareness for middle managers;
  reducing expenditures related to the salary accounting process.
Program: Software complex “Automated analytical reporting system” (SC KAS)
The program is applied as a unified standard facility providing access to up-to-date information stored in specialized databases, to automate data preparation processes in the form of both formal and informal (free-form) reports satisfying a user’s needs in the process of data analysis.
The software complex provides for the following functionalities:
  an integrated user interface which may be adapted in accordance with specific user’s rights;
  simplicity for elaborating on reports using terms from the user’s knowledge domain via semantic layers (universes) for requests to data sources;
  opening and updating individual formal reports;
  a variety of ways to exchange reports among users: using a unified document repository and internal mail service.
Program: Automated system for analytical reporting on FGC UES’ document statistics (AS ASUD-S)
The program is focused on receiving analytical reporting on document statistics. The data source is the automated management document system for FGC UES (AMDS FGC UES).
The program provides for the following functionalities:
  obtaining the required operating and strategic reports on the analysis of statistical document data for FGC UES;
  accessing statistical data related to the document control system in accordance with the Company’s organizational structure broken down by document type, document state and management unit, etc., providing tools for OLAP functions (detailed elaboration, consolidation, reversal and aggregation) with a view to performing analytical tasks;
  possibility of ad hoc queries (formed whenever requirements appear in the process of system operation) without involving IT-specialists.
Program: Corporate information control system for equipment maintenance and repair based on the mySAP Business Suite (ACS MR)
The program provides for the following functionalities:
  forming and maintaining budgetary classifiers (financial responsibility centers, functional budgets, cost centers, nomenclature for the technical maintenance and repair (TMR) of equipment, projects and target programs, etc.);
  process planning and organization of technical maintenance and equipment repair;
  forming structures for cost centers, TMR facilities, activity types and service providers;
  TMR operation and organization;
  accounting for expenditure related to technical maintenance and equipment repair;
  managing resources;
  recording TMR history;
  formulating reports (plans, estimates and reports) in accordance with the methodology of FGC UES’ budgetary management.

Program: Centralized system of regular intra-corporate accounting for subordinated business units of the Grid (Accounting for Grid BU)
The program provides for the following functionalities:
  re-registering the right to the permanent (indefinite) use of land plots;
  informational and analytical indicators for operations with non-core assets;
  interacting with accredited agents for the disposal of non-core assets;
  data on changes in fixed assets;
  information on the progress of the technical inventory and property registration;
  list of housing and social facilities which are owned by federal authorities and which are used by FGC UES;
  list of housing and social facilities, which are owned by FGC UES;
  information on the progress of land survey work performed by FGC UES;
  non-financial capital register;
  data on creditors’ activities and/or the occurrence of negative events;
  transaction report form.
Program: Reporting on the registration of acceptance/transfer of backbone grid property (SP GP)
The program provides for the following functionalities:
  lease contracts, appendices to contracts, including the list of property and statements of transfers and acceptance;
  sub-lease contracts, appendices to contracts, including the list of property and statements of transfers and acceptance;
  sub-lease contracts for the last mile, appendices to contracts, including the list of property and statements of transfer and acceptance;
  supplementary lease contracts, appendices to supplementary contracts, including the list of property and statements of transfer and acceptance;
  supplementary sub-lease contracts, appendices to supplementary contracts, including the list of property and statements of transfer and acceptance;
Report preparation:
  supplementary sub-lease contracts for the last mile, appendices to supplementary contracts, including the list of property and the statements of transfer and acceptance;
  supplementary contracts clarifying items in appendices to contracts, including the list of property.
Program: Property control and coordination (SP PCC)
The program provides for the following functionalities:
  maintaining opening balance sheet versions;
  controlling opening balance sheet versions;
  keeping the register of loading the opening balance sheet;
  submitting the opening balance sheet in a hierarchical structure by enterprises.
Report preparation:
  reports on disagreements in the list of fixed assets, incomplete construction projects, land plots and / or erroneous references to facilities;
  report on technology database archives;
  data on changes in fixed asset accounting;
  consolidated statements of transferring and accepting property;
  statements for accounting and tax purposes;

  statements for the transfer and acceptance of incomplete construction titles, commodities and materials, equipment subject to erection;
  report on the compliance of fixed assets with the list of fixed assets to the opening balance sheet;
  register of the last mile property incorrectly represented in the upstream reach;
  unified forms.
Program: Corporate spatially distributed resource management system displaying graphical information and measurements and providing for the control of spatial and technical conditions of overhead transmission lines (KSUPR+)
The KSUPR+ program includes software modules expanding the functional capabilities of the automated workplaces of FGC UES’ Corporate Spatially Distributed Resource Control System in terms of control of the spatial and technical conditions of the overhead transmission lines, as well as designed tasks and predictive modeling of spatial and technical conditions for the overhead transmission line infrastructure.
Expanding capabilities for automated workplaces provides for the following basic results:
  working with three-dimensional data (vector, matrix and raster);
  working with models obtained as a result of processing, and with initial values (laser scanning points and raster images), comparing and collocating;
  measuring distances, squares and volumes;
  dynamically constructing different models (profiles, sections and plans, etc.);
  operational monitoring of the spatial and technical conditions of overhead transmission lines without the need to pre-process laser scanning data;
  modeling spatial-progressing processes (acts of nature and configuration changes in elements of the overhead transmission lines associated with the state of the overhead transmission lines).
Program: Corporate management information system “Personnel-Development” (CMIS Personnel-Development)
In addition to the functionality of the corporate information management system Personnel (CIMS Personnel), the program supports the following:
in the field of personnel development:
  forming a register of functional qualifications, competencies and skills of employees based on the competency model designed by FGC UES, requirements for qualifications, knowledge, skills and experience for FGC UES positions;
  maintaining FGC UES job passports, requirement profiles/competencies, and the qualifications of employees using analytical tools;
  forming a register of development plans, including career development;
  determining certification systems and procedures (for employees and positions);
in the filed of personnel training:
  identifying training needs;
  training scheduling and budgeting;
  administering the training process.
Program: Corporate information system “Budget/Expansion” based on the mySAP Business Suite (CMIS Budget/Expansion)
System objective:
  automating the process for planning, budgeting, setting tariffs and changing FGC UES’ organizational structure in the System;
  automating the collection of substantiating materials and the preparation of reports for JSC FGC UES’ tariff setting;

  transforming the business logic of actual accounting data to formulate the plan-fact analysis in the automated planning, budgeting and analytical reporting system of the Central Office and Departments of FGC UES MES (ASPB).

Program: Technological database of the electric grid property for FGC (TBD EGP)
The program provides for the following functionalities:
  working with information on land plots;
  working on rights and registration;
  preparing FGC UES’ annual report with regard to property management;
  uploading to the UNEG Registry;
  uploading to the SAP R31 system.
Program: The technological information system of the Operational Modes Service FSKNetExpense (TIS FSKNetExpense)
The program provides for the following functionalities:
  enhancing the efficiency of control over operating activities involving the performance of actual calculations and the analysis of electricity delivery and supply volumes by FGC UES’ Executive Office;
  improving the reliability and accuracy of determining electricity losses in the electric grids;
  collecting reliable structured reporting information on the power exchange between all FGC UES subdivisions and contracting parties;
  calculating electricity delivery and supply volumes;
  formulating reporting information.
The program has a user-friendly interface.
Program: Program module “Questionnaire Survey” to assess employee competencies (PM Questionnaire Survey)
Program objective:
Automation of the data collection process and the formulation of analytical reports under the “360 degrees assessment” method, based on personal data filed by respondents from among FGC UES branch employees. The software complex provides for the following functionalities:
  entering the evaluated employees list;
  printing out the questionnaire for 360-degree questionnaire respondents;
  entering questionnaire survey results;
  formulating analytical reports following an algorithm for the assessment calculation;
  forming an analytical 360 degrees assessment report;
  collecting, controlling and consolidating information received from branches;
  creating database and forming analytical reports on employees’ competencies.
Program: Automated analytical reporting system providing access for Central Management and the MES-Center to PMES source/primary accounting data, consolidating accounting data and fiscal accounting data based on source/primary data stored in the 1C database (SC CICS Analitika-2)
The program provides for the following functionalities:
  automatic loading of data mart in accordance with approved regulations;
  integrated interface which may be adapted, in accordance with user rights;
  elaborating reports using the terms of the user’s knowledge domain;
  possibility of data grouping according to different hierarchy levels;
  possibility of data grouping according to different hierarchies;
  possibility of rating, classifying and cleaning according to measurements and indicators;
  possibility of developing multi-unit reports with various levels of data grouping;
  a set of standard functions for report preparation, printout and storage;

  meta data layer to isolate users from complex database schemes.

Program: Automated system for coordinating customer’s grid connection application based on the mySAP Business Suite (SP Application coordination)
Functional capabilities:
  formulating and coordinating applications for connections to the Unified National Electric Grid (UNEG);
  formulating reporting documentation;
  distinguishing between levels and rights of access to functions, data and reports, in accordance with business process requirements.
The program provides for the following functionalities:
  observing the order and time intervals for applying for connection to the Unified National Electric Grid at coordination stages;
  controlling the integrity of data provided in the Application for connection to the Unified National Electric Grid;
  raising awareness for middle and top managers.
Program: Consumer FGC Connection Management (SP Customer Connection Management)
Functional capabilities:
  monitoring the process of FGC UES’ customer connections to the grids of the Unified National Electric Grid;
  developing statistical, management and economic reports;
  distinguishing between levels and rights of access to functions, data and reports, in accordance with business process requirements.
The system provides for the following functionalities:
  monitoring the process of FGC UES’ customer connections to the grids of the Unified National Electric Grid;
  monitoring performance times at all stages of FGC UES’ customer connection to grids;
  raising awareness for middle and top managers.
Program: Electric Diagram TSDB (PM Electric diagram TSDB)
The program is a part of FGC UES’ primary electrical equipment technical state database (TSDB) and implements graphical user interfaces, including technological graphic elements:
  graphic display features in diagrams of the electric grids and facilities of the Unified National Electric Grid (UNEG) and results of analytical queries regarding their technical state;
  tools for transferring from a graphic format of FGC UES’ electric grid diagrams, including the UNEG facilities accepted for repair and operational maintenance, to displaying attributive data from the TSDB.
Program: Program module “UNEG Grids” (PM UNEG Grids)
The program is a part of FGC UES’ primary electrical equipment technical state database (TSDB) and works with data on primary electric grid equipment for the UNEG facilities.
In addition to supplementing the TSDB data structure, which provides operations with the UNEG facility data, program functions also include the following:
  tools for forming queries and reports enabling the input and analysis of data on the facilities of FGC UES and the UNEG grids;
  administering tools that enable users to change their TSDB login password;
  tools for synchronizing (replicating) data entered at the self-contained unit with the TSDB central node.
Program: Information system “Key Performance Indicators (KPIs) – Motivation” (IS KPE – Motivation)
Objective: Processing data on performance indicators for FGC UES’ structural sub-divisions, verifying data at the level of managers of structural sub-divisions. Forming a bonus fund based on key performance indicators (KPIs), including subsequent distribution of bonuses to employees from managers of Executive Office structural sub-divisions.

Functional capabilities:
  supporting an indicator register for the Company’s branches;
  collecting indicators from branches;
  calculating and verifying KPIs at the Company’s executive personnel level;
  calculating bonus funds;
  calculating the award fee for KPI bonuses;
  supporting the bonus distribution and approval processes.
Operations are performed using a specialized application that is integrated in to the enterprise portal.
Program: 1st series of the software complex “Automated analytical reporting system” (SC CICS Analitika)
The program is designed to provide executive officers with access to basic business accounting data.
The program contains its own database which is automatically filled in from data sources (1C databases) using the IBM Data Stage data integration tools.
The program provides for the following functionalities:
  automatic loading of data mart in accordance with approved regulations;
  an integrated interface which may be adapted in accordance with user rights;
  simplicity of report elaboration using terms of the user’s knowledge domain via semantic layers for queries preparation;
  opening and updating formal reports.
Program: Automated system for controlling financial settlements with consumers based on the mySAP Business Suite (ASCFSC)
Program objective:
  calculating the volume of target electricity transmission services provided by FGC UES and billing;
  calculating the volume of actual electricity transmission services provided by FGC UES and preparing documents.
Functional capabilities of the program:
  formulating the target cost (bills) of electricity transmission services for the next planned period (year, quarter or month) to be structured by contracts, contracting parties and Russian constituent entities;
  formulating the actual cost (documents) of electricity transmission services for the previous period (month) to be structured by contracts, contracting parties and Russian constituent entities;
  preparing data for its transfer to the accounting system to form bills for electricity transmission services;
  recording standard electricity losses;
  recording power transfers.
Software product “Unified automated statistical and information database related to technological connections to the UNEG and distribution grids” (Software Product “Technological connections forecast and statistics” DB)
The program provides for the following functionalities:
  collecting/reconciling information on connections to the Unified National Electric Grid (UNEG);
  controlling and approving information on connections to the Unified National Electric Grid (UNEG);
  distinguishing between levels and rights of access to functions, data and reports, in accordance with business process requirements.
The program provides for the following functionalities:
  automatic input and control of information on technological connections via remote access;
  possibility to enter data using standard forms;

  raising awareness for middle and top managers.

Program: Module of integration between the automated planning and budgeting system based on SAP BW-SEM-BPS and the automated accounting and reporting system based on the mySAP Business Suite (APBS and AARS Integration)
Program objective:
  loading data on budget performance from the automated accounting and reporting system to the automated planning and budgeting system in a specific format;
  supporting the ability to adapt the format of transmitted data at the user level.
Program: “Standard solution: calculating wages in branches (SS CWB)” The program is designed for the calculation of wage types in the Company’s branches in accordance with a unified payroll scheme and provides for the following:
  assigning wages in accordance with the Company’s labor remuneration regulations;
  providing the possibility to calculate wages using different algorithms that reflect remuneration peculiarities in the Company’s branches, depending on settlement procedures with employees;
  calculating average rates (for medical sick-leave certificates, vacations and business trips, etc.), taxes and preparing reporting forms in accordance with Russian laws;
  developing inter-scheduled payments for the Company’s branches (advance payments of wages, leave allowances and dismissal settlements, etc.);
  forming electronic labor remuneration statements in accordance with formats provided by the banks that service the Company’s branches;
  integrating with the financial systems in the Company’s branches;
  submitting data via the electronic media in accordance with the formats required by tax authorities and the pension fund;
  preparing reports for statistical authorities.
The program provides forms for analytical reporting broken down by the Company’s organizational units (by employee categories and wage types) and by monthly and quarterly labor remuneration funds.
Program: Automatic measurement data collection system via the mobile automated work station (AMDCS)
The program is intended for the manual collection of accounting data from FGC UES’ sub-stations using the industrial palmtop computer and GSM mobile networks.
The program provides for the following functionalities:
  entering meter reading by hand or automatically (through an IR port);
  storing data in a palmtop computer;
  transmitting data through the GSM-network in SMS format.
Program: Design estimation documents integration system “Electronic archive of design and estimation documents” (EA DED)
Objective: automation of completing FGC UES’ electronic archive of design and estimation documents with online versions of design documents obtained from design organizations according to unified regulations based on standard procedures and data formats.
Functional capabilities:
  for registering and accounting basic documents;
  establishing and modifying the structure and contents of the data pool integration system;
  importing and exporting on-line versions of design documents and their sets;
  providing access under specified terms and document processing in a multi-user mode with differentiated user access rights;
  preparing reports using data stored in the integration system;

  displaying, processing and printing out electronic record cards for documents and their sets;
  controlling the configuration of the integration system of FGC UES’ Electronic Archive of Documents in the Central Office;
  ensuring the integrity and actuality of information.
Program: Design and estimate the documents preparation system “Electronic DED register” (EDEDR)
Program objective: Automating the preparation and transmission of on-line versions of design and estimation documents from design organizations to FGC UES, with the subsequent transfer of design and estimation documents to the Company’s central archive.
Functional capabilities:
  entering documents (document structures) from file catalogues in the automatic and document mode or scanning documents with a connection to a section card;
  registering and accounting for sets of documents formed in volumes, books and sections;
  forming and modifying a multi-level structure in the form of a hierarchical tree of sections representing lines, projects, project sections and separate documents;
  editing documents using specialized applications integrated in to the operating environment;
  forming a register of the on-line version of design and estimation documents for each shaped media and saving such a register in a file;
  printing out a register for a set of on-line versions of design and estimation documents, extended record cards (passports) for documents, sets of documents, projects, design and construction facilities;
  exporting and importing sets of on-line versions of the design and estimation documents;
  managing information integrity and actuality control tools.
Program: Automated property control system for the executive office and affiliates of FGC UES (ACS-Property)
The software complex includes four software products as program modules:
  Software product “Accounting and inventory of the property and liabilities of FGC UES, MSK and MRSK” (Property accounting and inventory);
  Software product “Implementation of the connections of MSK and MRSK to FGC UES” (MSK connection);
  Software product “Technology database of FGC UES electric grid property” (Technology database of FGC/MSK electric grid property);
  Software product “FGC UES property management” (Property management).
The system provides for the following functionalities:
  maintaining a register of property (movable and immovable property, long-term financial investments, intangible assets and construction in progress);
  forming a register of rights to immovable property, land plots and intangible assets;
  executing and maintaining a register for land use, land surveying and land cadastral accounting;
  maintaining an electronic archive of property documents;
  maintaining a register of property agreements;
  monitoring non-financial and financial capital movements;
  integrating with the UNEG registry;
  integrating with accounting (including fixed asset accounting);
  integrating with the corporate information control system for equipment maintenance and repair based on the mySAP Business Suite (ACS MR).
Program: Upgraded automated management document system for FGC UES (UAMDS FGC UES)
Objective: adopting a centralized system for electronic document management in FGC UES. The program provides for the following functionalities:

  maintaining centralized electronic document management as related to management documentation and financial documents, etc.;
  forming a highly reliable corporate archive for electronic documents and records with differentiated access to documents and keeping a document log;
  increasing the quality and efficiency of work with documents and management activity as a whole;
  reducing operating expenses related to record keeping;
  strengthening control and improving the performance discipline level.
Program: Information and analytical system for energy accounting (IAS EA)
The program provides for the following functionalities:
  registering in the remote user system;
  viewing the organizational structure;
  viewing transformer sub-stations owned by FGC UES;
  viewing/editing information on energy accounting meters;
  viewing/editing connection characteristics;
  viewing/editing characteristics of the cross-sections;
  convenient interface for binding/checking connections and energy accounting meters;
  reconciling all entered data in the Services Development and Grid Reliability Department of FGC UES;
  viewing the reference connections database;
  having access to the embedded “forum” program;
  preparing reporting forms.
Program: Internet representation of Federal Grid Company of Unified Energy System (FGC website)
The program is used to publish public information about the Company, including the Company’s news, the UNEG development strategy, information for investors and consumer, statements regarding scheduled and completed tenders, etc.
Functional capabilities:
The program includes a flash animation icon, a map of the Russian Federation with the possibility to browse webpages of FGC UES’ branches and the backbone electric grids for equipment maintenance and repair (EMR). Codes for posting news of the Company (including photographs) and branches (including photographs), banners to link to internal pages of the Internet site and websites of partner organizations are also available on the home page.
Program: Corporate procurement management system (CPMS)
Program objective:
  improving procurement control efficiency;
  improving information support for corporate employees;
  creating a database of recommended suppliers;
  improving quality, reducing the cost of procured material and equipment (ME) and services;
  upgrading efficiency and decreasing the complexity of reporting.
Key functions of the program:
  procurement data accounting;
  contract accounting;
  supplementary agreement accounting;
  contract procurement data accounting;
  contract execution accounting.
  maintaining reference books (on organizations, procurement modes and contract types, etc.);
  preparing procurement reports.

Program: System for preparing and submitting operating and reporting information on breakdowns, fires and accidents in the distribution grid complex (KUB-TN-P-NS)
The following processes are implemented in the program: forming and presenting reporting information as provided for by the regulations for submitting operating and reporting information on breakdowns, fires, and accidents to the Management Center of FGC UES’ inter-regional distribution grid complexes.
The program provides for the following functionalities:
  forming, submitting, collecting and processing reporting data on breakdowns, fires and industrial accidents in standard forms under formalized rules via the use of unified classification features and groups in the organizational hierarchy;
  accumulating and consolidating operating information and reports, as well as electronic copies of follow-up documents in workplace databases and data centers;
  using the accumulated operating information and reports to form standard reporting documents in all units preparing and collecting data in respect to all lower-level control items;
  distinguishing between the levels and rights of access to functions and data in accordance with business process requirements and functions.
Program: Corporate portal of FGC UES (Corporate portal)
Objective: Upgrading the efficiency of provision of FGC UES’ employees with information required to execute their duties through the creation of a unified corporate information access point.
Functional capabilities:
  creating a common information space;
  implementing a unified interface for the submission of information and the organization of teamwork for FGC UES employees;
  establishing a unified access point to CIMS (the Corporate Information Management System) and other information systems used by FGC UES in accordance with an employee’s function in the Company, regardless of the technical execution, location and/or data storage methods used in such systems.
Program: Program for calculating the maximum current loads for overhead power lines (Tok_Dop)
The program provides for the following functionalities: calculating the allowable wire temperatures and the thermal rating of wires for the existing overhead power lines (OL), while maintaining their mechanical strength and dimensions.
The program registers the influence of solar radiation, air temperature, wind speed and direction with respect to the wire axis and uses the basic parameters of steel-aluminum and copper wires (GOST 839-80) for existing overhead lines to make relevant calculations.
Program: State estimation solution quality control (SESQC)
The program is designed for the automated control of quality (accuracy) of power system state estimation (SE), which is performed using any software product. The control is carried out by determining the maximum and mean square deviations (MSD) of estimated operating values from their measured values taking into account confidence parameters.
The program uses databases that conform to international standards IEC 61970-301-456.
The SESQC program allows for testing of OS software of different suppliers during system integration and controlling the suitability of OS parameters for their use within the automated control system during operation.
Program: Program for automated cryogenic supply system monitoring and control (CS 002)
The program is designed for the automated monitoring and control of the CS 002 cryogenic supply system and includes two hierarchy levels: the upper and the lower levels.
The lower level provides for data collection from sensors (temperature, pressure, level, phase state) and controllers, as well as control of the frequency drives of turbine engines, the primary conversion of measured data and the transfer of necessary data to the upper level.

The upper level displays the necessary control parameters. The operator can control the SC 002 cryogenic supply system via the SCADA-system.
Program: Software registry module for embedded software of smart devices for measuring electric variables” (Registry)
The software module is designed to control configuration parameters of embedded software for devices that measure power parameters.
The module provides for the following functionalities:
  managing configuration of embedded software; checking configuration accuracy;
  quick access to configuration parameters.
The distinctive features of the module are its portability and ease of use, which allows for speeding up the process of development of embedded software in terms of control of configuration parameters.
Program: Program for data collection, configurable processing and transfer between various industrial communication protocols (Spider 1)
The program is designed for data exchange between devices and automatic control systems that use different industrial communication protocols.
A distinctive feature of the program is its wide application range: from data transmission between the protocols for management and monitoring tasks. All these features are provided through the execution of transmission protocols and data processing in the form of unified libraries, which may be connected and configured according to the configuration file.
Program: Reference documents, training materials and tests for FGC UES personnel training
The program is designed for creating and completing database tables for storage reference documents and training materials and tests, the composition of which is determined by FGC UES’ personnel training needs. The program is used to download a database for the operation, labor safety, fire protection and industrial safety reference documents, tests to assess the knowledge of such documents and individual training programs for each position in accordance with the required level of expertise.
The database created through the program can be used for personnel training and for holding professional competitions and contests, and as a digital library for reference documents. The program can be installed on a separate computer or LAN server.
Program: Complex for calculating corona losses in overhead transmission lines (KTU-11)
The program is designed for calculating the specific and complete (within given length), average annual and maximum corona losses in overhead AC and DC transmission lines for any nominal voltage and design, as well as total corona losses in the power system with power lines of different rated voltages.
Program: Program for calculating corona from long-distance solitary electrodes of cylindrical geometry (CORO_CY)
The program is designed for calculating and analyzing the transient corona modes from a solitary wire within the cylindrical geometry gaps when the space charge front moves away from the corona electrode. The electric field in the gap is formed by a slowly varying external power which simulates the electric field of a thunderstorm cloud. The field growth law can be described via an exponential function with an arbitrary positive exponent or relaxation expression.
The program registers the wire operating voltage at 50 Hz. The kinetic scheme registers light molecular ions and low mobility aerosol ions. The latter are generated during the corona formation from neutral aerosols. It is the first program calculating the combined effect of voltage and atmospheric electric field in a thunderstorm situation. Calculated results are required for the development of the lightning discharge active control tools.
Program: Software module for selecting the strategy of ice melting in regions with gust-and-glaze loading (AISKG-melting)

The program is used within the software of the automated information system for monitoring ice deposits on overhead lines (OL) and is designed to process data on the volume of ice load on wires and ground wires and elaborate an optimal ice melting strategy.
The program includes the following modules:
  forecasting the development of emergency situations;
  improved calculation of mechanical modes of the OL with ice deposits (ice wall thickness according to data from ice load sensors which are installed in suspension and anchor insulator strings);
  calculation of the maximum allowable wire tension and stress for a certain span;
  calculation of the critical thickness of the ice wall;
  calculation of the time for the formation of the critical thickness of the ice wall at the forecast ice growth rate;
  calculation of the ice melting mode using direct and alternating current on wires and ground wires based on the current and forecast ice load and weather conditions. The data are used to determine the priority of ice melting on the OL.
Program: Software complex for modeling the explosion of high-voltage oil-filled electrical equipment in closed chambers of the sub-station transformers (ExploTraP)
The program is designed for the numerical simulation of the impact of an accidental explosion in confined spaces of closed transformer chambers on the structural elements of the chambers.
The program allows for performing such a simulation for closed chambers of transformers of different types and sizes, as well as for determining the most unprotected areas of such chambers with a 3D display of these areas using the translucence technique.
Program: Technological tasks and the Common Information Model integration database (SIMIT DB)
The database provides for binding application models to the Common Information Model. The common abbreviation for the Common Information Model is CIM. Binding is performed via an integration framework at the level of the application data model classes and related CIM classes, and at the level of the properties of such classes. Binding data models of several process tasks to the CIM provide for the communication of these applications via bound CIM items and their properties.
The integration database unifies the communication environment of process applications.
The integration database for each application includes the following information:
  Integrated classes of the application information model;
  Integrated patterns of classes of the application information model;
  For each of the application data model, the program states whether it serves as a source or receiver of data from the integration environment;
  Semantic relevance of the classes of the application data model and relevant class properties of the CIM model.
Program: Transformer oil thermal properties database (THERMO-TM)
The database (DB) is used for storing, presenting and calculating data on thermo-physical properties of transformer oils. The DB does not limit the number of items (transformer oils). Each user is provided with information on basic thermo-physical characteristics: the density and thermal expansion factor, the flash and freezing temperature, the specific heat capacity and thermal conductivity, the kinematic viscosity and the vapor pressure. Information from reference and process documents on electro-physical characteristics (volume resistance, breakdown tension and the dielectric loss tangent) is also used. A brief description of the oil brand is given indicating manufacturing conditions and industrial use, information on data sources: regulations, publications and websites of manufacturers or suppliers. The user can calculate the table which determines the temperature dependence of basic thermo-physical properties for each brand of transformer oil.
Program: The analysis of emergency situations after the process failures at sub-stations of the unified national electric grid (PANS)

The PANS program provides for the following functionality:
  analysis of situations in electric circuits (sub-stations), the assessment of the switching state of energy facilities and the primary equipment elements;
  identification and summary of emergency situations, identifying process failures (in particular, short-circuits at equipment components, failures in circuit breakers and the relay protection and automation devices).
PANS is to be used at new-generation sub-stations and control centers of electric companies as a supplement to existing operational information complexes (OIC) of the automated process control systems (APCS). The complex is connected to the APCS of sub-stations equipped with digital protection devices and receives the following data from the OIC of the APCS:
- event logs (RPA tripping, switching, etc.);
- switching device status.
PANS displays results of an event analysis in the form of:
  generalized textual description of the event;
  event table;
  conventional symbols in the sub-station circuit.
Program: Development system for creating data models (M-V1)
The program is a part of the instrumental software and hardware designed to automate the creation of descriptions for the Unified Energy System data model.
The program is designed for the manual entry of information on electrical equipment.
Risk factors related to the possible expiration of the Issuer’s basic patents and trademark licenses:
There have not been any changes in intellectual property rights that may have a material effect on the Company’s business in the foreseeable future. The Issuer has valid titles to own or use all intellectual property that it uses in its financial and economic activities. To secure its business, the Issuer strives to protect intellectual property via registration.
Failure to extend the term of patents and intellectual property licenses will not negatively affect the Issuer’s activities and financial performance. Therefore, in the Issuer’s opinion, there are no risk factors related to the expiration of patents and intellectual property licenses.
5.5. Analysis of development trends in the Issuer’s principal activity
Basic development trends of the Issuer’s sector for the last 5 complete financial years and the main factors affecting the sector:
FGC UES is a company that manages the Unified National (all-Russian) Electric Grid (UNEG) which is the principal part of the Russian Unified Energy System (UES). In accordance with Russian Federal Law No. 35-FZ (dated March 26th, 2006) on the Electric Power Industry, the UNEG is a complex of power grids and other power grid facilities owned by electric power entities by the right of ownership or otherwise, as provided for by federal laws, and ensuring stable electricity delivery to consumers, the functioning of the wholesale market and the parallel operation of the Russian electric power system and electric power systems of foreign countries. Federal Grid Company was founded in accordance with the decision of the Russian Government in the summer of 2001, as part of the electric energy sector re-structuring, which stipulated the division of the industry into natural monopolies (the transmission and distribution of electric energy, dispatching) and competitive enterprises (the production and sale of electric energy, repair and services). The previous monopoly structure of the electric power industry, where all parts of the chain, from generation to sales, were under the control of one company, was liquidated. RAO UES of Russia was replaced by new independent power market participants. The principal activities of FGC UES are:
  Managing the Unified National (all-Russian) Electric Grid;
  Rendering power transmission and connection services to participants of the power whole-sale market;
  Investments into the development of the Unified National (all-Russian) Electric Grid;
  Maintenance of power grids in appropriate state;
  Offering engineering supervision of the Russian UES transmission facilities.

While restructuring measures in the electric energy industry were carried out, electric grid units in the UNEG under Federal Grid Company’s management were being consolidated. In 2007, in the course of the re-organization of AO-energo (RAO UES of Russia’s subsidiaries and affiliates), 56 regional electricity transmission grid companies (MSKs) were created. The MSK shares owned by RAO UES of Russia were transferred to pay for the additional issue of Federal Grid Company’s shares. On July 1st, 2008, 54 MSKs were integrated as part of Federal Grid Company, as the final stage of RAO UES of Russia re-organization. Another 2 MSKs (JSC Tomsk Backbone Grids and JSC Kuban Backbone Grids) remained subsidiaries of Federal Grid Company.

FGC UES constitutes the backbone of the Russian electricity infrastructure. In accordance with applicable laws, FGC UES is also a natural monopoly. The Company’s operations are regulated by the State.
The Company’s principal activity is to provide electricity transmission services within the Russian Federation.
This type of activity – organization and management of the grid complex – represents a separate branch in the Russian electric power sector. Therefore, FGC UES’ operational results and the Issuer’s development define the development of the entire grid complex.

Over the past few years, the main trends in the Issuer’s sector have been the following:
  improving the efficiency of the public tariff policy (regulation of tariffs for power transmission services by setting long-term tariffs based on long-term regulation parameters, including with the use of the return on invested capital method for the purpose of correlating prescribed tariffs with the level of reliability and quality of power transmission services, stimulating the enhancement of operating and energy efficiency of grid companies, as well as for the purpose of attracting large-scale investments into development and modernization of assets of grid companies);
  upgrading the technical level of the UNEG through the use of new equipment and efficient technological solutions for new construction, modernization and re-construction of transmission facilities;
  enhancing performance by reducing operating costs, specific working expenses and losses within the UNEG, applying innovative approaches to the UNEG operation, repair and maintenance;
  upgrading the efficiency of the UNEG management via the implementation of the process management model aimed at optimization of management expenses.

To improve the reliability of electricity supply and to ensure energy security and dynamic economic development, the Russian Government undertakes all necessary measures to ensure the consolidation of control over the Russian grid complex.

Taking into account the transition to innovative development as the main objective of the Russian economy, the Company’s strategic goal is to increase the reliability, quality and efficiency of energy supply to consumers by modernizing the Russian UES power grids via innovative technologies and transforming them into the smart core of technological infrastructure.

To achieve these goals, FGC has to resolve numerous strategic tasks in the following areas:
  prospective development and innovation;
  reliability and operational efficiency;
  interactions with the market, consumers and regulating authorities;
  finance, economy and internal corporate processes.

The main objective of FGC UES for the future is to identify promising areas of the UNEG development and ensure its effective operation within the UES of Russia.

The UNEG property complex established under the organizational and technological management of JSC FGC UES within electric power industry restructuring enables:

  Strengthening the integrative role of Russia’s Unified Energy System and ensuring the cooperation of electric power producers and customers on the competitive wholesale power market;
  Ensuring buyers and sellers’ equal access to the wholesale power market;
  Cooperating with authorities to regulate electricity transmission tariffs;
  Increasing the country’s power security;
  Implementing an efficient foreign economic policy in the electric power industry.

Federal Grid Company has a complex influence on the electricity market through its electricity transmission services via the UNEG, as well as reliable and stable transmission. The Company’s revenue from electricity transmission services for 2012 amounted to RUB 136.6 billion. The Company’s revenue from electricity transmission services for the end of the reporting period (9 months of 2013) amounted to RUB 113.3 billion. The Company is a large employer: it employs more than 25 thousand people. In the course of its development, the Company has implemented structural and corporate reforms which affect the interests of employees and significantly impact the labor market in the regions of its operations.
The Company influences the market of goods and services which the Company acquires for its activities. Corporate growth imposes new requirements on suppliers and contractors and provides new development prospects.

The Company is also actively involved in localizing the production of leading global electrical equipment manufacturers in the Russian territory. In particular, FGC UES, in cooperation with Hyundai Heavy Industries, is implementing a project for constructing a switchgear plant. Siemens Transformers established a plant in Russia’s Voronezh Region.

The Company’s priority tasks in terms of cost reduction for the coming 3 years are:
  Ensuring reliability and quality of electricity transmission services, as well as cost optimization;
  Enhancing operating performance by reducing operating costs, specific working expenses and losses within the UNEG, applying innovative approaches to the operation, repair and maintenance of the UNEG;
  Providing an adequate number of qualified experts to support the activities of FGC UES, while maintaining adequate personnel costs.

The main objective of the long-term development of FGC UES is giving priority to innovative technologies within the UNEG. The Company’s Investment and Innovation Programs will result in establishing an electric power system based on the principles of the smart (active adaptive) grid with a qualitatively new technological level of development, which will have a positive multiplicative effect on the development of the industry and other areas of activities in Russia. The UNEG transition to the active-adaptive grid will make it possible to enhance the system reliability of the grid complex, to obtain technical and economic effects from the location of the UNEG facilities in eight time zones, to reduce energy loss and consumption, to reduce capital investments related to the construction and maintenance of transmission facilities and to flexibly regulate power flow caused by changes in electricity generation and consumption.

To increase the efficiency of the energy dialogue with foreign partners, while implementing innovative projects aimed at the UNEG development, the Russian Ministry of Economic Development and FGC UES signed a cooperation agreement for modernizing the Russian economy within the framework of foreign trade activity. All these measures will allow reaching a qualitatively new level for the grid complex in the foreseeable future and creating a “smart” platform for the Unified National Electric Grid (UNEG) development.

Main factors affecting the industry:
The main factor affecting the power industry is its government regulation.
FGC UES is a natural monopoly which is of strategic importance for national defense and state security.
Overall evaluation of the Issuer’s industry performance:
Among the largest FGC UES construction projects are transmission facilities within the key government projects: the 2014 Winter Olympics in Sochi and the Eastern Siberia – Pacific Ocean pipeline.

The Issuer evaluates its performance as positive.
Assessment of the conformity of the Issuer’s performance with industry trends. Reasons for the Company’s relevant performance (satisfactory or unsatisfactory performance as viewed by the Issuer).
The Issuer evaluates its performance as satisfactory.
The main reasons are its monopoly position in the industry and its effective cost management.

The opinion of each of the Issuer’s management bodies as to the submitted information and arguments supporting their position:
The Issuer’s management bodies have similar opinions with regard to the submitted information.

Special opinion of members of the Issuer’s Board of Directors (the Supervisory Board) or members of the Issuer’s collegial executive body as to the submitted information recorded in the Minutes of the Issuer’s Board of Directors (the Supervisory Board) or the collegial executive body meeting that considered the relevant issues, arguments supporting their position:
Members of the Issuer’s Board of Directors have no special opinion with regard to the submitted information.

5.5.1. Analysis of factors and conditions affecting the Issuer’s activity

Factors and conditions that affect the Issuer’s activity and have affected the amount of the Issuer’s revenue from the sale of goods, products, work and services, and the Issuer’s profit (loss) from principal activity. The expected duration of such factors and conditions:

Factors and conditions that affect the Issuer’s activity and have affected the amount of the Issuer’s revenue from the sale of goods, products, work and services, and the Issuer’s profit (loss) from principal activity:
Among the principal factors affecting the Issuer’s activity is the government regulation of tariffs for the services provided by the Issuer. In accordance with Law 261-FZ (dated November 23rd, 2009), starting from January 1st, 2010, the Company transitioned to the long-term tariff regulation (the RAB-regulation).
Information on the risks associated with the State regulation of tariffs is set out in Clause 3.5.1 “Industry Risks” of this Prospectus.

Impact of inflation and changes in foreign exchange rates
Possible negative changes in Russian economic development trends and related changes in the exchange rates and inflationary risks may significantly affect the implementation of the Issuer’s large-scale investment program with regard to the cost of imported equipment. If the Company’s activities are negatively affected by a change in the country’s situation, the Issuer intends to take all measures to reduce the influence of the said changes on its activities. One of the measures to address this risk is implementation of the Program for the Substitution of Imported Equipment, Materials and Technologies at FGC UES facilities for 2010-2012, which is aimed at prioritizing the purchase of hi-tech equipment produced domestically. The Company’s 2011-2017 fixed assets renovation program approved by FGC UES’ Management Board promotes the production of electrical equipment in Russia under agreements between Federal Grid Company and equipment manufacturers.

The expected duration of the above-mentioned factors and conditions:
The duration of the factor related to the State regulation of tariffs for services provided by the Issuer is unlimited.

Actions that are currently being taken and will be taken by the Issuer in the future for the effective use of the above-mentioned factors and conditions:
To prevent the possible negative effect of the above-mentioned factors and conditions on the Issuer’s activity, the Issuer participates in the working groups of federal executive bodies and meetings related to changes in the regulatory framework with respect to tariffs, ensures timely preparation of opinions and suggestions on draft legislative acts, develops well-balanced and economically feasible tariff proposals, performs invested capital accounting, controls the progress of facility commissioning plans and implements measures to upgrade operational and investment efficiency and to reduce costs.
To reduce the negative effect of the above-mentioned factors and conditions on technological connection activities, the Issuer ensured timely adjustments to its long-term investment program with the inclusion of investment projects for the reconstruction of transmission facilities, as required for applicants’ technological connections.

Reduction in the fee for the technological connection to the Issuer’s electric grids may result in an uncontrolled increase in the number of those who wish to connect to the grid and, consequently, the inclusion of expenses incurred but not covered by grid connection fees in tariffs for electricity transmission services provided by FGC UES, which, in turn, will lead to an increase in such tariffs.

Measures which are currently taken and will be taken by the Issuer in the future to reduce the negative effect of factors and conditions that may impact the Issuer’s activity:
The organization and implementation of continuous interactions with authorities as regards the issues related to tariff setting, the Company’s activity planning and the control of tariff regulation parameters. For more detail, see Clause 3.5.1 of this Prospectus.

Material events / factors which to the greatest extent may have a negative impact on the Issuer’s possibility to obtain the same or better results in the future, as compared with the results for the last completed reporting period up to the date of approval of this Prospectus, and the likelihood of such events (factors):
Among factors that may adversely affect the Issuer’s ability to achieve similar or improved performance, are operational (production) risks. For more detail, see Clause 3.5.1 “Industry Risks” of this Prospectus.
The Issuer estimates the probability of occurrence and the realization of the operational (production) risks referred to in Clause 3.5.1 as insignificant.
Among potential material events/factors which may adversely affect the Issuer’s ability to obtain the same or better results in the future is the Russian government resolution to reduce forecast indices of the growth of electricity transmission tariffs, the risk of transition from July 1st, 2013 to payment for services provided by JSC FGC UES according to the actual capacity, the modification of the tariff calculation and application methodology, which do not consider the specific character of the Issuer’s activity and the possible negative economic impact on the Issuer, the cancellation of the property tax exemptions in connection with the entry into force of Federal Law No. 202-FZ dated November 21st, 2012 and non-inclusion of these expenses into non-controlled expenses. To exclude the risk of transition to payment for provided services according to the actual capacity, the measures to amend Decree No. 861 of the Russian Government (dated December 27th, 2004) (as amended by RG Decree No. 1015 dated October 5th, 2012) are currently being taken.
As for grid connection activities, which are subject to government regulation as provided for by Russian laws, the main influencing factor is the modification of applicable legislation regulating the composition of costs to be included in the technological connection fee.

Material events/factors which may improve the Issuer’s performance, the probability of such events/factors and their duration
Factors that may improve the Issuer’s performance include the Government’s stable deliberate (predictable) price policy, the stability of tariff regulation and an increase in the rate of return on investment.
The probability of such factors in the mid-term is not excluded. The duration of these factors is not limited.

5.5.2. The Issuer’s competitors

The Issuer’s principal existing and potential competitors by core activities, including foreign competitors
The Issuer’s primary activity is to provide electricity transmission services via the UNEG. Since the Issuer is a natural monopoly, it has no competitors on the internal and external markets. To the best of the Issuer’s knowledge, electricity transmission services via the UNEG are not to be excluded from natural monopolistic activities. Therefore, the Issuer does not have any potential competitors.

Factors affecting the competitiveness of the Issuer, their impact on the competitiveness of provided products (work, services):
Not available, since the Issuer is a natural monopoly.

VI. Detailed information on members of the Issuer’s management and auditing bodies and brief data on the Issuer’s employees (officers)

6.1. Information on the structure and competence of the Issuer’s management bodies

Description of the structure of the Issuer’s management bodies and their competence in accordance with the Issuer’s Articles of Association (constituent documents).

The Company’s management bodies are:
  The General Meeting of Shareholders;
  The Board of Directors;
  The Management Board (the collegial executive body);
  The Chairman of the Management Board (the sole executive body).

The General Meeting of Shareholders is the supreme governing body of the Company.
In accordance with Article 10 of the Company’s Articles of Association, the following issues fall under the competence of the General Meeting of Shareholders:

1)	Making amendments and/or additions to the Articles of Association or approval of the revised Articles of Association;
2)	Re-organizing the Company;
3)	Liquidating the Company, appointing a liquidation commission and approving the interim and final liquidation balance sheets;
4)	Determining the number, nominal value and category (type) of authorized shares and the rights granted by the shares;
5)	Increasing the Company’s share capital by increasing the nominal value of shares or by placing additional shares (issue-grade securities that are convertible into shares) in the events provided for by the Federal Law on Joint Stock Companies;
6)	Reducing the Company’s share capital by decreasing the nominal value of shares;
7)	Decreasing the Company’s share capital by purchasing a part of shares to reduce their total number or by redeeming shares acquired or re-purchased by the Company;
8)	Splitting-up and consolidating the Company’s shares;
9)	Purchasing placed shares as provided for by the Russian Federal Law on Joint Stock Companies;
10)	Electing and providing for the early termination of the authorities of the Chairman of the Company’s Management Board;
11)	Electing and providing for the early termination of the authorities of members of the Company’s Board of Directors;
12)	Electing and providing for the early termination of the authorities of members of the Company’s Audit Commission;
13)	Approving the Company’s Auditor;
14)	Approving annual reports, annual accounting statements, including the Company’s profit and loss statements (the profit and loss accounts), income distribution (including paying (declaring) dividends, excluding income distributed as dividends for the first quarter, six months and nine months of the financial year) and the Company’s losses in the financial year;
15)	Paying (declaring) dividends for the first quarter, six months and nine months of the financial year;
16)	Approving major transactions in the events provided for by Article 79 of the Federal Law on Joint Stock Companies;
17)	Approving transactions in the events provided for by Article 83 of the Federal Law on Joint Stock Companies;
18)	Adopting resolutions on the participation in financial and industrial groups, societies and other associations of business entities;
19)	Approving internal documents that regulate the activities of corporate bodies;

20)	Adopting resolutions on remuneration and/or compensation to be paid to members of the Company’s Audit Commission;
21)	Adopting resolutions on remuneration and/or compensation to be paid to members of the Company’s Board of Directors;
22)	Adopting resolutions on delegating the authorities of the sole executive body to a management company or manager;
23)	Adopting resolutions on other issues as provided for by the Federal Law on Joint Stock Companies.

The Board of Directors provides the general management of the Company’s activities, except for matters that fall within the competence of the General Meeting of Shareholders, as required by the Federal Law on Joint Stock Companies and the Company’s Articles of Association.
In accordance with Article 15 of the Company’s Articles of Association, the Company’s Board of Directors is authorized to carry out the following:
1)	Determining corporate business priorities and approving long-term development programs (including investment programs);
2)	Calling Annual and Extraordinary General Meetings of the Company’s Shareholders, except for in cases stipulated by Clause 14.8 Article 14 of FGC UES’ Articles of Association, and declaring a date for holding a new General Meeting of Shareholders instead of the one adjourned due to lack of a quorum;
3)	Approving the agenda for the Company’s General Meetings of Shareholders;
4)	Electing the Secretary for the General Meeting of Shareholders;
5)	Setting a date for compiling the list of shareholders entitled to participate in the General Meeting of Shareholders and resolving other issues related to preparing and holding the General Meeting of Shareholders;
6)	Increasing the Company’s authorized capital by placing additional shares within the number and categories (types) of authorized shares, subject to limitations established by the Federal Law on Joint Stock Companies and the Company’s Articles of Association;
7)	Authorizing the placement of the Company’s bonds and other securities, including bonds and other securities that are convertible into shares, subject to limitations established by the Federal Law on Joint Stock Companies and the Company’s Articles of Association;
8)	Determining the price (monetary value) of property and the price for placing and buying back securities in cases stipulated by the Russian Federal Law and in cases stipulated by sub-clauses 18 and 27 of Clause 15.1 of the Company’s Articles of Association;
9)	Purchasing shares, bonds and other securities placed by the Company in cases stipulated by the Russian Federal Law on Joint Stock Companies;
10)	Electing members of the Company’s Management Board (except for the Chairman of the Management Board), carrying out the early termination of their authorities and making decisions concerning the early termination of labor contracts;
11)	Selling Company shares that became available to the Company as a result of their purchase or buy-back from the Company’s shareholders or in other cases stipulated by the Russian Federal Law on Joint Stock Companies;
12)	Developing recommendations for the General Meeting of Shareholders on remuneration and compensation to be paid to members of the Company’s Audit Commission;
13)	Determining compensation for the Auditor’s services;
14)	Developing recommendations on the amount of dividend per share and on the dividend payment procedure;
15)	Approving the Company’s internal documents that stipulate the procedure for the formation and use of corporate funds and making decisions on the use of these funds;
16)	Approving internal corporate documents, except for internal documents to be approved by the General Meeting of Shareholders;

17)	Establishing, opening and liquidating corporate branches and representative offices and introducing related amendments to the Company’s Articles of Association (including amending data on the names and locations of the Company’s branches and representative offices);
18)	Making decisions on the Company’s participation in other organizations (including aligning constituent documents and the candidates for the management bodies of newly established organizations), modifying equity participation (the number of shares, the equity position and interest), encumbering shares and terminating the Company’s participation in other organizations;
19)	Determining the Company’s credit policy, including the procedure for and the amount of loans obtained and issued by the Company, attracting bank guarantees, issuing guarantees and transferring property as security on behalf of third parties, as well as:
a)	determining the total amount of corporate indebtedness to third parties for a 1 (one) year period and the maximum amount of the Company’s actual debt under credits and loans at any specific time during the respective year;
b)	making decisions on transactions carried out by the Company in cases expressly stipulated by the corporate credit policy;
c)	making decisions on issues concerning all of the above, if no credit policy has been developed by the Company’s Board of Directors;
d)	approving debt financing transactions which will result in the Company’s accounts payable under credits and loans exceeding the limit of the Company’s indebtedness to third parties as previously defined by the Board of Directors for the current year;
e)	modifying the Company’s credit policy;
20)	Approving the Company’s major transactions in cases stipulated by Chapter X of the Russian Federal Law on Joint Stock Companies;
21)	Approving transactions stipulated by Chapter XI of the Russian Federal Law on Joint Stock Companies;
22)	Approving the Company’s registrar, his/her labor contract and the terminating his/her labor contract;
23)	Electing and re-electing the Chairman and the Deputy Chairman of the Company’s Board of Directors;
24)	Approving the procedure for the Company’s interaction with businesses, the shares and interests of which are owned by the Company;
25)	Determining the Company’s position (the Company’s representatives), including: participation/non-participation in voting on agenda items, voting for or against or abstaining from voting on draft resolutions and agenda issues for the General Meetings of Shareholders (members) of subsidiaries and affiliates (hereinafter referred to as “SAs”) (except for cases when the functions of the General Meeting of Shareholders of the SAs are performed by the Company’s Board of Directors) and meetings of the Board of Directors of the SAs (except for the issue of approving the agenda for the General Meeting of Shareholders (members) of the SAs, when the functions of the General Meeting of Shareholders of the SAs are performed by the Company’s Board of Directors):
a)	concerning the determination of the agenda for the General Meeting of Shareholders (members) of the SAs (except in cases when discussing the issues is mandatory, as stipulated by Clause 47.1 and Articles 53 and 55 of the Russian Federal Law on Joint Stock Companies);
b)	concerning the re-organization and/or liquidation of the SAs;
c)	concerning the quantitative membership of the SAs Board of Directors and the election of its members and the early termination of their position;
d)	concerning the quantity, nominal value, category (type) of authorized shares of the SAs and the rights to which these shares entitle their owners;
e)	concerning the increase in the authorized capital of the SAs by increasing the nominal value of shares or by placing additional shares, as well as concerning a decrease in the authorized capital of the SAs;
f)	concerning the placement of SAs securities;
g)	concerning the splitting up and consolidating of SAs shares;
h)	concerning the approval of major transactions carried out by the SAs;

i)	concerning SAs participation in other organizations (either by joining an existing organization or by establishing a new one), as well as concerning the purchase, disposal and encumbrance of shares and interests in the authorized capital of organizations in which the SAs are a party to it, or the modification of interests in the authorized capital of the respective organizations;
j)	concerning transactions carried out by the SAs (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or the WIP intended for production, transfer, dispatch or the distribution of electrical and heat energy, the book or market value of which exceeds 15 million rubles);
k)	concerning transactions carried out by the SAs (including a series of related transactions) related to the actual or probable assignment of property made up of fixed assets, non-tangible assets or the WIP not intended for production, transfer, dispatch or the distribution of electrical and heat energy, the book or market value of which exceeds 30 million rubles;
l)	concerning the introduction of modifications or additions to constituent documents of the SAs;
m)	concerning the payment of remuneration and compensation to members of the Board of Directors and the Audit Commission of the SAs.
26)	Determining the Company’s position (the Company’s representatives) and the SAs’ position on issues on the agenda of meetings of the Board of Directors of the SAs subsidiaries and affiliates (including participation/non-participation in voting on agenda issues, voting for or against, or abstaining on draft resolutions):
a)	concerning the position of the SAs representatives in regard to issues on the agenda of the General Meetings of Shareholders (members) and meetings of the Board of Directors of companies associated with or dependent to the SAs, with the said issues being connected with making (approving) transactions (including a series of related transactions), which are related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or the WIP intended for the production, transfer, dispatch or distribution of electrical and heat energy, the book or market value of which exceeds 15 million rubles;
b)	concerning the position of the SAs representatives in regard to issues on the agenda of the General Meetings of Shareholders (members) and meetings of the Board of Directors of companies associated with or dependent to the SAs and engaged in the production, transfer, dispatch, distribution and marketing of electrical and heat energy, with the said issues being connected with the re-organization, liquidation, or increase in the authorized capital of the said companies by increasing the nominal value of shares, by placing additional shares or by converting equity stock into ordinary shares;
27)	Pre-approving corporate decisions on the following topics:
a)	transactions involving non-current assets of the Company in the amount that exceeds 10 percent of the book value of the said assets as of the date the decision is made to effect the transaction;
b)	transactions (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP intended for the production, transfer, dispatch or distribution of electrical and heat energy, the book or market value of which exceeds 75 million rubles;
c)	transactions (including a series of related transactions) related to the actual or probable assignment of property comprising fixed assets, non-tangible assets or WIP not intended for the production, transfer, dispatch or distribution of electrical and heat energy, the book or market value of which exceeds 150 million rubles.
28)	Approving decisions on the Issue of securities, the securities prospectus, buy-back reports, share redemption reports and reports that contain the shareholders’ demands to buy back shares;
29)	Pre-approving transactions which may lead to foreign currency liabilities in cases and amounts that are determined by individual decisions of the Company’s Board of Directors, and also if such cases (amounts) are not determined by the Company’s Board of Directors;
30)	Determining the Company’s purchase policy, including approving the Policy for the regulated purchase of goods, work and services and the approval of the Head of the Company’s Central Purchasing Department, and making other decisions in compliance with approved corporate documents regulating purchase operations;

31)	Holding the Chairman of the Company’s Management Board liable for disciplinary action and rewarding him/her in compliance with the Russian Labor Code; making decisions on recommending the Chairman of the Company’s Management Board for State rewards;
32)	Approving target values (adjusted values) for the Company’s key performance indicator (KPIs) and respective reports;
33)	Approving the Company’s business plan (adjusted business plan), including data on planned volumes of property (proprietary rights) transferred to third persons free-of-charge; reviewing the corporate business plan reports;
34)	Establishing committees of the Company’s Board of Directors and approving regulations on the said committees of the Company’s Board of Directors;
35)	Electing the Secretary of the Company’s Board of Directors and terminating his/her office at the discretion of the Company’s Board of Directors;
36)	Making decisions on which issues to include in the agenda of the Company’s General Meeting of Shareholders, only if recommended by the Company’s Board of Directors;
37)	Approving terms of the agreement made with the Chairman of the Company’s Management Board and the other members of the Management Board; establishing the amount of remuneration and compensation to be paid to the Chairman and members of the Management Board; or appointing a person authorized to approve terms of the agreement made with the Chairman and other members of the Management Board and establishing the amount of remuneration and compensation to be paid to the Chairman and other members of the Company’s Management Board;
38)	Coordinating any overlapping positions that may be held by the Chairman and other members of the Company’s Management Board in the bodies of other organizations, as well as other paid positions that may be held by the above-mentioned persons in other organizations;
39)	Determining the Company’s policy in the sphere of insurance coverage;
40)	Approving the procedure for selecting an appraiser and/or the candidates for the appraiser’s position to evaluate the value of corporate shares, property and other assets in cases stipulated by the Russian Federal Law on Joint Stock Companies, the Company’s Articles of Association and individual decisions of the Company’s Board of Directors;
41)	Approving the collective agreement and contracts concluded by the Company with non-profit organizations, concerning social security provisions for the Company’s employees;
42)	Reviewing the organizational structure of the Company’s management;
43)	Making decisions on suspending the powers of the managing organization (the manager);
44)	Resolving other issues that fall under the competence of the Company’s Board of Directors, as stipulated by the Russian Federal Law on Joint Stock Companies and internal corporate documents.

The Company’s current operations are managed by the Chairman of the Management Board (the sole executive body) and the Company’s Management Board (the collegial executive body).
In accordance with Article 21 of the Company’s Articles of Association, the following issues fall within the competence of the Company’s Management Board:
1)	developing corporate business priorities and long-term development programs and submitting them for the approval of the Board of Directors;
2)	preparing reports on the execution of resolutions of the Company’s General Meeting of Shareholders and the Board of Directors;
3)	exercising the full powers (subject to Clause 15.1(25) of FGC UES’ Articles of Association) of Meeting of Shareholders in subsidiaries, all voting shares of which are owned by the Company, in accordance with their constituent documents or based on other legal grounds;
4)	appointing (subject to Clause 15.1(25) of FGC UES’ Articles of Association) corporate representatives to participate in management bodies of organizations of any form of incorporation, where the Company holds an interest, except for the Company’s representatives for meetings of members of the above-mentioned organizations;

5)	nominating members to the sole executive body of organizations of any form of incorporation, in which the Company holds an interest;
6)	submitting reports on the financial performance of subsidiaries and affiliates, in which the Company holds shares (interests), as well as information on other organizations, in which the Company holds an interest, to the Company’s Board of Directors;
7)	hearing reports of the Company’s Deputy Chairmen and Heads of the Company’s structural sub-divisions on performance results for approved plans, programs and instructions, reviewing reports, documents and other information on operations of the Company and its SA;
8)	pre-approving decisions on entering into transactions involving the Company’s non-current assets in an amount from five (5) to ten (10) percent of the book value of the assets as of the date the decision is made to effect the transaction;
9)	agreeing upon the constituent documents of the Company’s SAs, in which the Company may dispose of more than 25% of voting shares;
10)	resolving other management issues that relate to the Company’s current activity in accordance with the decisions of the Company’s General Meeting of Shareholders and the Board of Directors, as well as other issues referred to the Management Board by the Chairman of the Company’s Management Board.

Subject to Article 22 of the Company’s Articles of Association, the Chairman of the Company’s Management Board resolves all management issues that relate to the Company’s current activity, except for issues that fall under the competence of the Company’s General Meeting of Shareholders, the Board of Directors and the Management Board.
The Chairman of the Company’s Management Board shall act on behalf of the Company without a power of attorney and shall, inter alia:
1)	Carry out transactions on behalf of the Company, issue powers of attorney and open settlements and other corporate bank accounts;
2)	Dispose of corporate property at his/her own discretion, subject to limitations stipulated by applicable laws and the Company’s Articles of Association;
3)	Employ and dismiss the Company’s employees, and apply incentives and sanctions to them;
4)	Organize the activities of the Company’s Management Board and preside over its meetings;
5)	Make proposals to the Board of Directors on appointing and removing members of the Management Board;
6)	Approve the Company’s staff schedules and salaries for corporate employees;
7)	Assign duties to the Deputy Chairmen of the Management Board;
8)	Provide for the performance of the Company’s activity plans required to achieve corporate objectives;
9)	Approve Regulations of the Company’s branches and representative offices;
10)	Approve corporate regulations on issues that fall within the competence of the Chairman of the Management Board;
11)	Organize the Company’s accounting and reporting;
12)	Issue orders, approve instructions and other corporate internal documents and give instructions that are binding on all Company’s employees;
13)	Not later than forty-five (45) days prior to the date of the Annual General Meeting of Shareholders, submit the Company’s annual report, balance sheet, profit and loss account and distribution of the Company’s profit and loss for consideration to the Company’s Board of Directors;
14)	Submit, on a quarterly basis, operational plans of the Company’s Management Board and reports on fulfillment of these plans for consideration to the Company’s Board of Directors;
15)	Appoint corporate representatives at meetings of business companies in which the Company owns shares and/or equity interests;
16)	Solve other issues related to the Company’s current operations, except for issues that fall under the competence of the General Meeting of Shareholders, the Board of Directors and the Management Board.

Information on the Issuer’s Corporate Code of Conduct (the Corporate Governance Code) or any other similar document:
The Board of Directors of FGC UES by its own decision (Minutes No. 182, dated November 30, 2012) approved the Corporate Governance Code of UES FGC.

Information on the Issuer’s internal documents that regulate the activity of its bodies:
The Issuer has the following documents:
  The Articles of Association of FGC UES (approved by the Annual General Meeting of Shareholders of FGC UES dated June 29th, 2011, Minutes No. 11 dated July 4th, 2011, as amended on September 12th, 2011, February 14th, 2012, April 11th, 2012, October 15th, 2012, November 12th, 2012, December 28th, 2012, and May 8th, 2013);
  Regulations on the Internal Control System of FGC UES (approved by the Board of Directors, Minutes No. 170/2 dated August 2nd, 2012);
  Regulations on Preparing and Holding the General Meetings of Shareholders (approved by the Resolution of FGC UES’ Annual General Meeting of Shareholders dated June 29th, 2010, Minutes No. 9);
  Regulations on the Board of Directors (approved by the Annual General Meeting of Shareholders dated June 30th, 2009, Minutes No. 7);
  Regulations on Compensation and Remuneration to Members of the Board of Directors (approved by a Resolution of FGC UES’ Annual General Meeting of Shareholders dated June 29th, 2012, Minutes No. 12 dated July 2nd, 2012);
  Regulations on the Management Board (approved by the Annual General Meeting of Shareholders dated June 30th, 2009, Minutes No. 7);
  Regulations on the Audit Commission (approved by the Annual General Meeting of Shareholders of FGC UES dated June 29th, 2012, Minutes No. 12 dated July 2nd, 2012);
  Regulations on Compensation and Remuneration to Members of the Audit Commission of FGC UES (approved by a Resolution of the Annual General Meeting of Shareholders of FGC UES dated June 30th, 2008, Minutes No. 5);
  Regulations on the Audit Committee of the Board of Directors of FGC UES (approved by a Resolution of FGC UES’ Board of Directors dated February 15th, 2008, Minutes No. 54);
  Regulations on the Human Resources and Remuneration Committee of the Board of Directors of FGC UES (approved by a Resolution of FGC UES’ Board of Directors dated February 15th, 2008, Minutes No. 54);
  Regulations on the Reliability Committee of FGC UES’ Board of Directors (approved by a Resolution of FGC UES’ Board of Directors dated March 7th, 2006, Minutes No. 32);
  Regulations on the Strategy Committee of FGC UES’ Board of Directors (approved by a Resolution of FGC UES’ Board of Directors dated May 15th, 2008, Minutes No. 62);
  Regulations on the Investment Committee of FGC UES’ Board of Directors (approved by a Resolution of FGC UES’ Board of Directors dated March 3rd, 2009, Minutes No. 76);
  Regulations on Compensation and Remuneration to Members of Committees of FGC UES’ Board of Directors (approved by a Resolution of the Board of Directors dated December 16th, 2010, Minutes No. 120);
  Regulations on the Information Policy (approved by the Resolution of FGC UES’ Board of Directors dated February 28th, 2008, Minutes No. 55);
  Regulations on Insider Information (approved by the Resolution of FGC UES’ Board of Directors dated October 6th, 2011, Minutes No. 144);
  Regulations on the Dividend Policy of FGC UES (approved by the Resolution of the Board of Directors dated December 16th, 2010, Minutes No. 120);

  FGC UES Proprietary Information on the Protection Procedure (approved by Order No. 475 dated August 10th, 2011);
  The Corporate Code of Conduct of FGC UES (approved by Order No. 567 dated September 19th, 2011).
  The Corporate Governance Code of FGC UES (approved by the Resolution of the Board of Directors of FGC UES dated November 30th, 2012).

The website containing the full text of the Issuer’s current Articles of Association and internal documents that regulate the activity of the Issuer’s bodies, as well as the Issuer’s Corporate Code of Conduct (if any):
The full text of the Issuer’s current Articles of Association and internal documents that regulate the activity of the Issuer’s bodies, as well as the Issuer’s Corporate Code of Conduct are available at: http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

6.2. Information on members of the Issuer’s management bodies

Members of the Issuer’s Board of Directors:

1. Full name: Oleg Mikhailovich Budargin
Year of birth: 1960
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	The Siberian Federal District	Deputy Plenipotentiary
Representative of the Russian
President in the Siberian Federal
District
2009	2013	Open Joint Stock Company Federal Grid	Chairman of the Management
		Company of Unified Energy System	Board
2010	2011	Closed Joint Stock Company Agency for	Member of the Board of
		Balance Forecasts in the Electric Power Industry	Directors
2010	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2011	Up to	Open Joint Stock Company Russian Regional	Member of the Supervisory
	present	Development Bank	Board
2011	Up to	Open Joint Stock Company INTER RAO UES	Member of the Board of
	present		Directors
2012	Up to	Non-Profit Partnership Association of Solar	Chairman of the Supervisory
	present	Energy Companies	Council
2012	2013	Open Joint Stock Company for Energy and	Chairman of the Board of
		Electrification of Kuban	Directors
2012	Up to	Open Joint Stock Company Moscow Unified	Chairman of the Board of
	present	Electric Grid Company	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Siberia	Directors
2012	Up to	Open Joint Stock Company “Russian Grids”	Chairman of the Management
	present	(until April 4th, 2013 - Open Joint Stock	Board
Company “Holding of Inter-Regional
Distribution Grid Companies”)
2013	Up to	Open Joint Stock Company “Russian Grids”	General Director, Member of the
	present		Board of Directors

The person’s share in the Issuer’s authorized capital: 0.0006441588%

Percentage of the Issuer’s ordinary shares owned by the person: 0.0006441588%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Georgy Valentinovich Boos
Year of birth: 1963
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2010	Government of the Kaliningrad Region	Governor
2010	Up to	Limited Liability Company Management	President
	present	Company “BOOS LIGHTING GROUP”
2011	2012	Open Joint Stock Company “State Joint Stock	Chairman of the Board of
		Company “All-Russian Exhibition Center”	Directors, Member of the Board
of Directors
2012	2013	Open Joint Stock Company “Russian Grids”	Chairman of the Board of
		(until April 4th, 2013 - Open Joint Stock	Directors
Company “Holding of Inter-Regional
Distribution Grid Companies”)
2013	Up to	Open Joint Stock Company “Russian Grids”	Member of the Board of
	present		Directors
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2013	Up to	Open Joint-Stock Company “International	Member of the Board of
	present	Airport Sheremetyevo”	Directors

The person’s equity interest in the Issuer’s authorized capital, %: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Pavel Sergeyevich Grachev
Year of birth: 1973
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Open Joint-Stock Company “Nafta Moskva”	Director of the legal
			department
2006	2008	Open Joint Stock Company Polymetal	Member of the Board of
			Directors
2008	2011	Establishment of Limited Liability Company	Managing Director
		“NAFTA MOSKVA (CYPRUS) LIMITED”
		(the Republic of Cyprus), Moscow
2009	2011	Open Joint Stock Company “Polyus Zoloto”	Member of the Board of
			Directors
2009	2011	Open Joint Stock Company PIK Group	Chairman of the Board of
			Directors, Member of the
			Board of Directors
2010	2011	Open Joint Stock Company Uralkali	General Director, President,
			Member of the Board of
			Directors
2011	2011	Establishment of Limited Liability Company	Head of the Establishment
		“ALPINA CAPITAL A.C.L. LIMITED” (the
		Republic of Cyprus), Moscow
2013	2013	Open Joint Stock Company “Far East and	General Director
		Baikal Region Development Fund”
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors
2013	Up to present	Establishment of Limited Liability Company	Chairman of the Board of
		“NAFTA MOSKVA (CYPRUS) LIMITED”	Directors
		(the Republic of Cyprus), Moscow

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Boris Yurievich Kovalchuk
Year of birth: 1977
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	RF Government Office	Assistant to First Deputy
Prime Minister Medvedev
D.A. during the execution by
Medvedev D.A. of authorities
in this position, Director of
the Department of National
Priority Projects of the
Government of the Russian
Federation
2009	Up to present	Open Joint Stock Company INTER RAO	Member of the Board of
		UES	Directors
2009	2010	Open Joint Stock Company INTER RAO	Acting Chairman of the
		UES	Board
2009	2009	State Corporation of Nuclear Power Rosatom	Deputy General Director for
Development
2010	Up to present	Open Joint Stock Company INTER RAO	Chairman of the Management
		UES	Board
2010	Up to present	Open Joint Stock Company First Power	Chairman of the Board of
		Generating Company on the Wholesale	Directors
Energy Market
2010	Up to present	Closed Joint Stock Company Kambarata	Chairman of the Board of
		Hydro-Electric Power Station-1	Directors
2010	Up to present	Inter RAO-WorleyParsons Limited Liability	Chairman of the Board of
		Company	Directors
2010	Up to present	Open Joint Stock Company Mosenergosbyt	Chairman of the Board of
Directors
2010	Up to present	Joint Stock Company Saint Petersburg Sale	Member of the Board of
		Company	Directors
2010	2013	Open Joint Stock Company Federal Hydro-	Member of the Board of
		Generation Company - RusHydro	Directors
2010	Up to present	The Irkutsk Open Joint Stock Company of	Member of the Board of
		Power and Electrification	Directors
2010	2013	Open Joint Stock Company United Power	Member of the Board of
		Supply Company	Directors
2010	Up to present	The All-Russian Union of Employers, the	Member of the Management
		Russian Union of Industrialists and	Board
Entrepreneurs

2010	Up to present	The All-Russian Public Organization, the	Member of the Management
		Russian Union of Industrialists and	Board
Entrepreneurs
2010	2012	Open Joint Stock Company Saratovenergo	Member of the Board of
Directors, Chairman of the
Board of Directors
2010	2011	Open Joint Stock Company Tambov Power	Chairman of the Board of
		Supply Company	Directors
2011	2013	Closed Joint Stock Company Financial	Member of the Board of
		Settlement Center	Directors
2011	Up to present	Open Joint Stock Company Russian Regional	Member of the Supervisory
		Development Bank	Board
2012	Up to present	Open Joint Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors
2012	Up to present	Open Joint Stock Company Third Power	Chairman of the Board of
		Generating Company on the Wholesale	Directors
Energy Market

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Vyacheslav Mikhailovich Kravchenko
Year of birth: 1967
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2008	Russian Ministry of Industry and Energy	Deputy Director of the
			Department for Structural and
			Investment Policy in Industry
			and Energy, Director of the
			Department for Structural and
			Tariff Policy in Natural
			Monopolies, Director of the
			Department of the Electric
			Power Industry

2008	2011	Limited Liability Company RN-Energo	General Director
2008	Up to present	Closed Joint Stock Company Financial	Member of the Board of
		Settlement Center	Directors
2008	Up to present	Open Joint Stock Company INTER RAO	Member of the Board of
		UES	Directors
2008	2009	Open Joint Stock Company Institute	Member of the Board of
		Energosetproekt	Directors
2008	2009	Open Joint Stock Company	Member of the Board of
		Rosgazification	Directors
2008	2009	Open Joint Stock Company Rostopprom	Member of the Board of
			Directors
2008	2011	The Irkutsk Open Joint Stock Company of	Member of the Board of
		Power and Electrification	Directors
2008	2011	Open Joint Stock Company for Energy	Member of the Board of
		and Electrification of Kuban	Directors
2008	2011	Open Joint Stock Company Tomsk	Member of the Board of
		Distribution Company	Directors
2008	2008	Open Joint Stock Company “Holding of	Chairman of the Board of
		Inter-Regional Distribution Grid	Directors
		Companies” (from April 4th, 2013 - Open
		Joint Stock Company “Russian Grids”)
2009	Up to present	Open Joint Stock Company “Russian	Member of the Board of
		Grids” (until April 4th, 2013 - Open Joint	Directors
		Stock Company “Holding of Inter-
		Regional Distribution Grid Companies”)
2009	2010	Open Joint Stock Company Territorial	Member of the Board of
		Generating Company No. 11	Directors
2009	2011	Open Joint Stock Company Kuban Power	Member of the Board of
		Supply Company	Directors
2009	2011	Open Joint Stock Company Kuban	Member of the Board of
		Backbone Grids	Directors
2009	2011	Open Joint Stock Company Kuban	Member of the Board of
		Generating Company	Directors
2009	2011	Open Joint Stock Company Tomsk Power	Member of the Board of
		Supply Company	Directors
2009	2011	Open Joint Stock Company Tomsk	Member of the Board of
		Backbone Grids	Directors
2009	2011	Open Joint Stock Company	Member of the Board of
		Tomskenergoremont	Directors
2009	2011	Open Joint Stock Company	Member of the Board of
		Tomskelektrosetremont	Directors
2009	2012	Open Joint Stock Company Okhinskaya	Member of the Board of
		TEC	Directors
2010	2012	Open Joint Stock Company United Power	General Director
		Supply Company
2010	2011	Open Joint Stock Company Russian	Member of the Board of
		Regional Development Bank	Directors
2010	Up to present	Open Joint Stock Company Administrator	Member of the Board of
		of the Trade System of the Wholesale	Directors
		Energy Market
2010	2012	Open Joint Stock Company	Member of the Board of
		Altaienergosbyt	Directors

2010	2012	Joint Stock Company Saint Petersburg	Member of the Board of
		Sale Company	Directors
2012	2013	Open Joint Stock Company Administrator	Chairman of the Management
		of the Trade System of the Wholesale	Board
Energy Market
2012	2013	Non-Commercial Partnership Council for	Chairman of the Management
		Organizing the Efficient System of	Board, Member of the
		Trading on the Wholesale and Retail	Supervisory Board
Electricity and Capacity Market
2012	Up to present	Open Joint Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors
2012	Up to present	Open Joint Stock Company System	Member of the Board of
		Operator of the Unified Energy System	Directors
2013	Up to present	Russian Ministry of Energy	Deputy Minister of Energy of
the Russian Federation

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Andrey Evgenyevich Murov
Year of birth: 1970
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2012	Open Joint Stock Company Pulkovo Airport	General Director
2012	2012	Open Joint Stock Company Holding of Inter-	Deputy Director General,
		Regional Distribution Grid Companies	acting Director General
2012	2013	Open Joint-Stock Company Federal Grid	First Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	2013	Open Joint Stock Company “Russian Grids”	Member of the Management
		(until April 4th, 2013 - Open Joint Stock	Board
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)

2012	2013	Open Joint Stock Company “Russian Grids”	Executive Director
		(until April 4th, 2013 - Open Joint Stock
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2012	Up to present	Open Joint-Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of Ural	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Volga	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Center	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification of Kuban	Directors
2012	2013	Open Joint Stock Company for Energy and	Chairman of the Board of
		Electrification Lenenergo	Directors
2012	2013	Open Joint Stock Company Moscow Unified	Member of the Board of
		Electric Grid Company	Directors
2012	Up to present	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of North-West	Directors
2013	Up to present	Open Joint Stock Company “Russian Grids”	Member of the Board of
			Directors
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors, Chairman of the
			Management Board

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Sergey Vladimirovich Serebryannikov
Year of birth: 1952
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2013	Moscow Power Engineering Institute (technical	Head of Chair, professor (part-
		university)	time position)
2005	2013	Moscow Power Engineering Institute (technical	Rector
		university)
2008	2010	Open Joint Stock Company RusHydro	Member of the Board of
			Directors
2008	2013	Open Joint Stock Company “Russian Grids”	Member of the Board of
		(until April 4th, 2013 - Open Joint Stock	Directors
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Denis Vladimirovich Fedorov
Year of birth: 1978
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Open Joint Stock Company	General Director
Mezhregionenergosbyt
2007	Up to	Open Joint Stock Company Gazprom	Head of the Department for
	present		Power Sector Development and
Power Industry Marketing
2008	Up to	Open Joint Stock Company Second Power	Chairman of the Board of
	present	Generating Company on the Wholesale Energy	Directors
Market
2008	Up to	Open Joint Stock Company Territorial	Member of the Board of
	present	Generating Company No. 1	Directors
2008	2011	Open Joint Stock Company RAO Energy	Member of the Board of
		Systems of East	Directors
2009	Up to	Open Joint Stock Company	General Director, Member of the
	present	Centerenergoholding	Board of Directors

2009	Up to	Limited Liability Company Gazprom	General Director
	present	Energoholding
2009	Up to	Closed Joint Stock Company Fortis Energy	Member of the Management
	present		Board
2009	2011	Open Joint Stock Company Sixth Power	Chairman of the Board of
		Generating Company on the Wholesale Energy	Directors
Market
2010	2013	Education, Science and Technology	Member of the Management
		Development Fund Nadezhda	Board
2010	2012	Open Joint Stock Company TEK Mosenergo	Member of the Board of
Directors
2010	2012	Open Joint Stock Company	Chairman of the Board of
		Mezhregionenergostroy	Directors
2011	Up to	Open Joint Stock Company Mosenergo	Member of the Board of
	present		Directors
2011	2013	Closed Joint Stock Company Kaunas Thermal	Member of the Management
		Power Station	Board
2011	Up to	Open Joint Stock Company Tyumen Power	Chairman of the Board of
	present	Supply Company	Directors
2011	Up to	Non-profit Partnership, Council of Power	Chairman of the Supervisory
	present	Producers and Strategic Investors in the Power	Council
Industry, The Council of Energy Producers
2011	2013	Closed Joint Stock Company Kauno	Member of the Management
		elektrinė	Board
2011	2013	Open Joint Stock Company “Russian Grids”	Member of the Board of
		(until April 4th, 2013 - Open Joint Stock	Directors
Company “Holding of Inter-Regional
Distribution Grid Companies”)
2011	Up to	Open Joint Stock Company INTER RAO	Member of the Board of
	present	UES	Directors
2011	Up to	Limited Liability Company Heat Supply	Member of the Board of
	present	Company	Directors
2011	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2013	Up to	Non-Commercial Partnership “Center of	Member of the Supervisory
	present	Innovative and Energy Technologies”	Board

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Ernesto Ferlenghi
Year of birth: 1968
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	Up to	Eni S.p.A. (Italy)	Vice President
present
2005	Up to	Eni Group Company in the Russian Federation	Head of the Representative
	present	and CIS countries	Office
2008	Up to	Joint Stock Company Federal Grid Company of	Member of the Board of
	present	Unified Energy System	Directors
2008	Up to	Limited Liability Company “Eni Energy”	Member of the Board of
	present		Directors
2010	Up to	Open Joint Stock Company Arktikgaz	Member of the Board of
	present		Directors, Deputy Director
General
2011	2013	Joint Stock Company Federal Grid Company of	Chairman of the Board of
		Unified Energy System	Directors
2012	2013	Limited Liability Company Cyrus	Chairman of the Board of
Directors
2013	Up to	Open Joint Stock Company “Russian Grids”	Member of the Board of
	present		Directors

The person’s equity interest in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Sergey Ivanovich Shmatko
Year of birth: 1966
Education: Higher

All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2008	Open Joint Stock Company Atomenergoprom	Assistant Director
2008	2011	Open Joint Stock Company Zarubezhneft	Chairman of the Board of
			Directors
2008	2011	Open Joint Stock Company Federal Hydro-	Chairman of the Board of
		Generation Company	Directors
2008	2011	Open Joint Stock Company INTER RAO UES	Member of the Board of
			Directors
2008	2012	Ministry of Energy	Minister of Energy of the
			Russian Federation
2008	2011	Open Joint Stock Company Holding of Inter-	Member of the Board of
		Regional Distribution Grid Companies	Directors
2009	2011	Open Joint Stock Company Gazprom	Member of the Board of
			Directors
2009	2011	Open Joint Stock Company for Oil Transport	Chairman of the Board of
		Transneft	Directors
2009	2011	Open Joint Stock Company System Operator of	Member of the Board of
		the Unified Energy System	Directors
2008	2011	Open Joint Stock Company Federal Grid	Chairman of the Board of
		Company of Unified Energy System	Directors
2012	Up to	Commission under the President of the Russian	Member of the Commission
	present	Federation on issues of strategy of the fuel and
		energy sector development and environmental
		safety
2013	Up to	-	Special representative of the
	present		President of the Russian
			Federation on issues of
			international cooperation in the
			electric power industry
2013	Up to	Open Joint Stock Company “Russian Grids”	Chairman of the Board of
	present		Directors
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2013	Up to	Non-Commercial Partnership “Scientific and	Chairman of the Supervisory
	present	Technical Council of the Unified Energy	Council
		System”

The persons’s equity interest in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

11. Full name: Nikolay Grigorievich Shulginov
Year of birth: 1951
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004:	2009	Open Joint Stock Company “System Operator -	Deputy Chairman of the
		Central Dispatching Office of the Unified	Management Board
Energy System”
2009	2011	Open Joint Stock Company Lenenergo	Member of the Board of
Directors
2009	Up to	Open Joint Stock Company System Operator of	First Deputy Chairman of the
	present	the Unified Energy System	Management Board
2008	2011	Open Joint Stock Company Moscow Unified	Member of the Board of
		Electric Grid Company	Directors
2008	2011	Open Joint Stock Company First Power	Member of the Board of
		Generating Company on the Wholesale Energy	Directors
Market
2008	2012	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification Mosenergo	Directors
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors
2013	Up to	Non-Commercial Partnership “Scientific and	Member of the Supervisory
	present	Technical Council of the Unified Energy	Board
System”

The person’s share in the Issuer’s authorized capital: 0.0008089278%
Percentage of the Issuer’s ordinary shares owned by the person: 0.0008089278%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Members of the Issuer’s collegial executive body (the Management Board):

1. Full name: Roman Nikolayevich Berdnikov
Year of birth: 1973
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2003	2010	Joint Stock Company Federal Grid Company of	Deputy Head of the Strategic
		Unified Energy System	Planning Department, Head of
the Strategic Planning
Department, Head of the
Department for Customer and
Market Relations, Director of
Development and Customer
Relations
2009	Up to	Joint Stock Company Federal Grid Company of	Member of the Management
	present	Unified Energy System	Board
2010	2012	Joint Stock Company Federal Grid Company of	Deputy Chairman of the
		Unified Energy System	Management Board
2010	Up to	Joint Stock Company Unified Energy System	Chairman of the Supervisory
	present	GruzRosenergo	Council
2010	2012	Open Joint Stock Company Energy Institute	Member of the Board of
		named after G.M. Krzhizhanovsky	Directors
2011	Up to	Non-Commercial Partnership Council for	Member of the Supervisory
	present	Organizing the Efficient System of Wholesale	Board
and Retail Trade
2012	Up to	Closed Joint Stock Company Energorynok	Member of the Board of
	present		Directors
2012	2012	Open Joint Stock Company “Russian Grids”	First Deputy Executive Director
(until April 4th, 2013 - Open Joint Stock
Company “Holding of Inter-Regional
Distribution Grid Companies”)
2012	Up to	Open Joint Stock Company “Russian Grids”	Member of the Management
	present	(until April 4th, 2013 - Open Joint Stock	Board
Company “Holding of Inter-Regional
Distribution Grid Companies”)
2012	2013	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of the North	Directors
Caucasus
2012	2013	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of Ural	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification Tyumenenergo	Directors
2012	2013	Open Joint Stock Company Federal Grid	First Deputy Chairman of the
		Company of Unified Energy System	Management Board
2013	Up to	Open Joint Stock Company “Russian Grids”	First Deputy Director General
	present		for Technical Policy
2013	Up to	Open Joint Stock Company Inter-Regional	Chairman of the Board of
	present	Distribution Grid Company of Siberia	Directors
2013	Up to	Non-Commercial Partnership “Scientific and	Member of the Supervisory
	present	Technical Council of the Unified Energy	Board
System”

The person’s share in the Issuer’s authorized capital: 0.0000001957%
Percentage of the Issuer’s ordinary shares owned by the person: 0.0000001957%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options. The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Nikolay Nikolayevich Varlamov
Year of birth: 1974
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Central Office of the Government of the	Assistant to the Russian Prime
		Russian Federation, Moscow	Minister
2008	2011	Federal Financial Monitoring Service, Moscow	State Secretary - Deputy Head
of the Federal Financial
Monitoring Service
2011	2013	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	Up to present	Open Joint Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2013	Up to present	Open Joint Stock Company “Russian Grids”	Deputy Director General for
Supervision and Audit
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Company of the North Caucasus	Directors
2013	Up to present	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Center and	Directors
Volga Region

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Andrey Valentinovich Kazachenkov
Year of birth: 1980
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company First Power	Head of the Corporate Finance
		Generating Company on the Wholesale Energy	Department
Market
2009	2009	Open Joint Stock Company Federal Grid	Advisor to the Chairman of the
		Company of Unified Energy System	Management Board
2009	2012	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2010	2011	Open Joint Stock Company Volga Territorial	Member of the Board of
		Generating Company	Directors
2010	2012	Limited Liability Company Index of Energy –	Member of the Board of
		FGC UES	Directors
2010	Up to	Open Joint Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company Engineering and	Chairman of the Board of
		Construction Management Center of the Unified	Directors
Energy System
2012	Up to	Open Joint Stock Company Federal Grid	First Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2012	Up to	Private Energy Pension Fund (non-profit	Member of the Board
	present	organization)
2012	2013	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of Center	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification Lenenergo	Directors
2012	2013	Open Joint Stock Company Real Estate IC UES	Chairman of the Board of
Directors
2013	Up to	Open Joint Stock Company for Energy and	Chairman of the Board of
	present	Electrification Lenenergo	Directors
2013	Up to	Open Joint Stock Company Moscow Unified	Deputy Chairman of the Board
	present	Electric Grid Company	of Directors

The person’s share in the Issuer’s authorized capital: 0.0005524247%
Percentage of the Issuer’s ordinary shares owned by the person: 0.0005524247%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Yury Nikolayevich Mangarov
Year of birth: 1956
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009		Private Investor
2009	2009	Open Joint Stock Company Federal Grid	Deputy Head of the Financial
		Company of Unified Energy System	Control and Internal Audit
			Division
2009	2010	Open Joint Stock Company Federal Grid	Audit Director
		Company of Unified Energy System
2010	2012	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2010	Up to present	Open Joint Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2010	2012	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the	Directors
		Unified Energy System
2010	2012	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of the UES	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification Tyumenenergo	Directors
2012	Up to present	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification Yantarenenergo	Directors
2012	2013	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board - Chief of
			Administration
2012	2013	Open Joint Stock Company “Russian Grids”	Deputy Executive Director -
		(until April 4th, 2013 - Open Joint Stock	Chief of Staff
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2013	Up to present	Open Joint Stock Company “Russian Grids”	Deputy Director General -
			Chief of Staff
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of the North	Directors
		Caucasus

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Andrey Evgenyevich Murov
Year of birth: 1970
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2012	Open Joint Stock Company Pulkovo Airport	General Director
2012	2012	Open Joint Stock Company Holding of Inter-	Deputy Director General,
		regional Distribution Grid Companies	acting Director General
2012	2013	Open Joint Stock Company Federal Grid	First Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	2013	Open Joint Stock Company “Russian Grids”	Member of the Management
		(until April 4th, 2013 - Open Joint Stock	Board
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2012	2013	Open Joint Stock Company “Russian Grids”	Executive Director
		(until April 4th, 2013 - Open Joint Stock
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2012	Up to present	Open Joint Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of Ural	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Volga	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Center	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification of Kuban	Directors
2012	2013	Open Joint Stock Company for Energy and	Chairman of the Board of
		Electrification Lenenergo	Directors
2012	2013	Open Joint Stock Company Moscow Unified	Member of the Board of
		Electric Grid Company	Directors
2012	Up to present	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of North-West	Directors

2013	Up to present	Open Joint Stock Company “Russian Grids”	Member of the Board of
Directors
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Board of
		Company of Unified Energy System	Directors, Chairman of the
Management Board

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Valery Nikolayevich Sedunov
Year of birth: 1950
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2010	Open Joint Stock Company Federal Grid	First Deputy Director General -
		Company of Unified Energy System	Chief Engineer of JSC FGC
UES’ branch – Backbone
Electric Grids of Center
2010	2013	Open Joint Stock Company Federal Grid	Director General of JSC FGC
		Company of Unified Energy System	UES’ branch – MES of Center
2012	Up to	Open Joint Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board

The person’s share in the Issuer’s authorized capital: 0.0000274868%
Percentage of the Issuer’s ordinary shares owned by the person: 0.0000274868%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Sergey Vladimirovich Sergeev
Year of birth: 1976
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Limited Liability Company Center for the	Director for Operations
		Eastern Siberia-Pacific Ocean Project	Preparation and Organization
Management: Angarsk, the Irkutsk Region
2009	2010	Open Joint Stock Company Federal Grid	Chief of the Department of
		Company of Unified Energy System	Investment and Aggregate
Planning
2010	2013	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	Up to present	Open Joint Stock Company	Member of the Board of
		Energostroysnabkomplekt of UES	Directors
2012	2013	Open Joint Stock Company Engineering and	General Director
Construction Management Center of the
Unified Energy System
2012	Up to present	Open Joint Stock Company Engineering and	Member of the Board of
		Construction Management Center of the	Directors
Unified Energy System
2012	Up to present	Open Joint Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2013	Up to present	Open Joint Stock Company “Russian Grids”	Deputy General Director for
Capital Construction

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Vladimir Petrovich Dikoy
Year of birth: 1954
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2008	Open Joint Stock Company Federal Grid	Head of Electrical Network
		Company of Unified Energy System	Department, Head of Repair
and Emergency Response
Department, Head of
Region Management
Department
2008	2009	Open Joint Stock Company Main Electric	Deputy Director General for
		Grid Service Company of the Unified	Production
National Electric Grid
2009	2013	Open Joint Stock Company Federal Grid	The Deputy Chief Engineer
Company of Unified Energy System
2013	Up to present	Open Joint Stock Company Specialized	Member of the Board of
		Electric Grid Service Company of the	Directors
Unified National Electric Grid
2013	Up to present	Open Joint Stock Company Tomsk	Member of the Board of
		Backbone Grids	Directors
2013	Up to present	Open Joint Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board - Chief
Engineer
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board

The person’s share in the Issuer’s authorized capital: 0.0000220534%
Percentage of the Issuer’s ordinary shares owned by the person: 0.0000220534%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Vladimir Semenovich Shukshin
Year of birth: 1959
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2010	Staff to the Mayor and Moscow Government	Deputy Chief of Staff to the
			Mayor and Moscow
			Government
2010	2011	Staff to the Mayor and Moscow Government	Deputy Mayor of Moscow in
			the Moscow Government for
			Coordination and Work with
			Law Enforcement Agencies
2012	2012	Open Joint Stock Company Holding of Inter-	Deputy Director General for
		Regional Distribution Grid Companies	Security
2012	Up to present	Open Joint Stock Company Inter-regional	Chairman of the Board of
		Distribution Grid Company of the North	Directors
		Caucasus
2012	2013	Open Joint-Stock Company Federal Grid	Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	Up to present	Open Joint-Stock Company Federal Grid	Member of the Management
		Company of Unified Energy System	Board
2012	2013	Open Joint Stock Company “Russian Grids”	Deputy Executive Director for
		(until April 4th, 2013 - Open Joint Stock	Security
		Company “Holding of Inter-Regional
		Distribution Grid Companies”)
2013	Up to present	Open Joint Stock Company “Russian Grids”	Deputy General Director for
			Security

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the entity: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

Chairman of the Management Board (the sole executive body).

Full name: Andrey Evgenyevich Murov
Year of birth: 1970
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2012	Open Joint Stock Company Pulkovo Airport	General Director
2012	2012	Open Joint Stock Company Holding of Inter-	Deputy Director General, acting
		Regional Distribution Grid Companies	Director General
2012	2013	Open Joint Stock Company Federal Grid	First Deputy Chairman of the
		Company of Unified Energy System	Management Board
2012	2013	Open Joint Stock Company “Russian Grids” (until April 4th, 2013 - Open Joint Stock Company “Holding of Inter-Regional Distribution Grid Companies”)	Member of the Management Board
2012	2013	Open Joint Stock Company “Russian Grids” (until April 4th, 2013 - Open Joint Stock Company “Holding of Inter-Regional Distribution Grid Companies”)	Executive Director
2012	Up to	Open Joint Stock Company Federal Grid	Member of the Management
	present	Company of Unified Energy System	Board
2012	2012	Open Joint Stock Company Inter-Regional	Member of the Board of
		Distribution Grid Company of Ural	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Volga	Directors
2012	2013	Open Joint Stock Company Inter-Regional	Chairman of the Board of
		Distribution Grid Company of Center	Directors
2012	2013	Open Joint Stock Company for Energy and	Member of the Board of
		Electrification of Kuban	Directors
2012	2013	Open Joint Stock Company for Energy and	Chairman of the Board of
		Electrification Lenenergo	Directors
2012	2013	Open Joint Stock Company Moscow Unified	Member of the Board of
		Electric Grid Company	Directors
2012	Up to	Open Joint Stock Company Inter-Regional	Chairman of the Board of
	present	Distribution Grid Company of North-West	Directors
2013	Up to	Open Joint Stock Company “Russian Grids”	Member of the Board of
	present		Directors
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Board of
	present	Company of Unified Energy System	Directors, Chairman of the
			Management Board

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the entity: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6.3. Information on the amount of remuneration, benefits and/or compensation for expenses for each management body of the Issuer

Information on the amount of remuneration for each management body (except for the natural person who acts as the Issuer’s sole executive body). All types of remuneration, including the salaries of members of each Issuer’s management body who are (were) the Issuer’s employees, including those holding part-time positions; bonuses, commissions, benefits and/or the reimbursement of expenses as well as other types of remuneration that were paid for by the Issuer during the last completed financial year and the last completed reporting period prior to the date of approval of this Prospectus:

The Board of Directors

Indicator name	2012	2013, 9 months
Remuneration, RUB ths.	0	0
Salary, RUB ths.	0	0
Bonuses, RUB ths.	0	0
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	0
Information on effective agreements regarding such payments during the current financial year:

The procedure for determining the amount of remuneration to members of the Board of Directors of FGC UES in 2012 is established by Regulations on Compensation and Remuneration to Members of the Board of Directors, as approved by the Annual General Meeting of Shareholders dated June 29th, 2010 (Minutes No. 9 dated July 2nd, 2010), and Regulations on Remuneration to Members of the Board of Directors, as approved by the Annual General Meeting Shareholders dated June 29th, 2012 (Minutes No. 12 dated July 2nd, 2012), which also applies to the 2013 payment procedure.
Remuneration for participation in the activities of the Board of Directors for each member of the Company’s Board of Directors is calculated based on the total number of meetings of the Board of Directors, the number of meetings in which the member participated during the previous corporate year and the amount of revenue for said financial year.

The Management Board (the collegial executive body)

Indicator name	2012	2013, 9 months
Remuneration, RUB ths.	0	0
Salary, RUB ths.	145,299	68,060
Bonuses, RUB ths.	173,461	130,581
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	26.	0
Other, RUB ths.	22,915	188,405
TOTAL, RUB ths.	339,701	387,046

Information on effective agreements regarding such payments during the current financial year:

Members of the collegial executive body received remuneration in the form of salaries and bonuses. The procedure for paying bonuses to members of the Board in 2012 and in the 3rd quarter of 2013 is defined by the Regulations on the Terms of Labor Contracts and the Determination of Remuneration and Compensation of Top Managers of FGC UES, as approved by the Board of Directors of FGC UES (Minutes No.105 dated June 17th, 2010). In accordance with the above-mentioned document, top managers receive bonuses based on the evaluation of the fulfillment of key performance indicators (KPIs). The respective indicators, procedures for their calculation and target values were approved by the Company’s Board of Directors.

6.4. Information on the structure and competence of the Issuer’s audit bodies

Detailed description of the structure and competence of the Issuer’s audit bodies in accordance with the Articles of Association (the constituent documents) and the Issuer’s corporate documents.

1)	The Audit Commission is elected annually by the Company’s General Meeting of Shareholders. The Audit Commission is composed of five (5) members;
2)	The Internal Control Commission – 8 persons (the composition and proceedings are stipulated by Order No. 488 dated August 15th, 2011); as amended by Order No. 410 dated July 4th, 2013);
3)	The Internal Control and Risk Management Department (until the change of the organization structure on May 15th, 2013 Control and Audit Department and Internal Control Division);
4)	JSC FGC UES Branch – Technical Supervision Center (until April 1st, 2013 - Technical Supervision and Audit Department);
5)	The Investment Planning and Accounting Department;
6)	The Reliability and Analysis Division of the Production Control Department;
7)	The Corporate and Anti-Corruption Compliance Office (until July 5th, 2013 - Corporate and Anti-Corruption Compliance Department);
8)	Other structural sub-divisions of the Company executing control procedures as established by duty instructions and regulations of the sub-divisions.

The following types of control are performed within the internal control system:

  preliminary (preventive) control: aimed at preventing inefficient (inappropriate) and unlawful activities and carried out by the Company’s specialized control bodies and structural sub-divisions in the course of optimizing and regulating business processes through the identification and assessment of Company risks;
  current control: aimed at promptly detecting and immediately eliminating defects by specialized control bodies and structural sub-divisions of the Company via the implementation of control functions within their core functional responsibilities;
  follow-up: aimed at identifying deficiencies and irregularities in the Company’s financial and economic activities. This is performed by the Company’s Internal Control and Risk Management Department (earlier - Control and Audit Department), Technical Supervision Center (earlier - Technical Audit Department) and the Audit Commission.

The following matters fall within the competence of the Company’s Audit Commission:

1.	To confirm that information in the Company’s annual report, balance sheet, and profit and loss account is true;
2.	To analyze the Company’s financial standing, to find ways to improve the Company’s financial standing and to develop recommendations for corporate management bodies;
3.	To organize and perform audits (inspections) of the Company’s financial and economic activities, in particular:

- to audit (inspect) the Company’s financial, accounting, payment and other documents related to the Company’s financial and business activities in order to control their compliance with the Russian legislation, the Articles of Association and internal and other corporate documents;
- to control the integrity and proper use of fixed assets;
- to control the established procedure for writing off bad debts;
- to control whether the Company’s funds are used in compliance with the approved business plan and the Company’s budget;
- to control the establishment and use of the reserve and other special funds of the Company;
- to control the accuracy and expediency of the distribution and payment of dividends on the Company’s shares, bond interests and profits on other securities;
- to control the execution of previous instructions issued to eliminate violations and weak points which were revealed during previous audits;
- to carry out other actions (measures) connected with the inspection of the Company’s financial and economic activities.

The Issuer established the internal audit service (another body that carries out the internal control of the Issuer’s financial and economic activities, other than the audit commission (auditor))

Information on the structure of the internal control of the Issuer’s financial and economic activity (internal audit), including:

information on the internal audit service (or other authority that carries out the internal control of the Issuer’s financial and economic activities, other than the audit commission (auditor)), its quantitative composition and work period:

a)	Internal Control Commission, effective as of August 15th, 2011, composition - 8 members;
b)	Internal Control and Risk Management Department, effective as of May 27th, 2013 (until the change of the organization structure on May 15th, 27052013 - Control and Audit Department and Internal Control Division). Staff: 21.
c)	JSC FGC UES Branch – Technical Supervision Center (until April 1st, 2013 - Technical Supervision and Audit Department), effective as of April 1st, 2013. Staff: 212.
d)	The Investment Planning and Accounting Department since November 23rd, 2009 (until April 1st, 2012: the Investment Program Support Department). Staff number of control divisions within the Department: 10.
e)	Reliability and Analysis Division of the Production Control Department, effective as of October 8th, 2010. Staff size: 4.
f)	Corporate and Anti-Corruption Compliance Office (until July 5th, 2013 - Corporate and Anti- Corruption Compliance Department), effective as of July 5th, 2013. Staff size: 4 (as of the date of approval of this Prospectus, 2 employees work at the Office).

Main functions of the internal audit service (or other authority that carries out internal control of the Issuer’s financial and economic activities, other than the audit commission (auditor)), its accountability to and interaction with the Issuer’s executive bodies and the Board of Directors (the Supervisory Board):

Main functions of the Company’s Internal Control Commission:
1)	to review the materials and results of internal control procedures and inspections carried out by external control (supervisory) bodies in respect to the Company and its subsidiaries and affiliates;
2)

to work out a coordinated position and suggestions to remedy Russian legal violations, the Company’s internal organizational and administrative documents or other binding regulations, as well as to eliminate factors that reduce the operating efficiency of the Company and its subsidiaries and affiliates, as revealed during internal controls and checks by external control (supervisory) bodies;

3)

to elaborate on management proposals, including on disciplinary punishment and incentivizing the Company’s personnel and its subsidiaries and affiliates, based on the results of internal controls and checks carried out by the external control (supervisory) bodies;

4)	to review quarterly reports of special internal control bodies;
5)	to develop proposals to the Company’s management bodies on the improvement of the internal control system, the efficiency and operating performance of the Company, its subsidiaries and affiliates;
6)	to develop proposals on the methodological support for the internal control system;
7)

to assist the Company’s business units, branches, subsidiaries and affiliates in monitoring the timely and accurate execution of decisions adopted according to results of internal controls and checks carried out by external control (supervisory) bodies.

The accountability of the Commission and its interaction with the management bodies and the Board of Directors: the Internal Control Commission is accountable to the Deputy Chairman of the Management Board who organizes activities of the Internal Control and Risk Management Department. The Commission is not related to the Board of Directors.

Key functions of the Internal Control and Risk Management Department (until the change of the organization structure, paragraphs 1-6 referred to the Control and Audit Department, and paragraphs 7-10 referred to the Internal Control Division):

1)	to carry out selective control of financial, production and economic activities of the Company’s business units, branches, subsidiaries and affiliates;
2)	to analyze business processes for the efficiency of their organization (structure) and for the availability and adequacy of control procedures and their regulation;
3)	to monitor the compliance of the strategic development level and the efficiency of the Company’s information technology with current requirements;
4)	to identify and mobilize the Company’s internal reserves and opportunities to receive profit;
5)	to investigate incidents of abuse by both legal and natural persons, which inflicted damage on the Company’s interests;
6)	to interact with higher internal control bodies.
7)	to develop and implement methods for the integration and improvement of the internal control and risk management system;
8)	to provide advice to the Company’s sub-divisions on the establishment of the internal control system and risk management;
9)	to exercise preventive control by means of:
  analysis and systematization of information on risks and risk management measures;
  formation of the Risk Matrix and submission thereof to the Management Board for review;
  participation in meetings of the Company’s Central Tender Committee;
  participation in work of procurement committees;
  coordination of standards and other local regulatory documents.
10)

to perform follow-up control through the periodic analysis of cash flows on accounts, budget performance and the validity and appropriateness of budget adjustments, as well as the proper use of authorities in transactions;

The accountability of the Internal Control and Risk Management Department and its interaction with the management bodies and the Board of Directors: the Department is accountable to the Deputy Chairman of the Management Board. According to the approved plan and based on instructions from the Chairman of the Management Board, the Department interacts with sub-divisions of the executive body of Federal Grid Company and with the Company’s branches, subsidiaries and affiliates. The Internal Control and Risk Management Department is not connected with the Board of Directors.

Key functions of JSC FGC UES Branch – Technical Supervision Center (until the change of the organization structure - Technical Audit Department):
Key functions of JSC FGC UES Branch – Technical Supervision Center are as follows:
1)	to perform a technical audit of the Company’s main production and economic activities;
2)	to analyze the results of the technical supervision performed by technical supervision divisions of the Company’s MES branches, including at facilities in the process of construction, re-construction and modernization;
3)	to control the expediency and quality of investigating process failures;
4)	to carry out selective control of the production and economic efficiency of the Company’s executive sub-divisions, its branches and subsidiaries and affiliates, including their system of internal technical control and to assess their compliance with established requirements.
The accountability of JSC FGC UES Branch – Technical Supervision Center and its interaction with management bodies and the Board of Directors: JSC FGC UES Branch – Technical Supervision Center is accountable to the Chairman of the Management Board. JSC FGC UES Branch – Technical Supervision Center is not connected with the Board of Directors.

Main functions of the Investment Planning and Accounting Department:
1)	to control the implementation of the business plan and the investment budget;
2)	to control the implementation of the Company’s investment program and its timely funding, as well as to control milestones of the priority investment projects;
3)	to control the grounds for the appreciation of the Company’s projects under its investment program, including with the participation of independent experts.

The accountability of the Investment Planning and Accounting Department and its interaction with the management bodies and the Board of Directors: the Investment Planning and Accounting Department is accountable to the Deputy Chairman of the Management Board. The Investment Planning and Accounting Department is not related to the Board of Directors.

Main functions of the Reliability and Analysis Division of the Production Control Department:
1)	to control the accuracy of information on the progress of the repair program;
2)	to control the quality of maintenance and repair work, the diagnostics of sub-station equipment and power lines;
3)	to control the timing of the overall quantity of maintenance and repair operations;
to carry out selective compliance control with the requirements of the Company’s internal organizational and administrative documents, as instructed by the Company.
The accountability of the Reliability and Analysis Division of the Production Control Department and its interaction with management bodies and the Board of Directors: the Reliability and Analysis Division of the Production Control Department which is accountable to the Head of the Production Control Department. The Reliability and Analysis Division of the Production Control Department is not related to the Board of Directors.

Key functions of the Corporate and Anti-Corruption Compliance Office:
     1) to make sure that the procurement of goods complies with the following: rules and regulations provided for by the Regulation on the Procurement of Goods, Work and Services for the Company, the compliance of actually performed procedures with the approved procurement plans (including the annual integrated purchasing program (AIPP)); the attainment of procurement key performance indicators (KPIs), if available; timely and quality reporting on the performed procedures;
     2) to carry out anti-corruption control of the procurement process aimed at identifying and eliminating corrupt practices by the Company’s employees. To carry out anti-corruption control of the non-competitive procurement procedures with the establishment of control stages: planning the transaction, entering into the transaction, executing the transaction;
     3) to collect, analyze, evaluate and submit information to competent authorities on the entire chain of contractors, including: potential contractors, beneficiaries (including ultimate beneficiaries) and information on the composition of their executive bodies;
     4) to implement a set of measures aimed at preventing and settling conflicts of interest;
     5) to perform the anti-corruption examination of documents of the Company’s executive body (local regulations, organizational and administrative and other documents and projects) in order to identify corrupting factors;
     6) to elaborate on the Company’s local regulations and organizational and administrative documents aimed at preventing and minimizing corruption practices and risks;
     7) to carry out procedures aimed at legal education, the prevention of corrupt practices and the formation of law-abiding behavior of the Company’s employees (introductory compliance and anti-corruption policy training, social advertising, billboards, surveys and testing, etc.);
     In the course of its current anti-corruption control procedures, the Corporate and Anti-Corruption Compliance Office carries out the following activities:
     1) Verification of information on possible corrupt practices, non-compliance with the Corporate Code of Ethics and the Company’s conflicts of interests;
     2) Identification, analysis and assessment of corporate compliance risks according to results of verification (reports) by the Control and Audit Unit; examination of the illegal use of insider information which resulted in a conflict of interest, violations of the Company’s regulations on gift-giving and acceptance, invitations to events and the Company’s charitable and sponsorship activities;
     3) Anti-corruption monitoring activities in the Company:
  synthesis and analysis of the results of anti-corruption examination of documents;
  analysis of the employees’ opinions on the level of corruption in the Company and the efficiency of anti-corruption measures;

  analysis of anti-corruption activities provided for by the Company’s organizational and administrative documents;
  evaluation and analysis of reports on revealed corrupt practices in the Company;
  analysis of complaints and applications of physical and legal persons on corporate corruption;
  evaluation and analysis of anti-corruption measures;
  media monitoring of information about corruption practices in the Company.

The accountability of the Corporate and Anti-Corruption Compliance Office and its interaction with the management bodies and the Board of Directors: the Corporate and Anti-Corruption Compliance Office is accountable to the Chairman of the Management Board. The Corporate and Anti-Corruption Compliance Office is not connected with the Board of Directors.

The interaction of the internal audit service (other than the audit commission (auditor)) and the external auditor of the Issuer:

The interaction with the external auditor is performed in accordance with contract terms. The Control and Audit Department and the Internal Control Division interact with the Company’s external auditors to assess the internal control system, evaluate audit risks and settle differences resulting from external audits.

Information on the Issuer’s internal document laying down the rules for preventing the illegal use of confidential and insider information:
The Issuer approved the internal document laying down the rules for preventing the illegal use of confidential and insider information.

The Board of Directors of FGC UES approved the Company’s Regulations on Insider Information (Minutes No. 144 dated October 6th, 2011). The text of the said Regulations is available on the website of the Interfax Information Agency publishing information on the securities market at http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s website at: http://www.fsk-ees.ru

6.5. Information on members of the Issuer’s bodies exercising control over its financial and economic activities

The Issuer's body for control over its financial and economic activities: The Audit Commission

1. Full name: Anna Valeryevna Drokova
Year of birth: 1985
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Quality Pack LLC	Sales Department Officer
2008	2009	Open Joint Stock Company AlfaStrakhovanie	Corporate Banking Customers Manager
2009	Up to present	Federal Agency for Management of State-Owned Property	Leading Specialist-Expert,
Chief Specialist-Expert,
Counsellor, Deputy Head of
the Department of Fuel and
Energy and the Coal Industry,
Deputy Head of the Toxic
Asset Division of the Judicial
			Support Department.

2011	2012	Open Joint Stock Company Bazhenov Geo-physical	Member of the Board of
		Expedition	Directors
2011	2012	Open Joint Stock Company	Member of the Board of
		Mosenergomontazh	Directors
2011	2012	Open Joint Stock Company Construction-	Member of the Board of
		Industrial Company Mosenergostroy	Directors
2011	2012	Open Joint Stock Company Gosecocenter	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company Krasny Yakor	Member of the Board of
			Directors
2011	2013	Open Joint Stock Company “Kamchatka	Member of the Board of
		Scientific Research Institute for Surveying	Directors
		Deep and Ultradeep Wells”
2011	2012	Open Joint Stock Company Research Institute	Member of the Board of
		of Applied Ecology (RIAE)	Directors
2011	2012	Open Joint Stock Company Sibgiproshakht	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company Scientific and	Member of the Board of
		Technical Center of Mining and Processing of	Directors
		Diamonds and Precious Metals
2011	2012	Open Joint Stock Company Sibneftegeophysics	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company	Member of the Board of
		Stavropolneftegeofisika	Directors
2011	2012	Open Joint Stock Company “TGK-5”	Member of the Board of
			Directors
2011	2012	Open Joint Stock Company Institute	Member of the Board of
		Energosetproekt	Directors
2011	2012	Open Joint Stock Company NIITeplopribor	Member of the Audit
			Commission
2011	Up to present	Open Joint Stock Company Far Eastern Energy	Head of the Audit Commission
		Management Company
2011	2012	State Joint Stock Company	Member of the Audit
		Oboronpromcomplex	Commission
2011	2012	Open Joint Stock Company	Member of the Audit
		Volgogradneftegeofysika	Commission
2011	2012	Open Joint Stock Company	Member of the Audit
		Kaliningradgasifikatsia	Commission
2012	2013	Open Joint Stock Company Tula Scientific and	Member of the Board of
		Research Geological Enterprise (Tula NIIGP)	Directors
2012	2013	Open Joint Stock Company	Member of the Board of
		Sevosgeologorazvedka	Directors
2012	2013	Open Joint Stock Company Yuzhgeologiya	Member of the Board of
			Directors
2012	2013	Open Joint Stock Company Scientific-	Member of the Board of
		Industrial Center for Super-Deep Drilling and	Directors
		the Comprehensive Study of the Earth's
		Interior (SIC Nedra)
2012	Up to present	Open Joint Stock Company Federal Hydro-Generation	Member of the Audit
		Company - RusHydro	Commission
2012	Up to present	Open Joint Stock Company “Russian Grids”	Member of the Audit
		(until April 4th, 2013 - Open Joint Stock	Commission
		Company “Holding of Inter-Regional Distribution Grid Companies”)

2012	Up to present	Open Joint Stock Company INTER RAO UES	Member of the Audit
Commission
2012	2013	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The person’s equity interest in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Karim Karimovich Samakhuzhin
Year of birth: 1988
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2011	2012	Open Joint Stock Company Far Eastern Energy	Chief Expert
Management Company
2012	2013	Russian Ministry of Energy	Chief Specialist – Expert,
Principal Adviser, Deputy
Head of the Division of the
Department for Corporate
Governance, Pricing
Environment and Audit in
Sectors of the Fuel & Energy
Complex
2012	Up to present	Open Joint Stock Company	Member of the Board of
		Sevzapelektrosetstroy	Directors
2012	Up to present	Open Joint Stock Company ElS	Member of the Board of
Directors
2012	Up to present	Open Joint Stock Company “Vichugskaya	Member of the Board of
		Urban Network”	Directors
2012	Up to present	Open Joint Stock Company “Kineshemskaya	Member of the Board of
		Urban Network”	Directors
2012	Up to present	Open Joint Stock Company Moselektroschit	Member of the Board of Directors

2013	Up to present	Open Joint Stock Company “Russian Grids”	Member of the Audit
Commission
2013	Up to present	Open Joint Stock Company “Russian Grids”	Deputy Head Receptionist of
the Chairman of the Board of
Directors
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have such affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Vladimir Vasilyevich Khvorov
Year of birth: 1947
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Ministry of Economic Development and Trade	Officer of the Power Industry
		of the Russian Federation	and Public Utilities Sector
			Restructuring Division of the
			Department for State
			Regulation of Tariffs and
			Infrastructure Reforms
2008	2008	Ministry of Economic Development and Trade	Officer of the Power Industry
		of the Russian Federation	Restructuring Division of the
			Department for State
			Regulation of Tariffs,
			Infrastructure Reforms and
			Environmental Economics
2008	2012	Ministry of Economic Development and Trade	Officer of the Power Industry
		of the Russian Federation	Development Division of the
			Department for the State
			Regulation of Tariffs,
			Infrastructure Reforms and
			Energy Efficiency

2012	Up to present	Ministry of Economic Development and Trade	Leading Expert of the Power
		of the Russian Federation	Industry Development Division
of the Department for the State
Regulation of Tariffs,
Infrastructure Reforms and
Energy Efficiency
2013	Up to present	Open Joint Stock Company “Russian Grids”	Member of the Audit
Commission
2013	Up to present	Open Joint Stock Company Federal Hydro-Generation	Member of the Audit
		Company - RusHydro	Commission
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The person’s equity interest in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: none
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Leonid Valeryevich Neganov
Year of birth: 1972
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2009	Closed Joint Stock Company “Optima-energostroy”	First Deputy Director General,
			Director General
2009	2011	Open Joint Stock Company Bashkirenergo	Deputy Director General
2012	2012	Open Joint Stock Company “IEDS Group”	General Director
2012	2013	Russian Ministry of Energy	Deputy Director of the Energy
			Industry Development
			Department
2013	Up to present	Open Joint Stock Company Federal Hydro-Generation	Member of the Audit
		Company - RusHydro	Commission
2013	Up to present	Ministry of Energy of the Moscow Region	Minister of Energy of the
			Moscow Region
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The person’s equity interest in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the entity: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Anna Borisovna Nesterova
Year of birth: 1982
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2008	Federal Anti-Monopoly Service	Leading Specialist, Consultant,
Head of the Power Department
and Office of Control and
Supervision in the Fuel &
Energy Complex
2008	2010	Ministry of Economic Development of the	Deputy Director of the
		Russian Federation	Competition Development
Department (until December
31st, 2009 - Department of
State Regulation in Economy
and Competition Development)
2010	2012	Ministry of Economic Development of the	Deputy Director of the
		Russian Federation	Property Relations Department
2012	2013	Ministry of Economic Development of the	Acting Director of the Property
		Russian Federation	Relations Department
2013	Up to present	Independent Non-Profit Organization	Deputy Director of the Social
		“Strategic Initiative Agency for Promotion of	Projects Division
New Projects”
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Audit
		Company of Unified Energy System	Commission

The person’s equity interest in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the entity: none
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.
The Issuer's body for control over its financial and economic activities: The Internal Control Commission

1. Full name: Alexander Nikolayevich Fadeyev
Year of birth: 1949
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2002	2008	Russian Open Joint Stock Company for Power	Head of the Economic Security
		and Electrification UES of Russia	and Regime Department
2008	2008	Project Center of MRSK Holding Company	Head of Group
2009	2011	Open Joint Stock Company Federal Grid	Head of the Economic Security
		Company of Unified Energy System	Department
2011	2013	Open Joint Stock Company Federal Grid	Director for Security
		Company of Unified Energy System
2013	Up to	Open Joint Stock Company Federal Grid	Deputy Chairman of the
	present	Company of Unified Energy System	Management Board
2013	Up to	Open Joint Stock Company Federal Grid	Chairman of the Internal Control
	present	Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: 0.000006%
Percentage of the Issuer’s ordinary shares owned by the person: 0.000006%
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Andrey Pavlovich Noskov
Year of birth: 1971
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Open Joint Stock Company TNK-BP	Deputy Head of the
		Management, Moscow	Department, the Reverse
Secondment Division
2008	2009	Limited Liability Company TNK-BP	Head of the Department,
		Businesservice, Moscow	Department of Methodology,
Tax and Accounting
2009	2010	Open Joint Stock Company TNK-BP	Financial Controller of the
		Management, Moscow	Department of Planning,
Performance Management and
the Control of Technology
Business Line
2010	2011	Open Joint Stock Company Federal Grid	Director for Accounting,
		Company of Unified Energy System	Reporting and Internal Control
2011	2011	Open Joint Stock Company Federal Grid	Director for Accounting,
		Company of Unified Energy System	Reporting and Internal Control,
Head of the Accounting
Department (the Chief
Accountant)
2011	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal Control
		Company of Unified Energy System	Commission
2011	Up to present	Open Joint Stock Company Federal Grid	Director for Accounting and
		Company of Unified Energy System	Reporting, Head of the
Accounting Department (the
Chief Accountant)

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No such proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Dmitry Vladimirovich Ustyugov
Year of birth: 1976
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2010	Open Joint-Stock Company UK HydroOGK	Head of the Legal Department
		(previous name - OJSC “UK VoGEK” - until	(part-time position)
September 28th, 2005)
2005	2010	Open Joint-Stock Company RusHydro (previous	Head of the Legal Department
		name - Open Joint-Stock Company	(Head of the Legal Office)
“HydroOGK” - until July 4th, 2008)
2010	2012	FSUE “Rosmorport”	Deputy Director General for
Legal and Property Matters
2013	Up to	Open Joint Stock Company Federal Grid	Head of the Legal Department
	present	Company of Unified Energy System
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Internal Control
	present	Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Anton Sergeyevich Kuznetsov
Year of birth: 1985
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	The Municipal Institution the Slyudyansk	Deputy Legal Director
		Agency for Supporting Small Business, the
		Slyudyansk District, the Irkutsk Region
2008	2008	Federal Treasury Department for the Irkutsk	1st Category Specialist of the
		Region	Legal Department
2008	2009	Open Joint Stock Company Pharmasyntez	Legal Adviser
2009	2009	Limited Liability Company Profit Group	Deputy Legal Director
2009	2011	Russian Ministry of Finance	Leading Specialist-Expert,
			Chief Specialist-Expert

2011	2012	Open Joint Stock Company Federal Grid	Leading Expert, Chief Expert
		Company of Unified Energy System	of the Anti-Corruption
Division
2012	2013	Open Joint Stock Company Federal Grid	Head of the Corporate and
		Company of Unified Energy System	Anti-Corruption Compliance
Department
2013	Up to present	Open Joint Stock Company Federal Grid	Head of the Corporate and
		Company of Unified Energy System	Anti-Corruption Compliance
Office
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal Control
		Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Andrey Valeryevich Koltsov
Year of birth: 1969
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2010	Closed Joint Stock Company NOVINTECH	Chief Engineer
2010	2011	Open Joint Stock Company Federal Grid	Head of the Production Control
		Company of Unified Energy System	Department
2011	2011	Open Joint Stock Company Federal Grid	Deputy Chief Engineer, Head
		Company of Unified Energy System	of the Production Control
			Department
2011	2012	Open Joint Stock Company Federal Grid	Director for implementation of
		Company of Unified Energy System	the program for development
			of electric grids in the Sochi
			Region
2012	2013	Open Joint Stock Company Federal Grid	Deputy Chief Engineer
		Company of Unified Energy System
2012	Up to present	Open Joint Stock Company Nurenergo	Member of the Board of
			Directors
2013	2013	Open Joint Stock Company Federal Grid	First Deputy Head of the
		Company of Unified Energy System	Technical Supervision and
			Audit Department

2013	2013	Open Joint Stock Company Federal Grid	Inspector General for
		Company of Unified Energy System	Technical Supervision of the
Electric Grid
2013	Up to present	Technical Supervision Center, branch of the	General Director
Open Joint Stock Company Federal Grid
Company of Unified Energy System
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal Control
		Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Aleksandr Olegovich Murashov
Year of birth: 1973
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	Inter-Regional Territorial Administration	Head of the Electrical
		of the Federal Service for Environmental,	Installations Energy
		Technological and Nuclear Supervision	Supervision Department
		in the Northwestern Federal District	(class ranking: Class 2
Advisor of the State Civil
Service of the Russian
Federation)
2009	2009	The Northwestern Division of the Federal	Head of the Electrical
		Service for Environmental,	Installations Energy
		Technological and Nuclear Supervision	Supervision Department
(class ranking: Class 2
Advisor of the State Civil
Service of the Russian
Federation)
2009	2010	Open Joint Stock Company Federal Grid	Deputy Head of the
		Company of Unified Energy System	Investment Program
Support Department

2010	2012	Open Joint Stock Company Federal Grid	Chief of the Department of
		Company of Unified Energy System	Investment and Aggregate
			Planning
2012	2013	Open Joint Stock Company Federal Grid	First Deputy Head of the
		Company of Unified Energy System	Investment Planning and
			Accounting Department
2013	2013	Open Joint Stock Company Federal Grid	Acting Head of the
		Company of Unified Energy System	Investment Planning and
			Accounting Department
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal
		Company of Unified Energy System	Control Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Sergey Vladimirovich Yurakov
Year of birth: 1969
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2011	Open Joint Stock Company System Operator of	Head of the Perspective
		the Unified Energy System	Development Service
2011	2011	Open Joint Stock Company Federal Grid	Head of the Branch of the
		Company of Unified Energy System	Production Control Department
2011	2013	Open Joint Stock Company Federal Grid	Head of the Division of the
		Company of Unified Energy System	Office for implementation of
the program for development
of electric grids in the Sochi
Region
2013	Up to present	Open Joint Stock Company Federal Grid	Deputy Head of the Production
		Company of Unified Energy System	Control Department, Head of
ODPO department
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal Control
		Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Elena Aleksandrovna Kabizskina
Year of birth: 1964
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Federal Grid	Chief Expert of the Financial
		Company of Unified Energy System	Control and Internal Audit
			Division
2009	2010	Open Joint Stock Company Federal Grid	Chief Expert of the Control
		Company of Unified Energy System	and Audit Department
2010	2011	Open Joint Stock Company Tomsk Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Kuban Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Sangtuda-1 HPP	Member of the Audit
			Commission
2010	2013	Open Joint Stock Company Federal Grid	Deputy Head of the Control
		Company of Unified Energy System	and Audit Department
2010	2013	Open Joint Stock Company Dalenergosetproekt	Member of the Audit
			Commission
2010	Up to present	Open Joint Stock Company Mobile Gas-Turbine	Member of the Audit
		Electricity Plants	Commission
2010	Up to present	Open Joint Stock Company Research and	Member of the Audit
		Development Center of the Federal Grid	Commission
		Company of the Unified Energy System
2010	Up to present	Open Joint Stock Company Moscow	Member of the Audit
		Telecommunications Center of Energy Systems	Commission
2010	Up to present	Open Joint Stock Company Specialized Electric	Member of the Audit
		Grid Service Company of the Unified National	Commission
		Electric Grid
2011	2012	Limited Liability Company Index of Energy –	Member of the Audit
		FGC UES	Commission

2011	2013	Closed Joint Stock Company Agency for	Member of the Audit
		Balance Forecasts in the Electric Power	Commission
Industry
2011	2012	Open Joint Stock Company Main Electric Grid	Member of the Audit
		Service Company of the Unified National	Commission
Electric Grid
2011	Up to present	Open Joint Stock Company	Member of the Audit
		Energostroysnabkomplekt	Commission
2011	Up to present	Open Joint Stock Company INTER RAO UES	Member of the Audit
Commission
2011	2013	Limited Liability Company IT Energy Service	Member of the Audit
Commission
2011	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal
		Company of Unified Energy System	Control Commission
2013	Up to present	Open Joint Stock Company Federal Grid	Head of the Internal Control
		Company of Unified Energy System	and Risk Management
Department
2013	Up to present	Open Joint Stock Company for Energy and	Member of the Audit
		Electrification Sevkavkazenergo	Commission
2013	Up to present	Open Joint Stock Company “Chechenenergo”	Member of the Audit
Commission
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Audit
		Distribution Grid Company of Volga	Commission
2013	Up to present	Open Joint Stock Company for Energy and	Member of the Audit
		Electrification Lenenergo	Commission
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Audit
		Distribution Grid Company of the North	Commission
Caucasus
2013	Up to present	Open Joint Stock Company Engineering and	Member of the Audit
		Construction Management Center of the Unified	Commission
Energy System

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

The Issuer's body for control over its financial and economic activities: Internal Control and Risk Management Department

1. Full name: Elena Aleksandrovna Kabizskina
Year of birth: 1964
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Federal Grid	Chief Expert of the Financial
		Company of Unified Energy System	Control and Internal Audit
Division
2009	2010	Open Joint Stock Company Federal Grid	Chief Expert of the Control
		Company of Unified Energy System	and Audit Department
2010	2011	Open Joint Stock Company Tomsk Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Kuban Backbone	Member of the Audit
		Grids	Commission
2010	2011	Open Joint Stock Company Sangtuda-1 HPP	Member of the Audit
Commission
2010	2013	Open Joint Stock Company Federal Grid	Deputy Head of the Control
		Company of Unified Energy System	and Audit Department
2010	2013	Open Joint Stock Company	Member of the Audit
		Dalenergosetproekt	Commission
2010	Up to present	Open Joint Stock Company Mobile Gas-	Member of the Audit
		Turbine Electricity Plants	Commission
2010	Up to present	Open Joint Stock Company Research and	Member of the Audit
		Development Center of the Federal Grid	Commission
Company of the Unified Energy System
2010	Up to present	Open Joint Stock Company Moscow	Member of the Audit
		Telecommunications Center of Energy	Commission
Systems
2010	Up to present	Open Joint Stock Company Specialized	Member of the Audit
		Electric Grid Service Company of the Unified	Commission
National Electric Grid
2011	2012	Limited Liability Company Index of Energy –	Member of the Audit
		FGC UES	Commission
2011	2013	Closed Joint Stock Company Agency for	Member of the Audit
		Balance Forecasts in the Electric Power	Commission
Industry
2011	2012	Open Joint Stock Company Main Electric Grid	Member of the Audit
		Service Company of the Unified National	Commission
Electric Grid
2011	Up to present	Open Joint Stock Company	Member of the Audit
		Energostroysnabkomplekt	Commission
2011	Up to present	Open Joint Stock Company INTER RAO UES	Member of the Audit
Commission
2011	2013	Limited Liability Company IT Energy Service	Member of the Audit
Commission
2013	Up to present	Open Joint Stock Company Federal Grid	Member of the Internal
		Company of Unified Energy System	Control Commission
2013	Up to present	Open Joint Stock Company Federal Grid	Head of the Internal Control
		Company of Unified Energy System	and Risk Management
Department

2013	Up to present	Open Joint Stock Company for Energy and	Member of the Audit
		Electrification Sevkavkazenergo	Commission
2013	Up to present	Open Joint Stock Company “Chechenenergo”	Member of the Audit
Commission
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Audit
		Distribution Grid Company of Volga	Commission
2013	Up to present	Open Joint Stock Company for Energy and	Member of the Audit
		Electrification Lenenergo	Commission
2013	Up to present	Open Joint Stock Company Inter-Regional	Member of the Audit
		Distribution Grid Company of the North	Commission
Caucasus
2013	Up to present	Open Joint Stock Company Engineering and	Member of the Audit
		Construction Management Center of the	Commission
Unified Energy System

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Aleksandr Viktorovich Bashnin
Year of birth: 1953
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2010	Closed Joint Stock Company Telecom Express	Deputy General Director
2010	2011	Open Joint Stock Company Federal Grid	Advisor to the Chairman of the
		Company of Unified Energy System	Management Board
2011	2013	Open Joint Stock Company Federal Grid	Deputy Head of the
		Company of Unified Energy System	Department, Head of the
			Control of the Strategic
			Information and Technology
			Risks Division of the Control
			and Audit Department
2013	Up to present	Open Joint Stock Company Federal Grid	Deputy Head of the
		Company of Unified Energy System	Department, Head of the
			Information and Technology
			Risks Division of the Internal
			Control and Risk Management Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Zhanna Viktorovna Kivva
Year of birth: 1972
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Limited Liability Company Center Expert Solutions	Leading Consultant
2008	2008	Limited Liability Company FDP	Leading Consultant
2009	2010	Limited Liability Company ANT-Inform	Leading Consultant
2010	2011	Limited Liability Company Volga-Dnepr	Leading Methodologist
2011	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the Methodology, Planning and Analysis Division of the Control and Audit Department
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the methodology, summary analysis and control division of the Internal Control and Risk Management Department
2013	Up to present	Open Joint Stock Company “Chitatekhenergo”	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission
2013	Up to present	Limited Liability Company IT Energy Service	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Kuban Backbone Grids	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Tomsk Backbone Grids	Member of the Audit Commission
2013	Up to present	Limited Liability Company “Index of Energy – FGC UES”	Auditor
2013	Up to present	Open Joint Stock Company “Scientific and Technical Center of the Federal Grid Company of Unified Energy System”	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Anna Vladimirovna Antipova
Year of birth: 1979
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Closed Joint-Stock Company “PAKK”	Senior Consultant
2008	2008	Closed Joint-Stock Company “Lider”	Project Manager
2009	2013	Limited Liability Company Mechel	Head of the Risk Management Department
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the Internal Control and Risk Management Division of the Internal Control and Risk Management Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Sergey Ivanovich Ochikov
Year of birth: 1983
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2009	Open Joint Stock Company Inter-Regional Distribution Grid Company of Siberia	Leading Specialist of the Internal Audit and Control Department
2008	2009	Open Joint Stock Company Tyvaenergo	Member of the Audit Commission
2009	2013	Open Joint Stock Company Inter-Regional Distribution Grid Company of North-West	Leading Specialist of the Internal Audit and Risk Management Department
2010	2012	Open Joint Stock Company Pskovenergoavto	Member of the Audit Commission
2013	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Division
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Investment Audit Division of the Internal Control and Risk Management Department
2013	Up to present	Open Joint Stock Company Mobile Gas-Turbine Electricity Plants	Member of the Audit Commission
2013	Up to present	Closed Joint Stock Company Agency for Balance Forecasts in the Electric Power Industry	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company “Chitatekhenergo”	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Sergey Vladimirovich Malyshev
Year of birth: 1965
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2010	Russian Ministry of Defence	Serviceman under contract
2010	2011	Russian Ministry of Defence	Leading Consultant of the Financial Inspectorate of the Russian Ministry of Defence
2011	2012	Closed Joint Stock Company Gazpromneft Aero	Chief Specialist of the Capital Projects Department
2013	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Investment Audit Division of the Control and Audit Department
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the Investment Audit Division of the Internal Control and Risk Management Department
2013	Up to present	Open Joint Stock Company “Chitatekhenergo”	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Inter-Regional Distribution Grid Company of Ural	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Dagestan Power Supply Company	Member of the Audit Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Kirill Evgenyevich Rogachev
Year of birth: 1984
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Moscow Inspectorate No. 31 of the Federal Tax Service	1st Level Expert
2009	2010	Moscow Inspectorate No. 31 of the Federal Tax Service	State Tax Inspector
2010	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of Production and Economic Activities Control Division of the Control and Audit Department
2011	Up to present	Open Joint Stock Company Energostroysnabkomplekt of UES	Member of the Audit Commission
2011	Up to present	Open Joint Stock Company Research and Development Center of the Federal Grid Company of the Unified Energy System	Member of the Audit Commission
2011	Up to present	Open Joint Stock Company Mobile Gas-Turbine Electricity Plants	Member of the Audit Commission
2011	Up to present	Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission
2011	Up to present	Open Joint Stock Company Tomsk Backbone Grids	Member of the Audit Commission
2011	Up to present	Open Joint Stock Company Kuban Backbone Grids	Member of the Audit Commission
2012	Up to present	Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the General Audit Division of the Internal Control and Risk Management Department
2013	Up to present	Open Joint Stock Company Ingushenergo	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Sevkavkazenergo	Member of the Audit Commission
2013	Up to present	Open Joint Stock Company Dagestan Power Supply Company	Member of the Audit Commission
2013	Up to present	Closed Joint Stock Company Agency for Balance Forecasts in the Electric Power Industry	Member of the Audit Commission

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Vitaly Valeryevich Skopin
Year of birth: 1977
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
1998	2012	Institute of Control Sciences named after V.A. Trapeznikov	Leading Software Engineer
2011	2012	State enterprise “Moscow Power Board”	Chief Specialist
2012	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the strategic, information, and technological risk control division
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Information and Technology Risks Division of the Internal Control and Risk Management Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Sergey Sergeyevich Babushkin
Year of birth: 1989
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2010	2011	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Risk Management Division
2011	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Risk Management Division of the Internal Control Office
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Leading Expert of the Internal Control and Risk Management Department

The entity’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the entity: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Sergey Vladimirovich Podosinov
Year of birth: 1971
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2000	2009	Open Joint Stock Company Svyazinvest	Deputy Head of the Internal Audit Department
2008	2010	Open Joint Stock Company Dalsvyaz	Member of the Audit Commission
2009	2010	Open Joint Stock Company North-West Telecom	Member of the Audit Commission
2010	2011	Open Joint Stock Company Center Telecom	Head of the Methodology and Risk Control Department
2011	2012	MRF “Center” OJSC “Rostelecom”	Head of the Risk Management Department
2013	Up to present	Open Joint Stock Company Federal Grid Company of Unified Energy System	Deputy Head of the Internal Control and Risk Management Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

The Issuer's body for control over its financial and economic activities: JSC FGC UES Branch – Technical Supervision Center.

1. Full name: Mikhail Vladimirovich Smaga
Year of birth: 1966
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004	2010	Branch of Open Joint Stock Company EIE Tulenergo - PE Tula Power Grids	Head of the Operative Dispatching Service
2010	2011	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Technical Audit Division of the Technical Supervision and Audit Department
2011	2011	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the System Analysis Division of the Technical Supervision and Audit Department
2012	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Deputy Head of the Technical Supervision and Audit Department
2013	Up to present	JSC FGC UES Branch – Technical Supervision Center.	Deputy Director General

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Roman Aleksandrovich Yegorov
Year of birth: 1980
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2008	The Volga-Don Bulk Power System Enterprise, branch of the Open Joint Stock Company Federal Grid Company of Unified Energy System	Dispatcher
2008	2009	The Volga-Don Maintenance and Repair Enterprise, branch of Open Joint Stock Company Glavsetservis UNEG	Maintenance Foreman for the Volga Central District electric power sub-station
2010	2012	The Volga-Don Bulk Power System Enterprise, branch of Open Joint Stock Company Federal Grid Company of Unified Energy System	Maintenance Foreman of the 500 kV Electric Power Sub-station, the Volga Central District Bulk Power System
2012	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the System Analysis Division of the Technical Supervision and Audit Department
2013	Up to present	JSC FGC UES Branch – Technical Supervision Center.	Head of the Planning and Control Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Sergey Vasilyevich Zuyev
Year of birth: 1958
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Technological and Ecological Supervision Division of the Federal Service for Environmental, Technological and Nuclear Supervision of the Khanty-Mansi Autonomous District - Yugra	Chief State Inspector of the Electric Power Industry Supervision Department
2008	2009	Technological and Ecological Supervision Division of the Federal Service for Environmental, Technological and Nuclear Supervision of the Khanty-Mansi Autonomous District - Yugra	Acting Head of the Electric Power Industry Supervision Department
2009	2010	The North-Ural Technological and Ecological Supervision Division of the Federal Service for Environmental, Technological and Nuclear Supervision	Chief State Inspector of the Energy Supervision Department of the Khanty-Mansi Autonomous District
2010	2010	Federal Service for Environmental, Technological and Nuclear Supervision	Chief State Inspector of the Department for Power Grid Supervision of the Department for Energy Supervision
2010	2011	Federal Service for Environmental, Technological and Nuclear Supervision	Deputy Head of the Power Grid Supervision Division of the State Department for Energy Supervision
2011	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the Technical Supervision Division of the Technical Supervision and Audit Department
2013	Up to present	JSC FGC UES Branch – Technical Supervision Center.	Head of the Department for Methodology and Organization of Technical Supervision

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Aleksandr Gennadyevich Kartushin
Year of birth: 1982
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	The Volga-Don Bulk Power System Enterprise, branch of Open Joint Stock Company Federal Grid Company of Unified Energy System	Engineer for the Monitoring and Diagnostics of Substation Equipment
2009	2009	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the Analysis and Occupational Risk Assessment Division of the Technical Audit Department
2009	2011	Open Joint Stock Company Federal Grid Company of Unified Energy System	Chief Expert of the System Analysis Division of the Technical Supervision and Audit Department
2012	2013	Open Joint Stock Company Federal Grid Company of Unified Energy System	Head of the System Analysis Division of the Technical Supervision and Audit Department
2013	Up to present	JSC FGC UES Branch – Technical Supervision Center.	Head of the System Analysis Division

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Sergey Nikolayevich Titov
Year of birth: 1974
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Northern Power Grids, branch of the Open	Dispatcher of the
		Joint Stock Company MUEGC	Operative Dispatching
			Service
2008	2008	Northern Power Grids, branch of Open	Dispatcher of the
		Joint Stock Company MUEGC	Operative Dispatching
			Service, Grid Enterprise
2008	2009	Open Joint Stock Company Federal Grid	Chief Expert for the
		Company of Unified Energy System	Supervision and
			Emergency Control of the
			Technical Audit
			Department
2009	2013	Open Joint Stock Company Federal Grid	Head of the Technical
		Company of Unified Energy System	Audit Division of the
			Technical Supervision and
			Audit Department
2013	Up to present	JSC FGC UES Branch – Technical	Head of the Technical
		Supervision Center	Audit Division

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Vladimir Borisovich Shik
Year of birth: 1961
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Federal Grid	Head of the Planning and
		Company of Unified Energy System	Control Division of the
Technical Audit Department
2009	2013	Open Joint Stock Company Federal Grid	Head of the Planning and
		Company of Unified Energy System	Control Division of the
Technical Supervision and Audit
Department
2013	Up to	JSC FGC UES Branch – Technical Supervision	Deputy Director General
	present	Center.

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Elena Vladimirovna Shchiptsova
Year of birth: 1960
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	The Volga-Don Bulk Power System Enterprise,	2nd Level Engineer of the
		branch of Open Joint Stock Company Federal	Production and Engineering
		Grid Company of Unified Energy System	Service
2008	2010	The Volga-Don Bulk Power System Enterprise,	1st Level Engineer of the
		branch of Open Joint Stock Company Federal	Production and Engineering
		Grid Company of Unified Energy System	Service
2010	2013	Open Joint Stock Company Federal Grid	Chief Expert of the Planning and
		Company of Unified Energy System	Control Division of the
Technical Supervision and Audit
Department
2013	Up to	JSC FGC UES Branch – Technical Supervision	Chief Inspector of the Planning
	present	Center.	and Control Division

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Andrey Valeryevich Koltsov
Year of birth: 1969
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2010	Closed Joint Stock Company NOVINTECH	Chief Engineer
2010	2011	Open Joint Stock Company Federal Grid	Head of the Production Control
		Company of Unified Energy System	Department
2011	2011	Open Joint Stock Company Federal Grid	Deputy Chief Engineer, Head of
		Company of Unified Energy System	the Production Control
			Department
2011	2012	Open Joint Stock Company Federal Grid	Director for implementation of
		Company of Unified Energy System	the program for development of
			electric grids in the Sochi
			Region
2012	2013	Open Joint Stock Company Federal Grid	The Deputy Chief Engineer
		Company of Unified Energy System
2012	Up to	Open Joint Stock Company Nurenergo	Member of the Board of
	present		Directors
2013	2013	Open Joint Stock Company Federal Grid	First Deputy Head of the
		Company of Unified Energy System	Technical Supervision and Audit
			Department
2013	2013	Open Joint Stock Company Federal Grid	Inspector General for Technical
		Company of Unified Energy System	Supervision of the Electric Grid
2013	Up to	JSC FGC UES Branch – Technical Supervision	General Director
	present	Center
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Internal Control
	present	Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Valery Anatolyevich Rozhdaykin
Year of birth: 1969
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Open Joint Stock Company Federal Grid	Chief Expert of the Technical
		Company of Unified Energy System	Audit Department
2008	2009	Open Joint Stock Company Federal Grid	Head for the Supervision and
		Company of Unified Energy System	Emergency Control of the
			Technical Audit Department
2009	2011	Open Joint Stock Company Federal Grid	Head of the Technical
		Company of Unified Energy System	Supervision Division of the
			Technical Supervision and Audit
			Department
2011	2013	Open Joint Stock Company Federal Grid	Deputy Head of the Production
		Company of Unified Energy System	Control Department
2013	2013	Open Joint Stock Company Federal Grid	First Deputy Head of the
		Company of Unified Energy System	Technical Supervision and Audit
			Department
2013	Up to	JSC FGC UES Branch – Technical Supervision	First Deputy Director General
	present	Center

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Stanislav Mikhailovich Semin
Year of birth: 1973
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Federal Grid	Chief Specialist of the Technical
		Company of Unified Energy System	Audit Methodology Division of
the Technical Supervision and
Audit Department
2009	2013	Open Joint Stock Company Federal Grid	Chief Specialist of the Planning
		Company of Unified Energy System	and Control Division of the
Technical Supervision and Audit
Department
2013	Up to	JSC FGC UES Branch – Technical Supervision	Chief Inspector of the Planning
	present	Center	and Control Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

The Issuer's body for control over its financial and economic activities: Reliability and Analysis Division of the Production Control Department

1. Full name: Sergey Vladimirovich Yurakov
Year of birth: 1969
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2005	2011	Open Joint Stock Company System Operator of the	Head of the Perspective
		Unified Energy System	Development Service
2011	2011	Open Joint Stock Company Federal Grid Company	Head of the Branch of the
		of Unified Energy System	Production Control
Department
2011	2013	Open Joint Stock Company Federal Grid Company	Head of the Division of the
		of Unified Energy System	Office for implementation of
the program for development of electric grids in the Sochi Region
2013	Up to present	Open Joint Stock Company Federal Grid Company	Deputy Head of the
		of Unified Energy System	Production Control
Department, Head of ODPO
department
2013	Up to present	Open Joint Stock Company Federal Grid Company	Member of the Internal
		of Unified Energy System	Control Commission

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Andrey Vasilyevich Sorokin
Year of birth: 1974
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Vologda Backbone Electric Grid Enterprise of	Head of the Power Transmission
		Open Joint Stock Company Glavsetservis	Lines Service
UNEG, the Central branch
2008	2009	Vologda Maintenance and Repair Facility	Head of the Power Transmission
		Branch of Open Joint Stock Company Federal	Lines Maintenance and Repair
		Grid Company of Unified Energy System –	Service
Central Bulk Power System
2009	2011	Open Joint Stock Company Federal Grid	Chief Expert of the Reliability
		Company of Unified Energy System	and Analysis Division of the
Production Control Department
2011	Up to	Open Joint Stock Company Federal Grid	Head of the Reliability and
	present	Company of Unified Energy System	Analysis Division of the
Production Control Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any such affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Aleksey Andreyevich Popov
Year of birth: 1978
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company Moscow Unified	Deputy Head of the Substations
		Electric Grid Company	Group
2009	Up to	Open Joint Stock Company Federal Grid	Leading Expert of the Reliability
	present	Company of Unified Energy System	and Analysis Division of the
Production Control Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Roman Mikhaylovich Strebkov
Year of birth: 1977
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Maintenance and Repair Facility of the Central	Chief Expert of the Sub-stations
		Bulk Power System, branch of Open Joint Stock Company Federal Grid Company of Unified Energy System	Maintenance and Repair Service
2008	2009	Central Branch of Open Joint Stock Company	Chief of the Substations
		Glavsetservis UNEG	Maintenance and Repair Service
2009	Up to	Open Joint Stock Company Federal Grid	Chief Expert of the Reliability
	present	Company of Unified Energy System	and Analysis Division of the
Production Control Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

The Issuer's body for control over its financial and economic activities: the Investment Planning and Accounting Department

1. Full name: Elena Yuryevna Belyaeva
Year of birth: 1977
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2010	Limited Liability Company Zolotoy Oven	Chief Accountant
2010	2012	Open Joint Stock Company Federal Grid	Chief Expert of the
		Company of Unified Energy System	Investment Program Support
Department
2012	Up to present	Open Joint Stock Company Federal Grid	Leading Expert of the
		Company of Unified Energy System	Investment Planning and
Accounting Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Grigory Aleksandrovich Yakovlev
Year of birth: 1967
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2009	Open Joint Stock Company Novosibirskenergo	Deputy Head of the Economics
and Business Planning
Department
2010	2011	Open Joint Stock Company Federal Grid	Chief Expert
Company of Unified Energy System
2011	Up to present	Open Joint Stock Company Federal Grid	First Deputy Head of the
		Company of Unified Energy System	Investment Planning and
Accounting Department
2013	Up to present	Open Joint Stock Company Federal Grid	Acting Head of the Investment
		Company of Unified Energy System	Planning and Accounting
Department, Deputy Head of
the Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

3. Full name: Tatyana Vladimirovna Kubayeva
Year of birth: 1978
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Closed Joint Stock Company Domodedovo	Head of the Estimating
		Airport Handling	Department
2008	2011	State corporation for construction of Olympic	Chief Economist of the
		facilities and development of the city of Sochi	Budget Department
as a mountain climate resort
2011	Up to present	Open Joint Stock Company Federal Grid	Deputy Head of the
		Company of Unified Energy System	Investment Planning and
Accounting Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

4. Full name: Aleksey Yuryevich Fomin
Year of birth: 1967
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2009	Open Joint Stock Company United Electric	Head of the Economy and
		Power Company	Finance Department
2010	2011	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2011	2012	Open Joint Stock Company Federal Grid	Division Head of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint Stock Company Federal Grid	Division Head of the Investment
	present	Company of Unified Energy System	Planning and Accounting
Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

5. Full name: Vladislav Aleksandrovich Dementiy
Year of birth: 1974
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2008	Russia’s Federal Energy Agency	Leading Specialist-Expert
2008	2009	OJSC Corporation Ural Industrial - Ural Polar	Deputy Director of the Power
			Energy Department
2008	2009	Limited Liability Company Energy Company	Director
		Ural Industrial - Ural Polar
2009	2012	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6. Full name: Evgeny Vyacheslavovich Kozyrev
Year of birth: 1968
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:
Period		Organization	Position
From	To
2003	2009	Open Joint Stock Company	Leading Specialist (the Electric
		Energostroysnabkomplekt of UES	Machinery Division, the Electric
			Machinery Supply Department)
2009	2009	Joint Power Construction Company OEK-	Lead Manager
		Komplekt LLC
2010	2012	Open Joint Stock Company Federal Grid	Leading Expert of the Capital
		Company of Unified Energy System	Building Department
2012	Up to	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.
The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None
Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None
Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None
Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.
Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.
Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

7. Full name: Aleksandr Vyacheslavovich Stepachev
Year of birth: 1988
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2009	2011	Open Joint Stock Company Federal Grid	Leading Expert of the
		Company of Unified Energy System	Investment Program Support
Department
2011	2012	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
	present	Company of Unified Energy System	Planning and Accounting
Department

The person’s share in the Issuer’s authorized capital: None
Percentage of the Issuer’s ordinary shares owned by the person: None
Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

8. Full name: Elena Mikhaylovna Azimova
Year of birth: 1959
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2008	2009	Open Joint Stock Company Federal Grid	Chief Specialist
Company of Unified Energy System
2009	Up to	Open Joint Stock Company Federal Grid	Leading Expert of the
	present	Company of Unified Energy System	Investment Planning and
Accounting Department

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

9. Full name: Natalia Aleksandrovna Zaretskaya
Year of birth: 1978
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	Limited Liability Company Leasing Company	Chief Specialist of the
		URALSIB	Management Reporting and
			Analysis Division
2008	2009	Limited Liability Company Olson PM	Financial Manager Financial
			Department
2009	2009	Closed Joint Stock Company Agency for Direct	Advisor to the Management
		Investments	Consulting Department
2010	2012	Open Joint Stock Company Federal Grid	Chief Expert of the Investment
		Company of Unified Energy System	Program Support Department
2012	Up to	Open Joint Stock Company Federal Grid	Division Head of the Investment
	present	Company of Unified Energy System	Planning and Accounting
			Department

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

10. Full name: Yury Lvovich Buldakov
Year of birth: 1982
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2004:	2011	Open Joint Stock Company Russian Railways	Leading Specialist
2011	2012	Open Joint Stock Company INTER RAO UES	Leading Expert
2012	Up to	Open Joint Stock Company Federal Grid	Leading Expert of the
	present	Company of Unified Energy System	Investment Planning and
			Accounting Department

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

The Issuer's body for control over its financial and economic activities: Corporate and Anti-Corruption Compliance Office

1. Full name: Anton Sergeyevich Kuznetsov
Year of birth: 1985
Education: Higher

All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2006	2008	The Municipal Institution the Slyudyansk	Deputy Legal Director
		Agency for Supporting Small Business, the
		Slyudyansk District, the Irkutsk Region
2008	2008	Federal Treasury Department for the Irkutsk	1st Category Specialist of the
		Region	Legal Department
2008	2009	Open Joint Stock Company Pharmasyntez	Legal Adviser
2009	2009	Limited Liability Company Profit Group	Deputy Legal Director
2009	2011	Russian Ministry of Finance	Leading Specialist-Expert, Chief
			Specialist-Expert
2011	2012	Open Joint Stock Company Federal Grid	Leading Expert, Chief Expert of
		Company of Unified Energy System	the Anti-Corruption Division
2012	2013	Open Joint Stock Company Federal Grid	Head of the Corporate and Anti-
		Company of Unified Energy System	Corruption Compliance
			Department
2013	Up to	Open Joint Stock Company Federal Grid	Head of the Corporate and Anti-
	present	Company of Unified Energy System	Corruption Compliance Office
2013	Up to	Open Joint Stock Company Federal Grid	Member of the Internal Control
	present	Company of Unified Energy System	Commission

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

2. Full name: Roman Badmayevich Sambayev
Year of birth: 1982
Education: Higher
All positions in the Issuer’s Company and other organizations over the last 5 years and up to the present in the chronological order, including part-time positions:

Period		Organization	Position
From	To
2007	2008	Office of the Federal Real Estate Cadastre	Chief Specialist – Expert
Agency of the Moscow Region
2008	2013	Open Joint Stock Company Federal Grid	Leading Specialist of the
		Company of Unified Energy System	Legal Department
2013	Up to present	Open Joint Stock Company Federal Grid	Head of the Compliance
		Company of Unified Energy System	Division of the Corporate
and Anti-Corruption
Compliance Office

The person’s share in the Issuer’s authorized capital: None

Percentage of the Issuer’s ordinary shares owned by the person: None

Number of the Issuer’s shares of each category (type) which may be purchased by the person through exercising his/her rights to the Issuer’s options he/she owns: The Issuer has not issued any options.

The person’s share in the authorized (joint stock) capital of the Issuer’s subsidiaries and affiliates: None

Percentage of ordinary shares owned by the person in the Issuer’s subsidiary or affiliate: None

Number of shares of each category (type) in the Issuer’s subsidiary or affiliate which may be purchased by the person through exercising the rights to options he/she owns in such Issuer’s subsidiary or affiliate: None

Information on any kind of affinity with other persons who are members of the Issuer’s management and/or internal audit bodies: The person does not have any affinity.

Data on administrative proceedings with respect to such person for offenses in the field of finance, taxes and duties, securities market or criminal proceedings (criminal record) for economic crimes or crimes against public authorities: No proceedings have been instituted against the person.

Data on positions held by the person with management bodies of profit-making organizations during a period when, with regard to such organizations, bankruptcy proceedings were initiated and/or one of the bankruptcy procedures was applied under Russian insolvency (bankruptcy) laws: The person has not held such positions.

6.6. Information on the amount of remuneration, benefits and/or compensation for expenses for the body exercising control over the Issuer’s financial and economic activity

Information on the amount of remuneration to be paid to each body exercising control over the Issuer’s financial and economic activity (other than a natural person holding the position (exercising functions) of the Issuer’s auditor). All types of remuneration, including salaries of members of the bodies exercising control over the Issuer’s financial and economic activity that are (were) the Issuer’s employees, including those holding part-time positions, bonuses, commissions, benefits and/or the reimbursement of expenses, as well as other types of remuneration that were paid by the Issuer during the last completed financial year and the last completed reporting period before the date of the approval of this Prospectus:

The Audit Commission

Indicator name	2012	2013, 9 months
Remuneration, RUB ths.	0	0
Salary, RUB ths.	0	0
Bonuses, RUB ths.	0	0
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	0

The Internal Control Commission

Indicator name	2012	2013, 9 months
Salary, RUB ths.	38,483	11,781.4.
Bonuses, RUB ths.	21,044	2,831.6.
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	73	0
Other, RUB ths.	5,512	2,428
TOTAL, RUB ths.	65,039	17,041

The Internal Control and Risk Management Department (until the change of the organization structure on May 15th, 2013 Control and Audit Department and Internal Control Division)

Indicator name	2012	2013, 9 months
Salary, RUB ths.	0	4,938.78
Bonuses, RUB ths.	0	890.33
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	5,829.11

The Internal Control Division

Indicator name	2012	2013, 9 months*
Salary, RUB ths.	6,382.1	2,546.69
Bonuses, RUB ths.	1,047.9	345.38
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	7,430	2,892.07

*Data on remuneration of the Internal Control Division for the last complete reporting period is specified until May 15th, 2013 (reorganization of the Internal Control Division into Internal Control and Risk Management Department).

The Control and Audit Department

Indicator name	2012	2013, 9 months
Salary, RUB ths.	13,684.6	3,569.98
Bonuses, RUB ths.	3,346.8	1,063.23
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	225	337
TOTAL, RUB ths.	17,256.4	4,970.21

*Data on remuneration of the Control and Audit Department for the last complete reporting period is specified until May 15th, 15052013 (reorganization of the Control and Audit Department into the Internal Control and Risk Management Department).

JSC FGC UES Branch – Technical Supervision Center (until the change of the organization structure on April 1st, 2013 Technical Supervision and Audit Department)

Indicator name	2012	2013, 9 months
Salary, RUB ths.	0	13,020
Bonuses, RUB ths.	0	2,858
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	140
TOTAL, RUB ths.	0	16,019

The Technical Supervision and Audit Department

Indicator name	2012	2013, 9 months*
Salary, RUB ths.	17,527.7	4,508.81
Bonuses, RUB ths.	5,623.3	825.83
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	1,634	6,834
TOTAL, RUB ths.	24,785	12,168.64

*Data on remuneration of the Technical Supervision and Audit Department for the last complete reporting period is specified until May 15th, 15052013 (reorganization of the Technical Supervision and Audit Department into JSC FGC UES Branch – Technical Supervision Center).

The Reliability and Analysis Division of the Production Control Department

Indicator name	2012	2013, 9 months
Salary, RUB ths.	8,635.4	3,846.26
Bonuses, RUB ths.	1,978.9	654.5
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	723	0
TOTAL, RUB ths.	11,337.3	4,500.76

The Investment Planning and Accounting Department

Indicator name	2012	2013, 9 months
Salary, RUB ths.	16,352.22	10,066.48
Bonuses, RUB ths.	2,147.87	2,179.4
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	113	0
TOTAL, RUB ths.	18,613.09	12,245.08

The Corporate and Anti-Corruption Compliance Office (until the change of the organization structure on July 5th, 2013 The Corporate and Anti-Corruption Compliance Department)

Indicator name	2012	2013, 9 months
Salary, RUB ths.	0	999.1
Bonuses, RUB ths.	0	79
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	0	1,078.1

The Corporate and Anti-Corruption Compliance Department

Indicator name	2012	2013, 9 months*
Salary, RUB ths.	6,354.01	1874.56
Bonuses, RUB ths.	1,697.7	356.03
Commission, RUB ths.	0	0
Benefits, RUB ths.	0	0
Reimbursement of expenses, RUB ths.	0	0
Other, RUB ths.	0	0
TOTAL, RUB ths.	8,051.71	2230.59

*Data on remuneration of the Corporate and Anti-Corruption Compliance Department for the last complete reporting period is specified until July 5th, 2013 (transformation of the Corporate and Anti-Corruption Compliance Department into the Corporate and Anti-Corruption Compliance Office).

Information on effective agreements regarding payments for the current financial year

The Regulation on Compensation and Remuneration to Members of the Audit Commission of FGC UES is approved by the Resolution of the General Meeting of Shareholders of FGC UES dated June 30th, 2008 (Minutes No. 5 dated July 4th, 2008). The said Regulation does not provide for obligatory payments to members of the Audit Commission.

Payments to members of the Internal Control Commission and the staff of the Issuer’s internal control and audit divisions (the Internal Control and Risk Management Department, JSC FGC UES Branch – Technical Supervision Center, the Reliability and Analysis Division of the Production Control Department, the Investment Planning and Accounting Department, the Corporate and Anti-Corruption Compliance Office) are made in accordance with signed employment agreements.

6.7. Data on the number and generalized data on the level of education and the composition of the Issuer’s personnel (employees), as well as changes in the number of personnel (employees)

The average number of the Issuer’s personnel (employees), including personnel (employees) of its branches and representative offices, and the amount of deductions for wages and social security for the last 5 completed financial years:
Indicator name	Reporting period
	2008	2009	2010	2011	2012
Average number of employees,	14,526	11,302	21,965	23,332	24,696
persons
Share of the Issuer’s personnel	48	67	54	56	57.6
with higher vocational education,
%
Payroll for the reporting period,	6,723,873	6,758,157	13,331,116	14,972,760	17,195,066
RUB ths.
Social benefits paid to employees	126,874	107,670	213,449	302,036	334,863
during the reporting period, RUB,
ths.

Factors that, in the Issuer’s opinion, have caused a significant change in the number of its employees (workers), as well as consequences of the said changes for the Issuer’s financial and economic performance.

The decrease in the number of employees in 2008-2009 was due to a considerable employee displacement, as a result of the formation of subsidiaries within the FGC UES Group.

The increase in 2010 was due to the transfer of a significant number of employees from the subsidiary (Glavsetservice of UNEG) to FGC UES.

The increase in the number of employees in 2011 was due to the allocation of additional staff to upgrade the quality of maintenance and equipment repair, as well as due to the implementation of the investment program, which allowed for the creation of new jobs at newly commissioned facilities of the electric grid complex. In addition, additional jobs were created as part of the comprehensive program to develop electric grids in the Sochi Region to ensure the reliable operation of FGC UES’ Olympic power facilities.

These changes do not result in any material changes in the Issuer’s financial and economic performance.

The change in the number of JSC FGC UES’ employees in 2012 is not essential for the Issuer.

Personnel that has a material effect on the Issuer’s financial and economic performance (key personnel):

Information on the Issuer’s key personnel is given in Clause 6.2 of this Prospectus.

The Issuer’s employees have not established a trade union.

6.8. Information on any of the Issuer’s liabilities to employees (workers) related to their potential participation in the Issuer’s authorized (joint stock) capital (mutual fund)

Agreements or liabilities of the Issuer concerning potential participation of the Issuer’s employees (workers) in its authorized (joint stock) capital (mutual fund). There are no such agreements and/or liabilities.

Share in the Issuer’s authorized (joint stock) capital (mutual fund) (the number of ordinary shares of the Issuer that is a joint stock company) that may be acquired by the Issuer’s employees (workers) under such agreements or liabilities:

Information on the provision or possible provision of the Issuer’s options to its employees (workers): JSC FGC UES’ Board of Directors approved the Regulations on the Company’s option plan. The option premium is an incentive mechanism intended for the employees of FGC UES subject to the Company’s capitalization growth in accordance with international best practices of corporate governance. Such mechanism ensures the effective management and motivation of key staff for long-term efficiency and an increase in the Company’s value for the benefit of all shareholders. In accordance with basic provisions of the document, the Chairman of the Management Board, senior managers of the Company and its employees may participate in the option plan.

VII. Information on the Issuer’s members (shareholders) and interested party transactions carried out by the Issuer

7.1. Information on the total number of the Issuer’s shareholders (members)

Total number of the Issuer’s members as of the date of this Prospectus: 409,897
Total number of persons with non-zero balances on personal accounts registered in the Issuer’s shareholder register as of the date of this Prospectus: 409,897
Total number of the Issuer’s nominee shareholders among persons registered in the Issuer’s shareholder register as of the date of this Prospectus: 44
Total number of persons included in the last list of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (other list of persons drawn up for exercising (implementing) the rights in respect to the Issuer’s shares and for which the nominal holders of the Issuer’s shares provided information on the persons on whose behalf they owned (own) the Issuer’s shares): 452,810
Date of the list of persons included in the Issuer's list of persons entitled to participate in the General Meeting of Shareholders of the Issuer: October 4th, 2013
Holders of the Issuer’s ordinary shares which were included in the list: 452,810

7.2. Information on the Issuer’s members (shareholders) that hold at least 5 percent of its authorized (joint stock) capital or at least 5 percent of its ordinary shares, as well as information on the members (shareholders) that control such persons or, if there are no such persons, information on members (shareholders) of such persons that hold at least 20 percent of the authorized (joint stock) capital or at least 20 percent of ordinary shares

Persons holding at least 5 percent of the Issuer’s authorized (joint stock) capital or at least 5 percent of the Issuer’s ordinary shares:

1) Full company name: Open Joint Stock Company “Russian Grids”
Abbreviated corporate name: JSC “Russian Grids”
Location: 26 Ulansky Pereulok, Moscow, Russia, 107996
INN: 7728662669
OGRN: 1087760000019
The entity’s equity interest in the Issuer’s authorized capital %: 80.6
Percentage of the Issuer’s ordinary shares owned by the entity, %: 80.6
Persons that control the member (shareholder) or, in the absence of such persons, members (shareholders) holding at least 20 percent of authorized capital or at least 20 percent of its ordinary shares:
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994

Type of control under which the Issuer’s member (shareholder) is in relation to the controlling body: direct control
The basis for control carried out by the person that controls the Issuer’s member (shareholder): participation in the legal entity which is a member (shareholder) of the Issuer

Sign of carrying out such control by the entity that controls the Issuer’s member (shareholder): the right to control over 50 percent of votes in the supreme management body of the legal entity which is the Issuer’s member (shareholder): the right to control over 50 percent of votes in the highest management body of the legal entity which is the Issuer’s member (shareholder)
Ownership interest of such person in the authorized (joint stock) capital (mutual fund) of the member (shareholder) of the Issuer, %: 85.3
Percentage of the ordinary shares of the member (shareholder) of the Issuer owned by such person: 86.3
Other information to be specified at the Issuer’s discretion: none

Information on nominal holders entered in the Issuer’s shareholder register that hold at least 5 percent of the authorized capital or at least 5 percent of ordinary shares.

1) Full company name: Limited Liability Company Depositary and Corporate Technologies
Abbreviated corporate name: LLC DCT
Location: 4 Stromynka Street, Building 1, Moscow, Russia, 107014
INN: 7729520219
OGRN: 1057746181272
Telephone: (495) 641-3031, (495) 641-3032, (495) 641-3033
Fax: (495) 641-3031
E-mail: dkt@depotech.ru
License of a professional securities market participant
Number: 077-08381-000100
Date of issue: 03.04.2008
Term: unlimited
Issuing authority: Russian Federal Commission for the Securities Market (Federal Financial Markets Service)

Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s shareholder register in the name of the nominee shareholder: ordinary shares - 74,148,457,457 shares

2) Full company name: Non-bank credit institution, Closed Joint Stock Company National Settlement Depository
Abbreviated corporate name: NBCI CJSC NSD
Location: 12 Spartakovskaya Street, Moscow, Russia, 105066
INN: 7702165310
OGRN: 1027739132563
Telephone: (495) 234-48-27, (495) 745-81-22
Fax: (495) 956-09-38
E-mail: info@nsd.ru
License of a professional securities market participant
Number: 177-12042-000100
Date of issue: 09.02.2009
License period: Unlimited
Issuing authority: Russian Federal Financial Markets Service
Number of the Issuer’s ordinary and preferred shares registered in the Issuer’s shareholder register in the name of the nominee shareholder: ordinary shares - 159,426,396 840 and 348,890,272,472/1,153,514,196,362 shares

7.3. Information on the government’s or municipal unit’s share held in the Issuer’s authorized (joint stock) capital (mutual fund), existence of a special right (the “Golden Share”)

Information on the government’s (municipality) share in the Issuer’s authorized (joint stock) capital (mutual fund) and special rights:

Share of the Issuer’s authorized (joint stock) capital (mutual fund) held by the government (RF constituent entities) or municipal authorities: 0.00000000055

Entity that performs the functions of the Issuer’s member (shareholder) on behalf of the Russian Federation: Federal Agency for State Property Management (Rosimushchestvo), (location: 9 Nikolsky Pereulok, Moscow, Russia, 109012)

Share of the Issuer’s authorized (joint stock) capital held by the government (RF constituent entities): 0.0111

Entity that performs the functions of the Issuer’s member (shareholder) on behalf of the constituent entity of the Russian Federation: Ministry of Property Relations of the Khabarovsk Territory (location: 76 Zaparina Street, Khabarovsk, Russia, 680000)

Share of the Issuer’s authorized (joint stock) capital (mutual fund) held by municipal authorities: 0.0089

Entity that performs the functions of the Issuer’s member (shareholder) on behalf of a municipal unit: Administration of the Komsomolsk Municipal District of the Khabarovsk Territory (location: 32b Krasnoflotskaya Street, Komsomolsk-on-Amur, Russia, 681000)

Full name and location of the authorized manager of the government’s (municipal) share: none

Special rights (“golden share”) for the participation of the Russian Federation, the RF constituent entities and municipal units in the management of the Issuer, the duration of the special right (the “golden share”): there is no such right.

7.4. Information on restrictions on participating in the Issuer’s authorized (joint stock) capital (mutual fund)

Restrictions as to the quantity of shares held by a single shareholder and/or their total nominal value and/or the maximum number of votes vested in a single shareholder, as provided for by the Issuer’s Articles of Association: none

Restrictions as to the interest of foreign entities in the Issuer’s authorized capital stipulated by Russian laws or other regulations:

The Russian legislation provides for restrictions as to the interest of foreign entities in the Issuer’s authorized capital. In accordance with clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity of strategic importance for national defense and state security.

Pursuant to Article 2(3) of the above-mentioned Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such States or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided for by this Federal Law.

Other restrictions related to participation in the Issuer’s authorized (joint stock) capital (mutual fund):

In accordance with the requirements of Russian Federal Law No. 35-FZ (dated March 26th, 2003) on the Electric Power Industry and Russian Federal Law No. 36-FZ (dated March 26th, 2003) on Specific Features of the Electric Power Industry Functioning during the Transition Period and on Amendments to Certain Laws of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electric Power Industry, the Unified National (all-Russian) Electric Grid management organization is an open joint stock company. The share of the Russian Federation in the authorized capital of the company that manages the Unified National (all-Russian) Electric Grid in the period of restructuring of Russian Open Joint Stock Company for Energy and Electrification “Unified Energy System of Russia” cannot be less than 52 percent. Upon completion of restructuring, the control of the Russian Federation over the company that manages the Unified National (all-Russian) Electric Grid is exercised by direct or indirect holding of a stake in its authorized capital of at least 50 percent plus one voting share. According to Decree of the Russian President No. 1009 dated August 4th, 2004, JSC FGC UES is entered in the list of strategic enterprises and strategic joint-stock companies with the government’s share of 0.00000000055%.

7.5. Information on changes in the composition and equity interests of the Issuer’s shareholders (members) holding at least 5 percent of its authorized (joint stock) capital (mutual fund), or at least 5 percent of its ordinary shares

The composition of the Issuer’s shareholders (members) holding at least 5 percent of the Issuer’s authorized (joint stock) capital (ordinary shares) and (for Issuers that are joint stock companies) at least 5 percent of the Issuer’s ordinary shares determined as of the date of drawing up the list of persons entitled to participate in each General Meeting of the Issuer’s Shareholders (members), which was held during the last 5 completed financial years preceding the date of approval of this Prospectus, according to the list of persons entitled to participate in each of the said meetings:

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 05.02.2008

Composition of shareholders (members):
1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia
Abbreviated corporate name: RAO UES of Russia
Location: 101 Vernadskogo Prospect, Building 3, Moscow, Russia, 119526
INN: 7705018828
OGRN: 1027700043293
The entity’s equity interest in the Issuer’s authorized capital, %: 89.82
Percentage of the Issuer’s ordinary shares owned by the entity, %: 89.82

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with the Russian Government’s Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 10.18
Percentage of the Issuer’s ordinary shares owned by the entity, %: 10.18

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 15.05.2008
Composition of shareholders (members):

1. Full company name: Russian Open Joint Stock Company for Power and Electrification UES of Russia
Abbreviated corporate name: RAO UES of Russia
Location: 101 Vernadskogo Prospect, Building 3, Moscow, Russia, 119526
INN: 7705018828
OGRN: 1027700043293
The entity’s equity interest in the Issuer’s authorized capital, %: 83.87
Percentage of the Issuer’s ordinary shares owned by the entity, %: 83.87

2. Full company name: The Russian Federation represented by the Federal Agency for Federal Property Management (in accordance with the Russian Government’s Order No. 432 dated June 5th, 2008 “Federal Agency for State Property Management”)
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 16.13
Percentage of the Issuer’s ordinary shares owned by the entity, %: 16.13

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 16.10.2008
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 77.66
Percentage of the Issuer’s ordinary shares owned by the entity, %: 77.66

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 15.05.2009
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 78.78
Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.78

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 17.09.2009
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 78.84
Percentage of the Issuer’s ordinary shares owned by the entity, %: 78.84

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 14.05.2010
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 79.11
Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.11

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 09.02.2011
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 79.48
Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 16.05.2011
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 79.48
Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.48

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 25.05.2012
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 79.55
Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.55

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 20.05.2013
Composition of shareholders (members):
Full company name: Russian Federation represented by the Federal Agency for State Property Management
Abbreviated corporate name: Rosimushchestvo
Location: 9 Nikolsky Pereulok, Moscow, Russia, 109012
INN: 7710723134
OGRN: 1087746829994
The entity’s equity interest in the Issuer’s authorized capital, %: 79.6396
Percentage of the Issuer’s ordinary shares owned by the entity, %: 79.6396

The date of preparing a register of persons entitled to participate in the General Meeting of the Issuer’s Shareholders (members): 04.10.2013
Composition of shareholders (members):
Full company name: Open Joint Stock Company “Russian Grids”
Abbreviated corporate name: JSC “Russian Grids”
Location: 26 Ulansky Pereulok, Moscow, Russia, 107996
INN: 7728662669
OGRN: 1087760000019
The entity’s equity interest in the Issuer’s authorized capital, %: 80.6
Percentage of the Issuer’s ordinary shares owned by the entity, %: 80.6

7.6. Information on interested party transactions effected by the Issuer

Information on the number and monetary value of transactions made by the Issuer that are interested party transactions as defined by Russian laws and that require approval of the Issuer’s authorized management body at the end of each completed financial year for the last 5 complete financial years:

Indicator name	Reporting period
	2008	2009	2010	2011	2012
Total number and monetary value of interested party transactions effected by the Issuer in the reporting period that required approval by the Issuer’s authorized management body, shares/RUB ths.	318 transactions over 14,480,202*	52 transactions over 14,172,327*	31 transactions 47,437,022	29 transactions 81,577,565	31 transactions 6,809,234
Number and monetary value of interested party transactions effected by the Issuer in the reporting period that were approved by the Issuer’s General Meeting of Shareholders, shares/RUB ths.	none	none	31 transactions 47,437,022	2 transactions 78,613,929	none

Number and monetary value of interested party transactions effected by the Issuer in the reporting period that were approved by the Issuer’s Board of Directors (the Issuer’s Supervisory Board), shares/RUB ths.

	318 transactions over 14,480,202*	52 transactions over 14,172,327*	none	27 transactions 2,963,636	31 transactions 6,809,234

Number and monetary value of interested party transactions effected by the Issuer in the reporting period that required approval, but were not approved by the Issuer’s authorized management body, shares/RUB ths.

	none	none	none	none	none
* It is impossible to express the total monetary value of interested party transactions effected by the Issuer that required approval by the Issuer’s authorized management body in one figure, as these transactions include deals in which the overall value depends on variables that were unknown at the time of the approval of the said transactions.
The number and monetary value of transactions effected in 2008, for which it is impossible to determine the monetary value:
– 150 transactions, the price of which is determined as 2% of the amount of actually disbursed capital investments, plus VAT at the rate prescribed by law;
– 1 transaction, the agent’s fee for which is RUB118,000, including 18% VAT, under each contract for technological connections signed by FGC UES .
The number and monetary value of transactions effected in 2009, for which it is impossible to determine the monetary value:
– 1 transaction, the price of which is determined as 2% of the amount of actually disbursed capital investments, plus VAT at the rate prescribed by applicable Russian law.
– 1 transaction: the rent for the transmitted optical fibers is established based on the rent of RUB 47,200 (including VAT) for a pair of optical fibers in the area of 1 km for a period of 25 years. The length of the transmitted pair of fibers is considered to be equal to the physical length of the section of the cable for which fibers are provided.

Information on each transaction (or series of related transactions) with a price that is 5 percent or more of the book value of the Issuer’s assets, as determined based on its accounting reports as of the last reporting date before the transaction effected by the Issuer for the last 5 complete financial years and for the period up to the date of the approval of the Prospectus:

2008
There were no such transactions.

2009
There were no such transactions.

2010
There were no such transactions.

2011
Transaction date:	1. Sales Contract No. 2803 dated March 28th, 2011 2. Sales Contract No. 1005 dated May 10th, 2011
Subject-matter and other material terms of the transaction:
1. Subject-matter and other material terms of the transaction under Sales Contract No. 2803 dated March 28th, 2011:
The Issuer shall place (transfer) securities into the ownership of INTER RAO UES as the Buyer ordinary registered uncertified shares of the additional issue registered by the Russian Federal Financial Markets Service on November 16th, 2010 under State registration number 1-03-33498-E-002D in the amount of 1,463,503,810,095 (one trillion, four hundred and sixty-three billion, five hundred and three million, eight hundred and ten thousand and ninety-five) shares with a nominal value of RUB 0.02809767 per share, placed via private subscription (hereinafter referred to as the “Issuer’s Securities”) at a price of RUB 0.0535 (point zero five three five) in the amount of 78,297,453,840.0825 (seventy-eight billion two hundred and ninety-seven million four hundred and fifty-three thousand eight hundred and forty rubles, and point zero eight two five kopecks), and the Buyer shall accept the Issuer’s Securities and pay for them with shares of the following joint stock companies in the amount and at the price specified below:
  Ordinary registered uncertified shares of Open Joint Stock Company Federal Hydro-Generation Company (OJSC RusHydro), OGRN: 1042401810494, with a nominal value of RUB one (1) each, the Issue State registration number is 1-01-55038-E, the price of one share is RUB 1.72 (one point seven two), in the amount of 2,354,205 (two million three hundred and fifty-four thousand two hundred and five) shares, with a total value of 4,049,232 (four million forty-nine thousand two hundred and thirty-two) rubles and 60 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “First Power Generating Company on the Wholesale Energy Market” (OJSC OGK-1), OGRN: 1057200597960, with a nominal value of RUB 0.57478 (point five seven four seven eight) per share, the Issue State registration number is 1-02-65107-D, the price of one share is RUB 1.12 (one point one two), in the amount of 17,935,663,312 (seventeen billion nine hundred and thirty-five million six hundred and sixty-three thousand three hundred and twelve) shares, with a total value of 20,087,942,909 (twenty billion eighty-seven million nine hundred and forty-two thousand nine hundred and nine) rubles and 44 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company “Second Power Generating Company on the Wholesale Energy Market” (OJSC OGK-2), OGRN: 1052600002180, with a nominal value of RUB 0.3627 (point three six two seven) per share, the Issue State registration number is 1-02-65105-D, the price of one share is RUB 1.53 (one point five three), in the amount of 287,830 (two hundred and eighty-seven thousand eight hundred and thirty) shares, with a total value of 440,379 (four hundred and forty thousand three hundred and seventy-nine) rubles and 90 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “Third Power Generating Company on the Wholesale Energy Market” (OJSC OGK-3), OGRN: 1040302983093, with a nominal value of RUB one (1) per share, the Issue State registration number is 1-01-50079-A, the price of one share is RUB 1.87 (one point eight seven), in the amount of 236,454 (two hundred and thirty-six thousand four hundred and fifty-four) shares, with a total value of 442,168 (four hundred and forty-two thousand one hundred and sixty-eight) rubles and 98 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “Fourth Power Generating Company on the Wholesale Energy Market” (OJSC OGK-4), OGRN: 1058602056985, with a nominal value of RUB 0.4 (point four) per share, the Issue State registration number is 1-02-65104-D, the price of one share is RUB 2.32 (two point three two), in the amount of 590,475 (five hundred and ninety thousand four hundred and seventy-five) shares, with a total value of 1,369,902 (one million three hundred and sixty-nine thousand nine hundred and two) rubles;
  Ordinary registered uncertified shares of Open Joint Stock Company “Sixth Power Generating Company on the Wholesale Energy Market” (OJSC OGK-6), OGRN: 1056164020769, with a nominal value of RUB 0.48 (point four eight) per share, the Issue State registration number is 1-02-65106-D, the price of one share is RUB 1.69 (one point six nine), in the amount of 3,098,355,979 (three billion ninety-eight million three hundred and fifty-five thousand nine hundred and seventy-nine) shares, with a total value of 5,236,221,604 (five billion two hundred and thirty-six million two hundred and twenty-one thousand six hundred and four) rubles and 51 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 1” (OJSC TGK-1), OGRN: 1057810153400, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-03388-D, the price of one share is 2.04 (two point zero four) kopecks, in the amount of 21,974,141 (twenty-one million nine hundred and seventy-four thousand one hundred and forty-one) shares, with a total value of 448,272 (four hundred and forty-eight thousand two hundred and seventy-two) rubles and 47.64 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 2” (OJSC TGK-2), OGRN: 1057601091151, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-10420-A, the price of one share is 0.92 (point nine two) kopecks, in the amount of 7,461,780 (seven million four hundred and sixty-one thousand seven hundred and eighty) shares, with a total value of 68,648 (sixty-eight thousand six hundred and forty-eight) rubles and 37.6 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company for Power and Electrification Mosenergo (OJSC Mosenergo), OGRN: 1027700302420, with a nominal value of RUB one (1) per share, the Issue State registration number is 1-01-00085-A, the price of one share is RUB 3.58 (three point five eight), in the amount of 1,338,732,755 (one billion three hundred and thirty-eight million seven hundred and thirty-two thousand seven hundred and fifty-five) shares, with a total value of 4,792,663,262 (four billion seven hundred and ninety-two million six hundred and sixty-three thousand two hundred and sixty-two) rubles and 90 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company Quadra - Generating Company (OJSC Quadra), OGRN: 1056882304489, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-43069-A, the price of one share is 1.38 (one point three eight) kopecks, in the amount of 9,118,526 (nine million one hundred and eighteen thousand five hundred and twenty-six) shares, with a total value of 125,835 (one hundred and twenty-five thousand eight hundred and thirty-five) rubles and 65.88 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 6” (OJSC TGK-6), OGRN: 1055230028006, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-55091-E, the price of one share is 1.69 (one point six nine) kopecks, in the amount of 439,226,070,505 (four hundred and thirty-nine billion two hundred and twenty-six million seventy thousand five hundred and five) shares, with a total value of 7,422,920,591 (seven billion four hundred and twenty-two million nine hundred and twenty thousand five hundred and ninety-one) rubles and 53.45 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company Volga Territorial Generating Company (OJSC Volga TGK, OJSC TGK-7), OGRN: 1056315070350, with a nominal value of RUB one (1) per share, the Issue State registration number is 1-01-55113-E, the price of one share is RUB 2.47 (two point four seven), in the amount of 9,000,071,800 (nine billion seventy-one thousand eight hundred) shares, with a total value of 22,230,177,346 (twenty-two billion two hundred and thirty million one hundred and seventy-seven thousand three hundred and forty-six) rubles;

  Ordinary registered uncertified shares of Open Joint Stock Company Territorial Generating Company No. 9 (OJSC TGK-9), OGRN: 1045900550024, with a nominal value of RUB 0.003 (point zero zero three) per share, the Issue State registration number is 1-01-56741-D, the price of one share is 0.48 (point four eight) kopecks, in the amount of 38,699,958 (thirty-eight million six hundred and ninety-nine thousand nine hundred and fifty-eight) shares, with a total value of 185,759 (one hundred and eighty-five thousand seven hundred and fifty-nine) rubles and 79.84 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company Fortum (OJSC Fortum), OGRN: 1058602102437, with a nominal value of RUB 1.66 (one point six six) per share, the Issue State registration number is 1-01-55090-E, the price of one share is RUB 44.53 (forty-four point five three), in the amount of 5,093 (five thousand ninety-three) shares, with a total value of 226,791 (two hundred and twenty-six thousand seven hundred and ninety-one) rubles and 29 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 11” (OJSC TGK-11), OGRN: 1055406226237, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-12087-F, the price of one share is 2.01 (two point zero one) kopecks, in the amount of 140,774,315,727 (one hundred and forty billion seven hundred and seventy-four million three hundred and fifteen thousand seven hundred and twenty-seven) shares, with a total value of 2,829,563,746 (two billion eight hundred and twenty-nine million five hundred and sixty-three thousand seven hundred and forty-six) rubles and 11.27 kopecks;
  Ordinary registered uncertified shares of Kuzbass Open Joint Stock Company for Power and Electrification (OJSC Kuzbassenergo), OGRN: 1024200678260, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-02-00064-A, the price of one share is RUB 0.34 (point three four), in the amount of 401,803 (four hundred and one thousand eight hundred and three) shares, with a total value of 136,613 (one hundred and thirty-six thousand six hundred and thirteen) rubles and 2 kopecks;
  Ordinary registered uncertified shares of Open Joint Stock Company Yenisei Territorial Generating Company (TGK-13) (OJSC Yenisei TGK (TGK-13)), OGRN: 1051901068020, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-02-55093-E, the price of one share is RUB 0.11 (point one one), in the amount of 990,435 (nine hundred and ninety thousand four hundred and thirty-five) shares, with a total value of 108,947 (one hundred and eight thousand nine hundred and forty-seven) rubles and 85 kopecks;

  Ordinary registered uncertified shares of Open Joint Stock Company “Territorial Generating Company No. 14” (OJSC TGK-14), OGRN: 1047550031242, with a nominal value of RUB 0.001 (point zero zero one) per share, the Issue State registration number is 1-01-22451-F, the price of one share is 0.45 (point four five) kopecks, in the amount of 5,582,808 (five million five hundred and eighty-two thousand eight hundred and eight) shares, with a total value of 25,122 (twenty-five thousand one hundred and twenty-two) rubles and 63.6 kopecks;
  Ordinary registered uncertified shares of the Bashkir Open Joint Stock Company for Power and Electrification Bashkirenergo (OJSC Bashkirenergo), OGRN: 1020202769146, with a nominal value of RUB one (1) per share, the Issue State registration number is 1-01-00012-A, the price of one share is RUB 67.5 (sixty-seven point five), in the amount of 232,448,366 (two hundred and thirty-two million four hundred and forty-eight thousand three hundred and sixty-six) shares, with a total value of 15,690,264,705 (fifteen billion six hundred and ninety million two hundred and sixty-four thousand seven hundred and five) rubles;
  Ordinary registered uncertified shares of Open Joint Stock Company TGK-11 Holding (OJSC TGK-11 Holding), OGRN: 1087760000063, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 1-01-55392-E, the price of one share is RUB 0.12 (point one two), in the amount of 300,000 (three hundred thousand) shares, with a total value of 36,000 (thirty-six thousand) rubles;
  Preferred registered uncertified shares of Open Joint Stock Company TGK-11 Holding (OJSC TGK-11 Holding), OGRN: 1087760000063, with a nominal value of RUB 0.01 (point zero one) per share, the Issue State registration number is 2-01-55392-E, the price of one share is RUB 0.12 (point one two), in the amount of 300,000 (three hundred thousand) shares, with a total value of 36,000 (thirty-six thousand) rubles.
2. Subject-matter and other material terms of the transaction under Sales Contract No. 1005 (dated May 10th, 2011):
The Issuer shall place (transfer) securities into the ownership of INTER RAO UES as the Buyer of ordinary registered uncertified shares of the additional issue registered by the Russian Federal Financial Markets Service on November 16th, 2010 under State registration number 1-03-33498-E-002D in the amount of 5,915,420,613 (five billion nine hundred and fifteen million four hundred and twenty thousand six hundred and thirteen) shares with a nominal value of RUB 0.02809767 per share placed via private subscription (hereinafter referred to as the “Issuer’s Securities”) at a price of RUB 0.0535 (point zero five three five) in the amount of 316,475,002 (three hundred and sixteen million four hundred and seventy-five thousand and two) rubles, and the Buyer shall accept the Issuer’s Securities and shall pay for them with shares of the following joint stock companies in the amount and at the price specified below:

  Ordinary registered uncertified shares of Open Joint Stock Company Sangtuda HPP-1 (OJSC Sangtuda HPP-1), location: 2a Shestopalova Street, Dushanbe, the Republic of Tadjikistan, 734033, with a nominal value of 3,042 (three thousand and forty-two) somoni each, the price of one share is 2,620.26 (two thousand six hundred and twenty) rubles, in the amount of 120,780 (one hundred and twenty thousand seven hundred and eighty) shares, with a total value of 316,475,002 (three hundred and sixteen million four hundred and seventy-five thousand and two) rubles and 80 kopecks;

Parties to the transaction:	INTER RAO UES (Issuer), FGC UES (Buyer)

Full and abbreviated company name (name for non-profit organizations) of a legal entity or full name of an individual recognized as a party interested in the transaction in accordance with RF laws, as well as the reason(s) for recognizing the said person as a party interested in the transaction:

A member of FGC UES’ Board of Directors, Shmatko S.I., is simultaneously a Member of INTER RAO UES’ Board of Directors.
Transaction volume (in monetary terms and as a percentage of the book value of the Issuer’s assets as of the end date of the last completed reporting period preceding the transaction date):

The total value of the Issuer’s Securities transferred as payment (under the two related transactions) is 78,613,928,842.8828 (seventy-eight billion six hundred and thirteen million nine hundred and twenty-eight thousand eight hundred and forty-two rubles and point eighty-eight two eight kopecks) (9.02% of the book value of the assets of FGC UES as of December 31st, 2010).

Deadline for the performance of obligations under the transaction, as well as data on the performance of the said obligations:	Obligations under Sales Contract No. 2803 dated March 28th, 2011 and Sales Contract No. 1005 dated May 10th, 2011 have been fully fulfilled; there are no debts.
The Issuer’s management body that passed the resolution to approve the transaction, the date of the respective resolution (the date and number of the Minutes):	The transactions were approved by FGC UES’ General Meeting of Shareholders that was held March 23rd, 2011 (Minutes No. 10 dated March 28th, 2011).
Other information on the transaction (to be specified at the Issuer’s discretion):	None

2012
There were no such transactions.

There were no such transactions during the period from December 31st, 2012 up to the date of approval of this Prospectus.
Interested party transactions (a group of related transactions) with respect to which there were no resolutions on approval adopted by the Board of Directors (Supervisory Board) or the General Meeting of Shareholders (Members) of the Issuer in cases when such approval is mandatory under the Russian laws:
There were no such transactions in 2008-2012.

7.7. Information on the accounts receivable

The total amount of the Issuer’s accounts receivable showing separately the total amount of overdue accounts receivable for the last 5 complete financial years (indicators as of the end date of each completed financial year):

Indicator name	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2009	2010	2011	2012
Total accounts receivable, RUB ths.*	152,055,839	137,663,710	70,543,204	61,727,036	60,763,828
Accounts receivable, RUB ths.	86,809,737	73,707,573	70,543,204	61,727,036	60,763,828
Advances for non-current assets,	65,246,102	63,956,137	-	-	-
RUB ths.
Overdue accounts receivable, RUB ths.	2,807,170	6,679,789	7,052,302	7,936,665	5,663,420
* In accordance with the Issuer’s 2011 accounting policy, starting from December 31st, 2010, advances to construction contractors for non-current assets were excluded from accounts receivable (with payments due within 12 months).

The structure of the Issuer’s accounts receivable for the last completed financial year and the last completed reporting period up to the approval date of this Prospectus (indicators as of the end date of the respective reporting period):
       Unit of measure: thousand RUR

Indicator name	December 31, 2012	September 30, 2013
Trade receivables	22,111,363	24,231,160
including: overdue	5,088,252	2,761,826
Notes receivable	22,459,075	11,538,995
including: overdue	0	0
Contributions receivable to the authorized capital	0	0
from members (founders), RUB ths.
including: overdue	0	0
Other accounts receivable	16,193,390	12,806,415
including: overdue	575,168	0
Total accounts receivable	60,763,828	48,576,570
including: total overdue accounts receivable	5,663,420	2,761,826

Information on debtors that account for at least 10% of the total accounts receivable for each completed financial year:
As of December 31st, 2008
Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
Accounts receivable: RUB 43,330,745 thousand
Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.
Affiliation: The debtor is affiliated with the Issuer.
The Issuer’s share in the affiliate’s authorized capital, %: 100
The affiliate’s share in the Issuer’s authorized capital, %: 1.19
Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.19

As of December 31, 2009
Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
Accounts receivable: RUB 28,502,105 thousand (net of allowance in the amount of RUB 14,663,640 thousand) * Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.
The debtor is affiliated with the Issuer.
The Issuer’s share in the affiliate’s authorized capital, %: 100
The affiliate’s share in the Issuer’s authorized capital, %: 1.19
Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.19
*The Issuer started to charge an allowance for doubtful other receivables in 2009 due to changes in its accounting policies.

As of December 31, 2010
Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
Accounts receivable: RUB 37,065,427 thousand (net of allowance in the amount of RUB 3,605,318 thousand) Amount and terms of overdue accounts receivable (interest rate, penalties and fines):There are no overdue accounts receivable.
Affiliation: the debtor is affiliated with the Issuer.
The Issuer’s share in the affiliate’s authorized capital, %: 100
The affiliate’s share in the Issuer’s authorized capital, %: 1.11
Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.11

As of December 31, 2011
Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
Accounts receivable: RUB 24,028,057 thousand (net of allowance in the amount of RUB 16,642,688 thousand) Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.
Affiliation: the debtor is affiliated with the Issuer.
The Issuer’s share in the affiliate’s authorized capital, %: 100
The affiliate’s share in the Issuer’s authorized capital, %: 1.09
Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.09

As of December 31, 2012
Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
Accounts receivable: RUB 17,123,906 thousand (net of allowance in the amount of RUB 23,546 thousand) Amount and terms of overdue accounts receivable (interest rate, penalties and fines): There are no overdue accounts receivable.
Affiliation: the debtor is affiliated with the Issuer.
The Issuer’s share in the affiliate’s authorized capital, %: 100
The affiliate’s share in the Issuer’s authorized capital, %: 1.09
Percentage of the Issuer’s ordinary shares owned by the affiliate, %: 1.09

VIII. The Issuer’s accounting (financial) statements and other financial information

8.1. The Issuer’s annual accounting (financial) statements
The structure of the Issuer’s annual accounting (financial) statements attached to this Prospectus:
a) The Issuer’s annual accounting (financial) statements with an expired prescribed submission period or prepared before the expiration of such period for the last three complete financial years preceding the date of approval of this Prospectus, prepared in accordance with Russian laws, with the auditor’s report in respect to the said accounting (financial) statements:
1. The structure of the Issuer’s annual RAS accounting statements for 2010 with the auditor’s report (Appendix No. 1 to this Prospectus):
  Auditor’s Report;
  Balance Sheet as of December 31st, 2010 (Form No. 1);
  2010 Profit and Loss Statement (Form No. 2);
  2010 Statement of Changes in Equity (Form No. 3);
  2010 Cash Flow Statement (Form No. 4 );
  Supplement to the 2010 Balance Sheet (Form No. 5);
  Notes to 2010 Accounting Statements.
2. The structure of the Issuer’s annual RAS accounting statements for 2011 with the auditor’s report (Appendix No. 2 to this Prospectus):
  Auditor’s Report;
  Balance Sheet as of December 31st, 2011;
  2011 Profit and Loss Statement;
  2011 Statement of Changes in Equity;
  2011 Cash Flow Statement;
  Supplement to the 2011 Balance Sheet;
  Notes to 2011 Accounting Statements.
3. The structure of the Issuer’s annual RAS accounting statements for 2012 with the auditor’s report (Appendix No. 3 to this Prospectus):
  Auditor’s Report;
  Balance Sheet as of December 31st, 2012;
  2012 Profit and Loss Statement;
  2012 Statement of Changes in Equity;
  2012 Cash Flow Statement;
  Supplements to the Balance Sheet and Profit and Loss Statement for 2012;
  Explanatory Note to 2012 Financial Statements.

b) The Issuer’s annual accounting (financial) statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the period stated in sub-paragraph “a” above (if available):
The Issuer does not prepare any separate (non-consolidated) annual financial statements in accordance with IFRS or other non-IFRS internationally accepted rules.

8.2. The Issuer’s quarterly accounting (financial) statements
The structure of the Issuer’s quarterly accounting (financial) statements attached to the Prospectus:
a) The Issuer’s quarterly accounting (financial) statements for the last completed reporting quarter (the reporting period consisting of 3, 6 or 9 months of the reporting financial year) preceding the date of approval of the Prospectus with an expired prescribed submission period or prepared before the expiration of such a period in accordance with Russian laws:
The Issuer’s RAS quarterly accounting statements for 9 months of 2013 (see Appendix No. 4 to this Prospectus) include:
  Balance Sheet as of September 30th, 2013;
  Profit and Loss Statement as of September 30th, 2013.

No procedures with respect to the Issuer’s IFRS quarterly accounting statements for 9 months of 2013 attached to this Prospectus have been performed by any auditor and no opinion was expressed as to the fairness of these statements.

b) The Issuer’s quarterly accounting (financial) statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the last completed reporting quarter (the reporting period consisting of 3, 6 or 9 months of the reporting financial year) preceding the date of approval of the Prospectus (if available):
The Issuer does not prepare any separate (non-consolidated) financial statements in accordance with IFRS or other non-IFRS internationally accepted rules.
8.3. The Issuer’s consolidated accounting (financial) statements
The structure of the Issuer’s consolidated accounting (financial) statements attached to this Prospectus.
a) The Issuer’s consolidated annual accounting (financial) statements with an expired prescribed submission period or prepared before the expiration of such a period for the last three completed financial years preceding the date of approval of this Prospectus, prepared in accordance with Russian laws, with the attached auditor’s report in respect to the said consolidated accounting (financial) statements:
In accordance with paragraph 8 of the Guidelines for the Preparation and Submission of Consolidated Accounting Statements, as approved by Russian Ministry of Finance Order No. 112 (dated December 30th, 1996), the consolidated accounting statements may not be prepared under the rules established by accounting regulations and guidelines of the Russian Ministry of Finance, if the consolidated accounting statements are prepared under IFRS.
The structure of consolidated financial statements of FGC UES Group for 2010, 2011 and 2012 prepared in accordance with IFRS is given in Clause 8.3 b).
b) The Issuer’s consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the last three complete financial years preceding the date of approval of this Prospectus (if available):
Consolidated financial statements of FGC UES Group for 2010, 2011 and 2012 prepared in accordance with IFRS are enclosed to this Prospectus.
1. The structure of the IFRS annual consolidated financial statements of FGC UES Group for 2010 (see Appendix No. 6 to this Prospectus):
  Independent Auditor’s Report, including the qualified opinion and the “Important Disclosures” section;
  Consolidated Statement of Financial Position as of December 31st, 2010;
  Consolidated Statement of Aggregate Income for the year ending December 31st, 2010;
  Consolidated Statement of Cash Flows for the year ending December 31st, 2010;
  Consolidated Statement of Changes in Equity for the year ending December 31st, 2010;
  Notes to Consolidated Financial Statements for the year ending December 31st, 2010.

In 2010, FGC UES Group re-stated comparative figures for 2009 and 2008 in accordance with the new classification of property, plant and equipment groups and due to the correction of errors related to previously recognized revaluation effects, amortized expenses and reversal impairment with the related effects on deferred tax balances. This re-statement and corrections were reflected in the 2010 IFRS consolidated financial statements of FGC UES Group (Note 2 Basis of preparation, re-statement sub-section).
2. The structure of the IFRS annual consolidated financial statements of FGC UES Group for 2011 (see Appendix No. 7 to this Prospectus):
  Independent Auditor’s Report, including the qualified opinion and the “Important Disclosures” section;
  Consolidated Statement of Financial Position as of December 31st, 2011;
  Consolidated Statement of Aggregate Income for the year ending December 31st, 2011;
  Consolidated Statement of Cash Flows for the year ending December 31st, 2011;
  Consolidated Statement of Changes in Equity for the year ending December 31st, 2011;
  Notes to Consolidated Financial Statements for the year ending December 31st, 2011.
3. The structure of the IFRS annual consolidated financial statements of FGC UES Group for 2012 (see Appendix No. 8 to this Prospectus):
  Independent Auditor’s Report, including the qualified opinion and the “Important Disclosures” section;
  Consolidated Statement of Financial Position as of December 31st, 2012;
  Consolidated Statement of Aggregate Income for the year ending December 31st, 2012;
  Consolidated Statement of Cash Flows for the year ending December 31st, 2012;
  Consolidated Statement of Changes in Equity for the year ending December 31st, 2012;
  Notes to Consolidated Financial Statements for the year ending December 31st, 2012.
c) The Issuer’s consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS) or other non-IFRS internationally accepted rules, in Russian, for the last complete reporting period.
The structure of the IFRS interim consolidated financial statements of FGC UES Group for 6 months of 2013 (see Appendix No. 9 to this Prospectus):
  Report on results of the review of condensed consolidated interim financial statements;
  Condensed Consolidated Interim Statement of Financial Position as of June 30th, 2013 (unaudited);
  Condensed Consolidated Interim Statement of Aggregate Income as of June 30th, 2013 (unaudited);
  Condensed Consolidated Interim Statement of Cash Flows as of June 30th, 2013 (unaudited);
  Condensed Consolidated Interim Statement of Changes in Equity as of June 30th, 2013 (unaudited).

8.4. Information on the Issuer’s accounting policy
The basic provisions of the Issuer’s accounting policy that has been independently determined by the Issuer according to Russian accounting laws and approved by the order of the person responsible for organizing and maintaining the Issuer’s accounting records:
Information on the basic provisions of the Issuer’s accounting policy for 2010, 2011 and 2012 is provided in the Explanatory Note (Section II. Accounting Policy) to the Issuer’s RAS accounting statements for the respective year (see Appendices No. 1-3 to this Prospectus).
Information on the basic provisions of the Issuer’s 2013 accounting policy is provided in Appendix No. 5 to this Prospectus.

8.5. Information on total exports and on the exports share in total sales
The Issuer’s total income gained from the export of products (goods, work and services), as well as the share of the said income in the Issuer’s sales revenue calculated separately for each of the three last completed financial years preceding the date of approval of this Prospectus and for the last completed reporting period up to the date of approval of this Prospectus.
In 2010, the Issuer was not involved in the export of products (goods, work and services).
The Issuer’s income gained from the export of products (goods, work and services):
- in 2011: RUB 3,829,647 thousand; (2.77% of total sales revenue);
- in 2012: RUB 3,652,243 thousand; (2.63% of total sales revenue);
- for 9 months of 2013: RUB 2,577,670 thousand (2.25% of total sales revenue).
8.6. Information on significant changes in the Issuer’s property after the end date of the last completed financial year Information on significant changes in the Issuer's property after the end date of the last completed financial year, the annual accounting (financial) statements for which are provided in this Prospectus, up to the date of approval of this Prospectus:
There were no significant changes in the Issuer’s property during the period from December 31st, 2012 to the date of approval of this Prospectus.

8.7. Information on the Issuer’s involvement in litigations if such involvement may have a material effect on the Issuer’s financial and / or business performance
Information on the Issuer’s involvement in litigations, whether as a claimant or defendant (specifying the sanctions imposed on the defendant by a judicial authority), if such involvement may have a material effect on the Issuer’s financial and / or business performance:
During the last three completed financial years preceding the date of approval of this Prospectus, the Issuer was not involved in any litigation, whether as a claimant or defendant, which could have a material effect on the Issuer’s financial and business performance. In this case, the Issuer believes that losses (acquisitions) are material if their amount exceeds 5% of the Issuer’s total book value for all assets.

IX. Detailed information on the procedure and terms for placing securities

9.1. Information on placed securities

9.1.1. General information

Class, category (type) of securities: shares

Category of shares: ordinary

The securities are not convertible securities.

Form of securities: registered, uncertified

Nominal value of each issued security (additional issue), RUB: 0.5

The securities shall have nominal value as provided by the legislation of the Russian Federation.

Number of securities in the Issue (additional issue): 9,431,399,773 (nine billion four hundred and thirty-one million three hundred and ninety-nine thousand seven hundred and seventy-three) shares;

Nominal value of the securities issue: 4,715,699,886 (four billion seven hundred and fifteen million six hundred and ninety-nine thousand eight hundred and eighty-six) rubles 50 kopecks.

Information on the person that maintains the register of owners of the Issuer’s registered securities is disclosed in Clause 10.5 of the Prospectus.

Rights of the owner of each issued security:
Pursuant to Clause 6.2 of the Articles of Association of Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter referred to as JSC FGC UES, the “Company” or the “Issuer”):
“The shareholders that hold ordinary registered shares of the Company shall have the following rights:
1) to attend the General Meeting of Shareholders in person or by proxy and to vote on all issues falling within its competence;
2) to propose items to be included in the agenda of the General Meeting of Shareholders as provided by applicable Russian laws and these Articles of Association;
3) to obtain information on the Company’s operations and have access to its documents as provided by Article 91 of the Federal Law on Joint Stock Companies;
4) to receive dividends declared by the Company;
5) the pre-emptive right to purchase additional shares and equity securities convertible into shares to be placed via public offering pro rata to the number of ordinary shares they own as provided by Russian laws;
6) to receive a portion of the Company’s assets in the event of its liquidation;
7) to exercise other rights as provided by Russian laws and these Articles of Association.”

Placement method: Public offering

Placement procedure
Authorized persons may exercise the pre-emptive right to purchase securities.

Additional shares shall be offered to persons enjoying the pre-emptive right to purchase securities as provided by Clause 8.5 of the Resolution on the Additional Issue of Securities and Clause 9.3 of the Prospectus.

The placement of additional shares outside the pre-emptive right shall be carried out through additional share purchase agreements.
For the purpose of Share Purchase Agreements, on the placement date the Issuer shall publish an invitation to the general public to make Offers for acquisition of additional shares (hereinafter referred to as the “Offers”) on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=9) and on the Issuer’s web site (www.fsk-ees.ru).

Upon publication by the Issuer of the Invitation to Make Offers to purchase additional shares, the potential buyers of additional shares may make Offers to purchase shares by submitting written Offers to the Issuer. Offers may be submitted to the Issuer not later than twelve (12) business days prior to the placement end date (inclusive).

Procedure for submitting Offers and receiving acceptance, including actions deemed as the acceptance of the submitted Offer, the acceptance period:

Offers to purchase additional shares of this additional issue shall be submitted on business days from 10:00 AM to 3:00 PM (Moscow time) at the following address: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company “Registrar Company STATUS” or sent by mail at: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, CJSC STATUS.

Each Offer shall contain the following details:

- title: “Offer to Purchase Shares of Open Joint Stock Company Federal Grid Company of Unified Energy System”;
- first, middle and last names of the potential Buyer (for individuals);
- full name of the potential Buyer which is a legal entity (if applicable);
- name of the potential Buyer which is a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entities) (if applicable);
- taxpayer identification number of the potential Buyer (if available);
- residence (location) of the potential Buyer;
- for individuals: passport details (passport series, number and date of issue, issuing authority);
- for legal entities: registration details of legal entities (including for Russian legal entities: information on the State registration of legal entities / entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate, Primary State Registration Number (OGRN));
- consent of the person making the Offer to purchase the number of securities specified in the Offer at the offering price as defined by the Issuer’s Board of Directors in compliance with the Resolution on the Additional Issue of Securities and the Prospectus;
- the number of acquired securities that can be expressed in one of the following ways:
- the exact number of shares in a numeric expression, which the Buyer undertakes to purchase;
- the minimum number of shares, which the Buyer undertakes to purchase. The fact that the minimum number is specified means that the Buyer offers to purchase any number of shares but not less than the specified minimum number;
- the maximum number of shares, which the Buyer undertakes to purchase. The fact that the maximum number is specified means that the Buyer offers to purchase any number of shares but no more than the specified maximum number;
- the minimum and the maximum number of shares, which the Buyer undertakes to purchase. The fact that the minimum and the maximum numbers are specified means that the Buyer offers to purchase any number of shares to be placed but not less than the specified minimum number and no more than the specified maximum number;
     the Purchaser’s personal account number and bank details in the Issuer’s share register for the purpose of transferring shares to be purchased to such account. If shares are to be entered in the Issuer’s share register to the personal account of the nominee holder of the depository, which is given a status of a central securities depository under Federal Law No. 414-FZ “On Central Securities Depository” dated December 7th, 2011 (hereinafter referred to as the “Central Securities Depository”), the following data shall be specified:
- full legal name of the Non-Bank Credit Organization of Closed Joint-Stock Company “National Settlement Depository”,

- data of the State registration of the Central Securities Depository (OGRN, name of the State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the personal account of the nominee holder of the Central Securities Depository in the Issuer’s share register,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into by the Central Securities Depository and the Buyer.
If the Buyer’s custody account is maintained (with respect to securities to be placed) by a nominee holder, which, in its turn, is a depositor of the Central Securities Depository, the following shall also be specified:

- full legal name of the said nominee holder,
- data on the State registration of the said nominee holder (OGRN, name of State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the custody account of the nominee holder of the said depositary with the Central Depository,
- number of the Buyer’s custody account,
- number and date of the depository agreement entered into by the said depository and the Buyer, the Buyer’s full legal name (or the full name in case the Buyer is an individual) (with respect to securities to be placed),
Then, this information shall be specified up to the nominee holder in which the Buyer has the custody account (with respect to securities to be placed));

- contact details (postal address, telephone and fax numbers with the area code) for the purpose of sending a letter of acceptance of the Offer, as well as a reference (a unique identification number for carrying out transactions in the Central Securities Depository);
- a reference to the fact that the place of the Share Purchase Agreement to be entered into based on the Offer is Moscow.
The Offer is recommended to contain the data on the Buyer’s banking details for a possible cash refund.

The Offer shall be signed by the potential Buyer (or its representative by operation of law) or a person acting on behalf of the potential Buyer by proxy; in case of legal entities the Offer shall bear a seal (if available). If the Offer is signed on behalf of the potential Buyer by its representative by operation of law or by proxy, it shall be accompanied by a document (or a notarized copy thereof) that confirms the powers of such person.

The Offer may be supported by financial guarantees that secure the performance of the Offeror’s obligations to pay for shares if the Issuer accepts its offer.

If, subject to the requirements of the law, additional shares in the amount set forth in the Offer may be purchased by the Offeror only with the prior consent of the anti-monopoly authority, the Offeror shall attach a copy of such approval of the anti-monopoly authority to the Offer.

The Issuer may establish a recommended form of the Offer. In this case, the Issuer shall publish such form on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru) not later than on the date of publishing the Invitation to make Offers to purchase shares.

The Issuer shall register the submitted Offers in a special register of submitted Offers (hereinafter referred to as the “Register”) on the day of their receipt.

The Issuer’s response about acceptance of the Offer (acceptance) shall be sent to the Buyers chosen by the Issuer at its discretion from among the Buyers that made Offers in line with Clause 8.3 of the Resolution on the Additional Issue of Securities.

The Issuer shall reject Offers if such Offers are not submitted within the period specified in the Resolution on the Additional Issue of Securities or if they do not meet the requirements established by the Russian laws, the Resolution on the Additional Issue of Securities and the Prospectus.

The Issuer may make a decision to accept the Offer not later than 7 (seven) business days prior to the placement end date (including this date).

The Issuer’s letter of acceptance shall be considered as acceptance of the submitted Offer.

The letter of acceptance shall be delivered in person to the Buyer or to its authorized representative or mailed to the Buyer at the address specified in the Offer on the day when the Issuer makes a decision to accept the Offer. The letter of acceptance shall specify the number of approved shares out of those specified in the Offer of the potential Buyer, and the monetary value of securities placement determined by the Issuer’s Board of Directors, as well as a reference for carrying out a transaction at the Buyer’s custody account in case shares are transferred to the custody account in the Central Securities Depository. The date of receipt by the Buyer of the letter of acceptance shall be the earlier of:

a) the date of personal delivery of the Issuer’s letter of acceptance to the Buyer or its authorized representative;

b) the date of delivery of the letter of acceptance to the Buyer by mail to the mailing address of the Buyer specified in the Offer;

The Share Purchase Agreement shall be deemed concluded in writing on the day when the Offeror receives the letter of acceptance, unless otherwise provided for by applicable laws. The place of the Share Purchase Agreement shall be Moscow (place of the Share Purchase Agreement in accordance with the Offer). At the request of the potential Buyer, the Share Purchase Agreement may be executed in writing in the form of a single document.

The Buyer may apply for signing the Share Purchase Agreement daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays, at the following address: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630. The Agreement shall be signed only after the Buyer has received the acceptance of its Offer.

The number of additional shares specified in the Offer and approved by the Issuer shall be fully paid by the Buyers not later than three (3) business days prior to the placement end date (including this date).

The Buyer shall pay for the purchased shares in accordance with the payment terms and conditions specified in the Share Purchase Agreement and pursuant to the procedure established by Clause 8.6 of the Resolution on the Additional Issue of Securities.

If the Buyer fails to fulfill its payment obligations with respect to the purchased shares, the Issuer may refuse to perform its counter-obligation to transfer the shares to the Buyer.

In case of partial discharge by the Buyer of its obligation to pay for the purchased shares, the Issuer may:
     - refuse to perform its counter-obligation to transfer the shares and return all the funds received as set forth in this Clause to the Buyer, or
     - transfer to the Buyer the shares in the amount actually paid for by the Buyer.

In case the Issuer refuses to perform its counter-obligation to transfer the shares if the Buyer paid for the shares to be purchased only partially or paid fully but upon expiration of the above period, the funds received as a partial performance of the obligation to pay for the shares or, respectively, the total funds paid by the Buyer for the shares shall be returned to the Buyer within sixty (60) days following the end date for the placement of securities. Monetary assets shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for refund.

If the value of funds transferred to the Issuer for additional shares exceeds the total cost of such additional shares, the surplus shall be returned to the Buyer not later than within sixty (60) days from the securities placement end date. The funds shall be returned to the banking account specified in the Offer or, if no banking details were provided, to the banking account specified in the request for refund.

Agreements concluded with respect to the share placement may be amended and/or terminated on the grounds and in accordance with the procedure set forth in Chapter 29 of the Russian Civil Code.

The securities are registered securities and shall be listed in the shareholder register maintained by the registrar.

The person to which the issuer delivers (sends) a transfer order authorizing to make a credit entry in the personal account of the first buyer (registrar, first buyer) and other conditions of delivery of a transfer order:

Registrar’s full corporate name: Closed Joint-Stock Company “Registrar Company STATUS”
Abbreviated corporate name: CJSC STATUS
Location: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544.
License of the securities market professional to maintain share registers: No. 10-000-1-00304
Date of license issue: March 12th, 2004
License period: unlimited
Issuing authority: Federal Financial Markets Service

After the State registration of the additional issue of securities, the Issuer shall submit to the registrar the registered Resolution on the Additional Issue of Securities, and the additionally issued securities shall be credited to the Issuer’s custody account opened in the Issuer’s share register maintained by the registrar.

Not later than within one (1) day following the expiration of the securities payment period specified in Clauses 8.3 and 8.6 of the Resolution on the Additional Issue of Securities and provided that the Buyer pays for the securities to be placed as set forth in Clause 8.6 of the Resolution on the Additional Issue of Securities, the Issuer shall send a transfer order to the registrar. Such transfer order shall serve as a basis for making a credit entry in the personal account of the Buyer or nominal holder with the Central Securities Depositary specified in the Buyer’s Offer.

The Registrar shall, not later than on the securities placement end date, debit from the Issuer’s account specified in the transfer order the respective number of securities of this additional issue and credit them to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer.

The securities shall be deemed placed in favor of the Buyer from the date the record on transfer of securities to the personal account of the Buyer or the nominee holder with the Central Securities Depositary specified by the Buyer in the Offer is entered into the Issuer’s share register.

Additional shares shall be placed in favor of persons enjoying the pre-emptive right to purchase additional shares pursuant to the procedure established by Clause 8.5 of the Resolution on the Additional Issue of Securities.

No securities shall be placed by subscription via competitive bidding.

The Issuer shall not engage securities traders to assist with the placement of securities.

The Issuer does not intend to place securities outside the Russian Federation by placing respective foreign securities.

The Issuer does not intend to place securities outside the Russian Federation by placing respective foreign securities.
However, nothing shall limit the pre-emptive right to acquire shares, including THE BANK OF NEW YORK MELLON (BNY Mellon), Inc. acting as the issuer of foreign securities certifying rights in respect of the Issuer’s shares in accordance with depository agreements dated 02/29/2008 as amended by additional instructions of depository receipt holders No.2 dd. 06/28/2013.

Simultaneously with the placement of securities, there are no plans to make an offer to acquire, including outside the Russian Federation by placing respective foreign securities, earlier placed (circulating) securities of the Issuer of the same class and category (type).

The Issuer and/or its representatives do not intend to enter into preliminary agreements providing the obligation to conclude a master agreement in the future aimed at the disposal of the securities to be placed to the first owner or receive preliminary applications for the purchase of securities to be placed.

Pursuant to Clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity of strategic importance for national defense and state security. In this regard, disposition of the Issuer’s securities to the first owners during their placement may require making a resolution on the prior approval of the said agreements in accordance with the specified Federal Law.

Pursuant to Clause 3 Article 2 of the mentioned Federal Law, if transactions carried out by foreign states, international organizations or entities under their control may result in obtaining by such states, organizations or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities of strategic importance for national defense and state security or may result in the right to block decisions of the governing bodies of such business entities, such transactions are subject to prior approval as provided for by this Federal Law.

The Issuer’s management body that approved the Resolution on the Additional Issue of Shares and the Prospectus: The Board of Directors

Date of the decision to approve the Resolution on the Securities Issue and the Prospectus: November 12th, 2013
Date and number of the Minutes of the Board of Directors meeting that approved the respective resolution: Minutes No. 204 dated November 12th, 2013.

There is no particular percentage of shares that, if not placed, would result in the share issue being declared invalid.

9.1.2. Additional information on bonds offered

The securities offered are not bonds.

9.1.3. Additional information on convertible securities
The securities offered are not convertible securities.

9.1.4. Additional information on options offered by the Issuer
The offering of the Issuer’s options is not provided for.

9.1.5. Additional information on mortgage-backed bonds offered
The securities offered are not mortgage-backed bonds.

9.1.6. Additional information on Russian Depository Receipts (RDRs) offered
The securities offered are not Russian Depository Receipts (RDRs).

9.2. Offering price (the procedure for determining the price) of issue-grade securities
The offering price of shares for persons included in the list of persons enjoying the pre-emptive right to purchase shares as well as for other buyers of shares of this additional issue shall be determined by the Issuer’s Board of Directors in accordance with Articles 36 and 77 of the Federal Law on Joint Stock Companies after the expiration of the pre-emptive right to purchase shares and not later than the placement commencement date.

The offering price of shares determined by the Issuer’s Board of Directors shall be the same for persons included in the list of persons enjoying the pre-emptive right to purchase shares and for other buyers of shares of the additional issue.

Information on the offering price of shares and the offering price of shares for persons enjoying the pre-emptive right to purchase shares shall be disclosed by the Issuer simultaneously with information on the placement commencement date in the manner required by the Resolution on the Additional Issue of Securities and the Securities Issue Prospectus in accordance with the Federal Law “On the Securities Market” and regulations of the federal agency for the securities market not later than the placement commencement date.

9.3. Pre-emptive rights to purchase offered issue-grade securities
Pursuant to Articles 40 and 41 of Federal Law No. 208-FZ on Joint Stock Companies, the Issuer’s shareholders shall enjoy the pre-emptive right to purchase additional shares to be placed via public offering pro rata to the number of the Issuer’s ordinary registered shares held by such persons.

The date of compiling the list of persons enjoying the pre-emptive right to purchase the securities to be placed:

The list of persons enjoying the pre-emptive right to purchase additionally placed shares shall be compiled based on the data of the Issuer’s shareholders register on the date of the decision of JSC FGC UES’ Board of Directors authorizing the issue of additional shares (November 12th, 2013).

No securities shall be placed until expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above pre-emptive right.

The number of persons who can exercise their pre-emptive right to purchase the placed securities under this Prospectus exceeds 450,000 persons.

Notification of the possibility of exercising the pre-emptive right to purchase the securities to be placed:

Not later than ten (10) days after the State registration of additionally issued securities, the Issuer shall notify the persons enjoying the pre-emptive right to purchase additionally placed securities of the possibility of exercising the said rights by publishing a notice in the Rossiyskaya Gazeta newspaper and by sending it by registered mail (or personal delivery) to each person specified in the list of persons authorized to purchase additionally placed shares.

Not later than ten (10) days after the State registration of the additional issue of securities, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares in the newswire of the Interfax information agency in the form of a corporate action announcement with respect to the details which, according to the Issuer, have a significant impact on the cost of its equity securities and, at the same time, publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru.

The notice shall contain the following: information on the number of shares to be placed, procedure for determining the share offering price (inter alia, determining the share offering price for persons executing their pre-emptive right), procedure for determining the number of securities to be purchased by each person enjoying the pre-emptive right to purchase such securities, procedure for processing applications of persons enjoying the pre-emptive right to purchase shares, payment procedure for shares to be purchased, time limits for exercising the pre-emptive right (hereinafter referred to as the “Pre-Emptive Right Period”).

The procedure for exercising the pre-emptive right to purchase the securities to be placed:

The placement of additional shares in favor of the persons enjoying the pre-emptive right to purchase securities to be placed shall be performed based on written applications submitted by such persons (hereinafter referred to as the “Applicants” or “Applicant” in the singular) for the purchase of securities to be placed (hereinafter referred to as the “Applications” or “Application” in the singular) provided that such securities were fully paid for.

Persons enjoying the pre-emptive right to purchase securities to be placed may exercise their pre-emptive rights, either fully or partially, pro rata to the number of the Issuer’s ordinary registered shares held by such persons.

The pre-emptive right period:

The Pre-Emptive Right Period shall be eight (8) business days from the day the Issuer publishes a notice of the possibility of exercising the pre-emptive right specified in Clause 8.5 of the Resolution on the Additional Issue of Securities in the newswire of the Interfax information agency (not including the date on which this information is disclosed).

Not later than ten (10) days after the State registration of additionally issued securities, the Issuer shall notify the persons enjoying the pre-emptive right to purchase additionally placed securities of the possibility of exercising the said rights by publishing a notice in the Rossiyskaya Gazeta newspaper and by sending it by registered mail (or personal delivery) to each person specified in the list of persons authorized to purchase additionally placed shares.

Not later than ten (10) days after the State registration of the additional issue of securities, the Issuer shall publish a notice of the possibility to exercise the pre-emptive right to purchase shares in the newswire of the Interfax information agency in the form of a corporate action announcement with respect to the details which, according to the Issuer, have a significant impact on the cost of its equity securities and, at the same time, publish a notice of the possibility to exercise the pre-emptive right to purchase shares on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru.

No securities shall be placed before expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above pre-emptive right.

Share acquisition agreements shall be entered into with persons enjoying the pre-emptive right to purchase shares in the course of exercising the pre-emptive right to purchase securities in the manner specified below.

A person enjoying the pre-emptive right to purchase securities to be placed shall submit the respective Application within the Pre-Emptive Right Period.

The Applicant may exercise its pre-emptive right either fully or partially.

The Application shall contain the following details:

- first, middle and last names of a shareholder who is an individual enjoying the pre-emptive right to purchase the securities to be placed;
- full corporate name of a legal entity enjoying the pre-emptive right to purchase the securities to be placed;
- name of a public law entity (Russian Federation, constituent entity of the Russian Federation, municipal entity) that is a shareholder enjoying the pre-emptive right to purchase the securities to be placed and the name of the state or municipal authority, in the name of which such public law entity acts;

- residence (location) of a person enjoying the pre-emptive right to purchase the securities to be placed;
- number of equity securities to be acquired;

The Application should also contain the following details:

- title “Application for the Purchase of Additionally Issued Ordinary Registered Uncertified Shares of JSC FGC UES in the Exercise of Pre-Emptive Rights”;
- taxpayer identification number of a person enjoying the pre-emptive right to purchase the securities to be placed (if available);
- for individuals: passport details (passport series, number and date of issue, issuing authority);
- for legal entities: particulars of the State registration of a legal entity (including for Russian legal entities: information on the State registration of legal entities / entry in the Unified State Register of Legal Entities (date, registrar, number of the relevant certificate, Primary State Registration Number (OGRN));
- the Applicant’s personal account number and bank details in the Issuer’s share register for the purpose of transferring shares to be purchased to such account. If shares are to be entered in the Issuer’s share register to the personal account of the nominee holder of the Central Securities Depository, the following data shall be specified:
- full legal name of the Non-Bank Credit Organization of Closed Joint-Stock Company “National Settlement Depository”,
- data on the State registration of the Central Securities Depository (OGRN, name of the State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the personal account of the nominee holder of the Central Securities Depository in the Issuer’s share register,
- the Applicant’s custody account.
- number and date of the depository agreement entered into by the Central Securities Depository and the Applicant.

If the Applicant’s custody account is maintained (with respect to securities to be placed) by a nominee holder, which, in its turn, is a depositor of the Central Securities Depository, the following shall also be specified:

- full legal name of the said nominee holder,
- data on the State registration of the said nominee holder (OGRN, name of the State registration authority, date of State registration of the depository and its entry in the Unified State Register of Legal Entities),
- number of the custody account of the nominee holder of the said depositary with the Central Depository,
- the Applicant’s custody account.
- number and date of the depository agreement entered into by the said depository and the Applicant, the Applicant’s full legal name (or the full name in case the Buyer is an individual) (with respect to securities to be placed),

Then, this information shall be specified up to the nominee holder in which the Applicant has the custody account (with respect to securities to be placed));

- the Applicant’s banking details for the purpose of repayment;
The Applicant’s contact details (postal address, telephone and fax with a long-distance code, e-mail address) for the purpose of sending, when necessary, the Application rejection notice or reference (unique identification number for carrying out transactions in the Central Securities Depository).

The Issuer may establish the recommended form of the Application. In this case, such Application form shall be published on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru) not later than on the date of sending (personal delivery) the notice of the possibility of exercising the pre-emptive right or its publication in the Rossiyskaya Gazeta newspaper.

The Application shall be signed by the person enjoying the pre-emptive right to purchase securities to be placed (or its authorized representative with an attached original or notarized copy of a duly drawn up proxy or another document that confirms the authority of the representative). In case of legal entities, the Application shall bear a seal (if available).

The Applicant shall be liable for the accuracy of the data in the Application and for their compliance with the information contained in the Issuer’s shareholders register.

Applications may be submitted daily from 10:00 AM to 3:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company, Registrar Company STATUS.

Postal address for submission of Applications: bldg. 1, 32 Novorogozhskaya St., Moscow, Russia, 109544, Closed Joint-Stock Company, Registrar Company STATUS.

Applications shall be registered in the Applications register, which shall specify the date of receipt of each Application.

       In the event that:

- the Application does not meet the requirements prescribed in Clause 8.5 of the Resolution on the Additional Issue of Securities;
- the Application does not allow to identify the person submitting the Application as a person enjoying the pre-emptive right to purchase the securities to be placed;
- the Issuer received the Application upon expiration of the Pre-Emptive Right Period,
The Issuer shall, within five (5) business days from the date of receipt of the Application, send to the Applicant a notice of the impossibility to exercise the pre-emptive right to purchase the shares under the terms specified in the Application and indicate the reasons for such impossibility.

The Issuer shall notify the shareholder of non-acceptance of the Application by sending a notice to the postal address specified in the Application and, in case an e-mail address is specified in the shareholder’s Application, by sending an e-mail notice.
The notice shall provide the possibility for reapplying before the expiration of the Pre-Emptive Right Period.

Upon expiration of the pre-emptive right, the Issuer shall determine the share offering price (including the share offering price for persons included in the list of persons enjoying the pre-emptive right to purchase shares) and disclose this information in the manner specified in Clause 11 of the Resolution on the Additional Issue of Securities and Clause 2.9 of the Prospectus.

A person exercising the pre-emptive right to purchase shares shall pay for the shares within five (5) business days from the date the offering price for additional shares is published in the newswire of the Interfax information agency, as well as on the web-page of the information distributor on the securities market – Interfax information agency: http://www.e-disclosure.ru/portal/company.aspx?id=379 and on the Issuer’s web site: www.fsk-ees.ru (including the publication date). Shares shall be deemed paid for upon crediting of funds to the Issuer’s account specified in Clause 8.6 of the Resolution on the Additional Issue of Securities and Clause 2.6 of the Prospectus.

If the number of the shares specified in the Application is less than the number of the shares paid for, such Application shall be accepted by the Issuer to the extent of the number of the shares specified in the Application. In this case, the Issuer shall, not later than within sixty (60) days from the date of expiration of the Pre-Emptive Right Period, refund to the Applicant the amount exceeding the value of the shares specified in the Application by bank transfer to the banking account specified in the Application or, if no such details were provided, to the banking account specified in the request for refund.

If the number of the shares specified in the Application exceeds the number of shares paid for, the Applicant shall be deemed to have exercised the pre-emptive right to purchase the shares to the extent of the paid number of shares.

If the number of the shares specified in the Application exceeds the number of the shares which the Applicant is authorized to purchase, the Application shall be considered accepted, subject to the observance of all other conditions, to the extent of the maximum possible number of whole shares for the respective person in accordance with the calculation procedure given below. In this case, the Issuer shall, not later than within sixty (60) days from the date of expiration of the Pre-Emptive Right Period, repay to the Applicant the funds exceeding the cost of the maximum possible number of whole shares which may be purchased by the person exercising the pre-emptive right by bank transfer to the banking account specified in the Application or, if no such details are specified in the Application, to the account specified in the request for refund.

The maximum number of shares that a person may acquire in exercise of his/her preferential right to acquire shares is proportional to the number of his/her ordinary shares of the Issuer owned as of November 12, 2013 (the date of the resolution of the Board of Directors of JSC FGC UES being the basis for the placement of additional shares) and is calculated as follows:

K=S*(9,431,399,773 /1,267,141,015,996), where

K is the maximum number of shares of this additional issue which may be purchased by a person enjoying the pre-emptive right to purchase such shares;

S is the number of the Issuer’s ordinary shares owned by a person enjoying the pre-emptive right to purchase shares as of November 12th, 2013 (the date of the decision of JSC FGC UES’ Board of Directors authorizing the additional shares placement);

9,431,399,773 is the number of shares to be placed;

1,267,141,015,996 is the number of placed ordinary shares as of November 12th, 2013 (the date of the decision of JSC FGC UES’ Board of Directors authorizing to place additional shares).

If the calculation of the number of the additionally placed shares in respect of which the person enjoying the preemptive right to purchase shares may exercise such right results in a fractional number, such person may purchase a portion of an additionally placed share (a fractional share) corresponding to the fractional part of the resulting number.

A fractional share shall provide its holder with the same rights as those attached to shares of the same category, but to the extent of the portion of the whole share it represents.

Fractional shares shall circulate along with whole shares.

The rights to fractional shares shall be registered in the registry system on personal accounts of registered persons without rounding.

The share purchase agreement to be concluded with the person exercising the pre-emptive right to purchase the shares to be placed shall be deemed in effect from the date of payment for the securities but not later than the commencement date of placement.

Upon mutual consent of the parties, as provided for by Article 434 of the Russian Civil Code, the Share Purchase Agreement with a person enjoying the pre-emptive right to purchase the securities to be placed may be signed in the agreed number of counterparts which shall be considered one and the same document.

The Applicant may apply for signing the Share Purchase Agreement during the Pre-Emptive Right Period daily from 10:00 AM to 5:00 PM (Moscow time), except for Saturdays, Sundays and public holidays at: 5A, Akademika Chelomeya St., Moscow, Russian Federation, 117630, JSC FGC UES. The agreement shall be signed within three (3) days from the date of the Applicant’s Application.

No shares purchased as a result of exercising the pre-emptive right to purchase the shares of this additional issue shall be credited, unless they have been paid in full.

The Issuer shall, not later than one business day upon expiration of the term set in Clause 8.6 of the Resolution on the Additional Issue of Securities for the payment of shares by Applicants and not later than three (3) business days prior to the commencement of placement (inclusive), provided that the funds transferred by the Applicant as payment for shares are credited to the account specified in Clause 3 of the Resolution on the Additional Issue of Securities and Clause 2.6 of Prospectus, shall send a transfer order to the Issuer’s registrar. Such transfer order shall serve as a basis for making a credit entry in the personal account of the Applicant or nominal holder with the Central Securities Depositary specified in the Applicant’s Application.

The Registrar shall, not later than within three (3) business days following the receipt of the transfer order but not earlier than the placement commencement date, debit the Issuer’s account for the number of securities of the additional issue specified in the transfer order and credit them to the personal account of the Applicant or the nominee holder of the Central Securities Depository specified by the Applicant in the Application.

The securities shall be deemed placed from the date of entry of the record on transfer of securities to the personal account of the person exercising the pre-emptive right or the nominee holder with the Central Securities Depository designated by such person in the Application.

No securities shall be placed until expiration of the pre-emptive right to purchase the placed securities, other than by exercising the above pre-emptive right.

The procedure for summarizing the results of exercising the pre-emptive right to purchase the securities to be placed:

The Issuer shall summarize the results of exercising the pre-emptive right to purchase shares within five (5) days upon expiration of the term (set in Clause 8.6 of the Resolution on the Additional Issue of Securities) for paying shares acquired through the exercise of the pre-emptive right.

The procedure for disclosing information on the results of exercising the pre-emptive right to purchase the securities to be placed:

Within one (1) day after summing up the results of exercising the pre-emptive right to purchase the shares, the Issuer shall disclose the relevant information in the newswire of the Interfax information agency, on the web-page of the information distributor on the securities market - Interfax information agency (http://www.e-disclosure.ru/portal/company.aspx?id=379) and on the Issuer’s web site (www.fsk-ees.ru). Such information shall specify the following:

- kind, category (type) and form of securities to be placed;
- securities offering price;
- actual commencement and end dates of the pre-emptive right;
- actual number of securities placed in favor of persons included in the list of persons enjoying the preemptive right to purchase additional shares;
- number of shares to be offered to the general public.

9.4. Restrictions on the purchase and circulation of the placed issue-grade securities

       According to the Federal Law on the Securities Market and the Federal Law on the Protection of Rights and Legal Interests of Investors in the Securities Market:
       a) consummation of transactions involving the transfer of ownership to issue-grade securities (circulation of issue-grade securities) is allowed after the State registration of their issue (the additional issue) or assignment of an identification number to the issue (the additional issue). The transfer of ownership to issue-grade securities is prohibited until they are fully paid up and, in case the securities issue procedure provides for the State registration of the placement report, until the State registration of the said report (clause 1 of Federal Law No. 282-FZ dated December 29, 2012);
       b) public circulation of issue-grade securities, including offering thereof to the general public, is allowed if all of the following conditions are met:
       registration of the prospectus (admission of bonds or Russian depositary receipts to trading with the submission of the said prospectus to the stock exchange) or admission of issue-grade securities to trading without inclusion thereof in quotation lists;
       disclosure by the Issuer of information in accordance with the requirements of the Federal Law on the Securities Market and, in case issue-grade securities with respect to which the prospectus is not registered are admitted to trading, in accordance with the requirements of the market operator.

       c) public circulation, advertising or any other offering to the general public of securities, public circulation of which is prohibited or not provided for by federal laws and other regulatory Russian legal acts, is prohibited.

There are no restrictions imposed by the Issuer in accordance with its Articles of Association on the maximum number of shares owned by one shareholder or on the nominal value of shares.

Restrictions as to the interest of foreign entities in the Issuer’s authorized capital prescribed by Russian laws or other regulations:

The Russian legislation provides for restrictions as to the interest of foreign entities in the Issuer’s authorized capital. In accordance with clause 2 Article 3 of Federal Law No. 57-FZ dated April 29th, 2008 on Foreign Investments in Business Entities of Strategic Importance for National Defense and State Security, the Issuer is a business entity of strategic importance for national defense and state security.
Pursuant to Article 2(3) of the above-mentioned Federal Law, transactions effected by foreign states, international entities or entities under their control resulting in obtaining by such States or entities of direct or indirect control of more than twenty-five percent of all voting shares (stocks) forming the share capital of business entities that are strategically important for national defense and state security or resulting in providing the right to block decisions of the governing bodies of such business entities, shall be subject to prior approval as provided for by this Federal Law.

Other restrictions established by the Russian legislation and the Issuer’s constituent documents on the circulation of placed securities:
In accordance with the requirements of Russian Federal Law No. 35-FZ (dated March 26th, 2003) on the Electric Power Industry and Russian Federal Law No. 36-FZ (dated March 26th, 2003) on Specific Features of the Electric Power Industry Functioning during the Transition Period and on Amendments to Certain Laws of the Russian Federation and on Abolishing Certain Laws of the Russian Federation in Connection with the Adoption of the Federal Law on the Electric Power Industry, the Unified National (all-Russian) Electric Grid management organization is an open joint stock company. The share of the Russian Federation in the authorized capital of the company that manages the Unified National (all-Russian) Electric Grid in the period of restructuring Russian Open Joint Stock Company for Energy and Electrification “Unified Energy System of Russia” cannot be less than 52 percent. Upon completion of restructuring, the control of the Russian Federation over the company that manages the Unified National (all-Russian) Electric Grid is exercised by direct or indirect holding of a stake in its authorized capital of at least 50 percent plus one voting share. According to Decree of the Russian President No. 1009 dated August 4th, 2004, JSC FGC UES is entered in the list of strategic enterprises and strategic joint-stock companies with the government’s share of 0.00000000055%.

9.5. Information on the price dynamics of the Issuer’s issue-grade securities

The Issuer’s securities of the same class as the placed securities are admitted for trading by the securities market maker.
The Issuer’s ordinary registered shares have been traded on the securities market starting from Q3 2008.

Class, category (type), form and other identifying characteristics of securities: ordinary registered uncertified shares.

Reporting period	Lowest price per share	Highest price per share	Market price per share**
Q3 2008	0.110	0.430	0.149
Q4 2008	0.050	0.184	0.123
Q1 2009	0.074	0.154	0.149
Q2 2009	0.149	0.325	0.269
Q3 2009	0.196	0.386	0.358
Q4 2009	0.296	0.409	0.319
Q1 2010	0.282	0.379	0.373
Q2 2010	0.289	0.389	0.337
Q3 2010	0.328	0.373	0.366
Q4 2010	0.355	0.385	0.367
Q1 2011	0.345	0.481	0.41298
Q2 2011	0.314	0.417	0.3795
Q3 2011	0.211	0.402	0.238
Q4 2011	0.221	0.350	0.280
Q1 2012	0.284	0.377	0.314
Q2 2012	0.1513	0.3187	0.1967
Q3 2012	0.1967	0.2497	0.2323
Q4 2012	0.1873	0.2665	0.2015
Q1 2013	0.1467	0.226	0.1605
Q2 2013	0.0935	0.1657	0.1189
Q3 2013*	0.0988	0.1278	0.10028
The full company name and the location of the securities market maker through which the transactions were carried out, on the basis of which information is given on the dynamics of changing security prices: Closed Joint Stock Company MICEX Stock Exchange, 13 Bolshoi Kislovsky Pereulok, Moscow, Russia, 125009.

* The information is given as of the last date of the reporting quarter, for which the securities market maker calculated the market price.
** The market price per one security disclosed by the securities market maker and determined in accordance with the Procedure for Calculating the Market Price of Securities, the Settlement Price of Securities and the Threshold Level For Fluctuations in the Market Price of Securities for the purpose of Chapter 23 of the Russian Tax Code approved by Order No. 10-65/pz-n dated November 9th, 2010.

9.6. Information on the persons providing services related to the organization of the placement and/or the placement of issue-grade securities

The Issuer does not engage any persons providing services related to the organization of the placement and/or the placement of issue-grade securities.

9.7. Information on the potential buyers of issue-grade securities

Shares are placed via public subscription among an indefinite and unlimited range of persons.

9.8. Information on securities market makers, including information on the stock exchanges on which the placement and/or the circulation of the placed issue-grade securities is planned

Securities of the issue in relation to which the placed securities are additional shall be circulated via stock exchanges:

Full trade name of the	Abbreviated trade name	Location of the market	Number, date of Issue,
market maker	of the market maker	maker	validity term for the
license held by the
securities market
maker, issuing authority
for the license
Closed Joint Stock	CJSC MICEX SE	13 Bolshoi Kislovsky	Stock Exchange License
Company Moscow		Pereulok, Moscow,	No. 077-10489-000001
Interbank Currency		Russia, 125009	dated August 23rd, 2007,
Exchange			issued by the Russian
FFMS for an unlimited
period.

9.9. Information on a possible change in the shareholders’ participatory share in the Issuer’s authorized capital as a result of the issue-grade securities placement

The potential change in a shareholder’s equity interest in the Issuer’s authorized capital as a result of the securities offering:

1. The shareholders’ equity interest in the Issuer’s authorized capital is 100%.
2. If the authorized capital is increased from RUB 633,570,507,998 to RUB 638,286,207,884.5, the shareholders’ equity interest in the authorized capital will decrease and will be 99.26% (633,570,507,998 X 100 / 638,286,207,884.5 = 99.26%).
3. The shareholders’ equity interest in the authorized capital will be 0.74% lower than the size of the authorized capital.
The potential change in the shareholders’ equity interest in relation to the size of the Issuer’s authorized capital as of the date of the Prospectus approval: decrease by 0.74%.
The potential change in the shareholders’ equity interest as a result of placement of ordinary shares in relation to the number of ordinary shares to be placed is calculated likewise.
The potential change in the shareholders’ equity interest in relation to the number of ordinary shares to be placed as of the date of the Prospectus approval: decrease by 0.74%.

The above-mentioned amount is calculated by the Issuer based on the following assumptions:
-All offered securities will be placed;
-The shareholder will not participate in securities acquisition offered via subscription.

9.10. Information on expenses related to the securities issue

The total amount of the Issuer’s expenses related to the securities issue
Indicator	RUB thousand	Expenses as % of
		the issued securities
		volume at its
		nominal value
The total amount of the Issuer’s expenses related to the securities	24,835	0.5266
issue, not more than
The amount of paid state duty collected in accordance with the	300	0.0064
Russian tax laws during the issue of securities
The Issuer’s expenses associated with paying fees to consultants participating in the securities preparation and issue, as well as to
persons providing services to the Issuer in relation to the	490	0.0104
placement and/or organization of the securities placement, not more than
The Issuer’s expenses related to the admission of the Issuer’s
securities to tenders by the securities market makers, as well as to	0	0
the inclusion of the Issuer’s securities into the quotation list of the stock exchange (listing of securities), not more than
The Issuer’s expenses related to disclosing information in the process of the securities issue, including costs of brochures or
other printed items associated with the securities issue (expenses	23,430	0.4969
related to notifying shareholders of the possibility of exercising their pre-emptive right to purchase shares), not more than
The Issuer’s expenses associated with advertising the placed
securities, market research (marketing) of securities, organizing	0	0
and holding meetings with investors, the presentation of the placed securities (road-show), not more than
Other expenses of the Issuer related to the securities issue
(expenses related to paying for the registrar’s services for making
an entry in the shareholder register on transferring ownership	615	0.013
rights for the offered securities to first-time buyers), not more than
The Issuer’s expenses associated with the securities issue shall not be paid by third parties.

9.11. Information on the methods and procedures for refunding amounts received as payment for placed issue-grade securities in case the issue-grade securities issue is invalidated or voided, as well as in other cases provided for by Russian laws

In case the issue is invalidated or voided, monetary funds shall be returned to the purchasers in accordance with the procedure established by the Regulation of the Russian Federal Commission for the Securities Market “On the Procedure for Returning to Holders of Securities the Funds (Other Property) Received by the Issuer in Payment for the Securities Issue Which is Invalidated or Voided” (approved by Order No. 36 of the Russian Federal Commission for the Securities Market (dated September 8th, 1998)).

Not later than within 5 (five) days following the receipt of a written notice on the termination of the State registration of the additional share issue, the Issuer shall form a commission to arrange the return of funds received by the Issuer in payment for the shares to the holders of the said shares.

Such Commission shall:

  Send notices to the holders/nominee holders on the procedure for returning the funds used for purchasing shares;
  Organize the return of funds used to purchase the shares to the holders/nominee holders;
  Determine the amount of funds, which were used to purchase shares, to be returned to each holder/nominee holder;
  Draw up the sheet of funds to be returned to the holders/nominee holders and used to purchase the shares.
  Carry out other actions provided for in the Russian laws and regulatory documents.

The Commission shall, not later than within forty-five (45) days following the receipt of a written notice on the termination of the State registration of the securities issue, draw up a sheet of investment funds (hereinafter referred to as the “Sheet”) to be returned to the securities holders.

Upon request of the holder of the securities which are subject to withdrawal or upon request of other interested parties (including heirs to securities owners), the Issuer shall deliver to them the Sheet for examination after approval.

The funds used to purchase the shares shall be returned to the buyers in monetary form.

Not later than within two (2) months following the receipt of a written notice on cancelling the State registration of the securities issue, the Commission shall send notices to the securities owners and to the nominee holders of the securities (hereinafter referred to as the “Notice” for the purposes of Clause 9.11) . Such Notice shall contain the following information:

  Full company name of the Issuer;
  Name of the registering authority which resolved to void the securities issue;
  Name of the court, the date of the judicial act rendered for the securities issue to be voided, the effective date of the judicial act rendered for the securities issue to be voided;
  Registrar’s full corporate name and mailing address;
  Class, category (type), serial code, form of securities, the State registration number of the issue and the date of State registration, the name of the registering authority which performed the State registration of the voided or invalidated securities issue;
  Date of cancellation of the State registration of the securities issue;
  Full name (full company name) of the securities holder;
  Place of residence (postal address) of the securities holder;
  Category of the securities holder (the first and/or other purchaser);
  Number of securities to be withdrawn from the holder, with an indication of the class, category (type), serial code;
  Amount of investment funds to be refunded to the securities holder;
  Procedure and deadlines for the withdrawal of the securities from the circulation and for the return of the investment funds;
  Provision prohibiting transactions with the securities for which the State registration has been cancelled;
  Address for sending the application for the return of investment funds and the Issuer’s contact telephone numbers.

The form of the application to be submitted by the securities holder for investment funds to be returned shall be enclosed with the Notice.

Not later than within two (2) months following the receipt of a written notice on cancelling the securities issue’s State registration, the Commission shall publish the notice on the procedure for withdrawing the securities from circulation and for the return of the investment funds.

The application of the holder/nominee holder of shares for the return of the amounts used to purchase the shares shall contain the following information:

  Full name (full company name) of the shareholder;
  Place of residence (mailing address) of the shareholder;
  Amount in rubles to be refunded to the shareholder.

The application shall be signed by the holder of the shares that are subject to be withdrawn from circulation or by the holder’s representative. The documents confirming the powers of the holder’s representative shall be included with the application, in case it is signed by a representative of the holder.

The application for the return of amounts shall be delivered to the Issuer by the holder of the shares subject to withdrawal from circulation not later than within ten (10) days following the receipt of the Notice by the holder.

If the holder of securities objects to the returned amount specified in the Notice, he/she may send the appropriate application to the Issuer within the period indicated in this Clause. The application shall contain the reasons and legal basis for such objections and shall be supported by documents supporting the arguments thereof.

A holder of securities may file a claim with the court to collect the amounts from the Issuer without a prior application with objections against the amount and terms for the return of the amount.

Not later than within ten (10) days following the receipt of the application with objections against the returned amount, the Commission shall review such application and send a repeat notice to the holder of the said securities.

A holder of securities, if objecting to the terms of investment funds refund, as indicated in the repeated notice, may appeal to the court to claim the amounts to be recovered from the Issuer, in accordance with Russian legislation.

Securities shall be withdrawn from circulation not later than within four (4) months following the receipt of a written notice of cancelling the State registration of the securities issue. Upon expiration of the said term, the Issuer shall return the funds to the holders of securities. In this case, the re-payment period may not exceed 1 month.

The amounts shall be returned by transfer to the shareholder’s account or by another method provided for by Russian laws or by the agreement between the Issuer and shareholder.

The method and procedure for returning the amounts in other cases provided for by the Russian legislation is similar to the said procedure for returning amounts in the event of an invalidated or voided issue, unless an alternative method and/or procedure is stipulated by laws or other statutory acts.

In the above-mentioned cases, the Issuer shall return the amounts received in payment for the securities via the following credit institutions:

Information on the credit institution

Full name of the credit organization: Open Joint Stock Company “Gazprombank”
Abbreviated name: GPB (OAO)
Location: bldg. 1, 16, Nametkina Str., Moscow, 117420, Russia oper. acc. 40702810800000013049
BIC 044525823
cor. acc. 30101810200000000823
INN:7744001497
KPP 997950001
Beneficiary’s name: JSC FGC UES
Beneficiary’s INN: 4716016979

Consequences of non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in payment for the placed securities and penalty provisions applicable to the Issuer:

In case of non-fulfillment/improper fulfillment by the Issuer of its obligations related to the return of funds received in payment for the placed securities, the Issuer shall, simultaneously with paying overdue amounts, pay interest to the holders of securities as provided for in Article 395 of the Russian Civil Code.

Other material information related to the methods and the return of funds received in payment for the placed securities is not available.

X. Additional information on the Issuer and issued securities

10.1. Additional information on the Issuer
10.1.1 Information on the amount and structure of the Issuer’s authorized (joint stock) capital (mutual fund)
The amount of the Issuer’s authorized (joint stock) capital (mutual fund) as of the date of Prospectus approval: 633,570,507,998 (Six hundred and thirty-three billion five hundred and seventy million five hundred and seven thousand nine hundred and ninety-eight) rubles and 00 kopecks

Breakdown of the Issuer’s authorized capital into share category:
Ordinary shares:
Total nominal value: 633,570,507,998 (Six hundred and thirty-three billion five hundred and seventy million five hundred and seven thousand nine hundred and ninety-eight) rubles and 00 kopecks
Percentage of the Issuer’s authorized capital: 100%

Preferred shares:
Total nominal value: RUB 0
Percentage of the Issuer’s authorized capital: 0%
The Issuer’s shares circulating outside the Russian Federation via the circulation of depositary securities (securities of foreign issuers certifying the rights to the said shares of the Russian Issuer): A portion of the Issuer’s shares are circulating outside the Russian Federation via circulation under foreign laws on securities of foreign issuers certifying the rights to the said shares of the Issuer.
Category (type) of shares circulating outside the Russian Federation: ordinary registered uncertified shares
Percentage of the shares circulating outside the Russian territory in the total number of shares of the relevant category (type): 0.0898%
Name, location of the foreign issuer, depositary securities which certify the rights to the Issuer’s shares of the relevant category (type): THE BANK OF NEW YORK MELLON
Location: 101 Barclay Street, New York, New York 10286

Brief description of the depositary securities issue program (program type) of the foreign issuer, which certifies the rights to the Issuer’s shares of the relevant category (type):
On June 30th, 2008, the Company launched a Global Depository Receipt (GDR) Program which was not listed under Regulation S and Rule 144A, which certify rights to the Company’s ordinary shares. The Program was established in connection with the re-structuring of FGC and RAO UES of Russia.
One depository receipt is represented by 500 ordinary registered uncertified shares of Federal Grid Company. Deutsche Bank was the depositary under the program until June 30th, 2013. From July 1st, 2013, THE BANK OF NEW YORK MELLON (BNY Mellon) is the depositary under the program.
In 2011, the Company carried out a technical listing of depositary receipts on the Primary Stock Market of the London Stock Exchange. On March 28th, 2011, FGC GDRs were first traded on the London Stock Exchange. As of September 30th, 2013, the FGC GDR Program had 2,274,878 receipts, representing 1,137,439,000 ordinary shares. The maximum number of GDRs the Company is allowed to issue is 2,511,896,256.

Information on the permit obtained from the federal executive authority for the securities market for the placement and/or organization of the circulation of the Issuer’s shares of the relevant category (type) outside of the Russian Federation (if applicable): Notification on granting a permit for the placement and circulation of FGC UES’ ordinary registered uncertified shares outside the Russian Federation was received June 25th, 2008 (office number 08-8K-03/13403).

Name of the foreign market maker(s) through which the Issuer’s shares (depositary securities that certify the rights to the Issuer’s shares) are circulated: London Stock Exchange plc.
Other information on the circulation of the Issuer’s shares outside the Russian Federation: No other information is available.

10.1.2. Information on changes in the amount of the Issuer’s authorized (joint stock) capital (mutual fund)

Amount and	The Issuer’s	Date and number of the	Date of	Amount and
structure of the	management body	Minutes of the meeting of	changing the	structure of the
authorized	that made the	the Issuer’s management	amount of the	authorized
capital prior to	decision to change	body that decided to	authorized	capital after
changes	the amount of the	change the amount of the	capital	changes
	authorized capital	authorized capital
RUB	The Board of Directors	Minutes No. 208 (dated	July 19th, 2007	RUB
121,607,242 ths.		November 21st, 2005) of		180,691,104 ths.
Ordinary shares:		RAO UES of Russia’s		Ordinary shares:
RUB		Board of Directors		RUB
121,607,242 ths.,				180,691,104 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0.0% of the				RUB 0.0% of the
authorized capital				authorized capital
RUB	The Board of Directors	Minutes No. 246 (dated	May 6th, 2008	RUB
180,691,104 ths.		March 6th, 2007) of RAO		238,173,731 ths.
Ordinary shares:		UES of Russia’s Board of		Ordinary shares:
RUB		Directors		RUB
180,691,104 ths.,				238,173,731 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized
capital
RUB	General Meeting of	Minutes No. 3 (dated	December 15th,	RUB
238,173,731 ths.	Shareholders	December 19th, 2007) of	2008	576,757,098 ths.
Ordinary shares:		FGC UES’ Extraordinary		Ordinary shares:
RUB		General Shareholders		RUB
238,173,731 ths.,		Meeting		576,757,098 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized
capital
RUB	The Board of Directors	Minutes No. 71 (dated	March 11th,	RUB
576,757,098 ths.		October 30th, 2008) of	2010	616,780,667 ths.
Ordinary shares:		FGC UES’ Board of		Ordinary shares:
RUB		Directors		RUB
576,757,098 ths.,				616,780,667 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized capital

RUB	The Board of Directors	Minutes No. 108 (dated	March 25th,	RUB
616,780,667 ths.		July 1st, 2010) of FGC	2011	627,974,064 ths.
Ordinary shares:		UES’ Board of Directors		Ordinary shares:
RUB				RUB
616,780,667 ths.,				627,974,064 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized
capital
RUB	The Board of Directors	Minutes No. 138 (dated	April 11th,	RUB
627,974,064 ths.		July 29th, 2011) of FGC	2012	630,193,329 ths.
Ordinary shares:		UES’ Board of Directors		Ordinary shares:
RUB				RUB
627,974,064 ths.,				630,193,329 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized
capital
RUB	The Board of Directors	Minutes No. 179 (dated	May 8th, 2013	RUB
630,193,329 ths.		November 19th, 2012) of		633,570,508 ths.
Ordinary shares:		Board of Directors		Ordinary shares:
RUB				RUB 633
630,193,329 ths.,				570,508 ths.,
100% of the				100% of the
authorized capital				authorized capital
Preferred shares:				Preferred shares:
RUB 0, 0% of the				RUB 0, 0% of
authorized capital				the authorized
capital

10.1.3. Information on the formation and use of the Issuer’s reserve fund and other funds

Information on the Issuer’s reserve fund, as well as other funds formed out of its net profit for the last 5 completed financial years preceding the date of the Prospectus approval:
Name of the fund: the Reserve Fund
The fund amount fixed by the constituent documents: In accordance with clause 8.1 of the Articles of Association, the Company shall establish a Reserve Fund in the amount of five (5) percent of its authorized capital. The amount of annual deductions to the Reserve Fund shall be five (5) percent of the Company’s net profits until the Reserve Fund achieves its target amount.

The amount of the fund in monetary terms as of the end of each completed financial year and in the percentage of the authorized (joint stock) capital, the amount of allocations to the fund for each completed financial year, the amount of the fund used within each completed financial year, and areas where the fund was used:

	Amount of the fund as of the		Allocations to the	Amount of the fund	Areas where
	end of the year		fund in the	used within the	the fund was
	in RUB ths.	in percentage	reporting period,	reporting period,	used
		of authorized	RUB ths.	RUB ths.
		capital
2008	9,910,770	1.72	1,916,167*	0	Not used
2009	10,134,044	1.76	223,274	0	Not used
2010	10 134 044	1.64	0	0	Not used
2011	13,038,463	2.08	2,904,419	0	Not used
2012	13,038,463	2.08	0	0	Not used
* As a result of the restructuring, the Reserve Fund was further increased by RUB 3,336,997 due to the addition of reserve capitals of associated companies.

Other funds of the Issuer formed from its net profit:

The Issuer did not form other fund, allocations were not made, and monetary funds were not used.

10.1.4. Information on the procedure for convening and holding meetings (sessions) of the Issuer’s supreme management body

Name of the Issuer’s supreme management body: General Meeting of Shareholders
Procedure for notifying shareholders (members) about holding a meeting (session) of the Issuer’s supreme management body:
In accordance with Article 52 of the Russian Federal Law on Joint Stock Companies (hereinafter referred to as the “Law”), the notice on holding the General Meeting of Shareholders shall be given at least 20 days in advance; the notice of holding the General Meeting of Shareholders with the Company’ re-organization as an item on the agenda shall be given at least 30 days prior to the date of its holding. In the case provided for by Clause 2 Article 53 of the Law, the notice of holding an Extraordinary General Meeting of Shareholders shall be sent at least 50 days prior to its holding. In accordance with Clause 11.4 Article 11 of the Company’s Articles of Association, not later than thirty (30) days prior to the date of holding the General Meeting of Shareholders, the notice shall be sent to (or served to) each of the persons included in the list of persons entitled to take part in the General Meeting of Shareholders, as well as published by the Company in the Rossiyskaya Gazeta newspaper, unless a longer term is stipulated by Russian legislation.
If a nominee holder of shares is registered in the Company’s shareholder register, the notice of holding the General Meeting of Shareholders shall be sent to the address of the nominee holder of shares, unless the list of persons authorized to attend the General Meeting of Shareholders specifies another postal address to which the notice of holding the General Meeting of Shareholders shall be sent. If the notice of holding the General Meeting of Shareholders is given to a nominee holder of shares, it shall notify its clients in the manner and within the terms provided for by Russian legal regulations or an agreement concluded with the said client.
Persons (bodies) authorized to convene (require the convocation) of an Extraordinary Meeting of the Issuer’s supreme management body, as well as the procedure for sending such requests:
In accordance with Article 55 of the Law, the Extraordinary General Meeting of Shareholders shall be held by a resolution of the Company’s Board of Directors (the Supervisory Board) at its own initiative, upon the request of the Company’s Audit Commission (the internal auditor), the Company’s auditor, as well as shareholder(s) holding at least 10 percent of the Company’s voting shares as of the date of the requests. The Extraordinary General Meeting of Shareholders at the request of the Company’s Audit Commission (the internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares shall be convened by the Company’s Board of Directors (the Supervisory Board). The request to hold an Extraordinary General Meeting of Shareholders shall state issues to be included in the meeting’s agenda. The request to hold an Extraordinary General Meeting of Shareholders may also contain a wording of resolutions on each of these items on the agenda, as well as a proposal regarding the form for holding a General Meeting of Shareholders. If the request to convene an Extraordinary General Meeting of Shareholders contains a proposal of any candidates, such proposal shall be governed by provisions of Article 53 of the Law. If the request to convene an Extraordinary General Meeting of Shareholders is made by shareholder(s), it shall contain the names of the shareholder(s) requiring the convocation of the said meeting and information on the number and categories (types) of their shares. The request to convene an Extraordinary General Meeting of Shareholders shall be signed by person(s) requiring the convocation of an Extraordinary General Meeting of Shareholders.

Procedure for determining the date for holding the meeting (session) of the Issuer’s supreme management body:
In accordance with Article 47 of the Law, the Annual General Meeting of Shareholders shall be held within the terms fixed by the Company’s Articles of Association, however, not earlier than two months and not later than six months after the end of the financial year. In accordance with Article 54 of the Law, during the preparation for the General Meeting of Shareholders, the Company’s Board of Directors (Supervisory Board) shall fix the date, place and time for holding the General Meeting of Shareholders.
An Extraordinary General Meeting of Shareholders convened upon the request of the Company’s Audit Commission (internal auditor), the Company’s auditor or shareholder(s) holding at least 10 percent of the Company’s voting shares (hereinafter - “persons authorized to convene a General Meeting of Shareholders”) shall be held within 40 days after the submission of the request to hold an Extraordinary General Meeting of Shareholders.
If the proposed agenda of the General Meeting of Shareholders contains an item related to the election of members of the Company’s Board of Directors (the Supervisory Board) to be elected by cumulative voting, such General Meeting of Shareholders shall be held within 70 days after the submission of the request to hold an Extraordinary General Meeting of Shareholders.
If in accordance with the Federal Law on Joint Stock Companies the Company’s Board of Directors shall make a decision to hold an Extraordinary General Meeting of Shareholders to elect members of the Company’s Board of Directors, such General Meeting of Shareholders shall be held within 70 days after the adoption of the said decision to hold it by the Company’s Board of Directors.
Persons authorized to make proposals regarding the agenda of the meeting (session) of the Issuer’s supreme management body, as well as the procedure for making such proposals:
Shareholder(s) holding at least 2 percent of the Company’s voting shares shall be authorized to propose issues for the agenda of the Annual General Meeting of Shareholders and to propose candidates for the Company’s Board of Directors and the Audit Commission, whose number does not exceed the quantitative composition of the respective body. Such proposals shall be received by the Company within 90 days after the end of the financial year.
The proposal of issues for the agenda of the General Meeting of Shareholders and the proposal of candidates made by shareholder(s) shall be made in writing, specifying the name(s) of the shareholder(s) making the proposals or requests to hold the Extraordinary Meeting, the quantity and categories (types) of their shares.
In the event that the proposed agenda of the Extraordinary General Meeting of Shareholders contains an issue related to the election of members of the Company’s Board of Directors to be elected by cumulative voting, the Company’s shareholder(s) that hold at least 2 percent of the Company’s voting shares shall be authorized to propose candidates to the Company’s Board of Directors in a number that does not exceed the quantitative composition of the Company’s Board of Directors. Such proposals shall be made to the Company at least 30 days prior to the date of holding the Extraordinary General Meeting of Shareholders.
Persons authorized to review the information (materials) provided for the preparation and holding of a meeting of the Issuer’s supreme management body, as well as the procedure for reviewing the said information (materials):
Within 20 days or, if the agenda of the General Meeting of Shareholders contains an issue on the re-organization of the Company within 30 days prior to holding the General Meeting of Shareholders, the information (materials) shall be made available to persons authorized to attend the General Meeting of Shareholders at the premises of the Company’s executive body and at other places, the addresses of which are specified in the notice on holding the General Meeting of Shareholders.
The said information (materials) shall be made available to the persons attending the General Meeting of Shareholders during its holding. Upon the request of a person authorized to attend the General Meeting of Shareholders, the Company shall provide copies of the said documents. The fee charged by the Company for the provision of such copies shall not exceed the cost of their production.

Procedure for announcing (providing information to the Issuer’s shareholders) resolutions passed by the Issuer’s supreme management body:
If the Company’s General Meeting of Shareholders is held as a meeting (joint presence):
In the event that the voting results and resolutions passed by the Company’s General Meeting of Shareholders are not announced at the General Meeting, within ten (10) days after the preparation of the Minutes on the voting results, the resolutions passed by the Company’s General Meeting of Shareholders, as well as the voting results, shall be published by the Company in the Rossiyskaya Gazeta newspaper and shall be sent to (or served to) each of the persons included in the list of persons entitled to take part in the General Meeting of Shareholders.
If the Company’s General Meeting of Shareholders is held in the form of absentee voting:
Resolutions passed by the General Meeting of Shareholders, as well as the voting results in the form of a report on the voting results, shall be published in the Rossiyskaya Gazeta newspaper within ten (10) days after the preparation of the Minutes on the voting results and shall be sent to (or served to) each of the persons included in the list of persons entitled to take part in the General Meeting of Shareholders.

10.1.5. Information on the business entities in which the Issuer holds at least 5% of the authorized (joint stock) capital (mutual fund) or at least 5% of ordinary shares

The list of business entities in which the Issuer holds at least 5% of the authorized (joint stock) capital (mutual fund) or at least 5% of ordinary shares as of the date of approval of the Prospectus:

Full company name: Open Joint Stock Company Moscow Telecommunications Center of Energy Systems
Abbreviated corporate name: JSC “MUS of Electric Power Industry”
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7705039240
OGRN: 1027739290897
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Scientific and Technical Center of Federal Grid Company of Unified Energy System
Abbreviated corporate name: JSC STC FGC UES
Location: 22 Kashirskoye Shosse, Building 3, Moscow, Russia, 115201
INN: 7728589190
OGRN: 1067746819194
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Main Electric Grid Service Company of the Unified National Electric Grid
Abbreviated corporate name: JSC “GlavSetServis UNEG”
Location: 1 Tkatskaya Street, Moscow, Russia, 105318
INN: 7719665783
OGRN: 1087746060710
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Specialized Electric Grid Service Company of the Unified National Electric Grid
Abbreviated corporate name: JSC “ElectroSetServis UNEG”
Location: 27 Sadovnicheskaya Street, Building 8, Moscow, Russia, 115035
INN: 7705825187
OGRN: 1087746060676
The Issuer’s equity interest in the entity’s authorized capital, %: 100

Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Engineering and Construction Management Center of the Unified Energy System
Abbreviated corporate name: JSC “CIUS UES”
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7728645409
OGRN: 1087746041151
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energostroysnabkomplekt of UES
Abbreviated corporate name: JSC ESSK UES
Location: 6 Artyukhinoy Street, Building 1, Moscow, Russia, 109390
INN: 7723185941
OGRN: 1027700035285
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Chitatekhenergo
Abbreviated corporate name: JSC “ChitaTekhEnergo”
Location: 6 9 Yanvarya Street, Chita, Russia, 672000
INN: 7536053550
OGRN: 1037550044432
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company Agency for Balance Forecasts in the Electric Power Industry
Abbreviated corporate name: CJSC APBE
Location: 22 Andropova Prospect, Moscow, Russia, 115533
INN: 7729530055
OGRN: 1057747692815
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Volgaenergosnabkomplekt
Abbreviated corporate name: JSC “VolgaEnergoSnabKomplekt”
Location: 156 Leninsky Prospect, Moscow, Russia, 117571
INN: 6315200195
OGRN: 1036300443871
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Mobile Gas-Turbine Electricity Plants
Abbreviated corporate name: JSC Mobile GTES
Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072
INN: 7706627050
OGRN: 1067746865493
The Issuer’s equity interest in the entity’s authorized capital, %: 100
Percentage of the entity’s ordinary shares owned by the Issuer, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Nurenergo
Abbreviated corporate name: JSC “NurEnergo”
Location: 6 Staropromyslovskoye Shosse, Grozny, the Chechen Republic, Russia, 364000
INN: 2020004046
OGRN: 1022002546136
The Issuer’s equity interest in the entity’s authorized capital, %: 77
Percentage of the entity’s ordinary shares owned by the Issuer, %: 77
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Tomsk Backbone Grids
Abbreviated corporate name: JSC “Tomsk Backbone Grids”
Location: 36 Kirova Prospect, Tomsk, Russia, 634041
INN: 7017114665
OGRN: 1057000127898
The Issuer’s equity interest in the entity’s authorized capital, %: 52.03
Percentage of the entity’s ordinary shares owned by the Issuer, %: 59.88
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Main Computer Center of the Electric Power Industry
Abbreviated corporate name: JSC “MIC of Electric Power Industry”
Location: 16 Bersenevskaya Embankment, Building 5, Moscow, Russia, 119072
INN: 7705020880
OGRN: 1027739064858
The Issuer’s equity interest in the entity’s authorized capital, %: 50.003
Percentage of the entity’s ordinary shares owned by the Issuer, %: 50.003
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Joint Stock Company Unified Energy System GruzRosenergo
Abbreviated corporate name: JSC UES GruzRosenergo
Location: 2 Marshall Gelovani Street, Tbilisi, Georgia, 0159
INN: -
OGRN: -
The Issuer’s equity interest in the entity’s authorized capital, %: 50
Percentage of the entity’s ordinary shares owned by the Issuer, %: 50
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energotekhkomplekt
Abbreviated corporate name: JSC Energotechkomplekt
Location: 2 Tkatskaya Street, Moscow, Russia, 107143
INN: 7709132641
OGRN: 1027739091115
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 65.34
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Kuban Backbone Grids
Abbreviated corporate name: JSC “Kuban Backbone Grids”
Location: 5 Tramvaynaya Street, Krasnodar, Russia, 350911
INN: 2312130841
OGRN: 1062309023611
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 49
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company North-East Energy Company
Abbreviated corporate name: CJSC Severovostokenergo
Location: 3 Serebryanicheskiy Pereulok, Building 1, Moscow, Russia, 109028
INN: 7705002070
OGRN: 1027739213622
The Issuer’s equity interest in the entity’s authorized capital, %: 49
Percentage of the entity’s ordinary shares owned by the Issuer, %: 49
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Limited Liability Company IT Energy Service
Abbreviated corporate name: LLC “IT Energy Service”
Location: 7, bldg. 5, Kitaigorodsky Proezd, Moscow, Russia, 109074
INN: 7729403949
OGRN: 1037700018751
The Issuer’s equity interest in the entity’s authorized capital, %: 39.99
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Energy Institute named after G.M. Krzhizhanovsky
Abbreviated corporate name: JSC ENIN
Location: 19 Leninsky Prospect, Moscow, Russia, 119991
INN: 7725054454
OGRN: 1027739431752
The Issuer’s equity interest in the entity’s authorized capital, %: 38.24
Percentage of the entity’s ordinary shares owned by the Issuer, %: 38.24
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company Ural Energy Management Company
Abbreviated corporate name: JSC UEUK
Location: 101 Vernadskogo Prospect, Building 3, Moscow, Russia, 119415
INN: 8602066780
OGRN: 1028600586838
The Issuer’s equity interest in the entity’s authorized capital, %: 33.33
Percentage of the entity’s ordinary shares owned by the Issuer, %: 33.33
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Open Joint Stock Company INTER RAO UES
Abbreviated corporate name: OJSC “INTER RAO”
Location: 27 Bolshaya Pirogovskaya Street, Building 3, Moscow, Russia, 119435
INN: 2320109650
OGRN: 1022302933630
The Issuer’s equity interest in the entity’s authorized capital, %: 14.07
Percentage of the entity’s ordinary shares owned by the Issuer, %: 14.07
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Closed Joint Stock Company Energorynok
Abbreviated corporate name: CJSC “EnergoRynok”
Location: 6 Eldoradovsky Pereulok, Moscow, Russia, 125167
INN: 7714539023
OGRN: 1047796114673
The Issuer’s equity interest in the entity’s authorized capital, %: 8.5.
Percentage of the entity’s ordinary shares owned by the Issuer, %: 8.5.
The entity’s equity interest in the Issuer’s authorized capital, %: 0
Percentage of the Issuer’s ordinary shares owned by the entity, %: 0

Full company name: Limited Liability Company Index of Energy – FGC UES
Abbreviated corporate name: LLC Index of Energy – FGC UES
Location: 5A Akademika Chelomeya Street, Moscow, Russia, 117630
INN: 7729601362
OGRN: 1087746560197
The Issuer’s equity interest in the entity’s authorized capital, %: 100
The entity’s equity interest in the Issuer’s authorized capital, %: 1.08
Percentage of the Issuer’s ordinary shares owned by the entity, %: 1.08

10.1.6. Information on major transactions carried out by the Issuer

Major transactions (a series of related transactions), the amount of obligations under which is 10 or more percent of the book value of the Issuer’s assets according to its accounting statements for the last completed reporting period preceding the transaction effected by the Issuer during the last 5 complete financial years preceding the date of Prospectus approval:

2008-2012
There were no such transactions.

10.1.7. Information on the Issuer’s credit ratings

In case a credit rating (ratings) is (are) assigned to the Issuer and/or securities of the Issuer with respect to each of the credit ratings known to the Issuer for the last 5 completed financial years or, if the Issuer carries out its activities less than 5 years, for each completed financial year.

Entity to which the credit rating was assigned: Issuer
Details of the rating agency:
Full company name: Standard & Poor’s International Services Inc.
Abbreviated corporate name: Standard & Poor’s
Location: 4/7 Vozdvizhenka Street, Building 2, Moscow, Russia, 125009

Description of the methods used for the credit rating assignment or the website on which information on the methods of the credit rating assignment is published: http://www.standardandpoors.ru
Credit rating value as of the date of the Prospectus approval: International scale in foreign currency: BBB/stable, International scale in national currency: BBB/stable, National scale (Russia): ruAAA.
The history of changes in credit rating values for the last 5 completed financial years preceding the date of approval of the Prospectus:

Credit rating assignment/change date	Credit rating value
04.04.2008

Standard & Poor’s declared an upgrade of the long-term credit rating for FGC UES, the Russian backbone electric grid operator, from “BB+” to “BBB” – up to the investment category level. At the same time, the rating on the national scale was upgraded from “ruAA+” to “ruAA” and was excluded from the CreditWatch list with a “Positive” outlook. The rating on the international scale remains on the CreditWatch list with a “Positive” outlook.

28.10.2008

Standard & Poor’s removed FGC UES’ long-term credit ratings on liabilities in foreign and national currency from the CreditWatch list with a positive outlook. At the same time, Standard & Poor’s confirmed FGC UES’ long-term credit ratings on liabilities in foreign and national currency at the “BBB” level, on the national scale at “ruAAA” level. The outlook for a ratings change is “Stable”.

08.12.2008	Standard & Poor’s confirmed a long-term credit rating of “BBB” and a rating of “ruAA” on the national scale, which had earlier been assigned to FGC UES. Outlook “Negative”.
14.04.2009	Standard & Poor’s confirmed a long-term credit rating of “BBB” and a rating of “ruAA” on the national scale, which had earlier been assigned to FGC UES. Outlook “Negative”.
22.12.2009

Standard & Poor’s upgraded FGC UES’ rating outlook from “Negative” to “Stable”. At the same time, a long-term international scale credit rating of “BBB” and a rating of “ruAA” on the national scale were confirmed.

18.06.2010	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term international scale credit rating of “BBB” with a “Stable” outlook and a rating of “ruAA” on the national scale.
18.01.2011	Standard & Poor’s confirmed FGC UES’ credit ratings: long-term international scale credit rating of “BBB” with a “Stable” outlook and a rating of “ruAA” on the national scale.
23.09.2011	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term international scale credit rating of “BBB” with a “Stable” outlook and a rating of “ruAAA” on the national scale.
11.10.2012	Standard & Poor’s confirmed FGC UES’ credit ratings: a long-term international scale credit rating of “BBB” with a “Stable” outlook and a rating of “ruAAA” on the national scale.

Other credit rating information: No other information is available.
Entity to which the credit rating was assigned: The Issuer
Details of the rating agency:
Full corporate name: “Moody's Investors Service Inc.”, “Moody’s Investors Service Ltd” Great Britain
Abbreviated corporate name: Moody’s
Location: the New York Office - 99 Church Street, New York, NY 10007, London E14 5FA, One Canada Square
Description of the methods used for the credit rating assignment or the website on which information on the methods of the credit rating assignment is published: http://www.moodys.com
Credit rating value as of the date of the Prospectus approval: International scale in foreign currency: Baa3/stable, National scale (Russia): Aaa.ru.

The history of changes in credit rating values for the last 5 completed financial years preceding the date of approval of the Prospectus:

Credit rating assignment/change date	Credit rating value
23.07.2008	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
30.12.2010	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
12.05.2011	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”, as well as an Aaa.ru rating on the national scale.
04.05.2012	Moody’s confirmed a Baa2 credit rating for FGC UES, outlook “Stable”.
23.11.2012	Baa3, outlook “Stable”

10.2. Information on each category (type) of the Issuer’s shares

Category of shares: ordinary
Nominal value of each share: RUB 0.5
Number of shares in circulation (number of shares which are placed and not redeemed): 1,267,141,015,996
Number of additional shares which may be placed or are in the process of placement (number of additionally issued shares, the State registration of which has been performed, but in respect of which no State registration of the report on the additional issue has been performed or no notice on the additional issue has been submitted (if in accordance with the Federal Law on the Securities Market no State registration of the report of the additional issue of shares is to be performed): 0
Number of authorized shares: 79,664,807,835
Number of shares available (recorded on the balance sheet) to the Issuer: 0
Number of additional shares which may be placed as a result of the conversion of placed securities convertible into shares or as a result of the fulfillment of obligations on the Issuer’s options: 0
State registration number of the Issuer’s share issue and the date of its State registration; and if there are additional issues of the Issuer’s shares in respect of which the registration authority has not decided to cancel their individual number (code), the State registration number and date of State registration of each additional issue should be specified:

State Registration Date	State registration No.
10.09.2002	1-01-65018-D

Rights conferred by the shares to their holders:
Each ordinary share confers to shareholders equal rights in accordance with applicable legislation:

  Participate personally or via their representatives in the Company’s General Meeting of Shareholders with the right to vote on all issues within the scope of its competence;
  Propose issues to be included in the agenda of the General Meeting of Shareholders in accordance with the procedure stipulated by applicable Russian legislation and the Company’s Articles of Association;
  Receive information about the Company’s activities and review corporate documents in accordance with Article 91 of the Russian Federal Law on Joint Stock Companies;
  Receive dividends declared by the Company;
  Have the pre-emptive right to purchase additional shares placed via subscription and issue-grade securities convertible into shares in the amount pro-rated to the number of the given category (type) of shares held by them;
  Receive a part of the Company’s property in case of its liquidation;
  Exercise other rights provided for by Russian legislation and the Company’s Articles of Association.

Other rights provided for by Russian legislation:
In accordance with Article 34 of the Russian Law on Joint Stock Companies (hereinafter referred to as the “Law”), a share held by the incorporator of the Company shall not grant any voting rights until its complete payment, unless otherwise provided for by the Company’s Articles of Association.
In accordance with Article 40 of the Law, the Company’s shareholders who voted against or abstained from voting regarding the Issue via closed subscription of shares and issue-grade securities convertible into shares shall have the pre-emptive right to purchase additional shares and issue-grade securities convertible into shares placed via closed subscription in the amount in proportion to the number of shares of such category (type) held by them.
The said right shall not apply to the placement of shares and other issue-grade securities convertible into shares via closed subscription only among shareholders if shareholders are able to purchase an integral number of placed shares and other issue-grade securities convertible into shares in proportion to the number of shares of the relevant category (type) that they hold.
In accordance with Article 41 of the Russian Law, a person having the pre-emptive right to purchase additional shares and issue-grade securities convertible into shares shall be authorized to fully or partially exercise his/her pre-emptive right by filing a written application with the Company to acquire shares and issue-grade securities convertible into shares and a document confirming payment for shares and issue-grade securities convertible into shares.
In accordance with Article 45 of the Law, an entry shall be made in the Company’s shareholder register at the request of a shareholder or a nominee holder of shares within three days after the submission of documents, as provided for by Russian legal requirements. The said requirements may provide for a shorter term for making entries in the Company’s shareholder register.
In accordance with Article 46 of the Russian Law, a registrar of the Company’s shareholder register shall confirm, upon the request of a shareholder or a nominee holder of shares, its rights to shares by issuing an extract from the Company’s shareholder register which shall not be a security.
In accordance with Article 59 of the Law, voting at the General Meeting of Shareholders shall be conducted based on the principle “one voting share in the Company – one vote”, except for cumulative voting, as provided for by the Russian Federal Law.
In accordance with Article 71 of the Law, the Company or shareholder(s) holding at least 1 percent of the Company’s outstanding ordinary shares shall be authorized to bring an action in court against a member of the Company’s Board of Directors (the Supervisory Board), the Company’s sole executive body (the Director, General Director), a member of the Company’s collegial executive body (the Management Board, Director) or against a management company or a manager regarding the compensation of losses caused to the Company, as provided for by Clause 2 Article 71 of the Law.
In accordance with Article 72 of the Law, each shareholder holding shares of the specific categories (types) the resolution on the acquisition of which was passed may sell the said shares and the Company shall buy them.
In accordance with Article 75 of the Law, shareholders holding voting shares shall be authorized to require the buy-back by the Company of all or any of their shares in the following cases:

  re-organization of the Company or conclusion of a major transaction, a resolution on the approval of which is passed by the General Meeting of Shareholders in accordance with Clause 2 Article 79 of the Law if they voted against approval of the decision on its re-organization or approval of the said transaction or did not take part in the voting on these matters;
  In the event of amendments and additions made to the Company’s Articles of Association or approval of the revised Articles of Association restricting their rights if they voted against adoption of the relevant decision or did not take part in voting.

The Issuer’s Articles of Association do not provide for preferred shares of two or more types, for each of which the size of the dividend is determined.

Other information on the shares to be designated by the Issuer at its own discretion: no other information is available.

10.3. Information about the previous issues of the Issuer’s issue-grade securities, other than the Issuer’s shares

10.3.1 Information about the issues for which all securities have been redeemed (cancelled)

Issues of securities which have been redeemed during the last 5 complete financial years:

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 02 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-02-65018-D (May 11th, 2005)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	7,000,000 bonds
Nominal value of the securities issue	RUB 7,000,000,000
Redemption date for the securities in the Issue	22.06.2010
Basis for the redemption of the securities of the Issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 03 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-03-65018-D (November 24th, 2005)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	7,000,000 bonds
Nominal value of the securities issue	RUB 7,000,000,000
Redemption date for the securities in the Issue	12.12.2008
Basis for the redemption of the securities of the Issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 04 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-04-65018-D (September 7th, 2006)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	6,000,000 bonds
Nominal value of the securities issue	RUB 6,000,000,000
Redemption date for the securities in the Issue	06.10.2011
Basis for the redemption of the securities of the Issue	Fulfilling obligations under the securities

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified bearer series 05 bonds with mandatory centralized custody
State registration date and number of the securities issue	4-05-65018-D (September 7th, 2006)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
Redemption date for the securities in the Issue	01.12.2009
Basis for the redemption of the securities of the Issue	Fulfilling obligations under the securities

10.3.2. Information about securities issues which are outstanding

Total number and nominal value (if this type of securities provides for nominal value) of all of the Issuer’s securities of each individual type, with the exception of shares in respect of which the State registration of their issue(s) has been performed and which are marketable as of the date of the approval of the Prospectus: There are 246,000,000 outstanding Issuer bonds with a total nominal value of RUB 246,000,000,000.

Total number and nominal value (if this type of securities provides for nominal value) of all Issuer securities of each individual type, with the exception of shares in respect of which the State registration of their issue(s) has been performed and which can be placed as of the date of the approval of the Prospectus: 90,000,000 Issuer obligations with a total nominal value of RUB 90,000,000,000 underwent State registration and can be placed.

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 06 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-06-65018-D (November 5th, 2009)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	05.10.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	15.09.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 07 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-07-65018-D (November 5th, 2009)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	17.11.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	16.10.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 08 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-08-65018-D (November 5th, 2009)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities

Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	05.10.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	15.09.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified bearer bonds of series 09 with mandatory centralized custody
State registration date and number of the securities issue	4-09-65018-D (November 5th, 2009)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	5,000,000 bonds
Nominal value of the securities issue	RUB 5,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	17.11.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	16.10.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/,http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 10 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-10-65018-D (November 5th, 2009)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	05.10.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	15.09.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/,http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 11 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-11-65018-D (November 5th, 2009)

Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	17.11.2010
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	16.10.2020
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 12 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-12-65018-D (June 7th, 2011)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	21.05.2012
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	14
Redemption date for the securities in the Issue	19.04.2019
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 13 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-13-65018-D (June 7th, 2011)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	26.07.2011
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	20
Redemption date for the securities in the Issue	22.06.2021
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 15 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-15-65018-D (June 7th, 2011)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	03.11.2011
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	24
Redemption date for the securities in the Issue	12.10.2023
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 18 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-18-65018-D (June 7th, 2011)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	23.12.2011
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	24
Redemption date for the securities in the Issue	27.11.2023
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 19 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-19-65018-D (June 7th, 2011)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	26.07.2011

Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	24
Redemption date for the securities in the Issue	06.07.2023
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 21 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-21-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	06.11.2012
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	30
Redemption date for the securities in the Issue	06.10.2027
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 22 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-22-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	14.08.2012
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	30
Redemption date for the securities in the Issue	21.07.2027
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 23 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-23-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service

Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	26.06.2013
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	27.04.2048
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 24 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-24-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	06.02.2013
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	30
Redemption date for the securities in the Issue	07.01.2028
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/,http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 25 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-25-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	08.10.2012
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	30
Redemption date for the securities in the Issue	14.09.2027
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 26 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-26-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	04.09.2013
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	30.06.2048
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 27 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-27-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	11,000,000 bonds
Nominal value of the securities issue	RUB 11,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	04.09.2013
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	30.06.2048
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 28 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-28-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	26.06.2013

Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	27.04.2048
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series 29 bearer bonds with mandatory centralized custody
State registration date and number of the securities issue	4-29-65018-D (June 21st, 2012)
Registration authority that performed the State registration of the securities issue	Russian Federal Financial Markets Service
Number of securities in the Issue	20,000,000 bonds
Nominal value of the securities issue	RUB 20,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	as of the date of approval of this Prospectus, the report on the securities issue / notification of the results of the securities issue are not submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	07.09.2048
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-01 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-01-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Outstanding securities
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	6
Redemption date for the securities in the Issue	21.10.2015
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-02 exchange-traded bearer bonds with mandatory centralized custody

Identification number of the Issue and the date of its assignment	4BO2-02-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-03 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-03-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-04 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-04-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	10,000,000 bonds
Nominal value of the securities issue	RUB 10,000,000,000
State of securities of the Issue	Placement not started

Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-05 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-05-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-06 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-06-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140

Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-07 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-07-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

Category, series (type), form and other identifying characteristics of securities:	Non-convertible interest-bearing certified series BO-08 exchange-traded bearer bonds with mandatory centralized custody
Identification number of the Issue and the date of its assignment	4BO2-08-65018-D (June 6th, 2012)
Organization that assigned the identification number to the securities issue	CJSC MICEX SE
Number of securities in the Issue	15,000,000 bonds
Nominal value of the securities issue	RUB 15,000,000,000
State of securities of the Issue	Placement not started
Date of State registration of the report on the securities issue (date of notification of the results of the securities issue)	According to the decision of the securities Issuer, no report (notification) on the bond issue is submitted to the registration authority
Number of interest (coupon) periods for which income (coupons, interest) on the securities of the Issue is paid (for bonds)	140
Redemption date for the securities in the Issue	The 12,740th (Twelve thousand seven hundred and fortieth) day from the bond placement commencement date.
Website where the text of the resolution to issue securities and the Prospectus is published	http://www.fsk-ees.ru/, http://www.e-disclosure.ru/portal/company.aspx?id=379

10.4. Information about the entity (entities) that provided security for the Issuer’s security bonds and terms for securing the obligations under the Issuer’s security bonds
The Issuer has not placed secured bonds.

10.4.1. Terms for securing the obligations under mortgage-backed bonds.
The Issuer has not placed mortgage-backed bonds.

10.5. Information about the registrars of the rights to securities of the Issuer
Person maintaining the register of holders of the Issuer’s registered securities: the registrar
Full company name: Closed Joint-Stock Company “Registrar Company STATUS”
Abbreviated corporate name: CJSC STATUS
Location: 32 Novorogozhskaya Street, Building 1, Moscow, Russia, 109544
INN: 7707179242
OGRN: 1027700003924
Securities registrar license:
Number: 10-000-1-00304
Date of issue: 12.03.2004
Term: unlimited
Issuing authority: Russian Federal Financial Markets Service
The date from which the registrar has been maintaining the register of holders of the Issuer’s registered securities: 01.02.2011
Other information on keeping the register of holders of the Issuer’s registered securities to be specified by the Issuer at its sole discretion: none
The securities in circulation are the Issuer’s certified securities with mandatory centralized custody: FGC UES’ series 06, 07, 08, 09, 10, 11, 12, 13, 15, 18, 19, 21,22, 23, 24, 25, 26, 27, 28, 29 bonds; series BO-01 exchange-traded bonds.
Depositary providing centralized custody of the said securities:
Full company name: Non-bank credit institution, Closed Joint Stock Company National Settlement Depository
Abbreviated corporate name: NBCI CJSC NSD
Location: 12 Spartakovskaya Street, Moscow, Russia, 105066
License number of a professional participant of the securities market for depository activities:
Number: 177-12042-000100
Date of issue: 19.02.2009
Term: unlimited
Issuing authority: Russian Federal Financial Markets Service

10.6. Information about legislative acts regulating capital import and export that can affect payment of dividends, interest and other payments to non-residents

Titles and details of Russian legislative acts effective as of the date of approval of this Prospectus, which regulate capital import and export and can affect payment of dividends on the Issuer’s securities to nonresidents and, if the Issuer has other securities in circulation, can also affect interest and other payments to non-residents that are owners of such securities:

  Russian Tax Code, Part 1 (published August 6th, 1998, effective from January 1st, 1999);
  Russian Tax Code, Part 2 (published August 7th, 2000, effective from January 1st, 2001);

  Federal Law No. 311-FZ (dated November 27th, 2010) on Customs Regulation in the Russian Federation (published November 29th, 2010, effective from December 29th, 2010);
  Federal Law No. 395-1 (dated December 2nd, 1990) on Banks and Banking Activity (published December 6th, 1990, effective from February 27th, 1992);
  Federal Law No. 39-FZ (dated April 22nd, 1996) on the securities market (published April 25th, 1996, effective from April 25th, 1996);
  Federal Law No. 39-FZ (dated February 25th, 1999) on Investment Activities in the Russian Federation in the Form of Capital Investments (published March 1st , 1999, effective from March 4th, 1999);
  Federal Law No. 57-FZ (dated April 29th, 2008) on Foreign Investments in Businesses Entities that are Strategically Important for National Defense and State Security (published May 5th, 2008, effective from May 7th, 2008);
  Federal Law No. 160-FZ (dated July 9th, 1999) on Foreign Investments in the Russian Federation (published July 12th, 1999, effective from July 14th, 1999);
  Federal Law No. 173-FZ (dated December 10th, 2003) on Currency Regulation and Currency Control (published December 15th, 2003, effective from June 15th, 2004);
  Federal Law on Countering Money Laundering and Terrorism Financing No. 115-FZ (dated August 7th, 2001, published August 9th, 2001, effective from February 1st, 2002).
  Federal Law No. 208-FZ (dated December 26th, 1995) on Joint Stock Companies (published December 29th, 1995, effective from January 1st, 1996);
  Federal Law No. 86-FZ (dated July 10th, 2002) on the Central Bank of the Russian Federation (Bank of Russia) (published July 13th, 2002, effective from July 13th, 2002); Federal Law No. 46-FZ (dated March 5th, 1999) on the Protection of Rights and Legal Interests of Investors in the Securities Market (published March 8th, 1999, effective from March 11th, 1999);
  Instruction of the Central Bank of Russia No. 138-I (dated June 4th, 2012) “On Procedure for Submitting Documents and Information Connected with Foreign Currency Transactions by Residents and Non-Residents to Authorized Banks, Procedure for Executing Transaction Passports, and Procedure for Accounting and Control of Foreign Currency Transactions by Authorized Banks” (published August 17th, 2012, effective from October 1st, 2012);
  Regulations No. 269-P on Opening by the Bank of Russia of Non-Resident Bank Accounts in the Currency of the Russian Federation and Carrying Out Transactions under the specified Accounts (approved by CBR on May 4th, 2005, published June 8th, 2005, effective from June 19th, 2005).

10.7. The procedure for taxing income on the Issuer’s issue-grade securities placed or to be placed
The procedure for taxing income on the Issuer’s securities placed or to be placed, including applicable tax rates for different categories of security holders (individuals, legal entities, residents and non-residents), procedure for and terms of payment:

The taxation of income on the Issuer’s issue-grade securities which are placed or to be placed shall be governed by the Russian Tax Code (hereinafter referred to as the “TC”) and by other Russian regulations adopted in accordance with the Russian Tax Code.

Tax Rates
Type of income**	Legal entities		Individuals
	Residents	Non-residents	Residents	Non-residents
Coupon income	20%	20%	13%	30%
Proceeds from the sale of securities	20%	20%	13%	30%
Dividend income	9%*	15%	9%	15%
* or 0 percent to be applied to income obtained by Russian entities in the form of dividends, provided that as of the date of the resolution to pay dividends the entity receiving dividends has owned continuously during at least 365 days not less than a 50% share in the authorized (joint stock) capital (fund) of the entity paying dividends or depository receipts entitling it to receive dividends in the amount equivalent to at least 50% of the total dividends to be paid by the entity.

**In accordance with clause 6 Article 214.6 and clause 7 Article 310.1 of the Russian Tax Code, income on issue-grade securities with mandatory centralized custody, which are issued by the Russian companies, are subject to taxation at the rate stipulated by paragraph 1 clause 3 Article 224 of the Russian Tax Code (at the rate of 30%) provided that such securities are accounted for on the custody account of the foreign nominee holder, the custody account of the foreign authorized holder and (or) the custody account of depositary programs; income on other securities is paid to foreign organizations that act in the interests of third parties, and the information on such third parties was not provided or was not provided in full to the depositary.

Taxation of individuals:
Type of tax: Individual income tax (IIT)
Source income in the Russian Federation includes:
- Dividends and interest obtained from a Russian entity and interest obtained from Russian individual entrepreneurs and/or a foreign entity in connection with activities of its permanent establishment in the Russian Federation;
- Income from the sale of shares or other securities and participatory interests in the authorized capital of entities in the Russian Federation.
Tax base:
To assess the tax base, all income derived by the taxpayer, either in cash or in kind, or the right to dispose of such income, and income in the form of material benefit shall be taken into account.
The taxpayer’s income obtained in the form of a material benefit is the material benefit obtained from the purchase of securities. If a taxpayer derives income in the form of a material benefit from the purchase of securities, the tax base shall be determined as the excess of the market value of securities over the amount of the taxpayer’s actual expenses on their purchase.
The market value of securities traded on the organized securities market shall be calculated based on their market price, taking into account fluctuation limits.
The market value of securities which are not traded on the organized securities market shall be calculated based on their estimated price, also taking into account fluctuation limits.
The market price of securities traded on the organized securities market shall be the weighted average price of such securities calculated by a securities market maker (stock exchange). If securities market makers (stock exchanges) have no information on the weighted average price of securities as of the date of the transaction, the market price shall be the weighted average price prevailing on the date of the next trading held prior to the date of the respective transaction, provided that such securities were traded at least once during the last three months. The fluctuation limit for securities traded on the organized securities market shall be 20 percent either up or down from the market price of such securities. The fluctuation limit for securities that are not traded on the organized securities market shall be 20 percent either up or down from the estimated price of the said securities.
When determining the tax base for income from securities transactions, income obtained from the following transactions shall be taken into account:
☐ Transactions with securities traded on the organized securities market;
☐ Transactions with securities that are not traded on the organized securities market.
The procedure for classifying civil rights objects as securities shall be established by Russian civil legislation and the applicable legislation of foreign states.
Securities traded on the organized securities market include, inter alia, securities admitted to trading through a Russian securities market maker, including on the stock exchange. The above-mentioned securities refer to securities traded on the organized securities market, if a market quotation is calculated for such securities. The market quotation for a security means:
- The weighted average price of such security in transactions effected during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trading through the said market maker or stock exchange);
- The security closing price calculated by a foreign stock exchange for transactions effected within one trading day through the said stock exchange (for securities admitted to trading on a foreign stock exchange).

For individual income tax purposes, securities shall be recognized as sold (purchased) in the event of the termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including through clearing in accordance with applicable Russian laws.
Claims of the same kind are claims to transfer the securities of one issuer having equal rights and referred to as a common class and category (type).
The offset of claims of the same kind shall be confirmed, in accordance with Russian laws, by documents on the termination of obligations to transfer (accept) securities, including by reports of a clearing company, persons engaged in broker operations or managers rendering clearing or brokerage services to or acting as trustees for the taxpayer in accordance with applicable Russian laws.
Income from securities transactions is the income derived from the sale and purchase (redemption) of securities during a particular tax period.
Income in the form of interest (coupon, discount) obtained in a tax period for securities shall be included in the income from securities transactions, unless otherwise provided for by Article 214.1 of the Russian TC.
Income from transactions with securities, that are either traded on the organized securities market or not, effected by a trustee (other than a management company providing trust services with respect to the property forming the mutual investment fund) in favor of a beneficiary that is an individual shall be included in beneficiary income from the respective securities transactions.
Expenses from securities transactions are documented expenses actually incurred by a taxpayer in connection with the sale, purchase, custody and redemption of securities. These expenses include:
1.	Amounts paid to the Issuer as payment for the securities to be placed and amounts paid under the securities purchase agreement, including coupon amounts;
2.	Fees paid to professional participants of the securities market, exchange intermediaries and clearing centers;
3.	Exchange duty (fee);
4.	Registrar fees;
5.	Tax payable by a taxpayer upon receipt of securities via inheritance;
6.	Tax payable by a taxpayer upon receipt of shares or equity units via a donation in accordance with Clause 18.1 Article 217 of the Russian Tax Code.
7.	Interest paid by a taxpayer for credits and loans obtained to carry out securities transactions (including interests on credits and loans for margin transactions) to the extent of amounts calculated at the Central Bank of Russia’s re-financing rate as of the interest payment date increased by 1.1 times for ruble-denominated credits and loans and 9% for credits and loans denominated in foreign currencies;
8.	Other expenses directly associated with securities transactions.
The financial result of securities transactions is the income derived from transactions net of the respective above-mentioned expenses.
Expenses that can neither be directly used to reduce the income from transactions with securities both traded and not traded on the organized securities market, nor used to reduce the respective type of income shall be distributed in proportion to each type of income.
The financial result shall be calculated for each transaction and for each series of transactions with securities. The financial result shall be calculated upon expiration of each tax period, unless otherwise provided for by Article 214.1 of the Russian TC.
A negative financial result obtained in the tax period for some securities transactions shall reduce the financial results obtained in the tax period for respective transactions. With respect to transactions with securities traded on the organized securities market, the negative financial result that reduces the financial result of transactions with securities traded on the organized market shall be calculated taking into account fluctuation limits in the market price of securities.
A negative financial result obtained in the tax period on some transactions with securities that are not traded on the organized securities market and that as of the date of their purchase referred to securities traded in the organized securities market, may reduce the financial results obtained in the tax period for transactions with securities traded on the organized securities market.

A negative financial result for each series of securities transactions shall be recognized as loss. Losses from securities transactions shall be recorded as provided for by Articles 214.1 and 220.1 of the Russian TC.
For the purpose of the sale of securities, expenses in the form of the acquisition cost of securities shall be recognized based on the value of those first acquired (FIFO).
If the Issuer carried out an exchange (conversion) of shares, in case of the sale of shares obtained by the taxpayer as a result of an exchange (conversion), the expenses on acquiring shares that were owned by the taxpayer before their exchange (conversion) shall be recognized as the taxpayer’s documented expenses.
In case of the sale of shares (participatory interests, equity units) obtained by the taxpayer upon the reorganization of entities, their acquisition cost shall be the cost determined in accordance with clauses 4 to 6 of Article 277 of the Russian TC, provided that the taxpayer submits documentary evidence of the acquisition cost for shares (participatory interests, equity units) for the re-organized entities.
If the taxpayer has acquired title to securities (including at no cost or with partial payment, as well as via donation or inheritance), for the purpose of income taxation from the sale and purchase (redemption) of securities, the amounts used for the calculation and tax payment on acquisition (receipt) of such securities and the amount of tax paid by the taxpayer shall be recognized as documented expenses for the acquisition (receipt) of such securities.
If upon acquisition of securities by the taxpayer via donation or inheritance no tax is withheld in accordance with clauses 18 and 18.1 of Article 217 of the Russian TC, for the purpose of the taxation of income derived by the taxpayer from the sale and purchase (redemption) of securities obtained via donation or inheritance; the documented expenses of the donor (testator) relating to the acquisition of the said securities shall also be taken into account.
The amounts paid by the taxpayer for the purchase of securities with partial redemption of their nominal value during their circulation shall be recognized as expenses upon the said partial redemption pro rated to the share of income obtained from the partial redemption out of the total amount payable.
The positive financial result of the relevant series of transactions calculated for the tax period shall be recognized as the tax base for the securities transactions.
The tax base for each series of transactions (transactions with securities traded on the organized market and transactions with securities that are not traded on the organized market) shall be determined separately.
Taxpayers that in the previous tax periods incurred losses from transactions with securities traded on the organized securities market may reduce the tax base for transactions with securities traded on the organized securities market in the current tax period by the total loss or a part thereof (to carry the loss forward).
In this event, the tax base for the current tax period shall be determined taking into account special considerations provided for by Articles 214.1 and 220.1 of the Russian TC.
Losses derived from transactions with securities traded on the organized securities market and carried forward shall reduce the tax base of the respective tax periods for the said transactions.
No losses derived from transactions with securities that are not traded on the organized securities market may be carried forward.
A taxpayer shall have the right to carry a loss forward during ten years following the tax period in which the loss was incurred.
A taxpayer shall have the right to carry over to the current tax period losses which were incurred in the preceding tax periods. A loss which has not been carried forward to the following year may be carried forward in whole or in part to the next year out of the ensuing nine years.
If a taxpayer has incurred losses in more than one tax period, such losses shall be carried forward in the same sequence in which they were incurred.
A taxpayer shall keep documents confirming losses incurred during the entire period in which it reduces the tax base for the current tax period by the amount of losses previously incurred.

A taxpayer shall reflect losses in accordance with Article 220.1 of the Russian TC when submitting its tax return to the tax authority upon the expiration of the tax period.
Amounts paid under a trust agreement to a trustee in the form of remuneration and reimbursement for expenses on securities transactions shall be recognized as expenses reducing income from the respective transactions. If the trustor is not a beneficiary under the trust agreement, such expenses shall be recognized when calculating the financial results solely for the beneficiary.
If the trust agreement provides for several beneficiaries, income from securities transactions carried out by the trustee in favor of the beneficiary shall be distributed between the said beneficiaries according to the terms and conditions of the trust agreement.
If in the process of trustee services transactions are carried out with securities that are traded and/or not traded on the organized securities market and if in the course of such trustee services some other types of income arise (including income in the form of dividends and interest), the tax base shall be determined separately for transactions with securities traded or not traded on the organized securities market and for each type of income. Expenses that can neither be directly used to reduce income from transactions with securities both traded and not traded on the organized securities market nor used to reduce the respective income type shall be distributed in proportion to each income type.
A negative financial result obtained for some securities transactions carried out by a trustee in the tax period shall reduce the total financial result of the respective transactions. In this case, the financial result shall be determined separately for transactions with securities traded on the organized securities market and transactions with securities that are not traded on the organized securities market.
A trustee shall be recognized as a tax agent in relation to the person to whom trust services are provided in accordance with the trust agreement.
The tax base for securities transactions shall be determined upon expiration of the tax period.
The tax agent (trustee, broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) shall determine the taxpayer’s tax base for all types of income from transactions carried out by the tax agent in favor of the taxpayer. The trustee, broker, person carrying out the transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC shall be recognized as a tax agent with regard to tax amounts not fully withheld by the issuer of securities, including in case of transactions in favor of the taxpayer, the tax base of which is determined in accordance with Articles 214.3 and 214.4 of the Russian TC.
The amount of the tax shall be calculated, withheld and paid by the tax agent upon expiration of the tax period or prior to expiration of the tax period or the trust agreement.
A cash payment means payment by a tax agent of funds to the taxpayer or a third party at the request of the taxpayer, as well as transfer of funds to the bank account of the taxpayer or a third party at the request of the taxpayer.
Payment of income in kind for the purposes of this clause is transfer of securities by the tax agent to the taxpayer from the tax agent’s custody account (personal account) or the taxpayer’s custody account (personal account), which is maintained by the tax agent. The transfer of securities by the tax agent at the request of the taxpayer in connection with the securities transactions carried out by the taxpayer shall not be recognized as payment of income in kind, if the funds under the respective transactions have been fully transferred to the account (including the bank account) of the taxpayer opened with the said tax agent.
If the tax agent transfers funds (income in kind) prior to expiration of the tax period or prior to expiration of the trust agreement, the tax shall be calculated on the tax base as determined in accordance with Article 214.1 of the Russian TC.
To determine the tax base, the tax agent shall calculate the financial result for the taxpayer to whom the funds or income in kind is to be paid as of the date of the income payment. If the amount of funds to be paid to the taxpayer does not exceed the amount calculated for the taxpayer as equal to the financial results of transactions in which the trustee (broker, person carrying out transactions under a trust agreement, the commission agreement, an agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the amount of the payment.

If the income is paid in kind, the payment amount shall be determined by the amount of actually incurred documented expenses on the purchase of securities to be transferred to the taxpayer.
If the amounts payable to the taxpayer exceed the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as the tax agent in accordance with the Russian TC) acts as a tax agent, the tax shall be withheld from the total amount equal to the amount of financial results calculated for the taxpayer under transactions in which the trustee (broker, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) acts as a tax agent.
If the tax agent pays funds (income in kind) to the taxpayer more than once during the tax period, the tax amount shall be calculated on a cumulative basis with the set-off of previously paid tax amounts.
If the taxpayer has different types of income (including income taxable at different rates) from transactions carried out by the tax agent in favor of the taxpayer, the sequence of their payment to the taxpayer in case of cash payments (income in kind) prior to expiration of the tax period (prior to the expiration of the trust agreement) shall be established as agreed upon between the taxpayer and the tax agent.
If it is impossible to withhold the calculated tax amount (in whole or in part) from the taxpayer, the tax agent (broker, trustee, person carrying out transactions under a trust agreement, commission agreement, agency agreement in favor of the taxpayer or another person recognized as a tax agent in accordance with the Russian TC) shall within one month following such event notify in writing the tax authority at the place of its registration of the impossibility of such withholding, as well as of the amount owed by the taxpayer. In this case, the tax shall be paid in accordance with Article 228 of the Russian TC.
Tax agents shall calculate, withhold and transfer the tax withheld from the taxpayer not later than within one month from the date of expiration of the tax period or the date of the funds payment (securities transfer).
The deduction in the amount of actually incurred documented expenses shall be provided to the taxpayer upon calculation and payment of taxes by the tax agent (broker, trustee, management company providing trust services with respect to property forming a mutual investment fund or by any other person performing transactions under a trust agreement, commission agreement, agency agreement or other similar agreement in favor of the taxpayer) or upon expiration of the tax period, when submitting tax returns to the tax authority.
Specific requirements relating to the determination of the tax base arising from REPO securities and securities lending transactions are established by Articles 214.3 and 214.4 of the Russian TC, respectively.

Taxation of legal entities:
Tape of tax: Profit tax
Profits shall include the following:
2	Revenues from the sale of property rights (income from sales);
3	Non-sale income in the form of interest on securities and other debt obligations and/or participation in other entities.
Tax base:
Income derived by the taxpayer from operations involving the sale or other disposal (including redemption) of securities shall be determined based on the sale price or other disposal of the security, the amount of the accrued interest (coupon) income paid by the purchaser to the taxpayer and the amount of interest (coupon) income paid to the taxpayer by the Issuer. The amounts of interest (coupon) income previously recorded for taxation purposes shall not be included in the taxpayer’s income from the sale or other disposal of securities.

Expenses related to the sale (or other disposal) of securities shall be determined based on the acquisition price of the security (including acquisition expenses), expenses related to the sale of the security, discounts on the estimated value of investment shares and the amount of accrued interest (coupon) income paid by the taxpayer to the seller of the security. The amounts of accumulated interest (coupon) yield considered earlier for taxation purposes are not included as expenses.
Securities shall also be recognized as sold (acquired) in the event of termination of the taxpayer’s obligations to transfer (accept) the respective securities by offsetting counter-claims of the same kind, including via clearing (in accordance with Russian laws).
Securities shall be recognized as traded on the organized securities market only if all of the following conditions are met:
1.	They have been admitted to trading by at least one market maker that has the right to do so in accordance with national legislation;
2.	Information on their prices (quotations) is published in the mass media (including the electronic mass media) or may be made available by a market maker or another authorized person to any interested person within three years from the date of transactions involving securities;
3.	Within the last three months preceding the date of the taxpayer’s transactions involving such securities, their market quotation was calculated as required by applicable law.
Applicable law means the law of the State in which securities are circulated (the taxpayer carries out civil law transactions entailing the transfer of titles to securities). If it is impossible to clearly establish the territory of the State in which securities transactions were carried out outside of the organized securities market, including transactions carried out through electronic trading systems, the taxpayer may choose the State depending on the location of the seller or the buyer of securities, in accordance with the accounting policy adopted by the taxpayer for taxation purposes.
For taxation purposes, the market quotation of a security is the weighted average price of such security in transactions carried out during one trading day via a Russian securities market maker, including a stock exchange (for securities admitted to trading through such market maker or on the stock exchange) or the closing price of the said security calculated by a foreign stock exchange for transactions carried out within one trading day through the stock exchange (for securities admitted to trading on the said stock exchange). Where transactions involving one and the same security were carried out by two or more market makers, the taxpayer shall have the right to independently choose the market quotation of any market maker. In the event a market maker does not calculate the weighted average price, the weighted average price for the purposes of this Chapter shall be one half of the maximum and minimum prices of transactions carried out during one trading day via the market maker.
The accrued interest (coupon) income is a portion of the interest (coupon) income to be paid under the terms and conditions of the issue of the said security calculated in proportion to the number of calendar days which elapsed from the date of the issue of the security or the payment date of the last coupon income up to the date of the said transaction (the transfer date of the security).
The market price of securities traded on the organized securities market for taxation purposes is the actual price of the securities sold or disposed of otherwise, if such a price falls between the minimum and maximum prices (the price interval) of transactions involving that security, which was registered by the securities market maker, as of the date of the respective transaction. If a transaction is carried out through a market maker, the transaction date shall be the trading date on which the respective securities transaction is carried out. If a security is sold outside of the organized securities market, the transaction date shall be the date for establishing all material terms and conditions for the transfer of the security, i.e. the date of signing the agreement.
If transactions involving one and the same security are carried out on that date via two or more securities market makers, the taxpayer may independently choose the market maker whose price interval values will be used by the taxpayer for taxation purposes.

If securities market makers have no information on the price interval as of the transaction date, the taxpayer shall use the price interval effective for the sale of such securities according to securities market makers, as of the date of the most recent trade prior to the respective transaction date, provided that such securities were traded at least once during the last three months.
If the taxpayer observes the above-mentioned procedure, the actual price of the sale or other disposal of securities, which is within the relevant price range, shall be recognized as the market price for taxation purposes. When securities traded on the organized securities market are sold (purchased) at a price which is below the minimum (higher than the maximum) price of transactions on the organized securities market, the minimum (maximum) price of the transaction on the organized securities market shall be considered for the purpose of determining the financial result.
For securities that are not traded on the organized securities market, the actual transaction price shall be used for taxation purposes, if the price lies between the minimum and maximum prices set based on the estimated price of the security and the price deviation limit. The maximum deviation price for securities that are not traded on the organized securities market shall be 20 percent up or down from the estimated price of the security. In the event that securities that are not traded on the formal securities market are sold (acquired) at the price that is lower than the minimum (higher than the maximum) price determined based on the accounting price of the security and the maximum price deviation, the minimum (maximum) price determined based on the accounting price of the security and the maximum price deviation is accepted, when determining the financial results for taxation purposes.
The tax base for securities transactions shall be determined by the taxpayer separately, with the exception of the tax base for securities transactions, which will be determined by professional securities market participants. Taxpayers (except for professional securities market participants engaged in dealer activities) shall determine the tax base for transactions with securities that are traded on the organized securities market separately from the tax base for transactions with securities that are not traded on the organized securities market.
For the purpose of the sale of securities or their other disposal, the taxpayer shall independently, in accordance with accounting policies adopted for taxation purposes, select one of the following methods for writing-off the value of disposed securities as expenses:
9. Based on the value of those first acquired (FIFO);
10. At cost per unit.
Taxpayers that incurred a loss (losses) from securities transactions in the preceding tax period or in preceding tax periods may reduce the tax base arising from securities transactions in the accounting (tax) period (to carry forward such losses) in accordance with the procedure and subject to conditions established by Article 283 of the TC.
Losses from transactions with securities not traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base from transactions involving such securities, which was determined in the accounting (tax) period. Losses from transactions with securities traded on the organized securities market which were incurred in the preceding tax period (preceding tax periods) may be used to reduce the tax base arising from transactions involving the sale of securities of that category. During the tax period, losses incurred in the respective accounting period from transactions with securities that are traded on the organized securities market and securities that are not traded on the organized securities market shall be carried forward separately within the limits of the profit generated from transactions with such securities.

10.8. Information about declared (accrued) and paid dividends on the Issuer’s shares and about the Issuer’s bond income

10.8.1. Information about declared and paid dividends on the Issuer’s shares
Information about declared and/or paid dividends on the Issuer’s shares for the last 5 completed financial years:

2008
No decision to pay (declare) dividends was taken by the Issuer.

2009
No decision to pay (declare) dividends was taken by the Issuer.

2010
Share category, share type (for preferred shares):	Ordinary registered uncertified shares
The Issuer’s management body that decided to declare dividends, the date of the decision, the date and number of the Minutes of the meeting of the Issuer’s governing body that made the decision:	General Meeting of Shareholders, June 29th, 2011 (Minutes No. 11 dated July 4th, 2011)
Declared dividends per share, RUB:	0.002052
Amount of declared dividends on all shares of this category (type), RUB:	2,577,664,000
The date of preparing a resister of persons entitled to receive dividends:	16.05.2011
Accounting period (year, quarter) for which (for the results of which) dividends on the Issuer’s shares are (were) paid:	2010
Established dividend payment period (date):	Within 60 days from the date of the decision to pay dividends
Form of the payment of declared dividends:	In monetary form
Source of the dividend payment:	Net profit of the reporting year
Share of the declared dividends in the net profit of the reporting year, %:	4.44
Total amount of paid dividends on shares of this category (type), RUB:	2,569,184,241
Share of paid dividends in the total amount of declared dividends on shares of this category (type), %:	99.67
If the declared dividends were not paid or were paid by the Issuer only partially, the reasons for non-payment of declared dividends:

The dividends have been paid in full to all persons registered in the Company’s share register, except for RUB 8,479,759.11* to persons who failed to notify the Company’s share registrar of changes in their details, as well as to persons in whose respect the Company’s share register contains incorrect details for the payment of dividends

Other data on the declared and/or paid dividends on the Issuer’s shares to be specified by the Issuer at its sole discretion:	None
*According to the Issuer’s Q3 2013 accounting statements, this amount, in addition to RUB 8,480 thousand indicated above,includes unpaid dividends on shares of joint stock companies that were merged into FGC UES. This amount resulted from incorrect details relating to some holders of securities in the Issuer’s share register for the payment of dividends and was recorded on the balance sheet of the Issuer in the 2nd quarter of 2013 with the return to the account of the Issuer of unpaid dividends transferred upon the termination of contracts with the previous registrar of the Issuer’s shareholders (JSC CMD).

2011
No decision to pay (declare) dividends was taken by the Issuer.

2012
No decision to pay (declare) dividends was taken by the Issuer.

10.8.2. Information about accrued and declared income of the Issuer’s bonds
Information on bond issues for which income was paid during the last 5 complete financial years:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),
series, form and other identifying
characteristics of the bond issue:	Non-convertible interest-bearing certified series 02 bearer bonds with mandatory centralized custody
State registration date and number
of the bond issue:		4-02-65018-D (November 5th, 2005)

Type of income paid on the bonds	6th coupon;	8th coupon;	10th coupon;	-	-
of the Issue:	7th coupon	9th coupon	nominal
value
Amount of income to be paid on	6th coupon::	8th coupon:	10th coupon:	-	-
the bonds of the Issue, in	41.14;	41.14;	41.14;
monetary terms, per one bond of	7th coupon:	9th coupon:	nominal
the Issue, RUB:	41.14	41.14	value:
1 000.00
Amount of income to be paid on	6th coupon::	8th coupon:	10th coupon:	-	-
the bonds of the Issue, in	287,980;	287,980;	287,980;
monetary terms, for all bonds of	7th coupon:	9th coupon:	nominal
the Issue, RUB thousand:	287,980;	287,980;	value:
7,000,000
Established period (date) for	6th coupon::	8th coupon:	10th coupon:	-	-
payment of income on the bonds	June 24th,	June 23rd,	June 22nd,
of the Issue:	2008;	2009;	2010;
	7th coupon:	9th coupon:	nominal
	December	December	value: June
	23rd, 2008	22nd, 2009	22nd, 2010
Form of payment of income on	In monetary	In monetary	In monetary	-	-
the bonds of the Issue (cash, other	form	form	form
assets):
Total amount of income paid on	6th coupon::	8th coupon:	10th coupon:	-	-
all bonds of the Issue, RUB	287,980;	287,980;	287,980;
thousand:	7th coupon:	9th coupon:	nominal
	287,980;	287,980;	value:
7,000,000
Share of income paid on the	100	100	100	-	-
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid		The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond			None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 03 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-03-65018-D (November 24th, 2005)

Type of income paid on the bonds	5th coupon;	-	-	-	-
of the Issue:	6th coupon;
nominal
value
Amount of income to be paid on	5th coupon:	-	-	-	-
the bonds of the Issue, in	35.40;
monetary terms, per one bond of	6th coupon::
the Issue, RUB:	35.40;
nominal
value:
1,000.00
Amount of income to be paid on	5th coupon:	-	-	-	-
the bonds of the Issue, in	247,800;
monetary terms, for all bonds of	6th coupon::
the Issue,	247,800;
RUB thousand	nominal
value:
7,000,000
Established period (date) for	5th coupon:	-	-	-	-
payment of income on the bonds	June 13th,
of the Issue:	2008;
6th coupon::
December
12th, 2008;
nominal
value:
December
12th, 2008
Form of payment of income on	In monetary	-	-	-	-
the bonds of the Issue (cash, other	form
assets):
Total amount of income paid on	5th coupon:	-	-	-	-
all bonds of the Issue, RUB	246,030*;
thousand:	6th coupon::
246,030*;
nominal
value:
7,000,000*
Share of income paid on the	100	-	-	-	-
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid		The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond			None
income to be specified by the
Issuer at its sole discretion:

* In the course of the re-organization of FGC UES, the Issuer’s creditors were notified of their right to demand early re-payment of obligations. With respect to series 03 bonds, the creditors filed a demand for the early redemption of 50,000 (fifty thousand) bonds.
Early redemption of series 03 bonds with a nominal value of RUB 50,000,000 (fifty million) took place on June 3rd, 2008. As of the date of the early redemption of series 03 bonds, an accrued coupon income of RUB 1,673,000 (one million six hundred and seventy-three thousand) at RUB 33 (thirty-three) and 46 (forty-six) kopecks per bond was paid.

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds), series, form and other identifying characteristics of the bond issue:	Non-convertible interest-bearing certified series 04 bearer bonds with mandatory centralized custody
State registration date and number of the bond issue:	4-04-65018-D (September 7th, 2006)
Type of income paid on the bonds	3rd coupon;	5th coupon;	7th coupon;	9th coupon;	-
of the Issue:	4th coupon	6th coupon	8th coupon	10th coupon;
nominal
value
Amount of income to be paid on	3rd coupon:	5th coupon:	7th coupon:	9th coupon:	-
the bonds of the Issue, in	36.40;	36.40;	36.40;	36.40;
monetary terms, per one bond of	4th coupon:	6th coupon::	8th coupon:	10th coupon:
the Issue, RUB:	36.40	36.40	36.40	36.40;
nominal
value:
1,000.00
Amount of income to be paid on	3rd coupon:	5th coupon:	7th coupon:	9th coupon:	-
the bonds of the Issue, in	218,400;	218,400;	218,400;	218,400;
monetary terms, for all bonds of	4th coupon:	6th coupon::	8th coupon:	10th coupon:
the Issue,	218,400	218,400	218,400	218,400;
RUB thousand				nominal
value:
6,000,000
Established period (date) for	3rd coupon:	5th coupon:	7th coupon:	9th coupon:	-
payment of income on the bonds	April 10th,	April 9th,	April 8th,	April 7th,
of the Issue:	2008;	2009;	2010;	2011;
	4th coupon:	6th coupon::	8th coupon:	10th coupon:
	October 9th,	October 8th,	October 7th,	October 6th,
	2008	2009	2010	2011
nominal
value:
06.10.2011
Form of payment of income on	In monetary	In monetary	In monetary	In monetary	-
the bonds of the Issue (cash, other	form	form	form	form
assets):
Total amount of income paid on	3rd coupon:	5th coupon:	7th coupon:	9th coupon:	-
all bonds of the Issue, RUB	218,400;	218,400;	218,400;	218,400;
thousand:	4th coupon:	6th coupon::	8th coupon:	10th coupon:
	218,400	218,400	218,400	218,400;
nominal
value:
6,000,000
Share of income paid on the	100	100	100	100	-
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds), series, form and other identifying characteristics of the bond issue:	Non-convertible interest-bearing certified series 05 bearer bonds with mandatory centralized custody
State registration date and number of the bond issue:	4-05-65018-D (September 7th, 2006)
Type of income paid on the bonds	3rd coupon;	5th coupon;	-	-	-
of the Issue:	4th coupon	6th coupon;
nominal
value
Amount of income to be paid on	3rd coupon:	5th coupon:	-	-	-
the bonds of the Issue, in	35.90;	35.90;
monetary terms, per one bond of	4th coupon:	6th coupon::
the Issue, RUB:	35.90	35.90;
nominal
value:
1,000.00
Amount of income to be paid on	3rd coupon:	5th coupon:	-	-	-
the bonds of the Issue, in	179,500;	179,500;
monetary terms, for all bonds of	4th coupon:	6th coupon::
the Issue,	179,500	179,500;
RUB thousand		nominal
value:
5,000,000
Established period (date) for	3rd coupon:	5th coupon:	-	-	-
payment of income on the bonds	June 3rd,	June 2nd,
of the Issue:	2008;	2009;
	4th coupon:	6th coupon::
	December	December
	2nd, 2008	1st, 2009;
nominal
value:
December
1st, 2009
Form of payment of income on	In monetary	In monetary	-	-	-
the bonds of the Issue (cash, other	form	form
assets):

Total amount of income paid on	3rd coupon:	5th coupon:	-	-	-
all bonds of the Issue, RUB	179,500;	178,782*;
thousand:	4th coupon:	6th coupon::
	178,782*	178,782*;
	nominal	nominal
	value:	value:
	20,000*	4,980,000*
Share of income paid on the	100	100	-	-	-
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:
* In the course of the re-organization of FGC UES, the Issuer’s creditors were notified of their right to demand early re-payment of obligations. With respect to series 05 bonds, the creditors filed a demand for the early redemption of 20,000 (twenty thousand) bonds. Early redemption of series 05 bonds with a nominal value of RUB 20,000,000 (twenty million) took place on the date of the payment of the 3rd bond coupon June 3rd, 2008.

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 06 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-06-65018-D (November 5th, 2009)
Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon;
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				35.65;	35.65
monetary terms, per one bond of				2nd coupon:	4th coupon:
the Issue, RUB:				35.65	35.65
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				356,500;	356,500;
monetary terms, for all bonds of				2nd coupon:	4th coupon:
the Issue,				356,500	356,500
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				March 29th,	March 27th,
of the Issue:				2011;	2012;
				2nd coupon:	4th coupon:
				September	September
				27th, 2011	25th, 2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				356,500;	356,500;
thousand:				2nd coupon:	4th coupon:
				356,500	356,500

Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 07 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-07-65018-D (November 5th, 2009)
Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon;
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				37.40;	37.40;
monetary terms, per one bond of				2nd coupon:	4th coupon:
the Issue, RUB:				37.40	37.40
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				187,000;	187,000;
monetary terms, for all bonds of				2nd coupon:	4th coupon:
the Issue,				187,000	187,000
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				April 29th,	April 27th,
of the Issue:				2011;	2012;
				2nd coupon:	4th coupon:
				October 28th,	October 26th,
				2011	2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				187,000;	187,000;
thousand:				2nd coupon:	4th coupon:
				187,000	187,000
Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 08 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-08-65018-D (November 5th, 2009)
Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon;
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				35.65;	35,65;
monetary terms, per one bond of				2nd coupon:	4th coupon:
the Issue, RUB:				35.65	35.65
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				356,500;	356,500;
monetary terms, for all bonds of				2nd coupon:	4th coupon:
the Issue,				356,500	356,500
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				March 29th,	March 27th,
of the Issue:				2011;	2012;
				2nd coupon:	4th coupon:
				September	September
				27th, 2011	25th, 2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				356,500;	356,500;
thousand:				2nd coupon:	4th coupon:
				356,500	356,500
Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 09 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-09-65018-D (November 5th, 2009)
Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon;
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				39.84;	39.84;
monetary terms, per one bond of				2nd coupon:	4th coupon:
the Issue, RUB:				39.84	39.84
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				199,200;	199,200;
monetary terms, for all bonds of				2nd coupon:	4th coupon:
the Issue,				199,200	199,200
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				April 29th,	April 27,
of the Issue:				2011;	2012
				2nd coupon:	4th coupon:
				October 28th,	October 26th,
				2011	2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				199,200;	199,200
thousand:				2nd coupon:	4th coupon:
				199,200	199,200
Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 10 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-10-65018-D (November 5th, 2009)

Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				38.64;	38.64;
monetary terms, per one bond of				2nd coupon:	4th coupon:
the Issue, RUB:				38.64	38.64
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon:
the bonds of the Issue, in				386,400;	386,400;
monetary terms, for all bonds of				2nd coupon:	4th coupon:
the Issue,				386,400	386,400
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				March 29th,	March 27th,
of the Issue:				2011;	2012
				2nd coupon:	4th coupon:
				September	September
				27th, 2011	25th, 2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				386,400;	386,400;
thousand:				2nd coupon:	4th coupon:
				386,400	386,400
Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 11 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-11-65018-D (November 5th, 2009)
Type of income paid on the bonds	-	-	-	1st coupon;	3rd coupon
of the Issue:				2nd coupon	4th coupon
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon
the bonds of the Issue, in				39.84;	39.84;
monetary terms, per one bond of				2nd coupon:	4th coupon;
the Issue, RUB:				39.84	39.84
Amount of income to be paid on	-	-	-	1st coupon:	3rd coupon
the bonds of the Issue, in				398,400;	398,400
monetary terms, for all bonds of				2nd coupon:	4th coupon
the Issue,				398,400	398,400
RUB thousand
Established period (date) for	-	-	-	1st coupon:	3rd coupon:
payment of income on the bonds				April 29th,	April 27,
of the Issue:				2011;	2012
				2nd coupon:	4th coupon
				October 28th,	October 26th,
				2011	2012
Form of payment of income on	-	-	-	In monetary	In monetary
the bonds of the Issue (cash, other				form	form
assets):
Total amount of income paid on	-	-	-	1st coupon:	3rd coupon:
all bonds of the Issue, RUB				398,400;	398,400;
thousand:				2nd coupon:	4th coupon:
				398,400	398,400
Share of income paid on the	-	-	-	100	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 12 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-12-65018-D (June 7th, 2011)
Type of income paid on the bonds	-	-	-	-	1st coupon;
of the Issue:
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the Issue, in					40.39;
monetary terms, per one bond of
the Issue, RUB:
Amount of income to be paid on	-	-	-	-	1st coupon:
the bonds of the Issue, in					403,900;
monetary terms, for all bonds of
the Issue,
RUB thousand
Established period (date) for	-	-	-	-	1st coupon:
payment of income on the bonds					October
of the Issue:					26th, 2012;
Form of payment of income on	-	-	-	-	In monetary
the bonds of the Issue (cash, other					form
assets):
Total amount of income paid on	-	-	-	-	1st coupon:
all bonds of the Issue, RUB					403,900;
thousand:
Share of income paid on the	-	-	-	-	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 13 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-13-65018-D (June 7th, 2011)
Type of income paid on the bonds	-	-	-	-	1st coupon
of the Issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					42.38
monetary terms, per one bond of					2nd coupon
the Issue, RUB:					42.38
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					423,800
monetary terms, for all bonds of					2nd coupon
the Issue,					423,800
RUB thousand
Established period (date) for	-	-	-	-	1st coupon
payment of income on the bonds					January 3rd,
of the Issue:					2012
2nd coupon
July 3rd,
2012
Form of payment of income on	-	-	-	-	In monetary
the bonds of the Issue (cash, other					form
assets):
Total amount of income paid on	-	-	-	-	1st coupon
all bonds of the Issue, RUB					423,800
thousand:					2nd coupon
423,800
Share of income paid on the	-	-	-	-	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:
Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds),	Non-convertible interest-bearing certified
series, form and other identifying	series 15 bearer bonds
characteristics of the bond issue:	with mandatory centralized custody
State registration date and number
of the bond issue:	4-15-65018-D (June 7th, 2011)
Type of income paid on the bonds	-	-	-	-	1st coupon
of the Issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					43.63
monetary terms, per one bond of					2nd coupon
the Issue, RUB:					43.63
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					436,300
monetary terms, for all bonds of					2nd coupon
the Issue,					436,300
RUB thousand
Established period (date) for	-	-	-	-	1st coupon
payment of income on the bonds					April 26th,
of the Issue:					2012
2nd coupon
October 25th,
2012
Form of payment of income on	-	-	-	-	In monetary
the bonds of the Issue (cash, other					form
assets):
Total amount of income paid on	-	-	-	-	1st coupon
all bonds of the Issue, RUB					436,300
thousand:					2nd coupon
436,300
Share of income paid on the	-	-	-	-	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:

If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds), series, form and other identifying characteristics of the bond issue:	Non-convertible interest-bearing certified series 18 bearer bonds with mandatory centralized custody
State registration date and number of the bond issue:	4-18-65018-D (June 7th, 2011)
Type of income paid on the bonds	-	-	-	-	1st coupon
of the Issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					42.38
monetary terms, per one bond of					2nd coupon
the Issue, RUB:					42.38
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					635,700
monetary terms, for all bonds of					2nd coupon
the Issue,					635,700
RUB thousand:
Established period (date) for	-	-	-	-	1st coupon
payment of income on the bonds					June 11th,
of the Issue:					2012
					2nd coupon
					December
					10th, 2012
Form of payment of income on	-	-	-	-	In monetary
the bonds of the Issue (cash, other					form
assets):
Total amount of income paid on	-	-	-	-	1st coupon
all bonds of the Issue, RUB					635,700
thousand:					2nd coupon
					635,700
Share of income paid on the	-	-	-	-	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	None
income to be specified by the
Issuer at its sole discretion:

Indicator name	2008	2009	2010	2011	2012
Category of securities (bonds), series, form and other identifying characteristics of the bond issue:	Non-convertible interest-bearing certified series 19 bearer bonds with mandatory centralized custody
State registration date and number of the bond issue:	4-19-65018-D (June 7th, 2011)
Type of income paid on the bonds	-	-	-	-	1st coupon
of the Issue:					2nd coupon
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					39.64
monetary terms, per one bond of					2nd coupon
the Issue, RUB:					39,64
Amount of income to be paid on	-	-	-	-	1st coupon
the bonds of the Issue, in					792,800
monetary terms, for all bonds of					2nd coupon
the Issue,					792,800
RUB thousand
Established period (date) for	-	-	-	-	1st coupon
payment of income on the bonds					January 19th,
of the Issue:					2012
					2nd coupon
					July 19th,
					2012
Form of payment of income on	-	-	-	-	In monetary
the bonds of the Issue (cash, other					form
assets):
Total amount of income paid on	-	-	-	-	1st coupon
all bonds of the Issue, RUB					792,800
thousand:					2nd coupon
					792,800
Share of income paid on the	-	-	-	-	100
bonds of the Issue in the total
amount of income to be paid on
the bonds of the Issue,%:
If the bond income was not paid	The income payable was paid in full.
or was paid by the Issuer only
partially, the reasons for non-
payment of such income:
Other information on bond	none
income to be specified by the
Issuer at its sole discretion:

10.9. Other data:

Other information about the Issuer and its securities the disclosure of which is provided for by the Russian Federal Law on the Securities Market or other federal laws: none

Appendix No. 1. Accounting reports of the Issuer for 2010 prepared in accordance with Russian Accounting Standards

AUDIT REPORT

on Statutory Accounting Statements

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

Client

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”.

117630, Moscow, Akademika Chelomeya str., 5a

State registration certificate No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, the Unified State Register of Legal Entities Entry Number 00/03124.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District, Leningrad Region, on August 20, 2002.

Auditor

ZAO PriceWaterhouseCoopers Audit (Closed Joint-Stock Company) (ZAO PwC Audit) with the principal place of business at 10 ul. Butyrsky Val, Moscow 125047 Russian Federation.

State registration certificate No. 008.890, issued by Moscow Registration Bureau on February 2, 1992.

Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before July 1, 2002 No. 1027700148431 issued by the Interregional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for the Moscow City on August 22, 2002.

Member of Non-profit Partnership “Audit Chamber of Russia” (NP ACR) which is a self-regulatory organization of auditors – registration number 870 in the register of NP ACR members.

Primary Registration Entry Number (PREN) 10201003683 in the register of auditors and audit organizations.

AUDIT OPINION

on the Statutory Accounting Statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”

To the shareholders of Open Joint-Stock Company “Federal Grid Company of Unified Energy System”:

We have audited the attached statutory accounting statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the Company) as of December 31, 2010. The statutory accounting statements of the Company consist of its Balance Sheet, Profit and Loss Statement, Statement of Changes in Equity, Cash Flow Statement for 2010, as well as other supplements to the Balance Sheet, Profit and Loss Statement, and Explanatory Notes (hereinafter all the statements shall be jointly referred to as the “Statutory accounting statements”).

Management’s Responsibility for the Financial Statements

Management of the Company is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with the regulations for financial reporting established in the Russian Federation and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of financial statements which are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit. We conducted our audit in accordance with the federal standards for financial auditing and the International Auditing Standards. These Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from any material misstatement.

Our audit involved performance of procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depended on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considered internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design the audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system. The audit also included evaluatin of appropriateness of the accounting policies used and the reasonableness of accounting estimates made by the management, as well as evaluation of the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the combined and consolidated financial statements and reporting fairly present, in all material respects, the financial standing of the Company as of December 31, 2010, and its financial performance and its cash flows for the year 2010 in accordance with the financial reporting regulations set forth in the Russian Federation.

Director
ZAO PriceWaterhouseCoopers Audit

/signature/

V.Ya. Sokolov
March 29, 2011

(Round Seal: ZAO PricewaterhouseCoopers Audit, Moscow)

2

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
ACCOUNTING BALANCE SHEET
as of December 31, 2010

			CODES
ОКУД Form No.1			0710001
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385
Location (address)	117630, Russia, Moscow, Akademika Chelomeya str., 5A
	Approval date
	Date of sending (acceptance)		21.03.2011

ASSET	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
I. NON-CURRENT ASSETS
Intangible assets, including	110	1 396 257	917 625
right to the patents, programmes, trademarks, etc.	111	977 021	696 044
other nonmaterial assets	112	419 236	221 581
Fixed assets, including:	120	237 753 751	236 193 167
plots of land and natural resources	121	156 495	827 221
buildings, cars and equipment, constructions	122	235 778 695	232 958 699
other fixed assets	123	1 818 561	2 407 247
Construction in progress, including:	130	216 529 585	298 644 138
equipment for installation	131	18 484 815	17 905 969
investment into non-current assets	132	198 044 770	280 738 169
Доходные Income-bearing investments into material valuables	135	—	—
Long-term financial investments	140	66 970 387	104 137 547
Deferred tax assets	145	—	—
Other non-current assets	150	1 415 088	894 579
TOTAL for Section I	190	524 065 068	640 787 056
II. CURRENT ASSETS
Inventory, including:	210	2 427 514	4 632 226
raw materials, materials and other similar assets	211	2 262 155	4 407 467
costs for production in progress	213	—	—
finished goods and goods for sale	214	29 993	30 011
expenditures of future periods	216	135 366	194 748
other inventory and expenditure	217	—	—
Value added tax on purchased assets	220	2 070 794	2 295 467
Accounts receivable (payments are planned over more than 12 months upon the balance sheet date), including:	230	20 492 819	8 696 249
customers and consumers	231	185 910	68 106
made advance payments	234	36	—
other debtors	235	20 306 873	8 628 143
Accounts receivable (payments are planned within 12 months upon the balance sheet date), including:	240	117 170 891	157 647 614
customers and consumers	241	8 949 413	8 669 641
amounts owed by partners as payments into the registered capital	242	—	—
made advance payments	243	67 036 337	97 636 854
other debtors	244	41 185 141	51 341 119
Short-term financial investments	250	69 127 725	46 244 024
Monetary assets, including:	260	11 312 141	11 243 302
Cash in hand	261	2 439	3 664
settlement accounts	262	11 305 731	11 233 055
foreign currency accounts	263	—	—
monetary instruments	264	9	1
other monetary assets	265	3 962	6 582
Other current assets	270	—	—
TOTAL for Section II	290	222 601 884	230 758 882
BALANCE	300	746 666 952	871 545 938

3

LIABILITY	Indicator code	As for the beginning of the accounting period	As for the end of the accounting period
1	2	3	4
III. CAPITAL and RESERVES
Charter capital	410	576 757 098	616 780 667
Own shares reacquired from shareholders	411	—	—
Additional capital	420	147 596 367	147 465 640
Reserve capital	430	10 134 044	10 134 044
Undistributed loss of past years	460	(68 870 025)	(68 584 944)
Undistributed profit of past years	465	—	—
Undistributed profit of the current fiscal year	470	—	58 088 388
Undistributed loss of the current fiscal year	475	—	—
TOTAL for Section III	490	665 617 484	763 883 795
IV. LONG-TERM LIABILITIES
Borrowed assets	510	6 000 000	50 000 000
Deferred tax liability	515	1 435 064	2 649 711
Other long-term liabilities	520	5 098	18 179
TOTAL for Section IV	590	7 440 162	52 667 890
V. SHORT-TERM LIABILITIES
Borrowed assets	610	7 481 469	6 941 422
Accounts payable, including:	620	65 802 620	47 727 617
suppliers and contractors	621	11 018 708	14 017 237
amounts owed to the company staff	622	134 473	193 318
amounts owed to state non-budget funds	623	18 906	36 486
tax and dues liabilities	624	653 884	865 113
received prepayments	627	7 114 653	11 476 694
other creditors	625	46 861 996	21 138 769
amounts owed to partners (promoters) as dividends	630	46 898	46 898
Future stream of earnings	640	278 319	278 316
Reserves for the costs to be incurred	650	—	—
Other short-term liabilities	660	—	—
TOTAL for Section V	690	73 609 306	54 994 253
BALANCE	700	746 666 952	871 545 938

Statement of available assets accounted for at the off- balance sheet accounts
Rented fixed assets	910	6 189 371	13 693 765
including leased	911	—	—
Commodities and materials accepted for safe custody	920	633 348	638 163
Good accepted for commission	930	—	—
Written off debts of insolvent debtors	940	414 819	557 510
Security for liabilities and payments received	950	70 943 984	115 203 743
Security for liabilities and payments issued	960	30 815	30 815
Depreciation housing facilities	970	—	63
Depreciation of landscape design improvement facilities and other similar facilities	980	—	—
Intangible assets received for use	990	—	—
Workwear	991	—	—
Blank forms for which strict records are kept	1000	11	19

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 29 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO audit opinion by
ZAO PriceWaterhouse
Coopers Audit

4

MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
PROFIT AND LOSS STATEMENT
as of 2010

			CODES
ОКУД Form No.1			0710002
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		For the reporting	For the similar period
name	Code	period	of the previous year
1	2	3	4
Income and loss for usual activities
Net-earnings from sales of goods, products and services (minus VAT, excise duties and other similar compulsory payments), including:	010	111 084 675	85 077 809
electrical power transmission services	011	109 510 275	80 173 317
other activity	012	1 574 400	4 904 492
Production cost for goods, products and services sold, including:	020	(75 518 397)	(64 079 927)
electrical power transmission services	021	(74 694 570)	(62 732 093)
other activity	022	(823 827)	(1 347 834)
Gross earnings (010 + 020)	029	35 566 278	20 997 882
Commercial expenses	030	—	—
Management expenses	040	(6 209 146)	(5 128 305)
Profit (loss) from sales (029 + 030 + 040)	050	29 357 132	15 869 577
Other profit and expenses
Interest receivable	060	5 436 238	7 291 952
Interest payable	070	(273 751)	(1 717 506)
Operational income	080	422 310	717 256
Other profit	090	142 534 195	105 760 531
Other expenses	100	(109 157 601)	(181 970 591)
Profit (loss) before tax (050 + 060 + 070 + 080 + 090 + 100)	140	68 318 523	(54 048 781)
Provisional income tax expense (140 х 20%)	143	(13 663 705)	10 809 756
Constant tax liabilities	200	3 184 752	(16 588 331)
Deferred tax assets	141	(33 442)	(180 217)
Deferred tax liabilities	142	(1 181 205)	(722 009)
Current income tax (143+200-141-142)	150	(9 264 306)	(4 876 349)
Other similar compulsory payments	151	43 226	(4 642)
Income tax correction for the previous periods	152	205 592	(33 996)
Net income (loss) of the reporting period (140 + 143 + 200 + 151+152) или (140 + 141+142 + 150 + 151+152)	190	58 088 388	(59 865 994)
FOR INFORMATION
Base profit (loss) per 100 000 000 shares	201	4 760	-5 190
Diluted (loss) per 100 000 000 shares	202	—	—

5

INTERPRETATION OF PARTICULAR INCOME AND LOSS

Indicator		For the reporting period		For the similar period of the previous year
name	code	Income	Loss	Income	Loss
1	2	3	4	5	6
Penalties, fines and forfeits admitted or payable under (Arbitrage) court decision	230	495 902	31 922	397 323	40 390
Income (loss) of the previous years	240	320 195	229 331	412 431	521 681
Indemnity for losses because of non-fulfillment of obligation (liabilities)	250	—	—	—	—
Exchange rate defferences for operations in foreign currencies	260	10 970	10 017	26 455	15 949
Deductions for assessed reserves	270	x	18 611 054	x	9 404 732
Cancellation of accounts payable and receivable with exceeded time allowed for claims	280	185	142 486	6 556	9 122

Manager		D.А.Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)

ANNEX TO AUDIT OPINION
BY ZAO Pricewaterhouse
Coopers Audit
“ 29 March 2011	March 29, 2011
Auditor /signature/

6

MN FNS RF of KN No. 4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/	Appendix to the Russian Ministry of Finance Order No 67H dated 22.
STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
as of 2010

		CODES
ОКУД Form No. 3		0710003
Date (YY/MM/DD)		2010	12	31

Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

	ИНН	4716016979
electrical power transmission	ОКВЭД	40 10.2

open joint-stock company/mixed Russian ownership with partial federal ownership	ОКОПФ/ОКФС	47	41
Thousand RUR	ОКЕИ	384/385

I. Changes in equity

Indicator					Unappropriated profit (uncovered
name	code	Charter capital	Additional capital	Reserve capital	loss)	Total
1	2	3	4	5	6	7
Balance as of December 31 of the year preceeding the previous	010	576 757 098	52 597 360	9 910 770	26 912 201	166 177 429
2009	011	X	X	X	(33 836 387)	(33 836 387)
(previous year)
Changes in the accounting policy
Results of fixed assets revaluation	012	X	6 905 053	X	(20 914)	6 925 967
Changes in business accounting rules	013	X	—	X	103 572	103 572
Balance as of January 1 of the previous year	020	576 757 098	59 502 413	9 910 770	(6 841 528)	639 328 753
Foreign currency translation balance	023	X	—	X	X	—
Net profit	025	X	X	X	(59 865 994)	(59 865 994)
Dividends	026	X	X	X	—	—
Deductions to the reserve fund	030	X	X	223 274	(223 274)	—
Enlargement of capital value by:	040	0	0	—	4 644	4 644
additional issue of shares	041	—	X	X	X	—
increase of share denomination	042	—	X	X	X	—
reorganisation of legal entity	043	—	—	—	—	—
other	044	—			4 644	4 644
Reduction capital value by:	050	—	(115 761)	—	115 761	—
decrease of share denomination	051	—	X	X	X	—
reduction of shares quantity	052	—	X	X	X	—
reorganisation of legal entity	053	—	X	X	—	—
other	054	—	(115 761)	—	115 761	—
own shares reacquired from shareholders	055	—	—	—	—	—
Balance as of December 31 of the previous year	060	576 757 098	59 386 652	10 134 044	(66 810 391)	579 467 403
2010
(reported year)
Changes in the accounting policy	061	X	X	X	—	—
Results of fixed assets revaluation	062	X	88 209 715	X	(2 059 634)	86 150 081
Changes in business accounting rules	063	X	—	X		—
Balance as of January 1 of the reported year	100	576 757 098	147 596 367	10 134 044	(68 870 025)	665 617 484
Foreign currency translation balance	103	X	—	X	X	—
Net profit	105	X	X	X	58 088 388	58 088 388
Dividends	106	X	X	X	—	—

7

1	2	3	4	5	6	7
Deductions to the reserve fund	110	X	X	—	—	—
Enlargement of capital value by:	120	40 023 569	154 354	X	—	40 177 923
additional issue of shares	121	40 023 569	X	X	X	40 023 569
increase of share denomination	122	—	X	X	X	—
reorganisation of legal entity	123	—	X	X	X	—
other	124	—	154 354	—	—	154 354
own shares reaquired from shareholders	125	—	—	—	—	—
Reduction capital value by:	130	—	(285 081)	X	285 081	—
decrease of share denomination	131	—	X	X	X	—
reduction of shares quantity	132	—	X	X	X	—
reorganisation of legal entity	133	—	X	X	—	—
other	134	—	(285 081)	—	285 081	—
Balance as of December 31 of the reported year	140	616 780 667	147 465 640	10 134 044	(10 496 556)	763 883 795

II. Reserves

Indicator
name	code	Balance	Received	Used	Balance
1	2	3	4	5	6
Reserves made under legislation:	150	9 910 770	223 274	—	10 134 044
previous year data	151	10 134 044	—	—	10 134 044
Reserves made under foundation documents:		—
	152	—	—	—	—
reported year data	153	—	—	—	—
Assessed reserves: doubtful debts reserve
(reserve name)
	160	35 422 113	5 902 136	(20 017 408)	21 306 841
reported year data	161	21 306 841	14 036 443	(20 897 766)	14 445 518
reserve for depreciation of financial investments
(reserve name)
	162	5 164 814	3 502 596	(75)	8 667 335
reported year data	163	8 667 335	3 913 434	(499)	12 580 270
reserve for pe3epB depreciation of material valuable
(reserve name)	164	—	—	—
reported year data	165	—	—	(661 177)	661 177

Notes

Indicator		Entrance balance for the reported	Ending balance for the reported year
name	code	year
1	2	3	4
1) Net assets	200	665 895 803	764 162 111

		From budget		Non budget funds
		Reported year	Previous year	Reported year	Previous year
		3	4	5	6
2) Received for: ordinary activities expenses - total	210	—	—	90	119
including: for payments to Chernobyl veterans	211	—	—	—	—
capital investment to fixed assets	220	—	—	—	—
other	230	—		90	119

Manager		D.A. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

21 ” March 2011				March 29, 2011	Auditor /signature/

8

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	CASH FLOW STATEMENT
	as of 2010
			CODES
ОКУД Form No.4			0710003
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Indicator		in the reported	In the similar period of the
name	code	period	previous year
1	2	3	4
Entrance cash balance for the reported year	010	11 312 132	5 640 051
Cash flow in day-to-day operations
Receipts from customers, consumers	020	133 188 863	94 010 235
Entry of purchased foreign currency	030	649 385	290 642
Receipt from insured accidents	040	—	—
Other receipts	050	12 347 308	13 414 676
Cash directed at:
payment for the procured goods, works, services, raw materials and other circulating assets	150	(38 168 553)	(43 950 985)
remuneration of labour	160	(11 749 439)	(5 589 044)
payment of dividend, interest	170	(724 760)	(2 122 038)
settlements of taxes and dues	180	(13 727 359)	(6 142 236)
payments on extraordinary events	181	—	—
other expenses	190	(5 907 128)	(2 185 427)
Net cash from day-to-day operations	200	75 908 317	47 725 823
Cash flow in investment activities
Receipts from sale of fixed assets and other non-circulating assets	210	1 111 437	307 731
Receipts from sale of securities and other financial investments	220	179 538 445	276 911 503
Dividend received	230	528 599	860 603
Interest received	240	1 796 274	3 118 353
Receipts from redemption of loans provided for other organisations	250	—	—
Other receipts	260	492 432	—
Cash directed at:
procurement of daughter companies	280		(8 499 011)
procurement of fixed assets, income-bearing investment into material values and intangible assets	290	(167 831 053)	(99 466 324)
procurement of securities and other financial investments	300	(145 192 282)	(235 405 935)
loans provided for other organisations	310		(6 653)
other expenses	320	(59 804)	(7 611)
Net cash from investment activities	340	(129 615 952)	(62 187 344)

9

1	2	3	4
Cash flow in financial activities
Receipts from issue of equity or other shares	350	11 193 854	40 180 434
Receipts from loans and credits provided for other organisations	360	49 990 500	4 000 000
Receipt of funds in accordance with targeted financing	370	100	—
Other receipts	380	2	—
Cash directed at:
redemption of loans and credits (without interest)	390	(7 366 440)	(23 980 000)
other expenses	405	(179 212)	(66 832)
Net cash from financial activities	410	53 638 804	20 133 602
Net growth (loss) of cash and its equivalents	420	(68 831)	5 672 081
Ending cash balance for the reported year	430	11 243 301	11 312 132
Influence of foreign currency change versus RUR	440	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO AUDIT OPINION
BY ZAO
PRICEWATERHOUSE
Coopers Audit

10

	MN FNS RF of KN No.4 RECEIVED March 30, 2011 State tax inspector T.D. Nikulina Signature /signature/		Appendix to the Russian Ministry of Finance Order No 67H dated 22.07.2003
	NOTES TO THE ACCOUNTING BALANCE
	as of 2010
			CODES
ОКУД Form No.5			0710005
Date (YY/MM/DD)			2010	12	31

Company	Open Joint-Stock Company “Federal Grid Company of Unified Energy System”	ОКПО	56947007

Tax identification code		ИНН	4716016979
Activity electrical power transmission form of legal entity’s incorporation/ form of ownership open joint-stock company/mixed Russian ownership with partial federal ownership		ОКВЭД	40.10.2
		ОКОПФ/ОКФС	47	41
Unit of measure:	Thousand RUR	ОКЕИ	384/385

Intangible assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Proprietary articles (exclusive right for results of intellectual property)	010	1 288 243	46 046	—	1 334 289
including:
by patent holder for invention, industrial prototype, useful model	011	9 715	30 775	—	40 490
by possessor of right for computer programs, databases	012	1 278 282	15 271		1 293 553
by possessor of right for topology integrated microcircuits	013	—	—	—	—
by owner for trademark and service mark, appellation of goods origin	014	246	—	—	246
by patent holder for selection achievements	015	—	—	—	—
Organisational costs	020	—	—	—	—
Company goodwill	030	—	—	—	—
Other	040	1 054 619	21 407	—	1 076 026
Total	045	2 342 862	67 453	—	2 410 315

Indicator		Entrance balance for	Ending balance for the
name	code	the reported year	reported year
1	2	3	4
Depreciation of intangible assets - total	050	946 605	1 492 690
including:
intellectual property		310 648	636 258

11

Fixed assets

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Buildings	110	15 741 565	2 468 613	(366 067)	17 844 111
Constructions and transfer mechanisms	111	296 796 975	7 354 863	(372 626)	303 779 212
Cars and equipment	112	92 238 177	19 634 426	(1 052 239)	110 820 364
Transportation vehicles	113	2 065 864	967 877	(112 132)	2 921 609
Production and household stock	114	1 133 307	222 246	(27 252)	1 328 301
Work cattle	115	—	—	—	—
Productive cattle	116	—	—	—	—
Perennial plantations	117	—	—	—	—
Other types of fixed assets	118	291 813	107 252	(54 153)	344 912
Plots of land and objects of environmental management	119	156 495	676 567	5 841	827 221
Capital investments into reclamation of lands	120	—	—	—	—
Total	130	408 424 196	31 431 844	(1 990 310)	437 865 730

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Depreciation of fixed assets - total	140	170 670 445	201 672 563
including:
buildings and constructions	141	135 451 256	156 804 949
cars, equipment, transportation vehicles	142	34 379 931	43 797 564
other	143	839 258	1 070 050
Fixed assets let for lease - total	150	6 197 246	5 594 610
including:
buildings and constructions	151	5 472 116	4 966 807
cars, equipment, transportation vehicles	152	703 610	573 827
other	153	21 520	53 976

Isolated fixed assets	155	8 354	62
Leased fixed assets - total	160	6 189 371	13 693 765
including:
buildings and constructions	161	2 437 885	2 582 992
cars, equipment, transportation vehicles	162	1 521 222	1 818 263
other	163	2 230 264	9 292 510
Real assets accepted into operation and being in the process of state registration	165	5 241 196	9 306 220

	code	Entrance balance for the reported year	Entrance balance for the previous year
	2	3	4
For reference
Results of foxed assets revaluation:	170	86 150 081	6 884 139
original (present) value	171	135 092 840	10 350 330
depreciation	172	48 942 759	3 466 191

	code	Entrance balance for the reported year	Ending balance for the reported year
	2	3	4
Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation	180	1 303 037	4 798 581

12

Income-bearing investments into material valuables

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Property to be let for leasing	210	—	—	—	—
Property provided under rent contracts	220	—	—	—	—
Other	230	—	—	—	—
Total	240	—	—	—	—

	code	Entrance balance for the reported year	Ending balance for the reported year
1	2	3	4
Depreciation of income-bearing investments into material valuables	250	—	—

Expenditure in scientific and research, experiment and constructive,

and technological works

Works		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Total	310	751 001	1 619 420	(1 158 460)	1 211 961
including:	311	—	—	—	—
Works on the field line development for distribution grids based on high-temperature superconductor technologies	312	133 208	—	(5 791)	127 417
other	313	617 793	1 619 420	(1 152 669)	1 084 544

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Sum of expenses on incomplete scientific and research, experiment-constructive, and technological works	320	677 196	956 714

	code	For the reported period	For the similar period of the previous year
	2	3	4
Sum of expenses on scientific and research, experiment-constructive, and technological works without positive effect, which are accounted for as extraordinary expenses	330	—	—

Expenses on natural resource development

Indicator		Entrance balance for			Ending balance for
name	code	the reported year	Received	Withdrawn	the reported period
1	2	3	4	5	6
Expenses on natural resource development - total	410	—	—	—	—
including:	411	—	—	—	—
	412	—	—	—	—
	413	—	—	—	—

	code	Entrance balance for the reported	Ending balance for the reported year
	2	3	4
For reference
Total expenditure on mineral wealth fields, with not completed finding and deposit evaluation and (or) hydro geological investigation and other similar works	420	—	—
Total expenditure on development of natural resource development, registered in the reporting period as extraordinary expenditure as non-effective	430	—	—

13

Financial investment

		Long-term		Short-term
Indicator		Entrance balance for	Ending balance for	Entrance balance for	Ending balance for
name	code	the reported	the reported period	the reported	the reported period
1	2	3	4	5	6
Investment into charter (reserve) capitals of other companies - total	510	66 194 804	94 896 533	—	—
including daughter and depend economic societies	511	58 903 317	85 835 487	—	—
State and municipal securities	515	—	—	—	—
Securities of other companies - total	520	469 301	8 935 682	44 190 554	42 356 353
including debt securities (bonds, promissory notes)	521	469 301	8 935 682	44 190 554	42 356 353
Received loans	525	303 113	302 163	887 671	887 671
Deposits	530	—	—	24 049 500	3 000 000
Other	535	3 169	3 169		—
Total	540	66 970 387	104 137 547	69 127 725	46 244 024
Of total sum of financial investments, having current market value:	550	47 075 372	67 368 001	—	—
Investment into charter (reserve) capitals of other companies - total
including daughter and depend economic societies	551	40 338 195	21 851 019	—	—
State and municipal securities	555	—	—	—	—
Securities of other companies - total	560	—	—	—	—
including debt securities (bonds, promissory notes)	561	—	—	—	—
Other	565	—	—	—	—
Total	570	47 075 372	67 368 001	—	—

For reference
For financial investment, which have current market value, change in the cost as a consequence of valuation adjustment	580	(79 905 889)	29 915 526	—	—
For debt securities, difference between initial cost and nominal value is registered as financial result of the reporting period	590	—	—	—	—

14

Account receivable and account payable

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Accounts receivable:	610	117 170 891	157 647 614
short-term, total
including:	611	8 949 413	8 669 641
settlements with customers and consumers
made advance payments	612	67 036 337	97 636 854
other	613	41 185 141	51 341 119
long-term, total	620	20 492 819	8 696 249
including:	621	185 910	68 106
settlements with customers and consumers
made advance payments	622	36
other	623	20 306 873	8 628 143
Total	630	137 663 710	166 343 863
Accounts payable:	640	73 284 089	54 669 039
short-term, total
including:	641	11 018 708	14 017 237
settlements with customers and consumers
received advance payments	642	7 114 653	11 476 694
settlements of taxes and dues	643	672 790	901 599
credits	644		—
loans	645	7 481 469	6 941 422
other	646	46 996 469	21 332 087
long-term, total	650	6 005 098	50 018 179
including:	651		—
credits
loans	652	6 000 000	50 000 000
other	653	5 098	18 179
Total	660	79 289 187	104 687 218

Expenditure on ordinary activities (by cost elements)

Indicator
name	code	For the reported year	For the previous year
1	2	3	4
Material expenses	710	24 309 909	30 035 110
Labour costs	720	13 331 116	6 758 157
Fringe benefit expenses	730	2 249 899	1 084 984
Depreciation	740	32 681 907	23 417 508
Other expenses	750	9 154 712	7 912 473
Total for cost elements	760	81 727 543	69 208 232
Balance changes (growth [+], loss [-]):	765	—	—
work in progress
expenditures of future periods	766	18 608	(1 656 251)
reserves for costs to be incurred	767	—	—

15

Securities

Indicator		Entrance balance for	Ending balance for
name	code	the reported year	the reported year
1	2	3	4
Received, total	810	70 943 984	115 203 743
including:	811	1 231 579
promissory notes
Property received as pledge	820	—	—
of which:	821	—	—
fixed assets
securities and other financial investments	822	—	—
other	823	—	—
Issues, total	830	30 815	30 815
including:	831		—
promissory notes
Property let as pledge	840	—	—
of which:	841	—	—
fixed assets
securities and other financial investments	842	—	—
other	843	—	—

Government aid

Indicator			Similar period of the
name	code	Reported period	previous year
1	2	3	4
Budget funds received in the reported year, total	910
including:	911	—	—
other	912	—

		Beginning balance for the reported year	received in the reported period	returned in the reported year	Ending balance for the reported period
Budget credits, total	920	—	—	—	—
including:
	921	—	—	—	—
other	922	—	—	—	—

Manager		D.А. Troshenkov	Chief accountant		V.V. Schukin
	(signature)	(signator)		(signature)	(signator)

“ 21 ” March 2011	March 29, 2011
Auditor /signature/
ANNEX TO illegible

16

EXPLANATORY NOTE

TO 2010 FINANCIAL STATEMENTS OF

OPEN JOINT-STOCK COMPANY

“FEDERAL GRID COMPANY OF

UNIFIED ENERGY SYSTEM”

Annex to the Audit Report

ZAO PricewaterhouseCoopers Audit

March 29, 2011

Auditor /signature/

17

I. General Information		19

1.1	INFORMATION ABOUT THE COMPANY	19
1.2	CORE ACTIVITIES	20
1.3	EXECUTIVE AND SUPERVISORY AUTHORITIES	21
1.4	SEPARATE STRUCTURAL SUBDIVISIONS OF THE COMPANY	23

II. Accounting Policy		26

2.1	BASIS FOR PREPARATION	26
2.2	ASSETS AND LIABILITIES IN FOREIGN CURRENCIES	26
2.3	SHORT-TERM- AND LONG-TERM ASSETS AND LIABILITIES	26
2.4	FIXED ASSETS	26
2.5	INTANGIBLE ASSETS	28
2.6	RESEARCH AND DEVELOPMENT (R&D)	28
2.7	INVENTORIES	29
2.8	RECOGNITION OF FINANCIAL INVESTMENTS	29
2.9	DEFERRED EXPENSES	30
2.10	TRADE RECEIVABLES	30
2.11	AUTHORIZED, ADDITIONAL AND RESERVE CAPITAL	30
2.12	CREDITS AND LOANS RECEIVED	30
2.13	THE COMPANY’S INCOME AND EXPENSES	31
2.14	ALTERATIONS IN THE COMPANY’S ACCOUNTING POLICY	31
2.15	INCOMING AND COMPARATIVE DATA	33

III. Disclosure of Material Indicators		35

3.1	AUTHORIZED CAPITAL OF THE COMPANY	35
3.2	INTANGIBLE ASSETS	36
3.3	FIXED ASSETS	36
3.4	CONSTRUCTION IN PROGRESS	37
3.5	TAXES	37
3.6	R&D EXPENDITURES	39
3.7	LONG-TERM FINANCIAL INVESTMENTS	40
3.8	SHORT-TERM FINANCIAL INVESTMENTS	45
3.9	ACCOUNTS RECEIVABLE	46
3.10	CREDITS AND LOANS RECEIVED	50
3.11	ACCOUNTS PAYABLE	51
3.12	DEFERRED EXPENSES	52
3.13	INCOME AND EXPENSES	53
3.14	EARNINGS PER SHARE	54
3.15	RELATED PARTIES	54
3.16	CONTINGENCIES	59
3.17	EVENTS AFTER THE REPORTING DATE	61

IV. GENERAL		92

4.1	COMPANY INFORMATION	92
4.2	MAIN BUSINESS ACTIVITIES	93
4.3	EXECUTIVE AND MANAGEMENT BODIES	94
4.4	SEPARATE BUSINESS UNITS OF THE COMPANY	95

V. ACCOUNTING POLICY		97

5.1	PREPARATION	97
5.2	FOREIGN CURRENCY ASSETS AND LIABILITIES	97
5.3	SHORT-TERM AND LONG-TERM ASSETS AND LIABILITIES	98
5.4	FIXED ASSETS	98
5.5	INTANGIBLE ASSETS	100
5.6	RESEARCH AND DEVELOPMENT (R&D)	100
5.7	INVENTORIES	100
5.8	FINANCIAL INVESTMENTS ACCOUNTING	101
5.9	PREPAID EXPENSES	101
5.10	ACCOUNTS RECEIVABLE	101
5.11	CHARTER CAPITAL, SURPLUS AND RESERVE	102
5.12	RECEIVED LOANS AND BORROWINGS	102
5.13	INCOMES AND EXPENSES OF COMPANY	102
5.14	ESTIMATED LIABILITIES	103
5.15	CORRECTION OF ERRORS	103
5.16	CASH EQUIVALENTS AND RECORDING CASH FLOWS IN CASH FLOW STATEMENT	104
5.17	CHANGES IN ACCOUNTING POLICY OF COMPANY	104

18

III. DISCLOSURE OF SIGNIFICANT INDICATORS		111

3.1	CAPITAL AND RESERVES	111
3.2	INTANGIBLE ASSETS	112
3.3	FIXED ASSETS	112
3.4	OTHER NON-CURRENT ASSETS	113
3.5	TAXES	113
3.6	RESEARCH AND DEVELOPMENT (R&D)	115
3.7.	LONG-TERM INVESTMENTS	116
3.8	SHORT-TERM FINANCIAL INVESTMENTS	120
3.9	ACCOUNTS RECEIVABLE	121
3.10	OTHER CURRENT AND NON-CURRENT ASSETS	126
3.11.	LOANS AND CREDITS RECEIVED	126
3.12.	ACCOUNTS PAYABLE	128
3.13.	OTHER INCOME AND EXPENSES	130
3.14.	EARNINGS PER SHARE	131
3.15.	RELATED PARTIES	131
3.16.	CASH AND CASH EQUIVALENTS	136
3.17.	SEGMENT INFORMATION	137
3.18.	SECURITY FOR OBLIGATIONS	137
3.19.	ESTIMATED LIABILITIES, CONTINGENT LIABILITIES AND CONTINGENT ASSETS	138
3.20.	POST REPORTING EVENTS	139
Explanatory Note to 2011 Financial Statements of Open Joint-Stock Company "Federal Grid Company of Unified Energy System"

I. General Information

1.1 Information about the Company

     Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the Company) is incorporated pursuant to the resolutions by JSC RAO “UES of Russia” Board of Directors on 25.01.2002 and on 07.05.2002, and pursuant to the resolution adopted by JSC RAO “UES of Russia” Management Board dated 21.01.2001 in accordance with Regulation of the RF Government No. 526 “On reforming the electric power industry of the Russian Federation” dated 11.07.2001.
     The Articles of Association of the Company are approved by JSC RAO “UES of Russia” order No. 42r on 18.06.2002, registered in Justice Institution – Leningrad regional registration chamber on 25.06.2002. The revised version of the Articles of Association is approved by resolution of the General Meeting of Company shareholders on 30.06.2009 and registered with Interdistrict Inspectorate of the Federal Tax Service No. 46 for Moscow.
     Location and registered office of the Company is 5a, Akademika Chelomeya str., Moscow, 117630.
     The Company is registered in the Unified State Register of Legal Entities – Certificate of the state registration of a legal entity No. 21081 series LO-002 issued by Leningrad Region Registration Bureau on June 25, 2002, Entry in the Unified State Register of Legal Entities No. 00/03124. Re-registration - Certificate of inclusion in the Unified State Register of Legal Entities regarding the legal entity registered before 1 July 2002 No. 1024701893336 issued by the Inspectorate of the Russian Ministry of Taxes and Levies for Tosno District of Leningrad Region on August 20, 2002.
     The Company is incorporated in perpetuity and carries out its business in accordance with the Civil Code of the Russian Federation, Federal law No. 208-FZ “On joint-stock companies” dated 26.12.1995, Federal Law No. 35-FZ “On electric power industry” dated 26.03.2003, other regulatory legal acts of the Russian Federation and the Articles of Association of the Company.
     The Company owns a separate property, accounted for on its independent balance sheet, the Company is entitled in its own name to acquire and exercise any property and personal non-property rights, incur obligations, bring or defend any action in a court. The Company is entitled to open any bank accounts in the territory of the Russian Federation and abroad in accordance with the established procedure. The Company is liable for its obligations with all its property.

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     The Company provides for management of the Unified national (all-Russian) electric grid (UNEG) which ensures the unity of technologic management and provision of electric power transmission services via UNEG to electric power industry participants on the onerous contract basis.
     In accordance with Federal law No. 147-FZ “On natural monopolies” of August 17, 1995, the Federal Energy Commission of the Russian Federation by its Regulation No. 49-e/1 dated 25.06.2003 included the Company in section I “Services for electric and (or) thermal energy transmission” of the Register of subjects in natural monopolies in the fuel and energy complex, over which the government regulation and control are exercised, under registration number 47.1.110.
     As of 31.12.2010, the share of the state in the Authorized capital of the Company stood at 79.11%.
     The average headcount of the Company in 2010 was 21,965 employees (In 2009: 11,302 employees).
     The Company’s stock has been traded within the Russian Trade System and on the Moscow Interbank Currency Exchange (MICEX) since July 2008.
     On June 24, 2008, the Federal Grid Company secured a permit from the FFMS of Russia to place and float abroad its equity securities of all issues of ordinary shares of the Company registered as of today, in the amount which does not exceed 287,269,492,431 ordinary shares of the Company.
     Launch of the global depository receipts programs (GDR), which failed the listing procedure as per Provision S and Regulation 144A that certify the rights in relation to the ordinary shares of the Company and established due to the reorganization of the Federal Grid Company and JSC RAO “UES of Russia” took place on June 30, 2008.
     One depository receipt was represented by 500 ordinary registered uncertified shares of the Federal Grid Company. Deutsche Bank is the depositary under the programs.
     As of December 31, 2010, the volume of the depository receipts program of the Federal Grid Company amounts to about 0.13% of the Company’s authorized capital. The total number of ordinary registered shares of the Federal Grid Company which fall under the GDR program stands at 1,640,964,500 shares which corresponds to 3,281,929 GDR’s.

1.2 Core activities

     The Company is incorporated for the following purposes:
     - provide reliable operation, increase overall performance and develop Unified energy system of the Russian Federation, including isolated energy systems;
     - render services for electric energy transmission on UNEG to the wholesale market participants, as well as to other entities which own either under any other ground provided by federal laws have electric power industry facilities technologically connected to UNEG in the established order, on the onerous contract basis;
     - arrange conditions for efficient functioning of the wholesale energy market;
     - efficient operation and centralized technological control over electric grids included in the Unified energy system of Russia;
     - operation and development of telecommunication infrastructure on the energy market;
     - generate profits.
     The Company has a right to perform the following activities:
     - render services for electric energy transmission and distribution;
     - render services for connection to electric grids;
     - render communication services;
     - diagnostics, operation, repair of electric grids and other facilities in the electric grid economy, and technological control as well;

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     - diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management;
     - develop electric grids and other facilities in the electric grid economy including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;
     - develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incident to the electric grid economy performance, as well as equipment designed for UES of Russia management, including designing, engineering survey, construction, reconstruction, technical re-equipment, assembling and arrangement;
     - perform foreign economic activity, trade and economic cooperation as well as scientific and technological cooperation with foreign (international) companies with the purpose of conducting activities as provided by the Company’s Articles of Association;
     - perform any other activities which are not prohibited by the current legislation of the Russian Federation and which promote achievement of the goals and objectives stipulated by the Articles of Association of the Company.

1.3 Executive and supervisory authorities

     The Company’s Board of Directors was elected by the resolution of the General meeting of shareholders dated 29.06.2010.
     The Company’s Board of Directors members are as follows as of 31.12.2010

No.	Full Name	Position
1	Shmatko Sergey Ianovich	Chairman of JSC FGC UES Board of Directors, Minister
of Industry and Energy of the Russian Federation
2	Malyshev Andrey Borisovich	Deputy Chairman of JSC FGC UES Board of Directors,
Deputy General Director of the State Corporation
“Rosnanotech”
3	Ayuev Boris Ilich	Chairman of JSC “SO-CDA” Management Board
4	Budargin Oleg Mikhailovich	Chairman of JSC FGC UES
5	Makarov Alexey Alexandrovich	Director of the Institute of energy researches of the
Russian Academy of Sciences
6	Kutovoy Georgy Petrovich	Energy Adviser to President of CJSC OMK
7	Ponomarev Dmitry Valerievich	Chairman of NP “Market Board” Management Board
8	Solovyev Yuri Alexeevich	President of VTB Capital
9	Khvalin Igor Vladimirovich	General Director of CJSC Volga Engineering Group,
Non-executive Director
10	Sharipov Rashid Ravelevich	Deputy General Director of JSC “KFK-Consult”
11	Ernesto Ferlengi	Head of Representation office in the Russian Federation
and CIS, concern “Eni”

     The following changes were introduced to the membership of the Board of Directors in accordance with the resolution of the General meeting of shareholders dated 29.06.2010:
     - Elected: Budargin Oleg Mikhailovich, Kutovoy Georgy Petrovich, Solovyev Yuri Alexeevich, and Khvalin Igor Vladimirovich;
     - Expelled: Dod Evgeny Vyacheslavovich, Kurbatov Mikhail Yurievich, Maslov Sergey Viktorovich, and Tatziy Vladimir Vitalyevich.

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The Management Board of the Company includes the following Company officials as of 31.12.2010.

No.	Full Name	Position
1	Budargin Oleg Mikhailovich	Chairman of the Management Board
2	Troshenkov Dmitry Alexandrovich	First Deputy Chairman of the Management Board
3	Chistyakov Alexander Nikolayevich	First Deputy Chairman of the Management Board
4	Bobrov Alexander Mikhailovich	First Deputy Chairman of the Management Board
5	Berdnikov Roman Nikolayevich	Deputy Chairman of the Management Board - Director,
Business Development and Client Relations, JSC FGC
UES
6	Gvozdev Dmitry Borisovich	Deputy Chairman of the Management Board - Chief
Engineer
7	Kazachenkov Andrey Valentinovich	Deputy Chairman of the Management Board
8	Mangarov Yuri Nikolaevich	Deputy Chairman of the Management Board – Auditing
Director
9	Romanov Pavel Vitalyevich	Management Board member
10	Gurevich Dmitry Mikhailovich	Director, Telecommunications and Information
Technologies, JSC FGC UES
11	Zhuikov Evgeny Nikolaevich	General Director of the branch of JSC FGC UES–
Backbone electric grids (MES) Volga Region

     1. Pursuant to the Board of Director’s decision dated 12.05.2010, the following persons were elected as members of the Management Board:
     - Romanov Pavel Vitalyevich, Deputy Chairman of the Management Board of JSC FGC UES (at the time of the election);
     - Gvozdev Dmitry Borisovich, Deputy Chairman of the Management Board - Chief Engineer of JSC FGC UES;
     2. Pursuant to the Board of Director’s decision dated 07.09.2010, the following persons were elected as members of the Management Board:
     - Bobrov Alexander Mikhailovich, First Deputy Chairman of the Management Board of JSC FGC UES;
     - Kazachenkov Andrey Valentinovich, Deputy Chairman of the Management Board of JSC FGC UES;
     - Mangarov Yuri Nikolaevich, Deputy Chairman of the Management Board – Auditing Director of JSC FGC UES ;
     - Zhuikov Evgeny Nikolaevich, General Director of the branch of JSC FGC UES– Backbone electric grids (MES) Volga Region.

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Members of the Audit Committee as of 31.12.2010.

No.	Full Name	Position
1	Gorevoy Dmitry Mikhailovich	Senior Expert - Department of the RF Ministry of
Economic Development
2	Drokov Anna Valeryevna	Senior Expert - Management Department of
Rosimuschestvo
3	Kolyada Andrey Sergeevich	Senior Expert – Property Department of Rosimuschestvo
4	Raspopov Vladimir Vladimirovich	Head of Property Department of Rosimuschestvo
5	Tikhonova Maria Gennadievna	Director, Department of economic regulation and
property relations in FEC, the Ministry of Energy of the
Russian Federation

     Through 2010, the following changes were introduced to the membership of the Audit Committee:
     - In accordance with the annual General meeting of shareholders dated 29.06.2010, the following members were elected to the Audit Committee: Gorevoy Dmitry Mikhailovich, Drokov Anna Valeryevna, Kolyada Andrey Sergeevich, Raspopov Vladimir Vladimirovich, and the following members were expelled from membership in the Audit Committee: Lebedev Viktor Yurievich, Zlydareva Tatiana Viktorovna, Kozlov Dmitry Alexandrovich, and Krylov Evgeniy Yurievich.

1.4 Separate structural subdivisions of the Company

     - The existence of the following structural subdivisions is the specific feature of the Company’s structure that has impact on selecting ways and methods of accounting:
     - Existence of separate structural subdivisions transferred to a separate balance sheet and having their own settlement and current accounts in banking organizations;
     - Existence of separate structural subdivisions having their own settlement and current accounts in banking organizations.
     All the Company’s subdivisions are structurally grouped according to their types of activity and geographic regions.
     Separate structural subdivisions do not comprise legal entities; they are vested by the Company with property and carry out their activity in accordance with:
  Regulations on separate structural subdivisions;
  Other internal regulatory documents established and adopted by the Company.
     Separate structural subdivisions in accordance with their location:
  Perform part of the Company functions stipulated by their production capacities within the limits stipulated by the legislation of the Russian Federation and internal regulatory documents adopted by the Company;
  Collect, process and submit to the Company information required for standard/ordinary operations of the Company;
  Perform any other works and functions arising from the goals and objectives of the Company and in accordance with decisions made by the Company management bodies.

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As of 31.12.2010, the Company had the following branches:
1.	JSC FGC UES Branch – Backbone electric grids (MES) of Center;
2.	JSC FGC UES Branch – Backbone electric grids (MES) of North-West;
3.	JSC FGC UES Branch – Backbone electric grids (MES) of Volga;
4.	JSC FGC UES Branch – Backbone electric grids (MES) of South;
5.	JSC FGC UES Branch – Backbone electric grids (MES) of the Urals;
6.	JSC FGC UES Branch – Backbone electric grids (MES) of Siberia;
7.	JSC FGC UES Branch – Backbone electric grids (MES) of East;
8.	JSC FGC UES Branch – Nizhny Novgorod entity of backbone electric grids;
9.	JSC FGC UES Branch – Chernozemnoye entity of backbone electric grids;
10.	JSC FGC UES Branch – Volgo-Oksoye entity of backbone electric grids;
11.	JSC FGC UES Branch – Volgo-Donskoye entity of backbone electric grids;
12.	JSC FGC UES Branch – Vologda entity of backbone electric grids;
13.	JSC FGC UES Branch – Priokskoye entity of backbone electric grids;
14.	JSC FGC UES Branch – Moscow entity of backbone electric grids;
15.	JSC FGC UES Branch – Verkhne-Donskoye entity of backbone electric grids;
16.	JSC FGC UES Branch – Valday entity of backbone electric grids;
17.	JSC FGC UES Branch – Amur entity of backbone electric grids;
18.	JSC FGC UES Branch – Khabarovsk entity of backbone electric grids;
19.	JSC FGC UES Branch – Primorsk entity of backbone electric grids;
20.	JSC FGC UES Branch – Krasnoyarsk entity of backbone electric grids;
21.	JSC FGC UES Branch – Zabaikalsk entity of backbone electric grids;
22.	JSC FGC UES Branch – Kuzbass entity of backbone electric grids;
23.	JSC FGC UES Branch – Omsk entity of backbone electric grids;
24.	JSC FGC UES Branch – West-Siberian entity of backbone electric grids;
25.	JSC FGC UES Branch – Khakassia entity of backbone electric grids;
26.	JSC FGC UES Branch – Sverdlovsk entity of backbone electric grids;
27.	JSC FGC UES Branch – Yuzhno-Uralsk entity of backbone electric grids;
28.	JSC FGC UES Branch – Perm entity of backbone electric grids;
29.	JSC FGC UES Branch – Sredne-Volzhskoye entity of backbone electric grids;
30.	JSC FGC UES Branch – Nizhne-Volzhskoye entity of backbone electric grids;
31.	JSC FGC UES Branch – Stavropol entity of backbone electric grids;
32.	JSC FGC UES Branch – Kuban entity of backbone electric grids;
33.	JSC FGC UES Branch – Rostov entity of backbone electric grids;
34.	JSC FGC UES Branch – Bryansk entity of backbone electric grids;
35.	JSC FGC UES Branch – Vyborg entity of backbone electric grids;
36.	JSC FGC UES Branch – Novgorod entity of backbone electric grids;
37.	JSC FGC UES Branch – Karelskoye entity of backbone electric grids;
38.	JSC FGC UES Branch – Specialized Production Base Bely Rast;
39.	JSC FGC UES Branch – Backbone electric grids of West Siberia;
40.	JSC FGC UES Branch – Leningrad entity of backbone electric grids;
41.	JSC FGC UES Branch – Tomsk entity of backbone electric grids;
42.	JSC FGC UES Branch – Kaspiysk entity of backbone electric grids;
43.	JSC FGC UES Branch – Automobile operating company of backbone electric grids of Ural;
44.	JSC FGC UES Branch – Automobile operating company of backbone electric grids of North-West;
45.	JSC FGC UES Branch – Orenburg entity of backbone electric grids;

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46.	JSC FGC UES Branch – Sochi entity of backbone electric grids;
47.	JSC FGC UES Branch – Samara entity of backbone electric grids;
48.	JSC FGC UES Branch – Central entity of backbone electric grids;
49.	JSC FGC UES Branch – Southern entity of backbone electric grids;
50.	JSC FGC UES Branch – Eastern entity of backbone electric grids;
51.	JSC FGC UES Branch – Yamal-Nenets entity of backbone electric grids.

Independent balance sheets have been allocated to the Branches of the Company.

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II. Accounting Policy

     Financial statements in the Company are prepared based on the following policy.

2.1 Basis for preparation

     The Financial statements in Company are prepared based on the accounting and reporting standards applicable in the Russian Federation, in particular Federal law No. 129-FZ “On Accounting” dated 21.11.1996, Provision on business accounting “Accounting policy in organization” Russian Accounting Standards (RAS) 1/98, Decree No. 60 approved on 09.12,1998 by the Ministry of Finance of the Russian Federation, Provision on business accounting and financial statements in the Russian Federation approved by Decree No. 34n of the Ministry of Finance dated 29.07.1998, and Provision on business accounting “Financial statements in organization” Russian Accounting Standards (RAS) 4/99 as approved by Decree No. 43n of the Ministry of Finance on 06.07.1999

2.2 Assets and liabilities in foreign currencies

     The official rate of foreign exchange to the Russian ruble applicable as of the date of transaction was applied upon accounting of a business transaction performed in a foreign currency. Cash resources on foreign currency accounts in banks accounts (bank deposits), and cash resources and payment documents, securities (except for shares), cash assets in settlements including debt obligations (except for advance payments received and extended) denominated in foreign currencies shall be reflected in financial reporting in amounts calculated on the basis of the official foreign exchange rates as of December 31, 2010. The foreign exchange rates on that date stood at RUB 30.4769 per USD 1 (as of December 31, 2009 – RUB 30.2442), and RUB 40.3331 per EUR 1 (as of December 31, 2009 – RUB 43.3883).
     Foreign exchange differences, which occurred during the year pertaining to transactions with assets and liabilities in foreign currencies, as well as those which occurred as a result of their conversions as of the reporting date, shall be allocated to financial results as other income and expense.

2.3 Short-term- and long-term assets and liabilities

     Financial investments, receivables and payables, including indebtedness under credits and loans are allocated to short-term investments in the accounting balance sheet, if their circulation (repayment) period does not exceed 12 months. The remaining classes of the above mentioned assets and liabilities are presented as long-term.
     The interest on long-term financial investments, long-term loans and borrowings extended and long-term loans and borrowings received shall be reflected in the balance sheet in line 240 “Accounts receivable (payments under which are expected within 12 months upon the reporting date)” and line 610 “Credits and loans,” respectively.

2.4 Fixed assets.

     Composition of fixed assets includes land plots, buildings, machinery, equipment, transport means and other appropriate facilities utilized by the Company upon manufacture of products, work execution or rendering services, either used in an organization for administrative needs with useful life of more than 12 months.
     The fixed assets in accounting statements are represented according to their acquisition (replacement) cost less the relevant amounts of depreciation accrued throughout the entire operation cycle.
     Fixed assets with the value of not more than RUB 20,000 per unit are written off as expenses by way of accrual of depreciation in the amount of their acquisition cost as far as they are applied in production or operation. Fixed assets which were commissioned prior to 31.12.2007 and having value within RUB 10,000 – RUB 20,000 per unit, are written off to production expenses (selling expenses) by way of straight-line depreciation during their remaining useful life.

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     Such practice is considered a deviation from the general rules, but it provides for fair and true reflection in business accounting of the Company’s assets and comprehensive supervision of availability and movement of noncapitalized products of the Company.
     Books, booklets and other print materials acquired are not accepted as fixed assets upon entering in accounting records. Expenses related to their acquisition are considered as expenses of the period in which they are transacted. The Company does not form a library stock.
     Depreciation of fixed assets shall be performed using the straight-line method based on useful life. The Company applies the classification of fixed assets included in depreciation groups approved by regulation No. 1 “On classification of fixed assets included in depreciation groups” of the Russian Federation Government dated 01.01.2002, when the Company determines useful life of its fixed assets.

Fixed Asset Group	Useful life (Years)
Buildings	5-35
Structures and transfer (transmission) mechanisms	10-40
Machines and equipment	2-25
Transport vehicles	8-20
Production stock and furniture	2-15

     No depreciation shall be accrued for the following items:
     - Land plots;
     - Housing stock acquired before January 01, 2006 (Depreciation shall be accrued for such items acquired before January 01, 2006 according to the standard procedure);
     - Fully depreciated assets which were not written off the balance sheet.
     In absence of individual facilities in the fixed assets, useful life for business accounting purposes is determined in the Classification on the basis of expert judgment from the Company technical specialists in accordance with technical specifications in the following manner:
     - based on the expected useful life of that item according to the expected productive efficiency and capacity;
     - - based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environment effect, and the system of repairs;
     - - regulatory and other operation restrictions for that item.
     When previously used facilities of fixed assets are acquired, their useful life is determined as follows:
     - - based on the useful life defined in the above said manner decreased by a number of months when that item was operated by its previous owner;
     - - in case when it is impossible to define useful life applying the above mentioned method, the committee shall at its own discretion determine useful life for the said fixed asset by taking into account the relevant safety requirements and other factors.
     Fixed assets with rights subject to state registration in accordance with the Russian Federation laws will be included as a part of fixed assets and the relevant depreciation group from the date when the fact of submission for registration of the specified rights is document supported.
     Fully constructed (built) property items which are being operated and for which documents for the state registration are not provided, are subject to depreciation. Depreciation of the specified property is accrued according to the procedure provided for fixed asset depreciation accrual. Adjustment of the previously accrued depreciation amount will be performed after the state registration when these property items are entered in accounting records as fixed assets.

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     Annually, the Company performs reassessment of its fixed assets. Reassessment is executed in accordance with order documents for groups of homogeneous facilities in fixed assets based on present (replacement) value using direct re-costing at document supported market prices. Currently, the following groups of fixed assets are subject to reassessment: Industrial buildings and structures, including substations, transmission lines, as well as high-voltage equipment of such substations.
     The value of fixed assets with which assets are entered in accounting records is not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and on any other similar grounds.
     Work caused by change in technological either service assignment of equipment, building, structure or any other facility in depreciable fixed assets, by increased load and (or) other new qualities are referred to fitting-out, completion of equipment, upgrading.
     Reconstruction includes rearrangement of existing fixed assets associated with process improvement and improvement of their technical and economic performance, and executed under reconstruction project for fixed assets with the purpose of increasing capacity, quality improvement, and changes in the product mix.
     Technical re-equipment includes a package plan designed for improvement in the technical and economic indicators of fixed assets or their individual parts based on adoption of up-to-date machinery and advance technology, mechanization and automation of production, upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.
     Income and expense resulting in retirement of fixed assets are represented in the Profit and Loss Statement as other income and expense.
     Expenditures related to current and capital repairs of fixed assets shall be recognized as normal (standard) operations in the reporting period in which they were performed.

2.5 Intangible assets

     Amortization of intangible assets is performed using the straight-line method based on the established useful life for intangible assets.
     Amortization charges for intangible assets are reflected in business accounting by accumulation on a separate account.
     The intangible assets in accounting statements are represented according to their acquisition (replacement) cost less amortization which was accrued during the entire period of operation.

2.6 Research and Development (R&D)

     Writing off expenditures connected with research and development, and technological work is carried out using the straight-line method within the accepted writing off period. Writing off period for expenditures incidental to research and development, and technological work is determined in the Company at its own discretion on the basis of expected performance life, results received by research and development, and technological work, within which organization can acquire economic benefits but not exceeding 5 years. Research and Development works which have positive results and the writing off period of more than one year, are reflected in the balance sheet as “Other noncurrent assets.” In case when R&D have not yielded any positive results, such expenditures are recognized as other expenditures of the reporting period.

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2.7 Inventories

     Inventories are taken into account according to actual cost of their acquisition (manufacture).
     Accounting of inventories is performed using accounts 15 “Manufacture and acquisition of inventories” and 16 “Deviation in the cost of Inventories.”
     Goods acquired for sale are assessed according to the actual cost of their acquisition.
     Upon issue of inventories and goods to production and upon other retirement, their assessment is carried out within a subdivision separated on an independent balance sheet by way of the average cost applying method of a “rolling valuation.”
     Special clothing (overalls), special-purpose tools, special means and special equipment irrespective of their useful life are recognized as inventories upon entering in accounting records.
     The cost of special clothes with useful life according to allowance not exceeding 12 months is written off for expenditures in full amount at the moment of transfer (issue) to Company employees.
     Cost of special clothes with useful life according to an allowance exceeding 12 months is cancelled using the straight-line method, starting from the month following the month of the issue, based on useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in the Regulations for employees provision with special clothes, special footwear and other personal protective equipment approved by Regulation No. 51 of the Ministry of Labor and Social Development of the Russian Federation on December 18, 1998, as well as provided for by internal regulative documents of the Company.
     Each article of special clothes in service, the useful life of which according to allowance exceeds 12 months, shall be deemed to be an individual accounting unit.

2.8 Recognition of financial investments

     Financial investments are entered in accounting records according to their acquisition cost.
     Financial investments, a fair market value of which is not determined, are subject to reflection in business accounting and financial statements as of the reporting date according to their acquisition cost. The Company performs audit on depreciation of such financial investments on an annual basis as of December 31st of the reporting year in accordance with procedure approved by the Company. In case of stable decline in the value of the specified financial investments, the Company forms a provision for depreciation on the amount of difference between their book value and assessed value or estimated value. The provision for depreciation of financial investments is reflected in the profit and loss statements as other expense. The cost of financial investments, the market value of which is not determined and for which provision if formed, is reflected in financial statements according to their book value after deduction of the provision amount.
     Financial investments, for which the current market value can be determined according to the duly established procedure, are reflected in the accounting statements at the end of the reporting period at the current market value by adjusting their value to the previous reporting date. The data of the Moscow Interbank Currency Exchange (MICEX) are used to determine the market value of financial investments as of the mentioned reporting date.
     The aforementioned adjustments shall be performed by the Company once per year.
     In terms of the debt securities, the current market value of which cannot be determined, the Company shall allocate the difference between the acquisition cost and nominal value during the period of their circulation to the financial results using the straight-line method in accordance with their yield due in accordance with the terms of their issue. Regarding the promissory notes (bills of exchange) with maturity “on demand but not earlier” acquired before 01.01.2009, the discount is determined on accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier” plus 365 (366) days. Regarding the promissory notes with maturity “on demand but not earlier” acquired after 01.01.2009, the discount is determined pursuant to the accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the date “not earlier.”

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     Upon retirement of assets recognized for accounting as financial investments, for which the current market value is determined; their cost shall be defined by the Company based on the result of their last assessment. In the event that on the date of retirement the revaluation of such financial investments was not performed from the moment of their acquisition, their cost is defined based on FIFO methodology.

2.9 Deferred expenses

     Expenses made by organization within the reporting period, but which are relevant to subsequent reporting periods (for instance, payments relating to voluntary and mandatory property insurance and employee insurance; expenses relating to purchase of software, licenses, etc.) shall be reflected in the balance sheet as an individual item as deferred expenses and are subject to writing off in the manner prescribed by the Company uniformly within the period they are due. Writing off period is determined based on a period when economic benefits (income) are drawn.
     Deferred expenses related to the write off period exceeding 12 months shall be reflected in the balance sheet as nonrecurrent assets in line item 150 of the balance sheet “Other noncurrent assets).

2.10 Trade receivables

     Trade receivables are determined based on the prices established by contracts between the Company and consumers (customers) with regards to all discounts (markups) and VAT provided by the Company.
     In order to provide a true and fair view of short-term accounts receivable in the reporting of the Company, the same shall establish a provision for doubtful debts.
     The amount of provision for such doubtful debts is defined according to the results of inventory checks concerning receivables performed as of the last day of the quarter, and shall be defined depending on the term of its occurrence. Expenses relating to establishment of the provision shall be recognized as other expense.

2.11 Authorized, additional and reserve capital

     The Company’s authorized capital is represented amounting to the par value of ordinary (ordinary) shares. The Company places ordinary uncertified shares with a par value of 50 (Fifty) kopeks each in the amount of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) shares for the total of RUB 616,780,667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million Six Hundred Sixty Seven Thousand Russian rubles).
     In accordance with the current RF legislation, the Company has established a reserve fund in the amount of 5 (five) percent of the Company’s authorized capital. The amount of annual mandatory deductions/contributions to the Company’s reserve fund shall comprise not less than 5 (five) percent of the Company’s net profit until the Reserve Fund reaches the duly established size (amount).

2.12 Credits and loans received

     The Company performs transfer of long-term debts into the short-term pertaining to the credits and loans received. Such transfer of long-term debts into the short-term on credits and loans received is performed by the Company at the moment when under the terms and conditions of loan and (or) credit agreement 365 days remain up to reimbursement of the principal.

30

     In case of bonds placed, the Company recognizes the nominal value of the bonds issued and sold as accounts payable. When charging income under bonds in the form of interest the Company indicates payables with regard to interests on the bonds sold subject to payment at the end of the reporting period. The amount of falling due interests is represented as a part of other expenditures in those accounting periods to which these charges relate.
     Expenditures incidental to received credits and loans, bond securities issued and placed are included by the Company in other expenditures in the reporting periods in which these charges occur.
     The interest under loans and credits received shall be distributed between the cost of investment asset and the current expenditures according to the procedure stipulated by the Company’s internal regulatory and organizational documents. In order to ensure fair and true reflection of the Company’s asset value, the interest under bills of exchange and bonds shall also be allocated to the cost of the investment asset.

2.13 The Company’s income and expenses

     Revenues from sales of goods, products, work, services shall be recognized as far as such goods, products, executed work, rendered services are sold.
     Proceedings are reflected in the Company’s financial statements net of any value added taxes, customs duties, and discounts provided to customers.
     Income from property lease is reflected by the Company as income and expenditure from ordinary (standard) operations. Income and expense relating to granting of royalty originating from any invention patents, industrial samples, and other intellectual property, shall be recognized as other income.
     The Company shall recognize the following items as other income:
- proceeds from sales of fixed assets, bills of exchange, and other assets;
- interest received for the use of the Company’s cash assets, interest for the use of cash bank from the Company account in this bank, as well as interest under any purchased interest-bearing or discounted third party bills of exchange. The Company shall recognized this income in its Profit and Loss Statement in line item 060 “Interest receivable”;
- sums of provisions restored;
- other proceeds (income).
     The Company’s expenditures are divided into expenditures from ordinary operations and other expenditures.
     Expenditures relating to ordinary operations shall be recognized in the same reporting period in which they were incurred, regardless of the actual payment.
     Expenditures of separate subdivisions relating to ordinary operations shall be fully production-related expenses without appropriation of management expenses.
     Expenditures relating to property lease shall be recognized as expenditures from ordinary operations.
     Management expenses of the Company shall be reflected in full and in the reporting period without allocation by type of activity.
     The Company shall recognize the following expenditures as other expenses:
- expenditures related to retirement and other write-offs of fixed assets, bills of exchange, and other assets;
- provision for doubtful debts;
- losses of previous years recognized in the reporting year;
- other expenses.

2.14 Alterations in the Company’s accounting policy

Alterations in the 2010 accounting policy

     In 2010, the procedure for allocation of interest under bills debts and funded loans was changed. The interest under bills and bonds is subject to allocation to the investment asset value. The said procedure, though being a deviation from the current rules, provides a more accurate reflection of the Company’s assets. The interest is distributed between the investment asset value and the current expenses according to the procedure provided for by the Company’s organizational and regulatory documents. The amount of data comparable to the interest accrued in 2009 is set forth in Item “Loans and credits received.”
     The remaining changes (alterations) in the Company’s 2010 accounting policy serve primarily to adjust and do not amend any line items of the reporting.

31

Alterations in the 2011 accounting policy

     The frequency of revaluation of financial investments has been changed for 2011. It is now required to determine,according to the duly established procedure, the current market value of such financial investments on a quarterly basis, not an annual basis (as before).
     Adjustments were also made into the procedure of price determination of unbilled deliveries of inventories. In case there is no contract price of such inventories, the inventories are accounted at their average rolling evaluation on the date of their recognition. In case there is no such average rolling evaluation, inventories are accounted at their market prices.
     Starting with the 2011 annual financial reporting, Decree No. 66n “On the forms of corporate financial reporting” of the RF Ministry of Finance dated 02.07.2010 comes into force. Due to the variances in reflection of indicators of reporting forms according to this Decree and the procedure of presentation of reporting indicators in financial reporting for 2010 (pursuant to the Decree of the RF Ministry of Finance No. 67n dated 22.07.2003), certain reporting indicators for the reporting year shall be reflected using comparative data in financial reporting (See alterations in presentation of indicators in financial reporting forms below in Sections A-G).
     Alternations in financial reporting forms
     The Decree of the RF Ministry of Finance No. 66n stipulates for changes in the financial reporting forms aimed to transfer data from the reporting forms to notes to the respective financial reporting:
     - Information (certificate) about valuables accounted on off-balance sheet accounts is now excluded from the balance sheet;
     - Breakdown of certain profits and losses is now excluded from the profit and loss statement form;
     - Section 2 “Provisions” is now excluded from the statement of changes in equity;
     - The data reflected in the Appendix to the balance sheet (Form No. 5) are now shown as reference tables in the Explanatory Note.
     A. Alterations in the balance sheet
     The data from the balance sheet are subject to reflection as of three reporting dates (December 31st of the reporting year, of the previous year, and of the year preceding the previous year).
     - From line item “Other noncurrent assets” the results of R&D are allocated to a separate line item (Section “Noncurrent assets”).
     - From line item “Additional capital” the amount of revaluation of noncurrent assets was allocated to a separate line item of the balance sheet (Section “Capital and provisions”).
     - From line item ”Other long-term liabilities” contingent liability provision was allocated to a separate line item (Section “Long-term liabilities”).
     The Company resolved to continue to separately present expenses for construction in progress starting from the 2011 financial reporting (including capital expenditures and objects which require installation) in line item “Construction in progress” of Section “Noncurrent assets.”

32

     B. Alterations in the profit and loss statement
     The profit and loss statement includes reference indicators “Result of revaluation of noncurrent assets which is not included in net profit (loss) of the period,” “Result of other operataions which is not included in net profit (loss) of the period,” and ”Cumulative result in the period.”
     C. Alterations in statement of changes in equity
     The following changes were introduced to Section 1 “Capital flow”:
     - The following line items were added: Income/expense relating directly to capital increase/reduction, changes in additional capital, changes in surplus reserves, and property revaluation;
     - Entry “Shares repurchased” was added;
     - The following ‘in-between’ reporting period indicators were excluded “Changes in the accounting policy,” and “Impact of fixed assets revaluation.” Changes in the accounting policy are subject to inclusion in Section 2 of the Statement of changes in equity “Adjustments due to changes in accounting policy and correction of errors.” The impact of revaluation shall be reflected in Section 1 in line item “Property revaluation” in the corresponding period of such revaluation;
     - The size of net assets shall be reflected in three reporting dates.
     Section 2 “Adjustment due to changes in accounting policy and correction of errors” was added to include information about the size of the capital of the Company before the adjustments, as well as about the adjustments due to changes in the accounting policy and correction of errors in the equity line items section (undistributed profits (uncovered loss), and other line items of the capital (equity)).
     D. Alterations in the cash flow statement
     - Proceeds from sales of products, goods, works, and services, as well as proceeds from sales of lease payments, license payments (royalty), commissions, and fees are shown separately.
     - Cash funds allocated by the Company for payment of dividends shall be transferred from the current operations section to the financial activities section of the cash flow statement.

2.15 Incoming and comparative data

     Due to the impossibility of acquiring reliable data for evaluation of comparable data in case of any changes in the accounting policy relating to the funded loans in 2009 and in order to comply with the principle of expediency of financial accounting, the Company shall not submit the corresponding data on its reporting for 2010.
     In the 2010 financial reporting, certain opening balance indicators and, hence, the currency of the balance sheet do not match the indicators set forth in the closing balance of the 2009 financial reporting due to the following reasons/on the following grounds:

     As per the Balance sheet (Form No. 1)

RUB thousand
	Line	Amount as of		Amount as of
Line item description	item	31.12.2009	Adjustment	01.01.2010
	code
Fixed assets	120	151,603,670	86,150,081	237,753,751
Additional capital	420	59,386,652	88,209,715	147,596,367
(funding)
Loss of previous years	460	(6,944,397)	(61,625,628)	(68,870,025)
Undistributed loss of the	475	(59,865,944)	59,865,994	-
reporting year

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     1. Line item 120 “Fixed assets”: Due to revaluation which took place on 01.01.2010, the final appraisal of the fixed assets amounted to RUB 88,209,715 thousand, and the markdown was RUB 2,059,634 thousand. The total amount of change in this line item stood at RUB 86,150,081 thousand.
     2. Line item 420 “Additional capital”: Due to revaluation of the fixed assets, the data were increased by the amount of RUB 88,209,715 thousand.
     3. Data in line item 460 “Losses of previous years” were formed as follows: From line item 475 ”Undistributed loss of the reporting period” the amount of RUB 59,865,994 thousand was transferred, then the amount was increased due to the fixed assets revaluation for the amount of RUB 2,059,634 thousand. The total amount of change in this line item is RUB 61,625,628 thousand.
     4. Line item 475 ”Undistributed loss of the reporting period”: Due to reformaton of the balance, the loss in the amount of RUB 59,865,994 thousand was fully included in line item 460 “Loss of previous years” and thus reduced it.

Pertaining to the Statement of changes in equity (Form No. 3)
	Line item	Amount as of		Amount as of
Line item description	code	31.12.2009	Adjustment	01.01.2010
Net assets	200	579,745,722	86,150,081	665,895,803

     In line item 200 “Net assets” there was an increase by RUB 86,150,081 thousand, which was due to revaluation of fixed assets for the amount of RUB 86,150,081 thousand.

Pertaining to Appendix to the balance sheet (Form No. 5)
	Line item code	Amount as of		Amount as of
Line item description		31.12.2009	Adjustment	01.01.2010
Buildings	110	16,543,314	(801,749)	15,741,565
Structures and transfer	111	165,908,917	130,888,058	296,796,975
mechanisms
Machines and equipment	112	87,231,646	5,006,531	92,238,177
Total	130	273,331,356	135,092,840	408,424,196
Fixed asset depreciation –	140	121,727,686	48,942,759	170,670,445
total
Depreciation of buildings	141	88,232,724	47,218,532	135,451,256
and structures
Depreciation of machines,	142	32,655,704	1,724,227	34,379,931
equipment, and transport
vehicles
Fixed assets leased out –	150	4,896,221	1,301,025	6,197,246
total
Buildings and structures	151	4,069,233	1,402,883	5,472,116
leased out
Machines, equipment, and	152	797,993	(94,383)	703,610
transport vehicles leased out
Other fixed assets leased out	153	28,995	(7,475)	21,520

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       1. The entry data of section “Fixed assets” were changed due to the fixed assets revaluation:
       - Line item 110 “Buildings” was reduced by RUB 801,749 thousand;
       - Line item 111 ”Structures and transfer mechanisms” was increased by RUB 130,888,058 thousand;
       - Line item 112 ”Machines and equipment” was increased by RUB 5,006,531 thousand;
       - Line item 130 “Total” was increased by RUB 135,092,840 thousand;
       - Line item 140 ”Fixed asset depreciation – total” was increased by RUB 48,942,759 thousand;
       - Line item 141 ”Depreciation of buildings and structures” was increased by RUB 47,218,532 thousand;
       - Line item 142 “Depreciation of machines, equipment, and transport vehicles” was increased by RUB 1,724,227 thousand.
       2. The amount of leased out fixed assets was adjusted to the opening balance due to the fixed assets revaluation:
       - Line item 150 “Fixed assets leased out – total” was increased by RUB 1,301,025 thousand;
       - Line item 151 “Buildings and structures leased out” was increased by RUB 1,402,883 thousand;
       - Line item 152 ”Machines, equipment, and transport vehicles leased out” was reduced by RUB 94,383 thousand;
       - Line item 153 “Other fixed assets leased out” was increased by RUB 7,475 thousand.

III. Disclosure of Material Indicators

3.1 Authorized capital of the Company
     As of 31.12.2010, the authorized capital of the Company was RUB 616,780, 667,000 (Six Hundred Sixteen Billion Seven Hundred Eighty Million and Six Hundred Sixty Seven Thousand Russian rubles) and consisted of 1,233,561,333,552 (One Trillion Two Hundred Thirty Three Billion Five Hundred Sixty One Million Three Hundred Thirty Three Thousand and Five Hundred Fifty Two) ordinary registered uncertified shares with the nominal value of 50 kopeks (RUB 0.50) each. As of 01.01.2010 and as of 31.12.2010, the Company’s authorized capital was duly registered and fully paid.
     As of 31.12.2010, in accordance with the shareholder register, the Russian Federation in the name of the Federal Agency of the State Property Management owns 79.11% of shares of JSC FGC UES. 20.89% of the outstanding stock of JSC FGC UES is owned by minority shareholders.
     On 26.12.2010, the report of the securities issue was registered. The actual number of 80,047,137,190 (Eighty Billion Forty Seven Million One Hundred Thirty Seven Thousand and One Hundred Ninety) shares were placed for the amount of RUB 40,177,923,000 with the nominal value of RUB 0.50 each. 64,611,542,328 (Sixty Four Billion Six Hundred Eleven Million Five Hundred Forty Two Thousand and Three Hundred Twenty Eight) shares were placed at RUB 0.50 (fifty kopeks) for persons entitled with a pre-emption right to purchase securities of the additional issue. 15,435,594,861 (Fifteen Billion Four Hundred Thirty Five Million Five Hundred Ninety Four Thousand and Eight Hundred Eighty One) share was placed at RUB 0.51 (fifty one kopek) through public offering.
     As of 26.01.2011, the securities placement was completed. The actual amount of shares placed is 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) shares for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.
     As of 31.12.2010 and 01.01.2010 the additional capital of the Company stood at RUB 147,465,641,000 and RUB 147,596,367,000, correspondingly. The additional capital was comprised of the following line items:

Indicator	As of 01.01.2010	As of 31.12.2010
Final appraisal of fixed assets	115,883,558	115,598,477
Income from issuance	10,346,873	10,501,227
Amount of additional capitals of companies merged in the course of reorganization	21,316,409	21,316,409
VAT amount relating to fixed assets recognized as contribution to the authorized capital	49,527	49,527
Total	147,596,367	147,465,640

35

     Revaluation of fixed assets was performed using an independent appraiser’s report.
     Based on the 2010 performance, the net profit amounted to RUB 58,088,388,000. Based on the 2009 performance, the net loss amounted to RUB 59,865,994,000.

3.2 Intangible assets

RUB thousand
Intangible asset	31.12.2010	01.01.2010
Automated accounting and reporting system (software complex)	274,403	424,078
Data base IPK KSUPR	110,600	231,256
Automated property management system	110,922	166,383
Automated technical maintenance and repair management system	80,936	118,291
Software complex IPK KSUPR	46,057	96,302
Automated information and measuring system for commercial electric power measurement (AIIS KUE)	38,579	77,579
Information and analytical system of electric power accounting and calculation	47,298	64,498
Automated document flow management system	29,030	44,853
Automated planning and budgeting system	28,769	40,673
Corporate information human resources management system	16,287	24,430
Corporate information system “ASU-Salary”	21,546	32,319
Information system “KPI-Motivation”	13,979	20,969
Technological information system for the regime department	10,263	15,000
Utility model “Anchor metal header of ferroconcrete foundation”	8,358	-
Corporate information and analytical system	8,509	14,515
Utility model “Intermediate support for high voltage lines”	6,928	-
Corporate portal of JSC FGC UES	5,323	-
Reference data system	4,844	7,486
Other	54,994	17,625
Total intangible assets	917,625	1,396,257

     The useful life of intangible assets is 4-5 years.

3.3 Fixed assets

     As of January 1, 2010, the Company revalued the following groups of fixed assets according to replacement costs determined by an independent appraiser: industrial buildings and structures, including substation buildings, transmission lines, as well as high-voltage substation equipment. The amounts of increase in acquisition cost of the said objects in the amount of RUB 135,092,840 thousand and accrued depreciation in the amount of RUB 48,942,759 thousand were allocated to undistributed profits to the total of RUB 86,150,081 thousand. Fixed assets are shown in the balance sheet at their depreciable value.
     In 2009, revaluation of the same groups in fixed assets was performed, the amount of replacement cost in 2009 amounted to RUB 6,884,139 thousand.

36

     Income and losses from fixed asset retirement are reflected in the profit and loss statement as other income and expense.
     The Company does not perform separate accounting of its real estate items commissioned (put into operation) and those in the process of the state registration.

3.4 Construction in progress

RUB thousand
Type of investment in noncurrent assets	31.12.2010	01.01.2010
Design and engineering works, acquisition and construction of fixed assets	274,920,230	193,215,972
Acquisition and construction of intangible assets	4,861,225	4,151,602
Expenses on R&D in progress	956,714	677,196
Total investment in noncurrent assets	280,738,169	198,044,770

     Design and engineering works, acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:

RUB thousand
Executive office	31.12.2010	01.01.2010
MES of Centre	2,351,148	1,412,044
MES of North-West	69,283,745	55,038,639
MES of Volga	43,656,621	28,714,386
MES of South	10,168,236	4,593,484
MES of Ural	53,355,933	37,645,626
MES of Western Siberia	17,846,607	16,119,045
MES of Siberia	34,399,924	26,222,093
MES of East	20,477,642	12,065,886
Elektrosetservice	23,125,930	10,848,454
TMR MES	254,444	556,315
Total	274,920,230	193,215,972

3.5 Taxes

     The long-term part in the amount of value added tax comprises RUB 250,659 thousand and represents VAT on construction-erection and design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities will be put in operation.
     According to the tax accounting data prepared in accordance with the requirements of chapter 25 “Profit tax in organizations” in the Tax Code of the Russian Federation, the taxable income for a period of 2010 comprised RUB 46,321,530 thousand. In 2009, the above mentioned indicator was RUB 24,381,745 thousand.

37

     Income before tax for accounting purposes was linked to notional earnings for profit tax as follows:

RUB thousand
Indicator	2010	2009
Profit (loss) before taxation	68,318,523	(54,048,781)
Conditional expenditure for profit tax at rate of 20%	13,663,705	(10,809,756)
Standing tax liability (asset)	(3,184,752)	16,588,331
Deferred tax asset	(33,442)	(180,217)
Deferred tax liability	(1,181,205)	(722,009)
Current profit tax	9,264,306	4,876,349

     In the reporting year the amount of permanent differences having impact on adjustment of conditional profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUB 15,923,759 thousand (In 2009 – RUB 82,941,655 thousand).
     The said permanent differences resulted from the differences in recognition of the following income and expenses in accounting records and tax accounting:

2010

RUB thousand
Income	Amount of income, RUB thousand	Fixed tax asset, RUB thousand
Income in the form of restored provisions on doubtful debts	20,803,483	4,160,696
Income from revaluation of shares	30,024,928	6,004,986
Other income	394,804	78,961
Total income	51,223,215	10,244,643
Expense	Amount of expense, RUB thousand	Fixed tax liability, RUB thousand
Expenses in the form of accrual of provisions for devaluation of securities and doubtful accounts receivable	17,949,877	3,589,975
Fixed asset depreciation	15,052,911	3,010,582
Sale of securities	887,920	177,584
Other expense	1,408,747	281,750
Total expense	35,299,455	7,059,891

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2009

RUB thousand
Income	Amount of income, RUB thousand	Fixed tax asset, RUB thousand
Income in the form of restored provisions on doubtful debts	20,017,408	4,003,482
Income from share participating in authorized capitals	717,256	143,451
Income from third party bills of exchange	(332,504)	(66,501)
Other income	20,805	4,161
Total income	20,422,965	4,084,593
Expense	Amount of expense, RUB thousand	Fixed tax liability, RUB thousand
Negative difference from revaluation of shares at market value	79,905,889	15,981,178
Sale of securities	9,416,790	1,883,358
Expenses in the form of provisions on deterioration in value of securities and on doubtful accounts receiv	7,089,950	1,417,990
Fixed asset depreciation	5,050,788	1,010,158
Deferred expenses write-off	512,701	102,540
Other expenses	1,388,502	277,700
Total expenses	103,364,620	20,672,924

     Other tax liabilities include fixed tax liabilities on charity, material assistance, social expenses, corporate activity expenses, etc.
     The difference between the periods of recognition of income and expense for accounting purposes, on one side, and profit taxation, on the other side, leads to the occurrence of time differences. Most of the time differences were related with the difference procedure of fixed asset depreciation for the purposes of tax- and financial accounting. Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at rate of 20% as of 31.12.2010 and 01.01.2010.
     The accounting balance sheet in line item “Deferred tax liabilities” reflects the consolidated (rolled up) amount of the deferred tax asset and deferred tax liability.

RUB thousand
Indicator	31.12.2010	01.01.2010
Deferred tax asset	522,592	556,034
Deferred tax liability	(3,172,303)	(1,991,098)
Total for line item 515 “Deferred tax liabilities”	(2,649,711)	(1,435,064)

3.6 R&D expenditures

     In 2010, the expenditures incidental to regular R&D activities, used in the current activities, were written off to the amount of RUB 171,873 thousand. As of 31.12.2010, the balance on completed R&D was reflected in line item 150 “Other noncurrent assets” of the balance sheet and amounted to RUB 255,247 thousand (as of 01.01.2010 – RUB 73,805 thousand).

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3.7 Long-term financial investments

     The structure of long-term financial investments is represented by the following assets of the Company:

RUB thousand
Asset	31.12.2010	01.01.2010
Shared financial investments	94,899,702	66,197,973
Contributions in subsidiary companies	18,124,226	18,221,649
Contributions in affiliated companies	67,711,261	40,681,668
Contributions in other organizations	9,061,046	7,291,487
Other shared long-term financial investments	3,169	3,169
Debt financial investments	9,237,845	772,414
Debt securities	8,935,682	469,301
Loans extended	302,163	303,113
Total financial investments	104,137,547	66,970,387

   3.7.1. Contributions to subsidiary and affiliated companies and other organizations
     Line item 140 “Long-term financial investments” of the accounting balance sheet includes the following contributions to subsidiary and affiliated companies and other organizations:

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
Subsidiary companies :	18,124,226		18,221,649
JSC “Mobile Gas Turbine electric stations” (JSC “MGTES”)	10,594,257	100.00%	10,594,257	100.00%	Electric power generation	Provision accrued
JSC STC of Electric power industry”	3,895,820	100.00%	3,895,820	100.00%	Scientific and research activity
JSC Specialized electric grid company UNES	953,804	100.00%	953,804	100.00%	Technical maintenance and repairs of electric grid facilities
JSC “Tomsk backbone grids”	866,424	52.03%	866,424	52.03%	Forecast-analytical services for electric power industry
JSC “Center of engineering and construction management”	833,000	100.00%	833,000	100.00%	Functions as customer-property developer in capital construction, reconstruction and technical upgrade of electric grid facilities
GruzRosEnergo	763,227	50.00%	763,227	50.00%	Power transmission services
JSC “Energostroysnabcomplect of UES”	133,870	100.00%	133,870	100.00%	Electric power complex procurement	Provision accrued
JSC “UC of Electric power industry”	55,071	100.00%	55,071	100.00%	Electronics and digital technology activity
JSC ”MUS of Electric power industry”	19,997	100.00%	19,997	100.00%	Telecommunication services
JSC “Chitatekhenergo”	4,092	100.00%	4,092	100.00%	Construction, design, repair and technical maintenance of electric power industry projects

40

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
CJSC “Agency for electric power industry balances forecasting”	3,500	100.00%	3,500	100.00%	Information technologies services
JSC “Main electric grid service company”	1,000	100.00%	1,000	100.00%	Technical maintenance and repair services for electric grid facilities
JSC “MIC of Electric power industry”	163	50.00%	163	50.00%	Forecast-analytical services for electric power industry
JSC “CNII NPKenergo”	1	100.00%	1	100.00%	R&D activities
JSC “Nurenergo”	-	77.00%	-	77.00%	Electric power generation	Provision accrued
JSC “Volgaenergosnabcomplect”	-	100.00%	-	100.00%	Supply of materials and equipment	Provision accrued
JSC Energy Center	-	-	97,423	98.56%	R&D activities
Power industry index Ltd.	-	100.00%	-	100.00%	Sales of securities	Provision accrued
Affiliated companies	67,711,261		40,681,668
JSC “OGK-1”	21,851,019	40.17%	13,164,371	40.17%	Electric and heat power generation	Market value of the stock
JSC “Volzhskaya TGK” (TGK-7)	20,066,560	29.99%	13,262,806	32.14%	Electric and heat power generation	Market value of the stock
JSC “Bashkirenego”	15,456,189	21.27%	7,143,138	21.27%	Electric and heat power generation, transmission and sale	Market value of the stock
JSC “OGK-6”	7,291,153	23.58%	4,304,329	23.58%	Electric and heat power generation and transmission	Market value of the stock
JSC “TGK-11”	2,702,867	27.45%	2,463,551	27.45%	Electric and heat power generation	Market value of the stock
“IT Energy” LLC	198,360	39.99%	198,360	39.99%	IT services
JSC “Kuban backbone grids”	134,139	49.00%	134,139	49.00%	Power transmission services
JSC “Severovostocenergo”	9,800	49.00%	9,800	49.00%	Electric and heat power generation and sales

41

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
JSC “ENIN”	1,024	38.24%	1,024	38.24%	R&D activities
JSC “Energotechcomplect”	100	49.00%	100	49.00%	Supply of materials and equipment
JSC “Uralskaya management energy company”	50	33.33%	50	33.33%	Agency services
JSC “Schekinsliye PGU”	-	45.21%	-	45.21%	Construction and reconstruction services for electric power industry projects	Provision accrued
Other organizations:	9,061,046		7,291,487
JSC “OGK-6”	4,422,284	9.60%	2,317,319	9.60%	Electric and heat power generation and transmission
JSC “Mosenergo”	4,311,255	3.37%	4,419,858	3.37%	Electric and heat power generation
JSC “Sangtudinskaya HPP-1”	316,473	14.48%	551,256	14.48%	Electric power generation	Provision accrued
JSC “Rushydro”	3,859	Less than 0.01%	-	-
JSC “Testing panel of Ivanovo GRES”	3,000	0.83%	3,000	0.83%	Installation, start-up services for electrical equipment
JSC “OGK-4”	1,736	Less than 0.01%	-	-	Electric and heat power generation and transmission
JSC “OGK-2”	514	Less than 0.01%	-	-	Electric and heat power generation
JSC “TGK-1”	470	Less than 0.01%	-	-	Electric and heat power generation
JSC “OGK-3”	401	Less than 0.01%	-	-	Electric and heat power generation sion
JSC Fortum	238	Less than 0.01%	-	-	Electric and heat power generation
JSC “TGK-9”	186	Less than 0.01%	-	-	Electric and heat power generation
JSC “Kuzbassenergo”	160	Less than 0.01%	-	-
JSC “Quadra Generation Company”	147	Less than 0.01%	-	-	Electric and heat power generation

42

	31.12.2010		01.01.2010
Name of subsidiary and affiliated company and other organizations	Book value, RUB thousand (considering provision)	Share in authorized capital, %	Book value, RUB thousand (considering provision)	Share of authorized capital, %	Activity	Comment
JSC “TGK-13”	129	Less than 0.01%	-	-	Electric and heat power generation
JSC “TGK-2”	63	Less than 0.01%	-	-	Electric and heat power generation
TGK-11 Holding	54	Less than 0.01%	-	-	Electric and heat power generation
JSC “Natsenergo”	40	1.90%	40	1.90%	Wholesale operations
JSC “TGK-14”	23	Less than 0.01%	-	-	Electric and heat power generation
JSC “Sibirenergoholding”	-	-	6	Less than 0.01%	Holding company management services
JSC “Tsentrenergoholding”	6	Less than 0.01%	6	Less than 0.01%	Holding company management services
JSC “Intergeneratsiya”	6	Less than 0.01%	-	-	Holding company management services
CJSC “SOVASATOM”	1	3.38%	1	3.38%	Construction, start-up services for electric power industry projects
CJSC “Energorynok”	1	8.50%	1	8.50%	Publishing services
JSC “Trust SVES”	-	-	-	6.14%	Design, construction of production and technical facilities	Provision accrued, in 2010 shares were written off
Other equity long-term financial investments	3,169		3,169
Total:	94,899,702		66,197,973

     As of 31.12.2010 and 01.01.2010, other equity long-term financial investments included investments in joint activity in the amount of RUB 3,169 thousand.
     As of 31.12.2010, the Company’s accounting balance sheet included financial investments in stock trade on the stock exchange during 2010. As of 31.12.2010, the above mentioned financial investments were recorded at their market prices as of the mentioned date. The amount of profit from fluctuations of the market value in 2010 was RUB 29,915,526 thousand. This amount includes the profit related to fluctuations of the market value of shares transferred to fiduciary management in the amount of RUB 29,622,906 thousand. In addition to the block of shares of JSC “OGK-1,” blocks of shares of the following companies were transferred to fiduciary management to JSC “Inter RAO UES” in 2010: JSC “Bashkirenergo,” JSC “Volzhskaya TGK,” JSC “OGK-11,” “JSC “OGK-6,” “JSC Mosenergo,” JSC “TGK-14,” JSC “Quadra,” JSC “TGK-2,” JSC “TGK-9,” JSC “Rushydro,” JSC “TGK-3,” JSC “Fortum,” JSC “TGK-1,” JSC “OGK-2,” JSC “OGK-4,” JSC OGK-6,” JSC “Yeniseyskaya TGK,” and JSC “TGK-11 Holding.” The current market value of the company stock under management stands at RUB 76,108,633 thousand.

43

     The Company has analyzed the signs of sustainable decreasing of financial investment cost for which the current market value is not determined. During such analysis changes in net assets value during two years were considered. Evaluation of financial investments in JSC “Sangtudinskaya HPP-1” was performed by an independent appraiser.
     In 2010, the Company established a provision for revaluation of its financial investments in the amount of RUB 234 782 thousand. It accounted for this provision as other expenses (In 2009 - RUB 3,502,596). In 2009 the provision was used in the amount of RUB 499 thousand upon for writing off of financial investments in JSC “SVES.”
     As of 31.12.2010 and 01.01.2010, the balance of the provision for devaluation of financial investments amounted to:

RUB thousand
Issuer	31.12.2010	01.01.2010
JSC “MGTES”	3,524,756	3,524,756
JSC “Nurenergo”	1,972,781	1,972,781
JSC “Schkinskiye PGU”	105,935	105,935
JSC “Energostroysnabcomplect”	72,381	72,381
LLC “Index of electric power industry”	10,000	10,000
JSC “Sangtudinskaya HPP-1”	2,714,096	2,479,314
Other	369	868
Total provision for revaluation of financial investments	8,400,318	8,166,035

There were no negative trends that could serve as a reason for devaluation of other blocks of shares.

   3.7.2. Debt securities

   As of 31.12.2010 and 01.01.2010 bills of exchange of the following companies were recognized as debt securities:

RUB thousand
Issuer	31.12.2010	01.01.2010	Maturity date	Annual rate, %
JSC “SO-SDO UES”	469,300	469,300	December 2012	7%
LLC “Energofinans” (*)	8,466,381	-	December 2014	Discount- interest- bearing
Total debt securities	8,935,681	469,300

     Note:
     (*) Novation of interest-free bills of exchange, previously the amount was reflected in accounts receivable. In 2010, a provision in the amount of RUB 3,618,652 thousand was accrued.

   3.7.3. Loans extended and other long-term financial investments

     As of 31.12.2010 and 01.01.2010, loans issued included a loan extended to JSC “Dagenergo” in the amount of RUB 296,461 thousand and a loan to the Company employee in the amount of RUB 5,702 thousand as of 31.12.2010 (RUB 6,652 thousand for 01.01.2010).
   The Company intends to retain all its long-term debt financial investments until they are fully repaid/redeemed.

44

3.8 Short-term financial investments
The structure of the Company’s short-term financial investments is represented by the following assets:
RUB thousand
Asset	31.12.2010	01.01.2010
Short-term bills of exchange	42,356,353	44,190,554
Loans extended	887,671	887,671
Other short-term financial investments	3,000,000	24,049,500
Total short-term financial investments	46,244,024	69,127,725

45

   3.8.1. Short-term bills of exchange

   As of 31.12.2010 and 01.01.2010, short-term bills of exchange include bills of exchange of the following companies:
RUB thousand
Issuer	31.12.2010	01.01.2010	Annual rate, %
JSC VTB Bank	19,232,142	43,925,294	Discount
JSC Alfa Bank	14,122,562	-	Discount
JSC AB Russia	4,000,000	-	7%
JSC Promsvyazbank	3,001,649	-	Discount
JSC AKB International Financial Club	2,000,000	-	6.25%
JSC “Glavsetservice UNEG”	-	150,000	14%
JSC “Caustic”	-	55,260	15%
JSC “GVTs Energetiki” (*)	-	60,000	17%
Total short-term bills of exchange	42,356,353	44,190,554
     Note:
     (*) Provision was accrued in 2010 in the amount of RUB 60,000 thousand.

   3.8.2. Loans extended and other short-term financial investments

     As of 31.12.2010 and 01.01.2010, loans extended included a loan extended to JSC “Kuban Backbone Grids” in the amount of RUB 887,671 thousand, as well as a loan extended to JSC “Nurenergo” in the amount of RUB 501,300 thousand.
     The loan extended to JSC “Nurenergo” is overdue as of the reporting date. The Company does not have any agreement for extension of this contract. The devaluation provision established in 2006 amounted as of 31.12.2010 to RUB 501,300.
     Other financial investments as of 31.12.2010 accounted for a deposit in JSC Nomos Bank with maturity date of 16.05.2011 for the amount of RUB 3,000,000 thousand; as of 01.01.2010 Deposits in JSC Gazprombank were also accounted for the amount of RUB 24,049,500 thousand. In 2010, evaluation of financial investments in case of their retirements performed using the acquisition cost of each unit.
   The Company intends to retain all its short-term debt financial investments until they are fully repaid.

3.9 Accounts receivable

     Breakdown of line item 230 “Long-term accounts receivable” of the balance sheet is shown in the following table.

RUB thousand
Item	31.12.2010	01.01.2010
Non-interest bearing bills of exchange including	2,688,794	17,012,281
LLC “Energo-finance”	-	12,022,099
JSC “MGTES”	-	3,000,000
JSC “Ulianovskenergo”	738,195	740,240
JSC “Alfa Bank”	494,676	9,259
JSC “AKB “Rosbank”	483,485	483,485
JSC AKB “Eurofinance Mosnarbank”	311,495	311,495
JSC “MRSK of Center and Privolzhia”	229,127	229,127
JSC AKB Investbank	173,903	-
Other non-interest bearing bills of exchange	257,913	216,576
Other receivables including	6,007,455	3,480,538
JSC “Kuban backbone grids”	5,683,517	2,966,855
JSC “Irkutskenergo”	65,334	185,910
JSC “Streletskaya Sloboda”	83,986	83,986
Other	174,618	243,787
Total long-term accounts receivable	8,696,249	20,492,819

46

     As of 31.12.2010, long-term accounts receivable include:
- non-interest bearing bills of exchange for the amount of RUB 2,205,309 thousand with maturity dates from 2013 until 2026;
- non-interest bearing bills of exchange of JSC AKB “Rosbank” for the amount of RUB 483,485 thousand with maturity date in 2015;
     Other receivables represent sums under contracts with due dates in accordance with contractual terms expected within more than 12 months after the reporting date. Information on related parties is disclosed in Item 3.15 of this Explanatory Note. Breakdown of line item 241 “Receivables from buyers and customers” of the balance sheet is shown in the following table.

RUB thousand
Debtor	31.12.2010	01.01.2010
JSC “MRSK of Siberia”	1,080,083	1,105,393
JSC “MSK of South”	1,425,109	959,555
JSC “Tyumenenergo”	871,007	694,141
JSC “Kubanenergo”	855,216	674,235
JSC “MRSK of Center and Privolzhja”	727,837	580,957
JSC “Moscow United Electric Grid Company”	638,634	425,727
JSC “MRSK of North-West”	528,933	419,697
JSC “MRSK of Ural”	418,653	375,919
JSC Chelyabinsk Metallurgical Works	469,682	-
JSC “Lenenergo”	390,132	259,366
JSC MRSK of North Caucasus	278,408	5,604
JSC “Dalnevostochnaya distribution grid company”	133,388	257,965
CJSC RES	76,510	490,603
JSC “MRSK of Center”	60,017	610,106
JSC “Glavsetservice UNEG”	290	1,085,949
JSC “RUSAL Novokuznetsk”	-	112,932
Other (individually less than RUB 100 million)	715,742	891,264
Total receivables from customers and buyers	8,669,641	8,949,413

     Trade receivables in line 241 are recognized considering provision on doubtful debts which as of 31.12.2010 totaled RUB 3,806,612 thousand and as of 31.12.2010 - RUB 2,503,116 thousand.
     As of 31.12.2010, the amount of RUB 97,900 thousand related to subsidiary and affiliated companies from the total (receivables totaled RUB 1,552,700 thousand; provision for the said receivables totaled RUB 1,454,800 thousand). As of 01.01.2010, subsidiary and affiliated companies accounted for RUB 1,216,043 thousand (receivables totaled RUB 1,975,342 thousand; the provision for the said receivables totaled RUB 759,300 thousand). Information on related parties is disclosed in Item 3.15 of this Explanatory Note.

47

Breakdown of line item 243 ”Accounts receivable under advance payments extended” of the balance sheet is shown in the following table.
RUB thousand
Item	31.12.2010	01.01.2010
Advance payments to construction organizations including	95,699,436	63,956,137
CJSC “Engineering-Construction company “Soyuz-Seti”	12,088,291	10,222,420
JSC “Stroytransgaz”	10,356,852	-
LLC “Engineering center “Energo”	8,073,116	10,948,010
JSC “GlobalElectroService”	6,442,645	47,776
LLC “New Engineering Company”	4,724,671	6,228,713
LLC “Rusengineering”	4,417,095	7,152,448
LLC “Project Center “Energo”	3,638,263	2,181,928
LLC “Stroytechnocontact”	3,599,121	4,702,678
LLC “Velesstroy”	3,599,117	-
CJSC “EFESk”	3,583,805	147,724
LLC “ASSET MANAGEMENT COMPANY”	2,933,779	3,185,297
JSC “Its UES”	2,437,898	-
LLC “Uralelectrostroy”	2,275,681	104,770
LLC “Stroytekhproekt-P”	1,830,988	-
JSC “MKSM”	1,657,815	-
LLC “Promstroy”	1,607,897	48,356
LLC “Interspetsstoy”	1,370,456	1,580,863
LLC “ESK Energomost”	1,310,359	-
LLC “StroyremServis”	1,168,335	-
CJSC “Intertechelectro”	1,005,227	1,257,617
JSC “Hydroelectromontage”	1,083,101	971,381
LLC “Construction work management”	422,548	1,072,922
LLC “Torsion-Telecom”	55,026	1,923,114
Other	16,017,350	12,180,120
Advance payments to service providers extended including	831,554	1,443,853
JSC “NTTs Electroenergy”	173,953	-
CJSC KROK Incorporated	97,454	-
JSC NPO Streamer	79,721	-
CJSC “Center of Infrastructure Projects”	26,256	183,067
JSC “Electrosetservice UNEG”	7,441	439,967
JSC “Moscow Hub for Energy Communications”	247	279,456
Other	446,482	582,250
Other advance payments including	1,105,864	1,636,347
CJSC “ISK Soyuz-Seti”	383,704	467,272
LLC “Torsion-Telecom”	271,000	271,000
CJSC “Electrostroy”	-	185,500
LLC “RDK-Avtomatika”	-	176,317
LLC AK “Electrosevkavmontazh”	214,363	-
Other	236,797	536,258
Total advance payments extended	97,636,854	67,036,337

     The amount of accounts receivable under advance payments extended is shown considering the doubtful debt provision, which amounted to RUB 5,936,364 thousand as of 31.12.2010 and RUB 3,551,035 thousand – as of 01.01.2010.
     With regards to the advance payment extended to JSC “Svyazstroy” for the development of a departmental digital technological mobile network in the Middle Volga region (RUB 1,118,066 thousand as of 31.12.2010 and as of 01.01.2010.), the Company accrued a provision to the full amount as of 31.12.2010 and 01.01.2010.
     In 2010, pertaining to advance payments extended to LLC “Torsion-Telecom” (RUB 1,696,600 thousand as of 31.12.2009 and RUB 1,923,114 thousand as of 01.01.2010), a provision was accrued as of 31.12.2010 in the amount of RUB 1,648,574 thousand; and as of 01.01.2010 no provision was established.
     Of the total amount of advance payments extended to subsidiaries and affiliates, the overdue payments as of 31.12.2010 amounted to RUB 1,451,319 thousand, and as of 01.01.2010 – RUB 1,156,223 thousand; as of 31.12.10 and 01.01.2010 no provision was established with regards to the aforesaid amounts. Information about related parties is set forth in Item 3.15 of this Explanatory Note.

Breakdown of line item 244 “Other accounts receivable” of the balance sheet is shown in the following table.
RUB thousand
Receivables	31.12.2010	01.01.2010
Overpayment on taxes and payments to non-budget funds	8,338,600	5,822,007
Non-interest bearing bills of exchange	38,818,785	32,258,435
VAT on advance payments	1,704,533	1,087,920
Other	2,479,201	2,016,779
Total other accounts receivable	51,341,119	41,185,141

48

     Other short-term receivables included non-interest bearing bills of exchange (RUB 38,818,785 thousand as of 31.12.2010; and RUB 32,258,435 thousand as of 01.01.2010). As of 31.12.2010 the said amount includes the sum of non-interest bearing promissory notes of LLC “Index of electric power industry” (a 100% subsidiary of JSC FGC UES) RUB 37,065,427 thousand (this amount is net of the provision in the amount of RUB 3,605,319 thousand) with repayment condition “on demand”. LLC “Index of electric power industry” was established in the process of restructuring of JSC RAO UES of Russia, and it owns blocks of shares of electric energy companies including those traded on the stock market. The total amount of bills of exchange issued by LLC “Index of electric power industry” is based on the market valuation of the shares of electric energy companies as of the date of issue. As of the end of the reporting period, the value of bills of exchange of LLC “Index of electric power industry” was adjusted for the amount of changes in the market value of shares owned by LLC “Index of electric power industry” as of the end of the reporting period.
     The total amount of other short-term receivables includes receivables of subsidiary companies and affiliated companies in the amount of RUB 43,013,532 thousand as of 31.12.2010 (the provision debt of RUB 47,175,069 thousand for this amount - RUB 4,161,537 thousand, and as of 01.01.2010 – RUB 29,776,298 thousand, the amount of debt is RUB 44,671,184 thousand; the provision for this amount is RUB 14,894,686 thousand).

     Changes in the provision for doubtful receivables is shown in the following table.
RUB thousand
Receivable	Amount			Provision		Receivables
			Provision	written	Closing	per
		Opening	during the	down to	balance	accounting
		balance of	reporting	other	of	balance
		provision	period	income	provision	sheet
2009
Long-term (line item 230)	20,492,907	-	88	-	88	20,492,819
Short-term including
Buyers and customers (line item 241)	11,452,529	1,585,726	3,060,048	(2,142,658)	2,503,116	8,949,413
Advance payments issued (line item 243)	70,587,372	816,673	2,734,362	-	3,551,035	67,036,337
Other (line item 244)	56,437,743	33,019,714	107,638	(17,874,750)	15,252,602	41,185,141
2010
Long-term (line item 230)	8,794,923	88	98,586	-	98,674	8,696,249
Short-term including
Buyers and customers (line item 241)	12,476,253	2,503,116	5,043,456	(3,739,960)	3,806,612	8,669,641
Advance payments issued (line item 243)	103,573,218	3,551,035	4,573,148	(2,187,819)	5,936,364	97,636,854
Other (line item 244)	55,944,987	15,252,602	4,321,253	(14,969,987)	4,603,868	51,341,119

49

3.10 Credits and loans received
RUB thousand
Long-term loans:	31.12.2010	01.01.2010
Bonds of 06 Series	10,000,000	-
Bonds of 07 Series	5,000,000	-
Bonds of 08 Series	10,000,000	-
Bonds of 09 Series	5,000,000	-
Bonds of 10 Series	10,000,000	-
Bonds of 11 Series	10,000,000	-
Bonds of 04 Series	-	6,000,000
Total long-term loans	50,000,000	6,000,000
RUB thousand
Short-term loans:	31.12.2010	01.01.2010
Bonds of 02 Series	-	7,000,000
Bonds of 04 Series	6,000,000	-
Interest accrued	941,422	115,041
Bills of exchange	-	366,428
Total short-term loans	6,941,422	7,481,469

     The information on bond issues as of the reporting date is shown in the following table:
RUB thousand
Series	04	06	07	08	09	10	11
Volume of issue, RUB thousand	6,000,000	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000	10,000,000
Amount, mln. of bonds	6	10	5	10	5	10	10
Par value, RUB	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Rate, %	7.30	7.15	7.99	7.15	7.99	7.75	7.99
Date of bond placement	12.10.2006	28.09.2010	29.10.2010	28.09.2010	29.10.2010	28.09.2010	29.10.2010
Date of the state registration of the bond issue report	08.11.2006	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009
Maturity term, days	1.820	3.640	3.640	3.640	3.640	3.640	3.640
Coupon yield for each bond	36.40	35.65	37.40	35.65	39.84	38.64	39.84
Interest accrued for 2010, RUB thousand	438,000	184,126	64,731	184,127	68,954	199,569	137,908

     In 2010, bonds of 02 Series were redeemed for the amount of RUB 7,000,000 thousand. The redemption period for bonds of 04 Series was November 2011. In the reporting, the value of the aforementioned bonds amounting to RUB 6,000,000 thousand was shown as short-term loans; 06-11 bonds issues were recognized as long-term loans.
     Due to various changes in the Company’s accounting policy, the sum of all expenses relating to payment of interest under loans and credits was included in 2010 into the cost of construction in progress and amounted to RUB 1,277,414 thousand. In 2009, the said indicator stood at RUB 1,939,463 thousand. In 2009, the amount of RUB 1,714,506 thousand was recognized as other expenses. The EBRD loan interest payments were included in the cost of reconstructed high-voltage electric substations Central and Arzamasskaya - in the amount of RUB 221,957 thousand.

50

3.11 Accounts payable

Breakdown of line item 621 “Accounts payable to suppliers and contractors” of the balance sheet is shown in the following table.
RUB thousand
Creditor	31.12.2010	01.01.2010
Payables to construction organizations	10,204,014	7,786,629
LLC “Engineering center “Energo”	2,080,966	2,367,178
JSC “Sevzapelectrosestroy”	1,064,596	987,447
CJSC “Engineering and construction company “Soyuz-Seti”	1,044,609	415,962
LLC “Velesstroy”	591,967	-
JSC “Optima”	440,888	367,895
LLC “RusEngineering”	362,921	79,057
LLC “Asset Management Company”	315,750	-
JSC “Gidroelektromontazh”	246,540	67,716
LLC “Rostrade”	223,349	391,876
CJSC “PC Thermoservice”	126,166	215,795
Other	3,706,262	2,893,703
Payables to service provides including	3,159,218	2,885,859
CJSC “Center for financial settlements”	1,719,184	803,884
JSC “Electrosetservice UNEG”	470,812	786,705
JSC “Glavsetservice UNEG	85,710	245,318
LLC “Engineering Center Energoauditkontrol”	106,662	-
Management Company “Energobalance”	-	179,638
Other	776,850	870,314
Other including	654,005	346,220
LLC “Rostov Electric Metallurgical plant”	106,043	106,043
CJSC “Austrian Business Center”	179,161	-
LLC “RDK-Avtomatika”	-	54,242
Other	368,801	185,935
Total payables to suppliers and contractors	14,017,237	11,018,708

     Accounts payable to suppliers and contractors include payables to subsidiaries and affiliates for the amount of RUB 878,195 thousand as of 31.12.2010 (RUB 1,397,934 thousand as of 01.01.2010).
     Breakdown of line item 627 “Advance payments received” of the balance sheet is shown in the following table.
RUB thousand
Creditor	31.12.2010	01.01.2010
Advance payments for customer connections to UNEG including	10,455,496	6,489,387
JSC “Zagorskaya Hydroelectric Pumped Storage Power Plant 2”	1,400,003	2,634
JSC “MRSK of Center and Povolzhje”	1,149,393	1,148,811
JSC “Pervouralsk New Pipe Plant”	706,301	706,301
LLC “Abinsk Electric Metallurgical Plant”	633,786	363,786
JSC “Slavneft-Megionneftegaz”	620,211	40,087
JSC “Tyumenenergo”	558,340	582,997
JSC “Kaluga Scientific and Production Electrometallurgical Plant”	389,100	89,100
JSC “Gazpromneft-NNG”	378,222	378,223
LLC “Yuzhno-Uralskaya GPK”	378,221	378,221
JSC “Serevsk Pipe Plant”	295,000	295,000
LLC “OMK-Steel”	221,798	221,798
JSC “Fortum”	217,962	-
Other (individually less then RUB 200 million)	3,507,159	2,282,429
Other advance payments including	1,021,198	625,266
CJSC UEK	217,090	5,245
RGS Nedvizhimost	-	426,332
Other	804,108	193,689
Total advance payments received	11,476,694	7,114,653

51

     Advance payments received include payables to subsidiaries and affiliates in the amount of RUB 42,333 thousand as of 31.12.2010 (RUB 4,765 thousand as of 01.01.2010).
     Breakdown of line item 625 ”Other accounts payable” of the balance sheet is shown in the following table.
RUB thousand
Type of payables	31.12.2010	01.01.2010
Relating to additional issue of shares including	11,194,106	40,177,925
The Russian Federation as a shareholder	11,189,250	40,167,721
Other shareholders	4,856	10,204
Berezvill Investments Limited	-	1,374,683
Primagates Trading Limited	-	664,542
JSC Holding MRSK	220,096	220,096
JSC RAO Energy systems of East	197,348	197,348
Other creditors	745,109	1,013,441
VAT	8,782,110	3,213,961
Other accounts payable	21,138,769	46,861,996

     Other accounts payable include debt owed to subsidiaries and affiliates as of 31.12.2010 in the amount of RUB 315,533 thousand (as of 01.01.2010 in the amount of RUB 589,662 thousand).
     Information on related parties is revealed in Item 3.15 of this Explanatory Note.

3.12 Deferred expenses
     Breakdown of deferred expenses by type of expense is shown in the following table:
RUB thousand
Deferred Expense Item	31.12.2010	01.01.2010
Software	603,941	1,353,888
Insurance	93,737	38,369
Other	136,401	84,394
Total deferred expenses including	834,079	1,476,651
Line item 216 – short-term portion of deferred expenses subject to writing off to expense within 12 months after the reporting date	194,748	135,367
Line item 150 – long-term portion of deferred expenses subject to writing off to expense 12 months after the reporting date	639,331	1,341,284

     The term for redemption of insurance expenses is stipulated for by the insurance agreement and normally it does not exceed one year. The term for writing off of software expenses does not exceed five (5) years.
     Line item 766 of Form No. 5 reflects the change in balances of short-term deferred expense as per line item 216 of the balance sheet and long-term deferred expense in line item 150 of the balance sheet.

52

3.13 Income and expenses
     Other income includes the following items:
RUB thousand
Income	2010	2009
Bill of exchange payment	87,286,815	81,068,350
Income from revaluation of shares at their current market values	30,024,928	-
Income from restoration of provisions for doubtful receivables	20,897,766	20,017,408
Income from retirement of financial investments	1,841,216	2,729,340
Extraordinary revenue from insurance events	731,732	456,703
Income from sales of fixed assets	555,319	79,597
Penalties, late fees, forfeits	495,902	397,323
Profit of previous years identified in the reporting year	320,195	412,431
Income in the form of inventories received in the course of liquidation of fixed assets	161,911	92,175
Income from sales of inventories	74,589	94,922
Income from sales of intellectual property (objects)	62,445	116,981
Other income	81,377	295,301
Total other income	142,534,195	105,760,531

Other expenses include the following items:
RUB thousand
Expense	2010	2009
Bill of exchange payment	85,940,592	79,281,635
Provisions for doubtful receivables	14,036,443	5,902,136
Provisions for devaluation of financial investments	3,913,434	3,502,596
Expenses due to retirement of financial investments	985,400	9,793,452
Depreciable value of written off fixed assets and construction in progress and expenses relating to such write offs	653,945	634,957
Provision for reduction of the value of inventories	661,177	-
Property tax	611,499	605,244
Depreciable value of sold fixed assets and selling expenses	284,260	51,566
Losses related to extraordinary situations (contingencies)	282,940	260,258
Losses of previous years identified in the reporting year	229,331	521,681
Financial assistance and social contributions	213,449	121,620
Issuance expenses and securities maintenance expenses	157,846	62,397
Write off of overdue receivables	142,486	9,122
Expenses for design and survey work which yielded netagive results	125,813	34,007
Expenses relating to sale of inventories and deliverables of intellectual property rights	108,422	171,894
Negative variance from revaluation of shares at their current market value	109,402	79,905,889
Charitable contributions	94,167	9,792
Other taxes	87,864	77,991
Expenses relating to sports and entertainment- and corporate events	83,005	31,932
Contributions paid to non-profit organizations	18,972	68,801
Deferred expenses recognized as a result of the merger of JSC RAO UES of Russia and related to sale of shares which were not transferred to the balance sheet of JSC FGC UES’ balance sheet	-	515,601
Other	417,154	408,020
Total other expense	109,157,601	181,970,591

53

     In line item 760 of Form No. 5, expenses reflected as per line item 020 of Form No. 2 are broken down by cost elements.
     Ordinary expenses include energy resource costs which may be subdivided into two groups: Heat power and electric power for business needs, and electric power required for coverage of losses from transmission via electric grids. Payment for losses paid by consumers is included in the cost of electric energy transmission services.

RUB thousand
Energy resource	2010	2009
Purchased electric power to losses from transmission via electricity grids	14,183,214	13,432,762
Purchased heat and electric power and fuel for business needs	432,838	160,910
Total energy resource-related expenses	14,616,052	13,593,672

3.14 Earnings per share
     Basic earnings per share reflect a share of profits within a reporting period, which may be potentially distributed among the shareholders – owners of ordinary shares. It is calculated as a ratio of basic earnings for the reporting period to the weighted average number of outstanding ordinary shares within the reporting period. Basic earnings equal the net profit of the reporting year (Line item 190 of the Profit and loss statement).
Indicator	2010	2009
Basic profit (loss) in the reporting period, RUB thousand	58,088,388	(59,865,994)
Weighted average number of outstanding ordinary shares throughout
the reporting year, pieces	1,220,220,144,020	1,153,514,196,362
Basic earnings per share, RUB	(0.0476)	(0.0519)

     In 2010, the Company’s authorized capital was increased. The weighted average number of outstanding shares was calculated throughout the year using the following method: (1,153,514,196,362 * 2 + 1,233,561,333,552 * 10) / 12 months. In 2009, 2009, there were no changes in the number of the Company’s outstanding shares.
     The Company does not have any converted securities, as well as any purchase agreements for the purchase of ordinary shares from their issuer at the price which is lower than their market value.

3.15 Related parties
     The list of related parties of the Company is available on the website of the Company at www.fsk-ees.ru. The lists of the members of the Board of Directors and the Management Board are provided in Section “General information” of this Explanatory Note. The list of related parties includes JSC “MRSK of North Caucasus” which is not a subsidiary or an affiliate of JSC FGC UES: however, this entity was entitled to act as the sole executive body of JSC Nurenergo which is part of the JSC FGC UES Group.
     Other companies are deemed to be subsidiaries or affiliated companies in relation to JSC FGC UES.

54

Revenues from sales to related parties

RUB thousand
Purchaser	2010	2009
Electric power transmission services:
JSC “MRSK of North Caucasus”	999,835	1,322,068
JSC “Nurenergo”	105,725	153,720
Total electric power transmission services	1,105,560	1,475,788
Lease services:
JSC “Glavsetservice UNEG”	257	660,385
JSC “Electrosetservice UNEG”	52,769	73,603
JSC “CIUS UES”	12,956	55,610
Other	15,158	14,825
Total lease services	81,140	804,423
Sales of fixed assets and inventories:
JSC “STC of electric power industry”	-	95,918
JSC “Electrosetservice UNEG”	526,397	82,685
JSC “Glavsetservice UNEG”	-	16,399
Other	2,271	15,783
Total sales of inventories	528,668	210,785
Other revenues from sales:
JSC “Glavsetservice UNEG”	-	152,556
JSC “Kuban backbone grids”	40,762	36,785
Other	98,481	31,743
Total other revenues from sales	139,243	221,084
TOTAL revenues from sales to related parties	1,854,611	2,712,080

55

Purchases from related parties

RUB thousand
Purchaser	2010	2009
Technical maintenance and repairs services:
JSC “Glavsetservice UNEG”	20,558	8,140,935
JSC “Electrosetservice UNEG”	2,624,850	3,171,149
“IT Energy”	66,550	-
Other	-	9,807
Total technical maintenance and repairs services	2,711,958	11,321,891
Customer-developer services:
JSC “CIUS UES”	2,385,250	1,695,350
Total for customer-developer services	2,385,250	1,695,350
Tender-based services and supplies of equipment and inventories:
JSC “Electrosetservice UNEG”	1,218,612	604,893
JSC “Energostroysnabcomplect”	240,200	114,443
JSC “Glavsetservice UNEG”	637,674	828
JSC “MUS of Electric power industry”	249,178	-
Other	5,817	8,818
Total tender-based services and supplies of equipment and inventories	2,351,481	728,982
CAW and DEW services:
JSC “Dalenergosetproject”	506,677	229,992
JSC “MUS of Electric power industry”	-	167,888
JSC “Electrosetservice UNEG”	232,247	110,270
Other	4,039	39,155
Total CAW and DEW services	742,963	547,305
Telecommunication services and maintenance of telecommunication systems
JSC “MUS of Electric Power Industry”	559,420	504,144
JSC “Chitatechenergo”	-	4,836
Other	458	-
Total telecommunication services and maintenance of
telecommunication systems	559,878	508,980
Other services:
JSC “Glavsetservice UNEG”	13,928	133,086
JSC “Tomsk backbone grids”	103,282	112,868
JSC “Kuban backbone grids”	96,678	100,702
JSC “ENIN named after Krzhizhanovsky”	56,894	222,134
CJSC “Electric Power Industry Balance Forecasting Agency”	130,164	135,390
Other	52,072	60,638
Total other services	453,018	764,818
TOTAL purchases from related parties	9,204,548	15,567,326

       Other services include property lease services, information services, and R&D services.

       Services were rendered to the Company at regular market prices. Settlements for services rendered to the Company are performed upon completion/submission of such services.

56

Status of settlements with related parties
Accounts receivable

RUB thousand
Debtor	31.12.2010	01.01.2010	Comment
Trade receivables:
JSC “Glavsetservice UNEG”			Without provision
	708,536	1,481,828	accrued
JSC “Nurenergo”			Without provision
	523,642	398,917	accrued
			Without provision
JSC “MRSK of North Caucasus”	313,303	5,603	accrued
			Without provision
JSC “Electrosetservice UNEG”	258,943	20,130	accrued
Other	61,579	74,467
Total trade receivables	1,866,003	1,980,945
Advance payments extended:
			Without provision
JSC “MRSK of North Caucasus”	800,000	800,000	accrued
JSC “MUS of Electric Power Industry”	252,510	280,003
JSC “Electrosetservice UNEG”	806,867	732,836
JSC “Glavsetservice UNEG”	102,601	116,335
JSC “STC of electric power industry”	232,968	731
Other	56,373	26,318
Total advance payments extended	2,251,319	1,956,223
Other accounts receivable
			Zero-coupon bills
			of exchange
			Without provision
JSC “Index of electric power industry”	40,670,745	43,165,745	accrued
			Zero-coupon bills
JSC “MGTES”	-	3,000,000	of exchange
JSC “Kuban backbone grids”	6,056,523	3,749,189
JSC “Nurenergo”	278,820	219,634
JSC “OGK-1”	-	202,690
JSC “Tomsk backbone grids”	106,947	112,421
Other	65,852	58,254
Total other accounts receivable	47,178,887	50,507,933
TOTAL receivables of related parties	51,108,400	54,445,101

57

Provision for doubtful receivables as of 31.12.2010

RUB thousand
	Amount w/o	Amount of
	provision for	provision for	Amount with
	doubtful	doubtful	provision for
Debtor	receivables	receivables	doubtful receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	708,536	708,246	290
JSC “MRSK of North Caucasus”	313,303	34,895	278,408
JSC “Nurenergo”	523,642	491,923	31,719
JSC “Electrosetservice UNEG”	258,943	254,610	4,333
Other	12,499,	21	12,478
Total provision for trade receivables:	1,816,923	1,489,695	327,228
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Total provision for advance payments extended	800,000	800,000	-
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for other accounts receivable	47,069,517	4,162,937	42,906,580
TOTAL	49,686,440	6,452,632	43,233,808

Provision for doubtful receivables as of 01.01.2010

RUB thousand
	Amount w/o	Amount of	Amount with
	provision for	provision for	provision for
	doubtful	doubtful	doubtful
Debtor	receivables	receivables	receivables
Provision for trade receivables:
JSC “Glavsetservice UNEG”	1,481,828	395,879	1,085,949
JSC “Nurenergo”	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision for trade receivables	1,905,686	760,570	1,145,116
Provision for advance payments extended:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Total provision for advance payments extended	800,000	800,000	-
Provision for other accounts receivable:
JSC “Index of Electric Power Industry”	43,165,745,	14,663,640	28,502,105
JSC “Nurenergo”	219,634	219,634	0
Other	12,813	12,813	0
Total provision for other accounts receivable	43,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

58

Accounts payable

RUB thousand
Creditor	31.12.2010	01.01.2010
Settlements with suppliers and contractors:
JSC “Electrosetservice UNEG”	531,048	802,027
JSC “Glavsetservice UNEG”	112,469	275,492
CJSC “Electric Power Industry Balance Forecasting Agency”	-	110,861
JSC “Dalenergosetproekt”	111,711	63,657
Other	122,967	145,897
Total settlements with suppliers and contractors	878,195	1,397,934
Settlements relating to advance payments extended:
JSC “Kuban backbone grids”	40,873	4,765
Other	1,558	512
Total settlements relating to advance payments extended	42,431	5,277
Other accounts payable:
JSC “CIUS UES”	315,493	559,235
Other	40	30,427
Total other settlements	315,533	589,662
TOTAL payables to related parties	1,236,159	1,992,873

Relations with the Private Pension Fund of the Electric Power Industry

       Contributions to the Private Pension Fund of the Electric Power Industry engaged in voluntary pension insurance for the Company’s employees throughout 2010 amounted to RUB 261,626 thousand (In 2009 they amounted to RUB 68,729 thousand). The balance of settlements with the Private Pension Fund of the Electric Power Industry as of 31.12.2010 and 31.12.2009 equaled zero.

Remuneration paid to the members of the Board of Directors and the Management Board

       Remuneration paid to the members of the Board of Directors and the Management Board for their duties within their capacity in the Company consisted of their salaries provided for by their employments contracts, as well as year-end bonuses as determined based on the annual performance at the end of the respective year.
       In 2010, the total amount of cash remuneration paid to the members in the Board of Directors and the Management Board stood at RUB 74,581 thousand and in 2008 - RUB 102,798 thousand. In 2010 and 2009, there were no contributions to voluntary pension insurance. In 2010, the amount of contributions to mandatory social insurance amounted to RUB 4.03 million; and in 2009 - RUB 1.316 million. The amount of insurance premiums in 2010 stood at RUB 3,710 thousand; and in 2009 - RUB 4,949 thousand.
       The lists of the members of the Board of Directors and the Management Board are provided in Section “General information” of this Explanatory Note.

3.16 Contingencies

       Line item 960 of the “Liabilities issued” as of the end of the reporting reflects liabilities under the guarantee to the State Unitary Enterprise “Foreign Economic Association “Technopromexport” for the amount of RUB 30,815 thousand.
       Line item 950 “Liabilities received” reflects:
       - Liabilities under the Property Pledge Agreement with JSC «Kuban Backbone Grids” for the amount of RUB 1,003,247 thousand against the loan extended (this information is disclosed in Item 3.8.2). Real property was rendered as the pledge. The real property consisted of the facilities related to UNES without the right to use the same. Appraisal of the market value of the said property was performed on 05.09.2005 and it amounted to RUB 1,003,247 thousand;
       - The sum of liability in the amount of RUB 114,200,496 thousand represents bank guarantees against advance payments which the Company repays in accordance with the provisions of the contracts on construction of electrical power industry facilities.

59

Below is the list of guarantors against the collateral received in the form of third party suretyship.

RUB thousand
Guarantor	Amount
OJSC Gazprombank	11,450,341
CJSC Commercial Bank Otkrytie	11,205,141
OJSC Promsvyazbank	7,944,124
OJSC Nomos Bank	7,705,474
OJSC Saint Petersburg Bank	7,135,128
OJSC VTB Bank	6,109,565
OJSC Uralsib Bank	5,327,589
OJSC MDM Bank	4,707,278
OJSC Nota Bank	4,535,534
OJSC TransCreditBank	3,979,810
OJSC Petrokommerz Bank	3,811,252
OJSC Khanty-Manskiysk Bank	3,378,669
OJSC AKB Probiznesbank	3,171,039
Other (less than RUB 3 billion)	33,739,552
TOTAL	114,200,496

       The Russian taxation- currency exchange,- and customs legislation allows for various constructions and is subject to frequent alterations.
       The Company management does not exclude the possibility that pertaining to certain transactions performed in the reporting or previous periods (including transactions related with reorganization of the Company, as well as any reforms in the electric energy sector) there may – in the future – arise certain disputes with regulatory authorities which may result in changes in the financial performance of the Company. In accordance with Item 24 of Accounting Regulations “Contingencies” of RAS No. 8/01, no detailed information about such transactions is disclosed in the reporting.
       The practice of tax audits suggests that tax authorities may take a more rigorous stance in terms of construction of the relevant legislation and in relation to auditing tax calculations, and that certain transactions and operations which were not previously disputed may be subject to dispute in the future. Consequentially, significant additional taxes, late fees, and penalties may be accrued and collected. Tax audits may cover periods of three calendar years of operations which immediately preceded the tax audit year. Under certain circumstances, even earlier periods may be subject to tax audits.
       According to the opinion of the Company Management, as of December 31, 2010, the corresponding provisions of the current legislation were construed by the Management in a fair and correct manner, and that the Company’s standing from the taxation,- currency exchange,- and customs legislation viewpoint will remain stable.

Financial Crisis

       The Russian economy is predominantly an emerging market. Particularly, it features a relatively high inflation and relatively high interest rates. The recent global financial crisis had a material impact on the Russian economy. In 2010, there were signs of recovery in the Russian economy. These signs were validated by the country’s moderate economic growth. The recovery was accompanied by increasing household income and reduction in the lending rates, as well as stabilizing exchange rate of the Russian ruble in relation to major currencies, as well as increased level of market liquidity.

60

       The Company management is currently unable to evaluate the impact of possible deterioration in the economic recovery including any deterioration on exchange markets and capital markets.
       Future economic development of the Russian Federation largely depends on the efficiency of decisions made by the RF Government taking into account changes in taxation legislation and political changes as well.
       The Company management is also unable to foresee all possible changes which may influence the Russian economy and, hence, the effect of such influence on the Company’s future financial standing. The Company management takes every possible measure to support the financial standing and future growth and wellbeing of the Company.

3.17 Events after the reporting date

       On 01.03.2011, the report on the additional issue of securities was published. The actual amount was 22,386,794,841 (Twenty Two Billion Three Hundred Eighty Six Million Seven Hundred Ninety Four Thousand and Eight Hundred Forty One) share for the amount of RUB 11,193,397, 000 with the par value of RUB 0.50 (Fifty kopeks) each.
       In February 2011, a novation of short-term bills of exchange of OJSC “System Operator of the Unified Energy System” took place with the book value of RUB 1,113,719 thousand (as of 31.12.2010) with long-term bills of exchange with the same book value and maturity in March 2013.
       On March 23, 2011, an extraordinary General meeting of shareholders of JSC FGC UES took place. The meeting approved a transaction between JSC FGC UES and JSC Inter RAO UES on the acquisition of additional shares of JSC Inter RAO UES floated under closed subscription. The block of shares of generation companies owned by JSC FGC UES will be used to pay for the aforesaid block of shares. The relevant information is disclosed in Item 3.7.1 of this Explanatory Note.

First Deputy Chairman of the Management Board	/signature/	D.A. Troshenkov
Chief Accountant	/signature/	V.V. Shchukin
(Round Seal)

March 29, 2011

Annex to the Audit Report
ZAO PricewaterhouseCoopers Audit
March 29, 2011
Auditor /signature/
V.Ya. Sokolov	/signature/
Director
ZAO PriceWaterhouseCoopers Audit

March 29, 2011

(Round Seal: ZAO PriceWaterhouseCoopers Audit, Closed Joint-stock Company)

The number of sheets stitched and bonded: 72 (Seventy Two).

61

Appendix No. 2. Accounting reports of the Issuer for 2011 prepared in accordance with Russian Accounting Standards pwc

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

Audited entity

Open Joint Stock Company “Federal Grid Company of Unified Energy System”.

Certificate of State Registration of a Legal Entity and Inclusion in the Register under No. 00/03124, which was issued by the Leningrad Region Registration Chamber June 25th, 2002.

The Certificate of inclusion in the Unified State Register of Legal Entities regarding a legal entity registered prior to July 1st, 2002 under primary State registration number 1024701893336 dated August 20th, 2002 was issued by the Inspectorate of the Russian Ministry of Taxes and Levies for the Tosno District, the Leningrad Region.

5a Akademika Chelomeya Street, Moscow, Russia, 117630

Auditor

ZAO PriceWaterhouseCoopers Audit (Closed Joint Stock Company) (ZAO PwC Audit) with the principal place of business at 10 Butyrsky Val Street, Moscow, Russia, 125047.

State registration certificate No. 008.890 was issued by the Moscow Registration Chamber February 28th, 1992.

Certificate of inclusion in the Unified State Register of Legal Entities, regarding the legal entity registered prior to July 1st, 2002 under No. 1027700148431 dated August 22nd, 2002 was issued by the Inter-regional Inspectorate of the Russian Ministry of Taxes and Levies No. 39 for Moscow City.

Member of the Non-profit Partnership “Audit Chamber of Russia” (NP ACR) which is a self-regulatory organization of auditors – registration number 870 in the register of NP ACR members.

Primary Registration Entry Number (PREN) 10201003683 in the register of auditors and audit organizations.

Audit Report

To the shareholders of Open Joint Stock Company “Federal Grid Company of Unified Energy System”:

We have audited the attached statutory accounting statements of Open Joint-Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the Company) as of December 31, 2011. The statutory accounting statements of the Company consist of its Balance Sheet, Profit and Loss Statement, Statement of Changes in Equity, Cash Flow Statement for 2011, as well as other supplements to the Balance Sheet, Profit and Loss Statement, and Explanatory Notes (hereinafter all the statements shall be jointly referred to as the “accounting statements”).

Management’s Responsibility for the Accounting Statements

The Company’s Management is responsible for the preparation and fair presentation of these accounting statements in accordance with accounting reporting regulations established in the Russian Federation and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of accounting statements, which are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these accounting statements based on our audit. We conducted our audit in accordance with federal standards for financial auditing and International Auditing Standards. These Standards require that we comply with applicable ethical requirements and plan and perform the audit to obtain reasonable assurance on whether the financial statements are free from any material misstatement.

Our audit involved the performance of procedures to obtain audit evidence about amounts and disclosures in the accounting statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatements in the accounting statements, whether due to fraud or error. In making those risk assessments, we considered internal controls relevant to the entity’s preparation and fair presentation of the accounting statements in order to design audit procedures that are appropriate for the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system. The audit also included an evaluation of the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as an evaluation of the overall presentation of the accounting statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the accounting statements fairly present, in all material respects, the financial standing of the Company as of December 31st, 2011, its financial performance and its cash flows for 2011, in accordance with accounting reporting regulations set forth in the Russian Federation.

Director of ZAO PriceWaterhouseCoopers Audit March 19th, 2012

V.Ya. Sokolov

63

ACCOUNTING BALANCE SHEET
For 2011

		Codes
	OKUD Form No.1	0710001
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Notes	ASSET	Indicator	As of	As of	As of
		code	31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5	6
	I NON-CURRENT ASSETS
	Intangible assets	1110	805 353	917 625	1 396 257
	Research and development results	1120	187 016	255 247	73 805
	Fixed assets, including:	1130	446 893 366	276 063 461	242 994 947
	plots of land and natural resources	1131	908 541	827 221	156 495
	buildings, cars and equipment, construction	1132	441 700 146	272 828 986	241 019 891
	other fixed assets	1133	4 284 679	2 407 254	1 818 561
	income-bearing investments in to tangible assets	1140	0	0	0
	Financial investments	1150	82 047 395	104 137 547	66 970 387
	Deferred tax assets	1160	0	0	0
	Other non-current assets, including:	1170	389 567 997	385 777 910	276 989 484
	equipment for installation	1171	25 728 284	17 905 969	18 484 815
	investments in to non-current assets	1172	279 473 415	271 431 950	192 803 574
	non-current assets advance	1173	83 665 006	95 800 659	64 359 812
	other non-current assets	1174	701 292	639 332	1 341 283
	TOTAL for Section I	1100	919 501 127	767 151 790	588 424 880
	II. CURRENT ASSETS
	Inventory, including:	1210	9 103 234	4 437 478	2 292 148
	raw materials, materials and other similar assets	1211	9 073 248	4 407 467	2 262 155
	finished goods and goods for sale	1212	29 986	30 011	29 993
	Value added tax (VAT) on purchased assets	1220	2 941 805	2 295 467	2 070 794
	Accounts receivable, including:	1230	61 727 036	70 543 204	73 303 898
	Accounts receivable (payments are planned	1231	8 102 357	8 696 249	20 492 819
	for more than 12 months after the balance
	sheet date), including:
	customers and consumers	1232	2 658	68 106	185 910
	made advance payments	1233	0	0	36
	other debtors	1234	8 099 699	8 628 143	20 306 873
	Accounts receivable (payments are planned	1235	53 624 679	61 846 955	52 811 079
	for within 12 months of the balance sheet
	date), including:
	customers and consumers	1236	10 860 149	8 669 641	8 949 413
	amounts owed by partners as payments to the	1237	0	0	0
	registered capital
	made advance payments	1238	2 769 193	1 836 195	2 676 525
	other debtors	1239	39 995 337	51 341 119	41 185 141
	Financial investments (except cash equivalents)	1240	26 556 873	46 244 024	69 127 725
	Monetary assets and cash equivalents	1250	17 247 710	11 243 302	11 312 141
	Other current assets	1260	415 320	194 748	135 366
	TOTAL for Section II	1200	117 991 978	134 958 223	158 242 072
	BALANCE (asset)	1600	1 037 493 105	902 110 013	746 666 952

64

Notes	LIABILITY	Indicator	As of	As of	As of
		code	31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5	6
	III. CAPITAL and RESERVES
	Charter capital (share capital, charter fund, contributions of partners)	1310	627 974 064	616 780 667	576 757 098
	Own shares required from shareholders	1320	0	0	0
	Re-value of non-current assets	1340	199 878 174	147 094 223	115 883 558
	Additional capital (without revaluation)	1350	31 867 163	31 867 163	31 712 809
	Reserve capital	1360	13 038 463	10 134 044	10 134 044
	Undistributed profit (uncovered loss), including:	1370	-19 231 762	-11 684 468	69 051 863
	Uncovered loss of past years	1371	-16 763 403	-11 684 468	69 051 863
	Undistributed profit of past years	1372	0	0	0
	Undistributed profit of the current fiscal year	1373	0	0	0
	Undistributed loss of the current fiscal year	1374	-2 468 359	0	0
	TOTAL for Section III	1300	853 526 102	794 191 629	665 435 646
	IV. LONG-TERM LIABILITIES
	Borrowed assets	1410	130 000 000	50 000 000	6 000 000
	Deferred tax liabilities	1420	8 148 365	2 649 711	1 435 064
	Estimated liabilities	1430	0	0	0
	Other liabilities	1450	17 424	18 179	5 098
	TOTAL for Section IV	1400	138 165 789	52 667 890	7 440 162
	V. SHORT-TERM LIABILITIES
	Borrowed assets	1510	1 775 001	6 941 422	7 481 469
	Accounts payable, including:	1520	43 345 565	47 774 515	65 849 518
	suppliers and contractors	1521	21 322 659	14 017 237	11 018 708
	amounts owed to the company staff	1522	303 835	193 318	134 473
	amounts owed to State non-budget funds	1523	66 958	36 486	18 906
	taxes and dues liabilities	1524	1 180 141	865 113	653 884
	received pre-payments	1525	10 430 926	11 476 694	7 114 653
	other creditors	1526	9 983 735	21 138 769	46 861 996
	amounts owed to partners (promoters) as dividends	1527	57 311	46 898	46 898
	Future stream of earnings	1530	275 041	278 316	278 319
	Estimated liabilities	1540	405 607	256 241	181 838
	Other liabilities	1550	0	0	0
	TOTAL for Section V	1500	45 801 214	55 250 494	73 791 144
	BALANCE (liability)	1700	1 037 493 105	902 110 013	746 666 952

65

PROFIT AND LOSS STATEMENT
For 2011

		Codes
	OKUD Form No.2	0710002
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Notes	Indicator name	Indicator	for 12 months	for 12 months
		code	of 2011	of 2010
1	2	3	4	5
	Income and loss for usual activities
	Net-earnings from the sales of goods, products and services	2110	138 136 617	111 084 675
	(minus VAT, excise duties and other similar compulsory
	payments), including:
	Services for electric power transmission	2111	134 875 494	109 510 275
	Other activity	2112	3 261 123	1 574 400
	Production cost for goods, products and services sold,	2120	-84 174 332	-75 680 039
	including:
	Services for electric power transmission	2121	-83 201 434	-74 856 212
	Other activity	2122	-972 898	-823 827
	Gross earnings (2110 + 2120)	2100	53 962 285	35 404 636
	Commercial expenses	2210	0	0
	Management expenses	2220	-8 726 033	-6 820 645
	Profit (loss) from sales (2100 + 2210 + 2220)	2200	45 236 252	28 583 991
	Operating income	2310	264 857	422 310
	Interest receivable	2320	3 971 451	5 436 238
	Interest payable	2330	0	-273 751
	Other profit	2340	171 434 386	144 906 886
	Other expenses	2350	-209 462 532	-111 763 225
	Profit (loss) before tax (2200 +2310 + 2320 + 2330 + 2340 +	2300	11 444 414	67 312 449
	2350)
	Current income tax, including:	2410	-8 389 536	-9 264 306
	Constant tax liabilities	2411	-11 599 306	2 983 537
	Deferred tax liabilities, changes	2430	-5 544 814	-1 181 205
	Deferred tax assets, changes	2450	46 160	-33 442
	Other, including:	2460	-24 583	248 818
	Other similar compulsory payments	2461	-3 370	43 226
	Income tax correction for previous periods	2462	-21 213	205 592
	Net income (loss) for the reporting period	2400	-2 468 359	57 082 314

	FOR REFERENCE
	Result of the non-current assets re-value, not included in to		53 187 099	31 495 746
	the net income (loss) of the period
	Result of other transactions, not included in to the net income
	(loss) of the period
	Total profit or loss for the period		-2 468 359	57 082 314
	Base profit (loss) per share		-0.0019	0.0461
	Diluted (loss) per share

66

STATEMENT OF CHANGES IN THE STOCKHOLDER'S EQUITY
For 2011

		Codes
	OKUD Form No.3	0710003
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street. Moscow, Russia, 117630
1. Changes in equity
Indicator name	Indicator	Charter	Own	Additional	Reserve	Retained	Total
	code	capital	shares	capital	capital	earnings
			required			(uncovered
			from			loss)
			shareholders
1	2	3	4	5	6	7	8
Capital value as of December 31st, 2009	3100	576 757 098	0	147 596 367	10 134 044	-69 051 863	665 435 646
For 2010
Enlargement of capital value - total:	3210	40 023 569	0	31 650 100	0	57 082 314	128 755 983
including:
net profit	3211					57 082 314	57 082 314
property re-valuation	3212			31 495 746		0	31 495 746
income relating directly to	3213			0		0	0
the enlargement of capital
value
additional issue of shares	3214	40 023 569	0	0			40 023 569
increase in share	3215	0	0	0		0
denomination
re-organization of legal entity	3216	0	0	0	0	0	0
other	3217	0	0	154 354	0	0	154 354
Reduction in capital value	3220	0	0		0		0
by:
including:
loss	3221					0	0
property re-valuation	3222			0		0	0
expenses related directly to	3223			0		0	0
the reduction in capital value
decrease in share	3224	0	0	0		0	0
denomination
reduction in share number	3225	0	0	0		0	0
re-organization of the legal	3226	0	0	0	0	0	0
entity
Dividends	3227					0	0
Changes in additional capital	3230			-285 081	0	285 081
Changes in reserve capital	3240				0	0
Capital value as of December 31st, 2010	3200	616 780 667	0	178 961 386	10 134 044	-11 684 468	794 191 629
For 2011
Enlargement in capital value - total:	3310	11 193 397	0	53 187 099	0	0	64 380 496

67

including:
net profit	3311					0	0
property re-valuation	3312			53 187 099		0	53 187 099
income relating directly to the enlargement in capital value	3313			0		0	0
additional issue of shares	3314	11 193 397	0	0			11 193 397
increase in share denomination	3315	0	0	0		0
Re-organization of legal entity	3316	0	0	0		0	0
Reduction in capital value by:	3320	0	0	0	0	-5 046 023	-5 046 023
including:
Loss	3321					-2 468 359	-2 468 359
property re-valuation	3322			0		0	0
expenses relating directly to the reduction in capital value	3323			0		0	0
decrease in share denomination	3324	0	0	0		0	0
reduction in share quantity	3325	0	0	0		0	0
Re-organization of legal entity	3326	0	0	0	0	0	0
dividends	3327					-2 577 664	-2 577 664
other	3328	0	0		0
Changes in additional capital	3330			-403 148	0	403 148
Changes in reserve capital	3340				2 904 419	-2 904 419
Capital value as of December 31st, 2011	3300	627 974 064	0	231 745 337	13 038 463	-19 231 762	853 526 102

2. Corrections due to changes in accounting policy and error elimination
			Changes in equity for 2010
Indicator name	Indicator	As of	due to net	due to other	As of
	code	31.12.2009	profit	factors	31.12.2010
1	2	3	4	5	6
Equity - total
before corrections	3400	579 467 403	58 088 388	126 328 004	763 883 795
correction due to:
changes in the accounting policy	3410	85 968 243	-1 006 074	-54 654 335	30 307 834
error elimination	3420
after corrections	3500	665 435 646	57 082 314	71 673 669	794 191 629
including:
retained earnings (uncovered loss):
before corrections	3401	-66 810 391	58 088 388	-1 774 553	-10 496 556
correction due to:
changes in the accounting policy	3411	-2 241 472	-1 006 074	2 059 634	-1 187 912
error elimination	3421
after corrections	3501	-69 051 863	57 082 314	285 081	-11 684 468
other capital items subject to corrections:
(per items)
before corrections	3402	646 277 794		128 102 557	774 380 351
correction due to:
changes in the accounting policy	3412	88 209 715		-56 713 969	31 495 746
error elimination	3422
after corrections	3502	734 487 509		71 388 588	805 876 097

68

Reference
Indicator name	Code	As of	As of	As of
		31.12.2011	31.12.2010	31.12.2009
1	2	3	4	5
Net assets	3600	853 801 143	794 469 945	665 713 965

69

CASH FLOW STATEMENT
For 2011

		Codes
	OKUD Form No.4	0710004
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Indicator name	Indicator	for 12 months of	for 12 months of
	code	2011	2010
1	2	3	4
Cash flow in day-to-day operations
Receipts – total	4110	135 694 393	117 391 859
including:
from sale of products, goods, work and services	4111	131 111 281	112 440 630
from lease rents, license duties, royalties, commissions and other similar payments	4112	304 361	454 794
from the re-sale of financial investments	4113	0	0
other receipts	4119	4 278 751	4 496 435
Payments – total	4120	-64 278 423	-65 472 226
including:
to suppliers (contractors) for raw materials, materials, work and services	4121	-31 616 261	-32 013 558
remuneration of labor	4122	-13 587 032	-11 749 439
debenture interest	4123	0	0
corporate tax	4124	-9 721 211	-9 089 554
other payments	4129	-9 353 919	-12 619 675
Cash flow balance from current activities	4100	71 415 970	51 919 633

Cash flow from investment activities

Receipts – total	4210	485 901 498	183 297 445
including:
from sale of fixed assets (except for financial investments)	4211	6 737	941 896
from sale of other companies’ shares (participatory interest)	4212	100 332	101 985
from the re-payment of granted loans, from the sale of debt	4213	484 606 627	179 436 460
securities (claims for cash against third parties)
dividends, interest on debt financial investments and other similar income from participatory interest in other companies	4214	1 139 225	2 324 873
other receipts	4219	48 577	492 231
Payments – total	4220	-625 066 060	-288 924 713
including:
due to purchase, establishment, modernization, reconstruction and preparation for the execution of fixed assets	4221	-156 575 609	-142 947 867
from purchase of other companies’ shares (participatory interest)	4222	0	0
from purchase of debt securities (claims for cash against third	4223	-463 300 000	-145 192 282
parties), granting loans to third parties
debenture interest included in the investment asset value	4224	-4 999 359	-724 760
other payments	4229	-191 092	-59 804
Cash flow balance from investment operations	4200	-139 164 562	-105 627 268

Cash flow from financial operations

70

Receipts – total	4310	82 330 898	61 184 456
including:
obtaining credits and loans	4311	25 000 000	0
monetary contributions of owners (participants)	4312	2 219 448	11 193 956
from issue of shares, participatory interest increase	4313	0	0
from issue of bonds, promissory notes and other debt securities	4314	54 989 550	49 990 500
other receipts	4319	121 900	0
Payments - total	4320	-8 577 900	-7 545 652
including:
to owners (participants) due to the issue of shares (participatory interest) of organization or their cessation of membership	4321	0	0
for payment of dividends and other payments related to profit distribution in favor of owners (participants)	4322	-2 577 664	0
due to the payment of promissory notes and other debt securities, re-payment of credits and loans	4323	-6 000 000	-7 366 440
other payments	4329	-236	-179 212
Cash flow balance from financial operations	4300	73 752 998	53 638 804
Cash flow balance for the reporting period	4400	6 004 406	-68 831
Cash and cash equivalents balance as of the beginning of the reporting year	4450	11 243 301	11 312 132
Cash and cash equivalents balance as of the end of the reporting year	4500	17 247 707	11 243 301
Influence of foreign currency change versus RUR	4490

71

NOTES TO THE ACCOUNTING BALANCE
For 2011

		Codes
	OKUD Form No.5	0710005
	Date	19.03.2012
Company Open Joint Stock Company "Federal Grid Company of Unified Energy System"	as per OKPO	56947007
Tax identification number	TIN	4716016979
Activity	as per OKVED	40.10.2
form of legal entity's incorporation/ form of ownership: open joint stock company	as per OKOPF/OKFS	47 / 41
Unit of measure: thousand RUR	as per OKEI	384
Location (address): 5A Akademika Chelomeya Street, Moscow, Russia, 117630

Availability and changes in intangible assets
Indicator name	Code	Period	As of the beginning of		As of the end of year
			year
			acquisition	accumulated	acquisition	accumulated
			cost	depreciation	cost	depreciation
				and		and
				impairment		impairment
				loss		loss
Intangible assets - total	5100	For 2011	2 410 313	-1 492 688	2 839 075	-2 033 722
	5110	For 2010	2 342 861	-946 604	2 410 313	-1 492 688
including:
by patent holder for inventions, industrial prototypes, useful model	5101	For 2011	40 490	-2 050	40 490	-6 230
	5111	For 2010	9 715	-104	40 490	-2 050
by the holder of rights for computer programs, databases	5102	For 2011	1 293 552	-636 034	1 722 314	-964 981
	5112	For 2010	1 278 281	-310 982	1 293 552	-636 034
by the owner for trademark and service mark, appellations of goods origin	5103	For 2011	246	-160	246	-185
	5113	For 2010	246	-135	246	-160
Other	5104	For 2011	1 076 025	-854 444	1 076 025	-1 062 326
	5114	For 2010	1 054 619	-635 383	1 076 025	-854 444

Availability and changes in intangible assets
Indicator name	Code	Period	Changes for the period
			Withdrawn		Revaluation
			acquisition	accumulated	acquisition	accumulated
			cost	depreciation	cost	depreciation
				and		and
				impairment		impairment
				loss		loss
Intangible assets – total	5100	For 2011	0	0	0	0
	5110	For 2010	0	0	0	0
including:
by patent holder for inventions, industrial prototypes, useful model	5101	For 2011	0	0	0	0
	5111	For 2010	0	0	0	0
by the holder of rights for computer programs, databases	5102	For 2011	0	0	0	0

72

	5112	For 2010	0	0	0	0
by the owner for trademark and service mark, appellations of goods origin	5103	For 2011	0	0	0	0
	5113	For 2010	0	0	0	0
Other	5104	For 2011	0	0	0	0
	5114	For 2010	0	0	0	0

Availability and changes in intangible assets
Indicator name	Code	Period	Changes for the period
			Received	accumulated	Impairment loss
				depreciation
Intangible assets - total	5100	For 2011	428 762	-541 034	0
	5110	For 2010	67 452	-546 084	0
including:
by patent holder for inventions, industrial prototypes, useful model	5101	For 2011	0	-4 180	0
	5111	For 2010	30 775	-1 946	0
by the holder of rights for computer programs, databases	5102	For 2011	428 762	-328 947	0
	5112	For 2010	15 271	-325 052	0
by the owner for trademark and service mark, appellations of goods origin	5103	For 2011	0	-25	0
	5113	For 2010	0	-25	0
Other	5104	For 2011	0	-207 882	0
	5114	For 2010	21 406	-219 061	0

Acquisition cost of intangible assets created by the Company itself
Indicator name	Indicator	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
	code
Total	5120	0	0	0
including:
(type of intangible assets)
(type of intangible assets)

Totally redeemed intangible assets
Indicator name	Indicator	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
	code
Total	5130	904088	14 817	13 172
including:
Other	5131	904088	14 817	13 172
(type of intangible assets)

Availability and changes in R&D results
Indicator name	Code	Period	As of the beginning of		As of the end of year
year
			acquisition	cost part	acquisition	cost part
			cost	expensed	cost	expensed as
				as incurred		incurred
R&D - total	5140	For 2011	356 515	-101 268	416 457	-229 441
	5150	For 2010	238 182	-164 377	356 515	-101 268
including:
Construction of steel	5141	For 2011	70 370	-8 796	70 370	-43 981

73

supports for HV lines 330- 500 kV
	5151	For 2010		0	70 370	-8 796
Work on power transmission line construction for distribution networks based on high-Tc super- conductivity technologies	5142	For 2011	139 000	-11 583	139 000	-57 917
	5152	For 2010	0	0	139 000	-11 583
Development of portable testing system based on magnetic explosion generators	5143	For 2011	0	0	0	0
	5153	For 2010	12 900	-2 150	0	0
Other	5144	For 2011	147 145	-80 889	207 087	-127 543
	5154	For 2010	225 282	-162 227	147 145	-80 889

Availability and changes in R&D results
Indicator name	Code	Period	Changes for the period
			Received	Withdrawn		cost part
						expensed as
						incurred for
						the period
				acquisition	cost part
				cost	expensed
					as incurred
R&D - total	5140	For 2011	133 637	-73 695	73 695	-201 868
	5150	For 2010	353 315	-234 982	234 982	-171 873
including:
Construction of steel	5141	For 2011	0	0	0	-35 185
supports for HV lines 330- 500 kV
	5151	For 2010	70 370	0	0	-8 796
Work on power transmission line construction for distribution networks based on high-Tc super- conductivity technologies	5142	For 2011	0	0	0	-46 334
(object, object group)	5152	For 2010	139 000	0	0	-11 583
Development of portable testing system based on magnetic explosion generators	5143	For 2011	0	0	0	0
(object, object group)	5153	For 2010	0	-12 900	12 900	-10 750
Other	5144	For 2011	133 637	-73 695	73 695	-120 349
(object, object group)	5154	For 2010	143 945	-222 082	222 082	-140 744

Incomplete and unexecuted R&D and incomplete operations on the purchase of intangible assets
Indicator name	Code	Period	As of the beginning of year	As of the end of year
Unfinished R&D and unfinished transactions on intangible asset acquisition	5160	For 2011	956 714	2 398 849
	5170	For 2010	677 196	956 714
including:
Development of lightning arrester for HV line 220 kV based on MCIA	5161	For 2011	32 152	0
	5171	For 2010	32 152	32 152
Pilot operation of MCIA at HV line 220 kV with instrumental control	5162	For 2011	201 800	201 800

74

(object, object group)	5172	For 2010	0	201 800
Development of innovative	5163	For 2011	0	51 500
development program till 2020
(object, object group)	5173	For 2010	0	0
Other	5164	For 2011	722 762	2 145 549
(object, object group)	5174	For 2010	645 044	722 762
Unfinished operations on	5180	For 2011	4 861 225	4 904 885
intangible assets acquisition –
total
	5190	For 2010	4 151 602	4 861 225
including:
FGC UES Asset Management	5181	For 2011	1 549 282	1 590 381
System
	5191	For 2010	1 520 939	1 549 282
Corporate Control System for	5182	For 2011	311 012	311 012
Space Distributed Resources for
the automation of assessment
processes for transmission lines’
technical conditions
	5192	For 2010	311 012	311 012
Database development during	5183	For 2011	466 175	466 175
power transmission line aerial
photography
	5193	For 2010	218 342	466 175
ACS "Property"	5184	For 2011	325 784	341 711
	5194	For 2010	305 420	325 784
Other	5185	For 2011	2 208 972	2 195 606
	5195	For 2010	1 795 889	2 208 972

Unfinished R&D and unfinished transactions on intangible asset acquisition
Indicator name	Code	Period	Changes for the period
			expenses for the	expenses	accounted as
			period	withdrawn as	intangible assets
				non-effective	or R&D
Unfinished R&D and	5160	For 2011	1 595 772	0	-153 637
unfinished transactions on
intangible asset acquisition
	5170	For 2010	677 808	0	-398 290
including:
Development of lightning	5161	For 2011	0	0	-32 152
arrester for HV line 220 kV
based on MCIA
	5171	For 2010	0	0	0
Pilot operation of MCIA at	5162	For 2011	0	0	0
HV line 220 kV with
instrumental control
(object, object group)	5172	For 2010	201 800	0	0
Development of innovative	5163	For 2011	51 500	0	0
development program till
2020
(object, object group)	5173	For 2010	0	0	0
Other	5164	For 2011	1 544 272	0	-121 485
(object, object group)	5174	For 2010	476 008	0	-398 290

75

Unfinished operations on	5180	For 2011	472 422	0	-428 762
intangible asset acquisition –
total
	5190	For 2010	777 076	0	-67 453
including:
FGC UES Asset	5181	For 2011	41 099	0	0
Management System
	5191	For 2010	28 343	0	0
Corporate Control System for		For 2011	0	0	0
Space Distributed Resources
for the automation of
assessment processes for
transmission lines’ technical
conditions
	5192	For 2010	0	0	0
Database development	5183	For 2011	0	0	0
during power transmission
line aerial photography
	5193	For 2010	247 833	0	0
ACS "Property"	5184	For 2011	15 927	0	0
	5194	For 2010	20 364	0	0
Other	5185	For 2011	415 396	0	-428 762
	5195	For 2010	480 536	0	-67 453

Availability and changes in fixed assets
Indicator name	Code	Period	As of the beginning of		As of the end of year
			year
			acquisition	accumulated	acquisition	accumulated
			cost	depreciation	cost	depreciation
Fixed assets (excluding	5200	For 2011	513 904 561	-237 841 100	800 096 142	-353 202 776
income-bearing investments
in tangible assets) - total
	5210	For 2010	413 988 248	-170 993 301	513 904 561	-237 841 100
including:
Buildings	5201	For 2011	20 298 429	-5 645 783	39 854 467	-7 798 851
	5211	For 2010	17 687 316	-4 304 113	20 298 429	-5 645 783
Construction and transfer	5202	For 2011	362 195 120	-178 949 096	498 918 528	-243 365 948
mechanisms
	5212	For 2010	300 415 276	-131 469 998	362 195 120	-178 949 096
Machinery and equipment	5203	For 2011	125 988 961	-51 058 645	253 014 199	-98 922 249
	5213	For 2010	92 238 177	-33 546 767	125 988 961	-51 058 645
Transportation vehicles	5204	For 2011	2 921 609	-1 117 525	5 046 257	-1 604 919
	5214	For 2010	2 065 864	-833 164	2 921 609	-1 117 525
Production and household	5205	For 2011	1 328 301	-910 375	1 744 962	-1 172 645
stock
	5215	For 2010	1 133 307	-719 041	1 328 301	-910 375

76

Other types of fixed assets	5206	For 2011	344 920	-159 676	609 188	-338 164
	5216	For 2010	291 813	-120 218	344 920	-159 676
Plots of land and objects of	5207	For 2011	827 221	0	908 541	0
environmental management
	5217	For 2010	156 495	0	827 221	0
Accounted for as part of	5220	For 2011	0	0		0
income-bearing investments
in tangible assets – total
	5230	For 2010	0	0		0
including:
property to be leased	5221	For 2011	0	0		0
	5231	For 2010	0	0		0
property granted subject to	5222	For 2011	0	0		0
lease agreement
	5232	For 2010	0	0		0

Availability and changes in fixed assets
Indicator name	Code	Period	Changes for the period
			Received	Objects withdrawn
				acquisition cost	accumulated
					depreciation
Fixed assets (excluding	5200	For 2011	161 185 410	-2 856 145	1 434 689
income-bearing
investments in tangible
assets) – total
	5210	For 2010	35 703 452	-1 990 356	974 578
including:
Buildings	5201	For 2011	16 013 597	-182 486	26 608
	5211	For 2010	1 703 432	-366 067	189 693
Construction and transfer	5202	For 2011	70 500 853	-770 688	376 662
mechanisms
	5212	For 2010	12 391 164	-372 672	130 075
Machinery and equipment	5203	For 2011	71 899 485	-1 776 606	940 712
	5213	For 2010	19 634 914	-1 052 239	546 716
Transportation vehicles	5204	For 2011	2 192 519	-67 871	41 564 / 41
	5214	For 2010	967 877	-112 132	76 451
Production and household	5205	For 2011	456 181	-40 754	40 273
stock
	5215	For 2010	222 246	-27 252	23 203
Other types of fixed assets	5206	For 2011	41 455 / 41	-17 740	8 870
	5216	For 2010	107 252	-54 153	8 440
Plots of land and objects of	5207	For 2011	81 320	0	0
environmental
management
	5217	For 2010	676 567	-5 841	0
Accounted as part of	5220	For 2011	0	0	0
income-bearing
investments in tangible
assets – total
	5230	For 2010	0	0	0
including:
property to be leased	5221	For 2011	0	0	0
	5231	For 2010	0	0	0
property granted subject to	5222	For 2011	0	0	0
a lease agreement
	5232	For 2010	0	0	0

77

Availability and changes in fixed assets
Indicator name	Code	Period	Changes for the period
			accumulated	Revaluation
			depreciation
				acquisition cost	accumulated
					depreciation
Fixed assets (excluding	5200	For 2011	-40 248 806	127 862 316	-76 242 801
income-bearing
investments in tangible
assets) - total
	5210	For 2010	-32 140 824	66 203 217	-35 639 142
including:
Buildings	5201	For 2011	-983 842	3 724 927	-1 186 513
	5211	For 2010	-751 729	1 273 748	-768 650
Construction and transfer	5202	For 2011	-24 504 596	66 993 243	-40 152 690
mechanisms
	5212	For 2010	-21 095 586	49 761 352	-26 491 901
Machinery and equipment	5203	For 2011	-13 895 246	56 902 359	-34 760 656
	5213	For 2010	-9 673 390	15 168 109	-8 378 590
Transportation vehicles	5204	For 2011	-524 027	0	0
	5214	For 2010	-349 021	0	0
Production and household	5205	For 2011	-296 272	1 234	-728
stock
	5215	For 2010	-213 201	0	0
Other types of fixed assets	5206	For 2011	-44 823	240 553	-142 214
	5216	For 2010	-47 897	8	-1
Plots of land and objects of	5207	For 2011	0	0	0
environmental
management
	5217	For 2010	0	0	0
Accounted as part of	5220	For 2011	0	0	0
income-bearing
investments in tangible
assets - total
	5230	For 2010	0	0	0
including:
property to be leased	5221	For 2011	0	0	0
	5231	For 2010	0	0	0
property granted subject to	5222	For 2011	0	0	0
a lease agreement
	5232	For 2010	0	0	0

Incomplete capital investments
Indicator name	Code	Period	As of the beginning	As of the end of year
			of year
Construction in progress and	5250	For 2011	289 337 919	305 201 699
incomplete operations on the
purchase, modernization etc. of
fixed assets – total
	5240	For 2010	211 288 389	289 337 919
including:
new construction	5251	For 2011	136 344 140	133 584 915
	5241	For 2010	96 323 123	136 344 140
modernization and	5252	For 2011	123 628 814	133 287 662
reconstruction
	5242	For 2010	86 598 734	123 628 814
acquisition of fixed asset items	5253	For 2011	555 502	540 899
	5243	For 2010	381 261	555 502
R&D objects	5254	For 2011	956 714	2 398 849
	5244	For 2010	677 196	956 714
creation of NMA	5255	For 2011	4 861 225	4 904 885
	5245	For 2010	4 151 602	4 861 225
DEW non-completed	5256	For 2011	3 808 140	3 321 758
	5246	For 2010	4 173 520	3 808 140
Other	5257	For 2011	1 277 415	1 434 447
	5247	For 2010	498 138	1 277 415
equipment for installation	5257	For 2011	17 905 969	25 728 284
	5247	For 2010	136 344 140	17 905 969

78

Incomplete capital investments
Indicator name	Code	Period	Changes for the period
			expenses for the	withdrawn	accounted as
			period		fixed assets or
					the value is
					increased
Construction in progress	5250	For 2011	195 120 423	-19 066 351	-160 190 292
and incomplete operations
on the purchase,
modernization etc. of fixed
assets – total
	5240	For 2010	131 946 141	-18 533 208	-35 363 403
including:
new construction	5251	For 2011	94 710 430	-527 096	-96 942 559
	5241	For 2010	61 422 886	-2 124 935	-19 276 934
modernization and	5252	For 2011	60 151 785	-145 779	-50 347 158
reconstruction
	5242	For 2010	50 042 941	-1 006 758	-12 006 103
acquisition of fixed asset	5253	For 2011	13 182 208	-296 236	-12 900 575
items
	5243	For 2010	4 363 210	-108 778	-4 080 191
R&D objects	5254	For 2011	1 595 772	-153 637	0
	5244	For 2010	677 808	-398 115	-175
creation of NMA	5255	For 2011	472 422	-428 762	0
	5245	For 2010	777 076	-67 453	0
DEW non-completed	5256	For 2011	1 704 810	-2 191 192	0
	5246	For 2010	901 344	-1 266 724	0
Other	5257	For 2011	157 032	0	0
	5247	For 2010	779 277	0	0
equipment for installation	5257	For 2011	23 145 964	-15 323 649	0
	5247	For 2010	12 981 599	-13 560 445	0

Change in the cost of fixed assets as a consequence of further construction, further equipment, reconstruction, partial liquidation
Indicator name	Code	For the reporting year	For the previous year
Increase in the cost of fixed	5260	9 556 902	7 048 278
assets as a consequence of
further construction, further
equipment, reconstruction - total
including:
Buildings	5261	410 107	499 139
Construction and transfer	5262	7 634 594	5 916 604
mechanisms
Machinery and equipment	5263	1 475 354	603 584
Transportation vehicles	5264	148	74
Production and household stock	5265	601	1 152
Other	5266	36 098	27 725
decrease in the cost of fixed	5270	-93 160	-162 670
assets as a consequence of
partial liquidation - total:
including:
Buildings	5271	-272	-525
Construction and transfer	5272	-81 004	-161 738
mechanisms
Machinery and equipment	5273	-11 864	-407
Production and household stock	5274	-20	0

79

Other use of fixed assets
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Rented fixed assets on the	5280	2 872 615	2 781 167	3 858 326
balance sheet
Rented fixed assets not on the	5281	0	0	0
balance sheet
Leased fixed assets on the	5282	0	0	0
balance sheet
Leased fixed assets not on the	5283	16 090 717	13 693 765	6 189 371
balance sheet
Real assets accepted into	5284	44 754 580	9 835 614	5 564 051
operation and actually used, in
the process of State registration
Isolated fixed assets	5285	17 158	62	8 354
Other use of fixed assets	5286	0	0	0
(pledges and other)

Availability and changes in financial investments
Indicator name	Code	Period	As of the beginning of		As of the end of year
			year
			acquisition	accumulated	acquisition	accumulated
			cost	correction	cost	correction
Long-term - total	5301	For 2011	141 589 555	-37 452 008	121 646 969	-39 599 574
	5311	For 2010	155 042 311	-88 071 924	141 589 555	-37 452 008
including:
Investment into the charter	5302	For 2011	20 945 086	-11 884 040	78 617 151	-24 822 900
capital of other companies
	5322	For 2010	20 939 755	-13 648 268	20 945 086	-11 884 040
Investment into the charter	5303	For 2011	107 784 803		28 107 039	-11 158 022
capital of daughter
companies and dependent
economic societies
	5323	For 2010	133 326 973	-21 949 316	107 784 803	-21 949 316
Securities (promissory notes)	5304	For 2011	12 554 334	-74 423 656	14 914 858	-3 618 652
	5324	For 2010	469 301	-3 618 652	12 554 334	-3 618 652
Received loans	5305	For 2011	302 163	0	4 752	0
	5325	For 2010	303 113	0	302 163	0
Deposits	5306	For 2011	0	0	0	0
	5326	For 2010	0	0	0	0
Other	5307	For 2011	3 169	0	3 169	0
	5327	For 2010	3 169	0	3 169	0
Short-term - total	5305	For 2011	46 805 324	-561 300	68 145 555	-561 300
	5315	For 2010	69 629 025	-501 300	46 805 324	-561 300
including:
Investment into the charter	5309	For 2011	0	0	0	0
capital of other companies
	5329	For 2010	0	0	0	0

80

Investment into the charter	5310	For 2011	0	0	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0	0	0
Securities (promissory notes)	5311	For 2011	42 416 353	-60 000	20 582 741	-60 000
	5331	For 2010	44 190 554	0	42 416 353	-60 000
Received loans	5312	For 2011	42 416 353	-501 300	42 562 814	-501 300
	5332	For 2010	1 388 971	-501 300	1 388 971	-501 300
Deposits	5313	For 2011	3 000 000	0	5 000 000	0
	5333	For 2010	24 049 500	0	3 000 000	0
Other	5314	For 2011	0	0	0	0
	5334	For 2010	0	0	0	0
Financial investments - total	5300	For 2011	229 422 261	-38 013 308	189 792 524	-40 160 874
	5315	For 2010	224 671 336	-88 573 224	188 394 879	-38 013 308

Availability and changes in financial investments
Indicator name	Code	Period	Changes for the period
			Received	withdrawn (re-paid)
				acquisition cost	accumulated
					correction
Long-term - total	5301	For 2011	81 416 788	-101 433 117	24 266 182
	5311	For 2010	12 028 483	-25 544 173	12 182 989
including:
Investment into the charter	5302	For 2011	78 613 929	-20 941 864	11 884 039
capital of other companies
	5322	For 2010	5 621	-290	499
Investment into the charter	5303	For 2011	0	-79 677 764	12 382 143
capital of daughter
companies and dependent
economic societies
	5323	For 2010	763	-25 542 933	12 182 490
Securities (promissory	5304	For 2011	2 802 859	-516 078	0
notes)
	5324	For 2010	12 022 099	0	0
Received loans	5305	For 2011	0	-297 411	0
	5325	For 2010	0	-950	0
Deposits	5306	For 2011	0	0	0
	5326	For 2010	0	0	0
Other	5307	For 2011	0	0	0
	5327	For 2010	0	0	0
Short-term - total	5305	For 2011	464 065 761	-484 363 598	0
	5315	For 2010	145 120 000	-169 949 952	0
including:
Investment into the charter	5309	For 2011	0	0	0
capital of other companies
	5329	For 2010	0	0	0
Investment into the charter		For 2011	0	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0	0
Securities (promissory	5311	For 2011	52 769 300	-75 213 598	0
notes)
	5331	For 2010	61 000 000	-64 780 452	0
Received loans	5312	For 2011	296 461	-150 000	0
	5332	For 2010	0	0	0
Deposits	5313	For 2011	411 000 000	-409 000 000	0
	5333	For 2010	84 120 000	-105 169 500	0
Other	5314	For 2011	0	0	0
	5334	For 2010	0	0	0
Financial investments –	5300	For 2011	545 482 549	-585 796 715	24 266 182
total
	5310	For 2010	157 148 483	-195 494 125	12 182 989

81

Availability and changes in financial investments
Indicator name	Code	Period	Changes for the period
			accrual of interest	Current market value
			(including adjustment of	(impairment loss)
			the initial value to
			nominal)
Long-term - total	5301	For 2011	73 743	-26 413 748
	5311	For 2010	62 934	38 436 927
including:
Investment into the charter	5302	For 2011	0	-24 822 899
capital of other companies
	5322	For 2010	0	-1 763 729
Investment into the charter	5303	For 2011	0	-1 590 849
capital of daughter
companies and dependent
economic societies
	5323	For 2010	0	40 291 850
Securities (promissory	5304	For 2011	73 743	0
notes)
	5324	For 2010	62 934	-3 618 652
Received loans	5305	For 2011	0	0
	5325	For 2010	0	0
Deposits	5306	For 2011	0	0
	5326	For 2010	0	0
Other	5307	For 2011	0	0
	5327	For 2010	0	0
Short-term – total	5305	For 2011	1 068 030	0
	5315	For 2010	2 976 292	-60 000
including:
Investment into the charter	5309	For 2011	0	0
capital of other companies
	5329	For 2010	0	0
Investment into the charter	5310	For 2011	0	0
capital of daughter
companies and dependent
economic societies
	5330	For 2010	0	0
Securities (promissory	5311	For 2011	610 686	0
notes)
	5331	For 2010	2 006 251	-60 000
Received loans	5312	For 2011	0	0
	5332	For 2010	0	0
Deposits	5313	For 2011	457 344	0
	5333	For 2010	970 040	0
Other	5314	For 2011	0	0
	5334	For 2010	0	0
Financial investments –	5300	For 2011	1 141 773	-26 413 748
total
	5310	For 2010	3 039 226	38 376 927

82

Other use of financial investments
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Financial investments received	53200	0	0	0
as a pledge - total
including:
Financial investments transferred	53205	0	0	0
to third parties (except sale) –
total
including:
Other use of financial	53209	0	0	0
investments

Availability and changes in inventories
Indicator name	Code	Period	As of the beginning of		As of the end of year
			year
			production	cost	production	cost
			cost	reduction	cost	reduction
				reserve		reserve
				amount		amount
Inventories - total	5400	For 2011	4 437 478	0	9 103 234	0
	5420	For 2010	2 292 148	0	4 437 478	0
including:
Raw materials, materials and	5401	For 2011	4 407 467	0	9 073 248	0
other valuables
	5421	For 2010	2 262 155	0	4 407 467	0
finished goods and goods for	5402	For 2011	30 011	0	29 986	0
sale
	5422	For 2010	29 993	0	30 011	0

Availability and changes in inventories
Indicator name	Code	Period	Changes for the period
			Revenues and	impairment loss	inventory
			expenditures		turnover between
					groups (types)
Inventories - total	5400	For 2011	9 622 444	0	0
	5420	For 2010	5 133 205	0	0
including:
Raw materials, materials	5401	For 2011	9 621 697	0	0
and other valuables
	5421	For 2010	5 132 385	0	0
finished goods and goods	5402	For 2011	747	0	0
for sale
	5422	For 2010	820	0	0

Availability and changes in inventories
Indicator name	Code	Period	Changes for the period
			withdrawn
			production cost	provision for cost
				decrease
Inventories – total	5400	For 2011	-4 956 688	0
	5420	For 2010	-2 987 875	0
including:
Raw materials, materials and	5401	For 2011	-4 955 916	0
other valuables
	5421	For 2010	-2 987 073	0
finished goods and goods for	5402	For 2011	-772	0
sale
	5422	For 2010	-802	0

83

Pledged inventory
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Inventory not paid on the	5440	0	0	0
reporting date - total
including:
Pledged inventory by contracts	5445	0	0	0
– total
including:

Availability and changes in accounts receivable
Indicator name	Code	Period	As of the beginning of		As of the end of year
			year
			by contract	bad debt	by contract	bad debt
			terms	provision	terms	provision
Long-term accounts	5501	For 2011	8 794 923	-98 674	8 102 445	-88
receivable - total
	5521	For 2010	20 492 907	-88	8 794 923	-98 674
including:
customers and consumers	5502	For 2011	68 106	0	2 658	0
	5522	For 2010	185 910	0	68 106	0
made advance payments	5503	For 2011	88	-88	88	-88
	5523	For 2010	124	-88	88	-88
other debtors	5504	For 2011	8 726 729	-98 586	8 099 699	0
	5524	For 2010	20 306 873	0	8 726 729	-98 586
Short-term accounts receivable - total	5510	For 2011	72 242 334	-10 395 379	78 436 128	-24 811 449
	5530	For 2010	72 485 761	-19 674 682	72 242 334	-10 395 379
including:
customers and consumers	5511	For 2011	12 476 253	-3 806 612	16 150 808	-5 290 659
	5531	For 2010	11 452 529	-2 503 116	12 476 253	-3 806 612
amounts owed by partners as	5512	For 2011	0	0	0	0
payments in to the registered
capital
	5532	For 2010	0	0	0	0
made advance payments	5513	For 2011	3 821 092	-1 984 897	4 757 408	-1 988 215
	5533	For 2010	4 595 675	-1 919 150	3 821 092	-1 984 897
other debtors	5514	For 2011	55 944 989	-4 603 870	57 527 912	-17 532 575
	5534	For 2010	56 437 557	-15 252 416	55 944 989	-4 603 870
Advance payments under	5515	For 2011	99 752 133	-3 951 474	84 989 589	-1 324 583
non-current assets (balance
line 1173)
	5535	For 2010	65 991 697	-1 631 885	99 752 133	-3 951 474
Total	5500	For 2011	180 789 390	-14 445 527	171 528 162	-26 136 120
	5520	For 2010	158 970 365	-21 306 655	180 789 390	-14 445 527

84

Availability and changes in accounts receivable
Indicator name	Code	Period	Changes for the period
			received
			as a result of	interests, fines	transfer from
			activities	and other	long- to short-
			(transaction debt)	accruals due	term
Long-term accounts receivable - total	5501	For 2011	5 117 709	1 328	-209 104
	5521	For 2010	3 855 410	0	-26 045
including:
customers and consumers	5502	For 2011	20 763	0	0
	5522	For 2010	3 084	0	0
made advance payments	5503	For 2011	94	0	0
	5523	For 2010	9 828	0	0
other debtors	5504	For 2011	5 096 852	1 328	-209 104
	5524	For 2010	3 842 498	0	-26 045
Short-term accounts receivable – total	5510	For 2011	373 472 680	2 044 535	209 104
	5530	For 2010	272 611 993	39	26 045
including:
customers and consumers	5511	For 2011	158 184 712	0	0
	5531	For 2010	125 157 571	0	0
amounts owed by partners as payments in to the registered capital	5512	For 2011	0	0	0
	5532	For 2010	0	0	0
made advance payments	5513	For 2011	33 609 381	0	0
	5533	For 2010	43 281 841	0	0
other debtors	5514	For 2011	181 678 587	2 044 535	209 104
	5534	For 2010	104 172 581	39	26 045
Advance payments under non-current assets (balance line 1173)	5515	For 2011	145 998 857	7 492	0
	5535	For 2010	135 860 981	5 617	0
Total	5500	For 2011	524 589 246	2 053 355	0
	5520	For 2010	412 328 384	5 656	0

Availability and changes in accounts receivable
Indicator name	Code	Period	Changes for the period
			withdrawn
			Re-payment	writing-off	allowance recovery
Long-term accounts receivable – total	5501	For 2011	-5 602 411	0	98 586
	5521	For 2010	-15 527 349	0	-98 586
including:
customers and consumers	5502	For 2011	-86 211	0
	5522	For 2010	-120 888	0
made advance payments	5503	For 2011	-94	0
	5523	For 2010	-9 864	0
other debtors	5504	For 2011	-5 516 106	0	98 586
	5524	For 2010	-15 396 597	0	-98 586
Short-term accounts receivable – total	5510	For 2011	-369 531 913	-612	-14 416 070
	5530	For 2010	-272 739 018	-142 486	9 279 303
including:
customers and consumers	5511	For 2011	-154 509 563	-594	-1 484 047
	5531	For 2010	-124 133 841	-6	-1 303 496
amounts owed by partners as payments in to the registered capital	5512	For 2011	0	0	0
	5532	For 2010	0	0	0
made advance payments	5513	For 2011	-32 673 047	-18	-3 318
	5533	For 2010	-44 056 333	-91	-65 747
other debtors	5514	For 2011	-182 349 303	0	-12 928 705
	5534	For 2010	-104 548 844	-142 389	10 648 546
Advance payments under non-current assets (balance line 1173)	5515	For 2011	-160 768 893	0	2 626 891
	5535	For 2010	-102 106 162	0	-2 319 589
Total	5500	For 2011	-535 903 217	-612	-11 690 593
	5520	For 2010	-390 372 529	-142 486	6 861 128

85

Overdue accounts receivable
Indicator name	Code	As of 31.12.2011
		by contract terms	book value
Total	5540	7 936 665	632 893
including:
customers and consumers	5541	5 813 561	522 902
made advance payments	5542	2 098 198	109 991
Other debtors	5543	24 906	0

Overdue accounts receivable
Indicator name	Code	As of 31.12.2010		As of 31.12.2009
		by contract terms	book value	by contract terms	book value
Total	5540	7 052 302	1 248 806	6 679 789	2 241 820
including:
customers and consumers	5541	4 610 585	803 973	4 480 810	1 977 695
made advance payments	5542	2 429 722	444 833	2 183 267	264 125
Other debtors	5543	11 995	0	15 712	0

Availability and changes in accounts payable
Indicator name	Code	Period	As of the beginning of year	As of the end of period
Long-term accounts payable - total	5551	For 2011	18 179	17 424
	5571	For 2010	5 098	18 179
including:
(type)		for the reporting year
		for the previous year
Short-term accounts payable - total	5560	For 2011	47 774 515	43 345 565
	5580	For 2010	65 849 518	47 774 515
including:
suppliers and contractors	5561	For 2011	14 017 237	21 322 659
	5581	For 2010	11 018 708	14 017 237
Amounts owed to the Company staff	5562	For 2011	193 318	303 835
	5582	For 2010	134 473	193 318
Amounts owed to State non- budget funds	5563	For 2011	36 486	66 958
	5583	For 2010	18 906	36 486
Taxes and fees payables	5564	For 2011	865 113	1 180 141
	5584	For 2010	653 884	865 113
Received pre-payments	5565	For 2011	11 476 694	10 430 926
	5585	For 2010	7 114 653	11 476 694
Other creditors	5566	For 2011	21 138 769	9 983 735
	5586	For 2010	46 861 996	21 138 769
Payable to participants (founders)	5567	For 2011	46 898	57 311
	5587	For 2010	46 898	46 898
Total	5550	For 2011	47 792 694	43 362 989
	5570	For 2010	65 854 616	47 792 694

86

Availability and changes in accounts payable
Indicator name	Code	Period	Changes for the period (received)
			as a result of activities (transaction debt)	interests, fines and other accruals due
Long-term accounts payable - total	5551	For 2011	13 184	0
	5571	For 2010	13 583	0
including:
(type)		for the reporting year
		for the previous year
Short-term accounts payable - total	5560	For 2011	532 281 341	2 485
	5580	For 2010	366 557 384	0
including:
suppliers and contractors	5561	For 2011	185 439 570	2 335
	5581	For 2010	104 537 578	0
Amounts owed to the Company staff	5562	For 2011	10 827 613	0
	5582	For 2010	9 686 434	0
Amounts owed to State non- budget funds	5563	For 2011	2 259 371	0
	5583	For 2010	1 661 311	0
Taxes and fees payable	5564	For 2011	21 589 308	0
	5584	For 2010	8 683 233	0
Received pre-payments	5565	For 2011	213 820 136	0
	5585	For 2010	171 228 296	0
Other creditors	5566	For 2011	97 766 307	150
	5586	For 2010	70 760 532	0
Payables to participants (founders)	5567	For 2011	579 036	0
	5587	For 2010	0	0
Total	5550	For 2011	532 294 525	2 485
	5570	For 2010	366 570 967	0

Availability and changes in accounts payable
Indicator name	Code	Period	Changes for the period
			withdrawn
			Re-payment	writing-off	transfer from long- to short- term
Long-term accounts payable - total	5551	For 2011	-13 939	0	0
	5571	For 2010	-502	0	0
including:
(type)		for the reporting year
		for the previous year
Short-term accounts payable - total	5560	For 2011	-536 712 121	-655	0
	5580	For 2010	-384 489 901	-142 486	0
including:
suppliers and contractors	5561	For 2011	-178 135 889	-594	0
	5581	For 2010	-101 539 043	-6	0
Amounts owed to the Company staff	5562	For 2011	-10 717 096		0
	5582	For 2010	-9 627 589		0
Amounts owed to State non-budget funds	5563	For 2011	-2 228 899		0
	5583	For 2010	-1 643 731		0
Taxes and fees payable	5564	For 2011	-21 274 280		0
	5584	For 2010	-8 472 004		0
Received pre-payments	5565	For 2011	-214 865 843	-61	0
	5585	For 2010	-166 866 164	-91	0
Other creditors	5566	For 2011	-108 921 491	0	0
	5586	For 2010	-96 341 370	-142 389	0
Payables to participants (founders)	5567	For 2011	-568 623	0	0
	5587	For 2010	0	0	0
Total	5550	For 2011	-536 726 060	-655	0
	5570	For 2010	-384 490 403	-142 486	0

87

Overdue accounts payable
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Total	5590	690	1 047	13 710
including:
customers and consumers	5591	190	547	13 210
made advance payments	5592	0	0	0
Other debtors	5593	500	500	500

Production costs
Indicator name	Code	For the reporting year	For the previous period
Material expenses	5610	22 077 446	24 309 927
Labor costs	5620	14 972 760	13 331 116
Fringe benefit expenses	5630	3 314 254	2 249 899
Depreciation	5640	40 777 958	32 681 907
Other expenses	5650	11 757 922	9 927 853
Total by cost category	5660	92 900 340	82 500 702
Changes in balance (growth [-], loss [+]): unfinished production, finished goods, etc. (growth [-])	5670	0	-18
unfinished production, finished goods. etc. (loss [+])	5680	25	0
Total costs for common activities	5600	92 900 365	82 500 684

Estimated liabilities
Indicator name	Code	As of the beginning of year	Approved	Repaid	Written off as surplus amount	As of the end of period
Estimated liabilities	5700	256 241	149 366	0	0	405 607
including:
Estimated liabilities on unutilized vacation	5701	256 241	149 366	0	0	405 607

88

Collateral
Indicator name	Code	As of 31.12.2011	As of 31.12.2010	As of 31.12.2009
Received - total	5800	128 780 259	115 203 743	70 943 984
including:
Banking guarantees	5801	127 763 423	114 200 496	69 940 737
Property pledge contract	5802	1 016 836	1 003 247	1 003 247
Issued - total	5810	67 570	30 815	30 815
including:
Surety	5811	67 570	30 815	30 815

Government aid
Indicator name	Code	For the reporting year		For the previous period
Budget funds received in the reporting period – total	5900
including:
for current expenses	5901
investments into non- current assets	5905
Budget credits – total:		As of the beginning of year	Received	Returned	As of the end of year
for the reporting year	5910
for the previous year	5920
including:

89

EXPLANATORY NOTE

TO ANNUAL FINANCIAL STATEMENT

OPEN JOINT STOCK COMPANY

Federal Grid Company of Unified Energy System

2011

I.	General		92

	1.1	Company Information	92
	1.2	Main Business Activities	93
	1.3	Executive and Management Bodies	94
	1.4	Separate Business Units of the Company	95

II.	Accounting Policy		97

	2.1	Preparation	97
	2.2	Foreign Currency Assets and Liabilities	97
	2.3	Short-Term and Long-Term Assets and Liabilities	98
	2.4	Fixed Assets	98
	2.5	Intangible Assets	100
	2.6	Research and Development (R&D)	100
	2.7	Inventories	100
	2.8	Financial Investments Accounting	101
	2.9	Prepaid Expenses	101
	2.10	Accounts Receivable	101
	2.11	Charter Capital, Surplus and Reserve	102
	2.12	Received Loans and Borrowings	102
	2.13	Incomes and Expenses of Company	102
	2.14	Estimated Liabilities	103
	2.15	Correction of Errors	103
	2.16	Cash Equivalents and Recording Cash Flows in Cash Flow Statement	104
	2.17	Changes in Accounting Policy of Company	104
90

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
III. DISCLOSURE OF SIGNIFICANT INDICATORS		111

3.1	Capital and reserves	111
3.2	Intangible assets	112
3.3	Fixed assets	112
3.4	Other non-current assets	113
3.5	Taxes	113
3.6	Research and Development (R&D)	115
3.7.	Long-term Investments	116
3.8	Short-term Financial Investments	120
3.9	Accounts Receivable	121
3.10	Other current and non-current assets	126
3.11.	Loans and Credits Received	126
3.12.	Accounts Payable	128
3.13.	Other Income and Expenses	130
3.14.	Earnings per Share	131
3.15.	Related Parties	131
3.16.	Cash and Cash Equivalents	136
3.17.	Segment Information	137
3.18.	Security for Obligations	137
3.19.	Estimated Liabilities, Contingent Liabilities and Contingent Assets	138
3.20.	Post Reporting Events	139

91

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

IV. General

4.1 Company Information
     Open Joint Stock Company Federal Grid Company of Unified Energy System (hereinafter, “Company”) is incorporated in accordance with the decisions of the Board of Directors of JSC RAO UES of Russia of January 25, 2002 and May 7, 2002 and the decision of the Management Board of JSC RAO UES of Russia of January 21, 2001 subject to Order No. 256 of the Government of the Russian Federation of July 11, 2011 on Restructuring the Energy Industry of the Russian Federation.
     The Articles of Association of the Company are approved by order of JSC RAO UES of Russia No. 42p of June 18, 2002 and registered with the Leningrad Regional Registration Chamber, an agency of justice, on June 25, 2002. The amended and restated Articles of Association are approved by the resolution of the General Meeting of Shareholders on June 30, 2009 and registered with District Inspectorate of the Federal Tax Service No. 46 of Moscow.
     The location and legal address of the Company: 5A Akademika Tchelomeya St., Moscow, Russia, 117630.
     The Company is registered in the Unified Register of Legal Entities. The State Registration Certificate of the Legal Entity confirming registration entry No. 00/03124 is issued by the Leningrad Regional Registration Chamber on June 25, 2002. Re-registration: The Certificate of Record in the Uniform State Register of Legal Entities of a legal entity registered before July 1, 2002 under No. 1024701893336 on August 20, 2002, issued by the Tax Inspectorate of the Ministry of Taxes and Levies of the Tosnensky District, Leningrad Region.
     The Company is established for an unlimited term and exists in compliance with the Civil Code of the Russian Federation, Federal Law No. 208-FZ on Joint Stock Companies of December 26, 1995, Federal Law No. 35-FZ on Electric Power Industry of March 26, 2003, other regulatory acts of the Russian Federation and the Articles of Association of the Company.
     The Company has solitary property in ownership which is recognized in the Company’s independent balance sheet, may acquire and execute property and personal non-property rights, bear duties and be a plaintiff or defendant in court. The Company may open bank accounts within and outside of the Russian Federation in compliance with the established procedure. The Company is liable for its obligations with all property it owns.
     The Company manages the Unified National (All-Russian) Electric Grid (UNEG), which involves uniform technical management and providing UNEG energy transmission services to the energy market participants on contractual basis for valuable consideration.
     Subject to Federal Law No. 147-FZ of the Russian Federation of August 17, 1995 on Natural Monopolies, the Federal Energy Commission of the Russian Federation issued Order No. 49-e/1 of June 25, 2003 to include the Company into Section I “Electrical and Thermal Energy Transmission Services” of the Register of Natural Monopoly Entities in the Fuel and Energy Sector under registration No. 47.1.110 on the list of companies subject to the state regulation and control.
     As of December 31, 2011, the Government’s stake in the Company’s share capital is 79.48% (79.11% as of December 31, 2010).
     The Company’s average staff number in 2011 was 23,332 employees (21,965 in 2010).
     The shares of the Company have been listed on the Russian Trading System and the Moscow Interbank Currency Exchange since July 2008.

92

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     On June 24, 2008, the Company obtained the permission of the Federal Service for Financial Markets of Russia to offer and trade all of its currently registered issues of ordinary shares outside of the Russian Federation in amount not exceeding 287,269,492,431 ordinary shares.
     On June 30, 2008, the Company launched the Global Depositary Receipts (GDR) program which were not listed under Regulation S and Rule 144A and certified the rights to the underlying Company’s ordinary shares. The program was developed as part of reorganization of FGC UES and RAO UES of Russia.
     One GDR represents 500 ordinary shares of Federal Grid. Deutsche Bank is the Depository Bank of GDR program.
     In 2011, the Company carried out technical listing of GDRs on the Main Market of London Stock Exchange. GDRs trading on London Stock Exchange started on March 28, 2011.
     As of December 31, 2011, the GDR program accounts for 0.15% of the Company’s charter capital. The total number of ordinary shares covered by the GDR program is 1,864,991,000 equal to 3,729,982 GDRs.

4.2 Main Business Activities
     The main objectives of the Company include:
     - ensure reliable operation and efficient improvement and development of the UNEG, including isolated energy systems;
     - provide energy transmission contractual services via UNEG to wholesale market operators and other entities that have UNEG connectable electrical energy facilities of their own or owned based on other grounds stipulated by the federal laws for value consideration;
     - establish conditions for the efficient functioning of the wholesale electrical energy market;
     - assist in the efficient management of and control over state-owned power grid facilities;
     - pursue government policy in the energy industry;
     - maintain efficient operation and centralized technical management of electric grids included in the Unified Energy System of Russia;
     - operate and develop telecommunication infrastructure of the energy market;
     - implement the unified strategy in investment and fund raising to meet the system challenges of developing the electric grids and the Unified Energy System;
     - develop and pursue the research and technical policy and introduce new advanced types of equipment and technologies; and
     - generate profit.
     The Company may carry out the following activities:
     - provide energy transmission and distribution services;
     - provide services involving connection to electrical grids;
     - provide communications services;
     - provide services to collect, transfer and process technical information, including metering and accounting data;
     - perform diagnostics, operation, and repairs of electrical grids and other power grid facilities and exercise process control over them;

93

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     - conduct diagnosis, operate and repair process communication networks, measurement and metering devices, protection relay equipment, emergency control automatics and other equipment related to operating power grid facilities, as well as equipment intended to control Russia’s UES;
     - develop long-term forecasts, future and current plans for power grid system development, as well as for targeted integrated research, technical, economic and social programs;
     - develop electric grids and other power grid facilities, including design, engineering survey, construction, renovation, technical upgrade, installation and adjustment;
     - develop process communication networks, measuring and metering devices, protection relay equipment, emergency control automatics and other process equipment related to operating power grid facilities, as well as equipment designed to control UES of Russia, including design, engineering survey, construction, renovation, upgrading, installation and adjustment;
     - carry out foreign economic operations and research and technical cooperation with foreign companies perform operations stipulated in the Company’s Articles of Association; and
     - to engage in other activities not prohibited by the applicable laws of the Russian Federation to meet the objectives set forth in the Articles of Association.

4.3 Executive and Management Bodies
     The Board of Directors of the Company is elected by the resolution of the annual General Meeting of Shareholders on June 29, 2011.
The Board of Directors of the Company as of December 31, 2011
No.	Full Name	Position
1	Ernesto Ferlenghi	Chairman of the Board of Directors of FGC UES, Vice President at Eni SpA, Head of the Representative Office of Eni in the Russian Federation and the CIS
2	Igor Vladimirovich Khvalin	Deputy Chairman of the Board of Directors of FGC UES, Director General of JSC Volga Engineering Group
3	Andrey Borisovich Malyshev	Member of the Management Board, Deputy Chairman of the Management Board of JSC ROSNANO
4	Boris Ilyich Ayuev	Chairman of the Management Board of JSC SO UES
5	Oleg Mikhailovich Budargin	Chairman of the Management Board at JSC FGC UES
6	Alexey Alexandrovich Makarov	Director of the Energy Research Institute of the Russian Academy of Sciences
7	Dmitry Valeryevich Ponomarev	Chairman of the Management Board of NCP Market Council
8	Yuri Alexeevich Solovyev	First Deputy President – Chairman of the Management Board of JSC VTB Bank
9	Rashid Ravelevich Sharipov	Deputy Director General of Limited Liability Company KFK-Consult
10	Kirill Yurievich Levin	Deputy Chairman of the Management Board of Open Joint Stock Company Rosselkhozbank
General Director at LLC Gazpromenergoholding;
11	Denis Vladimirovich Fedorov	General Director at LLC Centerenergoholding

     The following changes were made to the composition of the Board of Directors by the annual General Meeting of Shareholders on June 26, 2011:
     - elected: Kirill Yurievich Levin and Denis Vladimirovich Fedorov;
     - dismissed: Sergey Ivanovich Shmatko and Georgiy Petrovich Kutovoy.

94

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

The Management Board of the Company as of December 31, 2011
No.	Full Name	Position
1	Oleg Mikhailovich Budargin	Chairman of the Management Board
2	Valery Nikolaevich Chistyakov	First Deputy Chairman of the Management Board
3	Andrey Vladimirovich Cherezov	Deputy Chairman of the Management Board
4	Roman Nikolaevich Berdnikov	Deputy Chairman of the Management Board
5	Dmitry Mikhailovich Gurevich	Deputy Chairman of the Management Board
6	Andrey Valentinovich Kazachenkov	Deputy Chairman of the Management Board
7	Yuri Nikolaevich Mangarov	Deputy Chairman of the Management Board
8	Evgeny Nikolaevich Zhuykov	General Director at Company’s branch MEG of Urals
9	Samuil Miseyevich Zilberman	General Director at MEG of Siberia

     The following members were elected to the Management Board in 2011 by the resolution of the Board of Directors: Andrey Vladimirovich Cherezov, Deputy Chairman of the Management Board of JSC FGC UES, Samuil Moiseevich Zilberman, General Director at MEG of Siberia; and the following members were dismissed: Dmitry Alexandrovich Troshenkov, First Deputy Chairman of the Management Board, Alexander Mikhailovich Bobrov, First Deputy Chairman of the Management Board, Dmitry Borisovich Gvozdev, Deputy Chairman of the Management Board and Chief Engineer, and Pavel Vitalyevich Romanov, member of the Management Board.

The Audit Commission of the Company as of December 31, 2011
No.	Full Name	Position
1	Alexander Yevgenievich Ganin	Deputy Department Director at the Ministry of Energy of Russia
2	Victor Yurievich Lebedev	Deputy Department Director at the Ministry of Economic Development and Trade
3	Andrey Sergeyevich Kolyada	Chief Expert of the Management Department at Rosimushestvo
4	Vladimir Vladimirovich Raspopov	Head of Management Department at the Federal Property Management Agency (Rosimushestvo)
5	Maria Gennadyevna Tikhonova	Department Director at the Ministry of Energy of the Russian Federation

     The following changes were made to the Audit Commission of the Company in 2011:
     - The following members were elected to the Audit Commission by the resolution of the General Meeting of Shareholders on June 29, 2011: Alexander Yevgenievich Ganin and Victor Yurievich Lebedev; and the following members were dismissed: Dmitry Mikhailovich Gorevoy and Anna Valeryevna Drokova.

4.4 Separate Business Units of the Company
     The Company has a special feature affecting the selection of accounting methods:
     - separate business units which are recognized in the separate balance sheet and have current and operating bank accounts; and
     - separate business unites which have current and operating bank accounts.
     All Company units are grouped by their areas of operations and geographic regions.
     The separate business units have no legal entity status; they are provided with Company’s assets and operate in compliance with:
     - Regulations on Separate Business Units; and
     - other internal corporate documents approved by the Company.

95

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Separate business units by location:
- perform part of Company’s responsibilities determined by their production facilities to the extent set forth by the law of the Russian Federation and internal corporate documents of the Company;
- collect, process and provide information required for Company’s normal operation; and
- perform any other work and functions incidental to the goals and objectives of the Company and in accordance with the resolutions of Company’s management bodies.

     Branches of the Company as of December 31, 2011:

52.	JSC FGC UES branch - Backbone electric grids of Centre;
53.	JSC FGC UES branch - Backbone electric grids of North-West;
54.	JSC FGC UES branch - Backbone electric grids of Volga;
55.	JSC FGC UES branch - Backbone electric grids of South;
56.	JSC FGC UES branch - Backbone electric grids of Ural;
57.	JSC FGC UES branch - Backbone electric grids of Siberia;
58.	JSC FGC UES branch - Backbone electric grids of East;
59.	JSC FGC UES branch - Nizhny Novgorod enterprise of backbone electric grids;
60.	JSC FGC UES branch - Black Earth region enterprise of backbone electric grids;
61.	JSC FGC UES branch - Volga-Oka enterprise of backbone electric grids;
62.	JSC FGC UES branch - Volga-Don enterprise of backbone electric grids;
63.	JSC FGC UES branch - Vologda enterprise of backbone electric grids;
64.	JSC FGC UES branch - Oka River region enterprise of backbone electric grids;
65.	JSC FGC UES branch - Moscow enterprise of backbone electric grids;
66.	JSC FGC UES branch - Upper-Don Region enterprise of backbone electric grids;
67.	JSC FGC UES branch - Valdai enterprise of backbone electric grids;
68.	JSC FGC UES branch - Amur enterprise of backbone electric grids;
69.	JSC FGC UES branch - Khabarovsk enterprise of backbone electric grids;
70.	JSC FGC UES branch - Primorski enterprise of backbone electric grids;
71.	JSC FGC UES branch - Krasnoyarsk enterprise of backbone electric grids;
72.	JSC FGC UES branch - Trans-Baikal enterprise of backbone electric grids;
73.	JSC FGC UES branch - Kuzbass enterprise of backbone electric grids;
74.	JSC FGC UES branch - Omsk enterprise of backbone electric grids;
75.	JSC FGC UES branch - West-Siberian enterprise of backbone electric grids;
76.	JSC FGC UES branch - Khakass enterprise of backbone electric grids;
77.	JSC FGC UES branch - Sverdlovsk enterprise of backbone electric grids;
78.	JSC FGC UES branch - South-Uralian enterprise of backbone electric grids;
79.	JSC FGC UES branch - Perm enterprise of backbone electric grids;
80.	JSC FGC UES branch - Mid-Volga Region enterprise of backbone electric grids;
81.	JSC FGC UES branch - Lower Volga Region enterprise of backbone electric grids;
82.	JSC FGC UES branch - Stavropol enterprise of backbone electric grids;
83.	JSC FGC UES branch - Kuban enterprise of backbone electric grids;
84.	JSC FGC UES branch - Rostov enterprise of backbone electric grids;
85.	JSC FGC UES branch - Bryansk enterprise of backbone electric grids;
86.	JSC FGC UES branch - Vyborg enterprise of backbone electric grids;

96

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
87.	JSC FGC UES branch - Novgorod enterprise of backbone electric grids;
88.	JSC FGC UES branch - Karelian enterprise of backbone electric grids;
89.	JSC FGC UES branch - Specialized production base "Bely Rast";
90.	JSC FGC UES branch - Backbone electric grids of Western Siberia;
91.	JSC FGC UES branch - Leningrad enterprise of backbone electric grids;
92.	JSC FGC UES branch - Tomsk enterprise of backbone electric grids;
93.	JSC FGC UES branch - Caspian enterprise of backbone electric grids;
94.	JSC FGC UES branch – North enterprise of backbone electric grids;
95.	JSC FGC UES branch – Orenburg enterprise of backbone electric grids;
96.	JSC FGC UES branch – Sochi subsidiary of backbone electric grids;
97.	JSC FGC UES branch – Samara subsidiary of backbone electric grids;
98.	JSC FGC UES branch – Central subsidiary of backbone electric grids;
99.	JSC FGC UES branch – South subsidiary of backbone electric grids;
100.	JSC FGC UES branch – East subsidiary of backbone electric grids;
101.	JSC FGC UES branch – Yamalo-Nenetsk subsidiary of backbone electric grids.
The branches of the Company are recognized in separate balance sheets.

V. Accounting Policy

     The Financial Statement of the Company is prepared on the basis of the following accounting policy.

5.1 Preparation
     The Company’s accounting policy has been developed in accordance with the applicable Russian Accounting Standards, in particular, Federal Law No. 129-FZ of the Russian Federation of November 21, 1996 on Accounting, Accounting Regulations on Accounting Principles of Organizations, RAS 1/2008, approved by Order of the Ministry of Finance No. 106n of October 6, 2008, Regulations on Accounting Records and Financial Statements in the Russian Federation approved by Order of the Ministry of Finance No. 34n of July 29, 1998 and Accounting Regulations on Financial Statements of Organization, RAS 4/99, approved by Order No. 43n of July 6, 1999 of the Ministry of Finance.

5.2 Foreign Currency Assets and Liabilities
     Foreign currency business transactions are recognized at the official exchange rate of RURle applicable on the date of transaction. The value of Company’s cash, bank accounts (bank deposits), cash and payment items, securities (other than shares), accounts payable, including debentures (other than advance payments made and received and prepaid funds) denominated in foreign currency is recorded in the financial statements as amounts estimated on the basis of the official currency exchange rates applicable as of December 31, 2011. Exchange rates as of December 31, 2011: RUR 32.1961 to US$1 (RUR30.4769 as of December 31, 2010) and RUR 41.6714 to €1 (RUR40.3331 as of December 31, 2010).
     Any exchange rate differences arising during the year on foreign currency asset and liabilities transactions and on revaluations as of the reporting date are recognized as other incomes and expenses in financial results.

97

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

5.3 Short-Term and Long-Term Assets and Liabilities
     Financial investments, accounts receivable and accounts payable, including outstanding loans and borrowings, are recorded in the balance sheet as short-term, if their maturity period is less than 12 months. Other types of the above assets and liabilities are recorded as long-term.
     Interest on long-term financial investments, extended long-term loans and borrowings and obtained long-term loans and borrowings are recorded in the Balance Sheet in Line 1235 Accounts Receivable (payments expected within 12 months after the reporting date) and Line 1510 Borrowed Funds. Advance payments on investment in non-current assets are recorded as non-current assets in Line 1173.

5.4 Fixed Assets
     Fixed assets include land, buildings, machines, equipment, vehicles and other relevant facilities with lifetime less than 12 months used by the Company in production, work and services or for any management needs.
     Fixed assets are recognized in the financial statements at their initial (replacement) value less depreciation amounts accrued during the total operation period.
     The fixed asset facilities valued less than RUR 40,000 per unit are expensed by depreciation in amount of their initial value as they are released into production or operation. Fixed assets commissioned before December 31, 2007 with the initial value per unit of RUR 10,000-20,000 and commissioned from January 1, 2008 to December 31, 2010 with the initial value of RUR 20,000-40,000 are expensed as production (production costs) by straight-line method of depreciation within their remaining lifetime.
     Purchased books, booklets and other print media are not recognized as fixed assets in accounting. Their costs are recorded as expenses of the reporting period when such purchase is made. The Company generates no library fund.
     The Company applies the straight-line method of depreciation of fixed assets based on their useful life. The Company defines useful life of fixed assets on the basis of classification of the fixed assets included in the depreciation groups approved by Order No. 1 of the Russian Federation Government of January 1, 2002 on Classification of Fixed Assets Included in Depreciation Groups.

Fixed Asset Group	Useful Life (years)
Buildings	5-35
Structures and transmission devices	10-40
Machines and equipment	2-25
Vehicles	8-20
Production and utility stock	2-15

No depreciation is accrued on the following:
- land;
- residential premises acquired before January 1, 2006 (such premises acquired after January 1, 2006 are depreciated according to the general applicable procedure); and
- fully depreciated assets kept on the balance sheet.

98

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     If some fixed assets are not included in such Classification, their useful life for accounting purposes shall be defined on the basis of expert evaluations made by Company’s technical specialists in accordance with technical conditions as follows:

- based on the expected lifetime of such asset and in accordance with its expected performance and capacity;
- based on the expected wear and tear depending on operating mode, natural conditions and aggressive environment effects and repairs and maintenance system; and
- any legal and other restrictions on the use of such assets.

     Useful life of any acquired second-hand fixed assets is defined as follows:

- based on their useful life defined as set forth above reduced by the number of months when such asset was operated by the previous owner; and
- if it is impossible to define the useful life as set forth above, the commission shall independently define the useful life of such fixed asset with a view to safety requirements and other factors.

     The completed real estate facilities actually put in operation but not registered with the state are subject to depreciation. Such assets are depreciated in accordance with the procedure set forth for fixed assets. The accrued depreciation amount is adjusted in recording such projects as fixed assets for accounting purposes upon their state registration. The 2011 financial statement records such projects as fixed assets (balance sheet line 1130) net of accrued depreciation.
     The Company shall carry out annual revaluation of the current (replacement) value of fixed assets. Such revaluation shall be made in accordance with the regulatory documents on the groups of similar fixed assets based on their current (replacement) value. Currently, the following fixed asset groups are subject to revaluation: industrial buildings and structures, including substation buildings, transmission lines and high-voltage equipment at substations.
     The fixed assets value recognized for accounting purposes shall not be subject to any changes, except for completion, refitting, renovation, upgrading, technical modernization, partial liquidation and any other similar reasons and revaluation.
     Completion, refitting and upgrading shall include work resulting from any changes in technical or business purposes of equipment, buildings, structures or any other depreciated fixed asset items or increased load and/or any other new features.
     Renovation shall include upgrading of the existing fixed assets related to any improvements in production or enhancing its technical and economic performance or carried out under the project for fixed asset renovation to expand production facilities, improve quality and change the product range.
     Technical modernization shall involve efforts to improve technical and economic performance of fixed assets and their separate items based on advanced equipment, technologies, mechanization and automatization of production and replacement of obsolete and worn equipment with new and efficient one.
     Incomes and expenses from fixed assets disposal are recorded in the profit and loss statement as other incomes and expenses.
     The cost of maintenance repair and overhaul of fixed assets is recorded in the profit and loss statement as other incomes and expenses.
     The costs of maintenance repair and overhaul of fixed assets are recognized as general expenses in the reporting period when such costs were incurred.
     The leased fixed assets are recorded off-balance-sheet at value specified in lease agreements.

99

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

5.5 Intangible Assets
     Intangible assets shall be amortized using straight-line method on the basis of their established useful life.
     Amortization charges on intangible are recognized for accounting purposes by their accumulation on a separate account.
     Intangible assets are recognized in financial statements at their initial value net of amortization amounts accumulated during the whole lifetime.

Intangible Asset Group	Useful Life (years)
Software copyrights	2-5
Inventions and know-how	5-20
Trademarks	10

5.6 Research and Development (R&D)
     The costs of research and development are written off on a straight-line basis during the established write-off period. The Company shall independently define the write-off period for R&D costs based on the expected useful life of the R&D outcomes when the Company may generate economic benefits but not exceeding 5 years. R&D generating positive outcomes which write-off period exceeds one year is recognized in the balance sheet as Other Non-Current Assets. If R&D gives no positive results, such costs are recognized as other expenses in the reporting period.

5.7 Inventories
     Inventories are recognized at the actual cost of their purchase (procurement).
     Inventories are recorded on account 15, Procurement and Purchase of Inventories and account 16, Deviations in Inventories Value.
     The goods purchased for sale are evaluated at the actual cost of their purchase.
     Inventories and goods released in production or disposed otherwise are evaluated within the unit recognized in a separate balance sheet using moving average inventory method.
     Special clothing, special tools, special devices and equipment are recognized as inventories regardless of their useful life.
     The cost of special clothing with the useful life less than 12 months as defined in accordance with their distribution standards is charged to expenses at the date of their provision (distribution) to Company’s employees.
     The cost of special clothing with the useful life exceeding 12 months as defined in accordance with their distribution standards is repaid on a straight-line basis beginning from the month following the month of provision based on the useful life of such special clothing set forth in the standard sector requirements to free distribution of special clothing, special footwear and other individual protective gear and in the Rules for Providing Special Clothing, Special Footwear and other Individual Protective Gear to Employees approved by Order No. 51 of December 18, 1998 of the Ministry of Labour and Social Development and any other internal documents of the Company.

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

5.8 Financial Investments Accounting

     Financial investments are accounted at their initial value.

     Financial investments with undefined current market value are recorded in financial accounting and financial statements as of the reporting date at their initial value. The Company shall carry out evaluation of the impairment of financial investments once a year as of December 31 of the reporting year. In case of sustained impairment of financial investments, the Company shall generate provisions for impairment losses in amount of the difference between their book value and estimated or calculate value. The provisions for impairment of financial investments are shown in the profit and loss statement as other expenses. The financial statement records the value of financial investments with undefined market value and provisions for impairment at their book value net of the provision amount.
     The financial investments with the current market value defined on the established basis are shown in the financial statement as of the reporting end-of-year at the current market value by adjustment of their estimate as of the previous reporting date. The current market value of financial investments at the reporting date is estimated on the basis of data provided by the Moscow Interbank Currency Exchange (MICEX).
     The Company shall make the above adjustments once a year.
     The difference between the initial value and nominal value of the debt securities with undefined current market value within their circulation period shall be equally charged by the Company against profit and loss in proportion to income payable under their issue terms. The discount on bills “at sight and no earlier” purchased before January 1, 2009 is defined using accrual method based on the expected maturity which is equal to the number of days from the date of purchase to the “no earlier” date plus 365 (366) days. The discount on bills “at sight and no earlier” purchased after December 1, 2009 is defined using accrual method based on the expected maturity equal to the number of days from the date of purchase to the “no earlier” date.
     If case of disposal of assets accounted as financial investments with defined current market value, their value is defined by the Company on the basis of their last evaluation. If no revaluation of such financial investments is made from the date of their purchase as of their disposal date, their value shall be defined by FIFO method.

5.9 Prepaid Expenses

     Any costs incurred by the Company in the reporting period related to the next reporting periods shall be written-off on a straight-line basis during the period to which they refer. The write-off period is defined on the basis of the expected period for profit generation (income).
     Prepaid expenses with less than 12 months write-off period are shown in the balance sheet in Line 1260 Other Current Assets and those which write-off period exceeds 12 months are shown in Line 1174, Other Non-Current Assets.

5.10 Accounts Receivable

     Liabilities of buyers and customers are defined at prices set forth in agreements between the Company and such buyers (customers) including all discounts (extra charges) set by the Company and VAT.
     The Company shall create the provision for bad debts for valid recoding of accounts receivable.
     The amount of provision for bad debts shall be defined on the basis of accounts receivable evaluation on the last day of the quarter and with a view to the date of such accounts receivable related to goods, work and services sold. The accrual method of provisions for bad debts of any other debtors and advance payments depends on the awareness of management of their counterparties’ solvency and the established practice of debt collection.
     The costs incurred in making provisions for bad debts are recorded as other expenses and the reversal on the previously accrued provision is shown as other incomes.

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

5.11 Charter Capital, Surplus and Reserve
     The Company’s charter capital consists of the total nominal value of ordinary shares. The Company placed ordinary registered non-documentary shares with the nominal value of fifty (50) kopecks each share in the number of one trillion two hundred fifty five billion nine hundred forty eight million one hundred twenty eight thousand three hundred and ninety three (1,255,948,128,393) for the total amount of six hundred twenty seven billion nine hundred seventy four million and sixty four thousand (RUR 627,974,064).
     In accordance with the law, the Company has created the reserve fund of five (5) percent of its charter capital. The amount of annual charges to the reserve fund is at least five (5) percent of the Company’s net profit until the reserve fund reaches the established amount.

5.12 Received Loans and Borrowings
     On the loans and borrowings received, the Company converts long-term debt into short-term one. The Company makes such conversion of long-term debt into short-term debt on the date 365 days before the principal amount becomes due under the loan agreement.
     The Company shall record the nominal value of its issued and sold bonds as accounts payable. The interest on bonds is recorded as accounts payable on bonds sold, including interest due thereon at the end of the reporting period.
     Additional costs incurred by the Company in obtaining loans, issuing and offering debt securities are shown as other expenses in the period when they were incurred.
     Interest on obtained loans shall be distributed between the investment asset value and current expenses as set forth in the internal regulatory documents of the Company. For valid recording of Company’s asset value, all interests on bonds and bills are also charged against the investment asset value.

5.13 Incomes and Expenses of Company
     Revenues from sales of goods, products, works and services are recognized so far as such goods, products, works and services are sold.
     Revenues are shown in the financial statement net of the value added tax, customs charges and discounts granted to buyers.
     Incomes from property lease are recognized by the Company as general incomes. Incomes related to leasing rights arising from patents to inventions, industrial design and other intellectual property are recorded as other incomes.
     Other incomes of the Company shall include:

- revenues from sale of fixed assets, bills and other assets;
- interests received from leasing Company’s funds, interests from the use by the bank of Company’s funds deposited on the account in such bank, and interest on the acquired interest-bearing and non-interest bearing notes of any third parties. The Company shall record such incomes in the profit and loss statement, Line 2320, Interest Receivable;
- reversal on provisions; and
- other incomes.

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     Company’s expenses shall be broken down into general expenses and other expenses.
     General expenses are recognized in the reporting period when they were incurred regardless of their actual payment.
     General expenses of the separate units are recorded as operating costs without separating management expenses.
     Property lease expenses are recognized as general expenses.
     Management expenses are fully accounted in the reporting period without distribution by types of operations.
     Other expenses of the Company include:

- expenses related to the disposal and other write-off of fixed assets, promissory notes and other assets;
- provision for bad debts;
- losses of previous years recognized in the reporting year; and
- other expenses.

5.14 Estimated Liabilities

     The Company shall recognize estimated liabilities, provided simultaneous compliance with the requirements set forth in RAS 8/2010 “Estimated Liabilities, Contingent Liabilities and Contingent Assets.”
     The Company shall record its estimated vacation pay liability to pay out annual (basic and additional) unused employees’ leaves. The amount of the estimated vacation pay liability for unused employees’ leaves at the end of the reporting period is defined on the basis of the number of unused leave days of each employee as of the reporting date. The vacation pay liability shall include Company’s liabilities to pay insurance premiums which result in reduced economic benefits of the Company, if any circumstances arise, such as granting vacation to an employee or payment of compensation for unused vacation. If the actual expenses on vacation payment during the reporting period exceed the amount of the provision for vacation bonus payment, the excess amount is charged against current expenses.
     The Company shall calculate the estimated annual vacation pay liability (basic and additional vacation) and recognize it for accounting purposes in accordance with the Methods approved by the Company.

5.15 Correction of Errors

     Any error shall be deemed material, if such error independently or together with any other errors in the same reporting period may affect users’ financial decisions made on the basis of the financial statement prepared for such reporting period.
     The correction of errors and the procedure for disclosing information on such errors made in accounting reports and financial statements and the scope of effects of such errors on users’ financial decisions shall be defined by Accounting Director/Head of Accounting Department (Chief Accountant) in accordance with Accounting Regulations RAS 22/201 “Correction of Errors in Accounting Reports and Financial Statements”.

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

5.16 Cash Equivalents and Recording Cash Flows in Cash Flow Statement

     Cash equivalents include highly liquid financial investments which are convertible into a known amount of money and which are exposed to negligible risk of value change.
     The Company qualifies short-term bank sight deposits as cash equivalents. Depositing and repayment of money on term deposits shall be recorded recognized in the cash flow statement in full detail.
     The amount of foreign currency cash flows is converted into RURles at the official exchange rate of the relevant currency established by the Central Bank of Russia at the date of making or receiving such payment. The difference arising out of such cash flow conversion and cash balances and their equivalents denominated in foreign currency is recorded in Line “Changes in Currency Exchange Rates to RURle” at the exchange rates on the date of foreign currency transactions and the reporting dates.
     The relevant transactions made by the Company are summarized in the cash flow statement:
          - payments on and receipts from transactions related to acquisition of the above financial investments for their further resale;
          - VAT amounts received from buyers and customers, payments to suppliers and contractors and budget payments and their VAT related repayments; and
     - receipts from buyers subject to transfer to principals (if the Company acts as an agent).

5.17 Changes in Accounting Policy of Company
Changes in Accounting Policy in 2011

     In 2011, the Company introduced a provision on the procedure to acknowledge and correct errors made in financial statements in accordance with Order No. 63n of June 28, 2010 of the Ministry of Finance of the Russian Federation concerning the approval of the accounting regulations on the Correction of Errors in Accounting Reports and Financial Statements (RAS 22/2010).
     Order No. 186n of December 24, 2010 of the Ministry of Finance of the Russian Federation introduced changes in the accounting regulations which became effective from 2011 and resulted in changes made to the Company’s Accounting Policy for 2011. The above changes caused the Company to update its accounting data for the previous reporting periods in the 2011 annual financial statement which are set forth in the relevant section of this Explanatory Note.
     From 2011, all actually operated completed real estate projects not applied for the state registration are recognized as fixed assets. Before 2011, no such projects which documents were not submitted for the state registration of ownership rights could be recorded as fixed assets.
     From 2011, the revaluation of fixed assets and intangible assets is recorded as of the end of the reporting period; before 2011, such revaluation was made as of January 1 of the year following the reporting year.
     From 2011, the amount of fixed assets write-down refers to other expenses. The amount of assets write-down is charged against surplus reduction arising from revaluation amounts of such asset made in the previous reporting periods. The excess amount of asset write-down over its revaluation charged against surplus due to revaluation made in the previous periods is recorded as other expenses. The amount of asset revaluation equal to asset write-down made in the previous reporting periods and recorded as other expenses is recognized as other incomes. Before 2011, the above write-down and revaluation was recorded as retained earnings (uncovered loss).

104

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     From 2011, the provision prohibiting revaluation of land and environmental facilities is cancelled (Clause 43 of Guidelines on Fixed Asset Accounting approved by Order No. 91n of October 13, 2003 of the Ministry of Finance of the Russian Federation.) Such amendment had no material effect on Company’s financial statements.
     The amendments include changes in the value of assets charged to costs by their depreciation in amount of their initial value, from RUR 20,000 to RUR 40,000.
     From 2011, the Company records its estimated liability to pay annual (basic and additional) vacations unused by employees.
     Order No. 66n of July 2, 2010 of the Ministry of Finance of the Russian Federation on Financial Statement Forms of Companies becomes applicable to the 2011 financial statements. Due to differences in showing accounting data in the accounting forms under the above Order and the accounting forms for 2010 (under Order No. 67n of July 22, 2003 of the Ministry of Finance), some accounting values for the reporting period will be shown as comparative data in the 2011 financial statement relative to other accounting items (see changes in showing accounting data in the financial statement forms below, sections A-E).

     Amendments to Financial Statement Forms
     Order No. 66n of the Ministry of Finance contemplates amendments to the financial statement forms aimed at transferring data from such statements to comments thereto:
     - reference to assets recognized on off-balance accounts is excluded from the balance sheet form;
     - breakdown of specific profits and losses is excluded from the profit and loss statement;
     - Section 2 Provisions is excluded from the capital statement; and
     - data shown in the Appendix to the balance sheet (Form No. 5) are recorded as reference tables in the explanatory note.
     A. Amendments to Balance Sheet
     Balance sheet data shall be recorded as of three reporting dates (December 31 of the reporting period, the previous year and the year preceding the previous year.)
     - the R&D results are taken from Line “Other Non-Current Assets” to a separate line (section “Non-Current Assets”);
     - the amount of non-current assets revaluation is taken from Line “Surplus” to a separate balance sheet line (section “Capital and Reserves”); and
     - provisions for contingent liabilities are taken from Line “Other Long-Term Liabilities” to a separate line (section “Long-Term Liabilities”).
     B. Amendments to Profit and Loss Statement
     The profit and loss statement added the following reference data: “Non-Current Asset Revaluation Result not Included in the Net Profit (Loss) for the Period”, “Other Transactions Result not Included in the Net Profit (Loss) for the Period” and “Aggregate Financial Result for the Period”.
     C. Amendments to Equity Statement
     Section 1 “Capital Flow” is amended as follows:
     - to include items: incomes/expenses directly related to capital increase/decrease, surplus changes, changes in reserves and property revaluation;
     - to include item “Own Shares Acquired from Shareholders”;

105

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

- to exclude the following data in-between reporting periods: “Changes in Accounting Policy” and “Fixed Asset Revaluation Results”. Changes in Accounting Policy shall be included in Section 2 of the Capital Statement “Updates Related to Changes in Accounting Policy and Correction of Errors”. Revaluation results shall be recorded in section 1, Line “Assets Revaluation” for the relevant revaluation period; and
- net asset value shall be recorded at three reporting dates.

     The statement included section 2 “Updates Related to Changes in Accounting Policy and Correction of Errors” which includes information on capital value before updates and updates resulting from changes in the accounting policy and error correction in terms of capital items (retained earnings (uncovered loss) and other capital items.)

     D. Amendments to Cash Flow Statement

- receipts from sale of goods, products, works and services and receipts from lease payments, license fees, commission fees and remuneration are shown separately;
- funds allocated for dividend payment are transferred from the current operations section to financial operations section of the cash flow statement;
- interest paid by the Company on loans included in the investment asset value is recorded in the investment transaction flows. Before 2011, such interest was included in current transaction flows;
- cash flows on financial investments acquired for short-term resale are recorded as current transaction flows. Before 2011, the above cash flows were recorded as investment transactions;
- cash flows are not broken down if they show operations of Company’s counterparties rather than Company’s operations or when receipts from one person cause payments to another;
- cash flows are not broken down, if they are characterized with quick return, large amounts and short repayment term. Before 2011, they were shown in full detail;
- indirect taxes received from buyers and customers, included in payments to suppliers and contractors and budget payments or budget refunds are not broken down. Before 2011, such cash flows were recorded as actual receipts (payments) and included indirect tax amounts in the relevant lines of the cash flow statement;
- the following data are not included in the cash flow statement:

a) cash receipts from cash equivalent repayment (other than accrued interest);
b) currency exchange transactions (other than transaction losses or benefits);
c) exchange of cash equivalents (except for losses or benefits from such transactions);
d) other similar payments and receipts which change the composition of cash funds and cash equivalents without changing their aggregate amount;

- cash flow statement shall include cash flows in amount of accrued interest (a) and transaction losses and benefits (b+c);
- from 2011, if any cash flows cannot be explicitly qualified as one or another cash flow type (form investment or financial transactions), they shall be recorded as cash flows on current transactions.

     Other changes in 2011 accounting policy of the Company have a qualifying nature and do not affect the evaluation of accounting items.

106

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Changes in Accounting Policy in 2012

     In 2012, there are changes in accounting of fixed assets which are subject to the state registration under the laws of the Russian Federation and which involve completed capital investments, registered construction, technical and the relevant initial acceptance documents but which ownership rights are not yet registered as established by law. Such projects shall be recorded as fixed assets as established by law. The Company shall ensure separate analytical accounting of such projects on account 01 Fixed Assets. Before 2012, such projects were separately recognized on account 08 Investment in Non-Current Assets.

2.18 Data of Previous Accounting Periods

     Financial statements for 2011 are made up on forms recommended by Order № 66 issued by the Ministry of Finance of the Russian Federation.
     Adjustments to the data of previous accounting periods, owing to changes in the accounting policy for 2011, are due to the introduction of new regulations and changes to existing regulations on accounting.
     Separate column indicators "As of December 31, 2010" and "As of December 31, 2009," of the balance sheet, as well as the figures of other forms of financial statements are formed taking into account adjustments in connection with the following circumstances:

1.	Based on a report of an independent appraiser, the Company conducted a revaluation of fixed assets as of the beginning of the year (as of 01.01.2011). The revaluation had also been made as of 01.01.2010 and 01.01.2009. Owning to the changes made to the existing accounting regulations, the Statements in regards to the date of making revaluation of fixed assets and the procedure of accounting treatment of their revaluation results were altered in 2011. The revaluation results as of 01.01.2011 are included in the figures of the Company's financial statements as of 31.12.2010 (adjustment № 1).

2.	In the 2011 statements, due to changes in the Company’s accounting policy, actually operated real estate facilities of completed construction, on which documents have not been submitted for state registration, are reflected in fixed assets in the financial statements (adjustment № 2).

3.	In 2011, advances on investment assets listed by suppliers and contractors are recorded in non-current assets (adjustment № 3).

4.	In 2011, the item "Prepayed expenses" is reflected on the line "Other current assets" (adjustment № 4).

5.	Changes in the Company’s accounting policy as to accounting treatment of estimated liabilities, contingent liabilities and contingent assets have necessitated the adjustment of relevant indicators in 2009 and 2010 (adjustment № 5).

6.	The property tax is accounted for in the management costs. Previously, the mentioned tax was recorded in other expenses (adjustment № 6).

7.	Other taxes are included in the prime cost. Previously, these taxes were included in other expenses (adjustment № 7).

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
Adjustments to the 2009 and 2010 figures in the form of annual financial statements for 2011:

RUR thousand

		Amount
Line		before	Number of
code	Name of line	adjustment	adjustment	Adjustment	Adjusted amount
Adjustments to 2009 figures

1130	Capital assets	237 753 751	2	5 241 196	242 994 947
	Investments in non-
1172	current assets	198 044 770	2	(5 241 196)	192 803 574
	Advances on fixed
1173	assets	-	3	64 359 812	64 359 812

1100	Total for Section 1	524 065 068	2, 3	64 359 812	588 424 880

1210	Inventories	2 427 514	4	(135 366)	2 292 148
	Accounts receivable
	(payments expected
1235	within 12 months)	117 170 891	3	(64 359 812)	52 811 079
	Other
1260	current assets	-	4	135 366	135 366

1200	Total for Section 2	222 601 884	3, 4	(64 359 812)	158 242 072
	Retained earnings
1370	(uncovered loss)	(68 870 025)	5	(181 838)	(69 051 863)

1300	Total for Section 3	665 617 484	5	(181 838)	665 435 646

1540	Estimated liabilities	-	5	181 838	181 838

1500	Total for Section 5	73 609 306		181 838	73 791 144
3600	Net assets	665 895 803	5	181 838	665 713 965
Adjustments to 2010 figures
					276 063 461
1130	Fixed assets	236 193 167	1, 2	39 870 294
	Investments in non-
1172	current assets	280 738 169	2	(9 306 219)	271 431 950
	Advances on fixed
1173	assets	-	3	95 800 659	95 800 659
1100	Total for Section 1	640 787 056	1, 2, 3	126 364 734	767 151 790

1210	Inventories	4 632 226	4	(194 748)	4 437 478
	Accounts receivable
	(payments expected
1235	within 12 months)	157 647 614	3	(95 800 659)	61 846 955
	Other
1260	current assets	-	4	194 748	194 748

108

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

		Amount
Line		before	Number of
code	Name of line	adjustment	adjustment	Adjustment	Adjusted amount
1200	Total for Section 2	230 758 882	2, 4	(95 800 659)	134 958 223
	Revaluation of non-
1340	current assets	115 598 477	1	31 495 746	147 094 223
	Retained earnings
1370	(uncovered loss)	(10 496 556)	1,5	(1 187 912)	(11 684 468)
1300	Total for Section 3	763 883 795	1, 5	30 307 834	794 191 629
1540	Estimated liabilities	-	5	256 241	256 241
1500	Total for Section 5	54 994 253	5	256 241	55 250 494
2120	Cost of sales	(75 518 397)	5, 7	(161 642)	(75 680 039)
2220	Management expenses	(6 209 146)	6	(611 499)	(6 820 645)
2340	Other income	142 534 195	1	2 372 691	144 906 886
2350	Other expenses	(109 157 601)	1, 6, 7	(2 605 624)	(111 763 225)
2411	Constant tax liabilities	3 184 752	1, 5	(201 215)	2 983 537
2400	Net profit	58 088 388	1, 5	(1 006 074)	57 082 314
	Basic earnings (loss)
2900	per share	0, 0476	1,5	(0,0015)	0, 0461
3600	Net assets	764 162 111	1,5	30 307 834	794 469 945

     In 2011, payables to participants (founders) for income payment are reflected in line 1520 "Accounts payable". Until 2011 this debt stood out as a separate line in the balance.

     Due to the changes in presentation of cash receipts and payments in the cash flow statement (elimination of indirect taxes from proceeds of consumers and customers and payments to suppliers and contractors), adjustments to comparative data of the 2010 cash flow statement were made.

     Significant adjustments are as follows:

RUR thousand

Line		Amount before
code	Name of line	adjustment	Adjustment	Adjusted amount
Received from the sale
of products, goods, work
4111	and services	132 652 206	(20 211 576)	112 440 630
Rent payments, license
4112	fees, royalties	536 657	(81 863)	454 794

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Line		Amount before
code	Name of line	adjustment	Adjustment	Adjusted amount
4119	Other proceeds	12 996 693	(8 500 258)	4 496 435
(Channeled) to pay for
goods, work and
4121	services	(38 168 553)	6 154 995	(32 013 558)
4129	Other payments	(11 269 693)	(1 349 982)	(12 619 675)
Balance of cash flows
from current
4100	operations	75 908 317	(23 988 684)	51 919 633
Proceeds from the sale
of non-currrent assets
(except for financial
4211	investments)	1 111 437	(169 541)	941 896
Other income from
4219	investment operations	492 432	(201)	492 231
(Channeled) to acquire
4221	fixed assets	(167 831 053)	24 883 186	(142 947 867)
Interest payments on
debt liabilities included
in the value of an
4224	investment asset	-	(724 760)	(724 760)
Balance of cash flows
from investment
4200	operations	(129 615 952)	23 988 684	(105 627 268)

110

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Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

III. DISCLOSURE OF SIGNIFICANT INDICATORS

3.1 Capital and reserves

     As of 31.12.2011, the Company's charter capital amounts to RUR 627,974,064 (six hundred twenty-seven billion nine hundred seventy-four million sixty-four) thousand, and consists of 1 255 948 128 393 (one hundred trillion fifty-five billion nine hundred forty-eight million one hundred and twenty-eight thousand three hundred and ninety-three) ordinary registered non-documentary shares with a nominal value of 50 cents each. As of 31.12.2009, 31.12.2010 and 31.12.2011, the Company's charter capital is registered in the prescribed manner and fully paid.

     In the shareholders’ register, as of 31.12.2011, 79.48% of the Company’s shares are owned by the Russian Federation in the name of the Federal Agency for State Property Management. 20.52% of the Company’s outstanding shares are owned by minority shareholders.
     On 01.03.2011, a securities issue statement was registered. In fact, 22,386,794,841 (twenty two billion three hundred eighty-six million seven hundred and ninety-four thousand eight hundred forty-one) shares were placed amounting to RUR 11,193,397 thousand with a nominal value of fifty (50) cents each.
     On 27.09.2011, the placing of additional issue that was registered on 09.09.2011 started. The number of ordinary registered non-documentary shares amounts to 10,321,601,853 (ten billion three hundred twenty-one million six hundred and one thousand eight hundred fifty-three) shares with a nominal value of 50 cents each, totaling RUR 5,160,801 thousand. The Company’s shareholders have the preemptive right to acquire additional shares by a public subscription in the amount proportional to the number of their ordinary registered shares.
     Additional paid-in capital (without revaluation) is formed by:

RUR thousand

	As of	As of
Item	31.12.2011	31.12.2010	As of 31.12.2009
The amount of additional paid-in capitals of affiliated
companies in the reorganization	21 316 409	21 316 409	21 316 409
Share premium	10 501 227	10 501 227	10 346 873
VAT on fixed assets, taken as a contribution to the
charter capital	49 527	49 527	49 527
Total	31 867 163	31 867 163	31 712 809

Revaluation of fixed assets was made on the basis of a report of an independent appraiser.
According to the results of the 2011, there was a loss of RUR 2,468,359 thousand. According to the results of the 2010, net profit amounted to RUR 58,088,388 (57,082,314 in retrospect).

111

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

3.2 Intangible assets

RUR thousand
Intangible assets	31.12.2011	31.12.2010	31.12.2009
System software for Automated Information and Measuring	428 670	-	-
Commercial Electric Power Accounting System
Automated Accounting and Reporting System (software package)	124 729	274 403	424 078
Automatic Asset Management System	55 461	110 922	166 383
Automatic Maintenance and Repair Management System	43 581	80 936	118 291
Information-Analytical Accounting and Energy Calculation
System	30 099	47 298	64 498
Automated Planning and Budgeting system	16 864	28 769	40 673
Automated Document Management System	15 018	29 030	44 853
"AMS-Salary" Corporate Information System	10 773	21 546	32 319
Corporate Information Human Resource Management System	8 143	16 287	24 430
"Anchor Metal Head Wall of Reinforced-Concrete Foundation"
Utility Model	7 385	8 358	-
"KPI-Motivation" Information System	6 990	13 979	20 969
“Interim Support for Overhead Electric Line" Utility Model	6 179	6 928	-
Technological Information Mode Service System	5 527	10 263	15 000
Corporate Information and Analytical System	2 503	8 509	14 515
NSI System	2 202	4 844	7 486
EPK KSUPR database	-	110 600	231 256
EPK KSUPR software	-	46 057	96 302
Automated Information and Measuring Commercial Electric
Power Accounting System	-	38 579	77 579
Intranet Portal JSC UES FGC	-	5 323	-
Other	41 229	54 994	17 625
Total intangible assets	805 353	917 625	1 396 257

     During the year, useful lives and depreciation method of intangible assets have not changed from the previous reporting year.
     The useful life for intangible assets is 4-5 years.
The impairment test of intangible assets has not been held due to lack of evidence of impairment.
     As of the balance sheet date, included in intangible assets are facilities whose value is fully repaid. The information on these objects is shown in Section 1.3 of the Explanatory Note to the Balance Sheet and Profit and Loss Report. These objects are not written off, as the Company continues to use them in their activities.

3.3 Fixed assets
     As of December 31, 2011, the Company revalued, based at current replacement cost, determined by an independent appraiser, the following groups of fixed assets: industrial buildings and structures, including substation buildings, transmission lines and high voltage equipment of substations.
Revaluation of these facilities in 2011 amounted to RUR 51,619,515 thousand (in 2010 – RUR 30,564,075 thousand, in 2009 – RUR 86,150,081 thousand), including:
- Revaluation surplus, charged to additional capital - RUR 53,187,098 thousand (in 2010 – RUR 31,495,746 thousand, in 2009 – RUR 88,209,715 thousand)
- Revaluation surplus, in part of previously held markdown charged to other income - RUR 679 687 thousand (in 2010 - RUR 2,372,691 thousand, in 2009 – RUR 3,150,014 thousand)
- Markdown charged to other expenses – RUR 2,247,270 thousand (in 2010 – RUR 3,304,362 thousand, in 2009 – RUR 5,209,648 thousand).
Fixed assets are stated at depreciated cost in the balance sheet.
     Gains and losses on disposal of fixed assets are reflected in the income statement within other income and expenses.

112

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
     The Company does not conduct separate accounting of real estate facilities that have been put into operation and are in the process of state registration.

3.4 Other non-current assets
Investments in non-current assets, line 1172

RUR thousand
Type of investments in non-current assets	31.12.2011	31.12.2010	31.12.2009
Design and survey work, procurement and
construction of fixed assets	272 169 681	265 614 011	187 974 776
Procurement and creation of intangible assets	4 904 885	4 861 225	4 151 602
Expenditure on R&D in progress	2 398 849	956 714	677 196
Total investment in non-current assets	279 473 415	271 431 950	192 803 574

     Information on R & D facilities in progress and incomplete acquisitions of intangible assets is given in Section 1.5 of notes to the balance sheet and profit and loss report.
     The costs of design and exploration work, procurement and construction of non-current assets are registered in the following major divisions of the Company:
RUR thousand
Division	31.12.2011	31.12.2010	31.12.2009
Executive body	2 051 607	2 351 148	1 412 044
Backbone power grids of the Central Region	70 135 034	66 741 657	53 375 738
Backbone power grids of North-West	39 774 266	41 746 177	27 194 493
Backbone power grids of the Volga Region	17 929 060	10 072 440	4 593 484
Backbone power grids of the South Region	41 958 733	53 344 884	37 637 502
Backbone power grids of the Urals Region	14 202 497	17 430 765	16 109 786
Backbone power grids of Western Siberia	28 550 357	33 855 532	25 686 820
Backbone power grids of Siberia	26 596 528	19 198 641	10 584 763
Backbone power grids of East	30 971 599	20 618 323	10 824 045
Elektrosetservis	-	254 443	556 101
Total for all divisions	272 169 681	265 614 011	187 974 776

3.5 Taxes

     As of 31.12.2011, in the sum of value added tax, the long-term portion is RUR 197,737 thousand (31.12.2010 – RUR 250 659 thousand, 31.12.2009 - RUR 311 729 thousand), and is the VAT on construction and installation, and design and survey work until 2005, which will be reimbursed from the budget at the time of putting the assets in progress into operation.
     According to tax records, formed in accordance with the requirements of Chapter 25, "Corporate income tax" of the Tax Code of the Russian Federation, the taxable income for 2011 amounted to RUR 41,947,680 thousand; in 2010, the above figure was RUR 46,321,530 thousand.

113

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
     Profit before tax for accounting purposes is linked to the current income tax as follows:
RUR thousand
Item	2011	2010
Profit (loss) before tax	11 444 414	67 312 449
Contingent expenses (profit) on income tax of 20%	(2 288 884)	(13 462 490)
Permanent tax (liability) asset	(11 599 306)	2 983 537
Deferred tax asset	(46 160)	33 442
Deferred tax liability	5 544 814	1 181 205
Current income tax	(8 389 536)	(9 264 306)

     This year, the amount of permanent differences which affected the adjustment to contingent expenses on income tax for the purpose of determining the income tax, calculated according to tax records (current income tax) amounted to RUR 57,996,528 thousand (in 2010 – RUR 14,917,685 thousand). These permanent differences are due to differences in the recognition of the following income and expenses in accounting and taxation:

2011
RUR thousand
Income	Income	Permanent tax asset
Proceeds from the sale of securities	78 613 929	15 722 786
Income in the form of recovered provisions for doubtful accounts	8 424 051	1 684 810
Revaluation gains of shares	2 892 412	578 482
Income on restoration of fixed assets markdown	679 687	135 938
Income on restoration of provision for inventory impairment	661 177	132 235
Other income	282 677	56 536
Total income	91 553 933	18 310 787
Expenses	Expenses	Permanent tax liability
Purchase price of securities sold	79 139 884	15 827 977
Negative difference from revaluation of securities	24 822 899	4 964 580
Transfers to provisions for doubtful debts	18 665 933	3 733 187
Depreciation of fixed assets	18 437 906	3 687 581
Expenses from devaluation of fixed assets	2 247 270	449 454
Provision for impairment	1 590 849	318 170
Cost of retired assets under construction	661 136	132 227
Other expenses	3 984 584	796 917
Total expenses	149 550 461	29 910 093

2010
RUR thousand
Income	Income	Permanent tax asset
Revaluation gains of shares	30 024 928	6 004 986
Income in the form of recovered provisions for
doubtful accounts	20 803 483	4 160 696
Income on restoration of fixed assets markdown	2 372 691	474 538
Other income	394 804	78 961
Total income	53 595 906	10 719 181
Expenses	Expenses	Permanent tax liability
Expenses in the form of provision for securities
impairment and for doubtful receivables	17 949 877	3 589 975
Depreciation of fixed assets	15 052 911	3 010 582
Costs of fixed assets devaluation	3 304 362	660 872
Other expenses	1 483 151	296 631
Securities sale	887 920	177 584
Total expenses	38 678 221	7 735 644

114

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
Other constant tax liabilities include constant tax liabilities for charitable contributions, financial aid, social costs, corporate events, etc.

     The difference in periods of income and expenses recognition for accounting purposes, on the one hand, and for tax purposes of income tax, on the other hand, gives rise to timing differences. Most of the timing differences are due to a different order of depreciation for tax and accounting purposes.

RUR thousand
Type of deferred tax asset	2011	2010
Estimated liability for holidays	29 522	-
Fixed assets	17 713	(43 483)
Loss on sale of fixed assets	(1 036)	10 235
Other	(39)	(194)
Total	46 160	(33 442)

RUR thousand
Type of deferred tax liability	2011	2010
Fixed assets	4 446 175	1 146 684
Interest on financial loans	1 065 504	-
Other deferred tax liabilities	33 135	34 521
Total	5 544 814	1 181 205

Assets and liabilities for deferred income tax at the end of the period are determined by the rate of
20% as of 31.12.2011 and 31.12.2010

     In the balance sheet, line 1420 "Deferred tax liabilities", a consolidated (folded) amount of a deferred tax asset and a deferred tax liability is reflected.

RUR thousand
Item	31.12.2011	31.12.2010	31.12.2009
Deferred tax asset	568 752	522 592	556 034
Deferred tax liability	(8 717 117)	(3 172 303)	(1 991 098)
Total line 1420 "Deferred tax liabilities"	(8 148 365)	(2 649 711)	(1 435 064)

     Accrued amounts of other taxes and fees are included in expenses from ordinary activities in the amount of RUR 887,030 thousand in 2010 – RUR 700 989 thousand). The following types of taxes and fees are charged to expenses from ordinary activities:
- Property tax – RUR 795 415 thousand (in 2010 – RUR 611 499 thousand);
- Motor vehicle tax – RUR 23 314 (in 2010 – RUR 20 283 thousand);
- Other taxes and fees – RUR 68 301 thousand (in 2010 – RUR 69 207 thousand).

3.6 Research and Development (R&D)
     In 2011, the expenses from ordinary activities included costs of R & D used in current operations, amounting to RUR 201,868 thousand (in 2010 – RUR 171 873 thousand), which is reflected in line 5140 of notes to the balance and PL statement. As of 31.12.2011, the balance of completed R&D is reflected in line 1120 "The results of research and development" of the balance and amounts to RUR 187 016 thousand (31.12.2010 – RUR 255 247 thousand, 31.12.2009 – RUR 73 805 thousand).

115

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)
3.7. Long-term Investments

The structure of the long-term investments is represented by the following Company’s assets.

RUR thousand
Assets	31.12.2011	31.12.2010	31.12.2009
Equity investments, including	70 746 437	94 899 702	66 197 973
Contributions to subsidiaries	16 605 758	18 124 226	18 221 649
Contributions to dependent companies	343 473	67 711 261	40 681 668
Contributions to other organizations	53 794 037	9 061 046	7 291 487
Other equity long-term investments	3 169	3 169	3 169
Debt investments, including	11 300 958	9 237 845	772 414
Debt securities	11 296 206	8 935 682	469 301
Loans granted	4 752	302 163	303 113
Total investments	82 047 395	104 137 547	66 970 387

3.7.1. Contributions to subsidiaries, dependent companies and other organizations

In line 1150 "Investments" of non-current assets of the balance the following contributions to subsidiaries, dependent companies and other organizations are itemized:

	31.12.2011		31.12.2010		31.12.2009
	Book value,		Book value,		Book value, RUR
	RUR ths,	Share in the	RUR ths,	Share in the	ths,	Share in
Name of SDCs and	(adjusted	charter	(adjusted for	charter	(adjusted for	the charter
other organizations	for reserve)	capital,%	reserve)	capital,%	reserve)	capital,%	Type of activity	Notes
Subsidiaries:	16 605 758		18 124 226		18 221 649
JSC Mobile Gas
Turbine Electric
Stations (OJSC								Provision
MGTES)	9 271 056	100,00%	10 594 257	100,00%	10 594 257	100,00%	Power generation	accrued

JSC S&T
Elektroenergetika	3 895 820	100,00%	3 895 820	100,00%	3 895 820	100,00%	R&D
OJSC Specialized
Power Network							Power grid facilities
Service Company							maintenance and repair
UNEG	953 804	100,00%	953 804	100,00%	953 804	100,00%	services
							Forecasting and
JSC Tomsk							analytical services in
Transmission							the electric energy	Provision
Network»	616 411	52,025%	866 424	52,03%	866 424	52,03%	industry	accrued
							Acting as a tenant
							builder - customer in
							capital construction,
JSC Construction							renovation and
Management and							modernization of
Engineering Center	833 000	100%	833 000	100,00%	833 000	100,00%	power grid facilities
JSC OES							Electricity
GruzRosenergo	763 227	50%	763 227	50,00%	763 227	50,00%	transmission services
							Procurement of	Provision
JSC ESSK	206 252	100%	133 870	100,00%	133 870	100,00%	energy sector	accrued

							Electronic & digital	Provision
JSC Uts Energetiki	38 434	100%	55 071	100,00%	55 071	100,00%	technology	accrued
OJSC MUS							Communication
Energetiki	19 997	100%	19 997	100,00%	19 997	100,00%	services
							Construction, design,
							repair and
							maintenance of
JSC Chitatekhenergo	4 092	100,00%	4 092	100,00%	4 092	100,00%	energy facilities
							Information
CJSC APBE	3 500	100,00%	3 500	100,00%	3 500	100,00%	technology services
JSC Main Power	-	100,00%	1 000	100,00%	1 000	100,00%	Power grid facilities	Provision

116

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

	31.12.2011		31.12.2010		31.12.2009
	Book value,		Book value,		Book value, RUR

	RUR ths,	Share in the	RUR ths,	Share in the	ths,	Share in
Name of SDCs and	(adjusted	charter	(adjusted for	charter	(adjusted for	the charter
other organizations	for reserve)	capital,%	reserve)	capital,%	reserve)	capital,%	Type of activity	Notes
Grid Service							maintenance and repair	accrued
Company							services
							Forecasting and
							analytical services in
							the electric energy
JSC GVC Energetiki	163	50,00%	163	50,00%	163	50,00%	industry
JSC RI NPKenergo	1	100,00%	1	100,00%	1	100,00%	R&D
								Provision
JSC Nurenergo	-	76,99%	-	77,00%	-	77,00%	Power generation	accrued
JSC
Volgaenergosnabkom							Delivery of materials	Provision
plekt	-	100,00%	-	100,00%	-	100,00%	and equipment	accrued
								Shares
JSC Tsentr								sold in
Energetiki	-	-	-	-	97 423	98,56%	R&D	2010
LLC Index of								Provision
Energy-FGC UES»	-	100%	-	100,00%	-	100,00%	Sales of securities	accrued
Dependent:	343 473		67 711 261		40 681 668
								Market
							Thermal and electric	value of
JSC OGK-1 (*)	-	-	21 851 019	40,17%	13 164 371	40,17%	energy generation	shares
								Market
JSC Volzhskaya							Thermal and electric	value of
TGK) (TGK-7) (*)	-	-	20 066 560	29,99%	13 262 806	32,14%	energy generation	shares
							Generation,
							transmission and sale	Market
JSC Bashkirenergo							of thermal and	value of
(*)	-	-	15 456 189	21,27%	7 143 138	21,27%	electric energy	shares
								Market
							Thermal and electric	value of
JSC TGK-6 (*)	-	-	7 291 153	23,58%	4 304 329	23,58%	energy generation	shares
								Market
							Thermal and electric	value of
JSC TGK-11 (*)	-	-	2 702 867	27,45%	2 463 551	27,45%	energy generation	shares
Lld IT Energy							Information
Service	198 360	39,99%	198 360	39,99%	198 360	39,99%	technology services
JSC Kuban							Electric energy
Blackbone Network	134 139	48,99%	134 139	48,99%	134 139	48,99%	transmission services
							Generation and sale
JSC							of thermal and
Severovostokenergo	9 800	49,00%	9 800	49,00%	9 800	49,00%	electric energy
JSC ENIN	1 024	38,24%	1 024	38,24%	1 024	38,24%	R&D
JSC
EnergoTekhKomplekt							Delivery of materials
	100	48,99%	100	49,00%	100	49,00%	and equipment
JSC UEUK	50	33,33%	50	33,33%	50	33,33%	Agency services
								Provision
								accrued,
							Power industry	in 2011
							facilities construction	was
							and technical	eliminated
JSC Schekinskie PGU	-	-	-	45,21%	-	45,21%	reconstruction services
Other organizations:	53 794 037		9 061 046		7 291 487
								Market
							Cross-border power	value of
JSC Inter RAO UES	53 791 030	15,12%	-	-	-	-	supply management	shares
							Electric equipment
JSC Testing Stand of							installation and
the Ivanovo State							commissioning
District Power Plant	3 000	0,83%	3 000	0,83%	3 000	0,83%	services
JSC							Holding companies
Tsentrenergoholding				Less than		Less than	management
	6	0,013%	6	0.01%	6	0.01%	activities
CJSC Energorynok	1	8,50%	1	8,50%	1	8,50%	Publishing and printing services

117

JSC “FGC UES”

Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)

	31.12.2011		31.12.2010		31.12.2009
	Book value,		Book value,		Book value, RUR
	RUR ths,	Share in the	RUR ths,	Share in the	ths,	Share in
Name of SDCs and	(adjusted	charter	(adjusted for	charter	(adjusted for	the charter
other organizations	for reserve)	capital,%	reserve)	capital,%	reserve)	capital,%	Type of activity	Notes
							Thermal and electric	Market
							energy generation and	value of
JSC OGK-6 (*)	-	-	4 422 284	9,60%	2 317 319	9,60%	transmission	shares
								Market
							Thermal and electric	value of
JSC Mosenergo (*)	-	-	4 311 255	3,37%	4 419 858	3,37%	energy generation	shares
OJSC
Sangtudinskaya HPP-							Electric energy	Paid
1(*)	-	-	316 473	14,48%	551 256	14,48%	generation	Reserve
								Market
				Less than			Thermal and electric	value of
JSC Rusgidro (*)	-	-	3 859	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC OGK-4 (*)	-	-	1 736	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC OGK-2 (*)	-	-	514	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC TGK-1 (*)	-	-	470	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC OGK-3 (*)	-	-	401	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC Fortum (*)	-	-	238	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC TGK-9 (*)	-	-	186	0.01%	-	-	energy generation	shares
								Market
JSC Kuzbassenergo				Less than			Thermal and electric	value of
(*)	-	-	160	0.01%	-	-	energy generation	shares
JSC Quadra –								Market
generating company				Less than			Thermal and electric	value of
(*)	-	-	147	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC TGK-13 (*)	-	-	129	0.01%	-	-	energy generation	shares
								Market
				Less than			Thermal and electric	value of
JSC TGK-2 (*)	-	-	63	0.01%	-	-	energy generation	shares
								Market
TGK-11 Holding				Less than			Thermal and electric	value of
(*)	-	-	54	0.01%	-	-	energy generation	shares
JSC Natsnenergo	-	-	40	1,90%	40	1,90%	Wholesale
								Market
				Less than			Thermal and electric	value of
JSC TGK-14 (*)	-	-	23	0.01%	-	-	energy generation	shares
							Holding company
JSC						Less than	management
Sibenergoholding	-	-	-	-	6	0.01%	activities
							Holding company
JSC				Less than			management
Intergeneratsia	-	-	6	0.01%	-	-	activities
							Energy facility
CJSC							construction and
SOVASATOM	-	-	1	3,38%	1	3,38%	commissioning
								Provision
								accrued
								in
								2009,
								in 2010
							Design and	shares
							construction of	written
JSC Trest SVES	-	-	-	-	-	6,14%	industrial facilities	off
Other long-term equity
investments	3 169		3 169		3 169
Total:	70 746 437		94 899 702		66 197 973

     Notes:
     (*) These shares were included in the payment for JSC Inter RAO UES shares.

118

JSC “FGC UES”

Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)

     In March 2011, the Company acquired OJSC Inter RAO UES shares totaling RUR 78,297,454 thousand. Payment for shares was held by non-cash. The shares were paid by generating companies’ equity stakes amounting to RUR 78,297,454 thousand. In May 2011, the Company acquired an additional stake of OJSC Inter RAO UES shares amounting to RUR 316,475 thousand. OJSC Sangtuda-1 shares were transferred in payment for the equity stake.

     As of 31.12.2011, 31.12.2010 and 31.12.2009, other long-term equity investments include investments in joint ventures in the amount of RUR 3169 thousand.

     As of 31.12.2011, on the Company’s balance are financial investments in shares that have been traded on the stock exchange during 2011. As of 31.12.2011, the above investments are reflected in the balance at current market value. The value of losses from changes in the current market value in 2011 amounted to RUR 24,822,899 thousand.

     The Company has made a feature analysis of steady reduction in value of investments, on which the current market value fails to be determined. The analysis took into account the change in net asset value of companies within two years. The Company established a provision for impairment of equity investments in the amount of RUR 1,590,849 thousand, and reflected it in other expenses (in 2010 – RUR 234 782 thousand, 2009 – RUR 3,502,596 thousand). In 2011, equity investments being retired, a RUR 2,820,031 thousand provision was restored and reflected in other income. The cost of the retired financial investments was included in other expenses (in 2009, a RUR 499 thousand provision was used in writing off investments to OJSC Trest SVES).

     As of 31.12.2011, 31.12.2010 and 31.12.2009, a provision for impairment of investments was as follows:

RUR thousand
Issuer	31.12.2011	31.12.2010	31.12.2009
JSC MGTES	4 847 955	3 524 756	3 524 756
JSC Nurenergo	1 972 781	1 972 781	1 972 781
JSC Tomsk Transmission Network	250 013	-	-
JSC Uts Energetiki	16 637	-	-
Ltd Energy Index	10 000	10 000	10 000
JSC Main Power Grid Service Company	1 000	-	-
JSC Volgaenergosnabkomplekt	369	369	369
JSC Sangtudinskaya HPP-1	-	2 714 096	2 479 314
JSC Schekinskie PGU	-	105 935	105 935
JSC ESSK	-	72 381	72 381
JSC Trest SVES	-	-	499
Total provision for impairment of investments	7 098 755	8 400 318	8 166 035

     The entire amount of the provision for impairment of investments, as of 31.12.2011, relates to the SDCs and amounts to RUR 7098755 thousand (31.12.2010 – RUR 5,686,222 thousand, 31.12.2009 – RUR 5686 222 thousand).

119

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     The initial cost of long-term investments in equity investments, in relation to which a provision is established, as of 31.12.2011 amounts to RUR 17,024,655 thousand, as of 31.12.2010 – RUR 19,444,919 thousand, as of 31.12.2009 – RUR 19 445 418 thousand.
     There were no negative trends that might cause impairment of other equity stakes.

     3.7.2. Debt securities

     Promissory notes of the following companies are discounted in the debt securities:

RUR thousand
					Annual
Issuer	31.12.2011	31.12.2010	31.12.2009	Maturity	rate,%
					Discount-
Ltd Energo-finance	8 540 125	8 466 382	-	December 2014	interest
JSC MRSKYuga	2 723 000	-	-	June 2013	8.9%
JSC Alfa-Bank	33 081	-	-	September 2013	Discount
JSC SO-CDA UES	-	469 300	469 300	December 2012	7%
Total debt securities	11 296 206	8 935 682	469 300

     Promissory notes of JSC Energo-finance with maturity in December 2014 are recorded in the accounting, as of 31.12.2011 and 31.12.2010, net of provision for impairment of investments in the amount of RUR 3,618,652 thousand.

   3.7.3. Loans Granted and Other Long-term Financial Investments

     As of 31.12.2011, the Company’s employee loan of RUR 4,752 thousand (RUR 5,702 thousand as of 31.12.2010, RUR 6,652 thousand as of 31.12.2009) is recognized in loans granted. As of 31.12.2010 and 31.12.2009, the loan of RUR 296,461 thousand granted to JSC Dagenergo was recognized in loans granted. In 2011, the above loan was reclassified as short-term loan.

     The Company intends to hold all long-term debt investments to maturity.

          3.8 Short-term Financial Investments

     Short-term financial investments include the following assets of the Company:

RUR, thousand
Asset	31.12.2011	31.12.2010	31.12.2009
Short-term promissory notes	20,522,741	42,356,353	44,190,554
Loans granted	1,034,132	887,671	887,671
Other short-term financial investments	5,000,000	3,000,000	24,049,500
Total short-term financial investments	26,556,873	46,244,024	,69,127,725

   3.8.1. Short-term Promissory Notes

     As of 31.12.2011, 31.12.2010 and 31.12.2009, short-term notes include the notes of the following companies:

RUR, thousand
Issuer Name	31.12.2011	31.12.2010	31.12.2009	Annual rate, %
JSC Gazprombank	14,039,826	-	-	discount
JSC Promsvyazbank	3,013,615	3,001,649	-	discount
JSC Bank Rossiya	2,000,000	4,000,000	-	8.30%
JSC Bank Saint Petersburg	1,000,000	-	-	8.50%
JSC SO UES	469,300	-	-	7.00%

120

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Issuer Name	31.12.2011	31.12.2010	31.12.2009	Annual rate, %
JSC VTB Bank	-	19,232,142	43,925,294	discount
JSC Alfa-Bank	-	14,122,562	-	discount
JSC CB International Finance Club	-	2,000,000	-	6.25%
JSC Glavsetservis UNEG	-	-	150,000	14.00%
JSC GVC Energetiki (*)	-	-	60,000	17.00%
JSC Caustic	-	-	55,260	15.00%
Total short-term promissory notes	20,522,741	42,356,353	44,190,554

     Notes:
     (*) A provision of RUR 60,000 thousand was accrued in 2010. At the balance sheet date, the promissory notes are held by the Company.

   3.8.2. Loans Granted and Other Short-term Financial Investments
     As of 31.12.2011, the loan of RUR 737,671 thousand (RUR 887,671 thousand as of 31.12.2010 and 31.12.2009) granted to JSC Kuban backbone electric grids is recorded in loans granted. The loan of RUR 296,461 thousand granted to backbone electric grids Dagenergo was also reclassified from long-term loans to short-term debts.

     The Company’s balance shows a loan of RUR 501,300 thousand granted to JSC Nurenergo. The above loan is overdue as at the balance sheet date. The Company has not entered into any agreements for extension of the contract. As of 31.12.2011, the provision for impairment which was accrued in 2006 is RUR 501,300 thousand.

     Other financial investments include Sberbank deposit of RUR 5,000,000 thousand (as of 31.12.2011) maturing in January 2012, Nomos-Bank deposit of RUR 3,000,000 thousand (as of 31.12.2010) maturing on 5.16.2011, and Gazprombank deposits of RUR 24,049,500 thousand (as of 31.12.2009). Each financial investment on its disposal in 2011 was measured at initial value.

     The Company intends to hold all short-term debt investments to maturity.

          3.9 Accounts Receivable

     Information on disclosure of accounts receivable is given in Section 5.1 “Availability and change in accounts receivable” in the form of tabular notes to the balance sheet and profit and loss statement.

     Amounts of accounts receivable in the columns “As a result of transactions (amount due from transaction, operation)”, “Interest, penalties and other charges due”, “Paid” and “Written-Off as Profit or Loss” of Section 5.1 of the notes are recorded taking into account the receivables received and repayed (written off) in the same reporting period.

     Breakdown of Line 1173 “Advance payments for non-current assets”:

RUR, thousand
Item	31.12.2011	31.12.2010	31.12.2009
Advance payments to construction companies, including	83,665,006	95,800,659	64,359,812
CJSC Engineering and Construction Company Soyuz-Seti	11,894,064	12,088,291	10,222,420
Ltd Engineering Center Energo	7,934,890	8,073,117	10,948,010
CJS GlobalElektroServis	6,516,561	6,442,645	47,776
CJS Stroytransgas	4,781,859	10,356,852	-
Ltd Rusengineering	4,564,225	4,417,096	7,152,448
CJS Energostroy-M.N.	4,329,268	77,385	1,757,057
CJSC EFESk	4,154,588	3,583,805	147,724
Ltd New Engineering Company	2,762,875	4,724,672	6,228,713

121

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Item	31.12.2011	31.12.2010	31.12.2009
Ltd Stroytechnocontact	2,187,531	3,599,121	4,702,678
Ltd Interspetsstroy	2,165,613	1,370,456	1,580,863
Ltd Stroytekhproyekt-P	2,103,061	1,830,988	-
Ltd Velesstroy	1,906,979	3,599,117	-
CJS IC UES	1,904,948	2,437,898	-
Ltd ASSET MANAGEMENT COMPANY	1,634,308	2,933,779	3,185,297
Ltd Project Center Energo	1,328,026	3,638,263	2,181,658
Ltd Slavyanskaya Power Grid Company	1,180,364	-	-
Ltd Petrocom	1,048,406	893,114	-
Ltd Promstroy	950,891	1,607,897	48,356
Ltd ESK Energomost	905,743	1,310,359	-
Ltd Uralelektrostroy	895,011	2,275,684	104,770
CJSC Intertekhelektro	679,036	1,005,227	1,257,617
CJS MKSM	538,289	1,657,815	-
Ltd Upravleniye Stroitelnykh Rabot	448,441	430,226	1,072,922
CJS Gidroelektromontazh	210,609	1,083,101	971,381
Ltd Torsion-Telecom	3,251	55,026	1,923,114
Ltd StroyremServis	-	1,168,336	-
Other	16,636,169	15,140,389	10,827,008

     Receivables on advances for non-current assets are recorded including provision on bad debts, which was RUR 1,324,583 thousand as of 31.12.2011, RUR 3,951,474 thousand as of 31.12.2010 and RUR 1,631,885 thousand as of 31.12.2009.

     Of the total amount of advance payments to subsidiaries and affiliates, the debt is RUR 2,198,414 thousand as of 31.12.2011, RUR 1,222,306 thousand as of 31.12.2010 and RUR 432,707 thousand as of 31.12.2009. The provision is RUR 2,835 thousand as for 31.12.2011. No provision was established for the above amounts as of 31.12.2010 and 31.12.2009. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1231 “Long-term accounts receivable” of the balance is given in the following table:

RUR, thousand
Item	31.12.2011	31.12.2010	31.12.2009
Trade receivable of buyers and customers	2,658	68,106	185,910
JSC Irkutskenergo	-	65,334	185,910
Other receivables	2,658	2,772	-
Advance payments	-	-	36
Other long-term accounts receivable	8,099,699	8,628,143	20,306,873
Non-interest promissory notes, including	4,466,576	2,688,794	17,012,281
JSC Alfa-Bank	1,367,844	494,676	9,259
JSC SO UES	1,113,719	-	-
JSC Ulyanovskenergo	736,559	738,195	740,240
JSC AKB Rosbank	483,485	483,485	483,485
JSC AKB Eurofinance Mosnarbank	311,495	311,495	311,495
JSC IDGC of Centre and Volga Region	185,176	229,127	229,127
JSC AKB Investbank	173,903	173,903	-
Ltd ENERGO-finance	-	-	12,022,099
JSC MGTES	-	-	3,000,000
Other non-interest promissory notes	94,395	257,913	216,576
Other receivables, including	3,633,123	5,939,349	3,294,592
Ltd ENERGO-finance	3,013,419	-	-
JSC Kuban Trunk Grids	362,544	5,683,517	2,966,855
JSC Streletskaya Sloboda	83,986	83,986	83,986
Other	173,174	171,846	243,751
Total long-term accounts receivable	8,102,357	8,696,249	20,492,819

122

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Long-term accounts receivable as of 31.12.2011 include:

- Non-interest promissory notes in the amount of RUR 3,983,091 thousand maturing in 2013 -2026;
- Non-interest promissory note of JSC AKB Rosbank in the amount of RUR 483,485 thousand maturing in 2015;

     Other receivables refer to the contracts with a maturity of over 12 months after the balance sheet date. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

123

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     Breakdown of Line 1236 “Trade receivables of buyers and customers” of the balance is given in the following table:

RUR, thousand
Debtor	31.12.2011	31.12.2010	31.12.2009
JSC IDGC of Siberia	1,861,442	1,080,083	1,105,393
JSC Lenenergo	1,018,169	390,132	259,366
JSC Tyumenenergo	995,340	871,007	694,141
JSC Moscow United Electric Grid Company	802,934	638,634	425,727
JSC IDGC of Centre and Volga Region	757,835	727,837	580,957
JSC Far Eastern Distribution Grid Company	736,391	133,388	257,965
JSC IDGC of Ural	724,991	418,653	375,919
JSC IDGC of Volga	724,663	-	-
JSC Kubanenergo	661,214	855,216	674,235
JSC IDGC of North-West	471,024	528,933	419,697
JSC IDGC of the South	385,018	1,425,109	959,555
JSC IDGC of Centre	249,980	60,017	610,106
JSC IDGC of North Caucasus	183,381	278,408	5,604
JSC Pervouralsk New Pipe Plant	124,614	-	-
JSC RUSAL Krasnoyarsk	100,814	-	-
CJSC RES	33,840	76,510	490,603
JSC RUSAL Novokuznetsk	23,151	-	112,932
JSC Chelyabinsk Metallurgical Plant	17,887	469,682	-
JSC Glavsetservis UNEG	440	290	1,085,949
Other (less than RUR 100 mln each)	987,021	715,742	891,264
Total account receivable of buyers and customers	10,860,149	8,669,641	8,949,413

     Accounts receivable are recorded including the provision on bad debts, which was RUR 5,290,659 thousand as of 31.12.2011, RUR 3,806,612 thousand as of 31.12.2010 and RUR 2,503,116 thousand as of 31.12.2009.

     As of 31.12.2011, of the total amount of receivables RUR 78,383 thousand are receivables from subsidiaries and affiliates (RUR 1,598,039 and the provision for the above amount is RUR 1,519,656 thousand). As of 31.12.2010, of the total amount of receivables RUR 97,900 thousand are receivables from subsidiaries and affiliates (RUR 1,552,700 and the provision for the above amount is RUR 1,454,800 thousand). As of 31.12.2009, of the total amount of receivables RUR 1,216,042 thousand are receivables from subsidiaries and affiliates (RUR 1,975,342 and the provision for the above amount is RUR 759,300 thousand). Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1238 “Accounts receivable on advance payments” of the Balance Sheet is given in the following table:

RUR, thousand
Advance payments	31.12.2011	31.12.2010	31.12.2009
To service suppliers, including	2,022,237	831,554	1,443,853
JSC Mobile GTPP	795,900	-	-
JSC R&D Center for Power Engineering	505,123	173,953	-
CJSC Metrostandart	75,467	-	-
Ltd SPE Computer Technologies	73,278	-	-
JSC Elektrosetservis UNEG	33,284	7,441	439,967
JSC NPO Streamer	20,072	79,721	-
JSC Moscow Telecommunications Center of Energy Systems	7,634	247	279,456
CJSC CROC Incorporated	-	97,454	-
CJSC Center of Infrastructural Projects	-	26,256	183,067

124

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

Other	511,479	446,482	582,250
Other advance payments, including	746,956	1,004,641	1,232,677,
Ltd AK Elektrosevkavmontazh	211,140	214,363	-
CJSC ECC Soyuz-Seti	170,415	383,704	467,272
Ltd Elektrosibmontazh Plus	87,278	-	-
Ltd Torsion-Telecom	-	271,000	271,000
CJSC Elektrostroy	-	-	185,500
Ltd RDK-Avtomatika	-	-	176,317
Other	278,123	135,574	132,583
Total advance payments	2,769,193	1,836,195	2,676,525

     Accounts receivable on advance payments (excluding advance payments on non-current assets) are recorded including the provision on bad debts, which was RUR 1,988,207 thousand as of 31.12.2011, RUR 1,984,897 thousand as of 31.12.2010 and RUR 1,919,150 thousand as of 31.12.2009.

     As for the advance paid to JSC Svyazstroy to create a corporate digital radio communication network for the electric power industry of the Middle Volga (RUR 1,118,066 thousand as of 31.12.2010 and 31.12.2009), the Company accrued the provision for the total amount as of 31.12.2011, 31.12.2010 and 31.12.2009.

     Of the total advance payments to subsidiaries and affiliates, the debt is RUR 1,391,757 thousand as of 31.12.2011, RUR 229,013 thousand as of 31.12.2010 and RUR 723,516 thousand as of 31.12.2009. No provision was accrued for the above amounts as of 31.12.2011, 31.12.10 and 31.12.2009. Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Breakdown of Line 1239 “Other debtors” of the balance is given in the following table:

RUR, thousand
Type of debt	31.12.2011	31.12.2010	31.12.2009
Overpayment of taxes and payments to non-budgetary funds	7,671,151	8,338,600	5,822,007
Non-interest promissory notes	24,111,551	38,818,785	32,258,435
VAT on advance payments	1,520,819	1,704,533	1,087,920
Other	6,691,816	2,479,201	2,016,779
Total other accounts receivable	39,995,337	51,341,119	41,185,141

     Other short-term accounts receivable include non-interest promissory notes of RUR 24,111,551 thousand as of 31.12.2011 (RUR 38,818,785 thousand as of 31.12.2010 and RUR 32,258,435 thousand as of 31.12.2009). As of 31.12.2011, the above amount includes non-interest promissory notes of Ltd Index Energetiki (100% subsidiary of JSC FGC UES) in the amount of RUR 24,028,057 thousand (the amount is recorded net of provision of RUR 16,642,688 thousand). The amount was RUR 37,065,426 thousand as of 31.12.2010 (net of provision of RUR 3,605,319 thousand), RUR 28,502,105 thousand as of 31.12.2009 (net of provision of RUR 14,663.640 thousand) for promissory notes payable at sight. Ltd Index Energetiki was established in the process of reorganization of RAO UES of Russia and owns stakes in energy companies, including those listed on the stock market. The total amount of promissory notes issued by Index Energetiki is based on the market-value appraisal of shares of energy companies at the date of issue. At the end of the reporting period, the value of Index Energetiki promissory notes was adjusted for changes in the market value of shares owned by Index Energetiki.

125

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

     Of the total amount of short-term accounts receivable, receivables from subsidiaries and affiliates make RUR 30,002,141 thousand as of 31.12.2011 (the accounts receivable is RUR 47,318,581 thousand and the provision for the above amount is RUR 17,316,440 thousand); RUR 43,013,940 thousand as of 31.12.2010 (the accounts receivable is RUR 47,174,095 thousand and the provision for the above amount is RUR 4,160,155 thousand), and RUR 29,776,298 thousand as of 31.12.2009 (the accounts receivable is RUR 44,671,184 thousand and the provision for the above amount is RUR 14,894,686 thousand).

     Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

     Accounts receivable s written off against provision for bad debts are included in “Payment” in Section 5.1 “Receivables and Flow of Receivables” of the notes to the balance and profit and loss statement and amount to RUR 36,650 thousand in 2011 (RUR 195 thousand in 2010). The respective amount of provision accrued and restored during the reporting period is recorded as restored/used provision in Section 5.1 “Availability and changes of accounts receivable”. The amount of accounts receivable written off is RUR 612 thousand in 2011 (RUR 142,486 thousand in 2010).

3.10 Other current and non-current assets

     The breakdown of prepaid expenses is given in the following table:

RUR, thousand
Name of Prepaid Expenses	31.12.2011	31.12.2010	31.12.2009
Computer software	744,939	603,941,	1,353,888
Insurance	247,007	93,737	38,369
Other	124,666	136,401	84,394
Total prepaid expenses, including	1,116,612	834,079	1,476,651
Line 1260: short-term portion of prepaid expenses to be written off to accounts used to record expenses evenly during 12 months after
the reporting date	415,320	194,748	135,367
Line 1174: long-term portion of prepaid expenses to be written off to
expenses in over 12 months after the reporting date	701,292	639,331	1,341,284

     The insurance expenses payment period is determined based on the insurance contract and usually does not exceed one year. The software writing-off period does not exceed five years.

3.11. Loans and Credits Received

RUR, thousand
Long-Term Loans	31.12.2011	31.12.2010	31.12.2009
Issue 06 bonds	10,000,000	10,000,000	-
Issue 07 bonds	5,000,000,	5,000,000,	-
Issue 08 bonds	10,000,000,	10,000,000,	-
Issue 09 bonds	5,000,000	5,000,000	-
Issue 10 bonds	10,000,000,	10,000,000,	-
Issue 11 bonds	10,000,000	10,000,000	-
Issue 04 bonds	-	-	6,000,000
Issue 13 bonds	10,000,000	-	-
Issue 15 bonds	10,000,000	-
Issue 18 bonds	15,000,000	-	-
Issue 19 bonds	20,000,000	-	-
Long-term loans
JSC Gazprombank	25,000,000	-	-
Total long-term loans and credits	130,000,000	50,000,000,	6,000,000

126

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

RUR, thousand
Short-Term Loans:	31.12.2011	31.12.2010	31.12.2009
Issue 02 bonds	-	-	7,000,000
Issue 04 bonds	-	6,000,000	-
Interest accrued	1,775,001	941,422	115,041
Promissory notes	-	-	366,428
Total short-term loans	1,775,001	6,941,422	7,481,469

Information on bond issues at the balance sheet date is given in the table below.

RUR, thousand
Series	06	07	08	09	10	11
Size of issue, RUR
thousand	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000	10,000,000
Number, mln bonds	10	5	10	5	10	10
Par value, RUR	1,000	1,000	1,000	1,000	1,000	1,000
Interest rate, %	7.15	7.50	7.15	7.99	7.75	7.99
Placement
commencement date	28.09.2010	29.10.2010	28.09.2010	29.10.2010	28.09.2010	29.10.2010
Date of state
registration of the issue
report	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009	05.11.2009
Maturity, days	3,640	3,640	3,640	3,640	3,640	3,640
Coupon income per
each bond, RUR	35.65	37.40	35.65	39.84	38.64	39.84
Interest accrued for
2011, RUR thousand	714,959	375,027	714,959	399,494	774,923	798,989

Series	13	15	18	19
Size of issue, RUR thousand	10,000,000	10,000,000	15,000,000	20,000,000
Number, mln bonds	10	10	15	20
Par value, RUR	1,000	1,000	1,000	1,000
Interest rate, %	8.50	8.75	8.50	7.95
Placement commencement date	05.07.2011	27.10.2011	12.12.2011	21.07.2011
Date of state registration of the issue report	07.06.2011	07.06.2011	07.06.2011	07.06.2011
Maturity (from placement date), days	3,640	4,368	4,368	4,368
Coupon income per each bond, RUR	42,38	43,63	42,38	39,64
Interest accrued for 2011, RUR thousand	416,814	155,821	66,364	710,035

     Issue 04 in the amount of RUR 6,000,000 thousand were redeemed in 2011 (issue 02 in the amount of RUR 7,000,000 thousand were redeemed in 2010). Issue 06-19 are recognized as long-term loans.

     The amount of all interest costs on loans and credits in 2011 and 2010 was included in the cost of construction in progress and was RUR 5,833,077 thousand and RUR 1,277,414 thousand, respectively. In 2009, this indicator was RUR 1,939,463 thousand.

127

JSC “FGC UES”

Notes to Consolidated Financial Statement
(in millions of Russian Roubles unless otherwise stated)

3.12. Accounts Payable

     Breakdown of Line 1521 “Accounts payable to suppliers and contractors” of the balance is given in the table below:

RUR, thousand
Creditor	31.12.2011	31.12.2010	31.12.2009
Payables to construction companies, including	17,757,716	10,204,014	7,786,629
LTD Engineering Center Energo	2,053,658	2,080,966	2,367,178
JSC Stroytransgas	2,120,217	28,637
JSC Sevzapelektrosetstroy	1,220,510	1,064,596	987,447
CJSC Engineering and Construction Company Soyuz-Seti	1,828,691	1,044,609	415,962
JSC GlobalElektroServis	651,941	76,293	-
LTD Velesstroy	713,139	591,967	-
JSC Gidroelektromontazh	703,093	246,540	67,716
LTD Promstroy	445,625	133,848	26,300
JSC Ural PSC	369,913	80,603	21,126
LTD Stroymekhproekt-P	358,805	57,739	-
LTD Rusengineering	325,451	362,921	79,057
LTD Engineering Center ENERGOAUDITCONTROL	295,438	5,078	-
CJSC PC Thermoservice	285,986	126,166	215,795
LTD Project Center Energo	267,103	131,713	129,764
LTD PSI Energo	214,973	8,693	-
LTD New Engineering Company	183,583	125,531	29,325
JSC IC UES	171,057	12,187	-
JSC Elektrozavod	163,441	807	64,487
CJSC RTSoft	143,164	28,349	71,411
LTD Rostreid	62,286	223,349	391,876
LTD ASSET Management Company	40,145	315,750	-
JSC Optima	1,618	440,888	367,895
CJSC Regionfundamentstroy-6	158,688,688	-	10,720
CJSC NC ESE	138,025,025	54,508	11,865
LTD Energeticheskiy Standard	137,935,935	28,219	53,183
JSC Elektrozapsibmontazh	122,137,137	22,640	31,053
LTD ZapSibInvestStroy	107,241,241	-	-
Other	4,473,853	2,911,417	2,444,469
Payables to service providers,
including	2,673,656	3,159,218	2,885,859
CJSC Financial Settling Center	1,313,423	1,719,184	803,884
LTD Engineering Center Energoauditcontrol	105,851	106,662	-
CJSC Metrostandart	92,882	70,577	-
JSC Elektrosetservis UNEG	91,909	470,812	786,705
JSC Institute Energosetproject	76,969	9,994	36,104
Federal State Unitary Enterprise All-Russian
Electrotechnical Institute named after V.I. Lenin	52,721	4,924	-
JSC Moscow Telecommunications Center of Energy
Systems	52,068	28,069	27,005
LTD Bezopasnost v Promyshlennosti	50,780	334	-
LTD EnergoData	28,741	34,418	13,557
LTD SAP CIS	24,011	18,566	76,698
MC Energobalance	-	-	179,638
JSC Glavsetservis UNEG	-	85,710	245,318
Other	784,301	609,968	716,950
Other, including:	891,287	654,005	346,220
LTD Rostov Electrometallurgical Plant	106,043	106,043	106,043
CJSC Austrian Business Center	-	179,161	-
LTD RDK-Avtomatika	98,758	-	54,242
LTD Interspetsstroy	34,667	27,229	-
CJSC Tyazhpromelektromet	21,832	21,492	12,477
Other	629,987	320,080	173,458
Total accounts payable to suppliers and contractors	21,322,659	14,017,237	11,018,708

128

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
     Accounts payable to suppliers and contractors include payables to SDCs in the amount of RUR 1,111,915 thousand as of 31.12.2011 (RUR 878,195 thousand as of 31.12.2010 and RUR 1,397,934 thousand as of 31.12.2009).
     Breakdown of Line 1525 “Advances received” of the balance is given in the table below:

	RUR, thousand
Creditor	31.12.2011	31.12.2010	31.12.2009
Advances to connect consumers to UNEG, including	9,556,802	10,455,496	6,489,387
JSC Zagorsk PSPP-2	1,400,003	1,400,003	2,634
JSC IDGC of Centre and Volga Region	1,164,175	1,149,393	1,148,811
JSC Pervouralsk New Pipe Plant	727,319	706,301	706,301
LTD Abinsk Electrometallurgical Plant	637,434	633,786	363,786
CJSC Caspian Pipeline Consortium-R	589,416	1,916	-
JSC Fortum	504,582	217,962	-
LTD South Ural Mining and Processing Company	407,994	378,221	378,221
JSC Kaluga Research and Production Electrometallurgical Plant	389,100	389,100	89,100
JSC Tyumenenergo	378,331	558,340	582,997
JSC Gazpromneft-NNG	378,222	378,222	378,223
JSC Slavneft-Megionneftegaz	250	620,211	40,087
JSC Seversky Tube Works	196	295,000	295,000
LTD OMK - Steel	-	221,798	221,798
Other (less than RUR 200 mln each)	2,979,780	3,505,243	2,282,429
Other advances, including	874,124	1,021,198	625,266
CJSC EEC	-	217,090	5,245
JSC Special Economic Zones	304,459	-	-
LTD RGS Real Estate	-	-	426,332
Other	569,665	804,108	193,689
Total advances received	10,430,926	11,476,694	7,114,653

In advances received, the share of subsidiaries and affiliates is RUR 45,412 thousand as of 31.12.2011

(RUR 42,333 thousand as of 31.12.2010 and RUR 5,277 thousand as of 31.12.2009).

     Breakdown of Line 1526 “Other payables” of the balance is given in the table below:

	RUR, thousand
Type of Payables	31.12.2011	31.12.2010	31.12.2009
Additional issue of shares, including	2,219,921	11,194,106	40,177,925
Russian Federation as a shareholder	2,217,893	11,189,250	40,167,721
Other shareholders	2,028	4,856	10,204
Berezville Investments Limited	-	-	1,374,683
Primagate Trading Limited	-	-	664,542
JSC IDGC Holding	-	220,096	220,096
JSC RAO Energy System of East	-	197,348	197,348
Other creditors	843,142	745,109	1,013,441
VAT	6,920,672	8,782,110	3,213,961
Total other accounts payable	9,983,735	21,138,769	46,861,996

     Other payables include payables to SDCs in the amount of RUR 214,838 thousand as of 31.12.2011 (RUR 315,533 thousand as of 31.12.2010 and RUR 589,662 thousand as of 31.12.2009).
     Information on related parties is disclosed in Section 3.15 of the Explanatory Notes.

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
3.13. Other Income and Expenses

     The following items are recognized as other income:

	RUR, thousand
Type of income	2011	2010
Proceeds from sale of financial investments	78,669,829	1,841,216
Repayment of promissory notes	77,486,035	87,286,815
Income from restoration of doubtful debt provision	8,424,052	20,897,376
Income from restoration of provision for financial investments	2,892,412	499
Extraordinary revenue from insured events	986,481	731,732
Fines and penalties	771,392	495,902
Income from increase in the value of previously discounted fixed assets	679,687	2,372,691
Restoration of provision for impairment of software licences	661,177	-
Income from the cost of commodities received during liquidation of fixed assets	410,876	161,911
Proceeds from sale of commodities	156,177	74,589
Profit of previous years revealed in the accounting year	110,036	320,195
Proceeds from sale of fixed assets	40,087	555,319
Proceeds from sale of intellectual property	15,656	62,445
Income from revaluation of shares at current market value	-	30,024,928
Other income	130,489	81,268
Total other income	171,434,386	144,906,886

The following are recognized as other expenses:

	RUR, thousand
Type of expense	2011	2010
Expenses from disposal of financial investments	79,186,663	985,400
Repayment of promissory notes	77,501,515	85,940,592
Negative difference on revaluation of shares at current market value	24,822,899	109,402
Provision for doubtful debts	20,151,295	14,036,443
Fixed assets devaluation expenses	2,247,270	3,304,362
Provision for devaluation of financial investments	1,590,849	3,913,434
Net book value of written-off fixed assets and construction in progress and expenses associated therewith	698,116	653,945
Net book value of written-off software licences	661,177	-
Financial assistance and social benefits	302,036	213,449
Securities issue and servicing costs	221,434	157,846
Charitable contributions	147,547	94,167
Commodities and intellectual property rights selling expenses	146,698	108,422
Sports, entertainment and corporate events expenses	134,385	83,005
Losses of previous years revealed in the accounting year	125,946	229,331
Fees paid to non-profit organizations	117,249	18,972
Losses associated with emergency situations	94,242	282,940
Non-refundable VAT	90,157	39,729
Net book value of sold fixed assets and sale costs	26,421	284,260
Expenses for design and exploration works with negative result	2,648	125,813
Write-off of overdue receivables	612	142,486
Provision for impairment of software licences	-	661,177
Other	1,193,373	378,050
Total other expenses	209,462,532	111,763,225

     As for line 5660 of the Notes to the balance and profit and loss statement, the expenses recorded in lines 2120 and 2220 of the profit and loss statement are broken down by costs.
     Losses from ordinary activities include the cost of energy resources which can be divided into two groups: thermal and electrical energy for household needs and electricity to cover grid transmission losses. Lost energy paid by customers is included in the cost of power transmission services.

130

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
	RUR, thousand
Type of energy resources	2011	2010
Electricity purchased to cover to cover grid transmission losses	12,183,173	14,183,214
Purchased thermal and electrical energy for household needs	534,797	432,838
Total expenses for energy resources	12,717,970	14,616,052

3.14. Earnings per Share
     Basic earnings per share represent a share of profits within the reporting period which may be potentially distributed among shareholders holding ordinary shares. It is calculated as the ratio of basic earnings for the reporting year to a weighted average number of outstanding ordinary shares during the reporting year. Basic earnings are equal to net profit of the reporting year.

Indicator	2011	2010
Basic earnings (loss) for the reporting year, RUR thousand	(2,468,359)	57,082,314
Weighted average number of outstanding ordinary shares during the reporting year, shares	1,256,318,036,453	1,239,158,032,262
Basic earnings (loss) per share	(0.0019)	0.0461

     There was an increase in the charter capital in 2011. The weighted average number of outstanding ordinary shares during the reporting year was calculated as follows: (1,255,948,128,393 * 11 + 1,260,387,025,107 * 1) / 12 months. In 2010: (1,233,561,333,552 * 9 + 1,255,948,128,393 * 3) / 12 months.
     The Company has no convertible securities and has no contracts for sale and purchase of ordinary shares from the issuer at a price below their market value.

3.15. Related Parties
     The list of related parties of the Company is available at the Company’s web site: www.fsk-ees.ru. Members of the Board of Directors and the Management Board of the Company are disclosed in Section I “General Information” of this Explanatory Note. MRSC of North Caucasus was included in the list of related parties. MRSC of North Caucasus is not a subsidiary or affiliate of the Company, but it has been assigned the authorities of the sole executive body of Nurenergo which is a group member of UES FGC. Other companies are subsidiaries or affiliates of the Company.

Revenues from sales to related parties

	RUR, thousand
Buyer	2011	2010	2009
Power transmission services
JSC IDGC of North Caucasus	848,432	999,835	1,322,068
JSC Nurenergo	121,703	105,725	153,720
Total power transmission services	970,135	1,105,560	1,475,788
Lease services:
JSC Elektrosetservis UNEG	45,938	52,769	73,603
JSC CEMC UES	21,501	12,956	55,610
JSC Moscow Telecommunications Center of Energy Systems	17,623	-	-
JSC Glavsetservis UNEG	287	257	660,385
Other	3,829	15,158	14,825
Total lease services	89,178	81,140	804,423
Sale of fixed assets, commodities and securities:
JSC Glavsetservis UNEG	55,789	-	16,399

131

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)

Buyer	2011	2010	2009
JSC Elektrosetservis UNEG	22,423	526,397	82,685
JSC RDC FGC UES	-	-	95,918
Other	14	2,271	15,783
Total sale of fixed assets, commodities and securities	78,226	528,668	210,785
Other revenues from sales:
JSC Moscow Telecommunications Center of Energy Systems	86,125	-	-
JSC Chitatekhenergo	79,887	-	-
JSC Kuban Trunk Grids	599	40,762	36,785
JSC Glavsetservis UNEG	73	-	152,556
Other	8,108	98,481	31,743
Total other revenues from sales	174,792	139,243	221,084
TOTAL Revenues from sales to related parties	1,312,331	1,854,611	2,712,080

Purchases from related parties

	RUR, thousand
Buyer	2011	2010	2009
Maintenance and repair services:
JSC Elektrosetservis UNEG	2,569,854	2,624,850	3,171,149
LTD IT Energy Service	124,765	66,550	-
JSC Glavsetservis UNEG	19,646	20,558	8,140,935
Other	-	-	9,807
Total maintenance and repair services	2,714,265	2,711,958	11,321,891
Services of owner/developer:
JSC CEMC UES	2,416,696	2,385,250	1,695,350
Total services of owner/developer	2,416,696	2,385,250	1,695,350
Tender services, supply of equipment and commodities:
JSC Elektrosetservis UNEG	1,152,506	1,218,612	604,893
JSC Moscow Telecommunications Center of Energy Systems	728,347	249,178	-
JSC Energostroysnabkomplekt	345,716	240,200	114,443
JSC Glavsetservis UNEG	124,198	637,674	828
Other	51,804	5,817	8,818
Total tender services and supply of equipment	2,402,571	2,351,481	728,982
Construction and installation, design and exploration services
JSC Elektrosetservis UNEG	1,233,498	232,247	110,270
JSC RDC FGC UES	530,331	-	-
JSC Dalenergosetproject	354,567	506,677	229,992
JSC Moscow Telecommunications Center of Energy Systems	310,600	-	167,888
Other	67,498	4,039	39,155
Total construction and installation, design and exploration services	2,496,494	742,963	547,305
Communication and maintenance services
JSC Moscow Telecommunications Center of Energy Systems	731,069	559,420	504,144
JSC Chitatekhenergo	-	-	4,836
Other	-	458	-
Total communication and maintenance services	731,069	559,878	508,980
Other services:
JSC RDC FGC UES	650,292	-	-
JSC Krzhizhanovsky Energy Institute	232,869	56,894	222,134
JSC Tomsk Trunk Grids	190,943	103,282	112,868
JSC Kuban Trunk Grids	126,620	96,678	100,702

132

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)

Buyer	2011	2010	2009
CJSC Energy Forecasting Agency	103,270	130,164	135,390
JSC Glavsetservis UNEG	6,761	13,928	133,086
Other	24,358	52,072	60,638
Total other services	1,335,113	453,018	764,818
TOTAL purchases from related parties	12,096,208	9,204,548	15,567,326

     Other services include property lease services, information services, R&D services and other production services.
     Services to the Company were rendered at usual current prices at which similar services are rendered by the listed contractors in the normal course of business. Settlements for services provided to the Company are made upon provision of services.

Status of settlements with related parties

Accounts receivable

	RUR, thousand
Debtor	31.12.2011	31.12.2010	31.12.2009	Note
Trade receivables
JSC Glavsetservis UNEG	708,687	708,536	1,481,828	*
JSC Nurenergo	667,249	523,642	398,917	*
JSC IDGC of North Caucasus	346,821	313,303	5,603	*
JSC Elektrosetservis UNEG	197,696	258,943	20,130	*
Other	24,407	61,579	74,467
Total trade receivables	1,944,860	1,866,003	1,980,945
Advances paid:
JSC MGTES	1,605,033	56	-
JSC RDC FGC UES	1,138,090	232,968	731
JSC IDGC of North Caucasus	800,000	800,000	800,000
JSC Elektrosetservis UNEG	654,058	806,867	732,836
JSC Dalenergosetproject	81,835	-	-
JSC IT Energy Service	45,070	-	-
JSC Moscow Telecommunications Center of Energy Systems	32,988	252,510	280,003
JSC Glavsetservis UNEG	28,575	102,601	116,335
Other	4,522	56,317	26,318
Total advances paid	4,390,171	2,251,319	1,956,223
Other receivables
JSC Index Energetiki	40,670,745	40,670,745	43,165,745	*
JSC MGTES	-	-	3,000,000	*
JSC Kuban Trunk Grids	5,892,028	6,056,523	3,749,189
JSC Nurenergo	338,976	278,820	219,634	*
JSC Elektrosetservis UNEG	222,623
JSC Tomsk Trunk Grids	80,403	106,947	112,421
JSC Glavsetservis UNEG	55,789	-	22,926
JSC GVC Energetiki	43,283	-	-
Other	14,734	65,852	238,018
Total other receivables	47,318,581	47,178,887	50,507,933
TOTAL receivables of related parties	53,653,612	51,108,400	54,445,101
* excluding the provision for doubtful debts

* Non-interest promissory notes

133

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)

Provision for doubtful debts as of 31.12.2011

	RUR, thousand
	Amount without	Amount of	Amount with
	provision for	provision for	provision for
Debtor	doubtful debts	doubtful debts	doubtful debts
Provision for accounts receivable
JSC Glavsetservis UNEG	708,687	708,246	441
JSC Nurenergo	667,249	640,377	26,872
JSC IDGC of North Caucasus	346,821	163,496	183,325
JSC Elektrosetservis UNEG	197,696	171,033	26,663
Other	24,407	-	24,407
Total provision for accounts receivable	1,944,860	1,683,152	261,708
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Other	3,590,171	2,835	3,584,336
Total provision for advances paid	4,390,171	802,835	3,584,336
Provision for other receivables:
LTD Index Energetiki	40,670,745	16,642,688	24,028,057
Other	6,647,836	673,752	5,974,084
Total provision for other accounts receivable	47,318,581	17,316,440	30,002,141
TOTAL	53,653,612	19,799,592	33,848,185

Provision for doubtful debts as of 31.12.2010

	RUR, thousand
	Amount without	Amount of	Amount with
	provision for	provision for	provision for doubtful
Debtor	doubtful debts	doubtful debts	debts
Provision for other accounts receivable of buyers and customers
JSC Glavsetservis UNEG	708,536	708,246	290
JSC Nurenergo	523,642	491,923	31,719
JSC IDGC of North Caucasus	313,303	34,895	278,408
JSC Elektrosetservis UNEG	258,943	254,610	4,333
Other	12,499	21	12,478
Total provision for accounts receivable of buyers and customers	1,816,923	1,489,695	327,228
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Total provision for advances paid	800,000	800,000	-
Provision for other accounts receivable:
LTD Index Energetiki	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for other accounts receivable	47,069,517	4,162,937	42,906,580
TOTAL	49,686,440	6,452,632	43,233,808

134

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
Provision for doubtful debts as of 31.12.2009

	RUR, thousand
	Amount without	Amount of	Amount with
	provision for	provision for	provision for doubtful
Debtor	doubtful debts	doubtful debts	debts
Provision for accounts receivable of buyers and customers
JSC Glavsetservis UNEG	1,481,828	395,879	1,085,949
JSC Nurenergo	398,916	353,240	45,676
Other	24,942	11,451	13,491
Total provision for accounts receivable of buyers and customers	1,905,686	760,570	1,145,116
Provision for advances paid:
JSC IDGC of North Caucasus	800,000	800,000	-
Total provision for advances	800,000	800,000	-
Provision for other account receivable:
LTD Index Energetiki	43,165,745,	14,663,640	28,502,105
JSC Nurenergo	219,634	219,634	0
Other	12,813	12,813	0
Total provision for other receivables	43,398,192	14,896,087	28,502,105
TOTAL	46,103,878	16,456,657	29,647,221

Accounts payables

	RUR, thousand
Creditor	31.12.2011	31.12.2010	31.12.2009
Settlements with suppliers and contractors:
JSC Elektrosetservis UNEG	629,788	531,048	802,027
JSC Moscow Telecommunications Center of Energy Systems	156,388	47,511	50,223
JSC Glavsetservis UNEG	966	112,469	275,492
JSC Energy Forecasting Agency	25,423	-	110,861
JSC Dalenergosetproject	91,930	111,711	63,657
Other	207,420	75,456	95,674
Total settlements with suppliers and contractors	1,111,915	878,195	1,397,934
Settlements in respect of advances received:
JSC Kuban Trunk Grids	40,873	40,873	4,765
Other	5,900	1,558	512
Total settlements of advances received	46,773	42,431	5,277
Other accounts payable:
JSC CEMC UES	211,417	315,493	559,235
Other	3,421	40	30,427
Total other settlements	214,838	315,533	589,662
TOTAL accounts payable to related parties	1,373,526	1,236,159	1,992,873

Relations with the Private Energy Pension Fund
     Contributions to the Private Energy Pension Fund for voluntary pension insurance of Company employees amounted to RUR 383,433 thousand in 2011 (RUR 261,626 thousand in 2010 and RUR 68,729 thousand inn 2009). There is no balance of settlements with the Private Energy Pension Fund as of 31.12.2011, 31.12.2010 and 31.12.2009.

135

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
Remuneration paid to members of the Board of Directors and the Management Board
     The remuneration paid to members of the Board of Directors and the Management Board for performance of their duties consists of the salary under the employment contract and bonuses determined based on their performance during the year.
     During 2011, the Company paid remunerations to members of the Board of Directors and the Management Board in the total amount of RUR 419,186 (RUR 174,581 thousand in 2010 and RUR 102,798 thousand in 2009). No voluntary pension insurance contributions were made in 2011, 2010 and 2009. The amount of compulsory insurance contributions was RUR 3,366 thousand in 2011, RUR 1,316 thousand in 2010 and RUR 4,013 thousand in 2009. The amount of insurance contributions was RUR 3,376 thousand in 2011, RUR 3,710 thousand in 2010 and RUR 4,949 thousand in 2009. Members of the Board of Directors and the Management Board are disclosed in Section I “General Information” of this Explanatory Note.
     Related parties cash flows are given in the table below:

	RUR, thousand
Item	Code	For 2011	For 2010
Cash flow from current operations:
Proceeds from sale of products	4111	260,491	144,582
Proceeds from lease payments	4112	92,062	209,895
Other proceeds	4119	530,229	680,264
Payments to suppliers for raw materials, works and services	4121	3,987,049	4,743,240
Cash flow from investment operations:
Proceeds from sale of non-current assets	4211	-	827,216
Proceeds from repayment of loans, sale of debt securities	4213	-	5,737,519
Proceeds from dividends, interest on debt financial investments and similar income from participation in other companies	4214	253,953	493,463
Payments in connection with the acquisition, creation, modernization, reconstruction and preparation for use of non- current assets	4221	136,278,807	135,466,836

3.16. Cash and Cash Equivalents

Composition of cash and cash equivalents:

	RUR, thousand
Item	31.12.2011	31.12.2010	31.12.2009
Cash in hand	3,652	3,666	2,447
Cash in settlement accounts	17,239,037	11,233,055	11,305,731
Cash in special bank accounts	5,018	4,980	3,963
Monetary documents	3	1	-
Cash in transit	-	1,600	-
Total cash (line 1250)	17,247,710	11,243,302	11,312,141

     All funds are available for use by the Company.
     Cash flows required to maintain the existing level of operations of the Company is recorded in current operations.

136

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
	RUR, thousand
Other payments for operating activities (line 4129)	31.12.2011	31.12.2010
Tax payments (excluding VAT)	5,991,827	4,325,318
Insurance payments	1,746,982	1,370,097
VAT	-	2,730,193
Other payments	1,615,110	4,194,067
Total other payments for operating activities	9,353,919	12,619,675

Other proceeds from operating activities (line 4119)	31.12.2011	31.12.2010
Insurance proceeds	988,554	730,670
VAT	953,354	-
Interest on bank account	755,493	651,157
Other	1,581,350	3,114,608
Total other payments for investment activities	4,278,751	4,496,435

3.17. Segment Information

     The Company’s primary activity is to provide power transmission services via UNEG, and this activity represents one industrial segment which is separated by the Company from other activities based on the existing organizational and management structure and provides 97.6% of proceeds from the sale of goods, works and services. Other activities, such as power grid connection services, lease services, etc., do not meet the criteria for separation of reportable segments as provided by Accounting Regulations 12/2010 “Segment Information”. Therefore, information on the above segments is not disclosed separately.
     JSC Tyumenenergo is a buyer the proceeds from sales to which makes at least 10% of total revenue (in 2011, the amount of revenue was RUR 13,928,461 thousand, i.e. 10.03% of total revenue; in 2010, the amount of revenue was RUR 11,387,239 thousand, i.e. 10.19% of total revenue).
3.18. Security for Obligations

     The following items are recognized in line 5810 of the supplement “Obligations Issued” to the balance sheet at the end of the reporting year:
     - obligations under guarantee to the State Unitary Enterprise Foreign Economic Association Technopromexport in the amount of RUR 30,815 thousand;
     - obligations issued to banks for employees’ housing loans in the amount of RUR 36,755 thousand.
     The following items are recognized in line 5800 “Obligations Received” of the balance:
     - obligations under the property pledge agreement with JSC Kuban Trunk Grids for RUR 1,003,247 thousand for the money loan granted (information is disclosed in Section 3.8.2). The loans are secured by real property, facilities of UNEG, without the right of use. The market value of the above property assessed as of 5.9.2005 is RUR 1,003,247 thousand;
     - obligations under apartment pledge agreements in the amount of RUR 13,589 thousand;
     - the amount of obligations in the amount of RUR 127,763,423 thousand represents bank guarantees for advances which the Company pays in accordance with the terms of power facilities construction contracts.

137

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Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
Guarantors for securities obtained in the form of third party guarantees, Section 8 of the supplement to the balance sheet and the profit and loss account:

	RUR, thousand
Guarantor	31.12.2011	31.12.2010	31.12.2009
JSC Gazprombank	15,510,048	11,450,341	2,724
JSC Promsvyazbank	14,571,429	7,944,124	1,133,524
CJSC CB Otkritie	10,850,608	11,205,141	189,934
JSC Bank Saint Petersburg	8,266,711	7,135,128	118,000
JSC Bank of Khanty-Mansiysk	7,388,074	3,378,669	-
JSC Nomos-Bank	6,487,683	7,705,474	3,754,711
JSC VTB Bank	5,618,150	6,109,565	200,000
CJSC CB Transcapitalbank	5,324,473	-	-
JSC Bank Zenit	4,558,733	480	-
JSC MDM-Bank	4,075,901	4,707,278	1,044,904
JSC TransCreditBank	3,967,871	3,979,810	-
CJSC CB Globex	3,961,618	-	-
JSC Alfa-Bank	3,857,410	450,502	-
JSC AKB Probusinessbank	3,530,316	3,171,039	923,714
JSC Bank Petrocommerce	3,239,590	3,811,252	-
JSC Nota-Bank	2,498,405	4,535,534	8,012,577
JSC Bank Uralsib	594	5,327,589	-
Other	24,055,809	33,288,570	55,563,896
TOTAL	127,763,423	114,200,496	70,943,983

3.19. Estimated Liabilities, Contingent Liabilities and Contingent Assets

     Russian tax, currency and customs legislation is subject to varying interpretations and frequent changes.
     The management of the Company does not exclude the possibility of future disagreements with regulatory authorities on some operations made in the reporting and previous periods (including on operations relating to the reorganization of the Company due to reforms in the electric power industry) which may lead to changes in economic performance. In accordance with the provisions of Clause 24 “Contingencies” of Accounting Regulations 8/01, the details of such operations are not disclosed in the report.
     The experience of tax inspections shows that tax authorities may take a more assertive position in their interpretation of the legislation and assessments, and, perhaps, the transactions and activities that have not been challenged in the past will be challenged. As a consequence, substantial additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.
     The Company’s management believes that as of December 31, 2011, the relevant legal provisions were interpreted correctly and the Company’s position will be stable from the point of view of tax, currency and customs legislation.

Financial crisis
     The Russian economy displays certain characteristics specific for emerging markets, in particular, a relatively high inflation and high interest rates. The recent global financial crisis has had significant impact on the Russian economy. In 2011, there were signs of improvement of the Russian economy, such as a moderate economic growth. The restoration was accompanied by growing population income, lower lending rates, stabilization of the Russian RUR against foreign currencies and growing market liquidity.
     Currently, the Company’s management cannot assess the effect of possible stagnation of economic restoration, including in the foreign exchange market and capital markets.

138

JSC “FGC UES”

Notes to Consolidated Financial Statement (in millions of Russian Roubles unless otherwise stated)
     The future economic development of Russia is largely dependent on effective decisions of the Russian Government, taking into account fiscal, legal and political changes.
     The Company’s management is unable to foresee all possible changes that may affect the Russian economy and, accordingly, the effect of such impact on the future financial position of the Company. The Company’s management takes all possible measures to support the financial position and further development of the Company.
     According to the Company’s management, the construction of facilities under contracts for technological connection of consumers’ power plants to the Company’s grids does not make part of technological connection activities which are the subject of such contracts, but refers to preliminary activities that create conditions for fulfillment of the Company’s obligations relating to technological connection of consumers. In this regard, the management believes that there is no need to distribute the Company’s income under such agreements for the period from commencement of the said construction works for the purpose of forming the tax base for income tax. In the event such claims are raised by tax authorities, the Company’s management believes that the possibility of successful litigations on this issue for the Company is rather high.

3.20. Post Reporting Events

     On 24.02.2012, the Company approved the report on the results of the additional issue of securities. 4,438,530,347 shares for RUR 2,219,265 thousand with a nominal value of 50 kopecks each share were placed. As of 31.12.2011, contributions payable to the charter capital were recorded in the amount of RUR 2,219,921 thousand (see Clause 3.12).
     On 10.01.2012, the Company paid the first coupon for series 13 bonds for the total amount of RUR 423,800 thousand. State registration number of the issue: 4-13-65018-D dated 7.07.2011. The first coupon interest rate is 8.5% p.a., the coupon income is RUR 42.38 per bond.
     On 19.01.2012, the Company paid coupon income to series 19 bond owners in the amount of RUR 39.64 per bond, based on the coupon rate of 7.95% p.a. The total amount of income paid on the 1st coupon is RUR 792,800 thousand. On 21.07.2011, the Company’s series 19 bonds in the amount of RUR 20 billion maturing in 12 years were placed. The 1st coupon rate was set based on the results of book building close. The 2-14th coupons interest rates are equal to that of the 1st coupon. The placement terms include 7 years put-option.

Chairman of the Management Board
       O.M. Budargin

Chief Accountant
       A.P. Noskov

March 19, 2012

139

Appendix No. 3. Accounting reports of the Issuer for 2012 prepared in accordance with Russian Accounting Standards

RSM Top- Audit

ACG “RSM Top-Audit” Pudovkina, 4, 119285, Moscow Tel.: +7 (495) 363-28-48 Fax: +7 (495) 981-41-21 E-mail: mail@rsmtopaudit.com www.rsmtopaudit.com

18.03.2013 Γ / № EL - 489

Audit Report

on 2012 Accounting Statements

To the shareholders of JSC FGC UES

Audited entity:

Open Joint Stock Company Federal Grid Company of Unified Energy System (abbreviated name – JSC FGC UES).

Location: 5a Akademika Tchelomeya St., Moscow, Russia, 117630

Primary State registration number – 1024701893336.

Auditor:

Limited Liability Company RSM Top-Audit.

Location: 4 Pudovkin St., Moscow, Russia, 119285

Telephone: +7 (495) 363-28-48; fax: +7 (495) 981-41-21;

Primary State registration number – 1027700257540.

Limited Liability Company RSM Top-Audit is a member of the Self-Regulatory Organization of Auditors Non-Commercial Partnership “Russian Collegium of Auditors” (membership certificate No. 984-yu, Principal Number of Registration Entry (PREN) - 10305006873), location: Bldg. 1, 3 2nd Goncharny Pereulok, Moscow, Russia, 115172.

We have audited the attached accounting statements of JSC FGC UES prepared in accordance with Russian Accounting Standards. The accounting statements consist of its Balance Sheet (as of December 31st, 2012), the Profit and Loss Statement, the Statement of Changes in Equity, and the 2012 Cash Flow Statement, as well as other supplements to the Balance Sheet, the Profit and Loss Statement, and Explanatory Notes.

Management’s Responsibility for the accounting statements

Management of JSC FGC UES is responsible for the preparation and fair presentation of these accounting statements in accordance with Russian Accounting Standards and for designing, implementing and maintaining internal controls relevant to the preparation and fair presentation of accounting statements, which are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these accounting statements based on our audit. We conducted our audit in accordance with federal standards for financial auditing. These standards require that we comply with applicable ethical requirements and plan and perform the audit to obtain a reasonable assurance whether the financial statements are free from any material misstatement.

Our audit involved performing procedures to obtain audit evidence about amounts and disclosures in the accounting statements. The procedures selected depended on our judgment, including the assessment of the risks of a material misstatement of the accounting statements, whether due to fraud or error. In making those risk assessments, we considered internal controls relevant to the entity’s preparation and fair presentation of the accounting statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion as to the effectiveness of the Company’s internal control system.

The audit also included an evaluation of the appropriateness of the accounting policies used and the reasonableness of the accounting estimates made by the management of the audited entity, as well as an evaluation of the overall presentation of the accounting statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the accounting statements fairly present, in all material respects, the financial standing of JSC FGC UES as of December 31st, 2012, its financial performance and its cash flows for 2012 in accordance with Russian Accounting Standards.

Board Member - Audit Director

Auditor qualification certificate No. 05-000015 is issued based on resolution No. 24 of the Self-Regulatory Organization of Auditors Non-Commercial Partnership “Russian Collegium of Auditors” (dated November 15th, 2011) for an indefinite period of time.

	[Signature]	N.A. Dantser

PREN in the register of auditors and audit organizations - 29605011647.	[Sealed]

Audit Leader

Auditor qualification certificate No. 05-000030 is issued based on resolution No. 25 of the Self-Regulatory Organization of Auditors Non-Commercial Partnership “Russian Collegium of Auditors” (dated November 30th, 2011) for an indefinite period of time.

PREN in the register of auditors and audit organizations -21005008593.

	[Signature]	N.N. Usanova

Annex to Order of the Ministry of Finance dated 02.07.2010.№66n (as revised by the Order of the Ministry of Finance dated 05.10.2011 №124n)
as of	BALANCE SHEET December 31	20	12

Federal Grid Company of Unified Energy System
Company	Open Joint-Stock Company
Tax ID number
Activities	Electric power transmission
Type of business entity/form of ownership
Open joint-stock company / mixed Russian property with a federal share
Unit of measurement	RUB thousand
Location (address)	5A, Ak. Chelomeya Street, Moscow,117630
		CODES
Form №1 under OKUD		0710001
Date (year, month, day)	2012	12	31

under OKPO	56947007

TIN	4716016979
under OKVED	40.10.2
under OKOPF/OKFS	47	41
under OKEI	384

Approval date
Mailing (acceptance) date

Notes	ASSETS	Line code	As of December 31	As of December 31	As of December 31
			2012	2011	2010
	1	2	3	4	5
	I. NONCURRENT ASSETS
	Intangible assets	1110	1,292,900	805,353	917,625

	Research and development results	1120	57,172	187,016	255,247
	Fixed assets, including:	1130	594,542,847	446,893,366	276,063,461
	land and natural resources	1131	1,102,621	908,541	827,221
	buildings, machinery, equipment and constructions	1132	588,726,129	441,700,146	272,828,986
	other fixed assets	1133	4,714,097	4,284,679	2,407,254
	Investments in tangible assets	1140	-	-	-
	Financial investments	1150	52,802,915	82,047,395	104,137,547
	Deferred tax assets	1160	-	-	-
	Other noncurrent assets, including:	1170	362,970,976	389,567,997	385,777,910
	equipment under installation	1171	30,150,753	25,728,284	17,905,969
	investments in noncurrent assets	1172	266,311,382	279,473,415	271,431,950
	advances for fixed assets	1173	65,670,208	83,665,006	95,800,659
	other noncurrent assets	1174	838,633	701,292	639,332
	Section I TOTAL	1100	1,011,666,810	919,501,127	767,151,790
	II. CURRENT ASSETS
	Inventories, including:	1210	6,655,077	9,103,234	4,437,478
	raw materials and other inventories	1211	6,625,091	9,073,248	4,407,467
	finished goods and goods for resale	1212	29,986	29,986	30,011
	Value-added tax on goods purchased	1220	1,954,497	2,941,805	2,295,467
	Accounts receivable, including:	1230	60,763,828	61,727,036	70,543,204
	Accounts receivable (payments are expected later than 12 months after the reporting date), including:	1231	6,176,698	8,102,357	8,696,249
	buyers and customers	1232	3,669,502	2,658	68,106
	pre-payments	1233	-	-	-
	other debtors	1234	2,507,196	8,099,699	8,628,143
	Accounts receivable (payments are expected within 12 months after the reporting date), including:	1235	54,587,130	53,624,679	61,846,955
	buyers and customers	1236	18,441,861	10,860,149	8,669,641
	outstanding contributions to the charter capital from	1237	-	-	-
	members (founders)
	advance payments made	1238	1,695,610	2,769,193	1,836,195
	other debtors	1239	34,449,659	39,995,337	51,341,119
	Financial investments (excl cash equivalents)	1240	23,803,449	26,556,873	46,244,024
	Cash and cash equivalents	1250	17,527,592	17,247,710	11,243,302
	Other current assets	1260	624,065	415,320	194,748
	Section II TOTAL	1200	111,328,508	117,991,978	134,958,223
	BALANCE	1600	1,122,995,318	1,037,493,105	902,110,013

LIABILITIES	Line code	As of December 31	As of December 31	As of December 31
		2012	2011	2010
1	2	3	4	4
III. CAPITAL AND RESERVES
Charter capital	1310	630,193,329	627,974,064	616,780,667
Redeemed share capital	1320	-	-	-
Revaluation of noncurrent assets	1340	217,604,452	199,878,174	147,094,223
Capital surplus (excl. revaluation)	1350	31,867,163	31,867,163	31,867,163
Surplus reserves	1360	13,038,463	13,038,463	10,134,044
Undistributed profit (uncovered loss), including:	1370	(43,100,962)	(19,231,762)	(11,684,468)
Uncovered loss of past years	1371	(18,599,045)	(16,763,403)	(11,684,468)
Undistributed profit of last years	1372	-
Undistributed profit for the reporting year	1373	-	-	-
Uncovered loss for the reporting year	1374	(24,501,917)	(2,468,359)	-
Section III TOTAL	1300	849,602,445	853,526,102	794,191,629
IV. LONG-TERM LIABILITIES
Borrowed funds	1410	192,500,000	130,000,000	50,000,000
Deferred tax liabilities	1420	16,947,196	8,148,365	2,649,711
Provisions for contingent liabilities	1430	-	-	-
Other liabilities	1450	33,473	17,424	18,179
Section IV TOTAL	1400	209,480,669	138,165,789	52,667,890
V. SHORT-TERM LIABILITIES
Borrowed funds	1510	23,089,798	1,775,001	6,941,422
Accounts payable, including:	1520	40,016,902	43,345,565	47,774,515
suppliers and contractors	1521	19,675,908	21,322,659	14,017,237
wage arrears	1522	211,572	303,835	193,318
debts to state extra-budgetary funds	1523	103,689	66,958	36,486
taxes and duties payable	1524	543,947	1,180,141	865,113
advances received	1525	11,481,086	10,430,926	11,476,694
other creditors	1526	7,989,434	9,983,735	21,138,769
outstanding distribution to members (founders)	1527	11,266	57,311	46,898
Deferred revenue	1530	275,041	275,041	278,316
Estimated liabilities	1540	530,463	405,607	256,241
Other liabilities	1550	-	-	-
Section V TOTAL	1500	63,912,204	45,801,214	55,250,494
BALANCE	1700	1,122,995,318	1,037,493,105	902,110,013

Director		O.M.Budargin	Chief Accountant		A.P.Noskov
	(signature)	(printed name)		(signature)	(printed name)

" 15 "	March	2013

Annex to Order of the Ministry of Finance dated 02.07.2010.№66n (as revised by the Order of the Ministry of Finance dated 05.10.2011 №124n)
PROFIT AND LOSS STATEMENT
as of year 2012

Federal Grid Company of Unified Energy System
Company	Open Joint-Stock Company
Tax ID number
Activities	Electric power transmission
Type of business entity/form of ownership
open joint-stock company / mixed Russian property with a federal share
Unit of measurement	RUR thousand
		CODES
Form №2 under OKUD		0710002
Date (year, month, day)	2012	12	31

under OKPO		56947007

TIN	4716016979
under OKVED	40.10.2
under OKOPF/OKFS	47	41
under OKEI	384

Notes	Item
	name	Code	Reporting period	Similar period of the previous year
	1	2	3	4
	Income and expenses from ordinary activities

	Revenue (loss) from sales of goods, works and services (less VAT,	2110	138,836,487	138,136,617
	excises and similar compulsory payments), including:
	electric power transmission	2111	136,581,431	134,875,494
	other activities	2112	2,255,056	3,261,123
Section 6 of Annotations*	Cost of goods, works, service sold, including:	2120	(106,617,783)	(84,174,332)
	electric power transmission	2121	(105,606,531)	(83,201,434)
	other activities	2122	(1,011,252)	(972,898)
	Gross profit ( 2110 + 2120)	2100	32,218,704	53,962,285
	Selling expenses	2210	-	-
Section 6 of Annotations*	Administrative expenses	2220	(9,855,045)	(8,726,033)
	Income (loss) from sales (2100 + 2210 + 2220)	2200	22,363,659	45,236,252
	Income from investments in other companies	2310	181,395	264,857
	Interest receivable	2320	4,198,539	3,971,451
	Interest payable	2330	-	-
	Other incomes	2340	109,176,477	171,434,386
	Other expenses	2350	(150,152,171)	(209,462,532)
	Income (loss) before tax (2200 + 2310 + 2320 + 2330 + 2340 + 2350)	2300	(14,232,101)	11,444,414
	Current income tax, including:	2410	(1,470,682)	(8,389,536)
	constant tax liabilities	2411	(13,115,934)	(11,599,306)
	Change in deferred tax liabilities	2430	(8,736,344)	(5,544,814)
	Change in deferred tax assets	2450	(62,487)	46,160
	Other, including:	2460	(303)	(24,583)
	Other similar mandatory payments	2461	(303)	(3,370)
	Adjustment of income tax for previous periods	2462	-	(21,213)
	Net income (loss) of the reporting period	2400	(24,501,917)	(2,468,359)

Form 0710002 c. 2

Notes	Item	For 12 months of year 2012	For 12 months of year 2011
	REFERENCE
	Gain or loss on revaluation of noncurrent assets not included in the net income (loss) of the period	18,358,995	53,187,099
	Gain or loss from other operations not included in the net income (loss) of the period
	Total gain or loss of the period	(24,501,917)	(2,468,359)
	Basic earnings (loss) per share	(0.0194)	(0.0019)
	Diluted earnings (loss) per share

* - Annotations to the balance sheet and profit and loss statement for the year 2012

Director		O.M.Budargin	Chief Accountant		A.P.Noskov
	(signature)	(printed name)		(signature)

" 15 "	March	2013

Annex No.2 to Order of the Ministry of Finance dated 02.07.2010 #66n (as revised in the Order of the Ministry of Finance dated 05.10.2011№124n)
FLOW OF EQUITY AND FUNDS for 2012

Federal Grid Company of Unified Energy System Open Joint-
Company	Stock Company
Tax ID number

Activities	Electric power transmission
Type of business entity/form of ownership

open joint-stock company / mixed Russian property with a federal share
Unit of measurement: RUR thousand (RUR mln)
		CODES
Form №1 under OKUD		0710003
Date (year, month, day)	31	12	2012

under OKPO		56947007
TIN	4716016979
under OKVED	40.10.2
under OKOPF/OKFS	47	41
under OKEI	384

1. Changes in equity
Narrative	Line code	Charter capital	Own shares repurchased from the shareholders	Additional capital	Reserve capital	Accumulated profit (loss)	Total
Equity as of December 31 2010[1]	3100	616,780,667	-	178,961,386	10,134,044	(11,684,468)	794,191,629
For 2011[2]
Increase of capital - total:	3210	11,193,397	-	53,187,099	-		64,380,496
due to:
net profit	3211	x	x	x	x
results of property evaluation	3212	x	x	53,187,099	x	-	53,187,099
allocations to reserves	3213	x	x	-	x	-	-
additional share issue	3214	11,193,397	-	-	x	x	11,193,397
increase of share par value	3215	-	-	-	x	-	x
reorganization of legal entity	3216	-	-	-	-	-	-
other	3217	-	-		-	-	0
							Form 0710023 p. 2
Narrative	Line code	Charter capital	Own shares repurchased from the shareholders	Additional capital	Reserve capital	Accumulated profit (loss)	Total
Decrease of capital - total:	3220	-	-		-	(5,046,023)	(5,046,023)
due to:
loss	3221	x	x	x	x	(2,468,359)	(2,468,359)
results of property evaluation	3222	x	x	-	x	-	-
expenses lead to decrease in capital	3223	x	x	-	x	-	-
decrease of share par value	3224	-	-	-	x	-	-
reduction in number of shares	3225	-	-	-	x	-	-
reorganization of legal entity	3226	-	-	-	-	-	-
dividends	3227	x	x	x	x	(2,577,664)	(2,577,664)
Changes in additional capital	3230	x	x	(403,148)	-	403,148	x
Changes in reserve capital	3240	x	x	x	2,904,419	(2,904,419)	x
Balance as of December 31 2011[2]	3200	627,974,064	-	231,745,337	13,038,463	(19,231,762)	853,526,102
for 2012[3]
Increase of capital - total:	3310	2,219,265	-	18,358,995	-	-	20,578,260
due to:
net profit	3311	x	x	x	x	-	-
results of property evaluation	3312	x	x	18,358,995	x	-	18,358,995
allocations to reserves	3313	x	x	-	x	-	-
additional share issue	3314	2,219,265	-	-	x	x	2,219,265
increase of share par value	3315	-	-	-	x	-	x
reorganization of legal entity	3316	-	-	-		-	-
Decrease of capital - total:	3320	-	-		-	(24,501,917)	(24,501,917)
due to:
loss	3321	x	x	x	x	(24,501,917)	(24,501,917)
results of property evaluation	3322	x	x	-	x	-	-
expenses lead to decrease in capital	3323	x	x	-	x	-	-
decrease of share par value	3324	-	-	-	x	-	-
reduction in number of shares	3325	-	-	-	x	-	-
reorganization of legal entity	3326	-	-	-	-	-	-
dividends	3327	x	x	x	x		0
other	3328	-	-		-
Changes in additional capital	3330	x	x	(632,717)	-	632,717	x
Changes in reserve capital	3340	x	x	x			x
Balance as of December 31 2012[3]	3300	630,193,329	-	249,471,615	13,038,463	(43,100,962)	849,602,445

Form0710023 p.3

2. Adjustments due to changes in accounting rules and mistake corrections

Narrative	Line	As of December 31	Equity changes for the 2011[2]		As of December 31
	code	2010[1]	net profit (loss)	other	2011[2]
Equity - total
prior adjustments	3400	794,191,629	2,468,359	61,802,832	853,526,102
adjusted due to:
changes in accounting rules	3410	0	(0)	(0)	0
mistake corrections	3420
after adjustments	3500	0	0	0	0
including:

undistributed profit (loss):
prior adjustments	3401	(11,684,468)	(2,468,359)	(5,078,935)	(19,231,762)
adjusted due to:
changes in accounting rules	3411	( )	( )		(0)
mistake corrections	3421
after adjustments	3501	( )			(0)

Other equity items adjusted:
(by items)
prior adjustments	3402	805,876,097		66,881,767	872,757,864
adjusted due to:
changes in accounting rules	3412			( )	0
mistake corrections	3422
after adjustments	3502				0

3. Net assets

Narrative	Line code	As of December 31	As of December 31	As of December 31
		2012[3]	2011[2]	2010[1]
Net assets	3600	849,877,486	853,801,143	794,469,945

Director		O.M.Budargin	Chief Accountant		A.P.Noskov
	(signature)	(printed name)		(signature)	(printed name)

" 15 "	March	20	13

Notes
       1. The year preceding the previous one is indicated.
       2. Previous year is indicated.
       3.The reporting year is indicated.

Annex to Order of the Ministry of Finance dated 02.07.2010 #66n (as revised in the Order of the Ministry of Finance dated 05.10.2011№124n

CASH FLOW STATEMENT

for year 2012

Federal Grid Company of Unified Energy System
Company	Open Joint-Stock Company
Tax ID number
Activities	Electric power transmission
Type of business entity/form of ownership
open joint-stock company / mixed Russian property with a federal share
Unit of measurement	RUR thousand
		CODES
Form under OKUD		0710004
Date (year, month, day)	31	12	2012

under OKPO		56947007
TIN	4716016979
under OKVED	40.10.2
under OKOPF/OKFS	47	41
under OKEI	384

Description	Code	For 20 12	For 20 11
1	2	3	4
Cash flow from current operations
Cash receipts	4110	133,050,488	135,694,393
including:
from the sales of goods, works and services	4111	128,564,678	131,111,281
rent, license royalty, royalty, fees and similar payments	4112	577,267	304,361
from resale of financial investments	4113	-	-
other revenues	4119	3,908,543	4,278,751
Cash paid for:	4120	(64,101,238)	(64,278,423)
suppliers and contractors for the purchased raw stock, materials, works, services	4121	(34,239,652)	(31,616,261)
labor compensation	4122	(14,928,454)	(13,587,032)
for payment of interest	4123	-	-
profit tax	4124	(1,881,719)	(9,721,211)
other expenses	4129	(13,051,413)	(9,353,919)
Net cash generated from current activity	4100	68,949,250	71,415,970
Cash flow as per investment activity
Cash receipts, including:	4210	543,031,213	485,901,498
revenues as per sales of noncurrent assets (excl. financial investments)	4211	3,460	6,737
revenues as per sales of shares of other organizations	4212	-	100,332
revenues from repayments of loans, sales of debt securities (cash claims to the third parties)	4213	542,099,002	484,606,627
dividends received, interest on debt financial investments and similar revenues from participation in the third parties)	4214	914,066	1,139,225
other revenues	4219	14,685	48,577
Cash paid for:	4220	(697,613,083)	(625,066,060)
acquisition, creation, modernization, reconstruction, preparation for usage of the noncurrent assets	4221	(149,862,224)	(156,575,609)
acquisition of shares of other organizations (participation)	4222	-	-
acquisition of debt securities (cash claims to the third parties, loans made to the third parties)	4223	(536,097,000)	(463,300,000)
interests included in investment assets	4224	(11,653,841)	(4,999,359)
other expenses	4229	(18)	(191,092)
Net cash per investment activity	4200	(154,581,870)	(139,164,562)

1	2	3	4
Cash flow as per financial activity
Cash receipts, including:	4310	85,912,620	82,330,898
revenues from loans and borrowings	4311	27,500,000	25,000,000
revenues from cash contribution of owners (participants)	4312	3,247,370	2,219,448
participation	4313	-	-
revenues from issue of bonds, notes and other debt securities etc	4314	54,991,750	54,989,550
Other revenues	4319	173,500	121,900
Cash paid for:	4320	(117)	(8,577,900)
owners (participants) for the shares repurchased or secession from the organization	4321	(117)	-
dividends and other profit distribution payments
to the shareholders (participants)	4322	-	(2,577,664)
repayments of promissory notes, other debt securities, loans and borrowings	4323	-	(6,000,000)
other expenses	4329	-	(236)
Net cash as per financial activity	4300	85,912,503	73,752,998
Net increase (decrease) of cash flow for the reporting period	4400	279,883	6,004,406
Cash and cash equivalents at the beginning of the period	4450	17,247,707	11,243,301
Cash and cash equivalents at the end of the period	4500	17,527,590	17,247,707
Effect of currency rate fluctuation in relation to ruble	4490

Director		O.M.Budargin	Chief Accountant		A.P.Noskov
	(signature)	(printed name)		(signature)	(printed name)

" 15 "	March	20	13

Annex to Order of the Ministry of Finance dated 02.07.2010.№66n (as revised by the Order of the Ministry of Finance dated 05.10.2011 №124n)

APPENDICES TO THE BALANCE SHEET
AND PROFIT AND LOSS STATEMENT FOR 2012

Open Joint-Stock Company
Federal Grid Company of Unified Energy System

Electric power transmission

open joint-stock company / mixed Russian property with a federal share

RUR thousand

CODES
Form №5 under OKUD	0710001
Date (year, month, day)	2012\12\31

under OKPO	56947007

TIN	4716016979
under OKVED	40.10.2
under OKOPF/OKFS	47\41
under OKEI	384

1. Intangible assets and R&D expenses 1.1. Availability and changes, intangible assets
Indicator			As of beginning of the year		Change during the period							As of end of the period
					Receipt	Disposal		Accumulated amortization	Impairment loss	Revaluation
Item	Code	Period	Initial/current	Accumulated		Initial/current	Accumulated			Initial/current	Amortization	Initial/current	Accumulated
			market value	amortization		market value	amortization			market value		market value	amortization
1	2	3	4	5	6	7	8	9	10	11	12	13	14
Intangible assets - total	5100	For 2012	2,839,075	(2,033,722)	1,058,951	(27)	-	(571,377)	-	-	-	3,897,999	(2,605,099)
	5110	For 2011	2,410,313	(1,492,688)	428,762	-	-	(541,034)	-	-	-	2,839,075	(2,033,722)
including:
patent owners' rights on invention, industrial sample, utility model	5101	For 2012	40,490	(6,230)	9,364	(27)	-	(6,679)	-	-	-	49,827	(12,909)
	5111	For 2011	40,490	(2,050)	-	-	-	(4,180)	-	-	-	40,490	(6,230)
rightholders' rights on computer software	5102	For 2012	1,722,314	(964,981)	1,040,917	-	-	(561,262)	-	-	-	2,763,231	(1,526,243)
and databases	5112	For 2011	1,293,552	(636,034)	428,762	-	-	(328,947)	-	-	-	1,722,314	(964,981)
brand owners' rights on trademark,	5103	For 2012	246	(185)	-	-	-	(25)	-	-	-	246	(210)
service mark, place of origin of goods	5113	For 2011	246	(160)	-	-	-	(25)	-	-	-	246	(185)
Other	5104	For 2012	1,076,025	(1,062,326)	8,670	-	-	(3,411)	-	-	-	1,084,695	(1,065,737)
	5114	For 2011	1,076,025	(854,444)	-	-	-	(207,882)	-	-	-	1,076,025	(1,062,326)

1.2. Initial value of intangible assets created by the organization
Item		As of December	As of December	As of December
		31, 2012	31, 2011	31, 2010
1	2	3	4	5
Total	5120		-	-

1.3. Fully depreciated intangible assets

Item	Code	As of December	As of December	As of December
		31, 2012	31, 2011	31, 2010
1	2	3	4	5
Total	5130	1,805,455	904,088	14,817
including
Other	5131	1,805,455	904,088	14,817

1.4. Availability and flow of R&D results

	Code	Period	As of beginning of the year		Change during the period				As of end of the period
					Receipt	Disposal		Part of value incurred as expense
Item			Initial/current market value	Part of value		Initial/current market value	Part of value incurred as expense		Initial/current market value	Part of value
				incurred as						incurred as
				expense						expense
1	2	3	4	5	6	7	8	9	10	11
Research and development - total	5140	For 2012	416,457	(229,441)	13,000	-	-	(142,844)	429,457	(372,285)
	5150	For 2011	356,515	(101,268)	133,637	(73,695)	73,695	(201,868)	416,457	(229,441)
including:
Development of steel support for 330-550 kV high	5141	For 2012	70,370	(43,981)	-	-	-	(26,389)	70,370	(70,370)
voltage lines	5151	For 2011	70,370	(8,796)	-	-	-	(35,185)	70,370	(43,981)
Development of power transmission line for distribution grids on the basis of high temperature superconductivity	5142	For 2012	139,000	(57,917)	-	-	-	(46,334)	139,000	(104,251)
	5152	For 2011	139,000	(11,583)	-	-	-	(46,334)	139,000	(57,917)
Development and estimation of economic exoediency for usage of system reliability criteria in UES and UNEG	5143	For 2012	-	-	7,000	-	-	(3,500)	7,000	(3,500)
	5153	For 2011	-	-	-	-	-	-	-	-
Other	5144	For 2012	207,087	(127,543)	6,000	-	-	(66,621)	213,087	(194,164)
	5154	For 2011	147,145	(80,889)	133,637	(73,695)	73,695	(120,349)	207,087	(127,543)

1.5. Unfinished and unexecuted R&D and unfinished operations of acquisition of intangible assets

				Change during the period
Item	Code	Period	As of beginning of	expenses during	expenses incurred	accepted for accounting	As of end of the
			the year	the period	as not having	as non-material assets or	period
					positive results	research and
						development
1	2	3	4	5	6	7	8
Expenses on unfinished research and development	5160	For 2012	2,398,849	2,444,123	-	(13,000)	4,829,972
- total	5170	For 2011	956,714	1,595,772	-	(153,637)	2,398,849
including:
Development of lightning protection for 220 kV high	5161	For 2012	-	-	-	-	-
voltage lines on the basis of Multi-Chamber Insulator-
Arrester	5171	For 2011	32,152	-	-	(32,152)	-
Experimental operation of Multi-Chamber	5162	For 2012	201,800	202,500	-	-	404,300
Insulator-Arrester on 220 kV high voltage lines with instrumental monitoring	5172	For 2011	201,800	-	-	-	201,800
Elaboration of program for innovation	5163	For 2012	51,500	-	-	-	51,500
development until year 2020	5173	For 2011	-	51,500	-	-	51,500
Other	5164	For 2012	2,145,549	2,241,623	-	13,000	4,374,172
	5174	For 2011	722,762	1,544,272	-	(121,485)	2,145,549
Unfinished operations on acquisition of	5180	For 2012	4,904,885	972,087	(22,430)	(1,058,922)	4,795,620
intangible assets - total	5190	For 2011	4,861,225	472,422	-	(428,762)	4,904,885
including:
	5181	For 2012	1,590,381	33	-	-	1,590,414
Asset management system of FGG UES	5191	For 2011	1,549,282	41,099	-	-	1,590,381
Corporate Control System of Space Distributed Resources for	5182	For 2012	311,012	-	-	-	311,012
	5192	For 2011	311,012	-	-	-	311,012
automatization of processes of evaluation of technical condition of power transmission lines
Development of database during aerial imagery works on power transmission lines	5183	For 2012	466,175	-	-	-	466,175
	5193	For 2011	466,175	-	-	-	466,175
Automatic control system "Property"	5184	For 2012	341,711	33	-	(341,744)	-
	5194	For 2011	325,784	15,927	-	-	341,711
Other	5185	For 2012	2,195,606	972,021	(22,430)	(717,178)	2,428,019
	5195	For 2011	2,208,972	415,396	-	(428,762)	2,195,606

2. Fixed assets

2.1. Availability and changes, fixed assets

			As of beginning of the year		Change during the period							As of end of the period
					Receipt		Disposal of objects		Amortization charged	Revaluation
Item	Code	Period	Initial value	Accumulated	Initial value	Accumulated	Initial value	Accumulated		Initial value	Accumulated	Initial value	Accumulated
				amortization		amortization		amortization			amortization		amortization
1	2	3	4	5	6	7	8	9	10	11	12	13	14
Fixed assets (excluding interest-bearing	5200	For 2012	800,096,142	(353,202,776)	193,781,820	(628,293)	(5,675,284)	2,864,416	(59,671,990)	32,164,761	(15,185,949)	1,020,367,439	(425,824,592)
investments in material assets) - total	5210	For 2011	513,904,561	(237,841,100)	161,185,410	(304,758)	(2,856,145)	1,434,689	(40,248,806)	127,862,316	(76,242,801)	800,096,142	(353,202,776)
including:
Buildings	5201	For 2012	39,854,467	(7,798,851)	11,751,454	(34,454)	(578,000)	51,737	(1,593,477)	5,550,147	(1,402,657)	56,578,068	(10,777,702)
	5211	For 2011	20,298,429	(5,645,783)	16,013,597	(9,321)	(182,486)	26,608	(983,842)	3,724,927	(1,186,513)	39,854,467	(7,798,851)
Constructions and transmission units	5202	For 2012	498,918,528	(243,365,948)	101,655,957	(74,862)	(1,664,969)	585,865	(33,036,287)	20,835,580	(11,379,689)	619,745,096	(287,270,921)
	5212	For 2011	362,195,120	(178,949,096)	70,500,853	(136,228)	(770,688)	376,662	(24,504,596)	66,993,243	(40,152,690)	498,918,528	(243,365,948)
Machinery and equipment	5203	For 2012	253,014,199	(98,922,249)	78,383,494	(491,570)	(3,093,108)	2,059,754	(23,869,802)	5,774,392	(2,403,522)	334,078,977	(123,627,389)
	5213	For 2011	125,988,961	(51,058,645)	71,899,485	(148,414)	(1,776,606)	940,712	(13,895,246)	56,902,359	(34,760,656)	253,014,199	(98,922,249)
Transport means	5204	For 2012	5,046,257	(1,604,919)	1,291,921	(5,626)	(71,183)	49,931	(827,892)	-	-	6,266,995	(2,388,506)
	5214	For 2011	2,921,609	(1,117,525)	2,192,519	(4,931)	(67,871)	41,564	(524,027)	-	-	5,046,257	(1,604,919)
Other tools	5205	For 2012	1,744,962	(1,172,645)	388,641	(21,764)	(58,815)	46,174	(287,354)	28	(21)	2,074,816	(1,435,610)
	5215	For 2011	1,328,301	(910,375)	456,181	(5,543)	(40,754)	40,273	(296,272)	1,234	(728)	1,744,962	(1,172,645)
Other types of non-current assets	5206	For 2012	609,188	(338,164)	116,273	(17)	(209,209)	70,955	(57,178)	4,614	(60)	520,866	(324,464)
	5216	For 2011	344,920	(159,676)	41,455	(321)	(17,740)	8,870	(44,823)	240,553	(142,214)	609,188	(338,164)
Land and environmental facilities	5207	For 2012	908,541	-	194,080	-	-	-	-	-	-	1,102,621	-
	5217	For 2011	827,221	-	81,320	-	-	-	-	-	-	908,541	-
Accounted as part of interest-bearing investments in fixed assets - total	5220	For 2012	-	-	-	-	-	-	-	-	-	-	-
	5230	For 2011	-	-	-	-	-	-	-	-	-		-
including:
property leased out	5221	For 2012	-	-	-	-	-	-	-	-	-	-	-
	5231	For 2011	-	-	-	-	-	-	-	-	-	-	-
property provided upon rental agreement	5222	For 2012	-	-	-	-	-	-	-	-	-	-	-
	5232	For 2011	-	-	-	-	-	-	-	-	-	-	-

2.2. Unfinished capital investments

				Change during the period
Item	Code	Period	As of beginning of the year	expenses during the period	written off	Accounted as fixed assets or value increased	As of end of the period
1	2	3	4	5	6	7	8
Unfinished construction and unfinished	5250	For 2012	305,201,699	202,798,169	(20,162,435)	(191,375,298)	296,462,135
operations on acquisition, modernization etc.
of fixed assets - total	5240	For 2011	289,337,919	195,120,423	(19,066,351)	(160,190,292)	305,201,699
including:
new construction	5251	For 2012	133,584,915	114,671,584	(186,636)	(105,899,835)	142,170,028
	5241	For 2011	136,344,140	94,710,430	(527,096)	(96,942,559)	133,584,915
modernization and reconstruction	5252	For 2012	133,287,662	54,606,933	(979,094)	(79,020,563)	107,894,938
	5242	For 2011	123,628,814	60,151,785	(145,779)	(50,347,158)	133,287,662
acquisition of fixed assets	5253	For 2012	540,899	6,322,096	(1,314)	(6,454,900)	406,781
	5243	For 2011	555,502	13,182,208	(296,236)	(12,900,575)	540,899
research and development objects	5254	For 2012	2,398,849	2,444,123	(13,000)	-	4,829,972
	5244	For 2011	956,714	1,595,772	(153,637)	-	2,398,849
creation of intangible assets	5255	For 2012	4,904,885	972,087	(1,081,352)	-	4,795,620
	5245	For 2011	4,861,225	472,422	(428,762)	-	4,904,885
unfinished engineering and design	5256	For 2012	3,321,758	1,507,082	(875,228)		3,953,612
	5246	For 2011	3,808,140	1,704,810	(2,191,192)		3,321,758
other	5257	For 2012	1,434,447	825,984		-	2,260,431
	5247	For 2011	1,277,415	157,032		-	1,434,447
equipment to be installed	5257	For 2012	25,728,284	21,448,280	(17,025,811)	-	30,150,753
	5247	For 2011	17,905,969	23,145,964	(15,323,649)	-	25,728,284

2.3. Change in value of fixed assets as a result of extension refitting, reconstruction and partial liquidation

Item		For 2012	For 2011
		1	2
Increase in value of fixed assets objects as a
result of extension, refitting and
reconstruction - total	5260	25,965,316	9,556,902
including:
Buildings	5261	460,902	410,107
Constructions and transmission units	5262	21,965,386	7,634,594
Machinery and equipment	5263	3,497,511	1,475,354
Transport means	5264	826	148
Other tools	5265	1,003	601
Other	5266	39,688	36,098
Decrease in value of fixed assets objects as a
result of partial liquidation - total:	5270	(41,024)	(93,160)
including:
Buildings	5271	(2,336)	(272)
Constructions and transmission units	5272	(30,938)	(81,004)
Machinery and equipment	5273	(7,750)	(11,864)
Other tools	5274		(20)

2.4. Other usage of fixed assets

Item	Code	As of December	As of December	As of December
		31, 2012	31, 2011	31, 2010
1	2	3	4	5
Leased out fixed assets on balance	5280	3,331,211	2,872,615	2,781,167
Leased out fixed assets off-balance	5281	68,638	-	-
Rented fixed assets on balance	5282	-	-	-
Rented fixed assets off-balance	5283	18,426,496	16,090,717	13,693,765
Items of immovable property put into
operation and actually used, undergoing
process of state registration	5284	86,277,438	44,754,580	9,835,614
Laid-up fixed assets	5285	26,191	17,158	62
Other usage of fixed assets (pledge etc.)	5286	-	-	-

3. Financial investments

3.1. Availability and changes, financial investments

			As of beginning of the year		Change during the period						As of end of the period
					Receipt		Disposal (redemption)
Item	Code	Period	initial value	accumulated adjustment	Initial value	accumulated adjustment	Initial value	accumulated adjustment	accrual of interest (including adjustment of initial value to nominal one)	current market value (loss from depreciation)	initial value	accumulated adjustment
1	2	3	4	5	6	7	8	9	10	11	12	13
Long-term investments total	5301	For 2012	121,646,969	(39,599,574)	-	-	(2,757,032)	-	70,473	(26,557,921)	118,960,410	(66,157,495)
	5321	For 2011	141,589,555	(37,452,008)	81,416,788	-	(101,433,117)	24,266,182	73,743	(26,413,748)	121,646,969	(39,599,574)
including:
Contribution to the charter capital of other	5302	For 2012	78,616,937	(24,822,900)	-		(1)			(17,031,528)	78,616,936	(41,854,428)
organizations	5322	For 2011	20,945,086	(11,884,040)	78,613,929	-	(20,942,078)	11,884,039	-	(24,822,899)	78,616,937	(24,822,900)
Contribution to the charter capital of subsidiaries	5303	For 2012	28,107,253	(11,158,022)	-	-	-	-	-	(915,795)	28,107,253	(12,073,817)
and dependent companies	5323	For 2011	107,784,803	(21,949,316)	-	-	(79,677,550)	12,382,143	-	(1,590,849)	28,107,253	(11,158,022)
Securities (promissory notes)	5304	For 2012	14,914,858	(3,618,652)	-	-	(2,756,081)	-	70,473	(8,610,598)	12,229,250	(12,229,250)
	5324	For 2011	12,554,334	(3,618,652)	2,802,859	-	(516,078)	-	73,743	-	14,914,858	(3,618,652)
Loans provided	5305	For 2012	4,752	-	-	-	(950)	-	-	-	3,802	-
	5325	For 2011	302,163	-	-	-	(297,411)	-	-	-	4,752	-
Deposits	5306	For 2012	-	-	-	-	-	-	-	-	-	-
	5326	For 2011	-	-	-	-	-	-	-	-	-	-
Other	5307	For 2012	3,169	-	-	-	-	-	-	-	3,169	-
	5327	For 2011	3,169	-	-	-	-	-	-	-	3,169	-
Short-term investment - total	5308	For 2012	27,118,173	(561,300)	539,184,721	-	(542,080,297)	-	873,873	-	24,364,749	(561,300)
	5328	For 2011	46,805,324	(561,300)	464,065,761	-	(484,363,598)	-	1,068,030		27,118,173	(561,300)
including:
Contribution to the charter capital of other	5309	For 2012	-	-	-	-	-	-	-	-	-	-
organizations	5329	For 2011	-	-	-	-	-	-	-	-	-	-
Contribution to the charter capital of subsidiaries	5310	For 2012	-	-	-	-	-	-	-	-	-	-
and dependent companies	5330	For 2011	-	-	-	-	-	-	-	-	-	-
Securities (promissory notes)	5311	For 2012	20,582,741	(60,000)	55,079,001	-	(55,686,836)		142,152		20,117,058	(60,000)
	5331	For 2011	42,416,353	(60,000)	52,769,300	-	(75,213,598)	-	610,686	-	20,582,741	(60,000)
Loans provided	5312	For 2012	1,535,432	(501,300)	-	-	(296,461)	-	-	-	1,238,971	(501,300)
	5332	For 2011	1,388,971	(501,300)	296,461	-	(150,000)	-	-	-	1,535,432	(501,300)
Deposits	5313	For 2012	5,000,000	-	484,097,000	-	(486,097,000)	-	731,721	-	3,000,000	-
	5333	For 2011	3,000,000	-	411,000,000	-	(409,000,000)	-	457,344	-	5,000,000	-
Other	5314	For 2012	-	-	8,720	-	-	-	-	-	8,720	-
	5334	For 2011	-	-	-	-	-	-	-	-	-	-
Financial investments - total	5300	For 2012	148,765,142	(40,160,874)	539,184,721	-	(544,837,329)	-	944,346	(26,557,921)	143,325,159	(66,718,795)
	5320	For 2011	188,394,879	(38,013,308)	545,482,549	-	(585,796,715)	24,266,182	1,141,773	(26,413,748)	148,765,142	(40,160,874)

*interest on deposits are not included in the "Short-term financial investments" line of the balance sheet

Item	Code	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
1	2	3	4	5
Financial investments pledged total	53200	-	-	-
Financial investments transferred to third parties
(except sale) - total	53205	-	-	-
Other usage of financial investments	53209	-	-	-

4. Inventory

4.1. Availability and changes

			As of beginning of the year		Change during the period					As of end of the period
						Disposal (redemption)
Item	Code	Period	initial cost	impairment provisions	Receipt and expenses	initial cost	impairment provisions	impairment loss	inventory flow between groups (types)	initial cost	impairment provisions
1	2	3	4	5	6	7	8	9	10	11	12
Inventory - total	5400	For 2012	9,103,234	-	4,437,042	(6,885,199)	-	-	-	6,655,077	-
	5420	For 2011	4,437,478	-	9,622,444	(4,956,688)	-	-	-	9,103,234	-
Raw materials, materials and other material	5401	For 2012	9,073,248	-	4,435,505	(6,883,662)	-	-	-	6,625,091	-
values	5421	For 2011	4,407,467	-	9,621,697	(4,955,916)	-	-	-	9,073,248	-
Finished goods and goods for resale	5402	For 2012	29,986	-	1,537	(1,537)	-	-	-	29,986	-
	5422	For 2011	30,011	-	747	(772)	-	-	-	29,986	-

4.2. Pledged inventory

Item	Code	As of December 31, 2012	As of December 31, 2011	As of December 31, 2010
1	2	3	4	5
Inventory not paid as of the reporting date -
total	5440	-	-	-
Inventory pledged upon agreement - total	5445	-	-	-

EXPLANATORY NOTE

to the 2012 Financial Statements of Open Joint Stock
Company “Federal Grid Company of Unified Energy System”

I.		GENERAL INFORMATION	3
	I.1	Information about the Company	3
	I.2	Core Activities	4
	I.3	Executive and Supervisory Authorities	5
	I.4	Separate Structural Sub-divisions of the Company	7
II.		ACCOUNTING POLICY	10
	II.1	Basis for Preparation	10
	II.2	Assets and Liabilities in Foreign Currencies	10
	II.3	Short-term and Long-Term Assets and Liabilities	10
	II.4	Fixed assets	11
	II.5	Intangible Assets	13
	II.6	Research and Development (R&D)	13
	II.7	Inventories	13
	II.8	Recognition of financial investments	14
	II.9	Deferred Expenses	15
	II.10	Accounts Receivable	15
	II.11	Authorized, Additional and Reserve Capital	16
	II.12	Credits and Loans Received	16
	II.13	The Company’s Income and Expenses	17
	II.14	Estimated Liabilities	18
	II.15	Correction of Errors	18
	II.16	Cash Equivalents and the Reflection of Cash Flows in the Statement of Cash Flows	18
	II.17	Alterations in the Company’s Accounting Policy	19
	II.18	Details of the Previous Reporting Periods	19
III.		DISCLOSURE OF MATERIAL INDICATORS	20
	III.1	Capital and Provisions	20
	III.2	Intangible Assets	21
	III.3	Fixed assets	21
	III.4	Miscellaneous Noncurrent Assets	22
	III.5	Taxes	23
	III.6	Research and Development (R&D)	26
	III.7	Long-Term Financial Investments	26
	III.8	Short-term Financial Investments	32
	III.9	Accounts Receivable	33
	III.10	Other Current and Non-current Assets	38
	III.11	Credits and Loans Received	38
	III.12	Accounts Payable	40
	III.13	Miscellaneous Income and Expense	43
	III.14	Earnings per Share	45
	III.15	Related Parties	45
	III.16	Cash Funds and Cash Equivalents	53
	III.17	Segment Details	54
	III.18	Securing Liabilities	54
	III.19	Estimated Liabilities, Contingent Liabilities and Contingent Assets	55
	III.20	Events after the Reporting Date	56

I. General Information

I.1 Information about the Company

       Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the “Company”) was incorporated pursuant to the resolutions of JSC RAO “UES of Russia’s” Board of Directors dated 25 January 2002 and 7 May 2002, and pursuant to a resolution adopted by the Management Board of JSC RAO “UES of Russia” dated 21 January 2001 in accordance with Regulation No. 526 of the Russian Federation “On reforming the electric power industry of the Russian Federation” (dated 11 July 2001).
       The Company's Articles of Association are approved by Order No. 42r of JSC RAO “UES of Russia” (dated 18 June 2002), registered with the Justice Institution – the Leningrad Regional Registration Chamber, 25 June 2002. The revised version of the Articles of Association was approved by a resolution of the General Meeting of the Company's Shareholders on 30 June 2009 and registered with Moscow Inter-district Inspectorate No. 46 of the Federal Tax Service.
       The Company’s location and legal address are: 5a Akademika Chelomeya St., Moscow, Russia, 117630.
       The Company is registered with the Unified State Register of Legal Entities – the Certificate of State Registration of the Legal Entity and Inclusion in the Register under No. 00/03124 is issued by the Leningrad Region Registration Office (25 June 2002). Re-registration – Certificate of Inclusion in the Unified State Register of Legal Entities Regarding a Legal Entity Registered prior to 1 July 2002 under No. 1024701893336 (dated 30 August 2002) is issued by the Inspectorate of the Russian Ministry of Taxation for the Tosno District of the Leningrad Region.
       The Company is incorporated in perpetuity and carries out its business in accordance with the Civil Code of the Russian Federation, Federal Law No. 208-FZ “On joint stock companies” dated 26 December 1995, Federal Law No. 35-FZ “On the electric power industry” dated 26 March 2003, other regulatory legal acts of the Russian Federation and the Company's Articles of Association.
       The Company owns a separate property accounted for on its independent balance sheet, the Company is entitled in its own name to acquire and exercise any property and personal non-property rights, incur obligations, and / or bring or defend any action in a court of law. The Company is entitled to open any bank accounts on the territory of the Russian Federation and abroad in accordance with the established procedures. The Company is liable for its obligations with all its property.
       The Company provides for the management of the Unified National (all-Russian) Electric Grid (UNEG), which ensures technological management standardization and the provision of electric power transmission services via UNEG to electric power industry participants on a strict contract basis.

       In accordance with Federal Law No. 147-FZ “On Natural Monopolies” (dated 17 August 1995), the Federal Energy Commission of the Russian Federation by Regulation No. 49-e/1 (dated 25 June 2003) included the Company in Section I “Services for the Electric and/or Thermal Energy Transmission” of the Register of subjects in natural monopolies in the fuel and energy complex, over which government regulation and control are exercised, under registration number 47.1.110.

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       As of 31 December 2012, the share of the State in the Authorized Capital of the Company was 79.55% (as compared with 79.48% as of 31 December 2011).
       The average headcount of the Company in 2012 was 24,460 employees (in 2011: 23,332 employees).
       The Company’s stock has been traded within the Russian Trade System and on the Moscow Interbank Currency Exchange (MICEX) since July 2008.
       On 24 June 2008, the Company secured a permit from Russia's FFMS to place and float abroad its equity securities for all ordinary share issues of the Company registered as of today, in an amount which does not exceed 287,269,492,431 ordinary corporate shares.
       The launch of the global depository receipts programs (hereinafter referred to as “GDR”), which failed the listing procedure as per Provision S and Regulation 144A that certify rights in relation to ordinary shares of the Company and established due to the re-organization of the Company and JSC RAO “UES of Russia” took place 30 June 2008.
       One depository receipt is represented by 500 ordinary registered uncertified shares of Federal Grid Company. Deutsche Bank is the depositary of record under the programs.
       In 2011, the Company carried out a technical listing of depository receipts on the Main Market of the London Stock Exchange. On 28 March 2011, the Company’s GDRs were first traded on the London Stock Exchange.
       As of 31 December 2012, the volume of the depository receipts program of the Company amounts to about 0.06% of the Company’s Authorized Capital. The total number of the Company’s ordinary registered shares, which fall under the GDR program, stands at 733,225,000 shares, which corresponds to 1,466,450 GDRs.

I.2 Core Activities

       The Company is incorporated for the following purposes:
       - provide reliable operation, increase the overall performance and develop Russia's Unified Energy System, including isolated energy systems;
       - render services for electric energy transmission via UNEG to wholesale market participants, as well as to other entities which own or possess, under any other grounds provided for by Russian Federal Laws, electric power industry facilities technologically connected to UNEG in an established order, under a strict contract basis;
       - arrange conditions for the efficient functioning of the wholesale energy market;
       - assist in the implementation of effective management and control of State property within the industry’s power sector;
       - implement State policy in the power sector;

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       - carry out efficient operations and centralized technological control over electric grids included in Russia's Unified Energy System;
       - operate and develop telecommunication infrastructure on the energy market;
       - implement a common strategy in investments and capital raising so as to address system-wide problems dealing with the development of electric grids and the Unified Energy System;
       - develop and implement a research-and-engineering policy and introduce new advanced equipment and technologies;
       - generate profits.
       The Company has the right to perform the following activities:
       - render electric energy transmission and distribution services;
       - render services for electric grid connections;
       - render communication services;
       - render services for collecting, transmitting and processing technological information, including performance and accounting data;
       - diagnostics, operation, the repair of electric grids and other facilities in the electric grid economy, and technological control, thereof;
       - diagnostics, operation, repair of communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other equipment incidental to the electric grid's economic performance, as well as equipment designed for UES of Russia management;
       - development of long-range forecasts, long-range and on-going development plans for the electricity supply network, target comprehensive research-and-engineering, economic and social programs;
       - develop electric grids and other facilities in the electric grid economy including: designing, engineering survey, construction, reconstruction, technical re-equipment, and assembling and arranging;
       - develop communication networks, measuring and accounting tools, equipment for relay protection and emergency automatics and other process equipment incidental to the electric grid's economic performance, as well as equipment designed for UES of Russia management, including: designing, engineering survey, construction, reconstruction, technical re-equipment, and assembling and arranging;
       - perform foreign economic activity, trade and economic cooperation, as well as scientific and technological cooperation with foreign (international) companies, with the purpose of conducting activities as provided for by the Company’s Articles of Association;
       - perform any other activities which are not prohibited by current Russian Federation laws and which promote the achievement of the goals and objectives stipulated by the Company's Articles of Association.

I.3 Executive and Supervisory Authorities

       The Company’s Board of Directors was elected by a resolution of the General Meeting of Shareholders dated 29 June 2012.

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       As of 31 December 2012, the Company’s Board of Directors members are as follows:

No.	Full Name	Position
Chairman of JSC FGC UES' Board of Directors,
Vice President of Eni S.p.A., Head of Eni S.p.A.
1	Ernesto Ferlengi	(Russia & CIS)
2	Oleg Mikhailovich Budargin	Chairman of JSC FGC UES
Chairman of the Management Board of OJSC
3	Boris Yurievich Kovalchuk	INTER RAO UES
4	Boris Ilyich Ayuev	Chairman of the Management Board of JSC “SO-UES”
5	Vyacheslav Mikhailovich Kravchenko	General Director of Rosneft-Energo Ltd
Member of the Management Board, Deputy General
6	Andrey Borisovich Malyshev	Director of Rosnanotech State Corporation
Non-Executive Director, General Director,
7	Vladimir Valeryevich Rashevsky	Chairman of the Management Board of JSC SUEK
Non-Executive Director, Managing Director, First
Deputy Chairman of the Management Board of
8	Elena Borisovna Titova	Morgan Stanley Bank, Ltd.
General Director of LLC “Gazprom
Energoholding”,
9	Denis Vladimirovich Fedorov	General Director of OJSC “Centrenergoholding”
10	Rashid Ravelevich Sharipov	Deputy General Director of JSC “KFK-Consult”
Non-Executive Director, President and Acting
11	Ilya Viktorovich Scherbovich	Partner of United Capital Partners

       The following changes were made in the membership of the Board of Directors in accordance with a resolution of the General Meeting of Shareholders (dated 29 June 2012):
       - elected: Boris Yurievich Kovalchuk; Vladimir Valeryevich Rashevsky; Vyacheslav Mikhailovich Kravchenko; Elena Borisovna Titova; and Ilya Viktorovich Scherbovich;
       - dismissed: Kirill Juryevich Levin; Igor Vladimirovich Khvalin; Alexey Aleksandrovich Makarov; Dmitry Valeryevich Ponomarev; and Yury Alekseyevich Solovyev.

       As of 31 December 2012, the Management Board of the Company includes the following corporate officials:

No.	Full Name	Position
1	Oleg Mikhailovich Budargin	Chairman of the Management Board
2	Andrey Valentinovich Kazachenkov	First Deputy Chairman of the Management Board
3	Roman Nikolayevich Berdnikov	First Deputy Chairman of the Management Board
4	Andrey Evgenyevich Murov	First Deputy Chairman of the Management Board
5	Nikolay Nikolayevich Varlamov	Deputy Chairman of the Management Board
6	Yury Nikolayevich Mangarov	Deputy Chairman of the Management Board
Director General of the branch of JSC FGC UES –
7	Valery Nikolayevich Sedunov	Backbone Electric Grids (MES) of Center
8	Sergey Vladimirovich Sergeev	Deputy Chairman of the Management Board
9	Andrey Vladimirovich Cherezov	Deputy Chairman of the Management Board
10	Vladimir Semenovich Shukshin	Deputy Chairman of the Management Board

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       Pursuant to the Board of Director’s decision, the following persons were elected as members of the Management Board in 2012: Andrey Evgenyevich Murov, First Deputy Chairman of the Management Board of JSC FGC UES; Valery Nikolayevich Sedunov, General Director of JSC FGC UES’ branch – Backbone Electric Grids (MES) of the Center; Nikolay Nikolayevich Varlamov, Deputy Chairman of the Management Board; Sergey Vladimirovich Sergeev, Deputy Chairman of the Management Board; Vladimir Semenovich Shukshin, Deputy Chairman of the Management Board, and the following persons were dismissed: Valery Nikolayevich Chistyakov, First Deputy Chairman of the Management Board; Dmitry Mikhailovich Gurevich, Deputy Chairman of the Management Board; Evgeny Nikolayevich Zhuykov, General Director of JSC FGC UES’ branch – Backbone Electric Grids (MES) of the Urals; Samuil Moiseyevich Zilberman, General Director of JSC FGC UES’ branch – Backbone Electric Grids (MES) of Siberia.

       Members of the Company’s Audit Committee as of 31 December 2012.

No.	Full Name	Position
Deputy Department Head of the Federal Property
1	Anna Valeryevna Drokova	Management Agency
Deputy Department Director of the Russian
2	Viktor Yuryevich Lebedev	Ministry of Economic Development and Trade
Deputy Department Head of the Federal Property
3	Andrey Sergeyevich Kolyada	Management Agency
Department Head of the Federal Property
4	Vladimir Vladimirovich Raspopov	Management Agency
Department Director of Economic Regulation and
Property Relations in the Fuel and Energy Complex
5	Maria Gennadyevna Tikhonova	of the Russian Ministry of Energy

       Through 2012, the following changes were introduced to the membership of the Company’s Audit Committee:
       - in accordance with the annual General Meeting of Shareholders dated 29 June 2012, the following members were elected to be included in the Audit Committee: Anna Valeryevna Drokova and the following persons were dismissed: Alexander Evgenyevich Ganin.

I.4 Separate Structural Sub-divisions of the Company

       The specific feature of the Company’s structure that has an impact on selecting the ways and methods of accounting is the existence of:
       - separate structural sub-divisions transferred to a separate balance sheet and having their own settlement and current accounts with banking organizations;
       - separate structural sub-divisions that have their own settlement and current accounts with banking organizations.
       All the Company’s sub-divisions are structurally grouped according to their types of activity and geographic regions.
       Separate structural sub-divisions do not comprise legal entities; they are vested by the Company with property and carry out their activity in accordance with:
       - regulations on separate structural sub-divisions;
       - other internal regulatory documents established and adopted by the Company.
       Separate structural sub-divisions in accordance with their location:
- perform part of the Company’s functions, as stipulated by their production capacities within the limits stipulated by Russian laws and internal regulatory documents adopted by the Company;

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- collect, process and submit to the Company information required for standard/ordinary corporate operations;
- perform other activities and functions incidental to the Company’s objectives subject to decisions of the Company’s management bodies.
As of 31 December 2012, the Company had the following branches:
1.	JSC FGC UES Branch – Backbone Electric Grids (MES) of Center;
2.	JSC FGC UES Branch – Backbone Electric Grids (MES) of North-West;
3.	JSC FGC UES Branch – Backbone Electric Grids (MES) of Volga;
4.	JSC FGC UES Branch – Backbone Electric Grids (MES) of South;
5.	JSC FGC UES Branch – Backbone Electric Grids (MES) of the Urals;
6.	JSC FGC UES Branch – Backbone Electric Grids (MES) of Siberia;
7.	JSC FGC UES Branch – Backbone Electric Grids (MES) of East;
8.	JSC FGC UES Branch – the Nizhny Novgorod entity of the Backbone Electric Grids;
9.	JSC FGC UES Branch – the Chernozemnoye entity of the Backbone Electric Grids;
10.	JSC FGC UES Branch – the Volgo-Oksoye entity of the Backbone Electric Grids;
11.	JSC FGC UES Branch – the Volgo-Donskoye entity of the Backbone Electric Grids;
12.	JSC FGC UES Branch – the Vologda entity of the Backbone Electric Grids;
13.	JSC FGC UES Branch – the Priokskoye entity of the Backbone Electric Grids;
14.	JSC FGC UES Branch – the Moscow entity of the Backbone Electric Grids;
15.	JSC FGC UES Branch – the Verkhne-Donskoye entity of the Backbone Electric Grids;
16.	JSC FGC UES Branch – the Valday entity of the Backbone Electric Grids;
17.	JSC FGC UES Branch – the Amur entity of the Backbone Electric Grids;
18.	JSC FGC UES Branch – the Khabarovsk entity of the Backbone Electric Grids;
19.	JSC FGC UES Branch – the Primorsk entity of the Backbone Electric Grids;
20.	JSC FGC UES Branch – the Krasnoyarsk entity of the Backbone Electric Grids;
21.	JSC FGC UES Branch – the Zabaikalsk entity of the Backbone Electric Grids;
22.	JSC FGC UES Branch – the Kuzbass entity of the Backbone Electric Grids;
23.	JSC FGC UES Branch – the Omsk entity of the Backbone Electric Grids;
24.	JSC FGC UES Branch – the West-Siberian entity of the Backbone Electric Grids;
25.	JSC FGC UES Branch – the Khakassia entity of the Backbone Electric Grids;
26.	JSC FGC UES Branch – the Sverdlovsk entity of the Backbone Electric Grids;
27.	JSC FGC UES Branch – the Yuzhno-Uralsk entity of the Backbone Electric Grids;
28.	JSC FGC UES Branch – the Perm entity of the Backbone Electric Grids;
29.	JSC FGC UES Branch – the Sredne-Volzhskoye entity of the Backbone Electric Grids;
30.	JSC FGC UES Branch – the Nizhne-Volzhskoye entity of the Backbone Electric Grids;
31.	JSC FGC UES Branch – the Stavropol entity of the Backbone Electric Grids;
32.	JSC FGC UES Branch – the Kuban entity of the Backbone Electric Grids;
33.	JSC FGC UES Branch – the Rostov entity of the Backbone Electric Grids;
34.	JSC FGC UES Branch – the Bryansk entity of the Backbone Electric Grids;

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35.	JSC FGC UES Branch – the Vyborg entity of the Backbone Electric Grids;
36.	JSC FGC UES Branch – the Novgorod entity of the Backbone Electric Grids;
37.	JSC FGC UES Branch – the Karelskoye entity of the Backbone Electric Grids;
38.	JSC FGC UES Branch – Specialized Production Base Bely Rast;
39.	JSC FGC UES Branch – Backbone Electric Grids of West Siberia;
40.	JSC FGC UES Branch – the Leningrad entity of the Backbone Electric Grids;
41.	JSC FGC UES Branch – the Tomsk entity of the Backbone Electric Grids;
42.	JSC FGC UES Branch – the Kaspiysk entity of the Backbone Electric Grids;
43.	JSC FGC UES branch – the Northern Entity of the Backbone Electric Grids;
44.	JSC FGC UES Branch – the Orenburg entity of the Backbone Electric Grids;
45.	JSC FGC UES Branch – the Sochi entity of the Backbone Electric Grids;
46.	JSC FGC UES Branch – the Samara entity of the Backbone Electric Grids;
47.	JSC FGC UES Branch – the central entity of the Backbone Electric Grids;
48.	JSC FGC UES Branch – the southern entity of the Backbone Electric Grids;
49.	JSC FGC UES Branch – the eastern entity of the Backbone Electric Grids;
50.	JSC FGC UES Branch – the Yamal-Nenets entity of the Backbone Electric Grids.
51.	JSC FGC UES Branch – the Technical Supervision Center.
Independent balance sheets have been allocated to the Company's Branches.

9

II. Accounting Policy

     The Company's financial statements are prepared based on the following accounting policy.

II.1 Basis for Preparation
     The financial statements of the Company are prepared based on applicable Russian accounting and reporting standards, in particular Federal Law No. 402-FZ “On Accounting” (dated 6 December 2011), the Provision on business accounting “Accounting Policy in Organizations” (Russian Accounting Standards (RAS) 1/2008) approved by Decree No. 106n of the Russian Ministry of Finance (dated 6 October 2008), Provision on business accounting and financial statements in the Russian Federation, as approved by Decree No. 34n of the Ministry of Finance (dated 29 July 1998), and Provision on business accounting “Financial Statements in Organizations” (Russian Accounting Standards (RAS) 4/99) approved by Decree No. 43n of the Russian Ministry of Finance, dated 6 July 1999.

II.2 Assets and Liabilities in Foreign Currencies
     The official foreign exchange rate for the Russian ruble, applicable as of the date of the transaction, was applied upon accounting for a business transaction performed in a foreign currency. Cash resources on foreign currency accounts in banks accounts (bank deposits), cash resources and payment documents, securities (except for shares), cash assets in settlements including debt obligations (except for advance payments received and extended) denominated in foreign currencies are reflected in financial reporting in amounts calculated on the basis of the official foreign exchange rates, as of 31 December 2012. The foreign exchange rates as of the above-mentioned date were RUB 30.3727 per USD 1 (as against RUB 32.1961 as of 31 December 2011, RUB 30.4769 as of 31 December 2010), and RUB 40.2286 per EUR 1 (as against RUB 41.6714 as of December 2011, RUB 40.3331 as of December 31, 2010).
     The foreign exchange differences, which occurred during the year pertaining to transactions with assets and liabilities denominated in foreign currencies, as well as those which have occurred as a result of their conversions as of the reporting date, are allocated to the financial results as Miscellaneous Income and Expenses.

II.3 Short-term and Long-Term Assets and Liabilities
     Financial investments, receivables and payables, including indebtedness under credits and loans are allocated to short-term investments in the accounting balance sheet, if their circulation (re-payment) period does not exceed 12 months. The remaining classes of the above-mentioned assets and liabilities are presented as long-term.
     The interest on long-term financial investments, long-term loans and borrowings extended and long-term loans and borrowings received is reflected in the balance sheet in Line 1235 “Accounts receivable (payments which are expected within 12 months of the reporting date)” and Line 1510 “Borrowed Funds,” respectively. Advances for investments in non-current assets are included in the non-current assets in Line 1173, VAT inclusive. Advances paid (other than advances for non-current assets) are reflected in line 1238, VAT included.
     Advances received are reflected in Line 1525, VAT inclusive.

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II.4 Fixed assets
     The composition of fixed assets includes land plots, buildings, machinery, equipment, transport means and other appropriate facilities utilized by the Company in the manufacture of products, the performance of work or the provision of services, or for management needs, with a useful life of more than 12 months.
     The fixed assets in the accounting statements are represented according to their acquisition (replacement) cost less the relevant amounts of depreciation accrued throughout the entire operation cycle.
     Fixed assets with a value of not more than RUB 40,000 per unit are written off as expenses, by way of depreciation accrual, in the amount of their acquisition cost as far as they have been applied in production or operation. The fixed assets which were commissioned prior to 31 December 2007 and have an acquisition cost per unit ranging from RUB 10,000 to RUB 20,000, and those which were commissioned from 1 January 2008 to 31 December 2010 and have a cost ranging from RUB 20,000 to RUB 40,000 are written off to production expenses (sale expenses) via straight-line depreciation during their remaining useful life.
     Books, booklets and other acquired print materials are not accepted as fixed assets upon entering the information into the accounting records. Expenses related to their acquisition are considered as the expenses of the period in which they are made. The Company does not form a library stock.
     Fixed asset depreciation is performed using the straight-line method based on useful life. The Company applies the classification of fixed assets included in depreciation groups approved by Regulation No. 1 “On the classification of fixed assets included in depreciation groups” of the Russian Federation Government (dated 1 January 2002), when the Company determines the useful life of its fixed assets.

Fixed Asset Group	Useful life (Years)
Buildings	5-50
Structures and transfer mechanisms	10-40
Machines and equipment	2-25
Transport vehicles	8-20
Production stock and furniture	2-15

     No depreciation is accrued for the following items:
- land plots;
- housing stock acquired prior to 1 January 2006 (depreciation is accrued for such items acquired after 1 January 2006, according to the standard procedure);
- fully depreciated assets which were not written off the balance sheet.

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     In the absence of individual facilities for the fixed assets in the Classification, the useful life for business accounting purposes is determined on the basis of expert judgment from the Company’s technical specialists, in accordance with technical specifications in the following manner:
- based on the expected useful life of that item, according to the expected productive efficiency and capacity;
- based on expected physical depreciation, which depends on operating conditions, natural conditions and corrosion environmental effect, and the system for repairs;
     - based on regulatory and other restrictions against the use of such an item.
     When previously used facilities of fixed assets are acquired, their useful life is determined as follows:
- based on the useful life defined in the above-mentioned manner, which decreased by a number of months when that item was operated by its previous owner;
- in case the useful life cannot be determined by applying the above-mentioned method, the committee, at its own discretion, determines the useful life for said fixed asset taking into account relevant safety requirements and other factors.
     Fixed asset items, the rights to which are subject to State registration, in accordance with applicable Russian laws, and with respect to which capital investments are finalized, construction, technical and respective primary documents of acceptance – takeover are executed, but the title to which is not registered in the manner prescribed by the laws, are transferred to the group of fixed assets.
     The Company annually performs a reassessment of the current (replacement) value of the fixed asset items. Such a reassessment is performed in accordance with order documents for groups of homogeneous facilities of fixed assets based on present (replacement) value. Currently, the following groups of fixed assets are subject to reassessment: industrial buildings and structures, including the substation buildings, and transmission lines, as well as high-voltage substation equipment.
     The value of the fixed assets with which the assets are entered into accounting records is not subject to change, except for cases of fitting-out, completion of equipment, reconstruction, upgrading, technical re-equipment, partial liquidation and on any other similar grounds, and in case of a reassessment.
     Work caused by change in technological or service assignment of equipment, building, structure or any other facility in fixed assets, by increased load and/or other new qualities are referred to fitting-out, completion of equipment, upgrading.
     Reconstruction includes the re-arrangement of existing fixed assets associated with process improvement and improvement in their technical and economic performance, and which are executed under the reconstruction project for fixed assets with the purpose of increasing capacity, improving quality, and changing the product mix.
     Technical re-equipment includes a package plan designed for improving the technical and economic indicators of fixed assets or their individual parts based on adoption of up-to-date machinery and advanced technology, the mechanization and automation of production, upgrading and replacing obsolete and worn-out equipment with any new and more productive equipment.

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     Income and expense resulting in the retirement of fixed assets are represented in the Profit and Loss Statement as Miscellaneous Income and Expense.
     Expenses for routine and major repairs of fixed assets are recognized as expenses incurred from ordinary operations in the reporting period, in which they are incurred.
     The fewest fixed asset are reflected as written off at such a cost as specified in the lease contracts.

II.5 Intangible Assets
     The amortization of intangible assets is performed using the straight-line method based on the established useful life for intangible assets.
     Amortization charges for intangible assets are reflected in business accounting by accumulation on a separate account.
     The intangible assets in accounting statements are represented according to their acquisition (replacement) cost less amortization, which has been accrued during the entire operating period.

Intangible Assets Group	Useful life (Years)
Titles to software	2-5 years
Inventions, know-how	5-20 years
Trademarks	10 years

II.6 Research and Development (R&D)
     Writing off expenditures connected with research and development (R&D), and technological work is carried out using the straight-line method within the accepted writing off period. The writing off period for expenditures incidental to research and development, and technological work is determined by the Company at its own discretion based on expected performance life, results received by research and development, and technological work, within which the Company may acquire economic benefits, but not exceeding a 5-year period. Research and Development works, which have positive results and the writing off period of more than one year, are reflected in the balance sheet as “Miscellaneous Non-current Assets”. In case R&D has not yielded any positive results, such expenditures are recognized as Miscellaneous Expenditures for the reporting period.

II.7 Inventories
     Inventories are recognized based on the actual cost of their acquisition (manufacture).
     Goods acquired for sale are assessed according to the actual cost of their acquisition.
     Upon issuing inventories and goods to production and upon other retirement, their assessment is carried out within a sub-division separated on an independent balance sheet by way of average cost, applying the “rolling valuation” method.
     Special clothing (overalls), special-purpose tools, special means and special equipment, irrespective of their useful life, are recognized as inventories upon entering into accounting records.
     The cost of special clothes, the useful life of which does not exceed 12 months is written off for expenditures in the full amount at the moment of transfer (issue) to the Company’s employees.

13

     The cost of special clothes with the useful life according to an allowance that exceeds 12 months is amortized using the straight-line method, starting from the month following the month of the issue, based on the useful life for special clothes as provided by standard industrial norms for free issue of special clothes, special footwear and other personal protective equipment, in the Regulations for provision of employees with special clothes, special footwear and other personal protective equipment approved by Decree No. 290n of the Russian Ministry of Healthcare and Social Development (dated 1 June 2009), as well as provided for by the Company's internal regulatory documents.

II.8 Recognition of financial investments
     Financial investments are entered into accounting records, according to their acquisition cost.
     Financial investments, a fair market value of which has not been determined, are subject to reflection in business accounting and financial statements as of the reporting date according to their acquisition cost. The Company performs an audit on the depreciation of such financial investments on an annual basis as of 31 December of the reporting year. In case of a stable decline in the value of the specified financial investments, the Company forms a provision for depreciation for the amount of the difference between their book value and the assessed value or estimated value. The provision for the depreciation of financial investments is reflected in the Profit and Loss Statements as Miscellaneous Expense. The cost of financial investments, the market value of which is not determined and for which provision if formed, is reflected in financial statements according to their book value after deduction of the provision amount.
     Financial investments, for which the current market value can be determined according to a duly established procedure, are reflected in the accounting statements at the end of the reporting period at the current market value by adjusting their value to the previous reporting date. Data from the Moscow Interbank Currency Exchange (MICEX) is used to determine the market value of financial investments (as of the above-mentioned reporting date).
     The aforementioned adjustments are made by the Company once per year.
     In terms of debt securities, the current market value of which cannot be determined, the Company allocates the difference between the acquisition cost and the nominal value during the period of their circulation to the financial results using the straight-line method in accordance with their yield dues, in accordance with the terms of their issue. Regarding the promissory notes (bills of exchange) with maturity “on demand but not earlier” acquired before 1 January 2009, the discount was determined on an accrual basis according to the assumed period of circulation of the promissory note which equals the number of days from the date of acquisition until the “not earlier” date plus 365 (366) days. Regarding the promissory notes with a maturity of “on demand but not earlier” acquired after 1 January 2009, the discount is determined pursuant to the accrual basis according to the assumed circulation period of the promissory note, which equals the number of days from acquisition date until the “not earlier” date.
     Financial investments include deposits (except for on-demand deposits).
     In the event of the retirement of assets recognized for accounting purposes as financial assets, for which the current market value is determined, the Company evaluates them based on the last valuation. In the event that on the date of retirement the revaluation of such financial investments was not performed from the moment of their acquisition, their cost is determined based on the FIFO method.

14

II.9 Deferred Expenses
     Expenses, made by the organization within the reporting period, but which are relevant to subsequent reporting periods, are subject to writing off on a straight-line basis within the period they are due. The writing off period is determined based on a period when economic benefits (income) are drawn.
     Deferred expenses related to the write off period which are for less than 12 months are reflected in the balance sheet in line 1260 “Miscellaneous Current Assets”, and those related to the write off period exceeding 12 months in line 1175 of the Balance Sheet “Other Non-current Assets”.

II.10 Accounts Receivable
     Trade receivables are determined based on the prices established by contracts between the Company and consumers (customers) with regards to all discounts (markups) and VAT provided for by the Company.

15

     To provide for a true and fair view of accounts receivable in corporate reporting, the Company establishes a provision for doubtful debts.
     The amount of the provision for such doubtful debts is determined according to the results of inventory checks concerning receivables, performed as of the last day of the quarter, and is determined depending on the term of its occurrence in relation to indebtedness resulting from the sales of goods, the performance of work and/or the provision of services. The procedure for accruing provisions for doubtful accounts of other debtors and advance payments is subject to the management team's awareness of the degree business partners' solvency and the established practice for debt recovery therefrom.
     Expenses related to the establishment of the provision are recognized as Miscellaneous Expenses, the recovery of a previously accrued provision is reflected in Miscellaneous Income.

II.11 Authorized, Additional and Reserve Capital
     The Company’s Authorized Capital is represented in the par value of ordinary shares. The Company places ordinary registered uncertified shares with a par value of 50 (Fifty) kopeks each in the amount of 1,260,386,658,740 (One trillion two hundred and sixty billion three hundred and eighty-six million six hundred and fifty-eight thousand seven hundred and forty) shares for a total of RUB 630,193,329,000 (Six hundred and thirty billion one hundred and ninety-three million three hundred and twenty-nine thousand rubles).
     In accordance with current Russian laws, the Company has established a reserve fund in the amount of 5 (Five) percent of the Company’s Authorized Capital. The amount of annual mandatory deductions/contributions to the Company’s reserve fund comprises not less than 5 (Five) percent of the Company’s net profit until the Reserve Fund reaches a duly established size (amount).

II.12 Credits and Loans Received
     The Company transfers long-term debts into short-term ones, based on credits and loans received. The Company converts its long-term debts for received loans and credits into short-term debts when, subject to the terms and conditions of the loan and/or credit contract, there are 365 days remaining until the principal re-payment date.
     In case of placed bonds, the Company recognizes the nominal value of the bonds issued and sold as accounts payable. When charging income under bonds in the form of interest, the Company indicates payables with regard to interest on the bonds sold, subject to payment at the end of the reporting period.
     Expenditures incidental to received credits and loans, and bond securities issued and placed are included by the Company in Miscellaneous Expenditures within the reporting periods in which these charges occur.
     Interest under loans and credits received is distributed between the cost of the investment asset and current expenditures, according to a procedure stipulated by the Company’s internal regulatory documents. To ensure a fair and true reflection of the Company’s asset value, the interest under bills of exchange and bonds is also allocated to investment asset costs.

16

II.13 The Company’s Income and Expenses
     Revenues from the sales of goods, products, work, and services are recognized as far as such goods, products, executed work, and rendered services are sold.
     Revenues are reflected in the Company’s financial statements, net of any value added taxes, customs duties, and / or discounts provided to customers.
     Income from the property lease is reflected by the Company as income from ordinary (standard) operations. The income related to granting of a royalty originating from any invention patents, industrial samples, and other intellectual property is recognized as miscellaneous income.
     The Company recognizes the following items as Miscellaneous Income:
- proceeds from the sales of fixed assets, bills of exchange, and other assets;
- interest received for the use of the Company’s cash assets, interest for the use of cash on the Company’s accounts with the bank, as well as interest under any purchased interest-bearing or discounted third party bills of exchange. The Company recognizes this income in its Profit and Loss Statement in Line Item 2320 “Interest Receivable”;
- sums of restored provisions;
- any other proceeds (income).
     The Company’s expenditures are divided into expenditures from ordinary operations and miscellaneous expenditures.
     Expenditures relating to ordinary operations are recognized in the same reporting period in which they have been incurred, regardless of the actual payment.
     Expenditures of the separate sub-divisions relating to ordinary operations are fully production-related expenses without management expense appropriation.
     Expenditures relating to the property lease are recognized as expenditures from ordinary operations.
     The Company's management expenses are reflected in full and in the reporting period without allocation by types of activity.
     All expenses of the Company’s branches are included in the cost of sold goods, products, work, and services and are recognized as production expenses (line 2120).
     The Company recognizes the following expenditures as Miscellaneous Expenses:
- expenditures related to the retirement and any other write-offs of fixed assets, bills of exchange, and other assets;
- provisions for doubtful debts;
- losses from previous years recognized in the reporting year;
- any other expenses.

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II.14 Estimated Liabilities
     The Company recognizes an estimated liability subject to the observance of the conditions of recognition, as set out in RAS 8/2010 “Estimated Liabilities, Contingent Liabilities and Contingent Assets”.
     The Company recognizes an estimated liability for annual payment (basic and additional) carryover vacations for its employees. The value of the estimated liability in relation to future payments to employees for the earned carry-over vacations as of the end of the reporting year is determined subject to the number of days of such carry-over vacations for each employee as of the reporting date. Upon recognition of an estimated liability in relation to vacation payments, the estimate also includes the Company’s liabilities in relation to insurance premiums, which will lead to a decrease in the Company's economic benefits in the event of granting a vacation to an employee or compensating for a carry-over vacation. If in the reporting period, the expenses for vacation payment allowances exceed the reserve amount made up for the payment of vacation allowances by the beginning of such period, then the excess amount is included in the operating costs.
     The calculation of estimated liabilities in relation to the payment of annual (basic and additional) vacations and the procedure for their recording are subject to the Company-approved Procedure.
     Considering that the Russian Accounting Standards (RAS) do not contain a procedure for calculating estimated liabilities under non-State pension provision (NSPP) and the Company does not apply IAS19 for RAS purposes, the Company assesses the estimated liabilities under NBPP as follows: the liability to pay a non-State pension arises from the date an employee (who has at least 10 years of work experience in electrical energy complex companies) reaches pension age. The right to appoint non-State pension lapses upon the expiration of six months from the pension date. The size of the estimated liability is determined individually for each employee based on his / her salary and work experience.
II.15 Correction of Errors
     An error is recognized as essential if it alone or together with any other errors for the same reporting period may affect the economic decisions of users to be taken based on the Financial Statements prepared for the respective reporting period.
     The correction of errors and procedure for disclosing information about errors in the accounting and reporting of organizations and the extent to which errors affect the economic decisions of users is determined by the Director for Accounting and Reporting – the Head of the Accounting and Reporting Department (the Chief Accountant) in accordance with the Provision on Business Accounting “Correction of Errors in Accounting and Reporting” (PBU 22/2010).

II.16 Cash Equivalents and the Reflection of Cash Flows in the Statement of Cash Flows
     Cash equivalents include highly liquid investments that may be readily converted into a known amount of cash and which are subject to an insignificant risk of changes in value.
     The Company considers short-term on-demand deposit bank deposits to be cash equivalents. The placement and re-payment of funds on term deposits are reflected in the Statement of Cash Flows in detail.

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     The value of cash flows in foreign currencies for reflection in the Statement of Cash Flows was translated into rubles at the official exchange rate for such foreign currency against the ruble as established by the Central Bank of Russia as of the payment date or the receipt thereof. The difference resulting from the conversion of cash flows, the cash balance and cash equivalents denominated in a foreign currency at the exchange rates as of the transaction dates in such foreign currency and as of the reporting dates is included in the line “Effect of Changes in the Foreign Currency Rate against the Ruble” of the report.
     If the Company has any corresponding operations, the Statement of Cash Flows reflects the following in a contracted form:
          - payments and receipts from transactions related to the purchase for re-sale and the sale of the above-mentioned investments;
          - the amounts of VAT, as part of the proceeds from customers and buyers, payments to suppliers and contractors and payments to the budget system and reimbursement of the VAT, therefrom;
     - cash receipts from customers, which are subject to transfer to the principals (if the Company acts as a commission agent).

II.17 Alterations in the Company’s Accounting Policy
Alterations in the 2012 Accounting Policy
     In 2012, there were changes in the procedure for accounting for fixed assets, the rights to which are subject to State registration in accordance with applicable Russian laws, and in relation to which capital investments are completed, construction, engineering and related primary acceptance and transfer accounting documents are executed, but the titles to which are not registered subject to the procedure being stipulated by all applicable laws. Any such items are transferred to the fixed assets subject to the procedure stipulated by applicable laws. The Company provides for separate analytical accounting for such items. The Company provides for separate analytical accounting for such items on Account 01 “Fixed Assets”. Until 2012, such items were recorded separately on Account 08 “Investments in non-current assets”.

Alterations in the 2013 Accounting Policy
     The changes (alterations) in the Company’s 2013 Accounting Policy serve primarily to adjust, rather than to amend, any line items of the reporting.

II.18 Details of the Previous Reporting Periods
     The 2012 Financial Statements were prepared subject to forms recommended by Decree No. 66n of the Russian Ministry of Finance.
     The value of Line 1374 “Uncovered losses in the current year” for 2011 is fully included into Line 1371, in the forms of the annual financial statements in connection with balance reformation.

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III. Disclosure of Material Indicators

III.1 Capital and Provisions
     As of 31 December 2012, the Company’s Authorized Capital amounts to RUB 630,193,329,000 (Six hundred and thirty billion one hundred and ninety-three million three hundred and twenty-nine thousand rubles), and consists of 1,260,386,658,740 (One trillion two hundred and sixty billion three hundred and eighty-six million six hundred and fifty-eight thousand seven hundred and forty) ordinary registered uncertified shares with a par value of RUB 0.50 each. As of 31 December , 2009, 31 December 2010 and 31 December 2011, the Company’s Authorized Capital was duly registered and fully paid.
     As of 31 December 2012, in accordance with the shareholder's register, the Russian Federation represented by the Federal Agency for the State Property Management owns 79.55% of the Company’s shares. 20.45% of the Company’s outstanding shares are held by minority shareholders.
     On 2 March 2012, the Company approved a Report on the Results of the Additional Issue of Securities and on 11 April 2012, the Company registered amendments to the Articles of Association. The Company actually placed 4,438,530,347 shares for a total amount of RUB 2,219,265 thousand with a par value of RUB 0.50 per share.
     A promotion for an additional issue was launched 7 December 2012 and was registered on 3 December 2012). The number of the ordinary registered uncertified shares to be placed is 8,164,069,983 (Eight billion one hundred and sixty-four million sixty-nine thousand nine hundred and eighty-three) shares with a par value of RUB 0.50 each for a total of RUB 4,082,035 thousand. The Company’s shareholders enjoy the preemptive right to purchase by public subscription additional shares in an amount proportional to the number of their registered ordinary shares in the Company.
     The additional capital (without revaluation) is made up as follows:
			RUB thousand
	As of	As of	As of
	December 31,	December 31,	December 31,
Indicator	2012	2011	2010
Amount of additional capital of companies merged during the course of reorganization	21,316,409	21,316,409	21,316,409
Income from (stock) issuance	10,501,227	10,501,227	10,501,227
VAT amount relating to fixed assets recognized as a contribution to the Authorized Capital	49,527	49,527	49,527
Total	31,867,163	31,867,163	31,867,163
     The revaluation of fixed assets was performed using an independent appraiser’s report.
     The Company’s 2012 performance resulted in a loss of RUB 24,501,917 thousand. The Company’s performance in 2011 resulted in a loss of RUB 2,468,359 thousand.

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III.2 Intangible Assets

	RUB thousand
	December 31,	December 31,	December 31,
Intangible asset	2012	2011	2010
Automated property control system	343,744	-	-
SPO AIIS KUE ENES	285,780	428,670	-
ASU NSI under the MTRiO classifier, work and services	179,368	-	-
Electronic archive of documents (ASPD)	175,317	-	-
Unified automated accounting and reporting system	107,139	-	-
Automated control system “Salary Modernization” - ACS”	70,638	-	-
ACS TOiR for Northen PMES	21,621	-	-
Information and analytical system of electric power accounting and calculation	12,900	30,099	47,298
Automated system “Procurement activity reporting”	11,378	-	-
Automated document flow management system	6,436	15,018	29,030
Utility model “Anchor metal header of ferroconcrete foundation”	6,411	7,385	8,358
Automated technical maintenance and repair management system	6,226	43,581	80,936
Utility model “Intermediate support for high voltage lines”	5,430	6,179	6,928
Automated planning and budgeting system	4,960	16,864	28,769
Technological information system for the regime department	790	5,527	10,263
Automated property management system	-	55,461	110,922
Corporate information system “ASU-Salary”	-	10,773	21,546
Corporate information from the human resources management system	-	8,143	16,287
Information system “KPI-Motivation”	-	6,990	13,979
Corporate information and analytical system	-	2,503	8,509
Reference data system	-	2,202	4,844
Data base IPK KSUPR	-	-	110,600
Software complex IPK KSUPR	-	-	46,057
Automated information and measuring system for commercially electric power measurement (AIIS KUE)	-	-	38,579
Corporate portal of JSC FGC UES	-	-	5,323
Miscellaneous	54,762	41,229	54,994
Total intangible assets	1,292,900	805,353	917,625
     During the reporting year, there were no changes in the useful lives and intangible assets’ depreciation method as compared the previous reporting year.
     The useful life of intangible assets is 4-5 years.
The intangible assets’ impairment test was not carried out due to a lack of engagement signs.
     As of the reporting date, the intangible assets include items the cost of which is fully paid. The details of such items are shown in Section 1.3 of the table annexes for the Accounting Balance Sheet and Profit And Loss Account. The above-mentioned items are not amortized, since the Company continues to use them in its activities.

III.3 Fixed assets
     As of 31 December 2012, the Company revalued the following groups of fixed assets according to replacement costs determined by an independent appraiser: industrial buildings and structures, including substation buildings, transmission lines, as well as high-voltage substation equipment.

21

     The revaluation amount for the above-mentioned items in 2012 was RUB 16,978,812 thousand (as against RUB 51,619,515 thousand in 2011, RUB 30,564,075 thousand in 2010), including:
- the amount of the final appraisal referring to additional capital is RUB 18,358,995 thousand (as against RUB 53,187,099 thousand in 2011 and RUB 31,495,746 thousand in 2010);
- the amount of the final appraisal, as related to the previous write-down, referred to a miscellaneous income of RUB 414,339 thousand (as against RUB 679,687 thousand in 2011 and RUB 2,372,691 thousand in 2010);
- the amount of the final appraisal referred to as miscellaneous expenses is RUB 1,794,522 thousand (as it is up against RUB 2,247,271 thousand in 2011 and RUB 3,304,362 thousand in 2010).
     Fixed assets are shown in the Accounting Balance Sheet at their depreciable value.
     Income and losses from fixed asset retirement are reflected in the Profit and Loss Statement, as Miscellaneous Income and Expense.

III.4 Miscellaneous Noncurrent Assets
Investments in Non-current Assets, Line Item 1172
			RUB thousand
	December 31,	December 31,	December 31,
Type of investment in non-current assets	2012	2011	2010
Design and engineering works, acquisition and
construction at the fixed assets	256,685,790	272,169,681	265,614,011
Acquisition and construction of intangible assets	4,795,620	4,904,885	4,861,225
Expenses on the R&D in progress	4,829,972	2,398,849	956,714
Total investments in non-current assets	266,311,382	279,473,415	271,431,950

     The details of pending research and development facilities and the incomplete acquisitions of intangible assets are shown in section 1.5 of the table appendices to the Accounting Balance Sheet and Profit And Loss Account.
     Design and engineering works, the acquisition and construction of fixed assets are recognized in the following subdivisions of the Company:
			RUB thousand
	December 31,	December 31,	December 31,
Name of subdivision	2012	2011	2010
Executive office	2,966,283	2,051,607	2,351,148
MES of Center	57,414,159	70,135,034	66,741,657
MES of North-West	42,826,425	39,774,266	41,746,177
MES of Volga	27,338,767	17,929,060	10,072,440
MES of South	29,312,745	41,958,733	53,344,884
MES of the Urals	14,515,600	14,202,497	17,430,766
MES of Western Siberia	26,805,194	28,550,357	33,855,532
MES of Siberia	28,136,439	26,596,528	19,198,641
MES of East	27,370,178	30,971,599	20,618,323
Elektrosetservice	-	-	254,443
Total for all subdivisions	256,685,790	272,169,681	265,614,011

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III.5 Taxes
     As of 31 December 2012, the long-term part in the amount of value added tax comprises RUB 79,602 thousand (as compared with RUB 197,737 thousand as of 31 December 2011 and RUB 250,659 thousand as of 31December 2010) and represents VAT on construction-erection and the design-exploration works up to 2005, which will be refunded from the budget when construction in progress facilities are put into operation.
     According to the tax accounting data prepared in accordance with the requirements of chapter 25 “Profit tax in organizations” of the Russian Tax Code, the taxable income for 2012 was RUB 7,353,410 thousand, whereas in 2011, the above-mentioned indicator was RUB 41,947,680 thousand.
     For accounting purposes, the income before tax is linked to the current profit tax, as follows:
		RUB thousand
Indicator	2012	2011
Profit (loss) before taxation	(14,232,101)	11,444,414
Qualified expenditure on (income from) the profit tax at a rate of 20%	2,846,421	(2,288,884)
Standing tax (liability) asset	(13,115,934)	(11,599,306)
Deferred tax asset	62,487	(46,160)
Deferred tax liability	8,736,344	5,544,814
Current profit tax	(1,470,682)	(8,389,536)

     In the reporting year, the amount of permanent differences having an impact on the adjustment of qualified expenditure on the profit tax for the purpose of profit tax calculation based on tax accounting data (current profit tax) totaled RUB 65,579,670 thousand (as against RUB 57,996,528 thousand in 2011). Said permanent differences resulted from the differences in the recognition of the following income and expenses in accounting records and tax accounting:

23

2012
	RUB thousand
Income	Amount of income	Fixed tax asset
Income from the revaluation of shares	37,847	7,569
Income in the form of restored provisions for doubtful debts	8,521,902	1,704,380
Income from the restoration of written down fixed assets	414,339	82,868
Miscellaneous income	191,425	38,285
Total income	9,165,513	1,833,103
Expense	Amount of expense	Fixed tax liability
Negative difference resulting from the revaluation of securities	17,031,529	3,406,306
Allocation to provisions for doubtful debts	19,355,264	3,871,053
Fixed asset depreciation	23,978,080	4,795,616
Provision for the devaluation of securities	9,564,239	1,912,848
Expenses resulting from the write-down of fixed assets	1,794,522	358,904

Cost of incomplete construction projects that are written off	751,774	150,355
Miscellaneous expenses	2,269,775	453,955
Total expenses	74,745,183	14,949,037

2011
		RUB thousand
		Fixed
Income	Amount of income	tax asset
Income from the sale of securities	78,613,929	15,722,786
Income in the form of restored provisions on doubtful debts	8,424,051	1,684,810
Income from the revaluation of shares	2,892,412	578,482
Income from the restoration of the write-down for fixed assets	679,687	135,938
Income from the restoration of provisions for the (pending ski trip) to their inventory decrease	661,177	132,235
Miscellaneous income	282,677	56,536
Total income	91,553,933	18,310,787

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Expense	Amount of expense	Fixed tax liability
Purchase price of sold securities	79,139,884	15,827,977
Negative difference resulting from the revaluation of securities	24,822,899	4,964,580
Allocation to provision for doubtful debts	18,665,933	3,733,187
Fixed asset depreciation	18,437,906	3,687,581
Expenses resulting from write-down of fixed assets	2,247,270	449,454
Provision for devaluation of securities	1,590,849	318,170
Cost of written off incomplete construction projects	661,136	132,227
Miscellaneous expenses	3,984,584	796,917
Total expenses	149,550,461	29,910,093

     Miscellaneous tax liabilities include fixed tax liabilities for charities, material assistance, social expenses, and corporate activity expenses, etc.
     The difference between the periods of the recognition of income and expense for accounting purposes, on the one hand, and profit taxation, on the other hand, leads to the occurrence of time differences. Most of the time differences are related to the differet procedure of fixed asset depreciation for the purposes of tax and financial accounting.

		RUB thousand
Type of deferred tax asset	2012	2011
Estimated vacation liability	29,304	29,522
Fixed assets	(91,139)	17,713
Loss(es) from the sales of fixed assets	(1,066)	(1,036)
Miscellaneous	414	(39)
Total	(62,487)	46,160

		RUB thousand
Type of deferred tax liability	2012	2011
Fixed assets	6,703,498	4,446,175
Interest on financial loans	1,528,608	1,065,504
R&D	474,721	12,375
Miscellaneous deferred tax liabilities	29,517	20,760
Total	8,736,344	5,544,814

     Assets and liabilities for deferred profit tax as of the end of the reporting period are determined at the rate of 20% as of 31 December 2012 and 31 December 2011.
     Line Item 1420 “Deferred tax liabilities” of the Accounting Balance Sheet reflects the consolidated (rolled up) amount of the deferred tax asset and deferred tax liability.

25

			RUB thousand
	December 31,	December 31,	December 31,
Indicator	2012	2011	2010
Deferred tax asset	506,265	568,752	522,592
Deferred tax liability	(17,453,461)	(8,717,117)	(3,172,303)
Total for Line Item 1420 “Deferred tax liabilities”	(16,947,196)	(8,148,365)	(2,649,711)

     The amounts of accrued miscellaneous taxes and levies are included in expenses related to ordinary operations in the amount of RUB 1,384,198 thousand (as against RUB 887,030 thousand in 2011). The expenses related to ordinary operations include the following types of taxes and levies:
     - property tax – RUB 1,286,989 thousand (as against RUB 795,415 thousand in 2011);
     - transport tax – RUB 27,031 thousand (as against RUB 23,314 thousand in 2011);
     - miscellaneous taxes and levies – RUB 70,178 thousand (as against RUB 68,301 thousand in 2011).

III.6 Research and Development (R&D)
     In 2012, RUB 142,844 thousand of expenditures incidentalal to R&D activities, which were used in current activities, were written off as a part of expenditures on ordinary operations (as against RUB 201,868 thousand in 2011), which is reflected in Line Item 5140 of table appendices to the Accounting Balance Sheet and Profit And Loss Account. As of 31 December 2012, the balance on completed R&D was reflected in Line Item 1120 “Results of R&D” on the Accounting Balance Sheet and amounted to RUB 57,172 thousand (as compared with RUB 187,016 thousand as of 31 December 2011, and RUB 255,247 thousand as of 31 December 2010).

III.7 Long-Term Financial Investments
     The structure of long-term financial investments is represented by the following assets of the Company:
			RUB thousand
	December 31,	December 31,	December 31,
Asset	2012	2011	2010
Shared financial investments, including	52,799,113	70,746,437	94,899,702
Contributions in subsidiary companies	15,689,963	16,605,758	18,124,226
Contributions in affiliated companies	343,473	343,473	67,711,261
Contributions in other organizations	36,762,508	53,794,037	9,061,046
Other equity long-term financial investments	3,169	3,169	3,169
Debt financial investments, including	3,802	11,300,958	9,237,845
Debt securities	-	11,296,206	8,935,682
Loans extended	3,802	4,752	302,163
Total financial investments	52,802,915	82,047,395	104,137,547

26

3.7.1. Contributions to Subsidiary and Affiliated Companies and Other Organizations
     Line Item 1150 “Financial investments” of non-current assets of the Accounting Balance Sheet includes the following contributions to subsidiary and affiliated companies and / other organizations:

	December 31,		December 31,		December 31,
Name of	2012		2011		2010
subsidiary and	Balance-sheet		Balance-sheet		Balance-sheet
affiliated	value, RUB		value, RUB		value, RUB
companies and	thousand	Share of	thousand	Share of	thousand	Share of
other	(provision	Authorized	(provision	Authorized	(provision	Authorized
organizations	adjusted)	Capital, %	adjusted)	Capital, %	adjusted)	Capital, %	Activity	Note
Subsidiary
companies:	15,689,963		16,605,758		18,124,226
JSC “Mobile Gas
Turbine Electric
Stations” (JSC							Electric power	Provision
“MGTES”)	8,317,415	100.00%	9,271,056	100.00%	10,594,257	100.00%	generation	accrued
JSC STC FGC UES
(former JSC “STC of
Electric Power
Industry”)	3,895,820	100.00%	3,895,820	100.00%	3,895,820	100.00%	R&D activities
							Technical
JSC Specialized							maintenance and
Electric Grid Company							repair services for
UNES	953,804	100.00%	953,804	100.00%	953,804	100.00%	electric grid facilities
							Forecast-analytical
JSC “Tomsk Backbone							services for electric	Provision
Grids”	654,258	52.025%	616,411	52.025%	866,424	52.03%	power industry	accrued
							Functions as
							customer-property
							developer in capital
JSC “Center of							construction,
Engineering and							reconstruction and
Construction							technical upgrade of
Management”	833,000	100%	833,000	100%	833,000	100.00%	electric grid facilities

JSC UPG							Power transmission
GruzRosEnergo	763,227	50%	763,227	50%	763,227	50.00%	services
JSC
“EnergoStroySnabKomplekt							Electric power	Provision
of UES”	206,252	100%	206,252	100%	133,870	100.00%	complex procurement	accrued

JSC “UC of Electric							Electronics and digital	Provision
Power Industry”	38,434	100%	38,434	100%	55,071	100.00%	technology activity	accrued

JSC “MUS of Electric							Telecommunication
Power Industry”	19,997	100%	19,997	100%	19,997	100.00%	services
							Construction, design,
							repair and technical
							maintenance of
JSC							electric power
“ChitaTekhEnergo”	4,093	100.00%	4,092	100.00%	4,092	100.00%	industry projects
CJSC “Agency for
Electric Power
Industry Balances
Forecasting”	3,500	100.00%	3,500	100.00%	3,500	100.00%	IT services
							Technical
JSC “Main Electric							maintenance and
Grid Service							repair services for	Provision
Company”	-	100.00%	-	100.00%	1,000	100.00%	electric grid facilities	accrued
							Forecast-analytical
JSC “MIC of Electric							services for electric
Power Industry”	163	50.00%	163	50.00%	163	50.00%	power industry

JSC “CNII
NPKenergo”	-	100.00%	1	100.00%	1	100.00%	R&D activities

27

	December 31,		December 31,		December 31,
Name of	2012		2011		2010
subsidiary and	Balance-sheet		Balance-sheet		Balance-sheet
affiliated	value, RUB		value, RUB		value, RUB
companies and	thousand	Share of	thousand	Share of	thousand	Share of
other	(provision	Authorized	(provision	Authorized	(provision	Authorized
organizations	adjusted)	Capital, %	adjusted)	Capital, %	adjusted)	Capital, %	Activity	Note
							Electric power	Provision
JSC “NurEnergo”	-	76.99%	-	76.99%	-	77.00%	generation	accrued

							Supply of materials	Provision
JSC “VolgaEnergoSnabKomplekt”	-	100.00%	-	100.00%	-	100.00%	and equipment	accrued
								Shares sold
JSC Energy Center	-	-	-	-	-	-	R&D activities	in 2010
LLC “Index of Electric
Power Industry-FGC								Provision
UES”	-	100%	-	100%	-	100.00%	Sales of securities	accrued
Affiliated companies:	343,473		343,473		67,711,261
								Market
							Electric and heat	value of
JSC “OGK-1” (*)	-	-	-	-	21,851,019	40.17%	power generation	shares
								Market
JSC “Volzhskaya							Electric and heat	value of
TGK” (TGK-7) (*)	-	-	-	-	20,066,560	29.99%	power generation	shares
							Electric and heat	Market
							power generation,	value of
JSC “BashkirEnego” (*)	-	-	-	-	15,456,189	21.27%	transmission and sale	shares
								Market
							Electric and heat	value of
JSC “TGK-6” (*)	-	-	-	-	7,291,153	23.58%	power generation	shares
								Market
							Electric and heat	value of
JSC “TGK-11” (*)	-	-	-	-	2,702,867	27.45%	power generation	shares
LLC “IT Energy
Service”	198,360	39.99%	198,360	39.99%	198,360	39.99%	IT services
							Power transmission
JSC “Kuban Backbone Grids”	134,139	48.99%	134,139	48.99%	134,139	48.99%	services
							Electric and heat
CJSC							power generation and
“SeverovoStokEnergo”	9,800	49.00%	9,800	49.00%	9,800	49.00%	sales
JSC “ENIN”	1,024	38.24%	1,024	38.24%	1,024	38.24%	R&D activities
JSC							Supply of materials
“EnergoTekhKomplekt”	100	48.99%	100	48.99%	100	49.00%	and equipment
JSC “Uralskaya Energy
Management
Company”	50	33.33%	50	33.33%	50	33.33%	Agency services
							Construction and
							reconstruction	Provision
							services for electric	accrued,
							power industry	liquidated in
JSC “Schekinskiye PGU”	-	-	-	-	-	45.21%	projects	2011
Other organizations:	36,762,508		53,794,037		9,061,046
							Arrangement of cross-	Market
							border electric power	value of
JSC “Inter RAO UES”	36,760,461	15.12%	53,791,030	15.12%	-	-	supplies	shares
							Installation, start-up
JSC “Testing Panel of							services for electrical
Ivanovo GRES”	2,040	0.83%	3,000	0.83%	3,000	0.83%	equipment

28

	December 31,		December 31,		December 31,
Name of	2012		2011		2010
subsidiary and	Balance-sheet		Balance-sheet		Balance-sheet
affiliated	value, RUB		value, RUB		value, RUB
companies and	thousand	Share of	thousand	Share of	thousand	Share of
other	(provision	Authorized	(provision	Authorized	(provision	Authorized
organizations	adjusted)	Capital, %	adjusted)	Capital, %	adjusted)	Capital, %	Activity	Note
JSC						Less than	Holding company
“TsentrEnergoHolding”	6	0.013%	6	0.013%	6	0.01%	management services
CJSC “EnergoRynok”	1	8.50%	1	8.50%	1	8.50%	Publishing services
							Electric and heat	Market
							power generation and	value of
JSC “OGK-6” (*)	-	-	-	-	4,422,284	9.60%	transmission	shares
								Market
							Electric and heat	value of
JSC “MosEnergo” (*)	-	-	-	-	4,311,255	3.37%	power generation	shares
JSC “Sangtudinskaya							Electric power	Provision
HPP-1” (*)	-	-	-	-	316,473	14.48%	generation	accrued
								Market
						Less than	Electric and heat	value of
JSC “RusHydro” (*)	-	-	-	-	3,859	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “OGK-4” (*)	-	-	-	-	1,736	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “OGK-2” (*)	-	-	-	-	514	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “TGK-1” (*)	-	-	-	-	470	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “OGK-3” (*)	-	-	-	-	401	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “Fortum” (*)	-	-	-	-	238	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “TGK-9” (*)	-	-	-	-	186	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “KuzbassEnergo” (*)	-	-	-	-	160	0.01%	power generation	shares
								Market
JSC “Quadra						Less than	Electric and heat	value of
Generation Company” (*)	-	-	-	-	147	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “TGK-13” (*)	-	-	-	-	129	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
JSC “TGK-2” (*)	-	-	-	-	63	0.01%	power generation	shares
								Market
						Less than	Electric and heat	value of
TGK-11 Holding (*)	-	-	-	-	54	0.01%	power generation	shares
JSC “NatsEnergo”	-	-	-	-	40	1.90%	Wholesale trade
								Market
						Less than	Electric and heat	value of
JSC “TGK-14” (*)	-	-	-	-	23	0.01%	power generation	shares
						Less than	Holding company
JSC “InterGeneratsiya”	-	-	-	-	6	0.01%	management services
							Construction, start-up
							services for electric
							power industry
CJSC “SOVASATOM”	-	-	-	-	1	3.38%	projects

29

	December 31,		December 31,		December 31,
Name of	2012		2011		2010
subsidiary and	Balance-sheet		Balance-sheet		Balance-sheet
affiliated	value, RUB		value, RUB		value, RUB
companies and	thousand	Share of	thousand	Share of	thousand	Share of
other	(provision	Authorized	(provision	Authorized	(provision	Authorized
organizations	adjusted)	Capital, %	adjusted)	Capital, %	adjusted)	Capital, %	Activity	Note
Other equity long-
term financial
investments	3,169		3,169		3,169
Total:	52,799,113		70,746,437		94,899,702

     Notes:
     (*) the marked blocks of shares were included in the block of shares of JSC “Inter RAO UES” in 2011.
     As of 31 December 2012, 31 December 2011 and 31 December 2010, miscellaneous long-term equity financial investments included in the investments in joint activity in the amount of RUB 3,169 thousand.
     As of 31 December 2012, the Company’s Accounting Balance Sheet included financial investments in shares traded on the stock exchange during 2012 for the amount of RUB 36,760,461 thousand. As of 31 December 2012, the above-mentioned investments are registered on the Accounting Balance Sheet at their current market value. The value of losses from the change in the current market value in 2012 was RUB 17,030,569 thousand.
     The Company has analyzed the signs of a sustainable decrease in the financial investment cost for which the current market value is not yet determined. During such an analysis, changes in net assets value for two years were considered. In 2012, the Company established a provision for the impairment of its financial investments in the amount of RUB 953,641 thousand and reflected it as part of miscellaneous expenses (as compared with RUB 1,590,849 thousand in 2011 and RUB 234,782 thousand in 2010).
     As of 31 December 2012, 31 December 2011 and 31 December 2010, the provision for the impairment of financial investments was:

RUB thousand
	December 31,	December 31,	December 31,
Issuer	2012	2011	2010
JSC “MGTES”	5,801,596	4,847,955	3,524,756
JSC “NurEnergo”	1,972,781	1,972,781	1,972,781
JSC “Tomsk Backbone Grids”	212,166	250,013	-
JSC “UC of Electric Power Industry”	16,637	16,637	-
LLC “Index of Electric Power Industry-FGC UES”	10,000	10,000	10,000
JSC “Main Electric Grid Service Company”	1,000	1,000	-
JSC “VolgaEnergoSnabKomplekt”	369	369	369
JSC “Sangtudinskaya HPP-1”	-	-	2,714,096
JSC “Schekinskiye PGU”	-	-	105,935
JSC “EnergoStroySnabKomplekt”	-	-	72,381
Total provision for impairment of financial investments	8,014,549	7,098,755	8,400,318

30

     As of 31 December 2012, the entire amount of the provision for the impairment of investments refers to subsidiary and affiliated companies and amounts to RUB 8,014,549 thousand (as against RUB 7,098,755 thousand as of 31 December 2011, and RUB 5,686,222 thousand as of 31 December 2010).
     The initial cost of long-term investments in equity financial investments in relation to which a provision is set up is RUB 17,024,655 thousand (as of 31 December 2012), whereas as of 31 December 2011, it was RUB 17,024,655 thousand and RUB 19,444,919 thousand as of 31 December 2010.
     There were no negative trends that could serve as a reason for the devaluation of any other blocks of shares.

3.7.2. Debt securities
     Promissory notes for the following companies are reflected as part of debt securities:

RUB thousand
	December 31,	December 31,	December 31,		Annual
Issuer	2012	2011	2010	Maturity date	rate, %
					Discount-
					interest-
LLC “ENERGO-Finance”	-	8,540,125	8,466,382	December 2014	bearing
JSC “MRSK of South”	-	2,723,000	-	June 2013	8.9%
				September
JSC “Alfa Bank”	-	33,081	-	2013	Discount
JSC “SO-SDO UES”	-	-	469,300	December 2011	7%
Total debt securities	-	11,296,206	8,935,682

     The promissory notes of JSC “ENERGO-Finance” with a maturity date in December 2014 are reflected in the accounting records (as of 31 December 2012), less the provision for the impairment of financial investments in the amount of RUB 12,229,250 thousand, (as of 31 December 2011); and 31 December 2010 is less the provision for the impairment of financial investments in the amount of RUB 3,618,652 thousand.

3.7.3. Loans Extended and Other Long-Term Financial Investments
     As of 31 December 2012, the loans extended include a loan to the Company's employee in the amount of RUB 3,802 thousand (as against RUB 4,752 thousand as of December 2011 and RUB 5,702 thousand as of 31 December 2010). As of 31 December 2010, the loans extended included a loan issued to JSC “DagEnergo” in the amount of RUB 296,461 thousand.

31

     The Company intends to retain all its long-term debt financial investments until they are fully repaid/redeemed.

III.8 Short-term Financial Investments
     The structure of the Company’s short-term financial investments is represented by the following assets:

RUB thousand
	December 31,	December 31,	December 31,
Asset	2012	2011	2010
Short-term notes	20,057,058	20,522,741	42,356,353
Loans extended	737,671	1,034,132	887,671
Other short-term financial investments	3,008,720	5,000,000	3,000,000
Total short-term financial investments	23,803,449	26,556,873	46,244,024

3.8.1. Short-term notes
     As of 31 December 2012, 31 December, 2011 and 31 December 2010, the short-term notes include the notes of the following companies:
RUB thousand
	December 31,	December 31,	December 31,
Issuer	2012	2011	2010	Annual rate, %
JSC GazPromBank	12,000,000	14,039,826	-	discount
JSC PromSvyazBank	-	3,013,615	3,001,649	discount
JSC AB Russia	-	2,000,000	4,000,000	8.30%
JSC Saint Petersburg Bank	-	1,000,000	-	8.50%
JSC “SO UES”	-	469,300	-	7.00%
JSC VTB Bank	-	-	19,232,142	discount
JSC Alfa Bank	5,037,597	-	14,122,562	discount
JSC JSCB International Financial Club	-	-	2,000,000	6.25%
JSC “GVTs Energetiki” (*)	-	-	-	17.00%
JSC “MRSK of North Caucasus”	296,461	-	-	9%
JSC “MRSK of South”	2,723,000	-	-	8.9%
Total short-term notes	20,057,058	20,522,741	42,356,353

     Notes:
     (*) In 2010, a provision in the amount of RUB 60,000 thousand was accrued; as of the reporting date, the notes are carried as corporate assets.

3.8.2. Loans Extended and Other Short-Term Financial Investments
     As of 31 December 2012, the extended loans include a loan issued to JSC “Kuban Backbone Grids” in the amount of RUB 737,671 thousand (as against RUB 737,671 thousand as of 31 December 2011 and RUB 887,671 thousand as of 31 December 2010).
     The Company's Accounting Balance Sheet includes a loan extended to JSC “NurEnergo” in the amount of RUB 501,300 thousand. The above loan is overdue as of the reporting date. The Company does not have any agreement for the extension of this contract. As of 31 December 2012, the provision for impairment established in 2006 amounted to RUB 501,300 thousand.

32

     As of 31 December 2012, a deposit with Sberbank maturing in January 2013 in the amount of RUB 3,000,000 thousand was accounted for as part of other financial investments; as of 31 December 2011, there was a deposit with Sberbank with a maturity of the money in January 2012 in the amount of RUB 5,000,000 thousand; as of 31 December 2010, a deposit with JSC “Nomos-Bank” with a maturity date on 16 May 2011 in the amount of RUB 3,000,000 thousand was accounted. As of 31 December 2012, an assignment of right of claim to JSC “GlavSetServis UNEG” in the amount of RUB 8,720 thousand was accounted for as part of other financial investments. In 2012, an evaluation of financial investments in case of their retirement was performed using the acquisition cost of each unit as her current methodology.
     The Company intends to retain all of its short-term debt financial investments until they are fully repaid.

III.9 Accounts Receivable
     Information in relation to the disclosure of receivables is provided in Section 5.1 "Existence and Movement of Receivables" in the table form of appendices to the Accounting Balance Sheet and the Profit And Loss Account.
     The receipts of accounts receivable in the columns “Resulting from transactions (amount of debt resulting from transaction, operation)”, “Interest, penalties and other charges payable”, “Cancelled” and “Write-off to financial results” of Section 5.1 of the table appendices are reflected in view of the accounts receivable received and discharged (written off) within the same reporting period.
     Line item 1173 “Advances for noncurrent assets” is broken down as follows:
RUB thousand
	December 31,	December 31,	December 31,
Item	2012	2011	2010
Advance payments to construction organizations, including	65,670,208	83,665,006	95,800,659
CJSC “Engineering and Construction Company “Soyuz-Seti”	11,976,153	11,894,064	12,088,291
LLC “Engineering Center “Energo”	5,253,266	7,934,890	8,073,117
JSC “GlobalElektroServis”	4,510,702	6,516,561	6,442,645
JSC “StroyTransGaz”	4,093,375	4,781,859	10,356,852
LLC “RusEngineering”	4,829,282	4,564,225	4,417,096
JSC “EnergoStroy-M.N.”	3,419,303	4,329,268	77,385
CJSC “EFESk”	2,850,094	4,154,588	3,583,805
LLC “StroyTekhProekt-P”	2,107,926	2,103,061	1,830,988
LLC “STK”	2,057,055	2,187,531	3,599,121
LLC “InterSpetsStroy”	1,905,278	2,165,613	1,370,456
LLC “New Engineering Company”	1,881,254	2,762,875	4,724,672
OJSC “MOESK”	1,101,625	62	-
LLC “ASSET MANAGEMENT COMPANY”	1,083,344	1,634,308	2,933,779
JSC STC FGC UES	1,023,843	632,967	59,015
JSC “ElectroSetServis UNEG”	1,049,333	620,774	798,675
LLC “ESK EnergoMost”	960,010	905,743	1,310,359
LLC “PetroKom”	920,318	1,048,406	893,114
LLC “Project Center Energo”	740,989	1,328,026	3,638,263
LLC “VelesStroy”	685,843	1,906,979	3,599,117

33

	December 31,	December 31,	December 31,
Item	2012	2011	2010
CJSC “InterTechElectro”	492,771	679,036	1,005,227
JSC “SO UES”	256,005	1,904,948	2,437,898
LLC “PromStroy”	180,367	950,891	1,607,897
JSC “GidroElektroMontazh”	175,769	210,609	1,083,101
JSC “MKSM”	96,385	538,289	1,657,815
LLC “UralElektroStroy”	2,288	895,011	2,275,684
LLC “StroyTekhnoKontakt”	-	2,187,531	3,599,121
LLC “Slavyanskaya Energosetevaya Kompaniya”	-	1,180,364	-
LLC “StroyRemServis”	-	-	1,168,336
Other (less than RUB 1 billion individually)	12,017,630	13,646,527	11,168,830

     The amount of accounts receivable under advance payments against non-current assets is reflected considering the doubtful debt provision which amounted to RUB 539,403 thousand as of 31 December 2012, RUB 1,324,583 thousand as of 31 December 2011, and RUB 3,951,474 thousand as of 31 December 2010.
     Out of the total amount of advances paid to subsidiaries and affiliates, the overdue payments as of 31 December 2012 amount to RUB 2,772,361 thousand, as against RUB 2,198,414 thousand as of 31 December 2011; and 1,222,306 thousand as of 31 December 2010. As of 31 December 2012, the provision is RUB 29,303 thousand; as of 31 December 2011, the provision is RUB 2,835 thousand, and as of 31 December 2010, no provision was established for the above-mentioned amounts. Information on related parties is revealed in clause 3.15 of the Explanatory Note.
     The breakdown of Line Item 1231 “Long-term accounts receivable” of the Accounting Balance Sheet is shown in the following table:

RUB thousand
	December 31,	December 31,	December 31,
Item	2012	2011	2010
Trade receivables	3,669,502	2,658	68,106
JSC “IrkutskEnergo”	-	-	65,334
JSC “MRSK of Siberia”	3,666,958	-	-
Other receivables	2,544	2,658	2,772
Advances made	-	-	-
Other long-term accounts receivable	2,507,196	8,099,699	8,628,143
Non-interest bearing notes, including	2,251,364	4,466,576	2,688,794
JSC “UlyanovskEnergo”	734,923	736,559	738,195
JSC “JSCB “RosBank”	483,485	483,485	483,485
JSC “Alfa Bank”	322,784	1,367,844	494,676
JSC JSCB “EuroFinance MosNarBank”	311,495	311,495	311,495
JSC JSCB InvestBank	173,903	173,903	173,903
JSC “MRSK of Center and Volga Region”	139,775	185,176	229,127
JSC “SO-UES”	-	1,113,719	-
Other non-interest bearing notes	84,999	94,395	257,913
Other receivables, including	255,832	3,633,123	5,939,349
JSC “Streletskaya Sloboda”	83,986	83,986	83,986
LLC “ENERGO-Finance”	-	3,013,419	-
JSC “Kuban Backbone Grids”	-	362,544	5,683,517
Other	171,846	173,174	171,846
Total long-term accounts receivable	6,176,698	8,102,357	8,696,249

34

As of 31 December 2012, the long-term accounts receivable include:
- non-interest bearing notes in the amount of RUB 1,767,879 thousand with a maturity date ranging from 2013 until 2026;
- non-interest bearing notes of JSC JSCB “RosBank” in the amount of RUB 483,485 thousand with a maturity date of 2015;
     Other receivables represent sums under contracts with due dates in accordance with contractual terms expected within more than 12 months after the reporting date. Information on related parties is revealed in clause 3.15 of the Explanatory Note.
     The breakdown of Line Item 1236 “Receivables from buyers and customers” of the Accounting Balance Sheet is shown in the following table.
RUB thousand
	December 31,	December 31,	December 31,
Debtor	2012	2011	2010
JSC “RUSAL Krasnoyarsk”	3,317,110	100,814	-
LLC “Rusenergosbyt”	2,098,774	22,221	-
JSC “MRSK of South”	1,197,421	385,018	1,425,109
JSC “LenEnergo”	1,113,255	1,018,169	390,132
JSC “Far Eastern Distribution Grid Company”	1,171,719	736,391	133,388
JSC “MRSK of Siberia”	977,432	1,861,442	1,080,083
JSC “MRSK of Ural”	963,404	724,991	418,653
JSC “Moscow United Electric Grid Company”	941,175	802,934	638,634
JSC “MRSK of Center”	912,346	249,980	60,017
JSC “MRSK of Volga”	729,011	724,663	-
JSC “TyumenEnergo”	714,433	995,340	871,007
JSC “MRSK of Center and Volga Region”	667,466	757,835	727,837
JSC “KubanEnergo”	401,749	661,214	855,216
JSC “MRSK of North-West”	623,473	471,024	528,933
OJSC INTER RAO EES;	366,803	7,307	200
OJSC “Yantarenergo”	342,509	75,917	59,293
JSC “MRSK of North Caucasus”	190,001	183,381	278,408
JSC “Novolipetsk Steel”	176,702	-	-
OJSC “SUAL” Branch of “Bogoslovsky Aluminum Plant of Siberian-Urals Aluminum Company”	152,993	-	-
JSC “Pervouralsk New Pipe Plant”	16,814	124,614	-
JSC “Chelyabinsk Metallurgical Works”	-	17,887	469,682
Other (less than RUB 100 million individually)	1,367,271	939,007	733,049
Total trade receivables	18,441,861	10,860,149	8,669,641

     The trade receivables are reflected considering the doubtful debt provision which amounted to RUB 4,410,240 thousand as of December 31, 2012, as against RUB 5,290,659 thousand as of December 31, 2011, and RUB 3,806,612 thousand as of December 31, 2010.
     As of December 31, 2012, subsidiary and affiliated companies accounted for RUB 58,044 thousand of the total amount of debts (receivables totaled RUB 1,695,474 thousand; provision for said receivables totaled RUB 1,637,430 thousand). As of December 31, 2011, subsidiary and affiliated companies accounted for RUB 78,383 thousand of the total amount of debts (receivables totaled RUB 1,598,039 thousand; provision for said receivables totaled RUB 1,519,656 thousand). As of December 31, 2010, subsidiary and affiliated companies accounted for RUB 97,900 thousand of the total amount of debts (receivables totaled RUB 1,552,700 thousand; the provision for said receivables totaled RUB 1,454,800 thousand). Information on related parties is revealed in clause 3.15 of the Explanatory Note.

35

     The breakdown of Line Item 1238 ”Accounts receivable under advances made” of the Accounting Balance Sheet is shown in the following table.

RUB thousand
	December 31,	December 31,	December 31,
Advances made	2012	2011	2010
Advance payments to service providers, including	1,411,876	2,022,237	831,554
JSC STC FGC UES	452,168	505,123	173,953
SC “Mobile GTES”	87,455	795,900	-
OJSC “ELVIS-PLUS”	82,439	14,055	7,321
CJSC “MetroStandart”	75,467	75,467	-
LLC “SPE Computer Technologies”	45,320	73,278	-
CJSC “Rosproject”	58,527	24,390	-
JSC “NPO Streamer”	18,656	20,072	79,721
CJSC “KROK Incorporated”	-	-	97,454
Other (less then RUB 50 million individually)	591,844	513,952	473,105
Other advance payments, including:	283,734	746,956	1,004,641
LLC “PSI Energo”	52,004	52,807	59,429
LLC “ElektroSibMontazh Plus"	37,917	87,278	-
LLC AK “ElektroSevKavMontazh”	17,585	211,140	214,363
CJSC “ISK Soyuz-Seti”	-	170,415	383,704
LLC “Torsion-Telecom”	-	-	271,000
Other (less then RUB 50 million individually)	176,228	225,316	76,145
Total advances made	1,695,610	2,769,193	1,836,195

     The amount of accounts receivable under advances made (except for advances made against non-current assets) is reflected considering the doubtful debt provision, which is RUB 1,978,211 thousand as of 31 December 2012, RUB 1,988,207 thousand as of 31 December 2011, and RUB 1,984,897 thousand as of 31 December 2010.
     With regards to the advance made to JSC “SvyazStroy” for the development of a departmental digital technological mobile network in the Middle Volga region (RUB 1,118,066 thousand as of December 31, 2012, December 31, 2011 and December 31, 2010), the Company accrued a provision for the full amount as of December 31, 2012, December 31, 2011 and December 31, 2010.
     Out of the total amount of advances made to subsidiaries and affiliates, the overdue payments as of December 31, 2012 is RUB 546,425 thousand, as against RUB 1,391,757 thousand as of December 31, 2011; and RUB 229,013 thousand as of December 31, 2010; and RUB 723,516 thousand as of December 31, 2009; as of December 31, 2012, December 31, 2011 and December 31, 2010, no provision was established for the above amounts. Information on related parties is revealed in clause 3.15 of the Explanatory Note.
     The breakdown of Line Item 1239 “Other debtors” of the Accounting Balance Sheet is shown in the following table.

36

RUB thousand
	December 31,	December 31,	December 31,
Type of payables	2012	2011	2010
Over-payment on taxes and payments to non-budgetary funds	6,272,152	7,671,151	8,338,600
Non-interest bearing notes	20,207,711	24,111,551	38,818,785
VAT on advance payments	1,678,075	1,520,819	1,704,533
Other	6,291,721	6,691,816	2,479,201
Total other accounts receivable	34,449,659	39,995,337	51,341,119

     Other short-term receivables include non-interest bearing notes for an amount of RUB 20,207,551 thousand as of December 31, 2012 (as against RUB 24,111,551 thousand as of December 31, 2011 and RUB 38,818,785 thousand as of December 31, 2010). As of December 31, 2012, the above amount included the amount of non-interest bearing notes of JSC “Index of Electric Power Industry-FGC UES” (a 100% subsidiary of JSC FGC UES) of RUB 17,123,906 thousand (such amount being net of the provision in the amount of RUB 23,546,839 thousand). As of December 31, 2011, said amount was RUB 24,028 057 thousand (such amount being net of provision in the amount of RUB 16,642 688 thousand) as against RUB 37,065,426 thousand as of December 31, 2010 (such amount being net of the provision in the amount of RUB 3,605,319 thousand) subject to a repayment condition “on demand”. LLC “Index of Electric Power Industry-FGC UES” was established in the process of restructuring of JSC RAO UES of Russia, and it owns blocks of shares of electric energy companies including those traded on the stock market. The total amount of notes issued by LLC “Index of Electric Power Industry-FGC UES” is based on the market valuation of the shares of electric energy companies as of the date of issue. As of the end of the reporting period, the value of notes of LLC “Index of Electric Power Industry-FGC UES” was adjusted for the amount of changes in the market value of shares owned by LLC “Index of Electric Power Industry-FGC UES” as of the end of the reporting period.
     The total amount of other short-term receivables includes the receivables of subsidiary and affiliated companies in the amount of RUB 22,647,067 thousand as of 31 December 2012 (the debt being RUB 46,969,170 thousand, the provision for such an amount being RUB 24,322,103 thousand), as against RUB 30,002,141 thousand as of 31 December 2011 (the debt being RUB 47,318,581 thousand, the provision for such an amount being RUB 17,316,440 thousand) and RUB 43,013,940 thousand as of 31 December 2010 (the debt being RUB 47,174,095 thousand, the provision for such an amount being RUB 4,160,155 thousand).
     Information on related parties is revealed in clause 3.15 of the Explanatory Note.
     The value of the provision accrued and recovered during the reporting period is reflected in the column “Recovery/use of provision” in Section 5.1 “Existence and Movement of Receivables”. The amount of writing off of receivables for the financial results is RUB 518 thousand in 2012 (as compared with RUB 612 thousand in 2011).

37

III.10 Other Current and Non-current Assets
     The breakdown of deferred expenses by type of expense is shown in the following table:
RUB thousand
	December 31,	December 31,	December 31,
Deferred Expense Item	2012	2011	2010
Software	877,152	744,939	603,941
Insurance	490,673	247,007	93,737
Other	94,873	124,666	136,401
Total deferred expenses, including	1,462,698	1,116,612	834,079
Line Item 1260 – short-term portion of deferred expenses subject to writing off to expenses within 12 months from the reporting date	624,065	415,320	194,748
Line Item 1174 – long-term portion of deferred expenses subject to writing off to expenses within 12 months from the reporting date	838,633	701,292	639,331

     The term for the redemption of insurance expenses is stipulated by the insurance agreement and normally it does not exceed one year. The term for writing off software expenses does not exceed five (5) years.

III.11 Credits and Loans Received

			RUB
			thousand
	December 31,	December 31,	December 31,
Long-term loans:	2012	2011	2010
Bonds of Series 06	-	10,000,000	10,000,000
Bonds of Series 07	5,000,000	5,000,000	5,000,000
Bonds of Series 08	-	10,000,000	10,000,000
Bonds of Series 09	5,000,000	5,000,000	5,000,000
Bonds of Series 10	10,000,000	10,000,000	10,000,000
Bonds of Series 11	10,000,000	10,000,000	10,000,000
Bonds of Series 12	10,000,000	-	-
Bonds of Series 13	10,000,000	10,000,000	-
Bonds of Series 15	10,000,000	10,000,000	-
Bonds of Series 18	15,000,000	15,000,000	-
Bonds of Series 19	20,000,000	20,000,000	-
Bonds of Series 21	10,000,000	-	-
Bonds of Series 22	10,000,000	-	-
Bonds of Series 25	15,000,000	-	-
Bonds of Series BO-01	10,000,000	-	-
Long-term credits:
JSC GazPromBank	35 000,000	25,000,000	-
Federal Grid Finance Limited	17,500,000	-	-
Total long-term credits and loans	192,500,000	130,000,000	50,000,000

38

			RUB thousand
	December 31,	December 31,	December 31,
Short-term loans:	2012	2011	2010
Bonds of Series 04	-	-	6,000,000
Bonds of Series 06	10,000,000	-	-
Bonds of Series 08	10,000,000	-	-
Interest accrued	3,089,798	1,775,001	941,422
Notes	-	-	-
Total short-term loans	23,089,798	1,775,001	6,941,422

     Information on the bond issues, as of the reporting date, is shown in the following table:

					RUB
					thousand
Series	06	07	08	09	10
Volume of the issue, RUB thousand	10,000,000	5,000,000	10,000,000	5,000,000	10,000,000
Amount, mln. of bonds	10	5	10	5	10
Par value, RUB	1,000	1,000	1,000	1,000	1,000
Rate, %	7.15	7.50	7.15	7.99	7.75
Date of the bond placement	September 28, 2010	October 29, 2010	September 28, 2010	October 29, 2010	September 28 2010
Date of the State registration of the bond issue report	November 05, 2009	November 05, 2009	November 05, 2009	November 05, 2009	November 05, 2009
Maturity term, days	3,640	3,640	3,640	3,640	3,640
Coupon yield for each bond, RUB	35.65	37.40	35.65	39.84	38.64
Interest accrued for 2012, RUB thousand	716,918	376,055	716,918	400,589	777,046

Series	11	12	13	15	18
Volume of the issue, RUB thousand	10,000,000	10,000,000	10,000,000	10,000,000	15,000,000
Amount, mln. of bonds	10	10	10	10	15
Par value, RUB	1,000	1,000	1,000	1,000	1,000
Rate, %	7.99	8.10	8.50	8.75	8.50
Date of the bond placement	October 29, 2010	April 27, 2012	July 05, 2011	October 27, 2011	December 12, 2011
Date of the State registration of the bond issue report	November 05, 2009	June 07, 2011	June 07, 2011	June 07, 2011	June 07, 2011
Maturity (since the bond placement), days	3,640	2,548	3,640	4,368	4,368
Coupon yield for each bond, RUB	39.84	40.39	42.38	43.63	42.38
Interest accrued for 2012, RUB thousand	801,178	550,369	850,088	877,395	1,278,386

39

Series	19	21	22	25	BO-01
Volume of the issue, RUB thousand	20,000,000	10,000,000	10,000,000	15,000,000	10,000,000
Amount, mln. of bonds	20	10	10	15	10
Par value, RUB	1,000	1,000	1,000	1,000	1,000
Rate, %	7.95	8.75	9.00	8.60	8.10
Date of the bond placement	July 21, 2011	October 24, 2012	August 08, 2012	October 02, 2012	October 24, 2012
Date of the State registration of the bond issue report	June 07, 2011	June 21, 2012	June 21, 2012	June 21, 2012	June 06, 2012
Maturity (since the bond placement), days	4,368	5,460	5,460	5,460	1,092
Coupon yield for each bond, RUB	39.64	43.63	44.88	42.88	40.39
Interest accrued for 2012, RUB thousand	1,594,312	163,013	357,560	318,066	150,908

     In 2012, bonds of 04, 08 Series in the amount of RUB 20,000,000 thousand were transferred to short-term loans; bonds of 07, 09-BO-01 Series are shown as long-term loans.
The sum of all costs in relation to the payment of interest on loans and credits in 2012 is included in the cost of construction in progress and amounts to RUB 12,968,827 thousand. In 2011 and 2010, the sum of all costs in relation to interest payments is also included in the cost of construction in progress and amounts to RUB 5,833,077 thousand and RUB 1,277,414 thousand, respectively.

III.12 Accounts Payable
     The breakdown of Line Item 1521 “Accounts payable to suppliers and contractors” of the Accounting Balance Sheet is shown in the following table:

	RUB thousand
		December 31,	December 31,
Creditor	12/31/12	2011	2010
Payables to construction organizations, including	15,771,266	17,757,716	10,204,014
JSC “StroyTransGaz”	3,164,058	2,120,217	28,637
LLC “PromStroy”	1,501,916	445,625	133,848
CJSC “Engineering and Construction Company 'Soyuz-Seti'”	1,416,791	1,828,691	1,044,609
LLC “VelesStroy”	924,357	713,139	591,967
LLC “StroyTekhProekt-P”	747,380	358,805	57,739
LLC “Engineering Center 'Energo'”	600,449	2,053,658	2,080,966
JSC “GlobalElektroServis”	480,491	651,941	76,293
CJSC “EFESk”	431,296	26,106	-
LLC “RusEngineering”	412,265	325,451	362,921
LLC “UralElektroStroy”	407,529	29,493	23,941
JSC “ElectroSetServis UNEG”	379,528	532,616	61,887
JSC Energotechkomplekt	238,516	72,716	31,053
CJSC “RTSoft”	228,271	143,164	28,349
LLC “R.V.S.”	227,986	110,730	7,205
JSC “MKSM”	208,089	-	-
JSC “GidroElektroMontazh”	170,531	703,093	246,540

40

		December 31,	December 31,
Creditor	12/31/12	2011	2010
LLC “Project Center Energo”	141,077	267,103	131,713
LLC “Engineering Center EnergoAuditControl”	135,332	16,185	16,078
LLC “PSI Energo”	132,165	214,973	8,693
LLC “SetStroyService”	132,415	193,534	106,234
JSC “SO UES”	109,890	171,057	12,187
JSC “SevZapElektroSetStroy”	128,428	1,220,510	1,064,596
JSC “Uralskaya ESK"	113,718	369,913	80,603
SC “Mobile GTES”	109,224	-	-
CJSC “ElektroSetStroyProekt”	104,776	-	-
LLC “ASSET Management Company”	87,011	40,145	315,750
JSC “ElektroZavod”	84,976	163,441	807
CJSC “PC TermoServis”	63,723	285,986	126,166
JSC “ElektroZapSibMontazh”	62,783	122,137	22,640
LLC “RosTrade”	56,945	62,286	223,349
CJSC NC “ESI”	48,729	138,025	54,508
LLC “Engineering Center ENERGOAUDITKONTROL”	24,318	295,438	5,078
LLC “Energy Standard”	14,041	137,936	28,219
JSC “Optima”	8,965	1,618	440,888
LLC “ZapSibInvestStroy”	4,785	107,241	-
LLC “New Engineering Company”	-	183,583	125,531
CJSC "Regionfundamentstroy-6"	-	158,689	-
Other (less than RUB 100 million individually)	2,668,512	3,492,471	2,665,019
Debts to service providers, including:	3,349,704	2,673,656	3,159,218
CJSC “Center for Financial Settlements”	607,917	1,313,423	1,719,184
JSC STC FGC UES	186,861	16,523	3,481
LLC “Engineering Center EnergoAuditControl”	180,258	105,851	106,662
JSC “Tomsk Backbone Grids”	132,101	9,877
CJSC “MetroStandart”	102,142	92,882	70,577
JSC “ElectroSetServis UNEG”	124,540	91,909	470,812
LLC “EnergoData”	116,311	28,741	34,418
OJSC “Concern Rosenergoatom”	116,095	-
LLC “IT Energy Service”	109,368	15,986	15,152
Other (less than RUB 100 million individually)	1,674,111	998,464	738,932
Other, including	554,938	891,287	654,005
LLC “SetStroyService”	185,097	-	-
LLC “ElektroSibMontazh Plus"	24,810	104	104
LLC “EC EAC”	24,498	19,227	-
SC “Mobile GTES”	23,755	-	-
CJSC “TyazhPromElektroMet”	21,832	21,832	21,492
LLC “RDK-Avtomatika”	673	98,758	-
LLC “Rostov Electric Metallurgical Plant”	-	106,043	106,043
LLC “InterSpetsStroy”	-	34,667	27,229
CJSC “Austrian Business Center”	-	-	179,161
Other (less than RUB 20 million individually)	274,273	610,656	319,976
Total payable to suppliers and contractors	19,675,908	21,322,659	14,017,237

41

     Accounts payable to suppliers and contractors include payables to subsidiaries and affiliates in the amount of RUB 1,402,741 thousand as of 31 December 2012 (as against RUB 1,111,915 thousand as of 31 December 2011 and RUB 878,195 thousand as of 31 December 2010).
     The breakdown of Line Item 1525 “Advance payments received” of the Accounting Balance Sheet is shown in the following table:

	RUB thousand
	December 31,	December 31,	December 31,
Creditor	2012	2011	2010
Advance payments for customer connections to UNEG, including:	10,269,621	9,556,802	10,455,496
JSC “Fortum”	2,107,382	504,582	217,962
JSC “Zagorskaya Hydroelectric Pumped Storage Power Plant 2”	1,400,003	1,400,003	1,400,003
JSC “MRSK of Center and Volga Regions”	1,164,932	1,168,590	1,149,393
CJSC “Caspian Pipeline Consortium-R”	847,211	589,416	1,916
JSC “Pervouralsk New Pipe Plant”	720,412	727,319	706,301
LLC “Abinsk Electric Metallurgical Plant”	637,434	637,434	633,786
CJSC “Severstal – Balakovo Sort Plant”	439,589	41,720	41,720
OJSC “Taganrog Metallurgical Plant”	266,243	169,405	12,568
JSC “MRSK of South”	213,740	15,970	15,129
JSC “TyumenEnergo”	209,068	378,331	558,340
JSC “Kaluga Scientific and Production Electrometallurgical Plant”	89,100	389,100	389,100
JSC “GazPromNeft-NNG”	960	378,222	378,222
JSC “Serevsk Pipe Plant”	196	196	295,000
JSC “Slavneft-MegionNefteGaz”	119	250	620,211
LLC “OMK-Steel”	-	-	221,798
LLC “Yuzhno-Uralskaya GPK”	-	407,994	378,221
Other (less than RUB 200 million individually)	2,173,232	2,748,270	3,435,826
Other advance payments, including:	1,211,465	874,124	1,021,198
JSC “Special Economic Zones”	432,264	304,459	51,570
OJSC “Rostelecom”	222,488	152,233	142,067
LLC “Rostov Elektrometallurgical Plant”	112,545	-	-
CJSC UEK	-	-	217,090
JSC “TyumenEnergo”	5,400	5,400	-
JSC “MRSK of Center and Volga Region”	-	997	-
JSC “MRSK of South”	-	24	-
Other (less than RUB 100 million individually)	438,768	411,011	610,471
Total advance payments received	11,481,086	10,430,926	11,476,694

     The advance payments received include those related to subsidiaries and affiliates in the amount of RUB 41,006 thousand as of 31 December 2012 (as against RUB 45,412 thousand as of 31 December 2011 and RUB 42,333 thousand as of 31 December 2010).

42

     The breakdown of Line Item 1526 “Other accounts payable” of the Accounting Balance Sheet is shown in the following table:

	RUB thousand
	December 31,	December 31,	December 31,
Type of payables	2012	2011	2010
Relating to the additional issue of shares, including	3,247,909	2,219,921	11,194,106
The Russian Federation as a shareholder	3,247,305	2,217,893	11,189,250
Other shareholders	604	2,028	4,856
JSC Holding MRSK	-	-	220,096
JSC RAO Energy Systems of East	-	-	197,348
Other creditors	940,612	843,142	745,109
VAT	3,800,913	6,920,672	8,782,110
Total other accounts payable	7,989,434	9,983,735	21,138,769

     Other accounts payable include debts owed to subsidiaries and affiliates as of 31 December 2012 in the amount of RUB 116,726 thousand (as against RUB 214,838 thousand as of 31 December 2011 and RUB 315,533 thousand as of 31 December 2010).
     Information on related parties is provided in clause 3.15 of the Explanatory Note.

III.13 Miscellaneous Income and Expense

     Miscellaneous income includes the following items:

	RUB thousand
Income	2012	2011
Income from the sales of financial investments	-	78,669,829
Payment of notes	96,734,825	77,486,035
Income from the restoration of provisions for doubtful receivables	9,378,104	8,424,052
Penalties, late fees, forfeits	776,313	771,392
Previous years profit identified in the reporting year	769,421	110,036
Income in the form of inventories received in the course of the liquidation of fixed assets	563,306	410,876
Income from the final appraisal of previously discounted fixed assets	414,339	679,687
Income from the sales of inventories	222,731	156,177
Extraordinary revenue from insurance events	96,542	986,481
Income from the sales of fixed assets	44,765	40,087
Income from the restoration of provisions for financial investments	37,847	2,892,412
Income from the sales of intellectual property items	934	15,656
Recovery of a provision against the depreciation of software licenses	-	661,177
Miscellaneous income	137,350	130,489
Total miscellaneous income	109,176,477	171,434,386

     Miscellaneous expenses include the following items:

	RUB thousand
Expense	2012	2011
Expenses due to the retirement of financial investments	-	79,186,663
Payment of notes	96,734,825	77,501,515
Provisions for doubtful receivables	19,355,266	20,151,295

43

Expense	2012	2011
Negative difference from the revaluation of shares at their current market value	17,030,569	24,822,899
Provisions for the devaluation of financial investments	9,564,239	1,590,849
Expenses resulting from the write-down of fixed assets	1,794,522	2,247,270
Depreciable value of the written off fixed assets and construction in progress and expenses relating to such write offs	1,735,430	698,116

Losses related to extraordinary situations (contingencies)	864,438	94,242
Previous years losses identified in the reporting year	734,111	125,946
Financial assistance and social contributions	259,922	302,036
Issuance expenses and securities maintenance expenses	308,269	221,434
Non-refundable VAT	238,684	90,157
Expenses relating to the sale of inventories and deliverables of intellectual property rights	208,900	146,698
Expenses relating to sports, entertainment and corporate events	179,646	134,385
Charitable contributions	154,181	147,547
Contributions paid to non-profit organizations	106,182	117,249
Expenses for design and survey work which yielded negative results	169,937	2,648
Depreciable value of sold fixed assets and selling expenses	33,554	26,421
Write-off for overdue receivables	518	612
Depreciable value of amortized software licenses	-	661,177
Other	678,978	1,193,373
Total miscellaneous expense	150,152,171	209,462,532

     Line Item 2120 of the Profit and Loss Account includes the management expenses of the Company’s branches, which, under the Company’s Accounting Policy, are recognized as production expenses and in 2012, amounted to RUB 7,641,254 thousand (as against RUB 6,608,908 thousand in 2011).
     In relation to Line Item 5660 of this Explanatory Note to the Accounting Balance Sheet and Profit And Loss Account, the costs reflected in lines 2120 and 2220 of the Profit And Loss Account, are broken down by cost elements.
     The expenses from ordinary activities include energy resource costs which may be sub-divided into two groups: heat power and electric power for business needs, and electric power required to cover losses from transmission via electric grids. Payments for losses by consumers is included in the cost of electric energy transmission services.

	RUB thousand
Energy resource	2012	2011
Purchased electric power to cover transmission losses via the electricity grids	11,662,112	12,183,173
Purchased heat and electric power and fuel for business needs	602,045	534,797
Total expenses for energy resources	12,264,157	12,717,970

44

III.14 Earnings per Share
       The basic earnings per share reflect the share of profits within the reporting period, which may be potentially distributed among shareholders – the holders of ordinary shares. It is calculated as a ratio of the basic earnings for the reporting period to the weighted average number of outstanding ordinary shares within the reporting period. The basic earnings equals the net income of the reporting period.
Indicator	2012	2011
Basic profit (loss) during the reporting period, RUB thousand	(24,501,917)	(2,468,359)
Weighted average number of outstanding ordinary shares throughout the reporting year, pieces	1,260,927,883,630	1,256,318,036,453
Basic profit (loss) per share, RUB	(0.0194)	(0.0019)

       In 2012, the Company’s Authorized Capital was increased. The weighted average number of outstanding shares was calculated throughout the year using the following method: (1,260,386,658,453*11+1266881360516*1)/12 months. In 2011, the formula was: (1,255,948,128,393*11 + 1,260,387,025,107*1)/12 months.
       The Company does not have any converted securities, as well as any purchase agreements for the purchase of ordinary shares from their issuer at a price which is lower than their market value.

III.15 Related Parties
       The list of the Company's related parties is available on the Company’s website at www.fsk-ees.ru. The list of the members of the Board of Directors and the Management Board is provided in Section I “General information” of this Explanatory Note. The list of related parties includes OJSC “Holding MRSK” and its subsidiaries and associates. It is stipulated by an agreement between the Company and OJSC “Holding MRSK”, under which the Company performs the functions of the sole executive body of OJSC “Holding MRSK”. Other companies are either subsidiaries or affiliates of the Company.

Revenues from Sales to Related Parties
			RUB
			thousand
Purchaser	2012	2011	2010
Electric power transmission services:
JSC “TyumenEnergo”	7,348,338	-	-
JSC “MRSK of Center”	6,866,125	-	-
JSC “MRSK of Ural”	6,697,347	-	-
OJSC “MOESK”	6,572,922	-	-
JSC “MRSK of Center and Volga Region”	5,182,056	-	-
JSC “MRSK of Volga”	5,002,257	-	-
JSC “MRSK of North-West”	4,290,332	-	-
JSC “MRSK of Siberia”	3,531,012	-	-
JSC “LenEnergo”	3,168,480	-	-

45

Purchaser	2012	2011	2010
JSC “MRSK of South”	2,713,532	-	-
JSC “MRSK of North Caucasus”	595,191	848,432	999,835
OJSC “Yantarenergo”	562,490	-	-
OJSC “Dagenergoset”	156,012	-	-
JSC “NurEnergo”	103,581	121,703	105,725
OJSC “Tyvaenergo”	56,582	-	-
Total electric power transmission services	52,846,257	970,135	1,105,560
Lease services:
JSC “ElectroSetServis UNEG”	77,579	45,938	52,769
JSC “CIUS UES”	68,141	21,501	12,956
JSC “MUS of Electric Power Industry”	13,016	17,623	-
JSC “MRSK of Siberia”	6,160	-	-
JSC “MRSK of South”	6,101	-	-
JSC “MRSK of Center”	5,581	-	-
JSC “GlavSetServis UNEG”	9	287	257
Other	14,570	3,829	15,158
Total lease services	191,157	89,178	81,140
Sales of fixed assets, inventories and securities:
JSC “GlavSetServis UNEG”	-	55,789	-
JSC “ElectroSetServis UNEG”	-	22,423	526,397
Other	-	14	2,271
Total for sales of fixed assets and inventories	-	78,226	528,668
HMRSK management:
JSC Holding MRSK	15,968	-	-
Total for HMRSK management	15,968	-	-
Other revenuesy from sales:
JSC “MUS of Electric Power Industry”	82,669	86,125	-
JSC “ChitaTekhEnergo”	82,385	79,887	-
JSC “MRSK of Ural”	20,712	-	-
JSC “TyumenEnergo”	12,154	-	-
JSC “LenEnergo”	5,026	-	-
JSC “Kuban Backbone Grids”	1,091	599	40,762
JSC “GlavSetServis UNEG”	1	73	-
Other	16,074	8,108	98,481
Total miscellaneous revenues from sales	220,112	174,792	139,243
TOTAL revenues from sales to related parties	53,273,494	1,312,331	1,854,611
Purchases from Related Parties
			RUB thousand
Purchaser	2012	2011	2010
Technical maintenance and repair services:
JSC “ElectroSetServis UNEG”	2,937,945	2,569,854	2,624,850
LLC “IT Energy Service”	251,443	124,765	66,550
JSC “GlavSetServis UNEG”	-	19,646	20,558
Other	27,782	-	-
Total technical maintenance and repair services	3,217,170	2,714,265	2,711,958
Customer-developer services:
JSC “CIUS UES”	2,881,500	2,416,696	2,385,250
Total for customer-developer services	2,881,500	2,416,696	2,385,250

46

Purchaser	2012	2011	2010
Tender-based services and equipment and inventory supply:
JSC “MGTES”	1,619,869	-	-
JSC “ElectroSetServis UNEG”	454,794	1,152,506	1,218,612
JSC “EnergoStroySnabKomplekt”	248,722	345,716	240,200
JSC STC FGC UES	179,805	29,569	-
LLC “IT Energy Service”	122,099	22,235	-
JSC “MUS of Electric Power Industry”	11,828	728,347	249,178
JSC “GlavSetServis UNEG”	2,593	124,198	637,674
Other	11,959	-	5,817
Total tender-based services and equipment and inventory supply	2,651,669	2,402,571	2,351,481
CAW and DEW services:
JSC “ElectroSetServis UNEG”	1,030,058	1,233,498	232,247
JSC “DalEnergoSetProekt”	444,392	354,567	506,677
JSC STC FGC UES	291,315	530,331	-
JSC “MRSK of Center and Volga Region”	221,666	-	-
JSC “MUS of Electric Power Industry”	6,100	310,600	-
Other	34,480	67,498	4,039
Total CAW and DEW services	2,028,011	2,496,494	742,963
Telecommunication services and maintenance of telecommunication systems
JSC “MUS of Electric Power Industry”	843,623	731,069	559,420
JSC “ChitaTekhEnergo”	17,976	-	-
Other	-	-	458
Total telecommunication services and maintenance of telecommunication systems	861,599	731,069	559,878
Miscellaneous services:
JSC STC FGC UES	669,812	650,292	-
JSC “Tomsk Backbone Grids”	191,466	190,943	103,282
JSC “Krzhizhanovsky ENIN”	188,346	232,869	56,894
JSC “Kuban Backbone Grids”	173,910	126,620	96,678
CJSC “Electric Power Industry Balance Forecasting Agency”	94,672	103,270	130,164
OJSC “Yantarenergo”	92,673	-	-
JSC “GlavSetServis UNEG”	-	6,761	13,928
Other	59,745	24,358	52,072
Total miscellaneous services	1,470,624	1,335,113	453,018
TOTAL purchases from related parties	13,110,573	12,096,208	9,204,548

       Miscellaneous services include property lease services, R&D services, and any other industrial services.

47

     The services were rendered to the Company at the regular current prices at which similar services are provided for by the specified counterparties in the normal course of business. Settlements for services rendered to the Company are made upon the completion/submission of said services.

Status of Settlements with Related Parties
Accounts Receivable

			RUB thousand
	December 31,	December 31,	December 31,
Debtor	2012	2011	2010	Note
Trade receivables:
JSC “MRSK of Siberia”	4,644,390	-	-	***
JSC “MRSK of South”	1,203,602	-	-	*
OJSC “Yantarenergo”	1,142,163	-	-	*
JSC “LenEnergo”	1,113,255	-	-
JSC “MRSK of Ural”	967,470	-	-
OJSC “MOESK”	941,175	-	-
JSC “MRSK of Center”	912,346	-	-
JSC “NurEnergo”	789,407	667,249	523,642	*
JSC “MRSK of Volga”	730,057	-	-	*
JSC “TyumenEnergo”	714,433	-	-
JSC “GlavSetServis UNEG”	708,676	708,687	708,536	*
JSC “MRSK of Center and Volga Region”	669,591	-	-	*
JSC “MRSK of North-West”	628,279	-	-	*
OJSC “Dagenergoset”	533,828	-	-	*
OJSC “Tyvaenergo”	523,335	-	-	*
JSC “MRSK of North Caucasus”	314,695	346,821	313,303	*
JSC “ElectroSetServis UNEG”	174,155	197,696	258,943	*
Other	26,536	24,407	61,579
Total trade receivables	16,737,393	1,944,860	1,866,003
Advances made:
JSC STC FGC UES	1,476,011	1,138,090	232,968
OJSC “MOESK”	1,101,625	-	-
JSC “ElectroSetServis UNEG”	1,055,091	654,058	806,867
JSC “MRSK of North Caucasus”	800,000	800,000	800,000	*
JSC “MUS of Electric Power Industry”	468,117	32,988	252,510
JSC “DalEnergoSetProekt”	195,674	81,835	-	*
JSC “MRSK of Center”	167,010	-	-
JSC “MGTES”	87,455	1,605,033	56
JSC “MRSK of Ural”	68,500	-	-
JSC “GlavSetServis UNEG”	28,271	28,575	102,601	*
JSC “MRSK of Center and Volga Region”	15,806	-	-
JSC “IT Energy Service”	65	45,070	-
Other	14,071	4,522	56,317
Total advances made	5,477,696	4,390,171	2,251,319
Miscellaneous accounts receivable
LLC “Index of Electric Power Industry-FGC UES”	40,670,745	40,670,745	40,670,745	**
JSC “Kuban Backbone Grids”	5,579,535	5,892,028	6,056,523	*
JSC “NurEnergo”	399,132	338,976	278,820	*
JSC “MRSK of South”	251,536	-	-
JSC “Tomsk Backbone Grids”	212,325	80,403	106,947
JSC “MRSK of Center and Volga Region”	185,176	-	-	**

48

	December 31,	December 31,	December 31,
Debtor	2012	2011	2010	Note
JSC “MRSK of North Caucasus”	145,461	-	-	**
JSC “GlavSetServis UNEG”	55,789	55,789	-
JSC “MIC of the Electric Power Industry”	51,065	43,283	-	*
JSC “LenEnergo”	33,312	-	-
JSC “ElectroSetServis UNEG”	-	222,623
Other	2,029	14,734	65,852
Total miscellaneous accounts receivable	47,586,105	47,318,581	47,178,887
TOTAL receivables of related parties	69,801,194	53,653,612	51,108,400
* Excluding accrued provisions for doubtful receivables

* Non-interest bearing notes

*** Including long-term accounts receivable

Provision for Doubtful Receivables as of 31 December 2012

			RUB thousand
Debtor	Amount w/o	Amount of	Amount with
	provision for	provision for	provision for
	doubtful	doubtful	doubtful
	receivables	receivables	receivables
Provision for trade receivables:
OJSC “Yantarenergo”	1,142,163	799,654	342,509
JSC “NurEnergo”	789,407	757,573	31,834
JSC “GlavSetServis UNEG”	708,676	708,675	1
OJSC “Dagenergoset”	533,828	434,394	99,434
OJSC “Tyvaenergo”	523,335	463,419	59,916
JSC “MRSK of North Caucasus”	314,695	124,694	190,001
JSC “ElectroSetServis UNEG”	174,155	171,033	3,122
Other	12,551,134	18,375	12,532,759
Total provision for trade receivables	16,737,393	3,477,817	13,259,576
Provision for advances made:
JSC “MRSK of North Caucasus”	800,000	800,000	0
Other	4,677,696	29,303	4,648,393
Total provision for advances made	5,477,696	829,303	4,648,393
Provision for miscellaneous accounts receivable:
LLC “Index of Electric Power Industry-FGC UES”	40,670,745	23,546,839	17,123,906
JSC “Kuban Backbone Grids”	5,579,535	348,135	5,231,400
JSC “NurEnergo”	399,132	399,132	0
Other	936,693	27,998	908,695
Total provision for miscellaneous accounts receivable	47,586,105	24,322,104	23,264,001
TOTAL	69,801,194	28,629,224	41,171,970

49

Provision for Doubtful Receivables as of 31 December 2011

			RUB thousand
	Amount w/o	Amount of	Amount with
	provision for	provision for	provision for
	doubtful	doubtful	doubtful
Debtor	receivables	receivables	receivables
Provision for trade receivables:
JSC “GlavSetServis UNEG”	708,687	708,246	441
JSC “NurEnergo”	667,249	640,377	26,872
JSC “MRSK of North Caucasus”	346,821	163,496	183,325
JSC “ElectroSetServis UNEG”	197,696	171,033	26,663
Other	24,407	-	24,407
Total provision for trade receivables	1,944,860	1,683,152	261,708
Provision for advances made:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Other	3,590,171	2,835	3,584,336
Total provision for advances made	4,390,171	802,835	3,584,336
Provision for miscellaneous accounts receivable:
LLC Index of Energy – FGC UES	40,670,745	16,642,688	24,028,057
Other	6,647,836	673,752	5,974,084
Total provision for miscellaneous accounts receivable	47,318,581	17,316,440	30,002,141
TOTAL	53,653,612	19,799,592	33,848,185

50

Provision for Doubtful Receivables as of 31 December 2010

			RUB thousand
	Amount w/o	Amount of	Amount with
	provision for	provision for	provision for
	doubtful	doubtful	doubtful
Debtor	receivables	receivables	receivables
Provision for trade receivables:
JSC “GlavSetServis UNEG”	708,536	708,246	290
JSC “NurEnergo”	523,642	491,923	31,719
JSC “MRSK of North Caucasus”	313,303	34,895	278,408
JSC “ElectroSetServis UNEG”	258,943	254,610	4,333
Other	12,499	21	12,478
Total provision for trade receivables	1,816,923	1,489,695	327,228
Provisions for advances made:
JSC “MRSK of North Caucasus”	800,000	800,000	-
Total provision for advances made	800,000	800,000	-
Provision for miscellaneous accounts receivable:
LLC Index of Energy – FGC UES	40,670,745	3,605,318	37,065,427
Other	6,398,772	557,619	5,841,153
Total provision for miscellaneous accounts receivable	47,069,517	4,162,937	42,906,580
TOTAL	49,686,440	6,452,632	43,233,808

51

Accounts Payable

	RUB thousand
	December 31,	December 31,	December 31,
Creditor	2012	2011	2010
Settlements with suppliers and contractors:
JSC “ElectroSetServis UNEG”	506,687	629,788	531,048
JSC STC FGC UES	210,718	83,009	29,041
JSC “MGTES”	133,086	-	-
JSC “Tomsk Backbone Grids”	132,101	9,969	-
JSC “IT Energy Service”	109,368	15,986	15,152
JSC “Kuban Backbone Grids”	89,018	39,195	-
JSC “DalEnergoSetProekt”	72,210	91,930	111,711
CJSC “Electric Power Industry Balance Forecasting Agency”	50,210	25,423	-
JSC “MUS of Electric Power Industry”	35,125	156,388	47,511
JSC “GlavSetServis UNEG”	-	966	112,469
Other	77,538	59,261	31,263
Total settlements with suppliers and contractors	1,416,061	1,111,915	878,195
Settlements relating to advances received:
JSC “MRSK of Center and Volga Region”	1,164,932	-	-
JSC “TyumenEnergo”	214,468	-	-
JSC “MRSK of South”	213,740	-	-
JSC “MRSK of Volga”	79,581	-	-
JSC “MRSK of Center”	66,096	-	-
JSC “MRSK of Ural”	60,490	-	-
JSC “MRSK of Siberia”	58,068	-	-
JSC “Kuban Backbone Grids”	40,873	40,873	40,873
Other	51,012	5,900	1,558
Total settlements relating to advances received:	1,949,260	46,773	42,431
Other accounts payable:
JSC “CIUS UES”	114,460	211,417	315,493
Other	2,422	3,421	40
Total other settlements	116,882	214,838	315,533
TOTAL payables to related parties	3,482,203	1,373,526	1,236,159

Relations with the Private Pension Fund of the Electric Power Industry
     Contributions to the Private Pension Fund of the Electric Power Industry, which is engaged in voluntary pension insurance for the Company’s employees throughout 2012, amounted to RUB 470,735 thousand (as compared with RUB 383,433 thousand in 2011 and RUB 261,626 thousand in 2010). The balance of settlements with the Private Pension Fund of the Electric Power Industry as of 31 December 2012, 31 December 2011 and 31 December 2010 equaled zero.

Remuneration Paid to Members of the Board of Directors and the Management Board
     Remuneration paid to members of the Board of Directors and the Management Board for their duties within their corporate capacity consisted of their salaries provided for in their employment contracts, as well as year-end bonuses, as determined based on annual performance at the end of the respective year.

     In 2012, the total amount of cash remuneration paid to members of the Board of Directors and the Management Board was RUB 339,701 thousand (as against RUB 419,186 thousand in 2011 and RUB 174,581 thousand in 2010). In 2011, 2010 and 2009, there were no contributions to voluntary pension insurance. The amount of compulsory insurance contributions in 2012 was RUB 36,737 thousand, as against RUB 3,366 thousand in 2011 and RUB 1,316 thousand in 2010. The amount of other non-cash remuneration in 2012 was RUB 1,503 thousand, as against RUB 3,376 thousand in 2011 and RUB 3,710 thousand in 2010.

52

     The list of members of the Company's Board of Directors and the Management Board is provided in the “General information” section of this Explanatory Note.

     The cash flows of the related parties are shown in the table below:

		RUB thousand
Indicator	Code	For 2012	For 2011
Cash flows from current transactions:
Proceeds from the sales of goods	4111	102,252,108	260,491
Proceeds from lease payments	4112	246,557	92,062
Miscellaneous proceeds	4119	679,248	530,229
Payments to suppliers for raw and other materials, work, services	4121	(4,134,580)	(3,987,049)
Miscellaneous payments	4129	(198,058)	-
Cash flows from investment transactions:
Proceeds from the sale of non-current assets	4211	310	-
Receipts of dividends, interest on debt financial investments and other similar proceeds from equity investments in other companies	4214	179,112	253,953
Payments associated with the acquisition, establishment, upgrading, reconstruction and preparation for the use of non-current assets	4221	(134,932,414)	(136,278,807)

III.16 Cash Funds and Cash Equivalents
The composition of cash funds and cash equivalents is as follows:
			RUB thousand
	December 31,	December 31,	December 31,
Indicator	2012	2011	2010
Cash in hand	4,100	3,652	3,666
Cash on settlement accounts	17,519,284	17,239,037	11,233,055
Cash in special bank accounts	4,206	5,018	4,980
Financial documents	2	3	1
Cash in transit	-	-	1,600
Total cash (Line Item 1250)	17,527,592	17,247,710	11,243,302

     All cash is available to the Company for its use.

     The value of cash flows required to maintain the existing level of the Company’s operations is included in current transactions.

53

		RUB thousand
	December 31,	December 31,
Miscellaneous payments associated with current operations (Line Item 4129)	2012	2011
Tax payments (except for VAT)	7,466,469	5,991,827
Insurance payments	1,934,207	1,746,982
VAT	1,090,143	-
Other payments	2,560,594	1,615,110
Total other payments associated with current operations	13,051,413	9,353,919

	December 31,	December 31,
Miscellaneous proceeds from current operations (Line Item 4119)	2012	2011
Bank account interest	1,061,027	755,493
Insurance proceeds	247,531	988,554
VAT	-	953,354
Miscellaneous proceeds	2,599,985	1,581,350
Total miscellaneous receipts from current operations	3,908,543	4,278,751

III.17 Segment Details
     The principal activity of the Company is the provision of electric power transmission services via UNEG, and this activity is one separate production segment which is allocated by the Company based on the existing organizational and management structure and amounts to 98.4% of the proceeds from the sales of goods, products, work and services. Other activities, such as the provision of services for connections to the grid systems, the provision of lease services, etc., do not comply with the conditions of reporting segment detachment as set out in RAS 12/2010 Segments Details, so their details are not reflected separately.

III.18 Securing Liabilities
     Line Item 5810 of “Liabilities issued” of the Appendix to the Accounting Balance Sheet reflects the following as of the end of the reporting year:
- guarantee obligations to the State Unitary Enterprise “Foreign Economic Association “TechnoPromExport” in the amount of RUB 30,815 thousand;
- liabilities issued to the banks for the Company’s employees in relation to housing loans in the amount of RUB 78,889 thousand.
     Line Item 5800 “Liabilities received” of the Appendix to the Accounting Balance Sheet reflects the following:
- liabilities under the Property Pledge Agreement with JSC “Kuban Backbone Grids” in the amount of RUB 1,003,247 thousand against the loan extended (this information is disclosed in clause 3.8.2). Real property was rendered as a pledge. The real property consisted of facilities related to UNEG without the right to use the same. The fair market value of said property was appraised as of 5 September 2005 and amounted to RUB 1,003,247 thousand;
- liabilities under the flat pledge agreements in the amount of RUB 52,643 thousand;
- the sum of liabilities in the amount of RUB 95,104,115 thousand represents bank guarantees against advance payments which the Company re-pays in accordance with the provisions of the contracts for the construction of electrical power industry facilities.
- the sum of other liabilities is RUB 20,163 thousand.

54

     The organizations guaranteeing the sureties received in the form of third-party guarantees (clause 8 of the Appendix to the Accounting Balance Sheet and the Profit And Loss Account) are shown in the table below:

			RUB thousand
	December 31,	December 31,	December 31,
Guarantor	2012	2011	2010
JSC Alfa Bank	13,616,295	3,857,410	450,502
CJSC Commercial Bank Otkrytie	12,502,437	10,850,608	11,205,141
JSC GazPromBank	6,637,404	15,510,048	11,450,341
JSC Nomos Bank	5,939,405	6,487,683	7,705,474
JSC Khanty-Mansiysk Bank	5,896,921	7,388,074	3,378,669
JSC Saint Petersburg Bank	5,248,362	8,266,711	7,135,128
JSC UralSib Bank	3,892,114	594	5,327,589
OJSC “Credit Bank of Moscow”	3,685,260	2,924,615	6,597
JSC MDM Bank	3,548,685	4,075,901	4,707,278
JSC Zenit Bank	3,524,186	4,558,733	480
LLC “Vneshprombank”	3,505,861	464	-
JSC VTB Bank	3,270,339	5,618,150	6,109,565
OJSC “Sberbank of Russia” and its branches	2,911,976	2,828,814	1,546,826
CJSC CB GlobEx	2,587,422	3,961,618	-
JSC PromSvyazBank	2,566,874	14,571,429	7,944,124
JSC PetroKommerz Bank	1,559,583	3,239,590	3,811,252
JSC JSCB ProBiznesBank	2,068,536	3,530,316	3,171,039
CJSC JSCB TransCapitalBank	1,621,592	5,324,473	-
JSC AB Russia	1,542,240	178,173	10,803
OJSC “MTS Bank”	1,412,586	1,916,096	21,586
JSC TransCreditBank	862,119	3,967,871	3,979,810
JSC Nota-Bank	57,154	2,498,405	4,535,534
Other	12,543,685	16,207,647	31,702,758
TOTAL	95,104,115	127,763,423	114,200,496

III.19 Estimated Liabilities, Contingent Liabilities and Contingent Assets
     The Russian tax, currency and customs laws allow for various constructions and are subject to frequent alterations.
     The Company's management team does not exclude the possibility that in the future there may be certain disputes with regulatory authorities with respect to certain transactions performed in the reporting or previous periods (including transactions related to corporate re-organization, as well as any reforms in the electric energy sector) and such disputes may result in changes in the Company’s financial performance. In accordance with clause 28 of the Provision on Business Accounting “Estimated Liabilities, Contingent Liabilities and Contingent Assets” of RAS No. 8/2010, no detailed information about such transactions is disclosed within the reporting.
     Tax audits in practice suggest that tax authorities may take a more rigorous stance in terms of interpreting relevant laws and in relation to auditing tax calculations, and that certain transactions and operations which were not previously disputed may be subject to future disputes. As a result, significant additional taxes, late fees, and penalties may be charged and collected. Tax audits may cover a period of three calendar years of operations, which immediately preceded the tax audit year. Under certain circumstances, even earlier periods may be subject to tax audits.

55

     According to an opinion of the Company's management team, as of 31 December 2012, the corresponding provisions of the current laws were construed by Management in a fair and correct manner, and that the Company’s standing will remain stable in terms of tax, currency and customs laws.
     The estimated liability under the non-State pension provision for employees is not recorded in the 2012 financial statements. As of 31 December 2012, the size of the estimated liability was RUB 184,972 thousand (as against RUB 135,378 thousand as of 31 December 2011).

Financial Crisis
     The Russian economy is predominantly an emerging market. In particular, it features a relatively high inflation rate and relatively high interest rates. The recent global financial crisis had a material (negative) impact on the Russian economy. In 2012, there were signs of recovery within the Russian economy. These signs were validated by the country’s moderate economic growth. The recovery was accompanied by increasing household income and a reduction in lending rates, as well as a stabilizing exchange rate for the Russian ruble in relation to major currencies, as well as an increased level of market liquidity.
     The Company's management is currently unable to evaluate the impact of a possible deterioration in the economic recovery including any deterioration on exchange and capital markets.
     Russia's future economic development largely depends on the efficiency of decisions made by the Russian Government taking into account changes in tax laws and political changes as well.
     The Company's management team is also unable to foresee all possible changes which may influence the Russian economy and, hence, the effect of such an influence on the Company’s future financial standing. The Company's management team undertakes every possible measure to support the financial standing and future growth and well-being of the Company.
     According to the Company’s management team, the construction of projects under contracts for the implementation of the technological connection of consumers’ electric power plants to the Company’s grids is not included in technical connection activities covered by such contracts; instead, it is associated with preliminary activities providing for meeting the Company’s obligations in relation to implementing consumers’ technological connections. In this regard, the Company's management team believes that there is no need to distribute the Company’s income under the above-mentioned contracts for the period starting from the launch of said construction in order to form the income tax base. In the event of any such claims by the tax authorities, the Company’s management team believes that the Company may expect, with high probability, a favorable outcome for litigation as related to this.

III.20 Events after the Reporting Date
     On 6 March 2013, the placement of the additional issue of securities (dated 3 December 2012) was completed. The number of actually placed securities is 6,754,357,256 shares in the amount of RUB 3,377,179 thousand, with a par value of RUB 0.50 per share. The share of actually placed securities to the total number of offered securities of the additional issue is 82.73%. As of 31 December 2012, the reflected accounts payable in relation to contributions in the Authorized Capital amount to RUB 3,247,909 thousand (please, see clause 3.12 above).

56

     On 6 February 2013, the Company submitted to the registering body a notice on the results of the issue of non-convertible interest-bearing documentary bearer bonds with the possibility of early redemption at the request of holders and at the discretion of the Issuer. 10,000,000 bonds with a par value of RUB 1,000 each, due on the 5,460th day, were placed.
     By 16 January 2013, the Company paid out to the Series 19 bond holders a coupon yield of RUB 39.64 per bond based on a coupon rate of 7.95% per annum. The total amount of income paid out under the 3rd coupon is RUB 792,800 thousand. The Company’s Series 19 bonds in the amount of RUB 20 billion issued for 12 years were placed on 21 July 2011. The 1st coupon rate was established subject to the closing of the Bid Book. The interest rates under coupons 2-14 are equal to the interest rate of the 1st coupon. The placement terms provide for the creditor’s entitlement to present their bonds for redemption in 7 years.
     On 5 January 2013, the Company paid out the first coupon under the Series 22 bonds for a total of RUB 448,800 thousand. The State registration number of the issue is 4-22-65018-D dated 7 June 2011. The interest rate for the first coupon is 9.0% per annum; the coupon yield is RUB 44.88 per bond.

Chairman of the Management Board	O.M. Budargin

Chief Accountant	A.P. Noskov

15 March 2013

57

Appendix No. 4. Accounting reports of the Issuer for 9 months of 2013 issued in accordance with Russian Accounting Standards

Appendix to Order No. 66n of the Russian Ministry of Finance (dated 2 July 2010) (as revised by Order No. 124n of the Russian Ministry of Finance (dated 5 October 2011))

BALANCE SHEET
as of	30 September	20	13

			CODES
		OKUD Form No. 1	0710001
		Date (year, month, day)	2013	09	30
Company	Joint Stock Company “Federal Grid Company of Unified Energy System”	as per OKPO	56947007
Tax identification number (TIN)		TIN	4716016979
Activity	power transmission	as per OKVED	40.10.2
Form of legal entity’s incorporation / form of ownership		as per OKOPF/OKFS	47	41
open joint stock company / mixed Russian property with a federal share
Unit:	RUB thousand	as per OKEI	384
Location (address)	5A Akademika Chelomeya Street, Moscow, Russia, 117630
		Approval date
		Mailing (acceptance) date

Notes	ASSET	Indicator code	As of 30 September 2013	As of 31 December 2012	As of 31 December 2011
	1	2	3	4	5
	I. NON-CURRENT ASSETS
	Intangible assets	1110	1,212,526	1,292,900	805,353
	Research and development results	1120	950	57,172	187,016
	Fixed assets, including:	1130	595,773,034	594,542,847	446,893,366
	land plots and natural resources	1131	1,461,850	1,102,621	908,541
	buildings, machines and equipment, structures	1132	589,773,499	588,726,129	441,700,146
	other fixed assets	1133	4,537,685	4,714,097	4,284,679
	Income-bearing investments in tangible assets	1140	-	-	-
	Financial investments	1150	52,817,645	52,802,915	82,047,395
	Deferred tax assets	1160	-	-	-
	Other non-current assets, including:	1170	393,035,920	362,970,976	389,567,997
	equipment for installation	1171	30,019,043	30,150,753	25,728,284
	investments in non-current assets	1172	304,255,424	266,311,382	279,473,415
	advance on non-current assets	1173	57,949,932	65,670,208	83,665,006
	other non-current assets	1174	811,521	838,633	701,292
	TOTAL for Section I	1100	1,042,840,075	1,011,666,810	919,501,127
	II. CURRENT ASSETS
	Inventory, including:	1210	7,752,860	6,655,077	9,103,234
	raw materials, materials and other similar assets	1211	7,722,874	6,625,091	9,073,248
	finished goods and goods for sale	1212	29,986	29,986	29,986
	Value added tax (VAT) on purchased assets	1220	2,254,691	1,954,497	2,941,805
	Accounts receivable, including:	1230	48,576,570	60,763,828	61,727,036
	Accounts receivable (payments are expected more than 12 months from the balance sheet date), including:	1231	2,768,409	6,176,698	8,102,357
	customers and consumers	1232	921,635	3,669,502	2,658
	advance payments made	1233	17	-	-
	other debtors	1234	1,846,757	2,507,196	8,099,699
	Accounts receivable (payments are expected within 12 months from the balance sheet date), including:	1235	45,808,161	54,587,130	53,624,679
	customers and consumers	1236	23,309,525	18,441,861	10,860,149
	amounts owed by members (founders) as share capital payments	1237	-	-	-
	advance payments made	1238	1,704,112	1,695,610	2,769,193
	other debtors	1239	20,794,524	34,449,659	39,995,337
	Financial investments (except cash equivalents)	1240	38,093,604	23,803,449	26,556,873
	Cash and cash equivalents	1250	14,250,265	17,527,592	17,247,710
	Other current assets	1260	897,735	624,065	415,320
	TOTAL for Section II	1200	111,825,725	111,328,508	117,991,978
	BALANCE	1600	1,154,665,800	1,122,995,318	1,037,493,105
1

LIABILITY	Indicator code	As of 30 September 2013	As of 31 December 2012	As of 31 December 2011
1	2	3	4	4
III. CAPITAL and RESERVES
Charter capital (share capital, charter fund, contributions of partners)	1310	633,570,508	630,193,329	627,974,064
Shares re-purchased	1320	-	-	-
Revaluation of non-current assets	1340	217,147,792	217,604,452	199,878,174
Additional capital (without revaluation)	1350	31,867,163	31,867,163	31,867,163
Reserve capital	1360	13,038,463	13,038,463	13,038,463
Undistributed profit (uncovered loss), including:	1370	(46,445,879)	(43,100,962)	(19,231,762)
Uncovered loss of past years	1371	(42,644,302)	(43,100,962)	(19,231,762)
Undistributed profit of past years	1372	-
Undistributed profit of the reporting year	1373	-	-	-
Uncovered loss of the reporting year	1374	(3,801,577)		-
TOTAL for Section III	1300	849,178,047	849,602,445	853,526,102
IV. LONG-TERM LIABILITIES
Borrowed assets	1410	223,349,473	192,500,000	130,000,000
Deferred tax liabilities	1420	22,779,665	16,947,196	8,148,365
Estimated liabilities	1430	-	-	-
Other liabilities	1450	51,251	33,473	17,424
TOTAL for Section IV	1400	246,180,389	209,480,669	138,165,789
V. SHORT-TERM LIABILITIES
Borrowed assets	1510	18,834,036	23,089,798	1,775,001
Accounts payable, including:	1520	39,577,412	40,016,902	43,345,565
suppliers and contractors	1521	22,614,300	19,675,908	21,322,659
amounts owed to the company staff	1522	734,520	211,572	303,835
amounts owed to State non-budgetary funds	1523	249,231	103,689	66,958
taxes and fees payable	1524	1,038,628	543,947	1,180,141
advances received	1525	10,201,740	11,481,086	10,430,926
other creditors	1526	4,727,727	7,989,434	9,983,735
payables to members (founders)	1527	11,266	11,266	57,311
Deferred income	1530	275,041	275,041	275,041
Estimated liabilities	1540	620,875	530,463	405,607
Other liabilities	1550	-	-	-
TOTAL for Section V	1500	59,307,364	63,912,204	45,801,214
BALANCE	1700	1,154,665,800	1,122,995,318	1,037,493,105

Chief Executive		A.E. Murov	Chief Accountant		A.P. Noskov
	(signature)	(print name)		(signature)	(print name)

“	30	“	October	2013

Appendix to Order No. 66n of the Russian Ministry of Finance (dated 2 July 2010) (as revised by Order No. 124n of the Russian Ministry of Finance (dated 5 October 2011))

STATEMENT OF FINANCIAL RESULTS
as of	30 September 2013

			CODES
		OKUD Form No. 2	0710002
		Date (year, month, day)	2013	09	30
Company	Joint Stock Company “Federal Grid Company of Unified Energy System”	as per OKPO	56947007
Tax identification number (TIN)		TIN	4716016979
Activity	power transmission	as per OKVED	40.10.2
Form of legal entity’s incorporation / form of ownership		as per OKOPF/OKFS	47	41
open joint stock company / mixed Russian property with a federal share
Unit:	RUB thousand	as per OKEI	384

Notes	Indicator		For the reporting period	For the same period of the previous year
	Description	Code
	1	2	3	4
	General income and expenses
	Net proceeds from the sale of goods, products and services (net of VAT, excise duties and other similar compulsory payments), including:	2110	114,672,928	101,458,820
	electric power transmission services	2111	113,256,171	100,114,081
	other activity	2112	1,416,757	1,344,739
	Production cost of goods, products and services sold, including:	2120	(89,697,484)	(77,829,068)
	electric power transmission services	2121	(88,741,641)	(77,140,727)
	other activities	2122	(955,843)	(688,341)
	Gross earnings (2110 + 2120)	2100	24,975,444	23,629,752
	Commercial expenses	2210	-	-
	Management expenses	2220	(8,712,606)	(6,520,263)
	Profit (loss) from sales (2100 + 2210 + 2220)	2200	16,262,838	17,109,489
	Participation capital	2310	118,193	181,395
	Interest receivable	2320	3,514,443	2,970,014
	Interest payable	2330	-	-
	Miscellaneous income	2340	38,319,441	105,094,288
	Miscellaneous expenses	2350	(55,979,513)	(111,333,619)
	Profit (loss) before tax (2200 +2310 + 2320 + 2330 + 2340 + 2350)	2300	2,235,402	14,021,567
	Current income tax, including:	2410	(179,222)	(1,741,829)
	constant tax liabilities	2411	(5,564,611)	(4,800,429)
	Deferred tax liabilities changes	2430	(6,055,920)	(5,846,769)
	Deferred tax assets changes	2450	(223,451)	(16,144)
	Other, including:	2460	(25,288)	(214)
	Other similar compulsory payments	2461	(5,139)	(214)
	Income tax correction for the previous periods	2462	(20,149)
	Net income (loss) for the reporting period	2400	(3,801,577)	6,416,611

Form 0710002 p. 2

Notes	Indicator	As of 30 2013	As of 30 2012
	FOR REFERENCE
	Result of non-current asset revaluation, not included in net income (loss) for the period
	Result of other transactions, not included in the net income (loss) for the period
	Total profit or loss for the period	(3,801,577)	6,416,611
	Basic earning (loss) per share	(0.00301)	0.00510
	Diluted earning (loss) per share

Chief Executive		A.E. Murov	Chief Accountant		A.P. Noskov
	(signature)	(print name)		(signature)	(print name)

“	30	“	October	2013

Appendix No. 5. The Issuer’s Accounting policy for 2013

1

DECREE

29 December 2012
       No. 831

(as amended by JSC FGC UES’ Decree No. 187 dated 27 March 2013)

On the approval of JSC
FGC UES’ 2013
Accounting Policy

       In accordance with the Russian Federation Federal Law No. 402-FZ “On Accounting” (dated 6 December 2011), the Russian Tax Code, and requirements of accounting law, as well as Russian laws on taxes and dues, IT IS HEREBY ORDERED:

       1. To approve:
       1.1. The 2013 Accounting Policy Statement for Accounting Purposes, in compliance with Appendix No. 1 hereto;
       1.2. The 2013 Accounting Policy Statement for Taxation Purposes in compliance with Appendix No. 2 hereto;
       1.3. The Operational Chart of Accounts, in compliance with Appendix No. 3 hereto;
       1.4. The Album of the unified forms of primary accounting documents in compliance with Appendix No. 4 hereto;
       1.5. Accounting reporting forms in compliance with Appendix No. 5 hereto;
       1.6. Accounting reporting ledgers in compliance with Appendix No. 6 hereto.
       2. Mr. A.P. Noskov, Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant), together with the heads of the structural sub-divisions of JSC FGC UES’ executive office and JSC FGC UES’ affiliates (MES, PMES) shall ensure the appropriate application of the Accounting Policy’s major elements.
       3. Mr. A.V. Kazachenkov, First Deputy Chairman of the Management Board, shall be responsible for control over implementing this Decree.

Chairman of the Management Board	O.M. Budargin

2

For distribution to: Executive Office and branches of JSC FGC UES.
A.P. Noskov
I.N. Nesterova
710-95-42
Authorizations by: A.V. Kazachenkov, A.P. Noskov, L.Yu. Akimov

3

Appendix No. 1
to JSC FGC UES’ Decree
No. 831 dated 29 December 2012

2013 Accounting Policy Statement
for Accounting Purposes.

4

     Introduction
     Structurally, this 2013 Accounting Policy Statement for Accounting Purposes (hereinafter referred to as the “Accounting Policy”) of Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter referred to as the “Company”) consists of three basic sections:
     1. Organizational aspects of the Accounting Policy include a description of the procedure for organizing the Company’s accounting department activity process with a view to successfully achieving the Company’s objectives and the process of economic and administrative decision-making.
     Organizational aspects of the Accounting Policy cover:
  specific features of the Company management;
  performed activities;
  principles of the accounting department organization.
     2. Methodological aspects of the Accounting Policy represent the procedure for accounting for business transactions that affects the assessment of the financial status and the order of achievement of the Company’s financial performance.
     This Accounting Policy fixes accounting procedures that standardize accounting methods applied in the Company, which considerably affect assessments and decision-making by interested users of the financial statements.
     3. Technical aspects of the Accounting Policy include:
  types, composition and the frequency of thepresentation of financial statements;
  procedure for making an inventory of the Company’s assets and liabilities.
     The Company’s Accounting Policy is shaped by the Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant) and approved by a decree of the Company’s Chairman of the Management Board.

     1. Organizational aspects of the Accounting Policy
     1.1. Background information on JSC FGC UES
     JSC FGC UES was established in accordance with the electric energy reform program carried out in the Russian Federation, as the management organization of the Unified National (all-Russian) Energy Grid (UNEG), for the purpose of preserving and developing it. The UNEG combines the grids, which belong both to JSC FGC UES and other owners.
     Pursuant to Russian laws, JSC FGC UES is a natural monopoly entity, and its activity is regulated by the government.
     The General Meeting of Shareholders is the highest management body of JSC FGC UES. The Chairman of the Management Board, as the sole executive body, and the Management Board, as the collegiate executive body elected by the Company's Board of Directors, manage the Company’s current activities.
     1.2. Separate structural sub-divisions of the Company
     The existence of the following structural sub-divisions is the specific feature of the Company’s structure that has an impact on selecting ways and methods of accounting:
  The existence of separate structural sub-divisions transferred to a separate balance sheet and having their own settlement and current accounts with banking organizations;

5

  The existence of separate structural sub-divisions having their own settlement and current accounts with banking organizations.
     All the Company’s sub-divisions are structurally grouped according to their types of activity and geographic regions.
     Separate structural sub-divisions do not comprise legal entities; they are vested by the Company with property and carry out their activity in accordance with:
  Regulations on separate structural sub-divisions;
  Other internal regulatory documents established and adopted by the Company.
     Separate structural sub-divisions in accordance with their location:
  perform part of the Company’s functions stipulated by their production capacities within the limits stipulated by Russian Federation laws and internal regulatory documents adopted by the Company;
  collect, process and submit to the Company information required for standard/ordinary operations of the Company;
  perform other activities and functions incidental to the Company’s objectives subject to the decisions of the Company’s management bodies.
     The Company’s affiliates (MES, PMES), separate sub-divisions have their own accounting departments, and prepare financial, tax, statistical and other statements.
     1.3. Description of the activities performed by the Company
     The Company performs the following activities:
  Activities regulated by the government:
       1.       transmission of electric energy;
       2.       technological connections.
  Non-regulated activities:
       3.       agency activities;
       4.       construction of facilities for third parties;
       5.       other non-regulated activities.
     The Company maintains separate accounting of income, expenses, and financial results for the above-mentioned types of activity.
     1.4. Methods of accounting organization at the Company
     1.4.1. The Company’s accounting department
     The Chairman the Company’s Management Board is responsible for the accounting organization in the Company, and compliance with current laws in the course of the Company’s economic activities.
     Business accounting is maintained by the Company’s structural sub-division – the Department for Financial Accounting and Reporting headed by the Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant), as well as by the accounting departments of separate structural sub-divisions which are responsible for business accounting maintenance and which are headed by the chief accountants of separate structural sub-divisions.
     The Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant) of the Company is responsible for accounting, and the timely presentation of full and true accounts. The Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant) of the Company ensures control over the conformity of existing economic transactions to Russian Federation laws, control over property circulation and the discharge of commitments, and supervises the observance of the requirements of this Accounting Policy, and the development of proposals for its further improvement. Instructions and decrees issued by the Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant) of the Company, relating to accounting issues are binding upon all sub-divisions of the Company.

6

     1.4.2. Accounting departments of separate structural sub-divisions
     Managers of separate structural sub-divisions are responsible for the organization of business accounting at their sub-divisions and the observance of applicable laws in performing economic operations. Managers of separate structural sub-divisions are bound to: create the required conditions for proper accounting maintenance, ensure strict observance with all structural sub-divisions, departments and employees of the requirements of the chief accountants of the separate structural sub-divisions, as well as the requirements of the Department for Financial Accounting and Reporting of the Company on the issues of executing and presenting the accounts of documents and information.
     The accounting departments of separate structural sub-divisions headed by the chief accountants are responsible for business accounting. The chief accountants of separate structural sub-divisions are liable under Russian Federation laws. They enforce the observance of laws in performing all economic transactions, the presentation of current information, the preparation of accounting statements, tax reports, statistics, and other reports within duly fixed timelines.
     The instructions and requirements of the chief accountants of the Company’s structural subdivisions on accounting issues are binding upon all employees of said separate corporate structural sub-divisions.
     The Company organizes and maintains accounting in separate structural subdivisions in accordance with:
  the current laws of the Russian Federation;
  Regulations on separate structural sub-divisions;
  this Accounting Policy;
  other internal corporate regulatory documents.
     1.4.3. Method of accounting organization in the Company
     The Company keeps business accounting using the automatic method and using SAP R/3 software and other software products. All sub-divisions of the Company apply the single operational chart of accounts set forth in Appendix 3 to this Decree.
     1.4.4. Documentation of business transactions
     Business transactions are recommended to be executed with the use of primary accounting documents given in the Album of unified forms of primary accounting documents, in compliance with Appendix 4 hereto, or with the use of forms specified in standard contracts approved by the Company.

7

     In case a business transaction is to be executed with a primary accounting document which is not specified in Appendix 4 hereto or is different from the forms approved by the Company, the forms of such documents shall be agreed upon when entering into a contract that gives rise to said transactions. This being the case, the forms must contain the following details:
1)	the name of the document;
2)	the date of the document;
3)	the name of the entity which drew up said document;
4)	the substance of the economic event;
5)	the size of actual and (or) monetary measurement of the economic event, specifying the units of measurement;
6)	the position of the person(s) who made a transaction and is (are) responsible for the correctness of its execution, or the position of the person(s) responsible for the correctness of the execution of the accomplished event;
7)	the signatures of the persons indicated in Clause 6 of this Paragraph specifying their full names or other details necessary to identify said persons.
     The forms of the primary accounting documents that meet the aforementioned requirements and are agreed upon when entering into a contract are deemed duly approved.
     Primary accounting documents which are drawn up based on the forms of the business partners, are not specified in Appendix 4 hereto, and are not provided for in a contract, shall be approved by the Company’s internal regulatory documents in the form of addendums to the Company’s Accounting Policy.
     An accounting department of the structural sub-division, which performs business transactions, keeps primary accounting documents and ledgers. Primary accounting documents and ledgers are stored within the terms set pursuant to the rules for the organization of the State archives, but for not less than five years.
     For the purpose of accounting for the income and expenses of the Company’s separate structural sub-divisions, the above sub-divisions deliver monthly company financial statements in the form approved by the Company’s internal regulatory documents. The manager and the chief accountant of a separate structural sub-division, who sign the financial statements, are responsible for their proper preparation.
     Should property and funds be transferred from one structural sub-division to another upon the expiration of a certain time, the division, which receives the property and funds, is bound to keep accounts of their circulation.
     The schedule of the Company’s document flow with respect to any incoming, outgoing and internal accounting documents is approved by the Company’s internal regulatory documents. The schedule of the document flow comprises internal regulatory documents of the Company, which regulate the document flow of the different accounting components and the financial and economic activities of the Company.
     The power to sign primary accounting and other documents is established by the Company’s internal regulatory documents. Managers of the units (the heads of departments, offices, etc.) enjoy the power to sign documents, if such power results from the performance of their functional duties and in accordance with that manager’s power of attorney.

8

     1.4.5. Correction of accounting errors
     An error is considered material if it, either individually or together with other errors for the same accounting period, may impact the economic decisions that users make based on accounting statements prepared for this accounting period.
     The issues relating to correction of errors and the procedure for disclosing information on errors in accounting and financial statements, as well as the degree of the impact of an error on economic decisions made by users are resolved by the Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant), in accordance with the Accounting Regulations “Correction of errors in the accounting and financial statements” (RAS 22/2010).

     2. Methodological aspects of the Accounting Policy
     This Accounting Policy is prepared in accordance with the regulatory documents that cover the procedure for preparing and presenting accounting statements in the Russian Federation.
     Such documents are as follows:
  Russian Federal Law No. 402-FZ “On Accounting” (dated 6 December 2011);
  Russian Accounting Standards (RAS) approved by the Russian Ministry of Finance, as well as methodological recommendations, instructions, and other applicable regulatory documents of the Russian Ministry of Finance.
     The principal provisions of the Accounting Policy applied by the Company for accounting and preparing accounts are outlined below.
     The Company’s accounting statements include performance indicators for all separate structural sub-divisions (including those with independent balance sheets) and do not include indicators of the subsidiaries and affiliates.

     2.1. Non-current assets recognition
     2.1.1. Fixed assets
     Recognition of fixed assets
     Tangible assets are recognized as fixed assets subject to the simultaneous observance of conditions set by the Accounting Regulations “Accounting of fixed assets” (RAS 6/01).
     Fixed asset items, the rights to which are subject to State registration in accordance with applicable Russian laws, and with respect to which capital investments are finalized, construction, technical and respective primary accounting documents of acceptance – takeover are executed, but the title to which is not registered in the manner prescribed by the laws, are transferred to the group of fixed assets. The Company ensures separate analytical records of the said items.
     Books, booklets and other print materials purchased are not recognized as fixed assets for accounting purposes. Expenses related to their acquisition are considered as expenses for the period in which they are made. The Company does not set up a library stock. To ensure safekeeping of these items in operational activities, a provision is made for due supervision of their flow, in accordance with the Company’s internal regulatory documents.

9

     Valuation and recognition of fixed assets
     The unit of fixed asset accounting is an inventory item.
     Fixed assets are grouped into a single inventory item according to their functional features, subject to documents certified by technical specialists.
     An inventory item of fixed assets is an item with all fixtures and fittings, or an individual structurally autonomous object intended to perform certain independent functions, or a self-contained set of structurally interconnected and integrated objects intended to perform certain work.
     A set of structurally interconnected objects is one or several objects of the same or different function that have common fixtures and fittings, common management, mounted on the same base, and, as a result, each object of the set may perform its functions only as a part of the set, rather than autonomously.
     In case one and the same item has several parts, the useful lives of which differ significantly, each such part is recognized as an independent inventory item.
     Fixed assets are recognized for accounting purposes at their acquisition cost.
     The acquisition cost of fixed assets is formed in accordance with the relevant requirements of regulatory accounting documents.
     The acquisition cost of fixed assets includes expenses associated with checking the operation of fixed assets (testing, commissioning and start-up, other work), as well as expenses associated with bringing such assets into good order and condition.
     Expenses related to the registration of rights to fixed asset items, as well as other expenses arising after said fixed asset items are recognized for accounting purposes, are accounted for as part of other expenses.
     The value of fixed assets, at which they were recognized for accounting purposes, may not be changed other than in respect to further construction, refitting, reconstruction, upgrading, technical re-tooling, partial liquidation or due to any other similar reasons.
     Work caused by changes in the technological or service assignment of equipment, building, structures or any other facility in fixed assets, by increased load and/or other new qualities are referred to as fitting-out, completion of equipment, and / or upgrading.
     Reconstruction refers to any retrofit of the existing fixed assets related to improving any process and enhancing its technical and economic indicators, and is performed subject to a fixed assets rehabilitation project for the purpose of increasing production capacities, improving quality and changing the relevant product mix.
     Technical retooling refers to a set of initiatives aimed at improving the technical and economic indicators of fixed assets or any part thereof based on the introduction of advanced equipment and technology, production mechanization and automation, and the upgrading and replacement of obsolete and worn-out equipment with any new and more productive equipment.
     The Company’s expenses connected with further construction, refitting, reconstruction, upgrading, and the technical retooling of fixed asset items increase their acquisition cost upon the completion of the above-mentioned activities.
     Expenses for the routine and major repairs of fixed assets are recognized as expenses incurred from ordinary operations in the reporting period, in which they are incurred.

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     Partial liquidation refers to quality change (degradation) in the physical or technical properties of items, which results in a decrease in the economic benefits from the use of said items.
     In the event of the partial liquidation of separate parts of fixed asset items, their initial cost is reduced upon the completion of said partial liquidation process.
     The value adjustment of a fixed asset item is reflected on a sub-account of thefixed asset retirement opened for accounting for fixed assets. The initial cost of a fixed asset item is allocated to the debit side of the above sub-account, which corresponds to the respective sub-account of the fixed asset account, whereas the amount of the accumulated depreciation for the period of the productive use of this item in the organization is allocated to the credit side, which corresponds to the depreciation account on the debit side. Upon completion of the retirement procedure, the depreciable value of the fixed asset item is written off from the credit side of the sub-account of the fixed asset retirement account to the debit side of the profit-and-loss account as other expenses.
     The Company revalues its fixed assets on an annual basis. Said revaluation is performed in accordance with the Company’s internal regulatory documents by groups of homogeneous items of fixed assets.
     Depreciation of fixed assets
     The value of fixed assets is redeemed by way of depreciation accrual, unless otherwise stipulated by applicable Russian laws or this Accounting Policy.
     Depreciation is accrued based on the straight-line method.
     The useful life of fixed assets is determined on the day of the recognition of the fixed asset items for accounting purposes by the committee, the composition of which is approved by the Company’s Director or another duly authorized person.
     When determining the useful life of fixed asset items, the Company refers to the classification of fixed assets included into amortization groups, which is approved by Russian Government Decree No. 1 “On the classification of fixed assets included in depreciation groups” (hereafter referred to as the Classification) as of 1 January 2002.
     If some items of fixed assets are absent in the Classification, the useful life for accounting purposes is determined based on an expert appraisal performed by the Company’s technical specialists subject to technical conditions (the item’s technical documentation) as follows:

  based on the anticipated useful life of an item in accordance with anticipated productivity or capacity;
  based on the anticipated wear and tear, which depends on the operational mode, natural conditions (environment), impact of corrosive substances, and the maintenance/repairs systems used;
  based on regulatory and other restrictions on the use of such an item. When previously used facilities of fixed assets are acquired, their useful life is determined as follows:
  based on the useful life of a fixed asset decreased by the number of months of the concerned item's operation by its previous owners;
  if it is impossible to determine the useful life using the above-mentioned method (e.g., the actual useful life is higher or equal to the maximum useful life established for the items of such a classification of the depreciation group), the Company, at its discretion, determines the useful life of the concerned fixed asset considering safety requirements and other factors.

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     In the event of an improvement (increase) in the originally accepted standard indicators for the operation of a fixed asset item, as a result of fitting-out, refitting, reconstruction or technical re-equipment, the useful use of an item is revised within the group it belongs to.
     Depreciation of a fixed asset item is accrued from the first day of the month following the month when said fixed asset item is recognized for accounting purposes, and is performed until the full value depreciation of the concerned item or until said fixed asset item is written-off from the Company’s financial accounts.
     The value of the fixed asset item that does not exceed RUB 40 thousand per unit, is deducted to expenses for production (sales expenses) by way of a one-time accrual of the depreciation of fixed assets in the amount of their initial value, when they are transferred to production or operation.
     2.1.2. Intangible assets
     Recognition of intangible assets
     Intangible assets cover acquired or created items that do not have any material and substantial content, but have value and are used in the economic activities of an organization for a long period of time (more than one year) and which generate profit.
     Valuation of intangible assets
     Intangible assets are recognized for accounting purposes at their acquisition cost. The acquisition cost of intangible assets is formed in accordance with the requirements of regulatory accounting documents.
     If expenses associated with the acquisition, development, production, and bringing intangible assets to the conditions, in which they are fit for operation, are identified after said intangible assets are recognized for accounting purposes, they are reflected as other expenses.
     The unit of intangible asset accounting is an inventory item.
     An inventory item of intangible assets is a collection of rights arising out of one patent, certificate, agreement on the alienation of the exclusive right to intellectual property or individualization means, or in accordance with other procedures established by law, and intended to perform certain independent functions. A complex item that includes several protected intellectual deliverables (for example, integrated technology) may also be recognized as an inventory item of intangible assets.
     The Company does not revalue groups of homogeneous intangible assets.
     The Company performs an impairment test with respect to its intangible assets once a year as of 31 December of the reporting year.
     Amortization of intangible assets
     The cost of intangible assets, other than research and development, design and experimental, and technological works, which yield positive results and are not subject to legal protection, is redeemed using amortization accrual.
     The amortization of intangible assets is accrued using the straight-line method based on a fixed useful life.

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     The useful life of intangible assets is determined by a committee, the composition of which is approved by the Chairman of the Management Board (or in the case of a separate structural sub-division – by its senior manager) or an authorized person when said intangible assets are recognized for accounting purposes based on:

  the duration of a patent, a certificate or other restrictive periods of use of intellectual property items in accordance with applicable Russian laws;
  the anticipated useful life of an item, during which the Company may gain economic benefits (income).

     2.1.3. Research and development, design and experimental, and technological works
     Expenses associated with any research and development, design and experimental, and technological works (hereafter referred to as R&D) are accounted for within a separate sub-account, “R&D expenses” of Account 08 “Investments in noncurrent assets”.
     Analytical accounting is performed individually by the type of work and contracts (orders).
     The accounting unit for R&D expenses is an inventory item (the totality of expenses related to performed work, the results of which may be independently used for the production of goods (work / services) and for the Company’s management needs).
     After R&D completion, the works that yielded positive results and are subject to legal protection, but are not registered in the manner prescribed by laws, are transferred to a separate sub-account of Account 08 “Investments in non-current assets”. In the event that the Company is confident that its R&D initiatives will yield a positive result and will be duly registered, the Company may transfer them to such a separate sub-account of Account 08 “Investments in non-current assets”, before the completion of the aforementioned works. Upon receipt of a certificate executed as required by law, the works are transferred to the respective subsidiary accounts of Account 04 “Intangible assets”.
     R&D activities that yield positive results and are not subject to legal protection are transferred to a separate sub-account of Account 08 “Investments in non-current assets”. These R&D activities are transferred to the respective sub-account of Account 04 “Intangible assets” from the time of the actual use of their results in the production of goods (work / services) or for the Company’s management needs.
     Expenses associated with R&D that yielded positive results are subject to expensing under ordinary operations from the first day of the month following the month in which the actual use of the deliverables commenced in production or for the Company’s management needs.
     The expenses are deducted based on the straight-line method. The period over which R&D expenses are to be written off is determined by the Company, based on the anticipated usage term of the R&D results, during which the Company is able to gain economic benefits, but for not more than 5 years. The useful life is determined by the Company’s collegiate body (committee).
     R&D activities, in which the Company generates positive results and the writing-off period of which is determined as exceeding one reporting period, are reflected in the balance sheet in the Section “Non-current assets”.
     In case R&D have not yielded any positive results, such expenses are recognized as Miscellaneous Expenses from the reporting period.

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     In case R&D deliverables are no longer used in production (performance of work, provision of services) or for the Company’s management needs, as well as when it becomes obvious that there will be no economic benefits in the future from the use of said deliverables, the amount of expenses associated with R&D, which is not booked to general expenses, shall be written-off to miscellaneous expenses (to the debit of balance account 91 “Miscellaneous income and expenses”) as of the date of the resolution to stop the use of the deliverables (in question).
     2.1.4. Capital investments, equipment to be installed and design and exploration works
     Recognition of capital investments
     Capital investments cover the Company’s expenses for investments into fixed assets including expenses for new construction, development, an increase in dimensions, performance improvement or the acquisition of long-lived assets (exceeding 1 year), which are not intended for sale.
     Accounting for capital investments
     Analytical accounting of long-term investments in construction is performed in accordance with the Company’s internal regulatory documents.
     Investments in non-current assets are accounted for at actual costs, which, inter alia, include interest expenses related to bank loans and other loan obligations used for this purpose (only to the extent of interest accrued before fixed assets are commissioned and registered for accounting purposes).
     The developer’s expenses for project construction consist of expenses related to project erection (construction), commissioning, and handing over to a relevant investor, as well as the anticipated expenses related to construction and its financing.
     The developer’s expenses related to contract work accepted for payment or paid, which were performed by a contractor at the completed projects, are accounted for as construction in progress prior to their commissioning or handing them over to a relevant investor.
     Expenses associated with the payment for the Client’s office activities are accrued and allocated under the procedure established by the Company’s internal regulatory documents. General capital expenses are allocated to the inventory value of fixed assets included in the internal construction project in accordance with the Company’s internal regulatory documents.
     The Company maintains the accounting of long-term investments on account 08 “Investments in non-current assets”, by separate sub-accounts, according to the types of capital investments made.
     Analytical accounting of capital investments in the SAP R/3 system is performed within account 36, in accordance with the operational chart of accounts.
     Expenses for design and exploration works are recognized on account 08 “Investments in non-current assets”, by projects under development. Upon completion of design and exploration works, approval of the design and estimate documentation “approved for construction” and the issuance by the Company’s management of a respective order on the approval of the construction title, the expenses related to this project are allocated to project construction expenses.

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     Design and experimental works that failed to yield positive results, and design and estimate documentation that was not “approved for construction” are recognized for accounting purposes as follows:

  in case it is resolved to terminate projects, they are recognized as other expenses of the reporting period;
  in case it is resolved to suspend the construction project, for which design and experimental works have been performed, they are recognized as “Non-current assets”, until said construction is resumed.

     The cost of construction in progress, which is performed both in-house and by contracting, is reflected in the balance sheet in the sub-section “Construction in progress”.
     Upon the completion of project construction, the Company determines the inventory value of each component commissioned as a separate inventory unit of fixed assets. The inventory value is comprised of actual expenses for construction work and other capital expenses accrued therein.
     At the time of acquisition, equipment requiring assembly is entered into the accounting records at a price that includes the supplier’s price and the cost of other services related to the acquisition of said equipment, presented and accepted before the object is included for accounting purposes. In the event of unbilled deliveries – at the accounting price of similar goods (in the event of unbilled deliveries of imported equipment – at the contract price).
     2.2. Recognition of financial investments
     The accounting unit of financial investments is a homogeneous population of financial investments.
     The measurement unit of financial investments is a minimum unit of each type of financial investment, which may be alienated in the future as an independent asset.
     To ensure the formation of full and accurate information on financial investments, as well as proper control over their availability and movements, the following is established as the minimum units for accounting for financial investments:

  for shares – a batch (group) of shares of one issuing company, one type (ordinary or preferred), one issue;
  for bonds – a block (group) of bonds of one issuer, one issue;
  for contributions to authorized capitals – contribution to one organization;
  for deposits – a deposit placed under one agreement; for loans granted – a loan granted under one agreement;
  for acquired rights of a claim – the right of a claim acquired under one agreement to one business partner;
  for notes – a note of one giver, of one type (ordinary or transfer, interest-bearing or non-interest-bearing), of one number.

     Transactions connected with investments in deposits are accounted for by the Company on account 55 “Special bank accounts”, and are reflected in financial accounting as follows:
- investments in deposits with a fixed payback period are reflected as part of financial investments, irrespective of the period length;
- investments in non-fixed deposits (call deposits) are cash equivalents and are reflected as part of cash and cash equivalents.
     The Company keeps financial investment accounts, as sorted by short-term and long-term financial investments.

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     Short-term financial investments are financial investments if the fixed dates of their repayment do not exceed one year or when the maturity date is not specified, and they are reflected in financial accounting as current assets.
     Investments made for the purpose to possess and/or gain benefit over the course of more than one year and reflected in accounting as non-current assets are recognized as long-term financial investments.
     Financial investments are accepted for accounting at their initial cost.
     The initial cost of financial investments is formed in accordance with the requirements of regulatory accounting documents.
     In the event of minor expenses (with the exception of amounts payable under contracts to sellers) for the acquisition of such financial investments as securities, versus the amount payable under a contract to a seller, the Company recognizes said expenses as other expenses in the reporting period, in which said securities were recognized for accounting purposes. The amount, the ratio of which to the aggregate amount of the respective data for the accounting period amounts to at least 5% and the non-disclosure of which may affect the economic decisions of concerned users made based on the relevant accounting information, is recognized as a substantial amount.
     Financial investments, for which it is possible to determine their current market value in a duly established manner, are reflected in financial accounting as of the end of the reporting year at their current market value by adjusting their valuation as of the previous reporting date. The Company makes this adjustment annually as of the last reporting date. Moscow Interbank Currency Exchange (MICEX) data is used to determine the market value of financial investments as of the above-mentioned reporting date.
     The difference between the valuation of financial investments at the current market value as of the reporting date and the previous valuation of financial investments is accounted for as part of miscellaneous income and expenses (on account 91 “Miscellaneous Income and Expenses”).
     Financial investments, for which a fair market value cannot be determined, are subject to reflection in the business accounting and financial statements at their acquisition cost (as of the reporting date). The Company performs an impairment test with respect to its financial investments once a year as of 31 December of the reporting year.
     In the event of any sustainable and significant reduction in the value of financial investments, for which no market value can be determined, the Company establishes a provision for the impairment of said financial investments for the difference between their book value and the assessed or calculated value.
     The Company establishes said provision for the revaluation of its financial investments using the Company’s financial results as other expenses.
     The cost of financial investments, the market value of which cannot be determined, and with respect to which the Company established a provision for impairment, is accounted for at the book value net of the amount of said provision.
     With respect to debt securities, for which the current market value cannot be determined, the Company allocates the variance between the initial cost and the nominal cost on a straight-line basis within the period of their circulation taking into due account proceeds payable subject to the conditions of their issue to the financial results (as other income and expenses).

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     With respect to debt securities and loans granted, the Company does not evaluate them subject to their capitalized value.
     In the event of the retirement of assets recognized for accounting purposes as financial investments, for which the current market value cannot be determined, except for the following types of financial investments, their value is determined based on the initial cost of financial investments that were acquired first (hereinafter – the FIFO method).
     Contributions to the authorized (share) capital of other organizations (except for shares of any joint stock companies), loans granted to other organizations, deposits in credit institutions, accounts receivable acquired based on the assignment of claims, are evaluated at the initial cost of each financial asset that is disposed of from the above-mentioned accounting items.
     In the event of the retirement of assets recognized for accounting purposes as financial investments, for which the current market value is determined, the Company evaluates them based on the last valuation. In the event that on the retirement date the revaluation of such financial investments was not performed from the moment of their acquisition, their cost is determined based on the FIFO method.
     2.2.1. Procedure for determining the circulation period of promissory notes (notes)
     With respect to notes with the “upon presentation but not earlier” maturity date, which were acquired prior to 1 January 2009, the discount is determined based on the assumed period of the note circulation, which is equal to the number of days from the acquisition date until the “not earlier” date plus 365 (366) days.
     With respect to notes with the “upon presentation but not earlier” maturity date, which were acquired after 1 January 2009, the discount is determined based on the assumed period of the note's circulation equal to the number of days from the date of the acquisition until the “not earlier” date.
     2.3. Recognition of inventories
     Valuation and recognition of inventories
     The accounting unit of inventories is a stock number.
     The Company keeps an analytical record of inventories based on the use of balance lists.
     Inventories are recognized for accounting purposes at their actual cost.
     The actual cost of inventories is formed in accordance with requirements of the regulatory accounting documents.
     In the event of unbilled deliveries, inventories are reflected at their contract prices.
     In case there is no contract price, inventories are recognized for accounting purposes at the moving average valuation, as of the date of the materials recognition.
     The moving average valuation is determined as the average cost of materials and supplies directly at the moment when they are recognized. When calculating the average valuation, the quantity and cost of inventories as at the beginning of the month and all entries up to the moment of dispatch are taken into account.
     In case the moving average valuation cannot be used, inventories are recognized for accounting purposes at their market prices.

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     Inventories in transit (beneficially) owned by the Company are reflected on account 15 “The manufacture and acquisition of tangible assets” until they arrive at the warehouse at the cost as provided for in the relevant contracts.
     When transferred to production or otherwise disposed of, materials are valued within a separate division with a separate balance sheet using the average production cost and the “moving average valuation” method.
     Inventories accepted into safe custody and for processing are reflected on the off-balance account 002 “Inventory items accepted into safe custody” and account 003 “Materials accepted for processing”.
     Special features of manufacturing and acquiring inventories
     The manufacture and acquisition of inventories is reflected on account 15 “The manufacture and acquisition of tangible assets” and on account 16 “Materials cost deviation”.
     Account 15 “The manufacture and acquisition of tangible assets” reflects the value of inventories and ordering costs (hereinafter referred to as OC).
     OC associated with the delivery of inventories are allocated to the cost of incoming inventories in proportion to the cost of inventories at the time of the arrival of the relevant settlement documents related to OC.
     In case that at the time of OC allocation, inventories, to which OC relate, are reflected on account 10 “Materials”, the OC cost increases the cost of these inventories.
     In case that at the time of OC allocation, the relevant inventories are written off from account 10 “Materials”, the OC cost is written off from account 15 “The manufacture and acquisition of tangible assets” to account 16 “Materials cost deviation”, and at the end of the month, they are written off to accounts, to which the inventories had been written off.
     The deviation between the actual cost and the accounting cost of inventories released to production or written off due to a variety of reasons is automatically reflected on account 16 “Materials cost deviation”. Thus, any transactions on account 16 “Materials cost deviation” are acceptable only in the case that there are no aforementioned inventories available at the warehouse.
     The deviation in the cost of acquired inventories, which are accumulated within a month on account 16 “Materials cost deviation”, are subject to monthly write offs to the relevant types of expenses and costs (production cost, capital investment, shortfalls, and losses, etc.) in proportion to the accounting cost of written-off inventories.
     Accounting for overalls, special-purpose tools, special devices, and special equipment
     Irrespective of their useful lives, any overalls, special-purpose tools, special devices, and special equipment are recognized for accounting purposes as inventories at the time of their acceptance.
     The cost of overalls, the useful life of which does not exceed 12 months, is fully written off to the debit side of the respective production expense accounts at the time they are handed over to the Company’s employees.
     The cost of overalls, the useful life of which exceeds 12 months, is depreciated based on the straight-line method from the month following the month of the issue and subject to the useful life of said overalls established by industry sector standards or – in case there are no such standards available – according to the relevant internal corporate regulatory documents.

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     The accounting department maintains quantitative analytical data sheets for overalls on the balance accounts in the SAP/R3 software suite, the cost of which is fully written off to the debit side of the respective production expense accounts at the time they are handed over to the Company’s employees.
     The Company maintains group accounting with respect to the overalls of the same type and the same cost (less than RUB 40,000) delivered simultaneously to one of the Company’s structural sub-divisions, the useful life of which does not exceed 12 months.
     Each item of overalls in operation, the useful life of which exceeds 12 months, is recognized as a separate accounting unit.
     Recognition of goods
     Goods acquired by the Company for (re)sale are recognized for accounting purposes on a sub-account of account 41 “Wholesale goods” at their acquisition cost.
     Goods sold in retail are recognized for accounting purposes on a sub-account of account 41 “Retail goods” at their retail prices, plus markup.
     Expenses related to the manufacture and delivery of purchased goods to central warehouses incurred prior to their actual sale are included in selling expenses, except when such expenses are included – pursuant to a relevant contract – in the price of the goods purchased.
     Goods accepted into safe custody are reflected on the off-balance account 002 “Inventory items accepted into safe custody”.
     In case of the sale (dispatch) of goods accounted for at their acquisition cost, they are valued using the “moving average valuation” method within a sub-division that has its own balance sheet.
     2.4. Recognition of expenses
     The Company accounts for its expenses separately by the functional types of activities that are fixed by the Company’s internal regulatory documents.
     The Company forms cumulative information relative to the Company’s general expenses and reflects it on the relevant sub-accounts of account 20 “Core operations”.
     General and administrative expenses, as well as the general production expenses of separate structural sub-divisions, are reflected on the sub-accounts of account 20 “Core operations” and allocated by activity types, according to the Procedure for planning, accounting and allocating for expenses by activity types.
     The general administrative expenses of a separate sub-division – the executive office – are reflected on balance sheet account 26 “General administrative expenses”.
     30 accounts within the SAP R/3 software suite are used for accounting expenses. The expenses of separate sub-divisions are closed monthly on a relevant sub-account of account 20 “Core operations”, with a subsequent allocation to the cost of sales. Expenses that form the cost of sales of a branch are transferred to the balance sheet of the Company’s executive office from account 79 “Intra-organizational settlements” for the purpose of forming the Company’s total cost of sales.
     Selling expenses are accumulated for a month on account 44 “Selling expenses”. At the end of a month, they are fully written off on to the debit side of account 90.2 “Cost of sales”.

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     Expenses related to the property lease are recognized as expenses from ordinary operations.
     The Company allocates its property tax, land tax, transport tax, and water tax to general expenses.
     Recognition of work in progress
     Functionally, work falling under the category “Construction of facilities for third-party organizations”, which are not handed over to a client at the end of the reporting period, are recognized for accounting purposes as work in progress (WIP).
     The Company maintains analytical accounting of WIP objects in terms of accounting items, including in terms of work paid or payable and those performed by third parties pursuant to relevant construction agreements.
     Work in progress is reflected on the balance sheet of the separate sub-division responsible for construction under direct cost items that include:
       - expenses for materials, semi-products and components;
       - expenses for the remuneration of employees involved in performing the work;
       - expenses for equipment requiring assembly;
       - expenses for the services of third-party organizations directly connected with the construction of a specific project (including sub-contracting expenses, the performance of design and exploration, assembly work, etc.);
       - amortization charged for fixed assets used for performing construction work for third parties;
       - any other expenses.
     The expenses for subcontracted work to be included in the cost of the balance of work in progress is determined by comparing specific work accepted from subcontractors and work handed over to customers during the reporting period.
     The actual cost of construction work performed by the Company without subcontracting, prior to handing over the construction project to a customer, is reflected as work in progress on a separate sub-account of account 20 “Core operations” and is determined as the total cost for performing said work.
     2.5. Recognition of deferred expenses
     Expenses incurred during the reporting period, but related to subsequent reporting periods, are recognized as deferred expenses.
     The period, to which deferred expenses refer, is determined based on the period during which economic benefits (proceeds) are anticipated. This period is determined in accordance with the procedure specified in the Company’s internal regulatory documents. Deferred expenses are written off on a straight-line basis during the above-mentioned period.
     In case it becomes obvious that economic benefits (income) cannot be received, an unamortized part of the deferred expenses is included in the expenses of the reporting period, in which it became known that no economic benefits (income) would be received.
     Deferred expenses with a write-off period of less than 12 months are reflected in the accounting statements as short-term assets.
     Deferred expenses with a write-off period exceeding 12 months are reflected as long-term assets.

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     2.6. Recognition of settlements with advance holders
     Settlements with advance holders associated with business trips and representation expenses are recognized on separate sub-accounts.
     Such information on one and the same advance holder is reflected in the balance sheet in its expanded format.
     2.7. Accounting for credits and loans
     The Company’s debts to the lender (creditor) for received loans and credits are divided in financial accounting into:
     - short-term debt, which shall, under the contract terms, be re-paid within 12 months (account 66 “Settlements in respect to short-term credits and loans”);
     - long-term debt, the repayment period of which, under the contract terms, exceeds 12 months (account 67 “Settlements in respect to long-term credits and loans”).
     The Company converts long-term debt into short-term debt. The Company converts its long-term debts for received loans and credits into short-term debts when, subject to the terms and conditions of the loan and/or credit contract, there are 365 days remaining until the principal repayment date.
     Upon the expiration of the maturity date, the Company converts the term debt into overdue debt. The Company converts its short-term debt under received loans and credits into overdue debt on the day following the day when, pursuant to the terms and conditions of the loan and / or credit agreement, the Company (debtor) should have repaid the principal.
     Interest on received loans is allocated between the value of an investment asset and current expenses, in accordance with the procedure specified in the Company’s internal regulatory documents.
     To provide a fair presentation of the value of the Company’s assets, interest on notes and bonds shall also be allocated to the value of an investment asset.
     Other expenses related to received credits and loans shall be written off at the time that they are incurred.
     2.8. Recognition of provisions
     The Company shall create a provision for doubtful debts and a provision for annual (basic and additional) leaves.
     Provisions for doubtful receivables
     If accounts receivable are recognized as doubtful, the Company creates a provision for doubtful debts and allocates the provision amounts to financial results. The provision is created based on the amount of accounts receivable (including VAT).
     The Company forms a provision for doubtful debts on a quarterly basis.
     The Company creates provisions for doubtful debts of any kind that are not repaid or if there are reasons to believe that they will not be re-paid and that are not secured by a relevant guarantee.
     If the doubtful debt, for which a provision was earlier formed, is partially repaid, the amount of the provision is assigned to the financial results in proportion to the amount of received partial payment. The Company checks doubtful accounts receivable for changes in the probability of their repayment on a quarterly basis.
     If the debt, for which a provision was earlier formed, is re-paid in full, or there are positive changes with respect to the reliability of the counterparty, the provision amounts are restored.

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     The Company writes-off bad debts, which were earlier recognized as doubtful and for which a provision has been earlier formed, at the expense of provision funds. If the amount of bad debt exceeds the relevant provision, it is written off to financial results.
     Debts written off upon the expiration of the limitation period are reflected on off-balance account 007 “Written-off debt of insolvent debtors” within 5 years from the write-off date to monitor the possibility of debt collection should a debtor’s material position change.
     Provisions for doubtful debts are calculated and recorded in accounting in accordance with the Procedure for creating provisions for doubtful debts.
     Provision for annual (basic and additional) leaves.
     To determine the size of the estimated liability in the form of payments for unutilized leaves for corporate employees, as of 31 December 2012, a provision for annual (basic and additional) leaves is formed.
     When calculating the estimated liability for vacation compensation, the Company also takes into account its liability for paying insurance contributions that will lead to a reduction in the Company’s economic benefits if the relevant events occur, e.g. granting leaves to employees or paying compensation for unutilized leave.
     The created provision is reflected on account 96.
     The total amount of accrued vacation allowance, together with accrued insurance contributions, is written off at the expense of the created provision, including in the case of a ‘passing leave,’ i.e. when a leave begins in one month and extends into another. Upon payment of the vacation allowance, the estimated liability is discharged, irrespective of whether a leave is ‘passing’ or not (in nature).
     If in the accounting period the actual expenses for paying vacation allowance are larger than the size of the provision for leaves created at the beginning of the period, then the excess amount is included in current expenses.
     The provision for annual (basic and additional) leaves is calculated and reflected in accounting, in accordance with the Procedure for creating and using the provision for annual (basic and additional) leaves.
     2.9. Accounting for taxes and dues
     The amount of taxes and dues to be reflected in accounting are calculated according to regulations established by Russian laws on taxes and dues.
     Expenses related to taxes and dues are reflected in accounts in the period to which they refer, based on the correlation principle between income and expenses by periods.
     The amounts of taxes and dues are included in the value of assets if the payment of said taxes and dues is directly associated with the creation of said assets and if the paid taxes will not be compensated from the budget in the future.
     Deferred tax assets and liabilities related to profit tax are recognized as of the end of each reporting period for all time differences, which occurred or ceased to exist in the period, both for deductible and taxable assets and liabilities.
     2.9.1. Profit tax calculation
     The amount of profit tax is determined based on the value of contingent expenses (contingent income) for profit tax, adjusted by the amounts of permanent tax liability, deferred tax assets and deferred tax liability during the reporting period. Contingent expenses (contingent income) for profit tax is accounted for on a separate sub-account of the income and expenses account.

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     The Company keeps a separate account for permanent and temporary differences; information on said permanent and temporary differences is formed based on the primary accounting documents in tax ledgers.
     Permanent differences of the reporting period are recorded in tax ledgers. Permanent tax liability, which is reflected on a separate subaccount of income and expense account, is formed on the basis of special ledgers.
     Temporary (deductible and taxable) differences for the reporting period are accounted for within special tax ledgers, based on which deferred tax assets and liabilities are formed and reflected on relevant accounts.
     Profit tax assets and liabilities are accounted for on accounts 09 “Deferred tax assets” and 77 “Deferred tax liabilities”, in correspondence with accounts 68 “Settlements in respect of taxes and dues” and 99 “Profit and loss”. Analytical accounting pertaining to these accounts is organized by the types of tax assets and liabilities, as well as by reasons for the occurrence of said temporary and permanent differences.
     The amount of the deferred tax asset and the deferred tax liability is reflected in a contracted (short) manner on the Company’s balance sheet.
     No accrual of a monthly profit tax advance is reflected within the Company’s business accounting.
     2.10. Recognition of income
     Income from ordinary activities includes core income generated on a regular basis and connected with ordinary production activities.
     The Company records its income separately by activities that are fixed by the Company’s internal regulatory documents.
     Income related to property leases is recognized as income from ordinary activities.
     Income associated with granting (for a fee) rights, which result from patents for invention, industrial models and other types of intellectual property, is recognized as other income.
     Positive foreign exchange differences are recognized as other income.
     Income in the form of the Company’s recovered reserves is recognized as other income.
     2.10.1. Accounting for income and expenses under construction contracts
     The Company maintains separate records for construction contracts for each executed contract. In cases where one contract provides for the construction of a complex of objects for one or several customers within the scope of a single project, then, for accounting purposes, the construction of each object is considered as a separate contract subject to the following:

  there is technical documentation available for the construction of each object;
  income and expenses can be accurately determined in relation to each object.

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     Income and expenses under construction contracts, the implementation of which takes more than one reporting year (long-term), or under construction contracts, the start and finish dates of which fall under different reporting years, are determined by the Company using the “as and when ready” approach.
     To recognize revenue and expenses under a contract which employs the “as and when ready” approach, the Company determines the level of completeness of work under said contract as of the reporting date, based on the percentage of work completed as of the reporting date from the total scope of work under contract through the expert assessment of the scope of completed work.
     In case it is impossible to provide a true and fair assessment of the financial result of contract performance during any reporting period and yet there is a possibility that expenses incurred in the course of said performance may be reimbursed, then the revenues under this contract are recognized in the profit and loss statement in an amount equal to the amount of the incurred losses, which in this reporting period are considered to be collectable.
     Revenue under any contract recognized under the “as and when ready” approach is accounted for by the Company until the full completion of work (stage) as an independent asset item – “revenues accrued but not submitted for payment”.
     2.11. Accounting for deferred income
     Income generated in the accounting period, which meets the criteria for its recognition, but relates to subsequent reporting periods, is reflected in the financial accounting as deferred income.
     Deferred income include:

  forthcoming (future) revenues from shortfalls identified in the previous periods, the difference between the amount subject to collection from those found responsible and the balance value of the missing assets;
  the value of assets received by the Company on a non-repayable basis.

     2.12. Accounting for leasing transactions
     For the purpose of business accounting, leasing transactions are divided into:

  financial lease (leasing) transactions;
  operational lease transactions.

     2.12.1. Financial lease (leasing)
     To determine that a lease is a ‘financial lease’, the relevant provisions of the Russian Civil Code and Russian Federal Law No. 164-FZ “On Financial Leases” dated 29 October 1998 (hereinafter – Law No. 164-FZ) must be complied with.
     Under a financial lease contract (leasing contract), the lessor undertakes to acquire the title to a property from the seller as identified to it by the lessee, and to provide said property to the lessee for temporary use, for a fee, for the lessee’s entrepreneurial purposes.
     The conditions of the leased property recognition by the lessor or lessee are determined in accordance with the provisions of a respective financial lease contract.
     Lease payments are the total amount of payments made under the leasing contract during the entire term of the leasing contract, which includes the reimbursement of the lessor’s expenses related to the acquisition and transfer of leased assets to the lessee, the reimbursement of expenses related to the provision of other services provided for in the leasing contract, as well as the lessor’s income (clause 1 article 28 of Law No. 164-FZ).

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     Lease payments (in so far as they do not contain the redemption value of assets received under the leasing contract) are included by the lessee to general expenses and allocated to the debit side of production cost accounts, depending on where the leasing equipment is used.
     Depreciation on fixed assets acquired from the lessor is accrued based on the redemption value of items and the remaining useful life (the useful use during which the relevant item of fixed assets may be used reduced by the actual usage period specified by the owner of said leased assets).
     2.12.2. Operational lease
     An operational lease is a type of lease, under which the lessor retains the main risks and benefits relating to the ownership of fixed assets. An operational lease includes lease agreements that do not meet the criteria for the financial lease.
     Leased assets are accounted for by inventory numbers, operation locations, accountable persons and other analytical features necessary to ensure asset safety. The lessee books the leased objects on its off-balance account 001 “Leased fixed assets”.
     The leased property is reflected in the lessor’s accounts on a separate sub-account of the “Fixed assets” account.
     The lessor shall accrue depreciation throughout the entire period of the lease if the leased property is recognized as a fixed asset or an intangible asset.
     Expenses and income related to said operational lease are accrued in the period, to which said expenses and income relate. Expenses and income related to the lease of fixed assets are accounted for as general income and expenses on balance account 90 “Sales”.
     When the leased property is returned from an operational lease, the lessee stops accounting for said property on its off-balance account. However, the lessor in this case shall not alter the procedure for accounting for the leased property.
     Expenses for rent, as well as other expenses incurred under the lease agreement to maintain the leased fixed assets used in the production of goods (performance of work / provision of services) are included by the lessee to general expenses.
     Expenses related to the lease of fixed assets include depreciation deductions and other expenses associated with the lease of assets under the terms and conditions of the lease contract.
     2.13. Accounting for shortfalls and losses resulting from the impairment of assets
     Shortfalls and losses due to the impairment of tangible assets, as identified at the time of their acceptance from relevant suppliers, are recognized for accounting purposes at the actual cost of the impaired tangible assets.
     Shortfalls and losses within the rates of natural loss, as well as within the limits of the values provided for in the contract, are not added to the initial tangible asset cost.
     Shortfalls and losses identified in excess of the rates of natural loss, as well as in excess of the limits provided for in the contract, are allocated to the settlement of claims laid either to suppliers, or transport companies, or any other organizations, in relation to asset shortfalls or losses, which were incurred in transit.
     Shortfalls and losses within the rates of the natural loss are allocated to production costs (selling expenses).

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     Shortfalls and losses in excess of the rates of natural loss identified as a result of inventory are allocated to the responsible parties and are reflected in the reports as accounts receivable. If the responsible parties are not identified or the legal court refused to recover losses from said parties, then such shortfalls and losses are allocated to other expenses.

     3. Technical aspects of the Accounting Policy
     3.1. Types and composition of accounting statements, procedure for their preparation and presentation to relevant users
     The accounting statements include all essential indicators required to form a true and complete understanding of the Company’s financial standing, its financial performance, and changes in its financial standing.
     An indicator is deemed essential if its non-disclosure affects the economic decisions of concerned users made based on accounting information. The Company’s decision as to whether an indicator is essential depends on the evaluation of said indicator, its nature, as well as the specific circumstances of its occurrence.
     The Company’s accounting statements include the following:
     1) balance sheet;
     2) profit and loss statement;
     3) statement of changes in equity;
     4) cash flow statement;
     5) explanatory note including the appendix to the balance sheet.
     The annual accounting statements also include an audit report.
     Indicators of the accounting forms are determined pursuant to Decree No. 66n of the Russian Ministry of Finance “On the forms of corporate financial statements” (dated 2 July 2010). However, if necessary, the Company may introduce additional data and indicators into the accounting forms or exclude them in accordance with the Company’s internal regulatory documents.
     Appendices (explanatory notes) to the balance sheet and the profit and loss statement are compiled in a table form.
     The Company applies accounting forms in a consistent manner, from one reporting period to another.
     Accounting statements are drawn up in thousand rubles and signed by the Company’s Chief Accountant and the Chief Executive.
     The Company prepares its accounting statements for the quarter, six months, nine months, and one year within the timeframes specified by the Company’s senior management.
     The Company’s quarterly statements are deemed to be interim statements.

Composition of accounting statements and accompanying (supporting) documents	Presentation
frequency
	Quarterly	Yearly
Balance sheet	✓	✓
Profit and loss statement	✓	✓

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Composition of accounting statements and accompanying (supporting) documents	Presentation frequency
	Quarterly	Yearly
Statement of changes in equity		✓
Cash flow statement		✓
Explanatory note including the appendix to the balance sheet		✓
Audit report		✓

     3.2. Setting up the inventory taking process with respect to the Company’s assets and financial liabilities, and the relevant general rules
     In accordance with Article 11 of Russian Federal Law No. 402-FZ “On Accounting” (dated 6 December 2011) and the “Methodological guidelines for the inventory of assets and financial liabilities” approved by Decree No. 49 of the Russian Ministry of Finance (dated 13 June 1995), the Company performs an inventory of its of assets and financial liabilities.
     The frequency and procedure for making an inventory of the Company’s assets are governed by relevant accounting regulatory documents and the Company’s internal regulatory documents.
     To make such an inventory, the Company forms a central inventory commission. The composition of the Commission is approved by a decree of the Company’s Chairman of the Management Board or any other duly authorized person in accordance with the Company’s internal regulatory documents.
     The frequency and procedure for making an inventory of the Company’s assets are governed by relevant accounting regulatory documents and the Company’s internal regulatory documents.
     The Deputy Chairman of the Management Board, the Head of Department for Financial Accounting and Reporting, as well as the heads of other structural subdivisions of the Company’s executive office are members of this central inventory commission.
     In the Company's separate structural sub-divisions, an inventory is made by working inventory commissions. The composition of said working inventory commissions in separate sub-divisions and the procedure for their formation are determined by a regulatory order of the relevant manager.
     Specialists and experts with good knowledge of inventory issues and accounting department employees are also members of the commission(s). The absence of at least one commission member during the inventory process serves as grounds for rendering the results of such an inventory null and void.
     The heads of the separate structural sub-divisions of the Company are responsible for the accuracy and timeliness of the inventory of tangible assets, fixed assets, work in progress, and financial liabilities.
     The manager responsible for inventory in the Company ensures that the activities of all inventory commissions are coordinated.

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     The inventory of transmission lines, substation property, other fixed assets and property located on the territory of affiliated companies, subsidiaries, and other companies which operate the relevant facilities (including the operation of facilities under lease contracts) requires the compulsory presence (participation) of the Company’s representatives.
     Inventory results are documented in the form of a protocol that should be approved by the manager of a separate structural sub-division and submitted to the central inventory commission for further approval of the inventory results by the Company’s Chief Executive or another duly authorized person.
     The main final inventory documents are inventory check sheets prepared by the accounting departments of the Company’s separate structural sub-divisions.
     The central inventory commission is responsible for approving the final conclusion and proposals based on the inventory results.

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Appendix 2 to JSC FGC UES’ Decree No. 831 dated 29 December 2012

2013 Accounting Policy Statement
for Taxation Purposes

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     Introduction
     This Accounting Policy Statement for Taxation Purposes (hereinafter – “Accounting Policy”) is a selected set of ways (methods) used by Open Joint Stock Company “Federal Grid Company of Unified Energy System” (hereinafter – the “Company”) and admitted by the Russian Tax Code (hereinafter – “RTC”) to determine, recognize, estimate and distribute income and (or) expenses, as well as to account for other financial and economic performance data of the Company as necessary for taxation purposes.
     Structurally, the Accounting Policy consists of the following six basic sections:
     1. The Accounting Policy section “Organization and maintenance of tax records” contains the description of the frequency and order of maintenance for tax records, and the procedure for document safety, as well as the terms and specific features of records management. This section comprises specific features of the maintenance of tax records and the preparation of tax reports, as well as the procedure for keeping invoice logs, and purchase and sales ledgers.
     2. The Accounting Policy section “Profit tax” comprises the following subsections:
  tax ledgers;
  taxation base calculation procedure;
  recognition of income;
  recognition of expenses;
  separate accounting;
  budget settlements relating to profit tax;
  procedure for determining the depreciable value of depreciable assets.
     3. The Accounting Policy section “Value added tax” (VAT) comprises the following sub-sections:
  VAT calculation and payment;
  allocation of VAT tax deductions with respect to taxable and non-taxable transactions;
  calculation of the VAT amount for export transactions.
     4. The Accounting Policy section “Property tax”
     5. The Accounting Policy section “Other taxes”, which comprises the following sub-sections:
  transport tax;
  personal income tax (PIT);
  other taxes.
     6. The Accounting Policy section “Contributions to extra-budgetary funds”

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     Procedure for forming, approving and amending the Accounting Policy
     The Accounting Policy shall be approved by a decree of the Chairman of the Company’s Management Board.
     The Accounting Policy shall be amended in the following cases:
  in case of changes in taxation and revenue laws – not earlier than such changes enter into force;
  in case of changes in the applied accounting methods – from the beginning of a new tax period;
  in case new types of activity are introduced – from the beginning of the reporting (tax) period in which new types of activity are introduced.
       All amendments made to the Accounting Policy shall be approved by a decree of the Chairman of the Company’s Management Board.

     1. Organization and maintenance of tax records
     1.1. Frequency and order
     The Company calculates the taxation base following the results of each accounting (tax) period using the tax accounting data as the basis.
     1.2. Tax accounting
     Tax accounting is a system of information fusion/consolidation applied to determine the taxation base using data from primary documents (and / or any other documents that indirectly confirm incurred expenses), which are grouped in accordance with the procedure provided for in the Russian Tax Code and this Accounting Policy. Tax accounting data is the data recorded in accounting ledgers, itemized tables, accountant’s certificates, and other corporate documents that compile information on taxable items.
     1.3. Tax accounting system
     The tax accounting system is formed in such manner as to provide reliable indicators of the approved profit tax return, in particular:
  income and expense amounts;
  the procedure for determining the share of expenses considered for taxation purposes during the current tax (accounting) period;
  the remaining amount of expenses (losses) to be allocated to expenses in the following tax periods;
  the outstanding amount for budget settlements on profit tax.
     The tax accounting system makes it possible to have internal and external control over the accuracy of various indicators which are taken into account for the profit tax calculation.
     1.4. Document safekeeping. Term and specific character of the document custody
     The Company ensures the safety of documents that confirm tax accounting data within four years after the date of their preparation. The Company keeps documents that confirm the volume of sustained losses during the whole period when it reduces the taxation base of the current tax period by the amounts of previously sustained losses. Should any disagreements with tax authorities, investigative and legal proceedings occur, they shall be kept until a conclusive decision is pronounced.
     Original documents are used as a base for making entries to tax registers and certificates are kept in accordance with the procedure established for business accounting purposes.
     1.5. Tax confidentiality
     The contents of tax accounting data, including the data of tax ledgers, certificates and primary documents comprise tax confidentiality. Ledgers and certificates are internal documents of the Company and shall be submitted to tax authorities upon the written request of tax authorities during field and in-office tax audits, and/or other tax control measures.

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     Persons who gained access to information contained in the tax accounting data are obliged to keep the tax information confidential. They are liable for any disclosure of said information in accordance with Russian laws.
     1.6. Tax accounting procedure
     The Department for Financial Accounting and Reporting forms the taxation base, maintains the tax accounting ledgers (forms), prepares tax reporting on taxes and dues in regard to taxes and dues centrally paid by the Company’s executive office, on the grounds of tax and business accounting data, as well as data provided by other structural sub-divisions of the executive office and separate sub-divisions of the Company.
     The Department for Financial Accounting and Reporting calculates and prepares reporting on personal income tax, and insurance contributions to non-budgetary funds paid for by the Company’s executive office.
     The Company’s separate sub-divisions directly form the taxation base and prepare tax reporting with respect to the taxes and dues of constituent entities of the Russian Federation, and the local taxes and dues calculated and paid by relevant separate sub-divisions at their locations.
     The procedure for preparing tax reporting, forms of tax ledgers and the procedure for keeping said ledgers, the procedure for forming the taxation base, calculating and paying taxes and dues are regulated by this Accounting Policy and other internal regulatory documents of the Company concerning the procedure for calculating and paying individual taxes and dues, which are based on applicable Russian laws and other regulatory documents.
     The introduction of any changes in the forms of the approved tax ledgers and certificates, as well as the introduction of any new tax ledgers and certificates is performed by a decision of the Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant), according to the Company’s needs or in the case of relevant changes in the Russian laws on taxes and dues.
     Accounting for settlements in respect to taxes and dues is continuously carried out on bookkeeping accounts, separately per each tax and due, and according to the levels of the budgets and the extra-budgetary funds, as well as in terms of a form of the indebtedness (taxes or dues, penalties and fines).
     The Company’s executive office maintains the accounting of settlements in respect to taxes and dues paid for by the Company’s executive office to budgets at the locations of the separate sub-divisions, according to relevant separate sub-divisions, levels of the budgets and the forms of indebtedness.
     1.7. Responsibility for the maintenance of tax records and the preparation of tax reports
     The Director for Financial Accounting and Reporting – the Head of the Department for Financial Accounting and Reporting (the Chief Accountant) is responsible for the improper calculation of taxes and dues, which are calculated and paid for by the Company’s executive office.

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     The managers and the Chief Accountants of the relevant separate sub-divisions are responsible for the improper calculation of taxes and dues, which are calculated and paid for by the Company’s separate sub-divisions.
     The document flow procedure related to tax accounting, the terms/timelines for preparing and submitting documents (ledgers / certificates) required for calculating the taxation base, taxes and dues, as well as responsibility for the timely and accurate drawing up of the specified documents are regulated by the Company’s internal regulatory documents.
     1.8. Procedure for keeping invoice logs, purchase ledgers and sales ledgers.
     The Company keeps purchase and sales ledgers and invoice logs in the SAP R/3 system.
     Invoices, sales and purchase ledgers are signed by executive officers authorized by separate internal regulatory documents of the Company and its affiliates.
     The Company’s executive office and affiliates issue invoices for rendered services (performed work / shipped goods) to buyers depending on the supply place.
     In the event of subsequent changes in the cost of rendered services (performed works / shipped goods), including in the event of a change in the price (tariff) and (or) an adjustment in the quantity (volume) of shipped goods (performed work / rendered services), adjustment invoices are applied in the manner and according to the form recommended by the Russian Federal Tax Service.
     Invoices in sales and purchase ledgers are numbered using the continuous method in increasing the order of numbers for usual and adjusted invoices.

       2. Profit tax
       2.1. Tax ledgers
2.1.1. Analytical tax ledgers
     Analytical tax ledgers are consolidated forms for collating tax accounting data for the accounting (tax) period, which are grouped in accordance with the requirements of Chapter 25 of the Russian Tax Code without account allocation. In such a case, analytical accounting discloses the procedure for forming the taxation base and the tax return indicators.
     Tax ledgers are maintained in special forms in hard copies and electronically in the SAP R/3 system, as well as in other systems that are applied by the Company.
     The forms of the tax ledgers and the procedure for reflecting the analytical tax accounting data and data from the primary accounting documents therein are developed by the Company independently.
     2.1.2. Persons responsible for the accuracy of reflection
     Persons who have drawn up and signed tax ledgers, as well as the persons who form business accounting ledgers, are responsible for the accurate reflection of business transactions in tax ledgers.
     2.1.3. Procedure for storing tax ledgers
     Tax ledgers are maintained in an electronic format during the reporting (tax) period. Upon completion of the reporting period, the ledgers are transferred to a paper medium (hard copy). Protection against unauthorized amendments must be ensured for the period of storing the tax ledgers.

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     2.1.4. Forms and requirements of tax ledgers
     The Company calculates the taxation base following the results of each accounting (tax) period using the data from accounting ledgers as the basis. If accounting ledgers contain insufficient information to determine the taxation base, in accordance with the requirements of Chapter 25 of the Russian Tax Code, the Company supplements the applied accounting ledgers with additional requisites/details, thereby forming the tax ledgers.
     The list of forms for the analytical tax ledgers is given in the appendix to this Accounting Policy.

     2.2. Taxation base calculation procedure
     With the aim of calculating the profit tax, the Company’s income and expenses are recognized on an accrual basis.
     2.3. Recognition of income
     2.3.1. Classification of income types
     The Company’s income is divided into income from sales and extraordinary income.
     The Company keeps an account of income from the sales of commodities (work / services) and extraordinary income separately.
     Income from leasing the Company’s property is recognized as income from sales.
     2.3.2. Specifics of the recognition of income from sales
     Income received from the property lease is recognized as of the settlement date, according to the terms and conditions of concluded contracts, but not later than the last day of the month to which it refers.
     Income under construction contracts with long-term (more than one tax period) work cycle, which does not provide for the phased handing over of work (turnkey construction), is recognized in each accounting (tax) period during which a relevant contract is effective, in the amount equal to the product of the actual expenses incurred by the Company in a respective accounting (tax) period according to business accounting data and a profit rate provided for by the construction estimate under a relevant construction contract.
     Income under construction contracts that provide for the phased handing over of work is recognized for taxation purposes as of the date when the completed phase of construction work is delivered to the customer (pursuant to the delivery and acceptance certificate).
     2.3.3. Specifics of recognizing extraordinary income
     The following moment of recognition is set for following extraordinary income:
  for property discovered via inventory results – the date when the inventory results are executed;
  for income in the form of license payments for intellectual property use or for other similar income – the settlement dates, in accordance with the terms and conditions of concluded contracts;
  exchange differences are recognized as the date of the transfer of ownership to foreign currency and precious metals when transactions with foreign currency and precious metals are made, as well as as of the last day of the current month.

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     2.3.4. Procedure for determining the yield on securities that are not traded on formal markets
     For securities that are not traded on the formal securities market, the actual price of a transaction is accepted for taxation purposes if this price is in the range between the minimum and maximum prices determined based on the accounting price for the security and the maximum price deviation.
     The maximum price deviation for securities that are not traded on the formal securities market is set at 20 percent to the upside or downside from the accounting price of said security.
     In the event that securities that are not traded on the formal securities market are sold (acquired) at a price that is lower than the minimum (and / or higher than the maximum) price determined based on the accounting price of a security and the maximum price deviation, then in determining the financial results, the minimum (maximum) price determined based on the accounting price of a security and the maximum price deviation is accepted for taxation purposes.
     The procedure for determining the accounting price of securities that are not traded on the formal securities market is established by the Federal Securities Market Agency, acting in coordination with the Russian Ministry of Finance.
     The accounting price of a non-traded security is determined as the price of a security calculated by the Company according to the rules provided for in clauses 5-19 of Decree No. 10-66/pz-n of the Russian FFMS “On approving the Procedure for determining the accounting price of securities that are not traded on the formal securities market, for the purpose of chapter 25 of the Russian Tax Code” (dated 9 November 2010) as follows:
     The accounting price of a non-traded, non-interest bearing note is determined as follows:
, where:

     P is the accounting price of a non-interest bearing note;
     N is the par value of a note;
     d is the discount rate in percentage terms of a note’s par value taking into account the level of investments in a note (determined as equal to the discount rate of the Russian Central Bank (hereinafter – the “RCB”), as of the date of determining the accounting price of a security: the acquisition date or the date of the sale/payment of a note);
     t is the term to payment of a note in calendar days. In case the note is due, t is taken to be zero;
     t1 is the base for calculating the term, which is equal to 365 (366) days or 360 days, according to the convention of the currency in which note settlements are made.

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     The accounting price of a non-traded interest-bearing note is determined as follows:

P =	N [1 + C (t/t 1)]
	1 + r(t/t 1 )	, where:

     P is the accounting price of an interest-bearing note;
     N is the par value of a note;
     C is the note's interest rate;
     r is the discount rate that corresponds to the risk level of investments in a note, which is determined as follows:
  in case the annual interest rate of a note is lower than the discount rate of the RCB, the discounting rate taking into account the risk level of investments in a note is taken to be the discount rate of the RCB (as of the date of determining the accounting price: note sale or payment date);
  in case the annual interest rate of a note is higher than the discount rate of the RCB, the discounting rate taking into account the risk level of investments in a note is taken to be the actual annual rate of a interest-bearing note.
  t is a term from the purchase (sale) of a note to payment of a note in calendar days. In case the note is due, t is taken to be zero;
  t  1 - is the base for calculating the term, which is equal to 365 (366) days or 360 days, according to the convention of the currency in which note settlements are made.
     2.3.5. Procedure for determining the discount on notes
     For the purpose of profit taxation, a difference (discount) between the acquisition cost of a note and its par value is recognized as interest.
     In case the par value of a note exceeds its acquisition cost, the discount is accounted for as part of extraordinary income.
     The discount is included in extraordinary income (expenses) on a quarterly basis as of the last day of the current month and as of the date of the note payment. The discount amount attributable to each quarter is calculated in proportion to the number of days of the note's circulation. This being the case, the note circulation period is determined based on the period from the acquisition date to the last day (date) when a note is to be presented for payment, in accordance with the relevant laws.
     With respect to notes with the “upon presentation but not earlier” maturity date, which were acquired prior to 1 January 2009, the discount is determined using the accrual method, based on the assumed period of the note's circulation which equals the number of days from the acquisition date until the “not earlier” date, plus 365 (366) days.
     With respect to notes with an “upon presentation but not earlier” maturity date, which were acquired after 1 January 2009, the discount is determined using the accrual method based on the assumed period of the note's circulation, which equals the number of days from the date of the acquisition until the “not earlier” date.
     2.4. Recognition of expenses
     2.4.1. Straight-line recognition of expenses
     Expenses are included in the expenses of that accounting period, in which they occur, depending on the terms and conditions of the transactions.
     If the terms of a contract provide for the acquisition of income during more than one accounting period and do not provide for a phased delivery of commodities (work / services), the Company may independently distribute expenses considering the principle of straight-line recognition of income and expenses.

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     If a transaction does not contain conditions that make it possible to determine a period to which these expenses are attributable, and the connection between income and expenses cannot be clearly defined or can be defined only by the indirect route, the Company determines a period to which relevant expenses are attributable individually per each transaction.
     Expenses incidental not only to the expenses of the reporting period, but also to the expenses of subsequent periods (expenses associated with the acquisition of the rights to use software programs and databases, expenses for the preparation and development of new production, etc.) are allocated between the reporting and subsequent periods. Said allocation is carried out for business accounting purposes.
     The cost of services (work) of the outside organizations is reflected in tax accounting on the grounds and as of the date of the received documents (delivery and acceptance certificates, as well as invoices and bills when delivery and acceptance certificates are not executed) delivered by a party that provides services (performs work).
     Direct and indirect expenses under construction contracts that do not provide for the phased handing over of work (turnkey construction) are accepted in a reporting (tax) period when they occur in the amount of the expenses actually incurred in accordance with the relevant tax accounting data.
     As regards construction contracts that provide for the phased handing over of work, direct expenses under delivery and acceptance certificates are accepted in a respective reporting (tax) period.
     Indirect expenses are accepted in a reporting (tax) period when they occur.
     2.4.2. Classification of expenses
     The Company’s expenses are divided into expenses related to production and sales, and extraordinary expenses depending on their nature, as well as on the conditions and lines of the Company’s activities.
     Expenses associated with providing the Company’s property (for a fee) for temporary use and (or) possession are considered expenses from sales (expenses related to production and sales).
     The Company’s direct expenses with respect to all functional activities, except for the “Construction of facilities to third parties”, include as follows:
  expenses for the acquisition of materials and (or) supplies, which are used in the production of commodities (performance of work / provision of services) or constitute a necessary component in the production of commodities (performance of work / provision of services);
  expenses for the acquisition of complementary parts to be assembled and (or) semi-finished goods for further processing by the Company;
  payroll expenses for personnel involved in the production of commodities, performance of work, or provision of services, as well as relevant insurance contributions and expenses for compulsory pension insurance, which will be used to finance the insurance and funded parts of retirement pension;
  amortization charged for fixed assets used in the production of commodities, performance of work, and provision of services.

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     As regards the functional line of the activity “Construction of facilities for third parties”, the Company’s direct expenses include as follows:
  expenses for the acquisition of materials and (or) supplies, which are used in the production of commodities (performance of work / provision of services) or which constitute a necessary component in the production of commodities (performance of work / provision of services);
  expenses for the acquisition of complementary parts to be assembled and (or) semi-finished goods for further processing by the Company;
  payroll expenses for personnel involved in the performance of work, as well as relevant unified social tax amounts and expenses for compulsory pension insurance, which will be used to finance insurance and fund parts of the retirement pension;
  expenses for equipment requiring assembly;
  expenses for the services of third-party organizations directly connected with the construction of a specific project (including sub-contracting expenses, performance of design and exploration, and assembly work, etc.);
  amounts of amortization charged for fixed assets used for performing construction work for third parties.
     All other expenses, except for extraordinary expenses (as determined under article 265 of the Russian Tax Code), incurred by the Company during the reporting (tax) period refer to indirect expenses.
     2.4.3. Method of evaluating and writing-off material expenses
     The Company keeps an expense account, as specified in Clause 1 article 254 of the Russian Civil Code as part of material expenses (pursuant to a procedure established by the Russian Civil Code and this Accounting Policy).
     Material expenses incurred when materials and supplies used in the production (manufacturing) of commodities (performance of work / provision of services) are written off, is formed according to the average-cost method.
     2.4.4. Procedure for forming the cost of inventories
     The cost of inventories included in material expenses is determined based on acquisition prices (net of the amounts of value-added tax and excise taxes, except as otherwise provided for in the Russian Tax Code).
     The cost of inventories includes as follows:
  commissions paid to facilitating agencies;
  import customs duties and fees;
  transportation costs;
  business trip expenses, if a business trip is associated with purchase of inventories;
  other expenses related to purchase of inventories.
     The cost of inventories in the form of surpluses identified during inventory, as well as entered into the books after disassembling or dismantling fixed assets put out of commission, as well as in the course of repairs, modernization, reconstruction, technical upgrade, partial liquidation of fixed assets is determined as an amount of income provided for by clauses 13 and 20 of Article 250 of the Russian Tax Code.
     2.4.5. Fixed assets
     2.4.5. Depreciation groups

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     Depreciable assets are divided into depreciation groups in accordance with their useful lives. The useful life is determined by the Company as of the date of commissioning a depreciable asset within a period established for relevant groups by Decree No. 1 of the Russian Federation Government “On the classification of fixed assets included in depreciation groups” dated 1 January 2002 (hereinafter – “Classification of fixed assets”).
     The Company determines the useful life for those types of fixed assets that are not specified in depreciation groups in accordance with technical specifications or manufacturer’s recommendations.
     The depreciation start date, with respect to any depreciable assets, is determined pursuant to Clause 4 article 259 of the Russian Civil Code – from the 1st day of the month following the month of commissioning an asset item.
     2.4.5.2. Useful life
     The Company may, for taxation purposes, extend the useful life of a fixed asset item after the date of its commissioning in case the actual useful life of said item has been increased after its reconstruction, upgrading or technical retooling. The Company makes such a decision individually for each fixed asset.
     2.4.5.3. Accounting for the useful life of assets used by previous owners
     In case used fixed assets are acquired, the Company may determine a depreciation rate, taking into account that the useful life decreased by a number of years (months) when said asset was used by previous owners. Such a decision is made with respect to each fixed asset item by a relevant commission that places said fixed asset in operation. If the actual useful life of said fixed asset at the previous owners is equal or exceeds the useful life specified by the Classification of Fixed Assets, the Company shall independently determine the useful life for this fixed asset, taking into account safety requirements and other factors.
     2.4.5.3. Accounting for the useful life of assets contributed to authorized capital
     When used fixed assets are received in the form of a contribution to the authorized (share) capital or following legal continuity upon the restructuring of legal entities, the Company has a right to determine the useful life of said fixed assets as the useful life set by a previous owner and decreased by the number of years (months) when this asset was used by a previous owner.
     If the residual value of assets received in the form of a contribution to the authorized capital is equal to zero (according to the data of the transmitting party), the amount of additional expenses incurred by such a transmitting party during the transfer and also recognized as a contribution (investment) to the authorized capital is not included in the value of said asset, and it forms, by the decision of the Company, a part of other expenses based on the provisions of clause 1 article 272 of the Russian Tax Code.
     2.4.5.4. Acquisition cost of fixed assets
     Except as otherwise provided for in the Russian Tax Code, the acquisition cost of a depreciable fixed asset is determined as the amount of expenses for its acquisition, erection, manufacturing and bringing to a condition that is suitable for use, exclusive of VAT and excise taxes.

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     In particular, the acquisition cost of fixed assets includes the following:
  sum differences;
  customs duties and fees;
  State duty;
  VAT paid upon the acquisition of fixed assets as stipulated by clause 2 article 170 of the Russian Tax Code;
  any legal, information and consulting services related to the acquisition of said fixed assets.
     The acquisition cost of a fixed asset, which is subject to State registration, is formed taking into account expenses incidental to State registration in cases when these expenses are incurred prior to the recognition of a fixed asset as a depreciable asset for taxation purposes. If expenses incidental to State registration are incurred after the recognition of an item as a depreciable asset, then said expenses are recognized as other expenses.
     When determining expenses related to the acquisition of fixed assets, the assets acquired using foreign currency for the purpose of including them in the Company’s depreciable assets are valued according to the rate of the Russian Central Bank, as of the transfer date of ownership to said asset.
     2.4.5.5. Depreciation method
     The Company charges depreciation on fixed assets based on the straight-line method.
     2.4.5.6. Writing-off of capital expenditures
     The Company includes capital expenditures (bonus depreciation) in the amount of 10 percent (30 percent with respect to fixed assets falling into the third–seventh depreciation groups), amounts of capital investments and (or) expenses incurred in cases of further construction, refitting, reconstruction, upgrading, technical retooling, and / or partial liquidation of each fixed asset item as part of the depreciation costs of an accounting (tax) period.
     When accruing depreciation, the Company considers 90 percent or 70 percent of the value of incurred capital expenditures as the acquisition cost of fixed assets.
     Bonus depreciation is recognized as indirect expenses associated with production and sale as follows:
  with respect to re-acquired (re-created) fixed assets – in the reporting (tax) period in which the depreciation start date falls;
  with respect to expenses incurred in cases of further construction, refitting, reconstruction, upgrading, technical retooling – in the reporting (tax) period in which the acquisition cost of fixed assets increased and the acceptance certificate, with respect to repaired, reconstructed, and / or upgraded fixed assets, is executed.
     Bonus depreciation with respect to expenses incurred in cases of further construction, refitting, reconstruction, upgrading, and /or technical retooling is applied in each case for further construction, refitting, reconstruction, upgrading, and technical retooling.
     The provisions of this clause do not apply to donated fixed assets and fixed assets that are not subject to depreciation, as provided for in clause 2 article 256 of the Russian Tax Code.

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     2.4.5.7. Special depreciation ratios
     By a decision of the Company, the accrual of depreciation using depreciation rates lower than those established by Russian laws is allowed.
     The reduced depreciation rates may be used only from the beginning of the tax period and during the entire tax period. Such a decision is made based on expert estimates made by the Company’s technical specialists taking into account the relevant safety requirements and other factors.
     2.4.6. Intangible assets
     2.4.6.1. Classification and recognition of intangible assets
     Purchased and (or) created intellectual deliverables and other intellectual property items (exclusive rights thereto) used in the production of goods (performance of work / provision of services) or for the Company’s management needs for a long period of time (more than 12 months) are recognized as intangible assets (IAs).
     2.4.6.2. Procedure for determining the value of intangible assets
     IAs are included for tax purposes at their actual (acquisition) cost determined as of the date of their inclusion for tax purposes.
     Except as otherwise provided for in the Russian Tax Code, the acquisition cost of depreciable IAs is determined as the sum of expenses for their acquisition (creation) and bringing them to a usable condition, except for VAT and excises.
     If, as a result of incurred expenses for research and development (hereinafter – “R&D”), the Company acquires the exclusive rights to intellectual deliverables, these rights are recognized as IAs that are subject to depreciation in accordance with the procedure established by chapter 25 of the Russian Tax Code.
     R&D expenses are included in the acquisition cost of IAs as follows:
  In case the decision to acquire exclusive rights to intellectual deliverables is made in the course of R&D planning or prior to the completion of R&D and signing the work completion certificate by the parties, the amount of R&D expenses is included in the acquisition cost of IAs.
  In case the decision to acquire exclusive rights to intellectual deliverables is made after the completion of R&D and signing the work completion certificate by the parties, the amount of R&D expenses that was earlier included in miscellaneous expenses is not subject to restoration and inclusion in the acquisition cost of IAs (clause 9 article 262 of the Russian Tax Code). The acquisition cost of said IAs is formed based on expenses incurred after the completion of R&D (expenses for registering the rights to intellectual deliverables or individualization means, etc.).
     2.4.6.3. Procedure for calculating depreciation amounts with respect to IAs
     Depreciation of all depreciable IAs is accrued based on the straight-line method.
     Depreciation of an IA item is accrued in accordance with the depreciation rate determined for a IA item, based on its useful life.
     The useful life of IA items is determined based on the duration of a patent or certificate and (or) based on other limitations in the periods of the use of intellectual property items, in accordance with applicable Russian or foreign laws, as well as based on the useful life of IAs provided for in the relevant agreements.
     With respect to IAs specified in sub-clauses 1 - 3 of Paragraph 3 clause 3 article 257 of the Russian Tax Code, the Company determines the useful life at its own discretion as follows:
  as regards the exclusive rights to inventions, industrial designs, utility models – the period from the month following the month of the start of use in the production of goods (performance of work / provision of services) or for the Company’s management needs to the month of the expiration of patents for inventions, industrial designs, utility models (inclusive), but not less than 2 years;

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  as regards the exclusive rights to use software programs – the period during which the software programs are expected to be used in the production of goods (performance of work, provision of services) or for the Company’s management needs (but not less than 2 years);
  as regards the exclusive rights to use databases – the period from the month following the month of the start of use in the production of goods (performance of work / provision of services) or for the Company’s management needs to the month of the expiration of the rights to use databases (inclusive), but not less than 2 years.

     As regards IAs for which the useful life cannot be determined, depreciation rates are set taking into account a useful life of 10 years.
     The useful life of IA items set as of the start-up date is not subject to change during the entire period of the IAs use (including in case of extending patents for inventions, industrial designs, and utility models, as well as the extension of rights to use databases, etc.).
     Expenses for acquiring IAs priced at less than RUB 40,000 and with a useful life of more than 12 months are included, as a lump sum, to miscellaneous expenses associated with production and sales at the moment of commissioning.
     2.4.13. Recognition of R&D costs as part of expenses
     The Company recognizes R&D costs upon the completion of individual stages of research or development work. This being the case, the moment of completion of the R&D stage is determined:

  when work is performed by third parties:
✓	based on acceptance certificates that confirm the completion of the R&D stage;
✓

in case the work is terminated due to inexpediency or the impossibility of continuing – pursuant to relevant work termination certificates or agreements for the termination of the relevant work contracts signed by the parties;

     - when work is performed without sub-contracting – pursuant to the relevant Minutes of the Commission concerning the completion of the R&D stage.
     2.4.14. Interest expense
     The maximum size of debenture interest recognized as expenses is accepted as equal to the interest rate agreed to by the parties, but not exceeding the refinancing rate of the Russian Central Bank increased 1.8 times (for debt liability in rubles) and equal to the product of the refinancing rate of the Russian Central Bank and the ratio 0.8 (for debt liability denominated in foreign currency).
     2.4.15. Provisions for future expenses
     The Company does not make provisions for future expenses.
     The Company does not make provisions for future expenses related to vacation compensation.
     The Company does not make a provision for annual long-service awards. The Company does not make provisions for forthcoming / future repair of fixed assets. Expenses related to the repair of fixed assets are recognized for taxation purposes in a reporting (tax) period, in which they are incurred in the amount of actual expenses.

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     2.4.16. Provisions for doubtful receivables
     The Company makes a provision for doubtful debts, which is calculated quarterly in accordance with the procedure set forth in article 266 of the Russian Tax Code. Any debt to the Company, which has been incurred in connection with the sale of commodities, the performance of work, or the provision of services, is recognized as a doubtful debt if it is not re-paid within the time limits prescribed by a contract, and is not secured by a pledge, security, or bank guarantee.
     Debts incurred in connection with sale of property rights are not recognized for the purpose of calculating the provision.
     2.4.17. Determination of expenses in the case of sale of bought-in goods
     In case of the sale of goods, the Company reduces its income from such operations by the acquisition cost of said goods and by expenses directly related to their sale.
     Expenses of the current month connected with commercial activities are divided into direct and indirect expenses, according to the procedure established by article 320 of the Russian Tax Code.
     Direct expenses include as follows:
  the cost of bought-in goods sold during the current reporting (tax) period;
  costs related to the delivery (transportation expenses) of bought-in goods to the Company’s warehouse, if such expenses are not included in the acquisition cost of these goods.
     All the remaining expenses, except for extraordinary expenses, are recognized as indirect expenses and they reduce the income from sales in the current reporting (tax) period.
     The acquisition value of goods is considered to be the purchase cost of the goods stipulated by the terms of a contract as well as the paid custom duties and other expenses connected with the acquisition of bought-in goods. If transportation expenses are included in the acquisition cost under the terms of a contract, they are considered in the acquisition cost whether they are separated as an individual line in the primary and accounting documents or not.
     The cost of these goods in case of sale is determined using the average cost method.
     The cost of bought-in goods in the form of surpluses identified during an inventory, which, upon the sale of goods, should be included in expenses for taxation purposes, is determined as an amount of income pursuant to clause 13 and 20 of article 250 of the Russian Tax Code.
     2.4.18. Moment of recognition of certain extraordinary expenses
     The Company’s extraordinary expenses are recognized according to the procedure established by article 272 of the Russian Tax Code.
     Certain extraordinary expenses in the form of commission fees, expenses incidental to work performed (services rendered) by outside organizations are recognized based on the terms of the relevant concluded contracts.
     2.4.19. Expenses related to sale (disposal) of securities
     The Company accounts for expenses related to the acquisition and disposal of securities as part of expenses for taxation purposes in accordance with the procedure prescribed by this Accounting Policy, the Russian Tax Code, laws on valuation activities and other regulatory documents.

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     Expenses related to the acquisition and sale (disposal) of securities include as follows:
  expenses for consulting, information and registration services rendered by specialized organizations and other persons;
  remuneration paid to intermediaries (including the services of depositaries associated with the transfer of ownership) and remuneration paid to organizations that provide for the conclusion and execution of transactions;
  any other reasonable and documented direct expenses directly related to the acquisition and sale of securities.
     The Company does not consider the following expenses upon the acquisition of shares (participation interests in the authorized (share) capital, equity interests) when they are initially distributed as part of the expenses of the current reporting (tax) period:
  expenses in the form of the cost of property (property rights) transferred as contribution to the authorized capital, in assessments, according to data of the Company’s tax accounting as of the date when property ownership is transferred (the assignment of property rights);
  any additional expenses incurred upon such a transfer.
     The Company includes the above-mentioned expenses in the cost of acquired shares (participation interests, equity interests), which is considered as part of the expenses for profit tax purposes in case of their further sale (disposal) according to the procedure established by the Russian Tax Code and this Accounting Policy.
     Expenses related to sale (disposal) of interest (coupon) securities are determined based on the acquisition price of securities, expenses connected with the acquisition, the cost of the sale, the amount of the accumulated interest (coupon) yield paid by the Company to a seller of securities. The amounts of accumulated interest (coupon) yield considered earlier for taxation purposes are not included as expenses.
     Expenses related to the sale (disposal) of non-interest bearing securities are determined based on the acquisition price of securities and the expenses connected with said acquisition and sale.
     In case of the sale or any other disposal of securities, the Company writes off the cost of all disposed securities according to the cost of securities which were acquired first (FIFO method) to expenses.
     In case of the sale (disposal) of securities, expenses related to their acquisition are considered for taxation purposes in the part allocated to sold (disposed) securities.
     2.4.20. Carry-forward of losses incurred in the course of certain transactions
     The Company carries forward the following losses:
  with respect to securities trading (including securities that are both traded and not traded on the formal market for securities) – in accordance with the procedure set forth in article 280 of the Russian Tax Code;
  upon disposal of depreciable assets – in accordance with the procedure set forth in article 268 of the Russian Tax Code;
  upon disposal of the rights to land plots – in accordance with the procedure set forth in article 264.1 of the Russian Tax Code.

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     The following is not considered for taxation purposes:
  losses (amounts) on service sector facilities, including housing and public utilities and social and cultural facilities, in the part exceeding the maximum size as determined in accordance with article 275.1 of the Russian Tax Code;
  losses (amounts) of the Parent Company received from the use of assets placed in trust management during the term of the relevant trust management contract.
     Financial results (including financial loss) of activities associated with the use of service sector facilities is determined for the organization as a whole.
     2.4.21. Expenses related to the acquisition of rights to land plots
     Expenses related to the acquisition of the rights to land plots, which are government- or municipality- owned, are included in other expenses related to production and sale on a straight-line basis within five years from the date that the documents required for the State registration of said rights are submitted and this fact is documented.
     2.5. Separate accounting
     2.5.1. List of activities for separate accounting
     The Company maintains separate accounting of income and expenses:
  for sales of work and services;
  for commercial/trading activities;
  for service sector activities;
  in case of the sale of depreciable assets;
  in case of the sale of other assets;
  for securities trading (including separately for trading securities that are marketable on the formal market for securities and that are non-marketable on the formal market for securities);
  for assignment of the rights of a claim (assignment).
     2.5.2. Separate accounting of certain transactions
     The Company maintains separate accounting with respect to:
  assets received within special purpose funding;
  income gained in the form of dividends from Russian organizations;
  income in the form of interest on government and municipal securities, the terms of the issue and the flotation of which provide for the acquisition of income in the form of interest;
  expenses related to the repair of fixed assets (by the types of production and the types of activities);
  Research and Development expenses.
     2.6. Budget settlements relating to profit tax
     2.6.1. Advance payments
     Following the results of each reporting (tax) period, the Company calculates the amount of the advance payment based on the tax rate and taxable profit, which is calculated using the progressive total from the beginning of the tax period until the end of the reporting (tax) period.
     During the reporting period, the Company calculates the amount of the monthly advance payment based on the tax actually paid in the previous quarter pursuant to the procedure established by article 286 of the Russian Tax Code.

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     2.6.2. Procedure for tax calculation and payment
     The payment of advances, as well as tax amounts subject to transfer to the revenue side of the budgets of Russian Federation constituents and the budgets of municipalities, is carried out at the Company’s location, as well as at the location of one of its separate sub-divisions on the territory of the Russian Federation constituent, based on the share of profit calculated from total indicators of the separate subdivisions located on the territory of the Russian Federation constituent, which is determined as the arithmetic mean of the specific weight of the average staffing number and the specific weight of the depreciable value of the assets in this separate sub-division within the tax (accounting) period, accordingly, the average staffing number and the depreciable value of depreciated assets as specified in accordance with clause 1 article 257 of the Russian Tax Code, for the Company as a whole.
     The Company’s executive office calculates and pays the profit tax according to data submitted by the Company’s separate sub-divisions.
     2.7. Procedure for determining the average number of employees
     The average number of employees is determined according to the procedure established by the Federal State Statistics Service in order to fill in the relevant unified forms or federal and state statistical monitoring.
     The average number of employees per month is calculated by summing up the number of employees per each calendar day of a given month, i. e. from the 1st until the 30th or 31st day (in February: until the 28th or the 29th day) including holidays (non-business days) and weekends, and dividing this amount by the number of calendar days in that month.
     The average number of employees is calculated based on payroll data as of the last day of the tax (reporting) period.
     Part-time workers and non-staff employees (that perform work under civil law contracts in the relevant reporting (tax) period) are not taken into account when calculating the average number of employees.
     2.8. Procedure for determining the depreciable value of depreciable assets
     The indicator of the depreciable value of depreciable assets in the reporting (tax) period applied to allocate the profit tax between the Company’s separate subdivisions, which pay the tax, is calculated based on the procedure recommended by the Russian Ministry of Finance in its Letter No. 03-03-02/16 (dated 6 July 2005). The following is not considered when calculating the depreciable value of the Company and its separate sub-divisions:
  donated assets;
  assets transferred by a decision of the Company’s management for conservation purposes for a term exceeding 3 months;
  the Company’s assets that are not used for generating profit.
     Depreciable fixed assets that have a depreciable value are accounted for calculating the indicator called the “depreciable value of depreciable assets in the reporting (tax) period.”

     3. Value added tax (VAT)
     3.1. VAT calculation and payment
     The Company’s executive office calculates and pays VAT according to data submitted by the Company’s separate sub-divisions.

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     The Company’s separate subdivisions calculate, withhold from funds payable to suppliers of goods (work / services) and transfer VAT amounts to the budget, performing in this way the tax agent’s duties.
     Managers of such separate sub-divisions are responsible for the reliability and accuracy of information submitted to the Company’s executive office for the tax calculation purposes.
     3.2. Allocation of VAT tax deductions with respect to taxable and non-taxable transactions.
     An amount of the VAT submitted by the sellers of goods (work / services) or property rights is accepted for a deduction in accordance with the procedure set forth in articles 171-172 of the Russian Tax Code, in case the share of total costs for the production of said goods (work / services / property rights), transactions on sale of which are not subject to VAT, does not exceed 5 percent of the overall costs related to the production of goods (work / services / property rights), incurred during the tax period, the transactions on the sale of which are subject to taxation and are not subject to taxation for VAT purposes.
     In the tax periods in which the share specified above exceeded 5%, the VAT amounts presented by the suppliers of commodities (work / services), property rights and referring in proportion to the VAT deductible activities, are referred to as ‘other expenses’ of the Company, which are accepted for the profit tax calculation. This being the case, the above proportion is determined based on the share of sales revenue from non-taxable transactions within the total amount of sales revenue, net of the VAT amount, as calculated for taxable transactions.
     The overall costs for the production of goods (work / services), property rights, transactions on the sale of which are not subject to taxation, are determined as the sum of expenses directly related to carrying out non-taxable transactions, as well as the share of expenses, which simultaneously refer to both taxable and non-taxable transactions.
     Expenses that simultaneously refer to both taxable and non-taxable transactions are expenses of the executive office pertaining to the following financial responsibility centers:
  Financial and economic activity unit;
  The Chairman of the Management Board’s unit;
  The IT Department’s unit (the Telecommunication and Information Technology unit).
     A share of these expenses is determined based on the amount of revenues from non-taxable transactions within the total amount of revenues from sales.
     3.3. Calculation of VAT amount for export transactions
     VAT amounts as presented by sellers/suppliers of goods (work / services), property rights, which are accepted for deduction in accordance with the procedure set forth in articles 171-172 of the Russian Tax Code, are determined based on the share of shipped goods (work / services), the transactions on the sale of which are subject to taxation at a zero rate, within the total revenues from the sale of goods (work / services) and property rights shipped during the tax period and reduced by the amount of VAT calculated with regards to taxable transactions.

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     4. Property tax
     The Company’s executive office calculates and pays property tax based on data submitted by the Company’s separate sub-divisions with regards to the property recorded on the balance sheet of such sub-divisions and the data of the executive office with regards to the property recorded on the balance sheet of the executive office.
     Managers of separate sub-divisions are responsible for monitoring regional property tax laws, the timeliness and completeness of data submitted in accordance with the regional laws, and the accuracy of information on the property of separate sub-divisions, as well as the details and due dates for tax payments submitted to the Company’s executive office.
     The movable assets shall be subject to taxation as follows:
     - the movable assets recorded on the books as fixed assets after 1 January 2013 shall not be recognized as taxable items;
     - the movable assets recorded on the books as fixed assets prior to 1 January 2013 shall be subject to taxation:
➢	at the rate of 0.4% or at the rate established by the laws of constituent entities and not exceeding the rate of 0.4% in case the movable assets are included in the list of assets approved by the Russian Federation Government;
➢	at the rate of 2.2% in case the movable assets are not included in the list of assets approved by the Russian Federation Government, or at the rate established by the laws of constituent entities.
     Immovable assets recorded on the books as fixed assets after 1 January 2013 shall be subject to taxation at a rate of 2.2% or at the rate established by the laws of constituent entities, except for immovable assets included in the list of assets approved by the Russian Federation Government.
     Immovable assets included in the list of assets approved by the Russian Federation Government shall be subject to taxation at the rate of 0.4% or at the rate established by the laws of constituent entities and not exceeding the rate of 0.4%.

     5. Other taxes
     5.1. Transport tax
     Transport tax is calculated by the Company’s executive office and the Company’s separate sub-divisions.
     The Company’s executive office calculates and pays the transport tax, and prepares and submits the transport tax statements in accordance with the relevant requirements of the Russian Tax Code and the regulatory documents of constituent entities with respect to vehicles owned / operated by the Company’s executive office.
     The Company’s separate sub-divisions independently calculate and pay the transport tax, prepare and submit the transport tax statements in accordance with the relevant requirements of the Russian Tax Code and the regulatory documents of constituent entities, with respect to vehicles owned / operated by the Company’s separate sub-divisions.
     5.2. Personal income tax (PIT)
     The total amount of tax calculated and withheld by the Company (acting as the tax agent) from a taxpayer (individual), in relation to whom it is recognized as a source of income, is paid at the place of the tax agent’s registration with the relevant tax authority.

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     The Company is liable to transfer the calculated and withheld amounts of the tax both at its principal place of business and at the location of each of its separate subdivisions.
     The tax amount payable to a budget at the location of a separate sub-division is determined based on the amount of income subject to taxation, which is calculated and paid to employees of these separate sub-divisions.
     The Company’s separate sub-divisions independently calculate and pay PIT, and prepare and submit PIT statements in accordance with the requirements of the Russian Tax Code.
     The Company maintains records of income received by individuals within the tax period, and provided tax deductions, as well as calculated and withheld taxes in the tax ledgers.
     5.3. Other taxes
     Local taxes and dues are calculated and paid at the tax base center in accordance with Russian tax laws and any internal corporate regulatory documents that govern the procedure for calculating and paying the relevant taxes and dues.
     The Company’s separate sub-divisions independently calculate and pay local taxes, and prepare and submit tax statements in accordance with the requirements of the Russian Tax Code and the regulatory documents of constituent entities.

     6. Contributions to extra-budgetary funds
     Calculating and accounting for insurance contributions to the Russian Pension Fund (RPF), Social Insurance Fund (SIF), Federal Compulsory Medical Insurance Fund (FCMIF) and territorial compulsory medical insurance funds are performed by the Company’s executive office and the Company’s separate sub-divisions.
     The Company’s executive office calculates and pays insurance contributions, as well as submits to the relevant extra-budgetary funds its calculations with regards to contributions pertaining to the Company’s executive office.
     The Company’s separate sub-divisions that calculate payments and other remuneration in favor of individuals are responsible for paying insurance contributions (advance payments) and submitting calculations with respect to insurance contributions to the relevant extra-budgetary funds located at their principal place of business.
     The amount of insurance contributions (advance payments) payable at the principal place of business of a separate sub-division are determined based on the size of a tax unit relating to said separate sub-division.

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Appendix to the Accounting Policy Statement for Taxation Purposes

The List of Special Purpose Tax Ledgers

Ledger	Ledger Name
R-01-01	Income from sales
R-02-01	Direct expenses
R-02-02	Indirect costs
R-02-03-01	Service sector expenses
R-02-03-02	Value of disposed property
R-02-04	Losses on operations specified in Appendix No. 3
R-03-01	Extraordinary income
R-04-01	Extraordinary expenses
R-05-01	Discounting of third-party notes. Shares accounting
R-06-01	Accounting of occurred / cancelled permanent, deductible temporary, taxable temporary differences upon depreciation and retirement
R-06-02	Accounting of occurred / cancelled deductible temporary differences upon the writing-off of sales loss
R-10-00	Reflection of tax assets and liabilities on treasury accounts
R-11-00	Transition from the current profit tax to qualified expenditure (income)
R-12-00	Check of the differences for fixed assets, intangible assets, overalls, R&D, insurance
R-NORM-01	Reference for rated expenditures
N-01-01	Income from sales
N-02-01	Direct expenses
N-02-02	Indirect costs
N-02-03-01	Service sector expenses
N-02-03-02	Value of disposed property
N-02-04	Losses on operations specified in Appendix No. 3
N-02-05	Calculation of rated expenditures
N-03-01	Extraordinary income
N-04-01	Extraordinary expenses
N-05-01	Discounting of third-party notes. Shares accounting
N-05-02	Discounting of third-party notes
N-05-03	Accounting of the sale of shares that do not circulate on organized securities market
N-05-04	Accounting of the sale of shares that circulate on organized securities market
N-06-01	Calculation of the profit tax from income in the form of payable dividends
N-10-01	Calculation of the provision for doubtful debts
NB-01	Calculation of the taxation base
DN	Dividends accrued and payable to shareholders
VR-02	Determination of the amount of interest expense from debt securities
VR-03	Expenses in the form of debenture interest
VD-02	Income in the form of interest yield on securities
VD-03	Income in the form of debenture interest
N(B)-02-07	Writing-off of private insurance expenses
N(B)-02-08	Writing-off of property insurance expenses and other insurance expenses
N(B)-02-09	Writing-off of deferred expenses (except for insurance)
N(B)-06-04	Depreciation of fixed assets

50

N(B)-06-06	Sale of fixed assets, assets under construction, intangible assets, overalls
N(B)-06-07	Liquidation of fixed assets, assets under construction, intangible assets, overalls
N(B)-06-08	Writing-off of losses from the sale of fixed assets
N(B)-06-10	Writing-off of R&D expenses
N(B)-06-11	Sale of financial investments

51

27 March 2013
       No. 187

On amending JSC FGC UES’ Decree No. 831 dated 29 December 2012

     For the purpose of bringing the Accounting Policy of JSC FGC UES in line with Russian laws and establishing a unified way of maintaining accounting and tax records, grouping and generalizing economic events IT IS HEREBY ORDERED:

     1. To amend JSC FGC UES’ Decree No. 831 “On the 2013 Accounting Policy of JSC FGC UES” dated 29 December 2012 (hereinafter – the “Decree”) as follows:
     1.1. Paragraphs 1, 2 of clause 1.4.4 of Appendix 1 to the Decree shall be amended as follows:
     “Business transactions are recommended to be executed with the use of primary accounting documents given in the Collection of unified forms of primary accounting documents, in compliance with Appendix 4 hereto, or with the use of forms specified in the standard contracts approved by the Company.
     In case a business transaction is to be executed with a primary accounting document which is not specified in Appendix 4 hereto or which is different from the forms approved by the Company, the forms of such documents shall be agreed upon when entering into a contract that gives rise to said transactions. This being the case, the forms must contain the following details:
     1) the name of the document;
     2) the date of the document;

52

     3) the name of the entity which drew up said document;
     4) the substance of the economic event;
     5) the size of actual and / or the monetary measurement of the economic event, specifying the units of measurement;
     6) position of the person(s) who made a transaction and is (are) responsible for the correctness of its execution, or position of the person(s) responsible for the correctness of execution of the accomplished event;
     7) the signatures of the persons indicated in Clause 6 of this Paragraph specifying their full names or other details necessary to identify said persons.
     The forms of the primary accounting documents that meet the aforementioned requirements and are agreed upon when entering into a contract are deemed duly approved.
     Primary accounting documents which are drawn up based on the forms of business partners, are not specified in Appendix 4 hereto, and which are not provided for in a contract, shall be approved by the Company’s internal regulatory documents in the form of addendums to the Company’s Accounting Policy.”
     1.2. Paragraphs 4 of clause 2.2 of Appendix 1 to the Decree shall be amended as follows:
     “Transactions connected with investments in deposits are accounted for by the Company on account 55 “Special bank accounts” and are reflected in financial accounting as follows:
     - investments in deposits with a fixed payback period are reflected as part of the financial investments, irrespective of the period length;
     - investments in non-fixed deposits (call deposits) are cash equivalents and are reflected as part of cash and cash equivalents”.
     1.3. To exclude paragraph 3 of clause 4 of Appendix 2 to the Decree.
     1.4. The following paragraph shall be added on to clause 4 of Appendix 2 to the Decree:
     “The movable assets shall be subject to taxation as follows:
     - the movable assets recorded on the books as fixed assets after 1 January 2013 shall not be recognized as taxable items;
     - the movable assets recorded on the books as fixed assets prior to 1 January 2013 shall be subject to taxation:
➢	at the rate of 0.4% or at the rate established by the laws of constituent entities and not exceeding the rate of 0.4% in case the movable assets are included in the list of assets approved by the Russian Federation Government;
➢	at the rate of 2.2% in case the movable assets are not included in the list of assets approved by the Russian Federation Government, or at the rate established by the laws of constituent entities.
     Immovable assets recorded on the books as fixed assets after 1 January 2013 shall be subject to taxation at the rate of 2.2% or at the rate established by the laws of constituent entities, except for immovable assets included in the list of assets approved by the Russian Federation Government.

53

     Immovable assets included in the list of assets approved by the Russian Federation Government shall be subject to taxation at the rate of 0.4% or at the rate established by the laws of constituent entities, and shall not exceed the rate of 0.4%.”
     1.5. Appendix 4 to the Decree shall be amended according to the Appendix to this decree.

First Deputy
Chairman of the Management Board	R.N.
Berdnikov

54

Appendix No. 6. IFRS 2010 Consolidated Financial Statements

FEDERAL GRID COMPANY UES GROUP

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2010

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2010
(in millions of Russian Roubles)

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid

Company of Unified Energy System» (JSC FGC UES):

1 We have audited the accompanying consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the consolidated statement of financial position as at 31 December 2010, consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

2 Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

3 Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

4 An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5 We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

6 In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2010, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

7 Without qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

Moscow, Russian Federation 29 April 2011

ZAO PricewaterhouseCoopers Audit, White Square Office Center, 10 Butyrsky Val, Moscow, Russia, 125047 T:+7 (495) 967 6000, F: +7 (495) 967 6001, www.pwc.ru

		31 December	31 December 2009	1 January 2009
	Notes	2010	(restated)	(restated)
ASSETS
Non-current assets
Property, plant and equipment	6	851,228	739,042	465,367
Intangible assets	7	6,189	6,392	6,933
Investments in associated companies	8	348	58,451	44,632
Available-for-sale investments	9	9,531	35,229	11,774
Long-term promissory notes	10	11,046	8,952	51,010
Other non-current assets	11	2,507	959	3,216
Total non-current assets		880,849	849,025	582,932

Current assets
Cash and cash equivalents	12	13,573	33,699	15,685
Bank deposits	13	4,606	10,187	2,386
Short-term promissory notes	10	43,156	48,681	57,251
Accounts receivable and prepayments	14	32,672	29,295	31,103
Profit tax prepayments		581	988	3,635
Inventories	15	5,602	3,271	2,767
		100,190	126,121	112,827
Non-current assets held-for-sale	16	90,609	-	-
Total current assets		190,799	126,121	112,827
TOTAL ASSETS		1,071,648	975,146	695,759

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	17	616,781	576,757	576,757
Treasury shares	17	(6,864)	(6,864)	(6,864)
Share premium	17	10,501	10,347	10,347
Reserves	17	361,267	290,674	18,572
Retained earnings		(108,525)	(71,959)	(9,681)
Equity attributable to the shareholders of		873,160	798,955	589,131
Non-controlling interest		944	1,570	1,346
Total equity		874,104	800,525	590,477

Non-current liabilities
Deferred profit tax liabilities	18	83,657	83,385	36,383
Non-current debt	19	50,000	6,000	17,318
Retirement benefit obligations	20	4,318	3,439	2,933
Total non-current liabilities		137,975	92,824	56,634

Current liabilities
Accounts payable to the shareholders of FGC	17	11,193	40,178	-
Current debt and current portion
of non-current debt	21	7,385	7,545	16,211
Accounts payable and accrued charges	22	39,760	32,938	31,456
Other taxes payable	23	1,231	1,136	981
Total current liabilities		59,569	81,797	48,648
Total liabilities		197,544	174,621	105,282
TOTAL EQUITY AND LIABILITIES		1,071,648	975,146	695,759

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

FGC UES Group

Consolidated Statement of Comprehensive Income for the year ended 31 December 2010
(in millions of Russian Roubles)

			Year ended
		Year ended	31 December 2009
	Notes	31 December 2010	(restated)
Revenues	24	113,330	87,580
Other operating income	24	4,484	4,287
Operating expenses	25	(87,873)	(78,216)
Gain on sale of investments in associates and available-for-sale
investments	8,9	606	1,504
Loss on re-measurement of assets held-for-sale	16	(6,896)	-
Impairment of property, plant and equipment and intangible
assets	6,7	(846)	2,957
Revaluation loss on property, plant and equipment	6	-	(104,456)
Operating profit / (loss)		22,805	(86,344)
Finance income	26	5,807	10,000
Finance costs	27	(619)	(1,484)
Impairment of available-for-sale investments and associates	8,9	(235)	(2,018)
Loss on dilution of share in associates	8	(2,790)	-
Share of result of associates	8	(833)	1,893
Profit / (loss) before profit tax		24,135	(77,953)
Profit tax	18	(5,752)	13,979
Profit / (loss) for the period		18,383	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and
equipment	6	-	301,727
Foreign currency translation difference	8	(22)	9
Change in fair value of available-for-sale investments	9,17	18,800	25,035
Share of other comprehensive income of associates	8	-	13,390
Profit tax recorded directly in other comprehensive income	18	(3,760)	(66,139)
Other comprehensive income for the period,
net of profit tax		15,018	274,022
Total comprehensive income for the period		33,401	210,048
Profit / (loss) attributable to:
Shareholders of JSC “FGC UES”	28	19,009	(63,316)
Non-controlling interest		(626)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”		34,027	209,824
Non-controlling interest		(626)	224
Earning / (loss) per ordinary share for profit / (loss)
attributable to the shareholders of JSC “FGC UES” – basic
and diluted (in Russian Roubles)	28	0.015	(0.055)

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2010
(in millions of Russian Roubles)

			Year ended
		Year ended	31 December 2009
	Notes	31 December 2010	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit / (loss) before profit tax		24,135	(77,953)
Adjustments to reconcile profit before profit tax to net cash provided by operations
Depreciation of property, plant and equipment	25	30,185	16,740
Loss on disposal of property, plant and equipment	25	910	1,413
Revaluation loss on property, plant and equipment	6	-	104,456
Impairment of property, plant and equipment and intangible
assets	6,7	846	(2,957)
Loss on re-measurement of assets held-for-sale	14	6,896	-
Amortisation of intangible assets	25	869	930
Impairment of available-for-sale investments and associates	8,9	235	2,018
Gain on disposal of available-for-sale investments and
associates	8, 9	(606)	(1,504)
Share of result of associates	8	833	(1,893)
Loss on decrease of share in associates due to dilution of share
capital	8	2,790
Accrual of bad debt provision	25	(2,164)	5,527
Finance income	26	(5,807)	(10,000)
Finance costs	27	619	1,484
Other non-cash operating income		49	861
Operating cash flows before working capital changes and
profit tax paid		59,790	39,122
Working capital changes:
Increase in accounts receivable and prepayments		(975)	(3,572)
Increase in inventories		(2,329)	(542)
(Increase) / decrease in other non-current assets		(1,548)	437
Increase in accounts payable and accrued charges		7,935	1,233
Decrease in taxes payable, other than profit tax		(998)	(2,403)
Increase in retirement benefit obligations		879	506
Profit tax paid		(9,305)	(2,326)
Net cash generated by operating activities		53,449	32,455
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(140,939)	(90,079)
Purchase of intangible assets		(861)	(855)
Purchase of promissory notes		(56,932)	-
Investment in bank deposits		(3,988)	(8,130)
Redemption of promissory notes		55,963	56,725
Redemption of bank deposits		9,569	2,351
Disposal of available-for-sale investments	9	-	2,496
Dividends received		512	396
Interest received		9,633	4,623
Net cash used in investing activities		(127,043)	(32,473)

The accompanying notes on pages 9 to 57 are an integral part of these consolidated financial statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2010
(in millions of Russian Roubles)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shares issuance	17	11,193	40,178
Proceeds from current borrowings		-	4,000
Proceeds from issuance of non-current debt		50,000	-
Repayment of debt		(7,000)	(23,985)
Dividends paid		-	(39)
Interest paid		(725)	(2,122)
Net cash generated by financing activities		53,468	18,032
Net (decrease) / increase in cash and cash equivalents		(20,126)	18,014
Cash and cash equivalents at the beginning of the period	12	33,699	15,685
Cash and cash equivalents at the end of the period	12	13,573	33,699

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 57 are an integral part of these consolidated financial statements

		Share	Share	Treasury	Reserves	Retained		Non-controlling	Total
	Note	capital	premium	shares	(Note 17)	earnings	Total	interest	equity
As at 1 January 2010		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525
Comprehensive income for the period
Profit / (loss) for the period		-	-	-	-	19,009	19,009	(626)	18,383
Other comprehensive income, net of related profit tax
Foreign currency translation difference	8	-	-	-	(22)	-	(22)	-	(22)
Gain on change of fair value of available-for-sale
investments	9	-	-	-	15,040	-	15,040	-	15,040
Change in revaluation reserve for property, plant and
equipment		-	-	-	(1,316)	1,316	-	-	-
Total other comprehensive income		-	-	-	13,702	1,316	15,018	-	15,018
Total comprehensive income for the period		-	-	-	13,702	20,325	34,027	(626)	33,401
Transactions with shareholders of FGC UES recorded
directly in equity
Issue of share capital	17	40,024	154	-	-	-	40,178	-	40,178
Transfer of merger reserve to retained earnings	17	-	-	-	56,891	(56,891)	-	-	-
Total transactions with shareholders of FGC UES		40,024	154	-	56,891	(56,891)	40,178	-	40,178
As at 31 December 2010		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104

The accompanying notes on pages 9 to 57 are an integral part of these consolidated financial statements

		Attributable to shareholders of FGC UES
								Non-
		Share	Share	Treasury	Reserves	Retained		controlling	Total
	Note	capital	premium	shares	(Note 17)	earnings	Total	interest	equity
As at 1 January 2009		576,757	10,347	(6,864)	18,572	(9,681)	589,131	1,346	590,477
Comprehensive income for the period
Loss for the period		-	-	-	-	(63,316)	(63,316)	(658)	(63,974)
Other comprehensive income, net of related profit tax
Share of other comprehensive income of associates	8,17	-	-	-	10,749	(37)	10,712	-	10,712
Foreign currency translation difference	8	-	-	-	9	-	9	-	9
Gain on change of fair value of available-for -sale
investments	17	-	-	-	21,919	-	21,919	-	21,919
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	239,425	1,075	240,500	882	241,382
Total other comprehensive income		-	-	-	272,102	1,038	273,140	882	274,022
Total comprehensive income for the period					272,102	(62,278)	209,824	224	210,048
As at 31 December 2009		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525

Authorised for issue and signed on behalf of the Management Board:

29 April 2011

First Deputy Chairman of the Management Board	D.A. Troshenkov

Head of Accounting, Financial Reporting and Internal Control	A.P. Noskov

The accompanying notes on pages 9 to 57 are an integral part of these consolidated financial statements

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or “the Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) ultimately controlled by the Government of the Russian Federation.

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatization in 1992.

The Company was established in the course of the Russian electric utilities industry restructuring, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network. During 2002 - 2008 the Group consolidated electricity transmission businessess previousely controlled by RAO UES. In 2008 the reorganization of RAO UES was completed and RAO UES ceased to exist as a legal entity. FGC UES is RAO UES’s legal successor.

As at 31 December 2010 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4.

The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

The Company’s ordinary registered uncertified shares are traded on the MICEX and RTS exchanges under the trading code “FEES”. Starting from March 2011 the Company’s Global Depository Receipts (GDRs) are listed on the Main Market of the London Stock Exchange.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. At 31 December 2010, following an additional issue of shares (Note 17) the state owned 79 percent of the voting ordinary shares of the Company (at 31 December 2009 – 77.66 percent). The Government of the Russian Federation (“RF”) is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS).

The investment program of FGC UES is subject to approval by the Ministry of Industry and Electricity and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Operating environment. The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation and high interest rates. The recent global financial crisis has had a severe effect on the Russian economy and the financial situation in the Russian financial and corporate sectors significantly deteriorated since mid-2008. In 2010, the Russian economy experienced a moderate recovery of economic growth. The recovery was accompanied by a gradual increase of household incomes, lower refinancing rates, stabilisation of the exchange rate of the Russian Rouble against major foreign currencies, and increased liquidity levels in the banking sector.

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations, and frequent changes. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management determined impairment provisions by considering the economic situation and outlook at the end of the reporting period. The Group’s assets are tested for impairment using the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses for receivables that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business.

Note 2. Basis of preparation

Statement of compliance. These consolidated financial statements (“Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations. The Financial Statements have been prepared under the historical cost convention, as modified by the revaluation of property, plant and equipment and available-for-sale financial assets.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is the functional currency of the Group entities and the currency in which these Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

New accounting developments. These consolidated financial statements have been prepared by applying the accounting policies consistent with those of the annual financial statements for the year ended 31 December 2009, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2010.

(a)	Certain new standards and interpretations became effective for the Group from 1 January 2010:
  IFRIC 17, “Distributions of Non-Cash Assets to Owners” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies when and how distribution of non-cash assets as dividends to the owners should be recognised. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets should be recognised in profit or loss when the entity settles the dividend payable.
  IFRIC 18, “Transfers of Assets from Customers” (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers.
  IAS 27, “Consolidated and Separate Financial Statements” (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 requires an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the previous standard required the excess losses to be allocated to the owners of the parent in most cases). During 2010 year the Group recognised such losses related to the non-controlling interests in the amount of RR 428 million. The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. The Group has applied this accounting policy in prior years. The revised standard also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary has to be measured at its fair value.
  IFRS 3, “Business Combinations” (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 allows entities to choose to measure non-controlling interests using the previous IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer has to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognise the resulting gain or loss, if any, in profit or loss for the year. Acquisition-related costs are accounted for separately from the business combination and therefore recognised as expenses rather than included in goodwill. An acquirer has to recognise a liability for any contingent purchase consideration at the acquisition date. Changes in the value of that liability after the acquisition date are recognised in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone.

Note 2. Basis of preparation (continued)

  Group Cash-settled Share-based Payment Transactions - Amendments to IFRS 2, “Share-based Payment” (effective for annual periods beginning on or after 1 January 2010). The amendments provide a clear basis to determine the classification of share-based payment awards in both consolidated and separate financial statements. The amendments incorporate into the standard the guidance in IFRIC 8 and IFRIC 11, which are withdrawn. The amendments expand on the guidance given in IFRIC 11 to address plans that were previously not considered in the interpretation. The amendments also clarify the defined terms in the Appendix to the standard.
  Eligible Hedged Items—Amendment to IAS 39, “Financial Instruments: Recognition and Measurement” (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations.
  IFRS 1, “First-time Adoption of International Financial Reporting Standards” (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes.
  Additional Exemptions for First-time Adopters - Amendments to IFRS 1, “First-time Adoption of IFRS” (effective for annual periods beginning on or after 1 January 2010). The amendments exempt entities using the full cost method from retrospective application of IFRSs for oil and gas assets and also exempt entities with existing leasing contracts from reassessing the classification of those contracts in accordance with IFRIC 4, 'Determining Whether an Arrangement Contains a Lease' when the application of their national accounting requirements produced the same result.
  Amendment to IAS 24, “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011). IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. Revised IAS 24 was early adopted by the Group.
  Improvements to International Financial Reporting Standards (issued in April 2009; amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009; amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: clarification that contributions of businesses in common control transactions and formation of joint ventures are not within the scope of IFRS 2; clarification of disclosure requirements set by IFRS 5 and other standards for non-current assets (or disposal groups) classified as held for sale or discontinued operations; requiring to report a measure of total assets and liabilities for each reportable segment under IFRS 8 only if such amounts are regularly provided to the chief operating decision maker; amending IAS 1 to allow classification of certain liabilities settled by entity’s own equity instruments as non-current; changing IAS 7 such that only expenditures that result in a recognised asset are eligible for classification as investing activities; allowing classification of certain long-term land leases as finance leases under IAS 17 even without transfer of ownership of the land at the end of the lease; providing additional guidance in IAS 18 for determining whether an entity acts as a principal or an agent; clarification in IAS 36 that a cash generating unit shall not be larger than an operating segment before aggregation; supplementing IAS 38 regarding measurement of fair value of intangible assets acquired in a business combination; amending IAS 39 (i) to include in its scope option contracts that could result in business combinations, (ii) to clarify the period of reclassifying gains or losses on cash flow hedging instruments from equity to profit or loss for the year and (iii) to state that a prepayment option is closely related to the host contract if upon exercise the borrower reimburses economic loss of the lender; amending IFRIC 9 to state that embedded derivatives in contracts acquired in common control transactions and formation of joint ventures are not within its scope; and removing the restriction in IFRIC 16 that hedging instruments may not be held by the foreign operation that itself is being hedged. In addition, the amendments clarifying classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary published as part of the Annual Improvements to International Financial Reporting Standards, which were issued in May 2008, are effective for annual periods beginning on or after 1 July 2009.

  Unless otherwise stated above, the amendments and interpretations did not have any significant effect on the Group’s consolidated financial statements.
(b)	Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2011 or later and which the Group has not early adopted:

Note 2. Basis of preparation (continued)

  Classification of Rights Issues - Amendment to IAS 32 (issued on 8 October 2009; effective for annual periods beginning on or after 1 February 2010). The amendment exempts certain rights issues of shares with proceeds denominated in foreign currencies from classification as financial derivatives.
  IFRIC 19, “Extinguishing Financial Liabilities with Equity Instruments” (effective for annual periods beginning on or after 1 July 2010). This IFRIC clarifies the accounting when an entity renegotiates the terms of its debt with the result that the liability is extinguished through the debtor issuing its own equity instruments to the creditor. A gain or loss is recognised in profit or loss based on the fair value of the equity instruments compared to the carrying amount of the debt.
  Prepayments of a Minimum Funding Requirement – Amendment to IFRIC 14 (effective for annual periods beginning on or after 1 January 2011). This amendment will have a limited impact as it applies only to companies that are required to make minimum funding contributions to a defined benefit pension plan. It removes an unintended consequence of IFRIC 14 related to voluntary pension prepayments when there is a minimum funding requirement.
  Limited exemption from comparative IFRS 7 disclosures for first-time adopters - Amendment to IFRS 1 (effective for annual periods beginning on or after 1 July 2010). Existing IFRS preparers were granted relief from presenting comparative information for the new disclosures required by the March 2009 amendments to IFRS 7, Financial Instruments: Disclosures. This amendment to IFRS 1 provides first-time adopters with the same transition provisions as included in the amendment to IFRS 7.
  IFRS 9, Financial Instruments Part 1: Classification and Measurement. IFRS 9 was issued in November 2009 and replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities. Key features are as follows:
  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent only payments of principal and interest (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.
  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated as at fair value through profit or loss in other comprehensive income.

While adoption of IFRS 9 is mandatory from 1 January 2013, earlier adoption is permitted.

  Improvements to International Financial Reporting Standards (issued in May 2010 and effective from 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on acquiree’s share-based payment arrangements that were not replaced or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose the carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose the fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date and not the amount obtained during the reporting period; IAS 1 was amended to clarify that the components of the statement of changes in equity include profit or loss, other comprehensive income, total comprehensive income and transactions with owners and that an analysis of other comprehensive income by item may be presented in the notes; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits.

Note 2. Basis of preparation (continued)

  Disclosures—Transfers of Financial Assets – Amendments to IFRS 7 (issued in October 2010 and effective for annual periods beginning on or after 1 July 2011.). The amendment requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party yet remain on the entity's balance sheet. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood.
  Recovery of Underlying Assets – Amendments to IAS 12 (issued in December 2010 and effective for annual periods beginning on or after 1 January 2012). The amendment introduced a rebuttable presumption that an investment property carried at fair value is recovered entirely through sale. This presumption is rebutted if the investment property is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. SIC-21, “Income Taxes” – Recovery of Revalued Non-Depreciable Assets, which addresses similar issues involving non-depreciable assets measured using the revaluation model in IAS 16, “Property, Plant and Equipment”, was incorporated into IAS 12 after excluding from its scope investment properties measured at fair value.
  Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters – Amendments to IFRS 1 (issued in December 2010 and effective for annual periods beginning on or after 1 July 2011). The amendment regarding severe hyperinflation creates an additional exemption when an entity that has been subject to severe hyperinflation resumes presenting or presents for the first time, financial statements in accordance with IFRS. The exemption allows an entity to elect to measure certain assets and liabilities at fair value; and to use that fair value as the deemed cost in the opening IFRS statement of financial position. The IASB has also amended IFRS 1 to eliminate references to fixed dates for one exception and one exemption, both dealing with financial assets and liabilities. The first change requires first-time adopters to apply the derecognition requirements of IFRS prospectively from the date of transition, rather than from 1 January 2004. The second amendment relates to financial assets or liabilities where the fair value is established through valuation techniques at initial recognition and allows the guidance to be applied prospectively from the date of transition to IFRS rather than from 25 October 2002 or 1 January 2004. This means that a first-time adopter may not need to determine the fair value of certain financial assets and liabilities at initial recognition for periods prior to the date of transition. IFRS 9 has also been amended to reflect these changes.

  The Group does not expect the amendments to have any material effect on its financial statements.

Going concern. These Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving preparation of estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in the Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The Group assessed the recoverable amount of non-current assets as at 31 December 2010 applying certain estimates (Note 6). Actual results may be different from these estimates.

Classification as non-current assets held for sale. The Group management believes that the sale of assets to JSC “Inter RAO UES” (Note 16) was highly probable as at 31 December 2010 and the assest are available for immediate sale.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in these IFRS Financial Statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 29.

Restatement. Prior to 31 December 2010 The Group had not maintained adequate accounting records for IFRS purpose regarding the original cost, revalued amounts, depreciation and impairment provision at the level of individual items of property, plant and equipment. As of the date of preparing the financial statements for the year ended 31 December 2010 the Group had completed its work on detailed accounting records regarding items of property, plant and equipment. Completion of the preparation of these records resulted in reclassifications of property, plant and equipment groups. Management considers that newly adopted classification is more correct and representative of the structure of the Group. Comparative information for 2009 and 2008 has been restated in line with the new classification.

As at 31 December 2009:
Property, plant and equipment groups for	As originally		As reclassified at 31
IFRS purpose	presented	Reclassification	December 2009 (*)
Buildings	21,194	(13,475)	7,719
Power transmission grids	412,970	17,069	430,039
Substations	123,585	(2,983)	120,602
Construction in progress	173,708	(1,335)	172,373
Other	8,863	724	9,587

As at 1 January 2009:
Property, plant and equipment groups for IFRS	As originally		As reclassified at 1
purpose	presented	Reclassification	January 2009 (*)
Buildings	14,723	(7,998)	6,725
Power transmission grids	141,447	25	141,472
Substations	82,059	18,566	100,625
Construction in progress	210,884	(691)	210,193
Other	18,236	(9,902)	8,334

(*) - The amounts are presented before correction adjustments described below.

In addition, the Group revised presentation of the Statement of Comprehensive Income for the year ended 31 December 2009:

			As reclassified for
	As originally		the year ended 31
	presented	Reclassification	December 2009
Reversal of impairment provision for property,
plant and equipment	9,642	(9,642)	-
Specific impairment of property, plant and
equipment and intangible assets	(2,287)	2,278	-
Impairment of property, plant and equipment and
intangible assets	-	7,355	7,355

Note 2. Basis of preparation (continued)

In addition, the individual items of property, plant and equipment registers identified certain errors regarding the previously recognized revaluation effects in both the consolidated statement of comprehensive income and in the consolidated statement of changes in equity, the previously recognized depreciation expenses and reversal of impairment in the consolidated statement of comprehensive income and the related effects on deferred tax balances. The Group has corrected these errors by adjusting the respective balances as at 1 January 2009 and 31 December 2009 in these financial statements. These restatements had the following effect on previously issued financial statements:

As at 1 January 2009:
	As reported	Adjustment	As restated
Property, plant and equipment	467,349	(1,982)	465,367
Total non-current assets	584,914	(1,982)	582,932
Total assets	697,741	(1,982)	695,759
Reserves	(2,860)	21,432	18,572
Retained earnings	13,337	(23,018)	(9,681)
Total equity	592,063	(1,586)	590,477
Deferred profit tax liabilities	36,779	(396)	36,383
Total non-current liabilities	57,030	(396)	56,634
Total liabilities	105,678	(396)	105,282
Total equity and liabilities	697,741	(1,982)	695,759

As at and for the year ended 31 December 2009:
	As reported	Adjustment	As restated
Property, plant and equipment	740,320	(1,278)	739,042
Total non-current assets	850,303	(1,278)	849,025
Total assets	976,424	(1,278)	975,146
Reserves	267,533	23,141	290,674
Retained earnings	(47,795)	(24,164)	(71,959)
Total equity	801,548	(1,023)	800,525
Deferred profit tax liabilities	83,640	(255)	83,385
Total non-current liabilities	93,079	(255)	92,824
Total liabilities	174,876	(255)	174,621
Total equity and liabilities	976,424	(1,278)	975,146

Impairment of property, plant and equipment and intangible assets	7,355	(4,398)	2,957
Revaluation loss	(105,693)	1,237	(104,456)
Operating loss	(83,183)	(3,161)	(86,344)
Loss before profit tax	(74,792)	(3,161)	(77,953)
Profit tax	13,347	632	13,979
Loss for the period	(61,445)	(2,529)	(63,974)
Other comprehensive income
Change in revaluation reserve for property, plant and equipment	297,862	3,865	301,727
Profit tax recorded directly in other comprehensive income	(65,366)	(773)	(66,139)
Other comprehensive income for the period, net of profit tax	270,930	3,092	274,022
Total comprehensive income for the period	209,485	563	210,048
Loss attributable to:
Shareholders of JSC “FGC UES”	(61,196)	(2,120)	(63,316)
Non-controlling interest	(249)	(409)	(658)
Total comprehensive income attributable to:
Shareholders of JSC “FGC UES”	209,261	563	209,824
Non-controlling interest	224	-	224
Loss per ordinary share for loss attributable to the
shareholders of JSC “FGC UES” – basic and diluted (in
Russian Roubles)	(0,053)	(0,002)	(0,055)

Note 2. Basis of preparation (continued)

The third statement of financial position as of 1 January 2009 is presented in these Financial Statements as a result of the reclassifications and restatement described above. This requirement to present the additional opening statement of financial position, when the entity has made a restatement or reclassification, extends to the information in the related notes. Management considered materiality and concluded that it is sufficient for an entity to present such information only in those notes that have been impacted by a restatement or a reclassification and state in the Financial Statements that the other notes have not been impacted by the restatement or reclassification. The omission of the notes to the additional opening statement of financial position is therefore, in management’s view, not material.

Note 3. Summary of significant accounting policies

Principles of consolidation. The Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in JSC “Kuban Trunk Grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entity assets and operations.

All inter-company balances and transactions have been eliminated. The non-controlling interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in these consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity's goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of post-acquisition movements in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Note 3. Summary of significant accounting policies (continued)

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in these Financial Statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the Statement of Financial Position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available for sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are deferred in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is removed from other comprehensive income to profit or loss for the period.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss– is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available for sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Note 3. Summary of significant accounting policies (continued)

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2010, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 30.48:US$ 1.00 (31 December 2009 – RR 31.24:US$ 1.00); between the Russian Rouble and Euro: RR 40.33:Euro 1.00 (31 December 2009 RR 43.39:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Company’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets.

After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Note 3. Summary of significant accounting policies (continued)

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date exceeding three months from the acquisition date.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognized initially at fair value and subsequently carried at amortized cost using the effective interest method. The Group classifies a promissory note as short-term when it expects to realise it within twelve months after the reporting period. All other promissory notes are classified as long-term.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Note 3. Summary of significant accounting policies (continued)

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the statement of financial position on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s statement of financial position are not reclassified or re-presented in the comparative statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these consolidated financial statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Note 3. Summary of significant accounting policies (continued)

Advances received. Advances received are a deferred income for the future connection services and are reflected at not discounted cost.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rate of interest for a similar instrument, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets, if the commencement date for capitalisation is on or after 1 January 2009. The commencement date for capitalisation is when (a) the Group incurs expenditures for the qualifying asset; (b) it incurs borrowing costs; and (c) it undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Russian Federation state pension scheme on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the Statement of Financial Position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations are determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Note 3. Summary of significant accounting policies (continued)

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognized when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share is determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2010 and 31 December 2009 are presented below:

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
JSC “The Kuban Trunk Grids”	49.0	49.0	49.0	49.0
JSC “The Tomsk Trunk Grids”	52.0	59.9	52.0	59.9
Other companies
JSC “Power Industry Research and Development
Centre”	100.0	100.0	100.0	100.0
JSC “Energostroisnabkomplekt”	100.0	100.0	100.0	100.0
JSC “Nurenergo”	77.0	77.0	77.0	77.0
JSC “The principle electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0

	31 December 2010		31 December 2009
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
JSC “Specialized electricity transmission service
company of Unified National Electrical Network”	100.0	100.0	100.0	100.0
JSC “Engineering and Construction Management
Centre of Unified energy system”	100.0	100.0	100.0	100.0
JSC “DalEnergosetProject”	100.0	100.0	100.0	100.0
JSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
LLC “Index Energetiki”	100.0	100.0	100.0	100.0

Note 4. Principal subsidiaries (continued)

JSC “Power Industry Research and Development Centre”. JSC “Power Industry Research and Development Centre” is a research and development project institution in the sphere of electric power.

JSC “Energostroisnabkomplekt”. JSC “Energostroisnabkomplekt” organises the supply of goods and services for companies operating in the industry.

JSC “Nurenergo”. JSC “Nurenergo” performs electricity and heat distribution and sale activities in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, JSC “Nurenergo” has negative net assets after accounting for impairment (Note 6).

JSC “DalEnergoSetProject”. JSC “DalEnergoSetProject” is a grid engineering company.

JSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

LLC “Index Energetiki” owns minority shares in electricity industry entities, former subsidiaries of RAO UES. Control over LLC “Index Energetiki” was obtained as a result of the reorganization of RAO UES.

JSC “Specialized electricity transmission service company of Unified National Electrical Network”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of UNEG.

JSC “Engineering and Construction Management Centre of Unified energy system”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernization of electricity supply facilities and infrastructure.

Note 5. Balances and transactions with related parties

State controlled entities

In the normal course of business the Group enters into transactions with entities under Government control, large portion of the Group's primary activity - transmission services are rendered to entities controlled by Government of Russian Federation at the regulated tariffs. The Group borrows funds from banks under Government control at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the year ended 31 December 2010 and 2009 the Group had the following significant transactions with state controlled entities:

	Year ended	Year ended
	31 December 2010	31 December 2009
Transmission revenue	100,562	77,135
Electricity sales	2,004	1,336
Connection services	500	2,418

Significant balances with state controlled entities are presented below:

	31 December 2010	31 December 2009
Cash and cash equivalents	6,725	3,405
Bank deposits	618	3,244
Long-term promissory notes (Note 10)	1,599	671
Short-term promissory notes (Note 10)	19,478	46,331
Trade receivables
(Net of allowance for doubtful debtors of RR 375 million
as at 31 December 2010 and 4,569 million as at 31
December 2009)	8,655	6,042
Accounts payable to the shareholders of FGC UES	(11,193)	(40,178)
Accounts payable and accrued charges	(14,580)	(10,834)
Current debt	(505)	(505)

Tax balances and charges are disclosed in Notes 17, 22 and 24. Tax transactions are disclosed in the Statement of Comprehensive Income.

Note 5. Balances and transactions with related parties (continued)

Directors’ compensation. Compensation is paid to members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Remuneration to the members of the Board of Directors is paid for their services in that capacity and for attending Board meetings. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the year ended 31 December 2010 and 2009 was as follows:

	Year ended		Year ended
	31 December 2010		31 December 2009
		Accrued		Accrued
	Expense	liability	Expense	liability
Short-term compensation, including salary and bonuses	176	-	98	1
Remuneration for serving on the Board of Directors	3	-	4	-
Post-employment benefits	14	72	12	58
Total	193	72	114	59

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective year, including bonuses based on the results of the preceding financial year. The amount of bonus for the results of the reporting financial year is determined after the date when these Financial Statements are authorised for issue.

Note 6. Property, plant and equipment

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Additions	565	136	1,118	139,877	3,180	144,876
Transfers	170	7,534	13,758	(21,932)	470	-
Disposals	(197)	(174)	(1,077)	(464)	(66)	(1,978)
Reversal of impairment
provision	-	-	-	1,358	-	1,358
Closing balance as at
31 December 2010	8,257	437,535	134,401	289,934	13,171	883,298
Including PPE under finance
lease	-	-	2,273	-	-	2,273

Accumulated depreciation and impairment
Opening balance as at
1 January 2010 (*)	-	-	-	-	-	-
Charge for the period	(214)	(16,231)	(11,617)	-	(2,123)	(30,185)
Impairment loss	-	-	(1,663)	(332)	(14)	(2,009)
Disposals	1	80	24	-	19	124
Closing balance as at
31 December 2010	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Including PPE under finance
lease	-	-	(991)	-	-	(991)
Net book value as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Net book value as at
31 December 2010	8,044	421,384	121,145	289,602	11,053	851,228
(*) Accumulated depreciation was eliminated against the gross carrying amount of the assets before the revaluation as at 31 December 2009 was recorded.

Note 6. Property, plant and equipment (continued)

		Power
		transmission		Construction in
	Buildings	grids	Substations	progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2009 (restated)	6,966	152,590	118,998	209,692	11,441	499,687
Additions	163	11	5,925	83,642	1,408	91,149
Transfers	759	1,796	14,857	(19,095)	1,683	-
Disposals	(8)	(47)	(966)	(464)	(254)	(1,739)
Elimination of accumulated
depreciation and
impairment	(485)	(16,905)	(26,958)	(3,235)	(4,987)	(52,570)
Reversal of impairment
provision	26	3,089	2,097	-	32	5,244
Reversal of revaluation
loss	135	16,135	6,356	363	472	23,461
Revaluation increase	2,331	279,943	45,466	53	2,870	330,663
Decrease in revaluation
reserve	(1,209)	(3,158)	(19,284)	(4,860)	(425)	(28,936)
Revaluation loss	(959)	(3,415)	(25,889)	(95,001)	(2,653)	(127,917)
Closing balance as at
31 December 2009
(restated)	7,719	430,039	120,602	171,095	9,587	739,042
Including PPE under
finance lease	-	-	2,273	-	-	2,273

Accumulated depreciation and impairment
Opening balance as at
1 January 2009 (restated)	(241)	(11,118)	(18,373)	(1,481)	(3,107)	(34,320)
Charge for the period	(245)	(5,805)	(8,773)	-	(1,917)	(16,740)
Impairment loss	-	-	-	(1,754)	(67)	(1,821)
Disposals	1	18	188	-	104	311
Elimination of accumulated
depreciation and
impairment	485	16,905	26,958	3,235	4,987	52,570
Closing balance as at
31 December 2009
(restated)	-	-	-	-	-	-
Including PPE under
finance lease	-	-	-	-	-	-
Net book value as at
1 January 2009 (restated)	6,725	141,472	100,625	208,211	8,334	465,367
Net book value as at
31 December 2009
(restated)	7,719	430,039	120,602	171,095	9,587	739,042

Borrowing costs of RR 1,526 million for the year ended 31 December 2010 are capitalised in additions above (for the year ended 31 December 2009 – RR 797 million). A capitalisation rate of 7.6% was used for the year ended 31 December 2010 (for the year ended 31 December 2009 – 7.3%) to determine the amount of borrowing costs eligible for capitalization, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that are outstanding during the period.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2010 such advances amounted to RR 84,320 million net of specific impairment of RR 297 million (as at 31 December 2009 – RR 34,328 million net of revaluation loss of RR 21,115 million and specific impairment RR 1,633 million). During 2010 the advances which were transferred to the carrying amount of assets under construction included the revaluation loss in the amount of RR 21,115 million.

Note 6. Property, plant and equipment (continued)

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group has the option to purchase land on which electric power transmission lines are located upon application to the state registering body or to formalize the right for rent. According to Russian legislation the expiry date of this option is 1 January 2013. As at 31 December 2010 the Group companies have no intention to purchase this land.

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s transmission segment (Note 32) was considered as a single cash generating unit.

As at 31 December 2009 as a result of the revaluation the Group’s equity increased by RR 241,382 million, comprising an increase in the carrying value of property, plant and equipment of RR 301,727 million, net of a related deferred tax of RR 60,345 million. At the same time, RR 5,244 million of previously recognised impairment was reversed and a revaluation loss of RR 104,456 million was recognised as a loss for the year; a related net deferred tax movement of RR 19,842 million was credited to profit and loss for the year ended 31 December 2009.

As most of the Group’s assets relate to the transmission business, any shortfall between the depreciated replacement cost and the result of the profitability test at each revaluation date is allocated pro rata across all assets, including construction in progress which includes advances for construction. Consequently, the revaluation loss recognised on construction in progress should be considered alongside the revaluation increase recorded on other asset groups. The total effect of the revaluation undertaken as at 31 December 2009 on the property, plant and equipment is, when seen in this context, an increase of RR 202,515 million.

The Group assessed the recoverable amount for transmission business as at 31 December 2010.

The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation – up to 10% in 2017;
  The amount of expenditure for the period from 2012 through 2029 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;
  A nominal pre-tax discount rate of 11.33% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2010. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 2%.

Note 6. Property, plant and equipment (continued)

For each class of property, plant and equipment stated at revalued amounts in these Financial Statements, the carrying amount that would have been recognized had the assets been carried under the historical cost basis is as follows:

		Power		Construction
	Buildings	transmission grids	Substations	in progress	Other	Total
Net book value as at
31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783
Net book value as at
31 December 2009	4,288	117,611	92,070	266,034	9,442	489,455
Net book value as at
31 December 2008	3,204	114,273	82,337	202,257	8,341	410,412

Impairment. In 2010 the Group recognised the impairment provision of non-current assets in the amount of RR 2,009 million (as at 31 December 2009 – RR 1,821 million), the details of which are described below.

JSC “Nurenergo”

The impairment loss recognised in 2010 in the amount of RR 206 million (2009: RR 188 million) arose in relation to property, plant and equipment of JSC “Nurenergo”. As a consequence of the economic situation in Chechen Republic, the earnings of JSC “Nurenergo” from sales of electricity purchased on wholesale electricity market do not exceed current operating expenses. An impairment loss was recognised in respect of the balance for all construction in progress and property, plant and equipment in JSC “Nurenergo”.

During the year ended 31 December 2010 the Group recorded an impairment provision in relation to advances issued for the purchase of property, plant and equipment and construction in progress in the amount of RR 21 million (for the year ended 31 December 2009 - RR 1,633 million). At the same time RR 1,358 million of previously recognized impairment was reversed at 31 December 2010 (for the year ended 31 December 2009 – nil).

JSC “Mobile gas-turbine plants”

As at 31 December 2010 management revised the business plans of JSC “Mobile gas-turbine plants”. Given these developments, management has assessed whether the carrying value of the company’s property, plant and equipment and intangible assets at 31 December 2010 is recoverable through future operations. In making this assessment, management has performed an impairment review (“the impairment test”) in accordance with IAS 36 by comparing the recoverable amount of property, plant and equipment and intangible assets to their net book values. The recoverable amount was assessed based on value in use, calculated by discounting the estimated future cash flows.

The property, plant and equipment related to electricity generation activity of JSC “Mobile gas-turbine plants” was tested for the impairment using the following assumptions:

  Annual revenue growth of 6% for 2011 – 2015, assessed based on the inflation rate forecasts;
  A pre-tax discount rate of 20.4% was estimated based on weighted average cost of capital.

As a result of using these assumptions the carrying amount of property, plant and equipment exceeded the recoverable amount by RR 1,782 million. The respective impairment loss was recognised in profit and loss for the year ended 31 December 2010 (for the year ended 31 December 2009 – nil).

If the revised estimated pre-tax discount rate applied to the discounted cash flows had been 0.5% higher than management’s estimates, the recoverable amount for the Group’s property, plant and equipment and intangible assets would be RR 90 million lower.

Except for the assets of JSC “Mobile gas-turbine electricity plants” and JSC “Nurenergo”, Management did not identify any other instances where the carrying values of property, plant and equipment or intangible assets of the Group were considered to be impaired thereby requiring the recording of an impairment loss for the year ended 31 December 2010.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. At the end of each of the leases the Group has the option to purchase the equipment at a beneficial price. At 31 December 2010 the net book value of leased property, plant and equipment was RR 1,282 million (as at 31 December 2009 – RR 2,273 million). The leased equipment is pledged as security for the lease obligations.

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2010	31 December 2009
Under one year	340	476
Between two and five years	1,212	1,140
Over five years	6,356	8,482
Total	7,908	10,098

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2010 the carrying value of property, plant and equipment leased out under operating lease is RR 1,808 million (as at 31 December 2009 - RR 1,856 million).

Note 7. Intangible assets

	Corporate system	Corporate information
	of managing geographically	management system	Other
	dispersed resources	(SAP-R3)	software	Total
Cost at 1 January 2009	1,706	3,952	2,376	8,034
Accumulated amortisation	(361)	(398)	(342)	(1,101)
Carrying value at
1 January 2009	1,345	3,554	2,034	6,933
Additions	1	627	479	1,107
Disposals	-	(81)	(316)	(397)
Disposals of accumulated
amortisation	-	-	145	145
Amortisation charge	(171)	(294)	(465)	(930)
Impairment loss	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392
Cost at 31 December 2009	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value at
31 December 2009	1,175	3,340	1,877	6,392

Cost at 1 January 2010	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value at
1 January 2010	1,175	3,340	1,877	6,392
Additions	-	263	666	929
Disposals	-	(39)	(42)	(81)
Disposals of accumulated
amortisation	-	-	13	13
Amortisation charge	(171)	(329)	(369)	(869)
Impairment loss	-	(195)	-	(195)
Carrying value at
31 December 2010	1,004	3,040	2,145	6,189
Cost at 31 December 2010	1,707	4,722	3,163	9,592
Accumulated amortisation	(703)	(1,021)	(1,018)	(2,742)
Accumulated impairment	-	(661)	-	(661)
Carrying value at
31 December 2010	1,004	3,040	2,145	6,189

Note 7. Intangible assets (continued)

The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million at 31 December 2010 and at 31 December 2009.

Corporate information management system (SAP-R3) consists of several modules (parts) and related licences. As at 31 December 2010 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP-R3) includes the development cost of RR 2,399 million as at 31 December 2010 (as at 31 December 2009 - RR 2,178 million).

Other software includes capitalised software development costs that meet the definition of an intangible asset of RR 1,570 million as at 31 December 2010 (as at 31 December 2009 - RR 1,079 million).

As at 31 December 2010 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at that date. In 2010 the Group recorded a specific impairment of RR 195 million in relation to intangible assets which cost is not expected to be recovered.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2010	31 December 2009
Carrying value at 1 January	58,451	44,632
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	-
Impairment of investment	-	(1,473)
Translation difference	(22)	9
Disposal of associates	(1,231)	-
Share of other comprehensive income of associates	-	13,390
Transfer to non-current assets held-for-sale	(53,227)	-
Carrying value at 31 December	348	58,451

The carrying value of investments in associates is as follows:
	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	30,053
JSC “Volzhskaya TGC”	16,268	17,774
JSC “TGC-6”	5,438	6,066
JSC “TGC-11”	3,401	3,624
Other associates	909	934
(Less) transfer to non-current assets held-for-sale	(53,227)	-
Total	348	58,451

The following is summarised financial information, in aggregate, in respect of significant associates, including those classified as non-current assets held-for-sale:

	Ownership/Voting,%		Assets		Liabilities
	31 December	31 December	31 December	31 December	31 December	31 December
	2010	2009	2010	2009	2010	2009
JSC “WGC-1”	29.4	43.1	117,017	96,081	(23,276)	(26,353)
JSC “TGC-6”	24.7	24.7	49,750	40,625	(21,771)	(10,103)
JSC “Volzhskaya
TGC”	31.5	33.7	78,068	69,470	(20,818)	(16,650)
JSC “TGC-11”	27.5	27.5	18,622	19,921	(6,233)	(6,718)

Note 8. Investments in associated companies (continued)

	Revenue for the year ended		Profit / (loss) for the year ended
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
JSC “WGC-1”	56,997	49,292	685	(1,428)
JSC “TGC-6”	31,158	22,342	(2,544)	1,951
JSC “Volzhskaya TGC”	69,005	52,390	(811)	4,305
JSC “TGC-11”	19,323	17,394	(814)	2,335

Revaluation of property, plant and equipment of associates. As at 31 December 2009 the property, plant and equipment of associates was revalued by an independent appraiser. The Group’s share of the revaluation surplus recognised in the Group’s other comprehensive income was RR 14,151 million; the related deferred tax charge of RR 2,830 million was also recognised in other comprehensive income for the year ended 31 December 2009. The revaluation decrease on JSC “TGC-6” in the amount of RR 715 million reduced the revaluation surplus previously recognised in other comprehensive income; the related deferred tax of RR 143 million was credited to other comprehensive income for the year ended 31 December 2009. As at 31 December 2010 the property, plant and equipment have not been revalued.

Impairment of investments in associates. As at 31 December 2009 the Group has assessed whether the carrying value of the investments exceeded their recoverable amount at that date. The Group determined the recoverable amount based on value in use being the present value of the future cash flows expected to be derived from the investment. The future expected cash flows were discounted at 18% being the nominal pre-tax discount rate determined based on the weighted average cost of capital of the associates. In 2009 pursuant to this impairment test, an impairment loss of RR 1,473 million was recognised in relation to the investment in JSC “TGC-6” as a loss for the period; the related deferred tax of RR 295 million was credited to profit and loss. No additional impairment loss was recorded as at 31 December 2010.

Trust management. As of 31 December 2010 the Group’s share in JSC “WGC-1” was transferred in trust management to JSC “Inter RAO UES” in favour of the Company. The transfer did not result in the termination of the Group’s rights of ownership.

Sale of shares. During the year ended 31 December 2010 the Company sold 2.15% of the shares of JSC “Volzhskaya TGC” for RR 1,837 million. A gain on sale of this investment amounting to RR 606 million was recorded as a Gain on sale of investments in associates and available-for-sale investments in the Statement of Comprehensive Income.

Dilution effect. In the fourth quarter of 2010 JSC “WGC-1”placed an additional issue of ordinary shares. As a result of this issue, the interest of the Group in that Company decreased to 29.4 per cent. A loss on dilution of the Group’s share in JSC “WGC-1” was recognised in the Statement of Comprehensive Income in the amount of RR 2,790 million.

Transfer to non-current assets held-for-sale. As at 31 December 2010 all investments in JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16). In March 2011 all the above-mentioned investments in associates, except for that in JSC “UES “GruzRosEnergo”, were transferred.

Note 9. Available-for-sale investments

					Transfer to
					non-current
	31 December		Change in	Impairment	assets held-	31 December
	2009	Additions	fair value*	charge	for-sale	2010
JSC “IDGC Holding”	4,247	-	2,610	-		6,857
JSC “Inter RAO UES”	2,668	-	6	-		2,674
JSC “Bashkirenergo”	7,699	-	7,852	-	(15,551)	-
JSC “RusHydro”	5,337	4	2,397	-	(7,738)	-
JSC “Mosenergo”	5,878	1	(97)	-	(5,782)	-
JSC “WGC-6”	2,899	-	2,701	-	(5,600)	-
JSC “WGC-4”	2,261	1	1,878	-	(4,140)	-
JSC “WGC-2”	626	-	596	-	(1,222)	-
JSC “TGC-1”	857	-	260	-	(1,117)	-
JSC “WGC-3”	818	-	151	-	(969)	-
JSC “RAO ES Vostoka”	487	-	68	-	(555)	-
JSC “TGC-9”	282	-	147	-	(429)	-
JSC “Kuzbassenergo”	255	-	130	-	(385)	-
JSC “Sangtudinskaya
GES-1”	555	-	-	(235)	(320)	-
JSC “TGC-13”	210	-	97	-	(307)	-
JSC “TGC-11 Holding”	150	-	13	-	(163)	-
Total	35,229	6	18,809	(235)	(44,278)	9,531

Note 9. Available-for-sale investments (continued)

	31 December		Change in	Impairment	31 December
	2008	Disposal	fair value*	charge	2009
JSC “Bashkirenergo”	1,395	-	6,304	-	7,699
JSC “Mosenergo”	1,705	-	4,173	-	5,878
JSC “RusHydro”	2,673	-	2,664	-	5,337
JSC “IDGC Holding”	1,033	-	3,214	-	4,247
JSC “WGC-6”	1,039	-	1,860	-	2,899
JSC “Inter RAO UES”	351	-	2,317	-	2,668
JSC “WGC-4”	528	-	1,733	-	2,261
JSC “TGC-1”	177	-	680	-	857
JSC “WGC-3”	199	-	619	-	818
JSC “WGC-2”	176	-	450	-	626
JSC “Sangtudinskaya GES-1”	1,100	-	-	(545)	555
JSC “RAO ES Vostoka”	86	-	401	-	487
JSC “TGC-9”	100	-	182	-	282
JSC “Kuzbassenergo”	1,003	(2,501)	1,753	-	255
JSC “TGC-13”	74	-	136	-	210
JSC “TGC-11 Holding”	45	-	105	-	150
JSC “TGC-2”	56	(56)	-	-	-
JSC “TGC-14”	34	(43)	9	-	-
Total	11,774	(2,600)	26,600	(545)	35,229
* - Change in fair value of available-for-sale investments is recognised in other comprehensive income.

JSC “Sangtudinskaya GES-1”

Available-for-sale investments include shares of JSC “Sangtudinskaya GES-1”, which is incorporated and operates in Tajikistan. As at 31 December 2010 and 31 December 2009 the Group’s interest in JSC “Sangtudinskaya GES-1” was 14.78%. The controlling shareholder in JSC “Sangtudinskaya GES-1” is the Russian Federation.

As at 31 December 2010 the Group has assessed the fair value of shares of JSC “Sangtudinskaya GES-1” using valuation techniques and determined it at the amount of RR 320 million (as at 31 December 2009 – RR 555 million). Pursuant to this assessment, as at 31 December 2010 an accumulated impairment loss had been recognised in relation to the investment in JSC “Sangtudinskaya GES-1” in the amount of RR 780 million.

JSC “Bashkirenergo” and JSC “Kuzbassenergo”

As a result of merger with RAO UES the Group acquired a 21.27% share in JSC “Bashkirenergo” and a 20.27% share in JSC “Kuzbassenergo”. Management had assessed the level of influence that the Group has on JSC “Bashkirenergo” and JSC “Kuzbassenergo” and determined that it did not amount to significant influence. Consequently, the investments in these entities were classified as available-for-sale investments.

In November 2009 the Company sold 18.98% of the shares of JSC “Kuzbassenergo” to JSC “InterRAO UES” for RR 2,042 million. A gain on the sale of this available-for-sale investment amounted to RR 1,106 million (including recycling of other comprehensive income amounted to RR 1,565 million) and was recognized in the financial statements for the year ended 31 December 2009. So as at 31 December 2010 the share of the voting rights in JSC “Kuzbassenergo” was 1.29%.

As at 31 December 2010 the share of the voting rights in JSC “Bashkirenergo” was 21.27%.

JSC “TGC-2”

During the year ended 31 December 2009 the Company has sold the shares of JSC “TGC 2” for RR 454 million. A gain on sale of this investment amounted to RR 398 million was recorded as Gain on sale of available-for-sale investments in Statement of Comprehensive Income.

Note 9. Available-for-sale investments (continued)

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices except for JSC “Sangtudinskaya GES-1”, which fair value was determined based on valuation techniques.

Transfer to non-current assets held-for-sale

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 16).

Note 10. Promissory notes

					31	31
		Rating	Effective		December	December
	Rating	agency	interest rate, %	Due	2010	2009
Long-term promissory notes
LLC “Energo Finance”		Not available	9.1%-10.1%	2014	8,466	7,672
JSC “System Operator UES”*		Not available	7.0%-11.1%	2012-2013	1,461	542
JSC “Alfa-Bank”	BB	Fitch Ratings	11.1%-12.6%	2013-2015	371	5
JSC “ROSBANK”	BBB+	Fitch Ratings	12.0%	2015	274	245
JSC “Evrofinance Mosnarbank”	B+	Fitch Ratings	12.6%	2014	214	190
JSC “IDGC of Centre and Volga
region”*		Not available	12.6%	2012-2020	138	129
Other long-term promissory
notes			11.1%-15.5%	2011-2038	122	169
Total long-term promissory notes					11,046	8,952

Short-term promissory notes
JSC “VTB Bank”*	BBB	Fitch Ratings	1.5%-8.5%	2011	19,232	45,083
JSC “Alfa-Bank”	BB	Fitch Ratings	2.6%-13.1%	2011	14,431	1,524
JSC Bank “ROSSIYA”	B-	Fitch Ratings	7.0%	2011	4,076	-
JSC “Promsvyazbank”	BB-	Fitch Ratings	4.9%-5.4%	2011	3,002	-
JSC “International Financial
Club”			6.3%	2011	2,002	-
JSC “System Operator UES”*		Not available	7.0%	2010	-	1,114
JSC “Gazprombank”	Baa3	Moody’s	15.5%	2010	-	672
JSC “Mosenergo”*		Not available	-	2010	-	86
Other short-term promissory
notes			12.6%-15.5%	2010	413	202
Total short-term promissory notes					43,156	48,681

Companies marked with * above are state-controlled entities (Note 5).

All promissory notes are denominated in Russian roubles.

As at 31 December 2010 and 31 December 2009 the fair value of promissory notes, determined using valuation technique, was RR 58,227 million and RR 57,481 million respectively.

In 2009 the promissory notes of LLC “Otkritie Finance” and LLC “FC Otkritie” were exchanged for non-interest bearing notes of LLC “Energo Finance” payable on demand but not earlier than 12 December 2014. An impairment loss in 2009 was recognised in respect of the promissory notes of LLC “Energo Finance” in the amount of RR 353 million resulting from the change in the conditions of repayment of obligation after a restructuring. No additional impairment loss was recorded as at 31 December 2010.

In 2010 the management of the Company has committed to exchange the short-term promissory notes of JSC “System Operator UES” in the amount of RR 1,114 million for non- interest bearing notes of JSC “System Operator UES” payable on demand but not earlier than 1 March 2013. Effect on initial recognition of these promissory notes was recognised in Statement of Comprehensive Income in the amount of RR 228 million

Note 11. Other non-current assets

	31 December 2010	31 December 2009
Long-term accounts receivable
(Net of allowance for doubtful debtors of RR 224 million as at
31 December 2010 and RR 24 million as at 31 December 2009)	1,707	438
Total financial assets	1,707	438
Other non-current assets	547	209
VAT recoverable	253	312
Total	2,507	959

Note 12. Cash and cash equivalents

	31 December 2010	31 December 2009
Cash at bank and in hand	13,373	13,387
Cash equivalents	200	20,312
Total	13,573	33,699

Cash at bank	Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”	BBB	Fitch Ratings	6,725	2,487
	Baa1	Moody’s
JSC “Alfa-Bank”	BB	Fitch Ratings	6,434	9,664
	Ba1	Moody’s
	BB-	Standard&Poor’s

JSB “Gazprombank”	Baa3	Moody’s	58	1,111
	BB	Standard&Poor’s
Other			156	125
Total cash at bank			13,373	13,387

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2010	31 December 2009
JSB “Sberbank”	2.6%-3.1%	BBB	Fitch Ratings	192	899
JSB “Gazprombank”	4.1%	Baa3	Moody’s	-	18,777
OJSC “Alfa-Bank”	2.0%-6.8%	Ba1	Moody’s	-	587
Other				8	49
Total bank deposits				200	20,312

Although some of the banks have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

There are no deposits denominated in foreign currency included in cash equivalents as at 31 December 2010 and as at 31 December 2009.

Note 13. Bank deposits

				31 December	31 December
	Interest rate	Rating	Rating agency	2010	2009
OJSC “Nomos-bank”	6.5%	Ba3	Moody’s	3,000	-
OJSC “Alfa-Bank”	3.8%-6.4%	Ba1	Moody’s	988	1,198
JSB “VTB bank”	12.2%-13.8%	Baa1	Moody’s	618	1,197
JSB “Gazprombank”	4.5%	Baa3	Moody’s	-	5,740
LLC “KIT Finance Investment bank”	9.0%-13.0%	Caa2	Moody’s	-	2,017
JSB “Sberbank”	10.0%	Baa1	Moody’s	-	30
JSB “Otkrytie bank”	7.5%	-	-	-	5
Total bank deposits				4,606	10,187

Carrying amount of bank deposits approximates its’ fair value.

As at 31 December 2010 bank deposits include deposits denominated in foreign currency in the amount of RR 88 million (as at 31 December 2009 - RR 5 million).

Note 14. Accounts receivable and prepayments

	31 December 2010	31 December 2009
Trade receivables
(Net of allowance for doubtful debtors of RR 2,900 million as at
31 December 2010 and RR 4,862 million as at 31 December 2009)	10,605	8,434
Other receivables
(Net of allowance for doubtful debtors of RR 695 million as at
31 December 2010 and RR 992 million as at 31 December 2009)	759	869
Total financial assets	11,364	9,303

Advances to suppliers and prepayments
(Net of allowance for doubtful debtors of RR 1,874 million as at
31 December 2010 and 2,162 million as at 31 December 2009)	1,646	2,434
VAT recoverable	9,199	9,332
Tax prepayments	8,454	6,902
VAT related to advances received	2,009	1,277
Total	32,672	29,248

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value approximates their fair value.

The movement of the provision for doubtful debts is shown below:

Year ended	Trade	Other	Advances to suppliers	Long-term
31 December 2010	receivables	receivables	and prepayments	accounts receivable	Total
As at 1 January	4,862	992	2,162	24	8,040
Provision reversal	(2,163)	(463)	(247)	(5)	(2,878)
Debt written-off	(5)	(5)	(173)	-	(183)
Provision accrual	206	171	132	205	714
As at 31 December	2,900	695	1,874	224	5,693

Note 14. Accounts receivable and prepayment (continued)

Year ended	Trade	Other	Advances to suppliers	Long-term
31 December 2009	receivables	receivables	and prepayments	accounts receivable	Total
As at 1 January	1,455	703	427	31	2,616
Provision reversal	(108)	(134)	(9)	(7)	(258)
Debt written-off	(2)	(101)	-	-	(103)
Provision accrual	3,517	524	1,744	-	5,785
As at 31 December	4,862	992	2,162	24	8,040

As at 31 December 2010 the overdue receivables for which the provision had not been recorded amounted to RR 4,043 million (at 31 December 2009 - RR 2,775 million). The ageing analysis is shown below:

	31 December 2010	31 December 2009
Less than 3 months	2,432	1,551
3 to 6 months	1,270	595
6 to 12 months	14	334
1 year to 5 years	327	295
Total	4,043	2,775

The analysis of overdue accounts receivables for which the provision had been recorded as at 31 December 2010 is shown below, gross of allowance for doubtful accounts:

	31 December 2010	31 December 2009
Less than 3 months	189	1,042
3 to 6 months	705	644
6 to 12 months	233	18
1 year to 5 years	2,200	3,598
Total	3,327	5,302

Note 15. Inventories

	31 December 2010	31 December 2009
Repair materials	3,501	2,230
Spare parts	1,669	794
Other inventories	432	247
Total	5,602	3,271

The cost of inventories is shown net of an obsolescence provision for RR 38 million as at 31 December 2010 (as at 31 December 2009 - RR 39 million). At 31 December 2010 and 31 December 2009 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Non-current assets held-for-sale

	31 December 2010	31 December 2009
JSC “WGC-1”	27,559	-
JSC “Volzhskaya TGC”	16,268	-
JSC “Bashkirenergo”	15,551	-
JSC “RusHydro”	7,738	-
JSC “Mosenergo”	5,782	-
JSC “WGC-6”	5,600	-
JSC “TGC-6”	5,438	-
JSC “WGC-4”	4,140	-
JSC “TGC-11”	3,401	-
JSC “WGC-2”	1,222	-
JSC “TGC-1”	1,117	-
JSC “WGC-3”	969	-
JSC “UES “GruzRosEnergo”	561	-
JSC “RAO ES Vostoka”	555	-
JSC “TGC-9”	429	-
JSC “Kuzbassenergo”	385	-
JSC “Sangtudinskaya GES-1”	320	-
JSC “TGC-13”	307	-
JSC “TGC-11 Holding”	163	-
JSC “TGC-14”	-	47
Total	97,505	47
Loss on re-measurement	(6,896)	-
Total non-current assets held-for-sale	90,609	47

Non-current assets held-for-sale were included into Transmission segment (Note 32).

As at 31 December 2010 all available-for-sale investments, except for shares of JSC “IDGC Holding” and JSC “Inter RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as JSC “WGC-1”, JSC “TGC-6”, JSC “TGC-11”, JSC “Volzhskaya TGC” and JSC “UES “GruzRosEnergo” in the total amount of RR 53,227 million were reclassified as held for sale under IFRS 5 “Non-current assets held-for sale and discontinued operations” as the management of the Company has committed to a plan to transfer these assets during 2011 year to JSC “Inter RAO UES” in exchange for ordinary shares of “Inter RAO UES (Note 8, 9). In 2011 all above-mentioned investments, except for JSC “UES “GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred (Note 33).

Cumulative income recognized in other comprehensive income relating to non-current assets held-for-sale:

31 December 2010
Revaluation reserve for property, plant and equipment of associates (Note 17)	10,749
Foreign currency translation reserve (Note 17)	34
Revaluation reserve for available-for-sale investments (Note 17)	29,702
Total	40,485

In 2011 non-current assets held-for-sale will be exchanged for 1,883,764,021 thousand of ordinary shares of JSC “Inter RAO UES” with the market value of RR 90,609 million at 31 December 2010 (Note 33). Loss on remeasurement under IFRS 5 was recognized in Statement of Comprehensive Income in the amount of RR 6,896 million, with corresponding deferred tax in amount of RR 1,379 million.

Note 17. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2010	31 December 2009	31 December 2010	31 December 2009
Ordinary shares	1,233,561,333,552	1,153,514,196,362	616,781	576,757

As at 31 December 2010 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In January 2010 FGC UES completed and registered the additional share issue. The amount of RR 40,178 million received for shares issue as of 31 December 2009 was included as accounts payble to shareholders of FGC UES. As a result of this issue, the share capital was increased to RR 616,781 million and additional share premium recognised in the amount of RR 154 million.

In 2010 FGC UES started an additional share issue. In September the Company started offering of its additional ordinary registered shares. The amount of RR 11,193 million received for shares issued was included as at 31 December 2010 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES. This share issue was completed and registered in February 2011 ( Note 33).

Treasury shares. Treasury shares as at 31 December 2010 and 31 December 2009 represent 13,727,165 thousand of ordinary shares in amount of RR 6,864 million.

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki”.

Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

Reserves. Reserves include the Revaluation reserve for property, plant and equipment and available-for-sale investments, the Merger reserve and the Foreign currency translation reserve.

Based on the application of predecessor accounting (Note 2), the difference between the value of the share capital issued, the IFRS carrying values of the contributed assets and the non-controlling interest has been recorded as a merger reserve within equity in amount of RR 56,891 million.

Following the liquidation of JSC “RAO UES of Russia” no additional movements of the merger reserve occured and the nature of this reserve does not significantly differ from other Group’s retained earnings/accumulated losses once the formation of the merger reserve is finalized. Consequently during the year ended 31 December 2010 the accumulated merger reserve was reclassified to the retained earnings in amount of RR 56,891 million.

The translation reserve, relating to the exchange differences arising on translation of the net assets of foreign associate, as at 31 December 2010 was credit of RR 34 million (31 December 2009: credit of RR 56 million) and is included in other reserves.

Note 17. Equity (continued)

Reserves for the year ended 31 December 2010 (net of tax):

	Revaluation reserve for:		Amounts
			recognised in
			other
			comprehensive
			income and
			accumulated in
	property,	available-	equity relating to		Foreign
	plant and	for-sale	non-current		currency
	equipment	investments	assets held for	Merger	translation	Total
	(Note 6, 8)	(Note 9)	sale	reserve	reserve	reserves
As at 1 January 2010	325,590	21,919	-	(56,891)	56	290,674
Gain on change of fair
value of available-for-sale
investments (Note 9)	-	15,049	-	-	-	15,049
Realised revaluation reserve
for available-for-sale
investments	-	(9)	-	-	-	(9)
Foreign currency translation
difference (Note 8)	-	-	-	-	(22)	(22)
Amounts recognised in
other comprehensive
income and accumulated in
equity relating to non-
current assets held-for-sale
(Note 8,9,16)	(10,749)	(29,702)	40,485	-	(34)	-
Transfer of merger reserve
to retained earnings	-	-	-	56,891	-	56,891
Change in revaluation
reserve for property, plant
and equipment	(1,316)	-	-	-	-	(1,316)
As at 31 December 2010	313,525	7,257	40,485	-	-	361,267

Note 17. Equity (continued)

Reserves for the year ended 31 December 2009 (net of tax):

	Revaluation reserve for:			Foreign
	property, plant	available-for-sale		currency
	and equipment	investments	Merger	translation	Total
	(Note 6)	(Note 9)	reserve	reserve	reserves
As at 1 January 2009	75,416	-	(56,891)	47	18,572
Change in revaluation reserve
for property, plant and
equipment	239,425	-	-	-	239,425
Change in revaluation reserve
for property, plant and
equipment of associates (Note 8)	10,749	-	-	-	10,749
Foreign currency translation
difference (Note 8)	-	-	-	9	9
Gain on change of fair value
of available-for-sale
investments	-	23,171	-	-	23,171
Realised revaluation reserve
for available-for-sale
investments	-	(1,252)	-	-	(1,252)
As at 31 December 2009	325,590	21,919	(56,891)	56	290,674

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2010, the statutory net profit of the parent company, FGC UES, as reported in the published statutory financial statements for the year ended 31 December 2010, was RR 58,088 million (for the year ended 31 December 2009 the net loss was RR 59,866 million). At the Annual General Meeting in June 2010 the decision was approved not to declare dividends for the year ended 31 December 2009.

Note 18. Profit tax

Profit tax expense comprises the following:

	The year ended	The year ended
	31 December 2010	31 December 2009
Current profit tax charge	(9,240)	(5,158)
Deferred profit tax credit	3,488	19,137
Total profit tax (charge) / credit	(5,752)	13,979

During year ended 31 December 2010 and 2009 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

Note 18. Profit tax (continued)

From 1 January 2009 the income tax rate for Russian companies was reduced from 24 to 20 percent. This rate of 20 percent has been used for the calculation of the deferred tax assets and liabilities as at 31 December 2010 and 31 December 2009. Net profit before profit tax for financial reporting purposes is reconciled to profit tax expenses as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Profit / (loss) before profit tax	24,135	(77,953)
Theoretical profit tax (charge) / credit at statutory tax rate of 20 percent	(4,827)	15,591
Tax effect of items which are not deductible or assessable for taxation purposes	15	127
Non-recognised deferred tax asset	(940)	(1,739)
Total profit tax	(5,752)	13,979

Deferred profit tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for profit tax purposes. Deferred profit tax assets and liabilities are measured at 20 percent at 31 December 2010 and 31 December 2009, the rate expected to be applicable when the asset or liability will reverse.

Deferred profit tax assets and liabilities for the year ended 31 December 2010:

		Movements for the year
			Recognised in other
	31 December	Recognised in	comprehensive	31 December
	2010	profit or loss	income	2009
Deferred profit tax liabilities
Property, plant and equipment	69,439	(926)	-	70,365
Investments in associates	70	(2,395)	(9,048)	11,513
Available-for-sale investments	506	-	(2,757)	3,263
Accounts receivable and prepayments	241	235	-	6
Non-current assets held-for-sale	15,565	-	15,565	-
Other deferred tax liabilities	32	1	-	31
Total deferred profit tax liabilities	85,853	(3,085)	3,760	85,178
Deferred profit tax assets
Property, plant and equipment	(1,550)	(389)	-	(1,161)
Long-term promissory notes	(1,572)	(452)	-	(1,120)
Accounts receivable and prepayments	(828)	124	-	(952)
Retirement benefit obligation	(390)	(69)	-	(321)
Accounts payable and accruals	(235)	(221)	-	(14)
Other deferred tax assets	(325)	(38)	-	(287)
Tax losses	(1,633)	(298)	-	(1,335)
Unrecognised deferred tax assets	4,337	940	-	3,397
Total deferred profit tax assets	(2,196)	(403)	-	(1,793)
Deferred profit tax liabilities, net	83,657	(3,488)	3,760	83,385

Current portion of net deferred tax liabilities equals the amount in RR 14,122 million and represent the amount of deferred tax liabilities settled during the year ended 31 December 2010 (as at 31 December 2009 – RR 2,221 million).

Unrecognised deferred tax assets include tax losses carried forward in amount of RR 1,633 million and deferred profit tax assets on temporary differences arising in respective loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised

Note 18. Profit tax (continued)

The Group has not recognised deferred tax assets as at 31 December 2010 in respect of tax losses carried forward of RR 8,165 million (as at 31 December 2009 - RR 6,677 million) at companies in the table below.

	31 December 2010	31 December 2009
JSC “Nurenergo”	5,098	4,614
JSC “Mobile gas-turbine electricity plants”	2,300	1,533
JSC “The principle electricity transmission service company of Unified National Electrical Network”	259	244
JSC “Specialized electricity transmission service company of Unified National Electrical Network”	170	-
Others	338	286
Total tax losses carried forward	8,165	6,677

The tax losses expire 10 years after their origination. These tax losses expire mostly during 2012-2020, nil expire during the year 2011, RR 1,743 million with terms from 2 to 5 years (during 2012-2015) and RR 6,422 million with term over 5 years (during 2016-2020).

Deferred profit tax assets and liabilities for the year ended 31 December 2009:

		Movements for the period
			Recognised in other
		Recognised in	comprehensive
	31 December 2009	profit or loss	income	31 December 2008
Deferred profit tax liabilities
Property, plant and equipment	70,365	(18,897)	60,345	28,917
Investments in associates	11,513	45	2,678	8,790
Available-for-sale investments	3,263	(353)	3,116	500
Account receivable and prepayment	6	6	-	-
Other deferred tax liabilities	31	(51)	-	82
Total deferred profit tax liabilities	85,178	(19,250)	66,139	38,289
Deferred profit tax assets
Property, plant and equipment	(1,161)	(345)	-	(816)
Available-for-sale investments	-	-	1,890	(1,890)
Long-term promissory notes	(1,120)	(274)	-	(846)
Accounts receivable and prepayments	(952)	(86)	-	(866)
Retirement benefit obligation	(321)	(159)	-	(162)
Accounts payable and accruals	(14)	31	-	(45)
Other deferred tax assets	(287)	35	-	(322)
Tax losses	(1,335)	(827)	-	(508)
Unrecognised deferred tax assets	3,397	1,738	(1,890)	3,549
Total deferred profit tax assets	(1,793)	113	-	(1,906)
Deferred profit tax liabilities, net	83,385	(19,137)	66,139	36,383

Note 19. Non-current debt

		Effective interest		31 December	31 December
	Currency	rate	Due	2010	2009
Certified interest-bearing non- convertible bearer bonds, Series 10	RR	7.75%	15.09.2020	10,200	-
Certified interest-bearing non- convertible bearer bonds, Series 06	RR	7.15%	15.09.2020	10,184	-
Certified interest-bearing non- convertible bearer bonds, Series 08	RR	7.15%	15.09.2020	10,184	-
Certified interest-bearing non- convertible bearer bonds, Series 11	RR	7.99%	16.10.2020	10,138	-
Certified interest-bearing non- convertible bearer bonds, Series 04	RR	7.30%	06.10.2011	6,000	6,000
Certified interest-bearing non- convertible bearer bonds, Series 09	RR	7.99%	16.10.2020	5,069	-
Certified interest-bearing non- convertible bearer bonds, Series 07	RR	7.50%	16.10.2020	5,065	-
Certified interest-bearing non- convertible bearer bonds, Series 02	RR	8.25%	22.06.2010	-	7,000
Total non-current debt				56,840	13,000
Less: current portion of non-current bonds				(6,840)	(7,000)
Non-current debt				50,000	6,000

In September and October 2010 the Group issued certified interest-bearing non-convertible bearer bonds of series 06-11 with an interest rate fixed for 1st - 6th coupons for series 06 and 08, for 1st - 10th coupons for series 07 and 10 and for 1st - 14th coupons for series 09 and 11. The interest rate for other coupons will be determined before the end of the previous coupon period. The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. The interest is payable every 6 months during the terms of the bonds.

At 31 December 2010 the estimated fair value of total non-current debts (including the current portion) was RR 56,048 million (as at 31 December 2009 - RR 12,874 million), which is estimated using the market prices for quoted FGC UES bonds as at 31 December 2010.

As at 31 December 2010 the Group has long-term undrawn committed financing facilities of RR 15,000 million (as at 31 December 2009 - nil): in May 2010 the Company and JSB “Gazprombank” concluded an agreement to open a 3-year credit line for RR 15,000 million, which may be used for the general purposes of the Group.

Note 20. Retirement benefit obligations

	The year ended	The year ended
	31 December 2010	31 December 2009
Net liability in the Statement of Financial Position as at 1 January	3,439	2,933
Net periodical cost	1,152	821
Benefits paid	(273)	(315)
Net liability in the Statement of Financial Position as at 31 December	4,318	3,439

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Note 20. Retirement benefit obligations (continued)

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2010.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2010 and 31 December 2009.

The amounts recognised in the Statement of Financial Position are determined as follows:

	31 December 2010	31 December 2009
Total present value of defined benefit obligations	5,148	4,544
Net actuarial gains not recognised in the Statement of financial position	(142)	(396)
Unrecognised past service cost	(688)	(709)
Liability recognised in the Statement of Financial Position	4,318	3,439

The amounts recognised in profit or loss are as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest cost	412	382
Current service cost	338	283
Net Actuarial Loss Recognized in the period	60	1
Recognised past service cost	460	155
Curtailments	(118)	-
Net expense recognised in the Statement of Comprehensive Income	1,152	821

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	The year ended	The year ended
	31 December 2010	31 December 2009
Defined benefit obligations at 1 January	4,544	4,262
Benefits paid by the plan	(273)	(315)
Current service costs	338	283
Interest on obligation	412	382
Actuarial gains	(182)	(68)
Past service cost	460	-
Curtailments	(151)	-
Present value of defined benefit obligations at 31 December	5,148	4,544

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(i)       Financial assumptions

	31 December 2010	31 December 2009
Discount rate	8.1%	9.0%
Inflation rate	5.1%	6.5%
Future salary increases	5.1%	7.5%
Future pension increase	5.1%	6.5%

(ii)       Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service - around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used at 31 December 2009.

Note 20. Retirement benefit obligations (continued)

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2011 are expected in the amount of RR 368 million.

Experience adjustments on benefit obligation are as follows:

	31 December	31 December	31 December	31 December
	2010	2009	2008	2007
Total present value of defined benefit obligations	5,148	4,544	4,262	3,841
Deficit in plan	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on defined benefit obligations	(197)	323	808	376

Note 21. Current debt and current portion of non-current debt

	Effective interest
	rate	31 December 2010	31 December 2009
JSC “IDGC Holding”	14.1%	505	505
JSC “RusHydro”	17.0%	40	40
Current portion of non-current bonds	7.3%-8.2%	6,840	7,000
Total		7,385	7,545

In June 2010 the Group fulfilled its obligations under the second bond issue.

As at 31 December 2010 the Group has short-term undrawn committed financing facilities of RR 30,000 million (as at 31 December 2009 - nil) which may be used for the general purposes of the Group. In January 2010 the Company and JSC “Alfa-Bank” concluded an agreement to open a credit line for RR 15,000 million. In February 2010 the Company and JSB “Sberbank” concluded an agreement to open a credit line for RR 15,000 million.

Note 22. Accounts payable and accrued charges

	31 December 2010	31 December 2009
Trade payables	14,499	11,750
Accounts payable to construction companies	10,844	9,377
Total financial liabilities	25,343	21,127
Advances received	11,744	7,368
Accrued liabilities and other creditors	2,673	4,443
Total	39,760	32,938

Note 23. Other taxes payable

	31 December 2010	31 December 2009
Property tax	595	432
Value added tax	188	335
Employee taxes	47	35
Other taxes	401	334
Total	1,231	1,136

Note 24. Revenues

	The year ended	The year ended
	31 December 2010	31 December 2009
Transmission fee	109,371	80,242
Electricity sales	3,070	3,348
Connection services	609	3,053
Grids repair and maintenance services	280	937
Total revenues	113,330	87,580

Other operating income primarily includes income from non-core activities.

	The year ended	The year ended
	31 December 2010	31 December 2009
Design works	743	1,033
Insurance compensation	733	457
Research and development services	682	792
Communication services	502	550
Rental income	235	235
Other income	1,589	1,220
Total other operating income	4,484	4,287

Note 25. Operating expenses

	The year ended	The year ended
	31 December 2010	31 December 2009
Depreciation of property, plant and equipment	30,185	16,740
Employee benefit expenses and payroll taxes	20,114	15,904
Purchased electricity	15,942	15,431
Repair and maintenance services from third parties	5,023	6,933
Materials for repair	2,868	2,096
Business trips and transportation expenses	1,734	1,251
Rent	1,348	1,435
Security services	1,234	917
Other materials	1,055	823
Information system maintenance	1,048	882
Insurance	946	1,153
Taxes, other than on income	933	664
Loss on disposal of property, plant and equipment	910	1,413
Amortisation of intangible assets	869	930
Electricity transit via foreign countries	784	422
Research and development	755	447
Consulting, legal and auditing services	729	1,293
Communication service	627	489
Fuel	576	490
(Reversal) / accrual of allowance for doubtful debtors	(2,164)	5,527
Other	2,357	2,976
Total	87,873	78,216

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs and long-term compensation payments.

Note 25. Operating expenses (continued)

	The year ended	The year ended
	31 December 2010	31 December 2009
Wages and salaries	16,049	12,803
Payroll taxes	2,913	2,280
Pension costs - defined benefit plans (Note 20)	1,152	821
Total	20,114	15,904

Rent expense principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Note 26. Finance income

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest income	5,546	9,358
Dividends	255	245
Foreign exchange difference	6	397
Total finance income	5,807	10,000

Note 27. Finance costs

	The year ended	The year ended
	31 December 2010	31 December 2009
Interest expense	1,906	1,928
Other	239	353
Total finance cost	2,145	2,281
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(1,526)	(797)
Total finance cost recognised in profit or loss	619	1,484

Note 28. Earnings / (loss) per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	The year ended	The year ended
	31 December 2010	31 December 2009
Weighted average number of ordinary shares
(millions of shares)	1,228,079	1,153,514
Profit / (loss) attributable to the shareholders of FGC UES
(millions of RR)	19,009	(63,316)
Weighted average earning / (loss) per share – basic and diluted
(in RR)	0.015	(0.055)

The weighted average number of shares was adjusted to reflect the effect of transactions under common control for shares registered after end of the reporting period.

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 29. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

As at 31 December 2010 the Group's subsidiary, JSC "Nurenergo" was engaged in a number of litigations involving claims amounting in total to RR 3,217 million, for collection of amounts payable for electricity purchased by JSC "Nurenergo" in previous years. The amount is recorded within Accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities.

Tax contingency. Russian tax, currency and customs legislation is subject to varying interpretation, and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant regional and federal authorities. Recent events within the Russian Federation suggest that the tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2010 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to recoverability of VAT and revenue recognition for taxation purposes could amount to as much as RR 5,616 million if the tax positions would be successfully challenged (as at 31 December 2009: RR 3,367 million).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in the accompanying financial statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 389,228 million as at 31 December 2010 (as at 31 December 2009 - RR 208,568 million) including VAT.

Note 30. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimize or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Note 30. Financial instruments and financial risks (continued)

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2010	receivables	sale	liabilities	Total
Financial assets
Investments available for sale (Note 9)	-	9,531	-	9,531
Long-term promissory notes (Note 10)	11,046	-	-	11,046
Other non-current assets (Note 11)	1,707	-	-	1,707
Short-term promissory notes (Note 10)	43,156	-	-	43,156
Cash and cash equivalents (Note 12)	13,573	-	-	13,573
Bank deposits (Note 13)	4,606	-	-	4,606
Accounts receivable (Note 14)	11,364	-	-	11,364
Non-current assets held-for-sale (Note 16)	-	44,278	-	44,278
Total financial assets	85,452	53,809	-	139,261
Financial liabilities
Non-current debt (Note 19)	-	-	50,000	50,000
Current debt and current portion of non-
current debt (Note 21)	-	-	6,545	6,545
Trade payables (Note 22)	-	-	14,499	14,499
Account payables to construction
companies (Note 22)	-	-	10,844	10,844
Total financial liabilities	-	-	81,888	81,888
		Investments
	Loans and	available for	Other financial
31 December 2009	receivables	sale	liabilities	Total
Financial assets
Investments available for sale (Note 9)	-	35,229	-	35,229
Long-term promissory notes (Note 10)	8,952	-	-	8,952
Other non-current assets (Note 11)	438	-	-	438
Short-term promissory notes (Note 10)	48,681	-	-	48,681
Cash and cash equivalents (Note 12)	33,699	-	-	33,699
Bank deposits (Note 13)	10,187	-	-	10,187
Accounts receivable (Note 14)	9,303	-	-	9,303
Total financial assets	111,260	35,229	-	146,489
Financial liabilities
Non-current debt (Note 19)	-	-	6,000	6,000
Current debt and current portion of non-
current debt (Note 21)	-	-	7,545	7,545
Trade payables (Note 22)	-	-	11,750	11,750
Account payables to construction
companies (Note 22)	-	-	9,377	9,377
Total financial liabilities	-	-	34,672	34,672

(a) Market risk

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2010 the interest rates on the borrowing are fixed.

The Group’s interest-bearing assets consist of certificates of deposit amounting to RR 4,798 million (as at 31 December 2009 – RR 30,499 million) placed at fixed rate and promissory notes amounting to RR 51,200 million (as at 31 December 2009 – RR 57,633 million).

Note 30. Financial instruments and financial risks (continued)

For the purpose of interest risk reduction the Group makes credit market monitoring to identify favourable credit conditions.

(iii) Price risk. Equity price risk arises from available-for-sale investments received during the share conversion process. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group treasury. The total amount of investments available-for-sale exposed to the market risk equals RR 53,809 million. At 31 December 2010, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 5,381 million and profit before tax would not be affected. At 31 December 2009, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s revaluation reserve in equity would increase (decrease) by RR 3,467 million and profit before tax would not be affected.

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Long-term	Other non-	Short-term	Cash and
	promissory	current	promissory	cash	Bank	Accounts
	notes	assets	notes	equivalents	deposits	receivable
31 December 2010	(Note 10)	(Note 11)	(Note 10)	(Note 12)	(Note 13)	(Note 14)
Not overdue, not impaired	2,580	675	42,198	13,573	4,606	8,353
Not overdue, but impaired:	8,466	-	-	-	-	-
- gross amount	11,568	49	-	-	-	442
- less impairment provision	(3,102)	(49)	-	-	-	(442)
Overdue, but not impaired	-	1,032	958	-	-	3,011
Overdue and impaired:	-	-	-	-	-	-
- gross amount		175	47	-	-	3,172
- less impairment provision		(175)	(47)	-	-	(3,172)
Total amount	11,046	1,707	43,156	13,573	4,606	11,364

	Long-term	Other non-	Short-term	Cash and
	promissory	current	promissory	cash	Bank	Accounts
	notes	assets	notes	equivalents	deposits	receivable
31 December 2009	(Note 10)	(Note 11)	(Note 10)	(Note 12)	(Note 13)	(Note 14)
Not overdue, not impaired	1,280	438	48,681	33,699	10,187	6,527
Not overdue, but impaired:	7,672	-	-	-	-	-
- gross amount	11,568	-	47	-	-	552
- less impairment provision	(3,896)	-	(47)	-	-	(552)
Overdue, but not impaired	-	-	-	-	-	2,776
Overdue and impaired:	-	-	-	-	-	-
- gross amount	-	-	-	-	-	5,320
- less impairment provision	-	-	-	-	-	(5,320)
Total amount	8,952	438	48,681	33,699	10,187	9,303

As at 31 December 2010 the amount of financial assets, which are exposed to credit risk, is RR 85,452 million (as at 31 December 2009: RR 111,260 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Note 30. Financial instruments and financial risks (continued)

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
At 31 December 2010
Non-current and current debt and
interest payable	10,457	3,779	11,336	67,948	93,520
Trade payables (Note 22)	14,499	-	-	-	14,499
Account payables to construction
companies (Note 22)	10,844	-	-	-	10,844
Total as at 31 December 2010	35,800	3,779	11,336	67,948	118,863
At 31 December 2009
Non-current and current debt and
interest payable	8,313	6,379	-	-	14,692
Trade payables (Note 221)	11,750	-	-	-	11,750
Account payables to construction
companies (Note 22)	9,377	-	-	-	9,377
Total as at 31 December 2009	29,440	6,379	-	-	35,819

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value less provision for doubtful of trade receivables is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

  Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices)
  Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)
	31 December 2010	31 December 2009
Level 1	100,140	34,674
Level 3	-	555
Total	100,140	35,229

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9) and non-current assets held-for-sale (Note 16).

Note 31. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital can not be lower than RR 100 thousand;
  in case the share capital of an entity is greater that statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;
  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

At 31 December 2010 several companies of the Group namely JSC “Nurenergo”, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids” were not in compliance with all requirements mentioned above. Management of the Group currently takes measures to correspond with all legislation requirements within the short period.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorized capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the Russian Standards on Accounting (RSA). The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. At 31 December 2010 the Company’s gearing ratio calculated under RSA was less than 0.09 (at 31 December 2009: 0.02).

Note 32. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission Segment comprising JSC FGC UES, its’ maintenance (service) subsidiaries, LLC Index Energetiki, JSC “The Kuban Trunk Grids” and JSC “The Tomsk Trunk Grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries – JSC “The principle electricity transmission service company of Unified National Electrical Network” and JSC “Specialized electricity transmission service company of Unified National Electrical Network” - are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of LLC Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and LLC Index Energetiki is only of legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to LLC Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RSA as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by CODM is net profit of segment based on the statutory financial statements prepared according to RSA. The Other information provided to CODM is also based on statutory financial statements prepared according to RSA.

Note 32. Segment information (continued)

	Transmission segment – based on statutory
	financial statements prepared according to RSA
	The year ended	The year ended
	31 December 2010	31 December 2009
Revenue from external customers	112,191	86,555
Intercompany revenue	230	302
Total revenue	112,421	86,857

Depreciation and amortization	32,279	23,089

Interest income	6,011	7,512

Interest expenses	350	1,812

Current profit tax	9,298	5,021

Profit / (loss) for the period	66,428	(73,128)

Capital expenditure	117,901	87,708

	At 31 December 2010	At 31 December 2009
Total reportable segment assets	925,118	705,904

Total reportable segment liabilities	161,535	135,007

	The year ended	The year ended
	31 December 2010	31 December 2009
Total revenues from segment (RSA)	112,421	86,857
Reclassification between revenue and other income	(1,932)	(2,323)
Non-segmental revenue	3,071	3,348
Elimination of intercompany revenue	(230)	(302)
Total revenue (IFRS)	113,330	87,580

Note 32. Segment information (continued)

	The year ended	The year ended
	31 December 2010	31 December 2009
Profit / (loss) for the period (RSA)	66,428	(73,128)
Adjustment of bad debts provision under IFRS	6,065	(17,593)
Adjustment of property, plant and equipment to IFRS cost	2,823	6,348
Impairment of property, plant and equipment not recognized under RSA	(216)	(2,099)
Reversal of impairment provision for property, plant and equipment	1,358	5,243
Recovery of investments reserves under RSA	(39,885)	78,825
Loss on re-measurement of assets held-for-sale	(6,896)	-
Reversal of impairment of promissory notes under RSA	(7,379)	-
Adjustment of Treasury shares	(659)	22,762
(Reversal) / write-off of expenses recognized under RSA	(644)	522
Discounting of promissory notes	(1,841)	(557)
Capitalized interest	248	797
Unrealised profit adjustment	(558)	(165)
Deferred tax adjustments	7,150	14,777
Share of result of associates	(833)	1,893
Loss on dilution of share in associates	(2,790)	-
Adjustment of gain on sale of investments in associates	(344)	-
Pension liabilities adjustment	(541)	(555)
Revaluation loss on property, plant and equipment	-	(99,879)
Adjustment on disposal of available-for-sale investments	-	8,153
Impairment of available-for-sale investments and associates	-	(2,018)
Impairment of promissory notes	(228)	(353)
Write-off of construction-in-progress	(21)	(104)
Other adjustments	339	363
Non-segmental other operating loss	(3,193)	(7,206)
Profit / (loss) for the period (IFRS)	18,383	(63,974)

Note 32. Segment information (continued)

	31 December 2010	31 December 2009
Total reportable segment assets (RSA)	925,118	705,904
Adjustment of property, plant and equipment to IFRS cost	336,944	130,385
Reversal of RSA revaluation of property, plant and equipment	(114,216)	(28,066)
Impairment of advances for construction-in-progress	(350)	(1,928)
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Write-off of construction-in-progress	(423)	(402)
Reversal of RSA impairment of investments in subsidiaries	5,580	5,580
Reversal of RSA impairment of investments in associates	41,680	62,453
Adjustment of Investments in associates under equity method of accounting	(40,699)	(36,713)
Impairment of associates	(3,240)	(3,240)
Reversal of impairment of promissory notes and other short-term
investments under RSA	4,167	15,165
Deferred tax adjustment	(4,975)	(5,311)
Treasury shares adjustment according to accounting policy	(5,038)	(4,379)
Discounting of promissory notes	(3,103)	(4,652)
Write-off and impairment of accounts receivable	8,242	2,176
Write-off of intangible assets	(1,305)	(1,271)
Interest capitalized	1,045	797
Revaluation of property, plant and equipment	-	204,003
Re-measurement of assets held-for-sale	(6,896)	-
Other adjustments	357	272
Non-segmental assets	15,729	19,344
Unrealised profit adjustment	(1,201)	(643)
Elimination of investments in subsidiaries	(23,462)	(23,560)
Elimination of intercompany balances	(53,714)	(57,684)
Total assets (IFRS)	1,071,648	975,146

	31 December 2010	31 December 2009
Total reportable segment liabilities (RSA)	161,535	135,007
Pension adjustment	4,318	3,439
Adjustment of VAT recoverable according to IFRS	(8,592)	(3,084)
Other adjustments	977	(64)
Non-segmental liabilities	15,685	16,710
Deferred tax adjustments	77,335	80,297
Elimination of intercompany balances	(53,714)	(57,684)
Total liabilities (IFRS)	197,544	174,621

Note 32. Segment information (continued)

The main differences between financial information prepared in accordance with IFRS and financial information reported to the chief operating decision-maker related to profit and losses, assets and liabilities results from different accounting methods under IFRS and RSA. Financial information on segments reported to CODM under RSA does not include main adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenues, profit (loss), assets and liabilities of components (subsidiaries) that are not determined as segments by CODM.

Information on revenues for separate services and products of the Group is presented in Note 24.The Group performs most of its activities in the Russian Federation and do not have any significant revenues from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of Russian Federation. The amounts of revenues from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenues.

Note 33. Events after the reporting period

Additional share issue. In February 2011 FGC UES completed and registered the additional share issue. As the result of this share issue 22,387 million shares were placed and the Company received cash in the amount of RR 11,193 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased to 79.48 per cent.

Transaction with JSC “InterRAO UES”. In March 2011 assets classified as Held-for-sale as of 31 December 2010, except for investments in JSC “UES”GruzRosEnergo”, JSC “Sangtudinskaya GES-1” and JSC “TGC-11 Holding”, were transferred to JSC “Inter RAO UES” in exchange for 1,883,764,021 thousand of ordinary shares of “Inter RAO UES”. The financial result of the transaction will be recognized in financial statements for the period beginning on 1 January 2011.

Bonds issue. In April 2011 the Company's Board of Directors approved the offering document for the placement of the corporate bonds in Russian market. The Group plans to place bonds of series 12, 13, 14, 15, 16, 17, 18, 19 and 20 with a total nominal value of RR 125,000 million.

Share options. In February 2011 the Board of Directors approved share option program effective within the next five years. The total quantity of ordinary shares to be granted to directors and employees will not exceed 2% of the total quantity of ordinary shares of the Company. Exercise price of shares is the weighted average price of Company's ordinary shares based on MICEX quotations during 90 days preceding the date of the agreement with the program's participant.

     Appendix No. 7. IFRS 2011 Consolidated Financial Statements

FEDERAL GRID COMPANY UES GROUP

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2011

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of Open Joint Stock Company «Federal Grid Company of Unified Energy System» (JSC FGC UES):

1

We have audited the accompanying consolidated financial statements of JSC FGC UES and its subsidiaries (the Group) which comprise the consolidated statement of financial position as at 31 December 2011, consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended and a summary of significant accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements

2

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

3

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

4

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

5	We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

6

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2011, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter

7

Without qualifying our opinion, we draw attention to Notes 1 and 5 to the accompanying consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

ZAO PricewaterhouseCoopersAud.it, White Square Office Center, 10 Butyrsky Vol, Moscow, Russia, 125047 T:+7(495) 9676000, F: +7(495) 9676001, www.pwc.ru

Moscow, Russian Federation 19 April 2012

	Notes	31 December 2011	31 December 2010
ASSETS
Non-current assets
Property, plant and equipment	6	980,677	851,228
Intangible assets	7	6,973	6,189
Investments in associated companies	8	910	348
Available-for-sale investments	9	69,979	9,531
Long-term promissory notes	10	14,928	11,046
Other non-current assets	11Note	1,039	2,507
Total non-current assets		1,074,506	880,849

Current assets
Cash and cash equivalents	12	25,627	13,573
Bank deposits	13	1,184	4,606
Short-term promissory notes	10	20,737	43,156
Loans given		448	18
Accounts receivable and prepayments	14	32,944	32,654
Income tax prepayments		1,911	581
Inventories	15	6,320	5,602
		89,171	100,190
Non-current assets held for sale	16	-	90,609
Total current assets		89,171	190,799
TOTAL ASSETS		1,163,677	1,071,648

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	17	627,974	616,781
Treasury shares	17	(5,522)	(6,864)
Share premium	17	10,501	10,501
Reserves	17	314,323	361,267
Accumulated deficit		(49,962)	(108,525)
Equity attributable to the shareholders of JSC “FGC UES”		897,314	873,160
Non-controlling interest		793	944
Total equity		898,107	874,104

Non-current liabilities
Deferred income tax liabilities	18	80,572	83,657
Non-current debt	19	130,778	50,000
Retirement benefit obligations	20	4,686	4,318
Total non-current liabilities		216,036	137,975

Current liabilities
Accounts payable to the shareholders of JSC “FGC UES”	17	2,275	11,240
Current debt and current portion of non-current debt	21	2,002	7,497
Accounts payable and accrued charges	22	44,974	40,552
Income tax payable		283	280
Total current liabilities		49,534	59,569
Total liabilities		265,570	197,544
TOTAL EQUITY AND LIABILITIES		1,163,677	1,071,648

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Comprehensive Income for the year ended 31 December 2011 (in millions of Russian Roubles)
		Year ended	Year ended
	Notes	31 December 2011	31 December 2010
Revenue	23	139,571	113,330
Other operating income	23	7,793	4,484
Operating expenses	24	(100,750)	(87,873)
Gain on disposal of available-for-sale investments and
investments in associates	16	31,115	606
Loss on re-measurement of assets held for sale	16	(4,718)	(6,896)
Impairment of property, plant and equipment and intangible
assets	6, 7	(1,174)	(846)
Operating profit		71,837	22,805
Finance income	25	3,957	5,807
Finance costs	26	(278)	(619)
Impairment of available-for-sale investments	9	(12,661)	(235)
Share of result of associates	8	8	(833)
Loss on dilution of share in associates	8	-	(2,790)
Profit before income tax		62,863	24,135
Income tax	18	(13,875)	(5,752)
Profit for the year		48,988	18,383
Other comprehensive income
Change in fair value of available-for-sale investments	9, 17	(24,952)	18,800
Accumulated gain on available-for-sale investments recycled to
profit or loss	16, 17	(31,115)	-
Impairment of available-for-sale investments reclassified to
profit or loss	9, 17	12,661	-
Foreign currency translation difference	8, 17	66	(22)
Income tax recorded directly in other comprehensive income	18	8,372	(3,760)
Other comprehensive (loss) / income for the year, net of
income tax		(34,968)	15,018
Total comprehensive income for the year		14,020	33,401
Profit / (loss) attributable to:
Shareholders of JSC “FGC UES”	27	49,139	19,009
Non-controlling interest		(151)	(626)
Total comprehensive income / (loss) attributable to:
Shareholders of JSC “FGC UES”		14,171	34,027
Non-controlling interest		(151)	(626)

Earning per ordinary share for profit attributable to the
shareholders of JSC “FGC UES” – basic and diluted (in
Russian Roubles)	27	0.039	0.015

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2011 (in millions of Russian Roubles)
		Year ended	Year ended
	Notes	31 December 2011	31 December 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit before income tax		62,863	24,135
Adjustments to reconcile profit before income tax to net cash provided by operations
Depreciation of property, plant and equipment	24	33,187	30,185
(Gain) / loss on disposal of property, plant and equipment	24	(617)	910
Amortisation of intangible assets	24	865	869
Impairment of property, plant and equipment and intangible
assets	6, 7	1,174	846
Impairment of available-for-sale investments	9	12,661	235
Gain on disposal of available-for-sale investments and
investments in associates	16	(31,115)	(606)
Loss on re-measurement of assets held for sale	16	4,718	6,896
Share of result of associates	8	(8)	833
Loss on decrease of share in associates due to dilution of share
capital	8	-	2,790
Accrual / (reversal) of allowance for doubtful debtors	24	4,305	(2,164)
Write-off of accounts payable	23	(2,753)	(1)
Share-based compensation	17, 24	1,342	-
Finance income	25	(3,957)	(5,807)
Finance costs	26	278	619
Other non-cash operating income		69	50
Operating cash flows before working capital changes and
income tax paid		83,012	59,790
Working capital changes:
Increase in accounts receivable and prepayments		(6,828)	(975)
Increase in inventories		(753)	(2,329)
Increase in other non-current assets		(12)	(1,548)
Increase in accounts payable and accrued charges		2,281	7,935
Increase / (decrease) in taxes payable, other than income tax		381	(998)
Increase in retirement benefit obligations		447	879
Income tax paid		(9,883)	(9,305)
Net cash generated by operating activities		68,645	53,449
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(153,471)	(141,882)
Proceeds from disposal of property, plant and equipment		1,431	943
Purchase of intangible assets		(1,649)	(861)
Purchase of promissory notes		(52,300)	(56,932)
Investment in bank deposits		(6,386)	(3,988)
Redemption of promissory notes		75,098	55,963
Redemption of bank deposits		9,808	9,569
Dividends received		45	512
Interest received		2,681	9,633
Net cash used in investing activities		(124,743)	(127,043)

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Cash Flows for the year ended 31 December 2011 (in millions of Russian Roubles)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuance	17	2,220	11,193
Proceeds from non-current debt		80,000	50,000
Proceeds from current debt		105	-
Repayment of current debt		(6,505)	(7,000)
Repayment of lease		(126)	-
Dividends paid		(2,543)	-
Interest paid		(4,999)	(725)
Net cash generated by financing activities		68,152	53,468
Net increase / (decrease) in cash and cash equivalents		12,054	(20,126)
Cash and cash equivalents as at the beginning of the year	12	13,573	33,699
Cash and cash equivalents as at the end of the year	12	25,627	13,573

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2011 (in millions of Russian Roubles)

		Attributable to the shareholders of JSC “FGC UES”
						Accumu-		Non-
		Share	Share	Treasury	Reserves	lated		controlling	Total
	Note	capital	premium	shares	(Note 17)	deficit	Total	interest	equity
As at 1 January 2011		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	49,139	49,139	(151)	48,988
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	(1,227)	1,227	-	-	-
Change in fair value of available-for-sale investments	9, 17	-	-	-	(19,961)	-	(19,961)	-	(19,961)
Change in revaluation reserve for property, plant and
equipment of associates (previously classified as non-current
assets held for sale)	16, 17	-	-	-	(10,749)	10,749	-	-	-
Accumulated gain on available-for-sale investments recycled	9, 16,
to profit or loss	17	-	-	-	(15,073)	-	(15,073)	-	(15,073)
Foreign currency translation difference	8	-	-	-	66	-	66	-	66
Total other comprehensive income / (loss)		-	-	-	(46,944)	11,976	(34,968)	-	(34,968)
Total comprehensive income / (loss) for the year		-	-	-	(46,944)	61,115	14,171	(151)	14,020
Transactions with the shareholders of JSC “FGC UES”
recorded directly in equity
Issue of share capital	17	11,193	-	-	-	-	11,193	-	11,193
Dividends declared	17	-	-	-	-	(2,552)	(2,552)	-	(2,552)
Share-based compensation	17	-	-	1,342	-	-	1,342	-	1,342
Total transactions with the shareholders of JSC “FGC
UES”		11,193	-	1,342	-	(2,552)	9,983	-	9,983
As at 31 December 2011		627,974	10,501	(5,522)	314,323	(49,962)	897,314	793	898,107

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

FGC UES Group

Consolidated Statement of Changes in Equity for the year ended 31 December 2011
(in millions of Russian Roubles)

		Attributable to the shareholders of JSC “FGC UES”
						Accumu-		Non-
		Share	Share	Treasury	Reserves	lated		controlling	Total
	Note	capital	premium	shares	(Note 17)	deficit	Total	interest	equity
As at 1 January 2010		576,757	10,347	(6,864)	290,674	(71,959)	798,955	1,570	800,525
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	19,009	19,009	(626)	18,383
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and
equipment	17	-	-	-	(1,316)	1,316	-	-	-
Change in fair value of available-for-sale investments	9, 17	-	-	-	15,040	-	15,040	-	15,040
Foreign currency translation difference	8	-	-	-	(22)	-	(22)	-	(22)
Total other comprehensive income		-	-	-	13,702	1,316	15,018	-	15,018
Total comprehensive income / (loss) for the year		-	-	-	13,702	20,325	34,027	(626)	33,401
Transactions with the shareholders of JSC “FGC UES”
recorded directly in equity
Issue of share capital	17	40,024	154	-	-	-	40,178	-	40,178
Transfer of merger reserve to retained earnings	17	-	-	-	56,891	(56,891)	-	-	-
Total transactions with the shareholders of JSC “FGC
UES”		40,024	154	-	56,891	(56,891)	40,178	-	40,178
As at 31 December 2010		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104

Authorised for issue and signed on behalf of the Management Board:

19 April 2012

Deputy Chairman of the Management Board	A.V. Kazachenkov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 9 to 53 are an integral part of these Consolidated Financial Statements

Note 1. The Group and its operations

Open Joint Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or the “Company”) was established on 25 June 2002 as a wholly-owned subsidiary of the Russian Open Joint Stock Company for Energy and Electrification United Energy System of Russia (“RAO UES”) ultimately controlled by the Government of the Russian Federation (the “RF”).

RAO UES itself was created as the holder of certain significant electricity power generation, transmission and distribution assets during the industry privatisation in 1992.

FGC UES was established in the course of the Russian electric utilities industry restructuring, to maintain and operate the high voltage electricity transmission network, received from RAO UES and its subsidiaries, and to provide electricity transmission services using that network. During 2002-2008 the Company consolidated electricity transmission businesses previously controlled by RAO UES. In 2008 the reorganisation of RAO UES was completed and RAO UES ceased to exist as a legal entity. FGC UES is RAO UES’s legal successor.

As at 31 December 2011 the FGC UES Group (the “Group”) comprises FGC UES and its subsidiaries presented in Note 4. The Group’s primary activity is the provision of services for the transmission of electric power via the Unified National Electrical Network (“UNEN”).

The Company’s ordinary registered uncertified shares are traded on the MICEX-RTS exchange under the trading code “FEES”. Starting from March 2011 the Company’s Global Depository Receipts (GDRs) are listed on the Main Market of the London Stock Exchange.

The registered office of the Company is located at 5a, Academician Chelomey Str., 117630, Moscow, Russian Federation.

Relations with the state. As at 31 December 2011, the state owned 79.48 percent of the voting ordinary shares of the Company (as at 31 December 2010: 79.48 percent). The Government of the RF is the ultimate controlling party of the Company.

The RF directly affects the Group’s operations through regulation by the Federal Tariff Service (FTS). The investment program of FGC UES is subject to approval by the Ministry of Energy and FTS.

As described in the Operating environment section below, the Government’s economic, social and other policies could have material effects on the operations of the Group.

Operating environment. The Russian Federation displays certain characteristics of an emerging market. Tax, currency and customs legislation is subject to varying interpretations and contributes to the challenges faced by companies operating in the Russian Federation (Note 28).

The international sovereign debt crisis, stock market volatility and other risks could have a negative effect on the Russian financial and corporate sectors.

Management determined impairment provisions by considering the economic situation and outlook at the end of the reporting period. Provisions for the Group’s receivables are determined using the ‘incurred loss’ model required by the applicable accounting standards. These standards require recognition of impairment losses for receivables that arose from past events and prohibit recognition of impairment losses that could arise from future events, no matter how likely those future events are.

Regulatory uncertainties related to electricity transmission tariff decisions may also have an impact on management’s cash flow forecasts and assessment of the impairment of non-financial assets. Management has considered the effect of these uncertainties on the recoverable amount of property, plant and equipment and concluded that there is no impairment charge should be recognised for the year ended 31 December 2011 (Notes 2 and 6).

The future economic development of the Russian Federation is dependent upon external factors and internal measures undertaken by the government to sustain growth, and to change the tax, legal and regulatory environment. Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group. Management believes it is taking all necessary measures to support the sustainability and development of the Group’s business in the current business and economic environment.

Note 2. Basis of preparation

Statement of compliance. These consolidated financial statements (“Consolidated Financial Statements”) have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the Russian Federation (“RAR”). The accompanying Consolidated Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Functional and presentation currency. The national currency of the Russian Federation is the Russian Rouble (RR), which is FGC UES’s functional currency and the currency in which these Consolidated Financial Statements are presented. All financial information presented in RR has been rounded to the nearest million, unless otherwise stated.

New accounting developments. These Consolidated Financial Statements have been prepared by applying the accounting policies and methods of computation consistent with those of the annual consolidated financial statements for the year ended 31 December 2010, except for those policies which were changed to comply with the new or amended standards and interpretations that are in force for the financial periods beginning on 1 January 2011.

(c)	Certain new standards and interpretations became effective for the Group from 1 January 2011:

Improvements to International Financial Reporting Standards (issued in May 2010 and effective from 1 January 2011). The improvements consist of a mixture of substantive changes and clarifications in the following standards and interpretations: IFRS 1 was amended (i) to allow previous GAAP carrying value to be used as deemed cost of an item of property, plant and equipment or an intangible asset if that item was used in operations subject to rate regulation, (ii) to allow an event driven revaluation to be used as deemed cost of property, plant and equipment even if the revaluation occurs during a period covered by the first IFRS financial statements and (iii) to require a first-time adopter to explain changes in accounting policies or in the IFRS 1 exemptions between its first IFRS interim report and its first IFRS financial statements; IFRS 3 was amended (i) to require measurement at fair value (unless another measurement basis is required by other IFRS standards) of non-controlling interests that are not present ownership interest or do not entitle the holder to a proportionate share of net assets in the event of liquidation, (ii) to provide guidance on the acquiree’s share-based payment arrangements that were not replaced, or were voluntarily replaced as a result of a business combination and (iii) to clarify that the contingent considerations from business combinations that occurred before the effective date of revised IFRS 3 (issued in January 2008) will be accounted for in accordance with the guidance in the previous version of IFRS 3; IFRS 7 was amended to clarify certain disclosure requirements, in particular (i) by adding an explicit emphasis on the interaction between qualitative and quantitative disclosures about the nature and extent of financial risks, (ii) by removing the requirement to disclose carrying amount of renegotiated financial assets that would otherwise be past due or impaired, (iii) by replacing the requirement to disclose fair value of collateral by a more general requirement to disclose its financial effect, and (iv) by clarifying that an entity should disclose the amount of foreclosed collateral held at the reporting date, and not the amount obtained during the reporting period; IAS 1 was amended to clarify the requirements for the presentation and content of the statement of changes in equity; IAS 27 was amended by clarifying the transition rules for amendments to IAS 21, 28 and 31 made by the revised IAS 27 (as amended in January 2008); IAS 34 was amended to add additional examples of significant events and transactions requiring disclosure in a condensed interim financial report, including transfers between the levels of fair value hierarchy, changes in classification of financial assets or changes in business or economic environment that affect the fair values of the entity’s financial instruments; and IFRIC 13 was amended to clarify measurement of fair value of award credits. The above amendments resulted in additional or revised disclosures, but had no material impact on measurement or recognition of transactions and balances reported in these Consolidated Financial Statements.

Amendment to IAS 24 “Related Party Disclosures” (issued in November 2009 and effective for annual periods beginning on or after 1 January 2011). IAS 24 was revised in 2009 by: (a) simplifying the definition of a related party, clarifying its intended meaning and eliminating inconsistencies; and by (b) providing a partial exemption from the disclosure requirements for government-related entities. The Group has early adopted this amendment in its 2010 consolidated financial statements.

Note 2. Basis of preparation (continued)

Other revised standards and interpretations effective for the current period. IFRIC 19 “Extinguishing financial liabilities with equity instruments”, amendments to IAS 32 on classification of rights issues, clarifications in IFRIC 14 “IAS 19 - The limit on a defined benefit asset, minimum funding requirements and their interaction” relating to prepayments of minimum funding requirements and amendments to IFRS 1 “First-time adoption of IFRS”, did not have any impact on these Consolidated Financial Statements.

(d)	Certain new standards and interpretations have been issued that are mandatory for the annual periods beginning on or after 1 January 2012 or later, and which the Group has not early adopted:

IFRS 9, Financial Instruments: Classification and Measurement. IFRS 9, issued in November 2009, replaces those parts of IAS 39 relating to the classification and measurement of financial assets. IFRS 9 was further amended in October 2010 to address the classification and measurement of financial liabilities and in December 2011 to (i) change its effective date to annual periods beginning on or after 1 January 2015 and (ii) add transition disclosures. Key features of the standard are as follows:

  Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.
  An instrument is subsequently measured at amortised cost only if it is a debt instrument and both (i) the objective of the entity’s business model is to hold the asset to collect the contractual cash flows, and (ii) the asset’s contractual cash flows represent payments of principal and interest only (that is, it has only “basic loan features”). All other debt instruments are to be measured at fair value through profit or loss.
  All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument-by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.
  Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The key change is that an entity will be required to present the effects of changes in own credit risk of financial liabilities designated at fair value through profit or loss in other comprehensive income.

While adoption of IFRS 9 is mandatory from 1 January 2015, earlier adoption is permitted. The Group is considering the implications of the standard, the impact on the Group and the timing of its adoption by the Group.

•

IFRS 10, Consolidated Financial Statements (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), replaces all of the guidance on control and consolidation in IAS 27 “Consolidated and separate financial statements” and SIC-12 “Consolidation - special purpose entities”. IFRS 10 changes the definition of control so that the same criteria are applied to all entities to determine control. This definition is supported by extensive application guidance. The Group is currently assessing the impact of the new standard on its consolidated financial statements.

•

IFRS 11, Joint Arrangements, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), replaces IAS 31 “Interests in Joint Ventures” and SIC-13 “Jointly Controlled Entities—Non-Monetary Contributions by Ventures”. Changes in the definitions have reduced the number of types of joint arrangements to two: joint operations and joint ventures. The existing policy choice of proportionate consolidation for jointly controlled entities has been eliminated. Equity accounting is mandatory for participants in joint ventures.

Note 2. Basis of preparation (continued)

  IFRS 12, Disclosure of Interest in Other Entities, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. It replaces the disclosure requirements currently found in IAS 28 “Investments in associates”. IFRS 12 requires entities to disclose information that helps financial statement readers to evaluate the nature, risks and financial effects associated with the entity’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities. To meet these objectives, the new standard requires disclosures in a number of areas, including significant judgments and assumptions made in determining whether an entity controls, jointly controls, or significantly influences its interests in other entities, extended disclosures on share of non-controlling interests in group activities and cash flows, summarised financial information of subsidiaries with material non-controlling interests, and detailed disclosures of interests in unconsolidated structured entities. The Group is currently assessing the impact of the new standard on its consolidated financial statements.
  IFRS 13, Fair value measurement, (issued in May 2011 and effective for annual periods beginning on or after 1 January 2013), aims to improve consistency and reduce complexity by providing a revised definition of fair value, and a single source of fair value measurement and disclosure requirements for use across IFRSs. The Group is currently assessing the impact of the new standard on its consolidated financial statements.
  IAS 27, Separate Financial Statements, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013), was changed and its objective is now to prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. The guidance on control and consolidated financial statements was replaced by IFRS 10, Consolidated Financial Statements.
  IAS 28, Investments in Associates and Joint Ventures, (revised in May 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment of IAS 28 resulted from the Board’s project on joint ventures. When discussing that project, the Board decided to incorporate the accounting for joint ventures using the equity method into IAS 28 because this method is applicable to both joint ventures and associates. With this exception, other guidance remained unchanged.
  Disclosures – Transfers of Financial Assets – Amendments to IFRS 7 (issued in October 2010 and effective for annual periods beginning on or after 1 July 2011). The amendment requires additional disclosures in respect of risk exposures arising from transferred financial assets. The amendment includes a requirement to disclose by class of asset the nature, carrying amount and a description of the risks and rewards of financial assets that have been transferred to another party, yet remain on the entity's balance sheet. Disclosures are also required to enable a user to understand the amount of any associated liabilities, and the relationship between the financial assets and associated liabilities. Where financial assets have been derecognised, but the entity is still exposed to certain risks and rewards associated with the transferred asset, additional disclosure is required to enable the effects of those risks to be understood.
  Amendments to IAS 1, Presentation of Financial Statements (issued June 2011, effective for annual periods beginning on or after 1 July 2012), changes the disclosure of items presented in other comprehensive income. The amendments require entities to separate items presented in other comprehensive income into two groups, based on whether or not they may be reclassified to profit or loss in the future. The suggested title used by IAS 1 has changed to ‘statement of profit or loss and other comprehensive income’. The Group expects the amended standard to change presentation of its consolidated financial statements, but have no impact on measurement of transactions and balances.
  Amended IAS 19, Employee Benefits (issued in June 2011, effective for periods beginning on or after 1 January 2013), makes significant changes to the recognition and measurement of defined benefit pension expense and termination benefits, and to the disclosures for all employee benefits. The standard requires recognition of all changes in the net defined benefit liability (asset) when they occur, as follows: (i) service cost and net interest in profit or loss; and (ii) remeasurements in other comprehensive income. The Group is currently assessing the impact of the amended standard on its consolidated financial statements.
  Disclosures – Offsetting Financial Assets and Financial Liabilities – Amendments to IFRS 7 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2013). The amendment requires disclosures that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements, including rights of set-off.

Note 2. Basis of preparation (continued)

  Offsetting Financial Assets and Financial Liabilities – Amendments to IAS 32 (issued in December 2011 and effective for annual periods beginning on or after 1 January 2014). The amendment added application guidance to IAS 32 to address inconsistencies identified in applying some of the offsetting criteria. This includes clarifying the meaning of ‘currently has a legally enforceable right of set-off’ and that some gross settlement systems may be considered equivalent to net settlement. The Group is considering the implications of the amendment, the impact on the Group and the timing of its adoption by the Group.
  Other revised standards and interpretations: The amendments to IFRS 1 “First-time adoption of IFRS”, relating to severe hyperinflation and eliminating references to fixed dates for certain exceptions and exemptions, the amendment to IAS 12 “Income taxes”, which introduces a rebuttable presumption that an investment property carried at fair value is recovered entirely through sale, and IFRIC 20, “Stripping Costs in the Production Phase of a Surface Mine”, which considers when and how to account for the benefits arising from the stripping activity in mining industry, will not have any impact on these Consolidated Financial Statements.

Unless otherwise described above, the new standards and interpretations are not expected to significantly affect the Group’s consolidated financial statements.

Going concern. These Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these Consolidated Financial Statements in conformity with IFRS. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgements, apart from those involving estimations, in the process of applying the accounting policies. Judgements that have the most significant effect on the amounts recognised in these Consolidated Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Property, plant and equipment. The Group assessed the recoverable amount of its non-current assets as at 31 December 2011 applying certain estimates (Note 6). Actual results may be different from these estimates.

Investment in OJSC “Inter RAO UES”. As at 31 December 2011 the Group owns 19.95% of the voting shares of OJSC “Inter RAO UES” (“Inter RAO UES”). Management has assessed the level of influence that the Group has on Inter RAO UES, taking into account its inability to obtain any additional financial information which may be required to execute this influence, and determined that it did not amount to significant influence. Consequently, this investment is classified as available-for-sale investment (Note 9).

Decline on fair value of available-for-sale equity investments (Note 9). The Group determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. This determination of what is significant or prolonged requires judgement. In making this judgement, the Group evaluates, among other factors, the volatility in share price and trend in share price movements during the period of analysis. As at 31 December 2011, the decline in fair value of Inter RAO UES shares below cost is considered significant and prolonged and therefore the Group recorded an impairment of RR 12,661 million in the Consolidated Statement of the Comprehensive Income.

Carrying value of LLC “ENERGO-finance” promissory notes. As at 31 December 2011 the Group holds promissory notes issued by LLC “ENERGO-finance” with the carrying value of RR 9,197 million (Note 10). The recoverability of these notes significantly depends on the future trends in the Russian utility stock market. The Group assessed that the carrying value of these notes represents their recoverable amount. If actual stock market trends differ from current expectations, the notes may not be partly or fully recovered.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in the consolidated financial statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 28.

Note 2. Basis of preparation (continued)

Changes in presentation. Where necessary, corresponding figures have been adjusted to conform to the presentation of the current period amounts. The effect of reclassifications for presentation purposes was as follows:

As at 31 December 2010:	As originally		As currently
Consolidated Statement of Financial Position	presented	Reclassification	presented
Loans given	-	18	18
Accounts receivable and prepayments	32,672	(18)	32,654
Accounts payable to the shareholders of JSC “FGC UES”	11,193	47	11,240
Current debt and current portion of non-current debt	7,385	112	7,497
Accounts payable and accrued charges	39,760	792	40,552
Other taxes payable	1,231	(1,231)	-
Income tax payable	-	280	280

The reclassifications in the Consolidated Statement of Financial Position had an impact on information in Notes 5, 11, 14, 18, 19, 21, 22, 29, 31 and had no impact on any other captions in the Consolidated Statement of Financial Position and related note disclosures. Management considered materiality and concluded omission of opening statement of financial position is not material.

Note 3. Summary of significant accounting policies

Principles of consolidation. These Consolidated Financial Statements comprise the financial statements of FGC UES and the financial statements of those entities whose operations are controlled by FGC UES. Control is presumed to exist when FGC UES controls, directly or indirectly, through subsidiaries, more than 50 percent of voting rights. The Group holds 49% of the voting rights in OJSC “Kuban trunk grids”, a fully consolidated subsidiary. The Group has the power to govern the financial and operating policies of this subsidiary on the basis of a significant shareholding combined with other factors which allow the Group to exercise control, most importantly: FGC UES has appointed the majority or of the members of the Board of Directors, FGC UES is the dominant owner and FGC UES has in substance full control of all aspects of the entity’s assets and operations.

All inter-company balances and transactions have been eliminated. The non-controlling interest in the Group subsidiaries has been disclosed as part of the Group’s equity.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in the consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity's goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of other comprehensive income of associates is recognised in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Note 3. Summary of significant accounting policies (continued)

Financial instruments - key measurement terms. Depending on their classification financial instruments are carried at fair value or amortised cost as described below.

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. Fair value is the current bid price for financial assets and current asking price for financial liabilities which are quoted in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange or other institution and those prices represent actual and regularly occurring market transactions on an arm’s length basis.

Valuation techniques such as discounted cash flow models or models based on recent arm’s length transactions or consideration of financial data of the investees are used to fair value certain financial instruments for which external market pricing information is not available. Valuation techniques may require assumptions not supported by observable market data. Disclosures are made in the consolidated financial statements if changing any such assumptions to a reasonably possible alternative would result in significantly different profit, income, total assets or total liabilities.

Amortised cost is the amount at which the financial instrument was recognised at initial recognition less any principal repayments, plus accrued interest, and for financial assets less any write-down for incurred impairment losses. Accrued interest includes amortisation of transaction costs deferred at initial recognition and of any premium or discount to maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortised discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of related items in the consolidated statement of financial position.

The effective interest method is a method of allocating interest income or interest expense over the relevant period so as to achieve a constant periodic rate of interest (effective interest rate) on the carrying amount. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts (excluding future credit losses) through the expected life of the financial instrument or a shorter period, if appropriate, to the net carrying amount of the financial instrument.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

Available-for-sale investments. The Group classifies investments as available-for-sale at the time of purchase. Available-for-sale investments are carried at fair value. Interest income on available-for-sale debt securities is calculated using the effective interest method and recognised in profit or loss as finance income. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are recognised in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is reclassified from other comprehensive income to profit or loss for the period.

Note 3. Summary of significant accounting policies (continued)

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. The cumulative impairment loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss – is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through current period’s profit or loss.

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2011, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar (“US$”) was RR 32.20:US$ 1.00 (31 December 2010: RR 30.48:US$ 1.00); between the Russian Rouble and Euro: RR 41.67:Euro 1.00 (31 December 2010: RR 40.33:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:
Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-15

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Group’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Note 3. Summary of significant accounting policies (continued)

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value. Cash and cash equivalents are carried at amortised cost using the effective interest method.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date of more than three months from the acquisition date. Bank deposits are carried at amortised cost using the effective interest method.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognised initially at fair value and subsequently carried at amortised cost using the effective interest method. The Group classifies a promissory note as short-term when it expects to realise it within twelve months after the reporting period. All other promissory notes are classified as long-term.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Note 3. Summary of significant accounting policies (continued)

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the consolidated statement of financial position on a gross basis and disclosed separately as an asset and liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the consolidated statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s consolidated statement of financial position are not reclassified or re-presented in the comparative consolidated statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these Consolidated Financial Statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Note 3. Summary of significant accounting policies (continued)

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Advances received. Advances received are primarily a deferred income for the future connection services and are reflected at not discounted cost.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rates of interest for similar instruments, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets, if the commencement date for capitalisation is on or after 1 January 2009. The commencement date for capitalisation is when the Group (a) incurs expenditures for the qualifying asset; (b) incurs borrowing costs; and (c) undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the Group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Pension Fund of the RF on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post-employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the consolidated statement of financial position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations is determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post-employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

Share-based compensation. The Group operates an equity-settled, share-based compensation plan, under which the Group receives services from employees as consideration for equity instruments (options) of FGC UES. The fair value of options granted to employees is recognised as an employee benefit expense, with a corresponding increase in equity, over the period that employees become unconditionally entitled to the options (vesting period). At the end of each reporting period the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. The impact of the revision to original estimates, if any, is recognised in the profit or loss, with a corresponding adjustment to equity.

Note 3. Summary of significant accounting policies (continued)

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the consolidated financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the consolidated statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognised when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share are determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2011 and 31 December 2010 are presented below:

	31 December 2011		31 December 2010
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
OJSC “The Kuban trunk grids”	49.0	49.0	49.0	49.0
OJSC “The Tomsk trunk grids”	52.0	59.9	52.0	59.9
Other companies
OJSC “Nurenergo”	77.0	77.0	77.0	77.0
OJSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
OJSC “Power industry research and development Centre”	100.0	100.0	100.0	100.0
OJSC “Dalenergosetproject”	100.0	100.0	100.0	100.0
OJSC “Specialised electricity transmission service
company of UNEN”	100.0	100.0	100.0	100.0
OJSC “Engineering and construction management
centre of Unified Energy System”	100.0	100.0	100.0	100.0
LLC “Index energetiki – FGC UES”	100.0	100.0	100.0	100.0

Transmission companies. OJSC “The Kuban trunk grids” and OJSC “The Tomsk trunk grids” own UNEN grid assets which are maintained and operated by the Company.

OJSC “Nurenergo” performs electricity distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, OJSC “Nurenergo” has negative net assets.

OJSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

OJSC “Power industry research and development centre” is a research and development project institution in the sphere of electric power.

OJSC “Dalenergosetproject” is a grid engineering company.

OJSC “Specialised electricity transmission service company of UNEN”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of UNEN.

OJSC “Engineering and construction management centre of Unified Energy System”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernisation of electricity supply facilities and infrastructure.

LLC “Index energetiki – FGC UES” (“Index Energetiki”) owns minority shares in OJSC “Inter RAO UES” and OJSC “IDGC Holding” (in 2010 owned minority shares in electricity industry entities, former subsidiaries of RAO UES).

Note 5. Balances and transactions with related parties

Government-related entities. In the normal course of business the Group enters into transactions with government-related entities – entities, controlled, jointly controlled or significantly influenced by the Government of the RF. Large portion of the Group's primary activity – transmission services are rendered to government-related entities at the regulated tariffs. The Group borrows funds from government-related banks at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the years ended 31 December 2011 and 31 December 2010 the Group had the following significant transactions with government-related entities:

	Year ended	Year ended
	31 December 2011	31 December 2010
Transmission revenue	120,247	100,562
Electricity sales	876	2,004
Connection services	373	500

Significant balances with government-related entities are presented below:

	31 December 2011	31 December 2010
Cash and cash equivalents	20,464	6,783
Bank deposits	390	618
Long-term promissory notes	3,836	1,599
Short-term promissory notes	14,680	19,478
Loans given	430	-
Trade receivables
(Net of allowance for doubtful debtors of RR 3,931 million as at
31 December 2011 and RR 375 million as at 31 December 2010)	10,161	8,655
Available-for-sale investments	69,979	9,531
Advances to construction companies and suppliers of property, plant and
equipment (included in construction in progress)	2,764	2,506
Accounts payable to the shareholders of JSC “FGC UES”	(2,275)	(11,240)
Non-current debt	25,000	-
Current debt	(156)	(505)
Accounts payable and accrued charges	(10,976)	(14,580)

During the year ended 31 December 2011 the Group transferred most of its investments in associated companies and available-for-sale investments to Inter RAO UES in exchange for its ordinary shares valued at RR 79,387 million at the relevant dates of the transaction (Notes 9, 16).

As at 31 December 2011 the Group had long-term undrawn committed financing facilities with government-related banks of RR 60,000 million (as at 31 December 2010: nil) (Note 19). Short-term undrawn committed financing facilities with government-related banks amounted to RR 15,000 million as at 31 December 2011 and 31 December 2010 (Note 21).

Tax balances and charges are disclosed in Notes 18, 22 and 24. Tax transactions are disclosed in the Consolidated Statement of Comprehensive Income.

Directors’ compensation. Compensation is paid to the members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Note 5. Balances and transactions with related parties (continued)

Total remuneration in the form of salary, bonuses and non-cash benefits provided to the members of the Board of Directors and Management Board for the years ended 31 December 2011 and 31 December 2010 was as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Short-term compensation, including salary and bonuses	416	176
Remuneration for serving on the Board of Directors	7	3
Post-employment benefits and other long-term benefits	23	14
Share-based compensation	638	-
Total	1,084	193

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective period, including bonuses based on the results of the preceding financial year.

Note 6. Property, plant and equipment

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance
as at 1 January 2011	8,257	437,535	134,401	289,934	13,171	883,298
Additions	6,022	231	452	152,589	6,779	166,073
Transfers	1,905	43,909	67,453	(116,905)	3,638	-
Disposals	(11)	(140)	(1,887)	(609)	(128)	(2,775)
Closing balance
as at 31 December 2011	16,173	481,535	200,419	325,009	23,460	1,046,596
Including PPE under
finance lease	-	-	2,273	-	914	3,187

Accumulated depreciation and impairment
Opening balance
as at 1 January 2011	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Charge for the year	(276)	(17,249)	(13,577)	-	(2,085)	(33,187)
Impairment loss	-	-	-	(1,127)	(47)	(1,174)
Disposals	2	13	281	149	67	512
Closing balance
as at 31 December 2011	(487)	(33,387)	(26,552)	(1,310)	(4,183)	(65,919)
Including PPE under
finance lease	-	-	(1,051)	-	(53)	(1,104)
Net book value
as at 1 January 2011	8,044	421,384	121,145	289,602	11,053	851,228
Net book value
as at 31 December 2011	15,686	448,148	173,867	323,699	19,277	980,677

Note 6. Property, plant and equipment (continued)

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Appraisal value or cost
Opening balance as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Additions	565	136	1,118	139,877	3,180	144,876
Transfers	170	7,534	13,758	(21,932)	470	-
Disposals	(197)	(174)	(1,077)	(464)	(66)	(1,978)
Reversal of impairment
provision	-	-	-	1,358	-	1,358
Closing balance
as at 31 December 2010	8,257	437,535	134,401	289,934	13,171	883,298
Including PPE under
finance lease	-	-	2,273	-	-	2,273

Accumulated depreciation and impairment
Opening balance as at
1 January 2010 *	-	-	-	-	-	-
Charge for the year	(214)	(16,231)	(11,617)	-	(2,123)	(30,185)
Impairment loss	-	-	(1,663)	(332)	(14)	(2,009)
Disposals	1	80	24	-	19	124
Closing balance
as at 31 December 2010	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Including PPE under
finance lease	-	-	(991)	-	-	(991)
Net book value as at
1 January 2010	7,719	430,039	120,602	171,095	9,587	739,042
Net book value
as at 31 December 2010	8,044	421,384	121,145	289,602	11,053	851,228

* Accumulated depreciation was eliminated against the gross carrying amount of the assets before the revaluation as at 31 December 2009 was recorded.

Borrowing costs of RR 5,833 million for the year ended 31 December 2011 were capitalised within additions (for the year ended 31 December 2010: RR 1,526 million). A capitalisation rate of 7.7% was used for the years ended 31 December 2011 and 31 December 2010 to determine the amount of borrowing costs eligible for capitalisation, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that were outstanding during the periods.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2011 such advances amounted to RR 69,504 million net of specific impairment of RR 525 million (as at 31 December 2010: RR 84,320 million net of specific impairment RR 297 million).

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment.

The Group has the option to purchase land on which electric power transmission lines are located upon application to the state registering body or to formalise the right for rent. According to Russian legislation the expiry date of this option is 1 January 2013. As at 31 December 2011 the Group companies had no intention to purchase this land.

Note 6. Property, plant and equipment (continued)

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s Transmission segment (Note 31) was considered as a single cash generating unit.

Recoverable amount of property, plant and equipment. The Group assessed the recoverable amount for transmission business at 31 December 2011. The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed prior to the transfer to Regulatory Asset Base tariff regulation – up to 10% in 2014;
  The amount of expenditure for the period from 2012 through 2030 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;
  A nominal pre-tax discount rate of 11.85% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2011. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 3.8%.

For each class of property, plant and equipment stated at revalued amount in these Consolidated Financial Statements, the carrying amount that would have been recognised had the assets been carried under the historical cost basis is as follows:

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Net book value as at
31 December 2011	12,826	164,818	179,641	374,811	20,623	752,719
Net book value as at
31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783
Net book value as at
31 December 2009	4,288	117,611	92,070	266,034	9,442	489,445

Impairment. For the year ended 31 December 2011 the Group recognised the impairment of property, plant and equipment in the amount of RR 1,174 million, which consisted of an impairment of RR 442 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 302 million related to property, plant and equipment of OJSC “Nurenergo” located in Chechen Republic and a specific impairment of RR 430 million related to construction in progress which cost is not expected to be recovered.

For the year ended 31 December 2010 the Group recognised the impairment of property, plant and equipment in the amount of RR 2,009 million, which consisted of an impairment of RR 21 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 206 million related to property, plant and equipment of OJSC “Nurenergo” located in Chechen Republic and an impairment of RR 1,782 million related to property, plant and equipment of OJSC “Mobile gas-turbine plants”. At the same time RR 1,358 million of previously recognised impairment of advances to construction companies and suppliers of property, plant and equipment was reversed.

Leased property, plant and equipment. Subsequent to the latest revaluation the Group leased certain equipment under a number of finance lease agreements. As at 31 December 2011 the net book value of leased property, plant and equipment was RR 2,083 million (as at 31 December 2010: RR 1,282 million). The leased equipment is pledged as security for the lease obligations.

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2011	31 December 2010
Under one year	413	340
Between one and five years	1,146	1,212
Over five years	7,627	6,356
Total	9,186	7,908

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2011 the carrying value of property, plant and equipment leased out under operating lease was RR 1,744 million (as at 31 December 2010: RR 1,808 million).

Note 7. Intangible assets

	Corporate system	Corporate
	of managing	information
	geographically	management system	Other intangible
	dispersed resources	(SAP R/3)	assets	Total
Cost as at 1 January 2010	1,707	4,498	2,539	8,744
Accumulated amortisation	(532)	(692)	(662)	(1,886)
Accumulated impairment	-	(466)	-	(466)
Carrying value
as at 1 January 2010	1,175	3,340	1,877	6,392

Additions	-	263	666	929
Disposals - cost	-	(39)	(42)	(81)
Disposals - accumulated amortisation	-	-	13	13
Amortisation charge	(171)	(329)	(369)	(869)
Impairment loss	-	(195)	-	(195)
Carrying value
as at 31 December 2010	1,004	3,040	2,145	6,189

Cost as at 31 December 2010	1,707	4,722	3,163	9,592
Accumulated amortisation	(703)	(1,021)	(1,018)	(2,742)
Accumulated impairment	-	(661)	-	(661)
Carrying value
as at 31 December 2010	1,004	3,040	2,145	6,189

Additions	-	309	1,401	1,710
Disposals - cost	-	(661)	(157)	(818)
Disposals - accumulated amortisation	-	-	96	96
Amortisation charge	(157)	(320)	(388)	(865)
Write-off of previously
impaired assets	-	661	-	661
Carrying value
as at 31 December 2011	847	3,029	3,097	6,973

Cost as at 31 December 2011	1,707	4,370	4,407	10,484
Accumulated amortisation	(860)	(1,341)	(1,310)	(3,511)
Accumulated impairment	-	-	-	-
Carrying value
as at 31 December 2011	847	3,029	3,097	6,973
The Corporate system of managing geographically dispersed resources is a software system for gathering, processing and storing information on conditions in the transmission network, which is required for effective maintenance of UNEN. The Corporate system of managing geographically dispersed resources is amortised during 5 years. The Corporate system of managing geographically dispersed resources includes the development cost of RR 847 million as at 31 December 2011 and 31 December 2010.

The Corporate information management system (SAP R/3) consists of several modules (parts) and related licences. As at 31 December 2011 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. The Corporate information management system (SAP R/3) includes development costs of RR 2,424 million as at 31 December 2011 (as at 31 December 2010: RR 2,399 million).

Other intangible assets include capitalised software development costs that meet the definition of an intangible asset of RR 1,272 million as at 31 December 2011 (as at 31 December 2010: RR 1,570 million).

As at 31 December 2011 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at that date. In 2010 the Group recorded a specific impairment of RR 195 million in relation to intangible assets which cost is not expected to be recovered. In 2011 all previously impaired intangible assets were written-off in full, no new specific impairment was recorded.

Note 8. Investments in associated companies

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Carrying value as at 1 January	348	58,451
Share of result of associates	8	(833)
Loss on dilution of share in associates	-	(2,790)
Translation difference	66	(22)
Disposal of associates	-	(1,231)
Transfer from / (to) non-current assets held for sale	488	(53,227)
Carrying value as at 31 December	910	348

The carrying value of investments in associates is as follows:
	31 December 2011	31 December 2010
JSC UES “GruzRosEnergo”	557	561
OJSC “WGC-1”	-	27,559
OJSC “Volzhskaya TGC”	-	16,268
OJSC “TGC-6”	-	5,438
OJSC “TGC-11”	-	3,401
Other associates	353	348
Less: transfer to non-current assets held for sale	-	(53,227)
Total investments in associates	910	348

Transfer to non-current assets held for sale. As at 31 December 2010 the investments in OJSC “WGC-1”, OJSC “TGC-6”, OJSC “TGC-11”, OJSC “Volzhskaya TGC” and JSC UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were classified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations”. In March and May 2011, all the above-mentioned investments, except for that in JSC UES “GruzRosEnergo”, were transferred to Inter RAO UES in exchange for its additionally issued ordinary shares (Note 16). Following its exclusion from the Inter RAO UES transaction, the investment in JSC UES “GruzRosEnergo” was reclassified back from non-current assets held for sale to investments in associates.

Note 9. Available-for-sale investments

	1 January		Change in	Impairment
	2011	Additions	fair value*	charge	31 December 2011
OJSC “Inter RAO UES”	2,674	79,387	(2,323)	(12,661)	67,077
OJSC “IDGC Holding”	6,857	-	(3,955)	-	2,902
Total	9,531	79,387	(6,278)	(12,661)	69,979

					Transfer to
					non-current
	1 January		Change in	Impairment	assets held-for-	31 December
	2010	Additions	fair value*	charge	sale	2010
OJSC “IDGC Holding”	4,247	-	2,610	-		6,857
OJSC “Inter RAO UES”	2,668	-	6	-		2,674
OJSC “Bashkirenergo”	7,699	-	7,852	-	(15,551)	-
OJSC “RusHydro”	5,337	4	2,397	-	(7,738)	-
OJSC “Mosenergo”	5,878	1	(97)	-	(5,782)	-
OJSC “WGC-6”	2,899	-	2,701	-	(5,600)	-
OJSC “WGC-4”	2,261	1	1,878	-	(4,140)	-
OJSC “WGC-2”	626	-	596	-	(1,222)	-
OJSC “TGC-1”	857	-	260	-	(1,117)	-
OJSC “WGC-3”	818	-	151	-	(969)	-
OJSC “RAO ES Vostoka”	487	-	68	-	(555)	-
OJSC “TGC-9”	282	-	147	-	(429)	-
OJSC “Kuzbassenergo”	255	-	130	-	(385)	-
OJSC “Sangtudinskaya GES-1”	555	-	-	(235)	(320)	-
OJSC “TGC-13”	210	-	97	-	(307)	-
OJSC “TGC-11 Holding”	150	-	13	-	(163)	-
Total	35,229	6	18,809	(235)	(44,278)	9,531

* Change in fair value of available-for-sale investments was recognised in other comprehensive income.

Available-for-sale investments valuation

The fair value of the available-for-sale financial instruments was determined based on the quoted market prices.

Impairment of investment in Inter RAO UES

During the year ended 31 December 2011 the fair value of shares in Inter RAO UES has declined below cost. The Group assessed these investments for impairment at 31 December 2011 and concluded that there was evidence of a significant and prolonged decline in the fair value or equity investments below their cost (Note 2). The fall in fair value of these investments during the reporting period amounted to RR 14,984 million. The revaluation surplus accumulated in the reserve for available-for-sale investments as at 1 January 2011 amounted to RR 2,323 million (with related deferred tax liability of RR 155 million). Therefore, the impairment charge reclassified from other comprehensive income to profit or loss amounted to RR 12,661 million (Note 17).

Transfer to non-current assets held-for-sale

Most of the available-for-sale investments held by the Group in 2010 were reclassified to non-current assets held for sale as at 31 December 2010. In March and May 2011 those investments as well as investments in associated companies were transferred to Inter RAO UES (Note 16) in exchange for its ordinary shares valued at RR 79,387 million at the relevant dates of the transaction. The Group continues to classify its investment in Inter RAO UES as available for sale.

Note 10. Promissory notes

					31	31
			Effective		December	December
	Rating	Rating agency	interest rate, %	Due	2011	2010
Long-term promissory notes
LLC “ENERGO-finance”		Not available	9.1%-10.1%	2014	9,197	8,466
OJSC “IDGC of the South”*		Not available	8.9%	2013	2,724	-
OJSC “Alfa-Bank”	BB	Standard & Poor's	7.25%-12.6%	2013-2015	1,225	371
OJSC “System operator UES”*		Not available	11.1%	2012-2013	984	1,461
Other long-term promissory
notes			11.1%-12.6%	2013-2038	798	748
Total long-term promissory notes					14,928	11,046

Short-term promissory notes
OJSC “Gazprombank”*	BB+	Standard & Poor's	6.1%-7.4%	2012	14,040	-
OJSC “Promsvyazbank”	Ba2	Moody’s	8.00%	2012	3,014	3,002
OJSC Bank “ROSSIYA”	B+	Standard & Poor's	8.3%	2012	2,010	4,076
OJSC "Bank "Saint Petersburg"	Ba3	Moody’s	8.5%	2012	1,007	-
OJSC “System operator UES”*		Not available	11.1%	2012	607	-
OJSC “VTB Bank”*	BBB	Standard & Poor's	1.5%-8.5%	2012	-	19,232
OJSC “Alfa-Bank”	BB	Standard & Poor's	2.6%-13.1%	2012	-	14,431
OJSC “International Financial Club”		Not available	6.30%	2012	-	2,002
Other short-term promissory notes			11.1%-12.6%	2012	59	413
Total short-term promissory notes					20,737	43,156

Companies marked with * above are government-related entities (Note 5).

As at 31 December 2011 and 31 December 2010 the promissory notes of LLC “ENERGO-Finance” were impaired (Note 29). The notes are not overdue as they were restructured in 2010.

All promissory notes are denominated in Russian roubles. As at 31 December 2011 and 31 December 2010 the fair value of promissory notes, determined using valuation technique, was RR 35,731 million and RR 54,384 million respectively. The valuation was mainly based on discounting of the future expected cash flows at the current market interest rate available for debtors with similar level of credit risk.

Note 11. Other non-current assets

	31 December 2011	31 December 2010
Long-term trade receivables
(Net of allowance for doubtful debtors of RR 108 million as at
31 December 2011 and RR 224 million as at 31 December 2010)	116	1,411
Long-term loans given	-	296
Total financial assets	116	1,707
VAT recoverable	216	253
Other non-current assets	707	547
Total other non-current assets	1,039	2,507

Note 12. Cash and cash equivalents

				31 December 2011	31 December 2010
Cash at bank and in hand				18,925	13,373
Cash equivalents				6,702	200
Total cash and cash equivalents				25,627	13,573

Cash at bank and in hand		Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Sberbank”		Baa1	Moody’s	13,654	6,725
OJSC "Bank “ROSSIYA”		B+	Standard & Poor's	4,000	-
OJSC “Alfa-Bank”		BB	Standard & Poor's	1,065	6,434
OJSC “Gazprombank”		BB+	Standard & Poor's	150	58
Other				56	156
Total cash at bank and in hand				18,925	13,373

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Sberbank”	4.5%-6.0%	Baa1	Moody’s	5,420	192
OJSC “VTB bank”	7.0%-8.5%	BBB	Standard & Poor's	690	-
OJSC “Gazprombank”	7.6%	BB+	Standard & Poor's	550	-
Other				-	8
Total certificates of deposit				6,660	200

There were no certificates of deposit denominated in foreign currency included in cash equivalents as at 31 December 2011 and 31 December 2010.

Note 13. Bank deposits

Bank deposits	Interest rate	Rating	Rating agency	31 December 2011	31 December 2010
OJSC “Alfa-Bank”	5.2%-5.4%	BB	Standard & Poor's	794	988
OJSC “VTB bank”	6.1%-8.8%	BBB	Standard & Poor's	200	618
OJSC “Sberbank”	3.8%-5.5%	Baa1	Moody’s	190	-
OJSC “Nomos-bank”	6.5%	Ba3	Moody’s	-	3,000
Total bank deposits				1,184	4,606

The carrying amount of bank deposits approximates their fair value.

There were no bank deposits denominated in foreign currency as at 31 December 2011 (as at 31 December 2010: RR 88 million).

Note 14. Accounts receivable and prepayments

	31 December 2011	31 December 2010
Trade receivables
(Net of allowance for doubtful debtors of RR 6,570 million as at
31 December 2011 and RR 2,900 million as at 31 December 2010)	12,036	10,605
Other receivables
(Net of allowance for doubtful debtors of RR 908 million as at
31 December 2011 and RR 695 million as at 31 December 2010)	932	741
Total financial assets	12,968	11,346
Advances to suppliers
(Net of allowance for doubtful debtors of RR 2,033 million as at
31 December 2011 and RR 1,874 million as at 31 December 2010)	2,764	1,646
VAT recoverable	9,054	9,199
Tax prepayments	5,923	8,454
VAT related to advances received	2,235	2,009
Total accounts receivable and prepayments	32,944	32,654

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Note 14. Accounts receivable and prepayments (continued)

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. The management of the Group believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value of receivables approximates their fair value.

The movement of the provision for doubtful debtors is shown below:

			Advances to	Long-term
Year ended	Trade	Other	suppliers and	accounts
31 December 2011	receivables	receivables	prepayments	receivable	Total
As at 1 January	2,900	695	1,874	224	5,693
Provision accrual	4,059	447	67	2	4,575
Provision reversal	(98)	(172)	(22)	-	(292)
Debt written-off	(3)	(13)	-	-	(16)
Amortisation of discount	(314)	(14)	-	(13)	(341)
Reclassification from/(to) other items	26	(35)	114	(105)	-
As at 31 December	6,570	908	2,033	108	9,619

			Advances to	Long-term
Year ended	Trade	Other	suppliers and	accounts
31 December 2010	receivables	receivables	prepayments	receivable	Total
As at 1 January	4,862	992	2,162	24	8,040
Provision accrual	206	171	132	205	714
Provision reversal	(2,027)	(338)	(247)	-	(2,612)
Debt written-off	(5)	(5)	(173)	-	(183)
Amortisation of discount	(136)	(125)	-	(5)	(266)
As at 31 December	2,900	695	1,874	224	5,693

As at 31 December 2011 the overdue accounts receivable for which the provision had not been recorded amounted to RR 3,516 million (as at 31 December 2010: RR 4,043 million). The ageing analysis is shown below:

	31 December 2011	31 December 2010
Less than 3 months	2,011	2,432
3 to 6 months	1,347	1,270
6 to 12 months	64	14
1 year to 5 years	94	327
Total	3,516	4,043

The analysis of overdue accounts receivable for which the provision had been recorded as at 31 December 2011 is shown below, gross of allowance for doubtful debtors:

	31 December 2011	31 December 2010
Less than 3 months	882	189
3 to 6 months	2,132	705
6 to 12 months	427	233
1 year to 5 years	2,496	2,200
More than 5 years	5	-
Total	5,942	3,327

Note 15. Inventories

	31 December 2011	31 December 2010
Repair materials	3,751	3,501
Spare parts	2,232	1,669
Other inventories	337	432
Total inventories	6,320	5,602

Note 15. Inventories (continued)

The cost of inventories is shown net of an obsolescence provision for RR 73 million as at 31 December 2011 (as at 31 December 2010: RR 38 million). As at 31 December 2011 and 31 December 2010 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Non-current assets held for sale

	31 December 2011	31 December 2010
OJSC “WGC-1”	-	27,559
OJSC “Volzhskaya TGC”	-	16,268
OJSC “Bashkirenergo”	-	15,551
OJSC “RusHydro”	-	7,738
OJSC “Mosenergo”	-	5,782
OJSC “WGC-6”	-	5,600
OJSC “TGC-6”	-	5,438
OJSC “WGC-4”	-	4,140
OJSC “TGC-11”	-	3,401
OJSC “WGC-2”	-	1,222
OJSC “TGC-1”	-	1,117
OJSC “WGC-3”	-	969
JSC UES “GruzRosEnergo”	-	561
OJSC “RAO ES Vostoka”	-	555
OJSC “TGC-9”	-	429
OJSC “Kuzbassenergo”	-	385
OJSC “Sangtudinskaya GES-1”	-	320
OJSC “TGC-13”	-	307
OJSC “TGC-11 Holding”	-	163
Total	-	97,505
Loss on re-measurement	-	(6,896)
Total non-current assets held for sale	-	90,609

Non-current assets held for sale were included in the Transmission segment (Note 31).

As at 31 December 2010 all available-for-sale investments, except for shares of OJSC “IDGC Holding” and OJSC “Inter RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as OJSC “WGC-1”, OJSC “TGC-6”, OJSC “TGC-11”, OJSC “Volzhskaya TGC” and JSC UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations” as the management of the Company had committed to a plan to transfer these assets during 2011 year to Inter RAO UES in exchange for ordinary shares of OJSC “Inter RAO UES” (Notes 8, 9).

Cumulative income recognised by 31 December 2010 in other comprehensive income relating to non-current assets held for sale (Note 17):

31 December 2010
Revaluation reserve for property, plant and equipment of associates	10,749
Foreign currency translation reserve	34
Revaluation reserve for available-for-sale investments	29,702
Total	40,485

In March and May 2011 all the above-mentioned investments, except for JSC UES “GruzRosEnergo”, were transferred to Inter RAO UES in exchange for 1,883,043,160,666 its ordinary shares.

In accordance with the provisions of IFRS 5, non-current assets held for sale were re-measured at the date of de-recognition (transfer) to reflect the change in the value less costs to sell. A loss of RR 4,718 million, and corresponded deferred tax of RR 944 million was recognised in profit or loss in respect of re-measurement of investments in associated companies classified as held for sale. Decline in fair value of available-for-sale investments classified as held for sale was recognised in other comprehensive income in the amount of RR 4,810 million net of corresponding deferred tax in the amount of RR 1,203 million.

Note 16. Non-current assets held for sale (continued)

At the dates of the transaction, cumulative income recognised in other comprehensive income and related to the disposed assets held for sale amounting to RR 31,115 million was transferred to profit or loss as a gain on disposal of available-for-sale investments. A related deferred tax change in the amount of RR 6,223 million was recognised in the income tax expense for the year.

Dates of disposal
Available-for-sale investments classified as held for sale	(38,222)
Investments in associates classified as held for sale	(41,165)
Fair value of consideration received	79,387
Result of the exchange transaction	-
Accumulated gain on available-for-sale investments recycled to profit or loss
(related deferred tax liability of RR 6,223 million)	31,115
Gain on disposal of available-for-sale investments	31,115

Note 17. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2011	31 December 2010	31 December 2011	31 December 2010
Ordinary shares	1,255,948,128,393	1,233,561,333,552	627,974	616,781

As at 31 December 2011 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In January 2010, FGC UES completed and registered the additional share issue for the total amount of RR 40,024 million. As a result of this issue, the share capital was increased to RR 616,781 million and additional share premium recognised in the amount of RR 154 million.

In March 2011, FGC UES completed and registered the additional share issue for the total amount of RR 11,193 million. As a result of this issue, the share capital was increased to RR 627,974 million.

In July 2011, FGC UES started an additional share issue. The placement process started in September, but was only completed after the year end (Note 32). The amount of RR 2,220 million received for shares issued was included as at 31 December 2011 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES.

Treasury shares. Treasury shares represent 13,727,165 thousand of ordinary shares in the amount of RR 5,522 million as at 31 December 2011 and of RR 6,864 million as at 31 December 2010.

Treasury shares were received by the Group during the reorganisation process in the form of a legal merger with RAO UES in 2008. The Company’s shares are held by its subsidiary, LLC “Index Energetiki – FGC UES”. Treasury shares received during 2008 are accounted for at their nominal value of RR 0.5 per share.

In 2011, treasury shares decreased by RR 1,342 million with the corresponding recognition of expense relating to share-based compensation (see below), since management plans to use treasury shares for the share option plan.

Reserves. Reserves include Revaluation reserve for property, plant and equipment and available-for-sale investments and Foreign currency translation reserve.

The Foreign currency translation reserve relates to the exchange differences arising on translation of the net assets of foreign associate.

Note 17. Equity (continued)

Reserves comprise the following:

	31 December 2011	31 December 2010
Revaluation reserve (net of tax) for:
- property, plant and equipment (Note 6)	312,298	313,525
- available-for-sale investments (Note 9)	1,925	7,257
Amounts recognised in other comprehensive income and
accumulated in equity relating to non-current assets held
for sale (Note 16)	-	40,485
Foreign currency translation reserve	100	-
Total reserves	314,323	361,267

Reserves for the year ended 31 December 2011 (net of tax):

	Revaluation reserve for:		Amounts recognised
			in other
			comprehensive
			income and
			accumulated in equity
	property,	available-	relating to non-	Foreign
	plant and	for-sale	current assets held	currency
	equipment	investments	for sale	translation	Total
	(Note 6)	(Note 9)	(Note 16)	reserve	reserves
As at 1 January 2011	313,525	7,257	40,485	-	361,267
Change in revaluation reserve
for property, plant and
equipment	(1,227)	-	-	-	(1,227)
Change in fair value of
available-for-sale investments	-	(15,151)	(4,810)	-	(19,961)
Change in revaluation reserve
for property, plant and
equipment of associates
(previously classified as non-
current assets held for sale)	-	-	(10,749)	-	(10,749)
Accumulated loss / (gain) on
available-for-sale investments
recycled to profit or loss	-	9,819	(24,892)	-	(15,073)
Amounts relating to available-
for-sale investments previously
classified as non-current assets
held for sale	-	-	(34)	34	-
Foreign currency translation
difference (Note 8)	-	-	-	66	66
As at 31 December 2011	312,298	1,925	-	100	314,323

The total reduction in fair value of available-for-sale investments recognised in other comprehensive income in 2011 was:

				Amount of
		Amount of	Related	reduction net
	Notes	reduction	deferred tax	of deferred tax
Decline in fair value of available-for-sale investments
classified as non-current assets held for sale	16	6,013	(1,203)	4,810
Decline in fair value of available-for-sale investments
within accumulated reserve	9, 18	6,278	(946)	5,332
Decline in fair value of available-for-sale investments
below cost	9	12,661	(2,842)	9,819
Total		24,952	(4,991)	19,961

The total increase in fair value of available-for-sale investments recognised in other comprechensive income in 2010 was RR 18,800 million including related deferred tax of RR 3,751 million.

Note 17. Equity (continued)

Reserves for the year ended 31 December 2010 (net of tax):

	Revaluation reserve for:		Amounts
			recognised in
			other
			comprehensive
			income and
			accumulated in
			equity relating to
	property,	available-	non-current		Foreign
	plant and	for-sale	assets held for		currency
	equipment	investments	sale	Merger	translation	Total
	(Note 6)	(Note 9)	(Note 16)	reserve	reserve	reserves
As at 1 January 2010	325,590	21,919	-	(56,891)	56	290,674
Change in revaluation
reserve for property, plant
and equipment	(1,316)	-	-	-	-	(1,316)
Gain on change of fair value
of available-for-sale
investments	-	15,049	-	-	-	15,049
Realised revaluation reserve
for available-for-sale
investments	-	(9)	-	-	-	(9)
Foreign currency translation
difference (Note 8)	-	-	-	-	(22)	(22)
Amounts relating to non-
current assets held for sale,
recognised in other
comprehensive income and
accumulated in equity	(10,749)	(29,702)	40,485	-	(34)	-
Transfer of merger reserve to
retained earnings	-	-	-	56,891	-	56,891
As at 31 December 2010	313,525	7,257	40,485	-	-	361,267

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2011, the statutory net loss of the parent company, FGC UES, as reported in the published statutory financial statements, was RR 2,468 million (for the year ended 31 December 2010 the net profit was RR 58,088 million). At the Annual General Meeting in June 2011 the decision was approved to declare dividends for the year ended 31 December 2010 in the total amount of RR 2,578 million (RR 0.0020523650155 per share).

Share-based compensation. In February 2011, the Board of Directors approved an Option programme (“the Programme”) in which the members of the Management Board and other employees of the Company can be participants. On 1 March 2011 13,569,041,046 options to purchase the Company’s ordinary shares were allocated under the Programme. The treasury shares held by LLC “Index Energetiki – FGC UES” were used for this allocation.

Options granted vest over the period of three years and are exercisable during two years from the vesting date. In case of terminating employment at the initiative of the Company due to breaching certain employment duties by the employee the Programme participant will lose his right to purchase the shares.

All options were granted with an exercise price of RR 0.4065 per share. The total grant date fair value of stock options granted allowing updated forfeiture rate was RR 2,821 million.

Note 17. Equity (continued)

The Black-Scholes option valuation model is used for estimating the fair value of options. The significant inputs into the option valuation model were as follows:

	Awards granted during
	the year ended
	31 December 2011	31 December 2010
Share price	RR 0.412	-
Expected volatility	45%	-
Risk-free interest rate	7.58%	-
Expected options life	5 years	-

Accounts payable to the shareholders of JSC “FGC UES”. Accounts payable to the shareholders of FGC UES include dividends payable and payables for shares issued:

	31 December 2011	31 December 2010
Dividends payable	55	47
Accounts payable for shares issued	2,220	11,193
Total accounts payable to the shareholders of JSC “FGC UES”	2,275	11,240

Note 18. Income tax

Income tax expense comprises the following:

	Year ended	Year ended
	31 December 2011	31 December 2010
Current income tax charge	(8,588)	(9,240)
Deferred income tax (charge) / credit	(5,287)	3,488
Total income tax expense	(13,875)	(5,752)

During the years ended 31 December 2011 and 31 December 2010 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

Profit before income tax for financial reporting purposes is reconciled to income tax expenses as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Profit before income tax	62,863	24,135
Theoretical income tax charge at the statutory tax rate of 20 percent	(12,573)	(4,827)
Tax effect of items which are not deductible for taxation purposes	(1,245)	15
Unrecognised deferred tax assets	(57)	(940)
Total income tax	(13,875)	(5,752)

Deferred income tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for income tax purposes. Deferred income tax assets and liabilities were measured at 20 percent as at 31 December 2011 and 31 December 2010, the rates expected to be applicable when the asset or liability will reverse.

Note 18. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2011:

		Movements for the year
			Recognised in other
		Recognised in	comprehensive
	31 December 2011	profit or loss	income	1 January 2011
Deferred income tax liabilities
Property, plant and equipment	73,106	3,667	-	69,439
Investments in associates	71	1	-	70
Available-for-sale investments	10,059	10,499	(946)	506
Accounts receivable and prepayments	-	(241)	-	241
Non-current assets held for sale	-	(8,139)	(7,426)	15,565
Other deferred tax liabilities	63	31	-	32
Total deferred income tax liabilities	83,299	5,818	(8,372)	85,853

Deferred income tax assets
Property, plant and equipment	(1,521)	29	-	(1,550)
Intangible assets	(519)	(388)	-	(131)
Long-term promissory notes	(1,496)	76	-	(1,572)
Accounts receivable and prepayments	(267)	561	-	(828)
Retirement benefit obligation	(391)	(1)	-	(390)
Current and non-current debt	(170)	(170)	-	-
Accounts payable and accruals	(179)	56	-	(235)
Other deferred tax assets	(164)	30	-	(194)
Tax losses	(2,414)	(781)	-	(1,633)
Unrecognised deferred tax assets	4,394	57	-	4,337
Total deferred income tax assets	(2,727)	(531)	-	(2,196)
Deferred income tax liabilities, net	80,572	5,287	(8,372)	83,657

The current portion of net deferred tax liabilities as at 31 December 2011 equaled RR 1,315 million and represented the amount of deferred tax liabilities to be settled during the year ended 31 December 2012 (as at 31 December 2010: RR 14,122 million).

Unrecognised deferred tax assets include tax losses carried forward in the amount of RR 2,414 million and deferred income tax assets on temporary differences arising in respect of loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised.

Tax losses carried forward in respect of which deferred tax assets were not recognised are presented by companies in the table below:

	31 December 2011	31 December 2010
OJSC “Nurenergo”	8,876	5,098
OJSC “Mobile gas-turbine electricity plants”	2,670	2,300
OJSC “The principle electricity transmission service company of
Unified National Electrical Network”	318	259
OJSC “Specialised electricity transmission service company of
Unified National Electrical Network”	-	170
Others	206	338
Total tax losses carried forward	12,070	8,165

The tax losses expire 10 years after their origination. These tax losses expire mostly during 2012-2020, RR 143 million expire during the year 2012, RR 2,107 million with terms from 2 to 5 years (during 2013-2016) and RR 9,820 million with term over 5 years (during 2017-2021).

Note 18. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2010:

		Movements for the year
			Recognised in other
		Recognised in	comprehensive
	31 December 2010	profit or loss	income	1 January 2010
Deferred income tax liabilities
Property, plant and equipment	69,439	(926)	-	70,365
Investments in associates	70	(2,395)	(9,048)	11,513
Available-for-sale investments	506	-	(2,757)	3,263
Accounts receivable and prepayments	241	235	-	6
Non-current assets held for sale	15,565	-	15,565	-
Other deferred tax liabilities	32	1	-	31
Total deferred income tax liabilities	85,853	(3,085)	3,760	85,178

Deferred income tax assets
Property, plant and equipment	(1,550)	(389)	-	(1,161)
Long-term promissory notes	(1,572)	(452)	-	(1,120)
Accounts receivable and prepayments	(828)	124	-	(952)
Retirement benefit obligation	(390)	(69)	-	(321)
Accounts payable and accruals	(235)	(221)	-	(14)
Other deferred tax assets	(325)	(38)	-	(287)
Tax losses	(1,633)	(298)	-	(1,335)
Unrecognised deferred tax assets	4,337	940	-	3,397
Total deferred income tax assets	(2,196)	(403)	-	(1,793)
Deferred income tax liabilities, net	83,657	(3,488)	3,760	83,385

Note 19. Non-current debt

		Effective		31 December	31 December
	Currency	interest rate	Due	2011	2010
Certified interest-bearing non-convertible		7.95%	06.07.2023	20,710	-
bearer bonds, Series 19	RR
Certified interest-bearing non-convertible		8.50%	27.11.2023	15,066	-
bearer bonds, Series 18	RR
Certified interest-bearing non-convertible		7.75%	15.09.2020	10,202	10,200
bearer bonds, Series 10	RR
Certified interest-bearing non-convertible		7.15%	15.09.2020	10,186	10,184
bearer bonds, Series 06	RR
Certified interest-bearing non-convertible		7.15%	15.09.2020	10,186	10,184
bearer bonds, Series 08	RR
Certified interest-bearing non-convertible		8.75%	12.10.2023	10,156	-
bearer bonds, Series 15	RR
Certified interest-bearing non-convertible		7.99%	16.10.2020	10,140	10,138
bearer bonds, Series 11	RR
Certified interest-bearing non-convertible		8.50%	22.06.2021	9,993	-
bearer bonds, Series 13	RR
Certified interest-bearing non-convertible		7.99%	16.10.2020	5,070	5,069
bearer bonds, Series 09	RR
Certified interest-bearing non-convertible		7.50%	16.10.2020	5,066	5,065
bearer bonds, Series 07	RR
Certified interest-bearing non-convertible		7.30%	06.10.2011	-	6,102
bearer bonds, Series 04	RR
OJSC “Gazprombank”	RR	9.50%	13.10.2014	15,000	-
OJSC “Gazprombank”	RR	9.50%	22.11.2014	10,000	-
Finance lease liabilities	RR	9.50%	23.03.2018	849	-
Total non-current debt				132,624	56,942
Less: current portion of non-current bonds				(1,775)	(6,942)
Less: current portion of finance lease
liabilities				(71)	-
Non-current debt				130,778	50,000

In September and October 2010, the Group issued certified interest-bearing non-convertible bearer bonds of Series 06-11 with an interest rate fixed for the first 6 coupons for Series 06 and 08, for the first 10 coupons for Series 07 and 10 and for the first 14 coupons for Series 09 and 11. The interest rate for other coupons will be determined before the end of the previous coupon period.

In July, October and December 2011, the Group issued certified interest-bearing non-convertible bearer bonds of Series 13, 19, 15 and 18 with an interest rate fixed for all 20 coupons for Series 13, for the first 14 coupons for Series 19, for the first 6 coupons for Series 15 and for the first 5 coupons for Series 18. The interest rate for other coupons will be determined before the end of the previous coupon period.

The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. The interest is payable every six months during the terms of the bonds.

As at 31 December 2011 the estimated fair value of total non-current debt (including the current portion) was RR 128,351 million (as at 31 December 2010: RR 56,048 million), which was estimated using the market prices for quoted FGC UES bonds as at 31 December 2011.

As at 31 December 2011 the Group had long-term undrawn committed financing facilities of RR 102,500 million (as at 31 December 2010: RR 15,000 million) which could be used for the general purposes of the Group.

Note 19. Non-current debt (continued)

Finance lease. Minimum lease payments under finance leases and their present values are as follows:

		Due between	Due after
	Due in 1 year	1 and 5 years	5 years	Total
Minimum lease payments as at 31 December 2011	150	749	307	1,206
Less future finance charges	(79)	(271)	(7)	(357)
Present value of minimum lease payments as at
31 December 2011	71	478	300	849
Minimum lease payments as at 31 December 2010	-	-	-	-
Less future finance charges	-	-	-	-
Present value of minimum lease payments as at
31 December 2010	-	-	-	-

Leased assets with carrying amount disclosed in Note 6 are effectively pledged for finance lease liabilities as the rights to the leased asset revert to the lessor in the event of default.

Note 20. Retirement benefit obligations

	Year ended	Year ended
	31 December 2011	31 December 2010
Net liability in the Consolidated Statement of Financial Position as
at 1 January	4,318	3,439
Net periodical cost	879	1,152
Benefits paid by the plan	(511)	(273)
Net liability in the Consolidated Statement of Financial Position as
at 31 December	4,686	4,318

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry (NPFE).

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2010.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2011 and 31 December 2010.

The amounts recognised in the Consolidated Statement of Financial Position are determined as follows:

	31 December 2011	31 December 2010
Total present value of defined benefit obligations	4,735	5,148
Net actuarial gains / (losses) not recognised in the Consolidated
Statement of Financial Position	445	(142)
Unrecognised past service cost	(494)	(688)
Liability recognised in the Consolidated Statement of Financial
Position	4,686	4,318

Note 20. Retirement benefit obligations (continued)

The amounts recognised in profit or loss are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest cost	401	412
Current service cost	308	338
Net actuarial (gains) / losses recognised in the period	(24)	60
Recognised past service cost	194	460
Curtailments	-	(118)
Net cost recognised in the Consolidated Statement of
Comprehensive Income	879	1,152

Changes in the present value of the Group’s retirement benefit obligation are as follows:

	Year ended	Year ended
	31 December 2011	31 December 2010
Defined benefit obligations as at 1 January	5,148	4,544
Benefits paid by the plan	(511)	(273)
Current service costs	308	338
Interest cost	401	412
Actuarial gains	(611)	(182)
Past service cost	-	460
Curtailments	-	(151)
Present value of defined benefit obligations as at 31 December	4,735	5,148

Principal actuarial assumptions (expressed as weighted averages) are as follows:

(iii) Financial assumptions

	31 December 2011	31 December 2010
Discount rate	8.1%	7.8%
Inflation rate	5.1%	5.7%
Future salary increases	5.1%	6.7%
Future pension increase	5.1%	5.7%

(iv) Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service – around 10% for employees with 2 years of service going down to 5% for employees with 10 or more years of service.

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women. Similar retirement age assumption was used as at 31 December 2010.

Mortality table: Russian population mortality table 1998.

The expected contributions under voluntary pension programs in 2012 are expected in the amount of RR 389 million.

Experience adjustments on benefit obligation are as follows:

	31 December	31 December	31 December	31 December	31 December
	2011	2010	2009	2008	2007
Total present value of defined
benefit obligations	4,735	5,148	4,544	4,262	3,841
Deficit in plan	(4,735)	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on defined
benefit obligations	123	(197)	323	808	376

Note 21. Current debt and current portion of non-current debt

	Effective
	interest rate	31 December 2011	31 December 2010
OJSC “Kalmenergosbyt”	7.0%	106	-
OJSC “RusHydro”	17.0%	50	50
OJSC “IDGC Holding”	14.1%	-	505
Current portion of non-current bonds (Note 19)	7.15%-8.75%	1,775	6,942
Current portion of finance lease liabilities	9.5%	71	-
Total current debt and current portion of non-current debt		2,002	7,497

As at 31 December 2011 and 31 December 2010 the Group had short-term undrawn committed financing facilities of RR 15,000 million which could be used for the general purposes of the Group.

Note 22. Accounts payable and accrued charges

	31 December 2011	31 December 2010
Trade payables	12,374	14,499
Accounts payable to construction companies
and suppliers of property, plant and equipment	16,699	10,844
Other creditors and accrued liabilities	1,568	1,916
Total financial liabilities	30,641	27,259
Advances received	11,013	11,744
Accounts payable to employees	1,172	405
Other taxes payable	1,364	951
VAT related to advances to suppliers	343	193
Other provisions for liabilities and charges	441	-
Total accounts payable and accrued charges	44,974	40,552

Note 23. Revenue

	Year ended	Year ended
	31 December 2011	31 December 2010
Transmission fee	134,754	109,371
Electricity sales	2,246	3,070
Connection services	2,178	609
Grids repair and maintenance services	393	280
Total revenue	139,571	113,330

Other operating income primarily includes income from non-core activities.

	Year ended	Year ended
	31 December 2011	31 December 2010
Write-off of accounts payable *	2,753	1
Insurance compensation	986	733
Communication lines repair and maintenance	839	494
Penalties and fines	772	500
Design works	553	743
Rental income	450	235
Research and development services	434	682
Communication services	249	216
Other income	757	880
Total other operating income	7,793	4,484

* Accounts payable in the amount of RR 2,747 million relating to OJSC “Nurenergo” were written off as these amounts had been recognised in 2003-2006 years and the relevant limitation period had expired in 2011, according to Russian legislation. There are no claims to OJSC “Nurenergo” concerned with these payables.

Note 24. Operating expenses

	Year ended	Year ended
	31 December 2011	31 December 2010
Depreciation of property, plant and equipment	33,187	30,185
Employee benefit expenses and payroll taxes	24,046	20,114
Purchased electricity	13,781	15,942
Accrual / (reversal) of allowance for doubtful debtors	4,305	(2,164)
Repair and maintenance services (by contractors)	3,977	4,427
Materials for repair	2,326	2,868
Rent	2,314	1,944
Business trips and transportation expenses	2,099	1,734
Security services	1,680	1,234
Other materials	1,435	1,055
Electricity transit via foreign countries	1,350	784
Consulting, legal and auditing services	1,323	729
Taxes, other than on income	1,141	933
Research and development	1,064	755
Insurance	972	946
Information system maintenance	955	1,048
Amortisation of intangible assets	865	869
Communication service	674	627
Fuel	561	576
(Gain) / loss on disposal of property, plant and equipment	(617)	910
Other	3,312	2,357
Total operating expenses	100,750	87,873

FGC UES purchases electricity to compensate electricity losses which occur during transmission.

Rent expenses principally represent short-term operating lease, including rent of land (Note 6) and office facilities.

Employee benefit expenses and payroll taxes include expenses on voluntary pension programs, long-term compensation payments and share-based compensation.

	Year ended	Year ended
	31 December 2011	31 December 2010
Wages and salaries	17,926	16,049
Social security contributions to the Pension Fund	2,995	2,076
Social security contributions to other state non-budgetary funds	904	837
Pension costs – defined benefit plans (Note 20)	879	1,152
Share-based compensation (Note 17)	1,342	-
Total employee benefit expenses and payroll taxes	24,046	20,114

Note 25. Finance income

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest income	3,834	5,546
Foreign currency exchange differences	61	6
Dividends	45	255
Other finance income	17	-
Total finance income	3,957	5,807

Note 26. Finance costs

	Year ended	Year ended
	31 December 2011	31 December 2010
Interest expense	5,895	1,906
Foreign currency exchange differences	72	-
Other finance costs	144	239
Total finance cost	6,111	2,145
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(5,833)	(1,526)
Total finance cost recognised in profit or loss	278	619

Note 27. Earnings per ordinary share for profit attributable to the shareholders of JSC “FGC UES”

	Year ended	Year ended
	31 December 2011	31 December 2010
Weighted average number of ordinary shares
(millions of shares)	1,247,984	1,228,079
Profit attributable to the shareholders of JSC “FGC UES”
(millions of RR)	49,139	19,009
Weighted average earning per share – basic and diluted (in RR)	0.039	0.015

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

As at 31 December 2011 the Group's subsidiary, OJSC "Nurenergo" was engaged in a number of litigations involving claims amounting in total to RR 4,947 million (as at 31 December 2010: RR 3,217 million), for collection of amounts payable for electricity purchased by OJSC "Nurenergo". The amount is recorded within accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities.

Tax contingency. Russian tax and customs legislation is subject to varying interpretation when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be successfully challenged by the relevant regional and federal authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2011 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained, including the uncertainty of deductibility of certain types of costs for taxation purposes. Where management believes it is probable that a position cannot be sustained, an appropriate amount has been accrued for in these Consolidated Financial Statements. The Group estimates that possible tax claims in respect of certain open tax positions of the Group companies primarily related to revenue recognition for taxation purposes could amount to as much as RR 1,309 million if the tax positions would be successfully challenged (as at 31 December 2010: RR 5,616 million of the open tax positions primarily related to recoverability of VAT and revenue recognition for taxation purposes).

In addition, tax and other legislation do not address all the specific aspects of the Group’s reorganisation related to reforming of the electric utilities industry. As such there may be tax and legal challenges to the various interpretations, transactions and resolutions that were a part of the reorganisation and reform process.

Note 28. Contingencies, commitments and operating risks (continued)

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in these Consolidated Financial Statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 351,189 million as at 31 December 2011 (as at 31 December 2010: RR 389,228 million) including VAT. These amounts include accounts payable to construction companies and suppliers of property, plant and equipment in the amount of RR 16,699 million as at 31 December 2011 (as at 31 December 2010: RR 10,844 million) (Note 22).

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimise or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2011	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	69,979	-	69,979
Long-term promissory notes (Note 10)	14,928	-	-	14,928
Other non-current assets (Note 11)	116	-	-	116
Cash and cash equivalents (Note 12)	25,627	-	-	25,627
Bank deposits (Note 13)	1,184	-	-	1,184
Short-term promissory notes (Note 10)	20,737	-	-	20,737
Loans given	448	-	-	448
Accounts receivable (Note 14)	12,968	-	-	12,968
Total financial assets	76,008	69,979	-	145,987
Financial liabilities
Non-current debt (Note 19)	-	-	130,778	130,778
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	-	-	2,275	2,275
Current debt and current portion
of non-current debt (Note 21)	-	-	2,002	2,002
Accounts payable and accrued charges
(Note 22)	-	-	30,641	30,641
Total financial liabilities	-	-	165,696	165,696

Note 29. Financial instruments and financial risks (continued)

		Investments
	Loans and	available for	Other financial
31 December 2010	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	9,531	-	9,531
Long-term promissory notes (Note 10)	11,046	-	-	11,046
Other non-current assets (Note 11)	1,707	-	-	1,707
Cash and cash equivalents (Note 12)	13,573	-	-	13,573
Bank deposits (Note 13)	4,606	-	-	4,606
Short-term promissory notes (Note 10)	43,156	-	-	43,156
Loans given	18	-	-	18
Accounts receivable (Note 14)	11,346	-	-	11,346
Non-current assets held for sale (Note 16)	-	44,278	-	44,278
Total financial assets	85,452	53,809	-	139,261
Financial liabilities
Non-current debt (Note 19)	-	-	50,000	50,000
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	-	-	11,240	11,240
Current debt and current portion
of non-current debt (Note 21)	-	-	7,497	7,497
Accounts payable and accrued charges
(Note 22)	-	-	27,259	27,259
Total financial liabilities	-	-	95,996	95,996

(6) Market risk.

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2011 the interest rates on the borrowing are fixed.

(iii) Price risk. Equity price risk arises from available-for-sale investments. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group’s treasury department. The total amount of investments available-for-sale exposed to the market risk equals RR 69,979 million. As at 31 December 2011, if equity prices at that date had been 10% higher (lower), with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 290 million before tax, and profit before tax would increase (decrease) by RR 6,708 million. As at 31 December 2010, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 5,381 million, but profit before tax would not be affected.

Note 29. Financial instruments and financial risks (continued)

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Long-term	Other	Cash and	Bank	Short-term
	promisso-	non-cur-	cash equi-	deposits	promissory		Accounts
	ry notes	rent assets	valents	(Note	notes	Loans	receivable
31 December 2011	(Note 10)	(Note 11)	(Note 12)	13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	5,731	100	25,627	1,184	20,737	5	9,452
Not overdue, but impaired:	9,197	-	-	-	-	-	-
- gross amount	12,022	90	-	-	-	-	1,536
- less impairment provision	(2,825)	(90)	-	-	-	-	(1,536)
Overdue, but not impaired	-	16	-	-	-	443	3,516
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	18	-	-	-	15	5,942
- less impairment provision	-	(18)	-	-	-	(15)	(5,942)
Total amount	14,928	116	25,627	1,184	20,737	448	12,968

	Long-term	Other	Cash and	Bank	Short-term
	promisso-	non-cur-	cash equi-	deposits	promissory		Accounts
	ry notes	rent assets	valents	(Note	notes	Loans	receivable
31 December 2010	(Note 10)	(Note 11)	(Note 12)	13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	2,580	675	13,573	4,606	42,198	18	8,335
Not overdue, but impaired:	8,466	-	-	-	-	-	-
- gross amount	12,022	49	-	-	-	-	442
- less impairment provision	(3,556)	(49)	-	-	-	-	(442)
Overdue, but not impaired	-	1,032	-	-	958	-	3,011
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount		175	-	-	47	-	3,172
- less impairment provision		(175)	-	-	(47)	-	(3,172)
Total amount	11,046	1,707	13,573	4,606	43,156	18	11,346

As at 31 December 2011 the amount of financial assets, which were exposed to credit risk, was RR 76,008 million (as at 31 December 2010: RR 85,452 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by the State. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

The main credit risks of the Group are concentrated within the balances of promissory notes. The detailed information on promissory notes is presented in Note 10.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

Note 29. Financial instruments and financial risks (continued)

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
As at 31 December 2011
Non-current and current debt and
interest payable (Notes 19, 21)	12,735	10,804	52,280	148,079	223,898
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	2,275	-	-	-	2,275
Accounts payable and accrued charges
(Note 22)	30,641	-	-	-	30,641
Total as at 31 December 2011	45,651	10,804	52,280	148,079	256,814
As at 31 December 2010
Non-current and current debt and
interest payable (Notes 19, 21)	10,457	3,779	11,336	67,948	93,520
Accounts payable to the shareholders
of JSC “FGC UES” (Note 17)	11,240	-	-	-	11,240
Accounts payable and accrued charges
(Note 22)	27,259	-	-	-	27,259
Total as at 31 December 2010	48,956	3,779	11,336	67,948	132,019

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value of trade receivables less provision for doubtful debtors is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the consolidated financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9). The fair value of the available-for-sale investments is determined by the quoted prices in active markets for identical financial assets.

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital cannot be lower than RR 100 thousand;

  in case the share capital of an entity is greater than statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

As at 31 December 2011 several companies of the Group namely OJSC “Nurenergo”, OJSC “Mobile gas-turbine electricity plants”, OJSC “The Kuban trunk grids”, OJSC “Engineering and construction management centre of Unified Energy System” and OJSC “The principle electricity transmission service company of Unified National Electrical Network” were not in compliance with all requirements mentioned above. Management of the Group is currently implementing measures to ensure compliance with all legislation requirements within a short period.

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorised capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the RAR. The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. As at 31 December 2011 the Company’s gearing ratio calculated under RAR was 0.15 (as at 31 December 2010: 0.07).

Note 31. Segment information

Under IFRS 8 operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker (further “the CODM”) in deciding how to allocate resources and in assessing performance. The Board of Directors of the Company has been determined as the CODM.

The Group has a single primary activity i.e. the provision of electricity transmission services within the Russian Federation which is represented as Transmission segment comprising JSC “FGC UES”, its’ maintenance (service) subsidiaries, LLC “Index Energetiki – FGC UES”, OJSC “The Kuban trunk grids” and OJSC “The Tomsk trunk grids”.

FGC UES itself maintains the high voltage electricity transmission network.

Maintenance (service) subsidiaries – OJSC “The principle electricity transmission service company of UNEN” and OJSC “Specialised electricity transmission service company of UNEN” – are engaged in maintenance services (repair and restoration) for the Unified National Electric Network.

Assets and liabilities of Index Energetiki acquired as the result of RAO UES liquidation are held only for the purpose of implementation of FGC UES investment program through sale in the appropriate market situation. As this division of financial assets and liabilities between FGC UES and Index Energetiki is only of a legal nature and the management of the Group analyses information on financial assets of these two entities simultaneously, the operations and balances relating to Index Energetiki are included within the Transmission Segment.

The Board of Directors of the Company does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on statutory financial statements prepared according to RAR as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by the CODM is net profit of segment based on the statutory financial statements prepared according to RAR. The other information provided to the CODM is also based on statutory financial statements prepared according to RAR.

	Transmission segment – based on statutory financial
	statements prepared according to RAR
	Year ended	Year ended
	31 December 2011	31 December 2010
Revenue from external customers	137,450	112,191
Intercompany revenue	337	230
Total revenue	137,787	112,421
Depreciation and amortisation *	40,092	32,279
Interest income	4,253	6,011
Interest expenses	69	350
Current income tax	8,413	9,298
(Loss) / profit for the year	(15,597)	66,428
Capital expenditure	166,852	117,901

Note 31. Segment information (continued)

	31 December 2011	31 December 2010
Total reportable segment assets	1,072,677	925,118

Total reportable segment liabilities	233,819	161,535

* Depreciation charge under RAR is based on useful lives determined by statutory regulations.

	Year ended	Year ended
	31 December 2011	31 December 2010
Total revenue from segment (RAR)	137,787	112,421
Reclassification between revenue and other income	(367)	(1,932)
Non-segmental revenue	2,488	3,071
Elimination of intercompany revenue	(337)	(230)
Total revenue (IFRS)	139,571	113,330

	Year ended	Year ended
	31 December 2011	31 December 2010
(Loss) / profit for the year (RAR)	(15,597)	66,428
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	8,129	2,823
(Impairment) / reversal of impairment of property, plant and equipment	(808)	1,362
Financial instruments
Reversal of re-measurement of available-for-sale investments and
investments in associates	36,645	(39,885)
Adjustment to the gain on disposal of available-for-sale investments and
investments in associates	28,927	(344)
Impairment of available-for-sale investments	(12,661)	(235)
Loss on re-measurement of assets held for sale	(4,718)	(6,896)
Discounting of promissory notes	(764)	(1,841)
Consolidation
Reversal of impairment of investments in subsidiaries	1,518	-
Reversal of impairment / (impairment) of intercompany promissory notes	13,037	(7,607)
Reversal of re-measurement of treasury shares	1,200	(659)
Unrealised profit adjustment	(920)	(558)
Other
Write-off of research and development to expenses	(656)	(500)
Share of result of associates	8	(833)
Loss on dilution of share in associates	-	(2,790)
Adjustment to allowance for doubtful debtors	(4,316)	6,065
Share-based compensation	(1,342)	-
Accrual of retirement benefit obligations	(236)	(541)
Deferred tax adjustment	614	7,150
Reversal / (accrual) of expenses recognised in different accounting period	843	(644)
Other adjustments	383	1,081
Non-segmental other operating loss	(298)	(3,193)
Profit for the year (IFRS)	48,988	18,383

Note 31. Segment information (continued)

	31 December 2011	31 December 2010
Total reportable segment assets (RAR)	1,072,677	925,118
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	147,661	223,284
Reversal of impairment of property, plant and equipment	37	845
Recognition of property, plant and equipment under finance lease	861	-
Financial instruments
Reversal of impairment of investments in associates	-	38,440
Adjustment to cost of investments in associates	(62)	(40,699)
Adjustment to cost of available-for-sale investments	(3,881)	351
Discounting of promissory notes	(3,867)	(3,103)
Consolidation
Reversal of impairment of investments in subsidiaries	7,098	5,580
Reversal of impairment of intercompany promissory notes	16,703	3,666
Reversal of re-measurement of treasury shares	(3,838)	(5,038)
Unrealised profit adjustment	(2,020)	(1,201)
Elimination of investments in subsidiaries	(23,462)	(23,462)
Elimination of intercompany balances	(55,928)	(53,714)
Other
Write-off of research and development to expenses	(2,260)	(1,604)
Adjustment to allowance for doubtful debtors	2,809	7,125
Re-measurement of assets held for sale	-	(6,896)
Deferred tax assets adjustment	(3,895)	(4,975)
Netting of VAT recoverable and payable	(6,701)	(8,592)
Netting of advances and payables to construction companies	(1,043)	-
Other adjustments	1,163	794
Non-segmental assets	21,625	15,729
Total assets (IFRS)	1,163,677	1,071,648

	31 December 2011	31 December 2010
Total reportable segment liabilities (RAR)	233,819	161,535
Netting of VAT recoverable and payable	(6,701)	(8,592)
Netting of advances and payables to construction companies	(1,043)	-
Recognition of finance lease liabilities	849	-
Accrual of retirement benefit obligations	4,495	4,105
Deferred tax liabilities adjustment	71,515	77,335
Accrual of payables recognised in another accounting period	769	1,019
Other adjustments	136	(42)
Non-segmental liabilities	17,659	15,898
Elimination of intercompany balances	(55,928)	(53,714)
Total liabilities (IFRS)	265,570	197,544

Note 31. Segment information (continued)

The main differences between financial information prepared in accordance with IFRS and the financial information reported to the chief operating decision-maker related to profit or loss, and assets and liabilities results from the differences in the accounting methods under IFRS and RAR. Financial information on segments reported to the CODM under RAR does not reflect the adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenue, loss (profit), assets and liabilities of components (subsidiaries) that are not determined as segments by the CODM.

Information on revenue for separate services and products of the Group is presented in Note 23.The Group performs most of its activities in the Russian Federation and does not have any significant revenue from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are entities controlled by the Government of the RF. The amounts of revenue from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenue.

Note 32. Events after the reporting period

Additional share issue. In March 2012, the Company completed and registered an additional share issue. As the result of this share issue 4,438,530,347 ordinary shares with a nominal value of RR 0.5 per share were placed, and the Company received cash in the amount of RR 2,220 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased from 79.48 to 79.55 per cent. Cash proceeds from the share issue will be used for financing of the investment program of the Company.

          Appendix No. 8. IFRS 2012 Consolidated Financial Statements

          RSM Top Audit

JSC “FGC UES”

CONSOLIDATED FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

INTERNATIONAL FINANCIAL REPORTING STANDARDS

FOR THE YEAR ENDED 31 DECEMBER 2012

RSM Top- Audit

22.04.2013 Γ / № EL - 799

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of "Federal Grid Company of Unified Energy System", Joint-Stock Company ("FCC UES", JSC)

Introduction
We have audited the accompanying consolidated financial statements of "FGC UES", JSC and its subsidiaries (the "Group") which comprise consolidated statement of financial position as at 31 December 2012 and consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, and the main accounting policies and other explanatory notes.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2012, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards.

Emphasis of Matter
Without qualifying our conclusion, we draw attention to Notes 1 and 5 to the accompanying consolidated financial statements. The Russian Federation has a controlling interest in the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

Moscow, Russian Federation	[signature]

22 April 2013	[stamp]

JSC “FGC UES”

Consolidated Statement of Financial Position
(in millions of Russian Roubles unless otherwise stated)

	Notes	31 December 2012	31 December 2011
ASSETS
Non-current assets
Property, plant and equipment	6	1,096,535	980,677
Intangible assets	7	9,319	6,973
Investments in associates	8	1,403	910
Available-for-sale investments	9	50,617	69,979
Long-term promissory notes	10	1,457	14,928
Other non-current assets	11	4,498	1,039
Total non-current assets		1,163,829	1,074,506

Current assets
Cash and cash equivalents	12	24,056	25,627
Bank deposits	13	980	1,184
Short-term promissory notes	10	23,380	20,737
Loans given		38	448
Accounts receivable and prepayments	14	38,808	32,944
Income tax prepayments		2,143	1,911
Inventories	15	7,007	6,320
Total current assets		96,412	89,171
TOTAL ASSETS		1,260,241	1,163,677

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	16	630,193	627,974
Treasury shares	16	(4,917)	(5,522)
Share premium	16	10,501	10,501
Reserves	16	313,117	314,323
Accumulated deficit		(41,831)	(49,962)
Equity attributable to shareholders of FGC UES		907,063	897,314
Non-controlling interest		733	793
Total equity		907,796	898,107

Non-current liabilities
Deferred income tax liabilities	17	80,615	80,572
Non-current debt	18	193,200	130,778
Retirement benefit obligations	19	5,164	4,686
Total non-current liabilities		278,979	216,036

Current liabilities
Accounts payable to shareholders of FGC UES	16	3,257	2,275
Current debt and current portion of non-current debt	20	23,218	2,002
Accounts payable and accrued charges	21	46,816	44,974
Income tax payable		175	283
Total current liabilities		73,466	49,534
Total liabilities		352,445	265,570
TOTAL EQUITY AND LIABILITIES		1,260,241	1,163,677

Authorised for issue and signed on behalf of the Management Board:

22 April 2013

Chairman of the Management Board	O.M. Budargin

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes on pages 10 to 45 are an integral part of these Consolidated Financial Statements

5

JSC “FGC UES”

Consolidated Statement of Comprehensive Income
(in millions of Russian Roubles unless otherwise stated)

		Year ended	Year ended
	Notes	31 December 2012	31 December 2011
Revenues	22	140,313	139,571
Other operating income	22	3,543	7,793
Operating expenses	23	(110,630)	(100,750)
Gain on disposal of available-for-sale investments	24	-	31,115
Loss on re-measurement of assets held for sale	24	-	(4,718)
Reversal of impairment / (impairment) of property, plant and
equipment, net	6	53	(1,174)
Operating profit		33,279	71,837
Finance income	25	4,113	3,957
Finance costs	26	(214)	(278)
Impairment of available-for-sale investments	9	(18,941)	(12,661)
Impairment of promissory notes, net	10	(9,772)	-
Reversal of impairment of investments in associates	8	313	-
Share of result of associates	8	21	8
Profit before income tax		8,799	62,863
Income tax	17	(1,756)	(13,875)
Profit for the year		7,043	48,988
Other comprehensive income
Change in fair value of available-for-sale investments	9, 16	(19,362)	(24,952)
Accumulated gain on available-for-sale investments recycled to
profit or loss	24	-	(31,115)
Impairment of available-for-sale investments recycled to profit
or loss	9, 16	18,941	12,661
Change in revaluation reserve for property, plant and
equipment in associates	8	209	-
Foreign currency translation difference	8	(50)	66
Income tax recorded directly in other comprehensive income	17	84	8,372
Other comprehensive loss for the year, net of income tax		(178)	(34,968)
Total comprehensive income for the year		6,865	14,020
Profit / (loss) attributable to:
Shareholders of FGC UES	27	7,103	49,139
Non-controlling interest		(60)	(151)
Total comprehensive income / (loss) attributable to:
Shareholders of FGC UES		6,925	14,171
Non-controlling interest		(60)	(151)
Earning per ordinary share for profit attributable to the
shareholders of FGC UES – basic and diluted (in Russian
Roubles)	27	0.006	0.040

The accompanying notes on pages 10 to 45 are an integral part of these Consolidated Financial Statements

6

JSC “FGC UES”

Consolidated Statement of Cash Flows
(in millions of Russian Roubles unless otherwise stated)

		Year ended	Year ended
	Notes	31 December 2012	31 December 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Profit before income tax		8,799	62,863
Adjustments to reconcile profit before income tax to net cash provided by operations
Depreciation of property, plant and equipment	23	43,908	33,187
Loss / (gain) on disposal of property, plant and equipment	23	1,210	(617)
Amortisation of intangible assets	23	571	865
(Reversal of impairment) / impairment of property, plant and
equipment, net	6	(53)	1,174
Impairment of available-for-sale investments	9	18,941	12,661
Impairment of promissory notes, net	10	9,772	-
Reversal of impairment of investments in associates	8	(313)	-
Gain on disposal of available-for-sale investments	24	-	(31,115)
Loss on re-measurement of assets held for sale	24	-	4,718
Share of result of associates	8	(21)	(8)
(Reversal) / accrual of allowance for doubtful debtors	23	(1,405)	4,305
Write-off of accounts payable	22	(51)	(2,753)
Share-based compensation	16, 23	605	1,342
Finance income	25	(4,113)	(3,957)
Finance costs	26	214	278
Other non-cash operating expense		14	69
Operating cash flows before working capital changes and
income tax paid		78,078	83,012
Working capital changes:
Increase in accounts receivable and prepayments		(8,293)	(6,828)
Increase in inventories		(689)	(753)
Increase in other non-current assets		(288)	(12)
Increase in accounts payable and accrued charges		2,951	2,662
Increase in retirement benefit obligations		517	447
Income tax paid		(1,970)	(9,883)
Net cash generated by operating activities		70,306	68,645
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(150,431)	(153,471)
Proceeds from disposal of property, plant and equipment		1,309	1,431
Purchase of intangible assets		(2,917)	(1,649)
Purchase of promissory notes		(52,000)	(52,300)
Redemption of promissory notes		55,535	75,098
Investment in bank deposits		(3,520)	(6,386)
Redemption of bank deposits		3,724	9,808
Dividends received		20	45
Interest received		2,569	2,681
Net cash used in investing activities		(145,711)	(124,743)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from share issuance	16	3,247	2,220
Proceeds from non-current borrowings		82,500	80,000
Proceeds from current borrowings		-	105
Repayment of current borrowings		(105)	(6,505)
Repayment of lease		(150)	(126)
Dividends paid		-	(2,543)
Interest paid		(11,658)	(4,999)
Net cash generated by financing activities		73,834	68,152
Net (decrease) / increase in cash and cash equivalents		(1,571)	12,054
Cash and cash equivalents at the beginning of the year	12	25,627	13,573
Cash and cash equivalents at the end of the year	12	24,056	25,627

The accompanying notes on pages 10 to 45 are an integral part of these Consolidated Financial Statements

7

JSC “FGC UES”

Consolidated Statement of Changes in Equity
(in millions of Russian Roubles unless otherwise stated)
		Attributable to shareholders of FGC UES						Non-
		Share	Share	Treasury		Accumu-		controlling	Total
	Notes	capital	premium	shares	Reserves	lated deficit	Total	interest	equity
As at 1 January 2012		627,974	10,501	(5,522)	314,323	(49,962)	897,314	793	898,107
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	7,103	7,103	(60)	7,043
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and equipment	16	-	-	-	(1,028)	1,028	-	-	-
Change in revaluation reserve for property, plant and equipment of associates	8, 16	-	-	-	209	-	209	-	209
Change in fair value of available-for-sale investments	9, 16	-	-	-	(15,489)	-	(15,489)	-	(15,489)
Accumulated loss on available-for-sale investments recycled to profit or loss	9, 16	-	-	-	15,152	-	15,152	-	15,152
Foreign currency translation difference	8, 16	-	-	-	(50)	-	(50)	-	(50)
Total other comprehensive income / (loss)		-	-	-	(1,206)	1,028	(178)	-	(178)
Total comprehensive income / (loss) for the year		-	-	-	(1,206)	8,131	6,925	(60)	6,865
Transactions with shareholders of FGC UES recorded directly in equity
Issue of share capital	16	2,219	-	-	-	-	2,219	-	2,219
Share-based compensation	16	-	-	605	-	-	605	-	605
Total transactions with shareholders of FGC UES		2,219	-	605	-	-	2,824	-	2,824
As at 31 December 2012		630,193	10,501	(4,917)	313,117	(41,831)	907,063	733	907,796

The accompanying notes on pages 10 to 45 are an integral part of these Consolidated Financial Statements

8

JSC “FGC UES”

Consolidated Statement of Changes in Equity
(in millions of Russian Roubles unless otherwise stated)
		Attributable to shareholders of FGC UES						Non-
		Share	Share	Treasury		Accumu-		controlling	Total
	Notes	capital	premium	shares	Reserves	lated deficit	Total	interest	equity
As at 1 January 2011		616,781	10,501	(6,864)	361,267	(108,525)	873,160	944	874,104
Comprehensive income for the year
Profit / (loss) for the year		-	-	-	-	49,139	49,139	(151)	48,988
Other comprehensive income, net of related income tax
Change in revaluation reserve for property, plant and equipment	16	-	-	-	(1,227)	1,227	-	-	-
Change in fair value of available-for-sale investments	9, 16	-	-	-	(19,961)	-	(19,961)	-	(19,961)
Change in revaluation reserve for property, plant and equipment of associates (previously classified as non- current assets held for sale)	16, 24	-	-	-	(10,749)	10,749	-	-	-
Accumulated gain on available-for-sale investments recycled to profit or loss	16, 24	-	-	-	(15,073)	-	(15,073)	-	(15,073)
Foreign currency translation difference	8, 16	-	-	-	66	-	66	-	66
Total other comprehensive income / (loss)		-	-	-	(46,944)	11,976	(34,968)	-	(34,968)
Total comprehensive income / (loss) for the year		-	-	-	(46,944)	61,115	14,171	(151)	14,020
Transactions with shareholders of FGC UES recorded directly in equity
Issue of share capital	16	11,193	-	-	-	-	11,193	-	11,193
Dividends declared	16	-	-	-	-	(2,552)	(2,552)	-	(2,552)
Share-based compensation	16	-	-	1,342	-	-	1,342	-	1,342
Total transactions with shareholders of FGC UES		11,193	-	1,342	-	(2,552)	9,983	-	9,983
As at 31 December 2011		627,974	10,501	(5,522)	314,323	(49,962)	897,314	793	898,107

The accompanying notes on pages 10 to 45 are an integral part of these Consolidated Financial Statements

9

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 1. JSC “FGC UES” and its operations

Joint-Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or the “Company”) was established in June 2002 for the purpose of operating and managing the electricity transmission grid infrastructure of the Russian Unified National Electric Grid (the “UNEG”). As at 31 December 2012, FGC UES is 79.55% owned and controlled by the Government of the Russian Federation (the “RF”), the remaining shares are traded on MICEX-RTS and as Global depository receipts on the London Stock Exchange.

FGC UES and its subsidiaries (the “Group”) act as the natural monopoly operator for the UNEG. The Group’s principal operating activities consist of providing electricity transmission services, providing connection to the electricity grid, maintaining the electricity grid system, technical supervision of grid facilities and investment activities in the development of the UNEG. Majority of the Group’s revenues is generated via tariffs for electricity transmission, which are approved by the Russian Federal Tariff Service (the “FTS”) based on Regulatory Asset Base (“RAB”) regulation. FGC UES's main customers are distribution grid companies (“IDGCs”), certain large commercial end customers and retail electricity supply companies.

On 11 July 2012, an agreement was signed whereby the Executive functions of OJSC “IDGC Holding” (renamed to OJSC “Russian Grids” in April 2013) were transferred to FGC UES. Due to the regulated nature of business of OJSC “IDGC Holding” and since there is no transfer of risk and rewards from this assignment, OJSC “IDGC Holding” is not consolidated with the Group.

The registered office of the Company is located at 5A Akademika Chelomeya Street, Moscow 117630, Russian Federation.

Relationships with the state. The Government of the RF is the majority owner of FGC UES and the ultimate controlling party. The Government directly affects the Group's operations via regulation over tariff by the FTS and its investment program is subject to approval by both the FTS and the Ministry of Energy. Ultimately the Government supports the Group due to its strategic position in the Russian Federation. The Government's economic, social and other policies could have a material impact on the Group’s operations.

Business environment. The Group's operations are located in the Russian Federation. Consequently, the Group is exposed to the economic and financial markets of the RF, which display characteristics of an emerging market. The legal, tax and regulatory framework continue to develop, but are subject to varying interpretations and frequent changes which contribute to the challenges faces by entities operating in the RF (Note 28). These consolidated financial statements (“Consolidated Financial Statements”) reflect management's assessment of the impact of the Russian business environment on the operations and financial position of the Group. The future business environment may differ from management's assessment.

Note 2. Basis of preparation

Statement of compliance. These Consolidated Financial Statements have been prepared in accordance with, and comply with, International Financial Reporting Standards (“IFRS”) and its interpretations.

Each enterprise of the Group individually maintains its own books of accounts and prepares its statutory financial statements in accordance with the Regulations on Accounting and Reporting of the RF (“RAR”). The accompanying Consolidated Financial Statements are based on the statutory records and adjusted and reclassified for the purpose of fair presentation in accordance with IFRS.

Certain reclassifications have been made to prior year data to conform to the current year presentation. These reclassifications are not material.

Functional and presentation currency. The Russian Rouble (“RR”) is functional currency for FGC UES and the currency in which these Consolidated Financial Statements are presented. All financial information presented in RR have been rounded to the nearest million, unless otherwise stated.

New accounting developments. There are no new standards, interpretations or amendments to standards and interpretations that are effective for annual periods beginning on or after 1 January 2012 and would be expected to have a material impact on the Group.

There are a number of new standards, interpretations and amendments that are effective for annual periods beginning on or after 1 January 2013 and have not been applied in preparing these Consolidated Financial Statements. None of these is expected to have a significant effect on these Consolidated Financial Statements, except the following:

  Amendment to IAS 1 “Financial statement presentation”, regarding other comprehensive income. The change requires the grouping of items presented in other comprehensive income on the basis of whether they are subsequently potentially reclassifiable to profit or loss.

10

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 2. Basis of preparation (continued)

  IFRS 9 “Financial Instruments: Classification and Measurement”. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. While adoption of IFRS 9 is mandatory from 1 January 2015, earlier adoption is permitted.

  IFRS 10 “Consolidated financial statements”, builds on existing principles by identifying the concept of control as the determining factor whether an entity should be consolidated. The standard provides additional guidance to assist in the determination of control. The Group has yet to assess full impact of IFRS 10 and intends to adopt the standard no later than 1 January 2013.

  IFRS 13 “Fair value measurement”, aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of value measurement and disclosure requirements for use across IFRSs.

There are no other standards or interpretations that are not yet effective and would be expected to have a material impact on the Group.

Going concern. These Consolidated Financial Statements have been prepared on a going concern basis, which contemplates the realisation of assets and the satisfaction of liabilities in the normal course of business.

Critical accounting estimates and assumptions. Management makes a number of estimates and assumptions that are continually evaluated and may differ from the related actual results. The estimates and assumptions that have the most significant effect on the amounts recognised in these Consolidated Financial Statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

Carrying value of property, plant and equipment. The Group uses the revaluation model for property, plant and equipment. The last external valuation was performed as at 31 December 2009 (Note 6). This valuation using the depreciated replacement cost methodology was capped by the income approach. Since there have been no significant changes in the income projections for the Group, no current valuation has been performed.

Carrying value of investment in OJSC “INTER RAO UES”. As at 31 December 2012 the Group owns 18.57% of the voting shares of OJSC “INTER RAO UES” (“INTER RAO”). Management has assessed the level of influence that the Group has on INTER RAO, taking into account its inability to obtain any additional financial information which may be required to execute this influence, and determined that it did not amount to significant influence. Consequently, this investment is classified as available-for-sale investment (Note 9).

Decline in the fair value of available-for-sale equity investments (Note 9). The Group determines that available-for-sale equity investments are impaired when there has been a significant or prolonged decline in the fair value below its cost. The determination of what is significant or prolonged requires judgement. In making this judgement, the Group evaluates, among other factors, the volatility in share price and trend in share price movements during the period of analysis. As at 31 December 2012, the decline in fair value of INTER RAO shares below cost is considered significant and prolonged and therefore the Group recorded an impairment of RR 18,941 million in the Consolidated Statement of the Comprehensive Income.

Carrying value of LLC “ENERGO-finance” promissory notes (Note 10). As at 31 December 2012 management re-assessed the recoverable amount of long-term promissory notes issued by LLC “ENERGO-finance” and guaranteed by Rusenergo Fund Ltd, which invests in the Russian utilities stock market. The recoverability of these promissory notes depends on the performance of the underlying Russian utilities’ stocks. Actual 2012 stock market returns significantly underperformed resulting in reduction of net assets of Rusenergo Fund Ltd and worsening its future cash flow projections. Therefore, management concluded that these promissory notes were not recoverable as at 31 December 2012 and accordingly were fully impaired.

Tax contingencies. Russian tax legislation is subject to varying interpretations and changes, which can occur frequently. Where the Group management believes it is probable that their interpretation of the relevant legislation and the Group’s tax positions cannot be sustained, an appropriate amount is accrued in the consolidated financial statements. The possible tax claims in respect of certain open tax positions of the Group companies are disclosed in Note 28.

11

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies

Principles of consolidation. Subsidiaries are all entities (including special purpose entities) over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. The Group also assesses existence of control where it does not have more than 50% of the voting power but is able to govern the financial and operating policies by virtue of de-facto control.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

Purchases of subsidiaries from parties under common control. Purchases of subsidiaries from parties under common control are accounted for using the predecessor values method. Under this method the consolidated financial statements of the combined entity are presented as if the businesses had been combined from the beginning of the earliest period presented or, if later, the date when the combining entities were first brought under common control. The assets and liabilities of the subsidiary transferred under common control are at the predecessor entity’s carrying amounts. The predecessor entity is considered to be the highest reporting entity in which the subsidiary’s IFRS financial information was consolidated. Related goodwill inherent in the predecessor entity’s original acquisitions is also recorded in the consolidated financial statements. Any difference between the carrying amount of net assets, including the predecessor entity's goodwill, and the consideration for the acquisition is accounted for in the consolidated financial statements as an adjustment to retained earnings within equity.

Associates. Associates are entities over which the Company has significant influence (directly or indirectly), but not control, generally accompanying a shareholding of between 20 and 50 percent of the voting rights. Investments in associates are accounted for using the equity method of accounting and are initially recognised at cost. The carrying amount of associates includes goodwill identified on acquisition and is reduced by accumulated impairment losses, if any. The Group discontinues the use of the equity method of accounting from the date when it ceases to have significant influence in the associate.

The Group’s share of the post-acquisition profits or losses of associates is recorded in profit or loss, and its share of other comprehensive income of associates is recognised in the Group’s other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the associate.

Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Classification of financial assets. The Group holds financial assets of the following measurement categories: loans and receivables and available-for-sale financial assets.

Loans and receivables are unquoted non-derivative financial assets with fixed or determinable payments other than those that the Group intends to sell in the near term.

All other financial assets are included in the available-for-sale category, which includes investment securities which the Group intends to hold for an indefinite period of time and which may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices.

Classification of financial liabilities. The Group’s financial liabilities are carried at amortised cost.

Initial recognition of financial instruments. The Group’s financial instruments are initially recorded at fair value plus transaction costs. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.

Derecognition of financial assets. The Group derecognises financial assets when (a) the assets are redeemed or the rights to cash flows from the assets otherwise expired or (b) the Group has transferred the rights to the cash flows from the financial assets or entered into a qualifying pass-through arrangement while (i) also transferring substantially all the risks and rewards of ownership of the assets or (ii) neither transferring nor retaining substantially all risks and rewards of ownership but not retaining control. Control is retained if the counterparty does not have the practical ability to sell the asset in its entirety to an unrelated third party without needing to impose additional restrictions on the sale.

12

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

Available-for-sale investments. The Group classifies investments as available-for-sale at the time of purchase. Available-for-sale investments are carried at fair value. Dividends on available-for-sale equity instruments are recognised in profit or loss when the Group’s right to receive payment is established and it is probable that the dividends will be collected. All other elements of changes in the fair value are recognised in other comprehensive income until the investment is derecognised or impaired at which time the cumulative gain or loss is reclassified from other comprehensive income to profit or loss for the period.

Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of available-for-sale investments.

Any change in fair value of equity instruments is initially accumulated in other comprehensive income. A significant or prolonged decline in the fair value of an equity security below its cost is an indicator that it is impaired. If asset is considered to be impaired at the reporting date, the cumulative impairment loss (measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that asset previously recognised in profit or loss) is removed from other comprehensive income and recognised in profit or loss. Impairment losses on equity instruments are not reversed through profit or loss.

Foreign currency. Monetary assets and liabilities, which are held by the Group entities and denominated in foreign currencies at the end of the reporting period, are translated into Russian Roubles at the official exchange rates prevailing at that date. Foreign currency transactions are accounted for at the exchange rates prevailing at the date of the transaction. Gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.

As at 31 December 2012, the official rate of exchange as determined by the Central Bank of the Russian Federation, between the Russian Rouble and the US Dollar was RR 30.37:US Dollar 1.00 (31 December 2011: RR 32.20:US Dollar 1.00); between the Russian Rouble and Euro: RR 40.23:Euro 1.00 (31 December 2011: RR 41.67:Euro 1.00).

Property, plant and equipment. Property, plant and equipment are stated at revalued amounts less any subsequent accumulated depreciation and any subsequent accumulated impairment losses, where required.

Property, plant and equipment are subject to revaluation on a regular basis to ensure that the carrying amount does not differ materially from that which is determined using the fair value at the end of the reporting period. The frequency of revaluation depends upon the movements in the fair values of the assets being revalued. Increases in the carrying amount arising on revaluation of property, plant and equipment are credited to other comprehensive income and increase the revaluation reserve in equity; the increase is recognised in current period profits to the extent that it reverses previously recognised impairment loss of the same assets.

Decreases that offset previous increases of the same asset are recognised in other comprehensive income and decrease the previously recognised revaluation reserve in equity; all other decreases are recognised in profit or loss for the period. Any accumulated depreciation at the date of revaluation is eliminated against the gross amount of the assets, and the net amount is restated to the revalued amount of the asset.

The revaluation reserve in respect of an item of property, plant and equipment is transferred directly to retained earnings when the item is derecognised (on the retirement or disposal of the asset).

Renewals and improvements are capitalised and the assets replaced are retired. The cost of minor repair and maintenance are expensed as incurred. Gains and losses arising from the retirement of property, plant and equipment are included in profit or loss as incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful life of the asset when it is available for use. The useful lives are reviewed at each financial year end and, if expectations differ from previous estimates, the changes are recognised prospectively.

The useful lives, in years, of assets by type of facility are as follows:

Useful lives
Buildings	25-60
Electric power transmission grids	30-50
Substations	15-35
Other	5-20

13

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

At each reporting date the management assess whether there is any indication of impairment of property, plant and equipment. If any such indication exists, the management estimates the recoverable amount, which is determined as the higher of an asset’s fair value less costs to sell and its value in use. The carrying amount is reduced to the recoverable amount and the impairment loss is recognised as current period loss to the extent it exceeds the previous revaluation surplus in equity on the same asset. An impairment loss recognised for an asset in prior years is reversed if there has been a change in the estimates used to determine the asset’s value in use or fair value less costs to sell.

Intangible assets. All of the Group’s intangible assets have definite useful lives and primarily include capitalised computer software and licences.

Acquired computer software and licences are capitalised on the basis of the costs incurred to acquire and bring them to use. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group, and that will probably generate economic benefits, are recognised as intangible assets. After initial recognition, intangible assets are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation of intangible assets is calculated on a straight-line basis over the useful lives.

At each reporting date the management assesses whether there is any indication of impairment of intangible assets. If impaired, the carrying amount of intangible assets is written down to the higher of value in use and fair value less cost to sell.

Research costs are recognised as an expense as incurred. Costs incurred on development projects are recognised as intangible assets only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure incurred during the development. Other development expenditures are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period. The carrying value of development costs is reviewed for impairment annually.

Cash and cash equivalents. Cash comprises cash in hand and cash deposited on demand at banks. Cash equivalents comprise short-term highly liquid investments that are readily convertible into cash and have a maturity of three months or less from the date of origination and are subject to insignificant changes in value. Cash and cash equivalents are carried at amortised cost using the effective interest method.

Bank deposits. Bank deposits comprise cash deposited at banks with a maturity date of more than three months from the acquisition date. Bank deposits are carried at amortised cost using the effective interest method.

Promissory notes. Promissory notes are financial assets with fixed or determinable cash flows recognised initially at fair value and subsequently carried at amortised cost using the effective interest method.

Trade and other receivables. Trade and other receivables are recorded inclusive of value added tax (VAT). Trade and other receivables are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Impairment of financial assets carried at amortised cost. Impairment losses are recognised in profit or loss when incurred as a result of one or more events (“loss events”) that occurred after the initial recognition of the financial asset and which have an impact on the amount or timing of the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. The primary factors that the Group considers in determining whether a financial asset is impaired are its overdue status and realisability of related collateral, if any.

If the terms of an impaired financial asset held at amortised cost are renegotiated or otherwise modified because of financial difficulties of the counterparty, impairment is measured using the original effective interest rate before the modification of terms.

Impairment losses are always recognised through an allowance account to write down the asset’s carrying amount to the present value of expected cash flows (which exclude future credit losses that have not been incurred) discounted at the original effective interest rate of the asset. The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtor’s credit rating), the previously recognised impairment loss is reversed by adjusting the allowance account in profit or loss.

14

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

Uncollectible assets are written off against the related impairment loss provision after all the necessary procedures to recover the asset have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to impairment loss account in profit or loss.

Prepayments. Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.

Inventories. Inventories mostly include repair materials and spare parts for transmission assets. Inventories are valued at the lower of cost and net realisable value. Cost of inventory is determined on the weighted average basis. Net realisable value is the estimated selling price in the ordinary course of business, less selling expenses.

Value added tax. Output value added tax related to sales is payable to tax authorities on the earlier of (a) collection of receivables from customers or (b) delivery of goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to sales and purchases is recognised in the consolidated statement of financial position on a net basis and disclosed as an asset or liability. Where provision has been made for impairment of receivables, impairment loss is recorded for the gross amount of the debtor, including VAT.

Non-current assets classified as held for sale. Non-current assets and disposal groups (which may include both non-current and current assets) are classified in the consolidated statement of financial position as ‘non-current assets held for sale’ if their carrying amount will be recovered principally through a sale transaction (including loss of control of a subsidiary holding the assets) within twelve months after the reporting period. Assets are reclassified when all of the following conditions are met: (a) the assets are available for immediate sale in their present condition; (b) the Group’s management approved and initiated an active programme to locate a buyer; (c) the assets are actively marketed for a sale at a reasonable price; (d) the sale is expected within one year; and (e) it is unlikely that significant changes to the plan to sell will be made or that the plan will be withdrawn.

Non-current assets or disposal groups classified as held for sale in the current period’s consolidated statement of financial position are not reclassified or re-presented in the comparative consolidated statement of financial position to reflect the classification at the end of the current period.

A disposal group is a group of assets (current or non-current) to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction.

Held for sale disposal groups as a whole are measured at the lower of their carrying amount and fair value less costs to sell. Reclassified non-current financial instruments and deferred taxes are not subject to the write down to the lower of their carrying amount and fair value less costs to sell.

Income taxes. Income taxes have been provided for in these Consolidated Financial Statements in accordance with Russian legislation enacted or substantively enacted by the end of the reporting period. The income tax charge comprises current tax and deferred tax and is recognised in the profit or loss unless it relates to transactions that are recognised, in the same or a different period, in other comprehensive income.

Current tax is the amount expected to be paid to or recovered from the taxation authorities in respect of taxable profits/losses for the current and prior periods. Taxes other than on income are recorded as operating expenses.

Deferred income tax is provided using the balance sheet liability method for tax loss carry forwards and temporary differences arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit.

Deferred tax balances are measured at tax rates enacted or substantively enacted at the end of the reporting period which are expected to apply to the period when the temporary differences will reverse or the tax loss carry forwards will be utilised. Deferred tax assets and liabilities are netted only within the individual companies of the Group. Deferred tax assets for deductible temporary differences and tax loss carry forwards are recorded only to the extent that it is probable that future taxable profit will be available against which the deductions can be utilised.

Deferred income tax is provided on post acquisition retained earnings and other post acquisition movements in reserves of subsidiaries, except where the Group controls the subsidiary’s dividend policy and it is probable that the difference will not reverse through dividends or otherwise in the foreseeable future.

15

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

The Group's uncertain tax positions are reassessed by management at each end of the reporting period. Liabilities are recorded for income tax positions that are determined by management as more likely than not to result in additional taxes being levied if the positions were to be challenged by the tax authorities. The assessment is based on the interpretation of tax laws that have been enacted or substantively enacted by the end of the reporting period and any known court or other rulings on such issues. Liabilities for penalties, interest and taxes other than on income are recognised based on management’s best estimate of the expenditure required to settle the obligations at the end of the reporting period.

Trade accounts payable and accrued charges. Trade accounts payable are stated inclusive of value added tax. Trade payables are accrued when the counterparty performed its obligations under the contract. Accounts payable are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Advances received. Advances received are primarily a deferred income for the future connection services and are stated at nominal amount.

Debt. Debt is recognised initially at its fair value plus transaction costs that are directly attributable to its issue. Fair value is determined using the prevailing market rates of interest for similar instruments, if significantly different from the transaction price. In subsequent periods, debt is stated at amortised cost using the effective interest method; any difference between the fair value of the proceeds (net of transaction costs) and the redemption amount is recognised in profit or loss as an interest expense over the period of the debt obligation.

Borrowing costs are expensed in the period in which they are incurred if not related to purchase or construction of qualifying assets. Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial time to get ready for intended use or sale (qualifying assets) are capitalised as part of the costs of those assets. The commencement date for capitalisation is when the Group (a) incurs expenditures for the qualifying asset; (b) incurs borrowing costs; and (c) undertakes activities that are necessary to prepare the asset for its intended use or sale. Capitalisation of borrowing costs continues up to the date when the assets are substantially ready for their use or sale. The Group capitalises borrowing costs that could have been avoided if it had not made capital expenditure on qualifying assets. Borrowing costs capitalised are calculated at the Group’s average funding cost (the weighted average interest cost is applied to the expenditures on the qualifying assets), except to the extent that funds are borrowed specifically for the purpose of obtaining a qualifying asset. Where this occurs, actual borrowing costs incurred less any investment income on the temporary investment of those borrowings are capitalised.

Pension and post-employment benefits. In the normal course of business the Group makes mandatory social security contributions to the Pension Fund of the RF on behalf of its employees. These contributions are expensed when incurred and included in employee benefit expenses and payroll taxes in profit or loss.

In addition, the Group maintains a number of post-employment and other long-term benefit plans which are defined benefit in nature. These plans include life pension, lump sum upon retirement, financial support after retirement, jubilee and death benefits and cover majority of the Group’s employees. Under the pension plan amount of pension benefits that an employee will receive after retirement dependents on his date of birth, number of years of service, position, salary and presence of awards. The Group settles its liability to provide life pension through a non-state pension fund. However, the assets held in the non-state pension fund do not meet definition of plan assets in accordance with IAS 19. These assets are accounted for as other non-current assets. Other benefits, apart from life pension payable via the non-state pension fund, are provided when they are due directly by the Group.

The liability recognised in the consolidated statement of financial position in respect of the defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period together with adjustments for unrecognised actuarial gains or losses and past service cost. The defined benefit obligations are calculated using the projected unit credit method. The present value of the defined benefit obligations is determined by discounting the estimated future cash outflows using interest rate of government bonds that have terms to maturity approximating the terms of the related pension liabilities.

With regard to post-employment benefits, actuarial gains and losses in excess of 10% of the defined benefit obligation are recognised as an expense over the average remaining working life of employees. Past service costs are recognised immediately as an expense in the consolidated statement of comprehensive income to the extent that the benefits have vested, and are otherwise recognised on a straight-line basis over the average period until the benefits vest.

Actuarial gains and losses and past service costs related to other long-term employee benefits are recognised as an expense in the consolidated statement of comprehensive income when they arise.

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

Share-based compensation. The Group operates an equity-settled, share-based compensation plan, under which the Group receives services from employees as consideration for equity instruments (options) of FGC UES. The fair value of options granted to employees is recognised as an employee benefit expense, with a corresponding increase in equity, over the period that employees become unconditionally entitled to the options (vesting period). At the end of each reporting period the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. The impact of the revision to original estimates, if any, is recognised in the profit or loss, with a corresponding adjustment to equity.

Operating leases. Where the Group is a lessee in a lease which does not transfer substantially all the risk and rewards incidental to ownership from the lessor to the Group, the total lease payments, including those on expected termination, are charged to profit or loss on a straight-line basis over the period of the lease.

Finance lease liabilities. Where the Group is a lessee in a lease which transferred substantially all the risks and rewards incidental to ownership to the Group, the assets leased are capitalised in property, plant and equipment at the commencement of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of future finance charges, are included in debts. The interest cost is charged to profit or loss over the lease period using the effective interest method. The assets acquired under finance leases are depreciated over their useful life or the shorter lease term if the Group is not reasonably certain that it will obtain ownership by the end of the lease term.

Treasury shares. Treasury shares are stated at weighted average cost. Any gains or losses arising on the disposal of treasury shares are recorded directly in shareholders’ equity.

Dividends. Dividends are recognised as a liability and deducted from equity at the end of the reporting period only if they are declared (approved by shareholders) before or on the end of the reporting period. Dividends are disclosed when they are declared after the end of the reporting period, but before the consolidated financial statements are authorised for issue.

Non-controlling interest. Non-controlling interest represents minority’s proportionate share of the equity and comprehensive income of the Group’s subsidiaries. This has been calculated based upon the non-controlling interests’ ownership percentage of these subsidiaries. Specific rights on liquidation for preference shareholders of subsidiaries are included in the calculation of non-controlling interests. The Group uses the ‘economic entity’ approach to the recognition of non-controlling interest. Any gains or losses resulting from the purchases and sales of the non-controlling interests are recognised in the consolidated statement of changes in equity.

Revenue recognition. Revenue amounts are presented exclusive of value added tax. Revenue from rendering the electricity transmission services is recognised in the period when the services are provided. Revenue from sales of electricity is recognised on the delivery of electricity. Revenue from connection services represents a non-refundable fee for connecting the customer to the electricity grid network and is recognised when the customer is connected to the grid network.

Share capital. Ordinary shares with discretionary dividends are classified as equity upon completion of share issue and registration of the issue in the Federal Financial Markets Service. Any excess of the fair value of consideration received over the par value of shares issued is recorded as share premium in equity.

Earnings per share. Earnings per share are determined by dividing the profit or loss attributable to owners of the Company by the weighted average number of participating shares outstanding during the reporting period.

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 4. Principal subsidiaries

All subsidiaries are incorporated and operate in the Russian Federation.

The principal subsidiaries as at 31 December 2012 and 31 December 2011 are presented below:

	31 December 2012		31 December 2011
Name	Ownership, %	Voting, %	Ownership, %	Voting, %
Transmission companies:
OJSC “The Kuban trunk grids”	49.0	49.0	49.0	49.0
OJSC “The Tomsk trunk grids”	52.0	59.9	52.0	59.9
Other companies
OJSC “Nurenergo”	77.0	77.0	77.0	77.0
OJSC “Mobile gas-turbine electricity plants”	100.0	100.0	100.0	100.0
OJSC “Research and development centre of FGC
UES”	100.0	100.0	100.0	100.0
OJSC “Dalenergosetproject”	100.0	100.0	100.0	100.0
OJSC “Specialised electricity transmission service
company of the UNEG”	100.0	100.0	100.0	100.0
OJSC “Engineering and construction management
centre of Unified Energy System”	100.0	100.0	100.0	100.0
LLC “Index energetiki – FGC UES”	100.0	100.0	100.0	100.0

Transmission companies. OJSC “The Kuban trunk grids” and OJSC “The Tomsk trunk grids” own the UNEG assets which are maintained and operated by the Company.

OJSC “Nurenergo” performs electricity distribution and sale activity in the Republic of Chechnya. Due to the difficult operating environment in the Republic of Chechnya, OJSC “Nurenergo” has negative net assets.

OJSC “Mobile gas-turbine electricity plants”. The primary activity of the company is generating and sale of electricity provided by mobile gas-turbine electricity plants used in power deficient points of the power system or in peak periods as temporary source of additional capacity.

OJSC “Research and development centre of FGC UES” is a research and development project institution in the sphere of electric power.

OJSC “Dalenergosetproject” is a grid engineering company.

OJSC “Specialised electricity transmission service company of the UNEG”. The main activities of this company are technical inspection, maintenance and regular and emergency repairs of power grids and other electric power facilities of the UNEG.

OJSC “Engineering and construction management centre of Unified Energy System”. The main activity of this company is functioning as a customer-developer in capital construction projects associated with the reconstruction and technical modernisation of electricity supply facilities and infrastructure.

LLC “Index energetiki – FGC UES” (“Index Energetiki”) owns minority shares in OJSC “INTER RAO UES” and OJSC “Russian Grids” (former OJSC “IDGC Holding”).

Note 5. Balances and transactions with related parties

Government-related entities. In the normal course of business the Group enters into transactions with government-related entities – entities, controlled, jointly controlled or significantly influenced by the Government of the RF. Large portion of the Group's primary activity – transmission services are rendered to government-related entities at the regulated tariffs. The Group borrows funds from government-related banks at the prevailing market rates. Taxes are accrued and settled in accordance with Russian tax legislation.

During the years ended 31 December 2012 and 31 December 2011 the Group had the following significant transactions with government-related entities:

	Year ended	Year ended
	31 December 2012	31 December 2011
Transmission revenue	119,024	120,247
Electricity sales	726	876
Connection services	212	373
Purchased electricity for production needs	6,615	6,910

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 5. Balances and transactions with related parties (continued)

Significant balances with government-related entities are presented below:

	31 December 2012	31 December 2011
Cash and cash equivalents	9,637	20,464
Bank deposits	300	390
Long-term promissory notes	101	3,836
Short-term promissory notes	17,264	14,680
Loans given	9	430
Trade receivables
(net of allowance for doubtful debtors of RR 2,508 million as at
31 December 2012 and RR 3,931 million as at 31 December 2011)	15,806	10,161
Available-for-sale investments	50,617	69,979
Advances to construction companies and suppliers of property, plant and
equipment (included in construction in progress)	2,106	2,764
Accounts payable to the shareholders of FGC UES	(3,257)	(2,275)
Non-current debt	(35,700)	(25,778)
Current debt	(183)	(227)
Accounts payable and accrued charges	(15,137)	(11,503)

As at 31 December 2012 the Group had long-term undrawn committed financing facilities with government-related banks of RR 70,000 million (as at 31 December 2011: 60,000) (Note 18). There were no short-term undrawn committed financing facilities with government-related banks as at 31 December 2012 (as at 31 December 2011: RR 15,000 million) (Note 20).

Tax balances and charges are disclosed in Notes 17, 21 and 23. Tax transactions are disclosed in the Consolidated Statement of Comprehensive Income.

Directors’ compensation. Compensation is paid to the members of the Management Board for their services in full time management positions. The compensation is made up of a contractual salary, non-cash benefits, and a performance bonus depending on results for the period according to Russian statutory financial statements. Also, additional medical coverage is provided to the members of Management Board and their close family members.

Fees, compensation or allowances to the members of the Board of Directors for their services in that capacity and for attending Board meetings are paid depending on results for the year. Fees, compensation or allowances, are not paid to the members of the Board of Directors who are government employees.

Total remuneration in the form of salary, bonuses and non-cash benefits (social security contributions are not included) provided to the members of the Management Board for the year ended 31 December 2012 and 31 December 2011 was as follows:

	Year ended	Year ended
	31 December 2012	31 December 2011
Short-term compensation, including salary and bonuses	341	416
Post-employment benefits and other long-term benefits	10	12
Share-based compensation	326	638
Total	677	1,066

The amount of the short-term compensation to members of the Management Board represents remuneration accrued during the respective period, including bonuses based on the results of the preceding financial year.

No remuneration was provided to the members of the Board of Directors for the year ended 31 December 2012 (for the year ended 31 December 2011: RR 7 million).

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 6. Property, plant and equipment

		Power trans-		Construction
	Buildings	mission grids	Substations	in progress	Other	Total
Appraisal value or cost
Balance as at 1 January 2012	16,173	481,535	200,419	325,009	23,460	1,046,596
Additions	1,360	180	1,341	155,300	4,051	162,232
Transfers	1,603	73,267	85,700	(164,649)	4,079	-
Disposals	(5)	(114)	(1,917)	(883)	(240)	(3,159)
Reversal of impairment provision	-	-	-	384	-	384
Balance as at 31 December 2012	19,131	554,868	285,543	315,161	31,350	1,206,053
Including PPE under finance lease	-	-	2,273	-	914	3,187

Accumulated depreciation and impairment
Balance as at 1 January 2012	(487)	(33,387)	(26,552)	(1,310)	(4,183)	(65,919)
Depreciation charge	(502)	(21,721)	(17,633)	-	(4,052)	(43,908)
Impairment loss	-	(116)	-	(155)	(60)	(331)
Disposals	-	18	529	-	93	640
Balance as at 31 December 2012	(989)	(55,206)	(43,656)	(1,465)	(8,202)	(109,518)
Including PPE under finance lease	-	-	(1,110)	-	(125)	(1,235)

Net book value as at 1 January 2012	15,686	448,148	173,867	323,699	19,277	980,677
Net book value as at 31 December
2012	18,142	499,662	241,887	313,696	23,148	1,096,535

		Power trans-		Construction
	Buildings	mission grids	Substations	in progress	Other	Total
Appraisal value or cost
Balance as at 1 January 2011	8,257	437,535	134,401	289,934	13,171	883,298
Additions	6,022	231	452	152,589	6,779	166,073
Transfers	1,905	43,909	67,453	(116,905)	3,638	-
Disposals	(11)	(140)	(1,887)	(609)	(128)	(2,775)
Balance as at 31 December 2011	16,173	481,535	200,419	325,009	23,460	1,046,596
Including PPE under finance lease	-	-	2,273	-	914	3,187

Accumulated depreciation and impairment
Balance as at 1 January 2011	(213)	(16,151)	(13,256)	(332)	(2,118)	(32,070)
Depreciation charge	(276)	(17,249)	(13,577)	-	(2,085)	(33,187)
Impairment loss	-	-	-	(1,127)	(47)	(1,174)
Disposals	2	13	281	149	67	512
Balance as at 31 December 2011	(487)	(33,387)	(26,552)	(1,310)	(4,183)	(65,919)
Including PPE under finance lease	-	-	(1,051)	-	(53)	(1,104)

Net book value as at 1 January 2011	8,044	421,384	121,145	289,602	11,053	851,228
Net book value as at 31 December
2011	15,686	448,148	173,867	323,699	19,277	980,677
Borrowing costs of RR 12,969 million for the year ended 31 December 2012 were capitalised within additions (for the year ended 31 December 2011: RR 5,833 million). A capitalisation rate of 8.4% was used for the year ended 31 December 2012 (for the year ended 31 December 2011: 7.7%) to determine the amount of borrowing costs eligible for capitalisation, representing the weighted average of the borrowing costs applicable to the borrowings of the Group that were outstanding during the periods.

Construction in progress is represented by the carrying amount of property, plant and equipment that has not yet been put into operation and advances to construction companies and suppliers of property, plant and equipment. As at 31 December 2012 such advances amounted to RR 53,757 million net of specific impairment of RR 103 million (as at 31 December 2011: RR 69,504 million net of specific impairment RR 525 million).

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 6. Property, plant and equipment (continued)

Other property, plant and equipment include motor vehicles, computer equipment, office fixtures and other equipment. Land plots are classified together with items of property, plant and equipment located on them.

Revaluation. Property, plant and equipment was revalued at 31 December 2009. The revaluation was performed by independent appraisers on a depreciated replacement cost basis, except for most of administrative buildings which were valued on the basis of recent market transactions involving similar assets on arm’s length terms. The replacement cost for most power transmission lines, substations and construction in progress is based on their technical capabilities, construction costs and construction cost estimates. The cost to replace the majority of the Group’s equipment is measured on the basis of purchase agreements and manufacturers’ and selling companies’ price-lists. The depreciated replacement cost was tested for impairment using a profitability test with respect to each cash generating unit. The Group’s Transmission segment (Note 31) was considered as a single cash generating unit.

Recoverable amount of property, plant and equipment. The Group assessed the recoverable amount for transmission business at 31 December 2012. The following assumptions have been made as part of the impairment test for the companies involved in transmission activity:

  Revenue projections are based on the Group’s expectations of an increase of the rate of return on capital employed in view of the transfer to Regulatory Asset Base tariff regulation – up to 10% in 2014;

  The amount of expenditure for the period from 2013 through 2030 required for the maintenance of the current property, plant and equipment is assumed to be equal to the amount of such expenditure determined as allowable for the purpose of tariff regulation;

  A nominal pre-tax discount rate of 10.24% was determined based on the weighted average cost of capital.

The recoverable amount assessed for property, plant and equipment involved in transmission activity approximates its carrying value. Therefore, neither revaluation nor impairment of property, plant and equipment was recorded as at 31 December 2012. If the discount rate would be 0.5% higher the carrying amounts of property, plant and equipment would exceed the recoverable amount by approximately 1.4%.

For each class of property, plant and equipment stated at revalued amount in these Consolidated Financial Statements, the carrying amount that would have been recognised had the assets been carried under the historical cost basis is as follows:

		Power
		transmission		Construction
	Buildings	grids	Substations	in progress	Other	Total
Net book value as at
31 December 2012	15,278	235,457	257,819	341,017	24,711	874,282
Net book value as at
31 December 2011	12,826	164,818	179,641	374,811	20,623	752,719
Net book value as at
31 December 2010	4,519	118,145	106,065	373,238	11,816	613,783

Impairment. For the year ended 31 December 2012 the Group recognised a net reversal of an impairment of property, plant and equipment in the amount of RR 53 million, which consisted of a net reversal of an impairment of RR 368 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 188 million related to property, plant and equipment of OJSC “Nurenergo” and a specific impairment of RR 127 million related to construction in progress which cost is not expected to be recovered.

For the year ended 31 December 2011 the Group recognised a net impairment of property, plant and equipment in the amount of RR 1,174 million, which consisted of an impairment of RR 442 million related to advances to construction companies and suppliers of property, plant and equipment, an impairment of RR 302 million related to property, plant and equipment of OJSC “Nurenergo” and a specific impairment of RR 430 million related to construction in progress which cost is not expected to be recovered.

Leased property, plant and equipment. Included in property, plant and equipment are certain items under finance leases. As at 31 December 2012 the net book value of leased property, plant and equipment was RR 1,952 million (as at 31 December 2011: RR 2,083 million). The leased equipment is pledged as security for the lease obligations.

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 6. Property, plant and equipment (continued)

Operating leases. The Group leases a number of land areas owned by the local government under operating lease. The expected lease payments due are determined based on the lease agreements and payable as follows:

	31 December 2012	31 December 2011
Under one year	717	413
Between one and five years	1,503	1,146
Over five years	8,588	7,627
Total	10,808	9,186

The above lease agreements are usually signed for period of 1 to 49 years and may be extended for a longer period. The lease payments are subject to review on a regular basis to reflect market rent prices.

As at 31 December 2012 the carrying value of property, plant and equipment leased out under operating lease was RR 4,142 million (as at 31 December 2011: RR 2,988 million).

Note 7. Intangible assets

	Corporate
	information	Other
	management system	intangible
	(SAP R/3)	assets	Total
Cost as at 1 January 2011	4,722	4,870	9,592
Accumulated amortisation	(1,021)	(1,721)	(2,742)
Accumulated impairment	(661)	-	(661)
Carrying value
as at 1 January 2011	3,040	3,149	6,189

Additions	309	1,401	1,710
Disposals - cost	(661)	(157)	(818)
Disposals - accumulated amortisation	-	96	96
Amortisation charge	(320)	(545)	(865)
Write-off of previously impaired assets	661	-	661
Carrying value
as at 31 December 2011	3,029	3,944	6,973

Cost as at 31 December 2011	4,370	6,114	10,484
Accumulated amortisation	(1,341)	(2,170)	(3,511)
Accumulated impairment	-	-	-
Carrying value
as at 31 December 2011	3,029	3,944	6,973

Cost as at 1 January 2012	4,370	6,114	10,484
Accumulated amortisation	(1,341)	(2,170)	(3,511)
Carrying value
as at 1 January 2012	3,029	3,944	6,973

Additions	547	2,389	2,936
Disposals - cost	(66)	(291)	(357)
Disposals - accumulated amortisation	66	272	338
Amortisation charge	(84)	(487)	(571)
Carrying value
as at 31 December 2012	3,492	5,827	9,319

Cost as at 31 December 2012	4,851	8,212	13,063
Accumulated amortisation	(1,359)	(2,385)	(3,744)
Carrying value
as at 31 December 2012	3,492	5,827	9,319

The Corporate information management system (SAP R/3) consists of several modules (parts) and related licences. As at 31 December 2012 only certain modules (parts) were placed in operation and are subject to amortisation. These modules are amortised during 5 years, on a straight-line basis. SAP R/3 includes development costs of RR 2,631 million as at 31 December 2012 (as at 31 December 2011: RR 2,496 million).

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 7. Intangible assets (continued)

Other intangible assets include capitalised software development costs that meet the definition of an intangible asset of RR 1,515 million as at 31 December 2012 (as at 31 December 2011: RR 2,483 million).

As at 31 December 2012 and 31 December 2011 management assessed the recoverable amount of non-current assets of Transmission segment (Note 6), which includes most of the intangible assets of the Group. As a result of the assessment performed no impairment was identified as at those dates.

Note 8. Investments in associates

The movements in the carrying value of investments in associates are as follows:

	Year ended	Year ended
	31 December 2012	31 December 2011
Carrying value as at 1 January	910	348
Share of result of associates	21	8
Reversal of impairment of investments in associates	313	-
Property, plant and equipment revaluation reserve	209	-
Translation difference	(50)	66
Transfer from non-current assets held for sale	-	488
Carrying value as at 31 December	1,403	910

The carrying value of investments in associates is as follows:

	31 December 2012	31 December 2011
JSC UES “GruzRosEnergo”	1,036	557
Other associates	367	353
Total investments in associates	1,403	910

Remeasurement of the investment in JSC UES “GruzRosEnergo”. In 2007, the Group recognised an impairment of the investment in JSC UES “GruzRosEnergo” in the amount of RR 241 million. In 2010, this investment was reclassified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations” (Note 24) and re-measured downwards by RR 72 million. In 2011, following its exclusion from the transaction with INTER RAO, the investment was reclassified back from assets held for sale to investments in associates.

In 2012, the Group received the results of an independent appraisal of property, plant and equipment of JSC UES “GruzRosEnergo”. According to it, the fair value of the Group’s interest in net assets of the entity increased, therefore the impairment provision in the total amount of RR 313 million was reversed. The remaining part of the increase (less share of result for the period and translation difference) was recognised as revaluation reserve for property, plant and equipment of the associate.

Note 9. Available-for-sale investments

			Change in	Impairment
	1 January 2012	Additions	fair value**	charge	31 December 2012
OJSC “INTER RAO UES”	67,077	-	-	(18,941)	48,136
OJSC “Russian Grids”*	2,902	-	(421)	-	2,481
Total	69,979	-	(421)	(18,941)	50,617

			Change in	Impairment
	1 January 2011	Additions	fair value**	charge	31 December 2011
OJSC “INTER RAO UES”	2,674	79,387	(2,323)	(12,661)	67,077
OJSC “Russian Grids”*	6,857	-	(3,955)	-	2,902
Total	9,531	79,387	(6,278)	(12,661)	69,979

* Former OJSC “IDGC Holding”.

** For the year ended 31 December 2012 change in fair value of these available-for-sale investments in the total amount of RR 19,362 million was recognised in other comprehensive income (for the year ended 31 December 2011: RR 18,939 million). The amount of RR 18,941 million was reclassified from other comprehensive income to profit or loss for the year ended 31 December 2012 (for the year ended 31 December 2011: RR 12,661 million).

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Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 9. Available-for-sale investments (continued)

Available-for-sale investments valuation. The fair value of the available-for-sale financial instruments was determined based on the quoted market prices.

Impairment of investment in OJSC “INTER RAO UES”. During the year ended 31 December 2012 the fair value of shares in INTER RAO continued to decline below cost. Management assessed these investments for impairment as at 31 December 2012 and concluded that there was evidence of a significant and prolonged decline in the fair value of equity investments below their cost. The fall in fair value of these investments during the reporting period amounted to RR 18,941 million, and the impairment recognised in other comprehensive income was recycled from equity to profit or loss.

Note 10. Promissory notes

	Effective		31 December	31 December
	interest rate	Due	2012	2011
Long-term promissory notes
Bank promissory notes	7.3%-12.6%	2014-2015	928	1,794
Non-bank promissory notes	8.9%-12.6%	2014-2038	529	13,134
Total long-term promissory notes			1,457	14,928
Short-term promissory notes
Bank promissory notes	6.1%-9.01%	2013	18,768	20,071
Non-bank promissory notes	8.9%-12.6%	2012-2013	4,612	666
Total short-term promissory notes			23,380	20,737

All promissory notes are denominated in Russian Roubles. As at 31 December 2012 and 31 December 2011 the fair value of promissory notes, determined using valuation technique, was RR 24,869 million and RR 35,731 million respectively. The valuation was mainly based on discounting of the future expected cash flows at the current market interest rate available for debtors with similar level of credit risk.

Included in long-term non-bank promissory notes are promissory notes of LLC “ENERGO-finance” which are fully impaired (carrying value as at 31 December 2011: RR 9,197 million) (Note 29). The amount of impairment provision was RR 12,022 million as at 31 December 2012 (as at 31 December 2011: RR 2,825 million).

Note 11. Other non-current assets

	31 December 2012	31 December 2011
Long-term trade receivables
(net of allowance for doubtful debtors of RR 580 million as at
31 December 2012 and RR 108 million as at 31 December 2011)	3,382	116
Total financial assets	3,382	116
VAT recoverable	121	216
Other non-current assets	995	707
Total other non-current assets	4,498	1,039

Note 12. Cash and cash equivalents

			31 December 2012	31 December 2011
Cash at bank and in hand			20,022	18,925
Cash equivalents			4,034	6,702
Total cash and cash equivalents			24,056	25,627

Cash at bank and in hand	Rating	Rating agency	31 December 2012	31 December 2011
OJSC “Gazprombank”	BBB-	Standard & Poor's	7,857	150
OJSC “Alfa-Bank”	BB+	Standard & Poor's	6,297	1,065
OJSC "Bank “ROSSIYA”	BB-	Standard & Poor's	4,000	4,000
OJSC “Sberbank”	Baa1	Moody’s	1,745	13,654
Other banks			118	51
Cash in hand			5	5
Total cash at bank and in hand			20,022	18,925

24

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 12. Cash and cash equivalents (continued)

Cash equivalents include short-term investments in certificates of deposit:

Bank deposits	Interest rate	Rating	Rating agency	31 December 2012	31 December 2011
OJSC “Sberbank”	5.3%-6.9%	Baa1	Moody’s	3,539	5,420
OJSC “VTB bank”	7.8%-8.3%	BBB	Standard & Poor's	379	690
OJSC “Gazprombank”	7.6%-8.0%	BBB-	Standard & Poor's	35	550
Total certificates of deposit				3,953	6,660

There were no certificates of deposit denominated in foreign currency included in cash equivalents as at 31 December 2012 and 31 December 2011.

Note 13. Bank deposits

	Interest rate	Rating	Rating agency	31 December 2012	31 December 2011
OJSC “Alfa-Bank”	6.0%-9.3%	BB+	Standard&Poor's	680	794
OJSC “Sberbank”	8.3%	Baa1	Moody’s	210	190
OJSC “Gazprombank”	8.6%-8.7%	BBB-	Standard&Poor's	90	-
OJSC “VTB bank”	5.6%	BBB	Standard&Poor's	-	200
Total bank deposits				980	1,184

The carrying amount of bank deposits approximates their fair value.

There were no bank deposits denominated in foreign currency as at 31 December 2012 and 31 December 2011.

Note 14. Accounts receivable and prepayments

	31 December 2012	31 December 2011
Trade receivables
(net of allowance for doubtful debtors of RR 4,839 million as at
31 December 2012 and RR 6,570 million as at 31 December 2011)	20,512	12,036
Other receivables
(net of allowance for doubtful debtors of RR 689 million as at
31 December 2012 and RR 908 million as at 31 December 2011)	1,504	932
Total financial assets	22,016	12,968
VAT recoverable	14,034	16,597
Advances to suppliers
(net of allowance for doubtful debtors of RR 2,020 million as at
31 December 2012 and RR 2,033 million as at 31 December 2011)	2,685	2,764
Tax prepayments	73	615
Total accounts receivable and prepayments	38,808	32,944

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Tax prepayments will be settled against future tax liabilities.

Management has determined the provision for doubtful debtors based on specific customer identification, customer payment trends, subsequent receipts and settlements and analyses of expected future cash flows. The effects of discounting are reflected in the doubtful debtor allowance and expense. Management believes that Group entities will be able to realise the net receivable amount through direct collections and other non-cash settlements, and that therefore the recorded value of receivables approximates their fair value.

The movement of the provision for doubtful debtors is shown below:

Year ended	Long-term trade	Short-term	Other short-term	Advances to
31 December 2012	receivables	trade receivables	receivables	suppliers	Total
As at 1 January	108	6,570	908	2,033	9,619
Provision accrual	488	1,963	71	3	2,525
Provision reversal	-	(3,643)	(262)	(25)	(3,930)
Debt written-off	-	(32)	(25)	-	(57)
Amortisation of discount	(16)	(9)	(4)	-	(29)
Reclassifications	-	(10)	1	9	-
As at 31 December	580	4,839	689	2,020	8,128

25

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 14. Accounts receivable and prepayments (continued)

Year ended	Long-term trade	Short-term trade	Other short-term	Advances to
31 December 2011	receivables	receivables	receivables	suppliers	Total
As at 1 January	224	2,900	695	1,874	5,693
Provision accrual	2	4,059	447	67	4,575
Provision reversal	-	(98)	(172)	(22)	(292)
Debt written-off	-	(3)	(13)	-	(16)
Amortisation of discount	(13)	(314)	(14)	-	(341)
Reclassifications	(105)	26	(35)	114	-
As at 31 December	108	6,570	908	2,033	9,619

As at 31 December 2012 the overdue accounts receivable for which the provision had not been recorded amounted to RR 4,772 million (as at 31 December 2011: RR 3,210 million). The ageing analysis is shown below:

	31 December 2012	31 December 2011
Less than 3 months	3,626	2,576
3 to 6 months	192	378
6 to 12 months	451	64
1 year to 3 years	503	192
Total	4,772	3,210

The analysis of overdue accounts receivable for which the provision had been recorded is shown below, gross of allowance for doubtful debtors:

	31 December 2012	31 December 2011
Less than 3 months	268	317
3 to 6 months	786	843
6 to 12 months	875	1,624
1 year to 3 years	2,630	3,216
3 to 5 years	840	873
More than 5 years	30	5
Total	5,429	6,878

Note 15. Inventories

	31 December 2012	31 December 2011
Spare parts	2,326	2,232
Repair materials	1,651	1,462
Other inventories	3,030	2,626
Total inventories	7,007	6,320

The cost of inventories is shown net of an obsolescence provision for RR 71 million as at 31 December 2012 (as at 31 December 2011: RR 73 million). As at 31 December 2012 and 31 December 2011 the Group had no inventories pledged as security under loan and other agreements.

Note 16. Equity

Share capital

	Number of shares issued and fully paid
	31 December 2012	31 December 2011	31 December 2012	31 December 2011
Ordinary shares	1,260,386,658,740	1,255,948,128,393	630,193	627,974

As at 31 December 2012 the authorised share capital comprised 1,346,805,824 thousand ordinary shares with a nominal value of RR 0.5 per share.

Additional issue of shares. In March 2012, FGC UES completed and registered the additional share issue. The amount of RR 2,219 million received for shares issued was included as at 31 December 2011 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES. As a result of this issue, the share capital was increased to RR 630,193 million.

26

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 16. Equity (continued)

In November 2012, FGC UES started an additional share issue. The placement process started in December, but was only completed after the year end (Note 32). The amount of RR 3,247 million received for shares issued was included as at 31 December 2012 in the Consolidated Statement of Financial Position as accounts payable to the shareholders of FGC UES.

Treasury shares. The Group through a subsidiary holds 13,727,165 thousand ordinary shares in treasury at a total cost of RR 4,917 million (as at 31 December 2011: 5,522 million).

In 2012, treasury shares decreased by RR 605 million with the corresponding recognition of expense relating to share-based compensation (see below), since management plans to use treasury shares for the share option plan.

Reserves. Reserves include Revaluation reserve for property, plant and equipment and available-for-sale investments and Foreign currency translation reserve. The Foreign currency translation reserve relates to the exchange differences arising on translation of the net assets of foreign associate.

Reserves comprise the following:

	31 December 2012	31 December 2011
Revaluation reserve (net of tax) for:
- property, plant and equipment (Note 6)	311,479	312,298
- available-for-sale investments (Note 9)	1,588	1,925
Foreign currency translation reserve	50	100
Total reserves	313,117	314,323

Reserves for the year ended 31 December 2012 (net of tax):

	Revaluation reserve for:		Foreign
	property,	available-	currency
	plant and	for-sale	translation
	equipment	investments	reserve	Total
	(Notes 6, 8)	(Note 9)	(Note 8)	reserves
As at 1 January 2012	312,298	1,925	100	314,323
Change in revaluation reserve for property, plant and
equipment	(1,028)	-	-	(1,028)
Change in revaluation reserve for property, plant and
equipment of associates	209	-	-	209
Change in fair value of available-for-sale investments	-	(15,489)	-	(15,489)
Accumulated loss on available-for-sale investments
recycled to profit or loss	-	15,152	-	15,152
Foreign currency translation difference	-	-	(50)	(50)
As at 31 December 2012	311,479	1,588	50	313,117

The total reduction in fair value of available-for-sale investments recognised in other comprehensive income in 2012 was RR 19,362 million including related deferred tax of RR 3,873 million.

27

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 16. Equity (continued)

Reserves for the year ended 31 December 2011 (net of tax):

	Revaluation reserve for:		Amounts recognised in
			other comprehensive	Foreign
	property,	available-	income and accumulated	currency
	plant and	for-sale	in equity relating to	translation
	equipment	investments	non-current assets held	reserve	Total
	(Note 6)	(Note 9)	for sale	(Note 8)	reserves
As at 1 January 2011	313,525	7,257	40,485	-	361,267
Change in revaluation reserve
for property, plant and
equipment	(1,227)	-	-	-	(1,227)
Change in fair value of
available-for-sale investments	-	(15,151)	(4,810)	-	(19,961)
Change in revaluation reserve
for property, plant and
equipment of associates
(previously classified as non-
current assets held for sale)	-	-	(10,749)	-	(10,749)
Accumulated loss / (gain) on
available-for-sale investments
recycled to profit or loss	-	9,819	(24,892)	-	(15,073)
Amounts relating to available-
for-sale investments previously
classified as non-current assets
held for sale	-	-	(34)	34	-
Foreign currency translation
difference	-	-	-	66	66
As at 31 December 2011	312,298	1,925	-	100	314,323

The total reduction in fair value of available-for-sale investments recognised in other comprehensive income in 2011 was:

				Amount of
		Amount of	Related	reduction net
	Notes	reduction	deferred tax	of deferred tax
Decline in fair value of available-for-sale investments
classified as non-current assets held for sale	16	6,013	(1,203)	4,810
Decline in fair value of available-for-sale investments
within accumulated reserve	9, 18	6,278	(946)	5,332
Decline in fair value of available-for-sale investments
below cost	9	12,661	(2,842)	9,819
Total		24,952	(4,991)	19,961

Dividends. The annual statutory accounts of the parent company, FGC UES, form the basis for the annual profit distribution and other appropriations. The specific Russian legislation identifies the basis of distribution as the net profit. For the year ended 31 December 2012, the net loss of FGC UES, as reported in the published statutory financial statements, was RR 24,502 million (for the year ended 31 December 2011: RR 2,468 million). At the Annual General Meeting in June 2012 the decision was approved not to declare dividends for the year ended 31 December 2011.

Share-based compensation. In February 2011, the Board of Directors approved an Option program (“the Program”) in which the members of the Management Board and other employees of the Company can participate. In March 2011, 13,569,041,046 options to purchase the Company’s ordinary shares were allocated under the Program. In July 2012, additional 549,086,611 options were allocated.

Options granted vest over the period of three years and are exercisable during two years from the vesting date. In case of terminating employment at the initiative of the Company due to breaching certain employment duties by the employee the Program participant will lose his right to purchase the shares.

All options were granted with an exercise price of RR 0.4065 per share. The total grant date fair value of stock options granted allowing updated forfeiture rate was RR 2,859 million, including RR 38 million related to options granted in July 2012.

28

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 16. Equity (continued)

The Black-Scholes option valuation model is used for estimating the fair value of options. The significant inputs into the option valuation model were as follows:

	Awards granted during the year ended
	31 December 2012	31 December 2011
Share price	RR 0.237	RR 0.412
Expected volatility	45%	45%
Risk-free interest rate	7.59%	7.58%
Expected options life	5 years	5 years

Accounts payable to shareholders of FGC UES. Accounts payable to shareholders of FGC UES include dividends payable and payables for shares issued:

	31 December 2012	31 December 2011
Dividends payable	9	55
Accounts payable for shares issued	3,248	2,220
Total accounts payable to shareholders of FGC UES	3,257	2,275

Note 17. Income tax

Income tax expense comprises the following:

	Year ended	Year ended
	31 December 2012	31 December 2011
Current income tax charge	(1,629)	(8,588)
Deferred income tax charge	(127)	(5,287)
Total income tax expense	(1,756)	(13,875)

During the years ended 31 December 2012 and 31 December 2011 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

In accordance with Russian tax legislation, tax losses in different Group companies may not be offset against taxable profits of other Group companies. Accordingly, tax may be accrued even where there is a net consolidated tax loss.

Profit before income tax for financial reporting purposes is reconciled to income tax expenses as follows:

	Year ended	Year ended
	31 December 2012	31 December 2011
Profit before income tax	8,799	62,863
Theoretical income tax charge at the statutory tax rate of 20 percent	(1,760)	(12,573)
Tax effect of items which are not assessable / (deductible) for
taxation purposes	25	(1,245)
Movement in unrecognised deferred tax assets	(21)	(57)
Total income tax	(1,756)	(13,875)

Deferred income tax. Differences between IFRS and Russian statutory taxation regulations give rise to certain temporary differences between the carrying value of certain assets and liabilities for financial reporting purposes and for income tax purposes. Deferred income tax assets and liabilities were measured at 20 percent as at 31 December 2012 and 31 December 2011, the rates expected to be applicable when the asset or liability will reverse.

29

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 17. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2012:

		Movements for the year
			Recognised in
		Recognised in	other compre-
	31 December 2012	profit or loss	hensive income	1 January 2012
Deferred income tax liabilities
Property, plant and equipment	79,676	6,570	-	73,106
Investments in associates	74	3	-	71
Available-for-sale investments	6,186	(3,789)	(84)	10,059
Other deferred tax liabilities	60	(3)	-	63
Total deferred income tax liabilities	85,996	2,781	(84)	83,299
Deferred income tax assets
Property, plant and equipment	(1,462)	59	-	(1,521)
Intangible assets	(593)	(74)	-	(519)
Long-term promissory notes	(3,529)	(2,033)	-	(1,496)
Accounts receivable and prepayments	(1,438)	(1,171)	-	(267)
Retirement benefit obligation	(428)	(37)	-	(391)
Current and non-current debt	(156)	14	-	(170)
Accounts payable and accruals	(231)	(52)	-	(179)
Other deferred tax assets	(520)	(356)	-	(164)
Tax losses	(1,439)	975	-	(2,414)
Unrecognised deferred tax assets	4,415	21	-	4,394
Total deferred income tax assets	(5,381)	(2,654)	-	(2,727)
Deferred income tax liabilities, net	80,615	127	(84)	80,572

The current portion of net deferred tax liabilities as at 31 December 2012 equaled RR 3,321 million and represented the amount of deferred tax liabilities to be settled during the year ended 31 December 2013 (as at 31 December 2011: RR 1,315 million).

Unrecognised deferred tax assets include deferred income tax assets on tax losses carried forward in the amount of RR 4,415 million and deferred income tax assets on temporary differences arising in respect of loss-making subsidiaries. These deferred tax assets are not recognised because it is not probable that sufficient taxable profits will be available against which the deferred tax assets can be utilised.

Tax losses carried forward in respect of which deferred tax assets were not recognised are presented by companies in the table below:

	31 December 2012	31 December 2011
OJSC “Mobile gas-turbine electricity plants”	3,620	2,670
OJSC “Nurenergo”	3,226	8,876
Others	348	524
Total tax losses carried forward	7,194	12,070

The tax losses expire 10 years after their origination. The Group’s tax losses expire mostly with term over 5 years (in 2018-2022) – RR 5,868 million, RR 1,326 million expire with terms from 2 to 5 years (during 2014-2017) and nil expire during the year 2013.

During the year ended 31 December 2012 OJSC “Nurenergo” reassessed the amount of the taxable profit recorded in 2011 and the amount of the tax losses recorded in 2004-2010. As a result of this reassessment, the tax loss of RR 2,462 million recorded in 2011 was reversed and the taxable profit of RR 1,881 million was recognised. Tax losses carried forward in the amount of RR 1,881 million unrecognised in the previous years were utilised against this taxable profit. Tax losses carried forward relating to 2004-2010 were also reassessed and decreased by RR 1,439 mln. As a result of this reassessment, the total amount of unrecognised tax losses carried forward was decreased by RR 5,781 million.

30

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 17. Income tax (continued)

Deferred income tax assets and liabilities for the year ended 31 December 2011:

		Movements for the year
			Recognised in
		Recognised in	other compre-
	31 December 2011	profit or loss	hensive income	1 January 2011
Deferred income tax liabilities
Property, plant and equipment	73,106	3,667	-	69,439
Investments in associates	71	1	-	70
Available-for-sale investments	10,059	10,499	(946)	506
Accounts receivable and prepayments	-	(241)	-	241
Non-current assets held for sale	-	(8,139)	(7,426)	15,565
Other deferred tax liabilities	63	31	-	32
Total deferred income tax liabilities	83,299	5,818	(8,372)	85,853

Deferred income tax assets
Property, plant and equipment	(1,521)	29	-	(1,550)
Intangible assets	(519)	(388)	-	(131)
Long-term promissory notes	(1,496)	76	-	(1,572)
Accounts receivable and prepayments	(267)	561	-	(828)
Retirement benefit obligation	(391)	(1)	-	(390)
Current and non-current debt	(170)	(170)	-	-
Accounts payable and accruals	(179)	56	-	(235)
Other deferred tax assets	(164)	30	-	(194)
Tax losses	(2,414)	(781)	-	(1,633)
Unrecognised deferred tax assets	4,394	57	-	4,337
Total deferred income tax assets	(2,727)	(531)	-	(2,196)
Deferred income tax liabilities, net	80,572	5,287	(8,372)	83,657

31

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 18. Non-current debt

		Effective			31 December	31 December
	Currency	interest rate	Due date	Option date	2012	2011
Certified interest-bearing non-convertible bearer bonds:
Series 19	RR	7.95%	06.07.2023	18.07.2018	20,719	20,710
Series 25	RR	8.60%	14.09.2027	04.10.2016	15,318	-
Series 18	RR	8.50%	27.11.2023	17.06.2014	15,073	15,066
Series 22	RR	9.00%	21.07.2027	03.08.2022	10,358	-
Series 10	RR	7.75%	15.09.2020	24.09.2015	10,206	10,202
Series 06	RR	7.15%	15.09.2020	26.09.2013	10,190	10,186
Series 08	RR	7.15%	15.09.2020	26.09.2013	10,190	10,186
Series 21	RR	8.75%	06.10.2027	26.04.2017	10,163	-
Series 15	RR	8.75%	12.10.2023	28.10.2014	10,161	10,156
Series 12	RR	8.10%	19.04.2019	28.04.2016	10,146	-
Series 11	RR	7.99%	16.10.2020	24.10.2017	10,144	10,140
Series 13	RR	8.50%	22.06.2021	-	9,998	9,993
Series 09	RR	7.99%	16.10.2020	24.10.2017	5,072	5,070
Series 07	RR	7.50%	16.10.2020	27.10.2015	5,068	5,066
Stock Exchange authorised certified interest-bearing non-convertible bearer bonds:
Series BO-01	RR	8.10%	21.10.2015	29.04.2015	10,151	-
Loan participation notes (LPNs):
Series 01	RR	8.45%	13.03.2019	-	17,578	-
Bank loans:
OJSC “Gazprombank”	RR	9.50%	13.10.2014	-	15,023	15,000
OJSC “Gazprombank”	RR	9.50%	21.11.2014	-	10,016	10,000
OJSC “Gazprombank”	RR	9.75%	13.06.2017	-	10,016	-
Finance lease:
Finance lease liabilities	RR	9.50%	23.03.2018	-	778	849
Total non-current debt					216,368	132,624
Less: current portion of non-current bonds and LPNs					(23,035)	(1,775)
Less: current portion of non-current bank loans					(55)	-
Less: current portion of finance lease liabilities					(78)	(71)
Non-current debt					193,200	130,778

The bondholders have the option to redeem the bonds for cash instead of accepting the revised terms. Interest is payable every six months during the term of the bonds.

As at 31 December 2012 the estimated fair value of the non-current debt (including the current portion) was RR 213,721 million (as at 31 December 2011: RR 129,200 million), which was estimated using the market prices for quoted FGC UES bonds.

As at 31 December 2012 the Group had long-term undrawn committed financing facilities of RR 122,500 million (as at 31 December 2011: RR 102,500 million) which could be used for the general purposes of the Group.

32

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 18. Non-current debt (continued)

Finance lease. Minimum lease payments under finance leases and their present values are as follows:

	Due in	Due between	Due after
	1 year	1 and 5 years	5 years	Total
Minimum lease payments as at 31 December 2012	150	906	-	1,056
Less future finance charges	(72)	(206)	-	(278)
Present value of minimum lease payments as at
31 December 2012	78	700	-	778
Minimum lease payments as at 31 December 2011	150	749	307	1,206
Less future finance charges	(79)	(271)	(7)	(357)
Present value of minimum lease payments as at
31 December 2011	71	478	300	849

Leased assets with carrying amount disclosed in Note 6 are effectively pledged for finance lease liabilities as the rights to the leased asset revert to the lessor in the event of default.

Note 19. Retirement benefit obligations

	Year ended	Year ended
	31 December 2012	31 December 2011
Net liability as at 1 January	4,686	4,318
Net periodical cost	944	879
Benefits paid by the plan	(466)	(511)
Net liability as at 31 December	5,164	4,686

The Group’s post-employment benefits policy includes the employee pension scheme and various post-employment, retirement and jubilee payments. The post-employment and retirement benefit system is a defined benefit program as part of which every participating employee receives benefits calculated in accordance with certain formula or rules. The program’s core element is the corporate pension scheme implemented by the Group in cooperation with the Non-State Pension Fund of Electric Power Industry.

The Group also pays various long-term post-employment benefits, including lump sum benefits in case of death of employees or former employees receiving pensions, lump sum benefits upon retirement and in connection with jubilees.

Additionally, financial aid in the form of defined benefits is provided to former employees who have state, industry or corporate awards. Such financial aid is provided both to employees entitled and not entitled to non-state pensions.

The most recent actuarial valuation was performed as at 31 December 2012.

The tables below provide information about benefit obligations and actuarial assumptions as at 31 December 2012 and 31 December 2011.

The amounts recognised in the Consolidated Statement of Financial Position are determined as follows:

	31 December 2012	31 December 2011
Total present value of defined benefit obligations	6,849	4,735
Net actuarial (losses) / gains not recognised in the Consolidated
Statement of Financial Position	(1,511)	445
Unrecognised past service cost	(174)	(494)
Liability recognised in the Consolidated Statement of Financial
Position	5,164	4,686

33

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 19. Retirement benefit obligations (continued)

The amounts recognised in profit or loss are as follows:

	Year ended	Year ended
	31 December 2012	31 December 2011
Interest cost	380	401
Current service cost	340	308
Net actuarial losses / (gains) recognised in the period	2	(24)
Recognised past service cost	222	194
Net cost recognised in the Consolidated Statement of
Comprehensive Income	944	879

Changes in the present value of the Group’s retirement benefit obligation are as follows:
	Year ended	Year ended
	31 December 2012	31 December 2011
Defined benefit obligations as at 1 January	4,735	5,148
Benefits paid by the plan	(466)	(511)
Current service costs	340	308
Interest cost	380	401
Net actuarial losses / (gains)	1,959	(611)
Past service cost	(99)	-
Present value of defined benefit obligations as at 31 December	6,849	4,735

Principal actuarial assumptions (expressed as weighted averages) are as follows:
(i) Financial assumptions
	31 December 2012	31 December 2011
Discount rate	7.1%	8.1%
Inflation rate	5.1%	5.1%
Future salary increases	5.1%	5.1%

(ii) Demographic assumptions

Withdrawal rates assumption is as follows: expected staff turnover rates depends on past service – around 10% for employees with 2 years of service going down to 4% for employees with 10 or more years of service.

Retirement ages assumption is as follows: average retirement ages are 60.5 years for men and 56 years for women.

Mortality table: Russian population mortality table 1998.

The contributions under voluntary pension programs in 2013 are expected in the amount of RR 249 million.

Experience adjustments on benefit obligation are as follows:

	31 December	31 December	31 December	31 December	31 December	31 December
	2012	2011	2010	2009	2008	2007
Total present value of
defined benefit obligations	6,849	4,735	5,148	4,544	4,262	3,841
Deficit in plan	(6,849)	(4,735)	(5,148)	(4,544)	(4,262)	(3,841)
Experience adjustment on
defined benefit obligations	890	123	(197)	323	808	376

34

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 20. Current debt and current portion of non-current debt

	Effective
	interest rate	31 December 2012	31 December 2011
Third party non-bank loans	7.0-17.0%	50	156
Current portion of non-current borrowings (Note 18)		23,168	1,846
Total current debt and current portion of non-current debt		23,218	2,002

As at 31 December 2012 the Group had no short-term undrawn committed financing facilities (as at 31 December 2011: RR 15,000 million which could be used for the general purposes of the Group).

Note 21. Accounts payable and accrued charges

	31 December 2012	31 December 2011
Accounts payable to construction companies
and suppliers of property, plant and equipment	15,533	16,699
Trade payables	14,653	12,374
Accrued liabilities	115	12
Other creditors	1,141	1,556
Total financial liabilities	31,442	30,641
Advances received	12,842	11,013
Accounts payable to employees	1,162	1,172
Taxes other than on income payable	910	1,707
Other provisions for liabilities and charges	460	441
Total accounts payable and accrued charges	46,816	44,974

Note 22. Revenue

	Year ended	Year ended
	31 December 2012	31 December 2011
Transmission fee	136,559	134,754
Electricity sales	2,251	2,246
Connection services	1,079	2,178
Grids repair and maintenance services	424	393
Total revenue	140,313	139,571

Other operating income primarily includes income from non-core activities.

	Year ended	Year ended
	31 December 2012	31 December 2011
Communication services	863	1,088
Penalties and fines	780	772
Rental income	578	450
Research and development services	392	434
Design works	317	553
Insurance compensation	131	986
Write-off of accounts payable *	51	2,753
Other income	431	757
Total other operating income	3,543	7,793

* Accounts payable in the amount of RR 2,747 million relating to OJSC “Nurenergo” were written off during the year ended 31 December 2011 as these amounts had been recognised in 2003-2006 years and the relevant limitation period had expired in 2011, according to Russian legislation. There were no claims to OJSC “Nurenergo” concerned with these payables.

35

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 23. Operating expenses

	Year ended	Year ended
	31 December 2012	31 December 2011
Depreciation of property, plant and equipment	43,908	33,187
Employee benefit expenses and payroll taxes	26,311	24,046
Purchased electricity	13,320	13,781
Repairs and maintenance of equipment (by contractors)	3,732	3,666
Materials for repair	2,429	2,326
Business trips and transportation expenses	2,166	2,143
Electricity transit via foreign countries	1,903	1,350
Taxes, other than on income	1,880	1,141
Security services	1,870	1,680
Rent	1,815	1,678
Other materials	1,565	1,843
Subcontract works	1,418	1,267
Consulting, legal and auditing services	1,302	1,223
Loss / (gain) on disposal of property, plant and equipment	1,210	(617)
Information system maintenance	1,066	1,046
Insurance	964	972
Communication service	735	674
Utilities and maintenance of buildings	573	487
Amortisation of intangible assets	571	865
Research and development	544	799
(Reversal) / accrual of allowance for doubtful debtors	(1,405)	4,305
Other expenses	2,753	2,888
Total operating expenses	110,630	100,750

Employee benefit expenses and payroll taxes include the following:
	Year ended	Year ended
	31 December 2012	31 December 2011
Wages and salaries	20,083	17,926
Social security contributions to the Pension Fund	3,604	2,995
Social security contributions to other state non-budgetary funds	1,075	904
Pension costs – defined benefit plans (Note 19)	944	879
Share-based compensation (Note 16)	605	1,342
Total employee benefit expenses and payroll taxes	26,311	24,046

Note 24. Disposal of available-for-sale investments and investments in associates

As at 31 December 2010 all available-for-sale investments, except for shares of OJSC “Russian Grids” (former OJSC “IDGC Holding”) and OJSC “INTER RAO UES”, in the total amount of RR 44,278 million and most of investments in associates, such as OJSC “WGC-1”, OJSC “TGC-6”, OJSC “TGC-11”, OJSC “Volzhskaya TGC” and JSC UES “GruzRosEnergo”, in the total amount of RR 53,227 million, were reclassified as held for sale under IFRS 5 “Non-current assets held for sale and discontinued operations” as the management of the Company had committed to a plan to transfer these assets during 2011 year to INTER RAO in exchange for ordinary shares of INTER RAO. In March and May 2011 all the above-mentioned investments, except for JSC UES “GruzRosEnergo”, were transferred to INTER RAO in exchange for 1,883,043,160,666 its ordinary shares.

In accordance with the provisions of IFRS 5, non-current assets held for sale were re-measured at the date of de-recognition (transfer) to reflect the change in the value less costs to sell. A loss of RR 4,718 million and corresponded deferred tax of RR 944 million was recognised in profit or loss in respect of re-measurement of investments in associates classified as held for sale. Decline in fair value of available-for-sale investments classified as held for sale was recognised in other comprehensive income in the amount of RR 4,810 million net of corresponding deferred tax in the amount of RR 1,203 million.

36

JSC “FGC UES”

Notes to the Consolidated Financial Statements
(in millions of Russian Roubles unless otherwise stated)

Note 24. Disposal of available-for-sale investments and investments in associates (continued)

At the dates of the transaction, cumulative income recognised in other comprehensive income and related to the disposed assets held for sale amounting to RR 31,115 million was transferred to profit or loss as a gain on disposal of available-for-sale investments. A related deferred tax change in the amount of RR 6,223 million was recognised in the income tax expense for the year.

Note 25. Finance income

	Year ended	Year ended
	31 December 2012	31 December 2011
Interest income	3,987	3,834
Foreign currency exchange differences	90	61
Dividends	20	45
Other finance income	16	17
Total finance income	4,113	3,957

Note 26. Finance costs

	Year ended	Year ended
	31 December 2012	31 December 2011
Interest expense	13,051	5,895
Foreign currency exchange differences	55	72
Other finance costs	77	144
Total finance cost	13,183	6,111
Less capitalised interest expenses on borrowings related to qualifying
assets (Note 6)	(12,969)	(5,833)
Total finance cost recognised in profit or loss	214	278

Note 27. Earnings per ordinary share for profit attributable to shareholders of FGC UES

	Year ended	Year ended
	31 December 2012	31 December 2011
Weighted average number of ordinary shares
(millions of shares)	1,246,807	1,242,513
Profit attributable to shareholders of FGC UES
(millions of RR)	7,103	49,139
Weighted average earning per share – basic and diluted (in RR)	0.006	0.040

The Group has no dilutive potential ordinary shares; therefore, the diluted earnings per share equal the basic earnings per share.

Note 28. Contingencies, commitments and operating risks

Political environment. The operations and earnings of the Group continue, from time to time and in varying degrees, to be affected by the political, legislative, fiscal and regulatory developments, including those related to environmental protection, in Russian Federation.

Insurance. The Group held limited insurance policies in relation to its assets, operations, public liability or other insurable risks. Accordingly, the Group is exposed to those risks for which it does not have insurance.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

As at 31 December 2012 the Group's subsidiary, OJSC “Nurenergo” was engaged in a number of litigations involving claims amounting in total to RR 7,433 million (as at 31 December 2011: RR 4,947 million), for collection of amounts payable for electricity purchased by OJSC “Nurenergo”. The amount is recorded within accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities.

37

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 28. Contingencies, commitments and operating risks (continued)

In September 2012, the Commercial Court of the Republic of Chechnya commenced the observation procedure in respect of OJSC “Nurenergo”. In accordance with Russian legislation on bankruptcy, all the above-mentioned litigations were suspended. In March 2013, the Federal Commercial Court of the North Caucasus District granted a cassational appeal filed by OJSC “Nurenergo”, annuled the original court decision, and remitted the case for a new trial.

Tax contingency. Russian tax and customs legislation is subject to varying interpretation when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be successfully challenged by the relevant regional and federal authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of decision to perform tax review. Under certain circumstances reviews may cover longer periods.

As at 31 December 2012 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained.

Environmental matters. The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. Group entities periodically evaluate their obligations under environmental regulations.

Potential liabilities might arise as a result of changes in legislation and regulation or civil litigation. The impact of these potential changes cannot be estimated, but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage, other than any amounts which have been accrued in these Consolidated Financial Statements.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 222,912 million as at 31 December 2012 (as at 31 December 2011: RR 351,189 million) including VAT. These amounts include accounts payable to construction companies and suppliers of property, plant and equipment in the amount of RR 15,533 million as at 31 December 2012 (as at 31 December 2011: RR 16,699 million) (Note 21).

Note 29. Financial instruments and financial risks

Financial risk factors. The Group’s ordinary financial and business activities expose it to a variety of financial risks, including but not limited to the following: market risk (foreign exchange risk, interest rate risks related to changes in the fair value of the interest rate and the cash flow interest rate, and price risk), credit risk, and liquidity risk. Such risks give rise to the fluctuations of profit, reserves and equity and cash flows from one period to another. The Group’s financial management policy aims to minimise or eliminate possible negative consequences of the risks for the financial results of the Group. The Group could use derivative financial instruments from time to time for such purposes as part of its risk management strategy.

38

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 29. Financial instruments and financial risks (continued)

Financial instruments by categories:

		Investments
	Loans and	available for	Other financial
31 December 2012	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	50,617	-	50,617
Long-term promissory notes (Note 10)	1,457	-	-	1,457
Other non-current assets (Note 11)	3,382	-	-	3,382
Cash and cash equivalents (Note 12)	24,056	-	-	24,056
Bank deposits (Note 13)	980	-	-	980
Short-term promissory notes (Note 10)	23,380	-	-	23,380
Loans given	38	-	-	38
Accounts receivable (Note 14)	22,016	-	-	22,016
Total financial assets	75,309	50,617	-	125,926
Financial liabilities
Non-current debt (Note 18)	-	-	193,200	193,200
Accounts payable to the shareholders
of FGC UES (Note 16)	-	-	3,257	3,257
Current debt and current portion
of non-current debt (Note 20)	-	-	23,218	23,218
Accounts payable and accrued charges
(Note 21)	-	-	31,442	31,442
Total financial liabilities	-	-	251,117	251,117

		Investments
	Loans and	available for	Other financial
31 December 2011	receivables	sale	liabilities	Total
Financial assets
Available-for-sale investments (Note 9)	-	69,979	-	69,979
Long-term promissory notes (Note 10)	14,928	-	-	14,928
Other non-current assets (Note 11)	116	-	-	116
Cash and cash equivalents (Note 12)	25,627	-	-	25,627
Bank deposits (Note 13)	1,184	-	-	1,184
Short-term promissory notes (Note 10)	20,737	-	-	20,737
Loans given	448	-	-	448
Accounts receivable (Note 14)	12,968	-	-	12,968
Total financial assets	76,008	69,979	-	145,987
Financial liabilities
Non-current debt (Note 18)	-	-	130,778	130,778
Accounts payable to the shareholders
of FGC UES (Note 16)	-	-	2,275	2,275
Current debt and current portion
of non-current debt (Note 20)	-	-	2,002	2,002
Accounts payable and accrued charges
(Note 21)	-	-	30,641	30,641
Total financial liabilities	-	-	165,696	165,696

(a) Market risk.

(i) Foreign exchange risk. The Group operates within the Russian Federation. The major part of the Group’s purchases is denominated in Russian Roubles. Therefore, the Group’s exposure to foreign exchange risk is insignificant.

(ii) Interest rate risk. The Group’s operating profits and cash flows from operating activity are not largely dependent on the changes in market interest rates. As at 31 December 2012 the interest rates on the borrowing are fixed.

39

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 29. Financial instruments and financial risks (continued)

(iii) Price risk. Equity price risk arises from available-for-sale investments. Management of the Group monitors its investment portfolio based on market indices. Material investments within the portfolio are managed on an individual basis and all buy and sell decisions are taken by the management of the Group. The primary goal of the Group’s investment strategy is to maximise investment returns in order to meet partially the Group’s investment program needs. Transactions in equity products are monitored and authorised by the Group’s corporate finance department. The total amount of investments available-for-sale exposed to the market risk equals RR 50,617 million. As at 31 December 2012, if equity prices at that date had been 10% higher (lower), with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 248 million before tax, and profit before tax would increase (decrease) by RR 4,814 million. As at 31 December 2011, if equity prices at that date had been 10% higher (lower) with all other variables held constant, the Group’s comprehensive income and revaluation reserve in equity would increase (decrease) by RR 290 million before tax, and profit before tax would increase (decrease) by RR 6,708 million.

(b) Credit risk.

The amounts exposed to credit risk are as follows:

	Long-term	Other	Cash and		Short-term
	promissory	non-current	cash	Bank	promissory		Accounts
	notes	assets	equivalents	deposits	notes	Loans	receivable
31 December 2012	(Note 10)	(Note 11)	(Note 12)	(Note 13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	1,457	3,382	24,056	980	22,938	17	17,244
Not overdue, but impaired:	-	-	-	-	-	-	-
- gross amount	12,022	580	-	-	-	-	99
- less impairment provision	(12,022)	(580)	-	-	-	-	(99)
Overdue, but not impaired	-	-	-	-	442	21	4,772
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	-	-	-	-	-	5,429
- less impairment provision	-	-	-	-	-	-	(5,429)
Total amount	1,457	3,382	24,056	980	23,380	38	22,016

	Long-term	Other	Cash and		Short-term
	promissory	non-current	cash	Bank	promissory		Accounts
	notes	assets	equivalents	deposits	notes	Loans	receivable
31 December 2011	(Note 10)	(Note 11)	(Note 12)	(Note13)	(Note 10)	given	(Note 14)
Not overdue, not impaired	5,731	100	25,627	1,184	20,737	5	9,758
Not overdue, but impaired:	9,197	-	-	-	-	-	-
- gross amount	12,022	90	-	-	-	-	600
- less impairment provision	(2,825)	(90)	-	-	-	-	(600)
Overdue, but not impaired	-	16	-	-	-	443	3,210
Overdue and impaired:	-	-	-	-	-	-	-
- gross amount	-	18	-	-	-	15	6,878
- less impairment provision	-	(18)	-	-	-	(15)	(6,878)
Total amount	14,928	116	25,627	1,184	20,737	448	12,968

As at 31 December 2012 the amount of financial assets, which were exposed to credit risk, was RR 75,309 million (as at 31 December 2011: RR 76,008 million). Although collection of receivables could be influenced by economic factors, management of the Group believes that there is no significant risk of loss to the Group beyond the provision for impairment of receivables already recorded.

The Group’s trade debtors are quite homogenous as regards their credit quality and concentration of credit risk. They are primarily comprised of large, reputable customers, most of which are controlled by, or related to the Government of the RF. Historical data, including payment histories during the recent credit crisis, would suggest that the risk of default from such customers is very low.

40

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 29. Financial instruments and financial risks (continued)

Credit risk is managed at the Group level. In most cases the Group does not calculate their customers’ credit status but rates their creditworthiness on the basis of the financial position, prior experience and other factors. The cash has been deposited in the financial institutions with no more than minimal exposure to the default risk at the time of account opening. Promissory notes are generally from Russian banks with minimum credit rating not below BB- by Standard & Poor's or Ba3 by Moody’s. Although some of the banks and companies have no international credit rating, management believes that they are reliable counterparties with a stable position on the Russian market.

(c) Liquidity risk. Liquidity risk is managed at the Group level and includes maintaining the appropriate volume of monetary funds, conservative approach to excess liquidity management, and access to financial resources by securing credit facilities and limiting the concentrations of cash in banks. The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the end of the reporting period to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as the impact of discounting is not significant.

	Less than	1 to 2	2 to 5	Over 5
	1 year	years	years	years	Total
As at 31 December 2012
Non-current and current debt and interest payable
(Notes 18, 20)	40,649	65,210	111,748	67,233	284,840
Accounts payable to the shareholders
of FGC UES (Note 16)	3,257	-	-	-	3,257
Accounts payable and accrued charges (Note 21)	31,442	-	-	-	31,442
Total as at 31 December 2012	75,348	65,210	111,748	67,233	319,539
As at 31 December 2011
Non-current and current debt and interest payable
(Notes 18, 20)	32,735	60,431	46,331	37,245	176,742
Accounts payable to the shareholders
of FGC UES (Note 16)	2,275	-	-	-	2,275
Accounts payable and accrued charges (Note 21)	30,641	-	-	-	30,641
Total as at 31 December 2011	65,651	60,431	46,331	37,245	209,658

(d) Fair value. Management believes that the fair value of financial assets and liabilities is not significantly different from their carrying amounts. The carrying value of trade receivables less provision for doubtful debtors is assumed to approximate their fair value due to the short-term nature of the receivables. The fair value of financial liabilities for disclosure in the consolidated financial statements is estimated by discounting future contractual cash flows at the current market interest rate that is available for Group for similar financial instruments.

The financial instruments of the Group carried at fair value represent available-for-sale investments (Note 9). The fair value of the available-for-sale investments is determined by the quoted prices in active markets for identical financial assets.

Note 30. Capital risk management

The Group’s management of the capital of its entities aims to comply with the capital requirements established by the legislation of the Russian Federation for joint stock companies, in particular:

  share capital cannot be lower than RR 100 thousand;

  in case the share capital of an entity is greater than statutory net assets of the entity, such entity must reduce its share capital to the value not exceeding its statutory net assets;

  in case the minimum allowed share capital exceeds the entity’s statutory net assets, such entity is subject for liquidation.

As at 31 December 2012 several companies of the Group namely OJSC “Nurenergo”, OJSC “Mobile gas-turbine electricity plants”, OJSC “The Kuban trunk grids”, OJSC “Engineering and construction management centre of Unified Energy System” and OJSC “The principle electricity transmission service company of Unified National Electrical Grid” were not in compliance with all requirements mentioned above. Management of the Group is currently implementing measures to ensure compliance with all legislation requirements within a short period. Management considers that a breach of above mentioned requirements will not have material effect on the Group’s consolidated financial statements.

41

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 30. Capital risk management (continued)

The Group’s capital management objectives are to ensure that its operations be continued at a profit for the shareholders and with benefits for other stakeholders, and to maintain the optimal capital structure with a view to reduce the cost of capital. In order to maintain or adjust the capital structure, the Group can adjust the dividends paid to the shareholders or their contributions to the authorised capital by issuing new shares or by selling assets to reduce debts.

The Group monitors capital ratios, including the gearing ratio, calculated on the basis of figures of financial statements prepared under the RAR. The Group should ensure that its gearing ratio, being the total debt divided by the total equity, does not exceed 0.50. As at 31 December 2012 the Company’s gearing ratio calculated under RAR was 0.25 (as at 31 December 2011: 0.15).

Note 31. Segment information

The Group operates within one operating segment. The Group’s single primary activity is provision of electricity transmission services within the Russian Federation which is represented as Transmission segment. This segment comprises JSC “FGC UES”, LLC “Index energetiki – FGC UES”, OJSC “The Kuban trunk grids”, OJSC “The Tomsk trunk grids”, and maintenance (service) subsidiaries – OJSC “The principle electricity transmission service company of the UNEG” and OJSC “Specialised electricity transmission service company of the UNEG” which are engaged in maintenance services (repair and restoration) for the UNEG.

The Board of Directors of the Company has been determined as chief operating decision maker (the “CODM”) of the Group which generally analyses information relating to Transmission segment. The Board of Directors does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on the statutory financial statements prepared according to RAR as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by the CODM is net profit of segment based on the statutory financial statements prepared according to RAR. The other information provided to the CODM is also based on statutory financial statements prepared according to RAR.

	Transmission segment – based on statutory financial
	statements prepared according to RAR
	Year ended	Year ended
	31 December 2012	31 December 2011
Revenue from external customers	139,257	137,450
Intercompany revenue	355	337
Total revenue	139,612	137,787
Depreciation and amortisation *	60,111	40,092
Interest income	4,409	4,253
Interest expenses	59	69
Current income tax	1,529	8,413
Loss for the year	(31,601)	(15,597)
Capital expenditure	164,394	166,582

	31 December 2012	31 December 2011
Total reportable segment assets	1,151,565	1,072,677
Total reportable segment liabilities	323,824	233,819
* Depreciation charge under RAR is based on useful lives determined by statutory regulations.

	Year ended	Year ended
	31 December 2012	31 December 2011
Total revenue from segment (RAR)	139,612	137,787
Reclassification between revenue and other income	(1,427)	(367)
Non-segmental revenue	2,483	2,488
Elimination of intercompany revenue	(355)	(337)
Total revenue (IFRS)	140,313	139,571

42

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 31. Segment information (continued)

	Year ended	Year ended
	31 December 2012	31 December 2011
Loss for the year (RAR)	(31,601)	(15,597)
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	18,372	8,129
Reversal of impairment / (impairment) of property, plant and equipment	512	(808)
Financial instruments
Reversal of re-measurement of available-for-sale investments and
investments in associates	22,870	36,645
Adjustment to the gain on disposal of available-for-sale investments and
investments in associates	-	28,927
Impairment of available-for-sale investments	(18,941)	(12,661)
Reversal of impairment of investments in associates	313	-
Loss on re-measurement of assets held for sale	-	(4,718)
Discounting of promissory notes	(493)	(764)
Reversal of impairment of promissory notes	3,460	-
Consolidation
Reversal of impairment of investments in subsidiaries	916	1,518
Reversal of impairment of intercompany promissory notes	6,904	13,037
Reversal of re-measurement of treasury shares	1,073	1,200
Other
Write-off of research and development to expenses	(351)	(656)
Share of result of associates	21	8
Adjustment to allowance for doubtful debtors	(298)	(4,316)
Share-based compensation	(605)	(1,342)
Accrual of retirement benefit obligations	(130)	(236)
Deferred tax adjustment	8,231	614
Other adjustments	500	306
Non-segmental other operating loss	(3,710)	(298)
Profit for the year (IFRS)	7,043	48,988

43

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 31. Segment information (continued)

	31 December 2012	31 December 2011
Total reportable segment assets (RAR)	1,151,565	1,072,677
Property, plant and equipment
Adjustment to the carrying value of property, plant and equipment	147,674	147,661
Reversal of impairment of property, plant and equipment	549	37
Recognition of property, plant and equipment under finance lease	790	861
Financial instruments
Adjustment to cost of investments in associates	431	(62)
Adjustment to cost of available-for-sale investments	5,658	(3,881)
Discounting of promissory notes	(900)	(3,867)
Consolidation
Reversal of impairment of investments in subsidiaries	8,014	7,098
Reversal of impairment of intercompany promissory notes	23,607	16,703
Reversal of re-measurement of treasury shares	(2,765)	(3,838)
Unrealised profit adjustment	(3,448)	(2,020)
Elimination of investments in subsidiaries	(23,462)	(23,462)
Elimination of intercompany balances	(55,033)	(55,928)
Other
Write-off of research and development to expenses	(2,611)	(2,260)
Adjustment to allowance for doubtful debtors	2,511	2,809
Deferred tax assets adjustment	(6,151)	(3,895)
Netting of VAT recoverable and payable	(3,976)	(6,701)
Netting of advances and payables	(46)	(1,043)
Other adjustments	800	1,163
Non-segmental assets	17,034	21,625
Total assets (IFRS)	1,260,241	1,163,677

	31 December 2012	31 December 2011
Total reportable segment liabilities (RAR)	323,824	233,819
Netting of VAT recoverable and payable	(3,976)	(6,701)
Netting of advances and payables	(46)	(1,043)
Recognition of finance lease liabilities	778	849
Accrual of retirement benefit obligations	4,919	4,495
Deferred tax liabilities adjustment	63,229	71,515
Accrual of payables recognised in another accounting period	126	769
Other adjustments	65	136
Non-segmental liabilities	18,559	17,659
Elimination of intercompany balances	(55,033)	(55,928)
Total liabilities (IFRS)	352,445	265,570

The main differences between financial information prepared in accordance with IFRS and the financial information reported to the chief operating decision-maker related to profit or loss, and assets and liabilities results from the differences in the accounting methods under IFRS and RAR. Financial information on segments reported to the CODM under RAR does not reflect the adjustments made in accordance with IFRS.

Non-segmental revenue, non-segmental other operating loss, non-segmental assets and non-segmental liabilities represent corresponding revenue, loss (profit), assets and liabilities of components (subsidiaries) that are not determined as segments by the CODM.

Information on revenue for separate services and products of the Group is presented in Note 22.The Group performs most of its activities in the Russian Federation and does not have any significant revenue from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are government-related entities. The amounts of revenue from such entities are disclosed in Note 5. The Group has no other major customers with turnover over 10 percent of the Group revenue.

44

JSC “FGC UES”

Notes to the Consolidated Financial Statements (in millions of Russian Roubles unless otherwise stated)

Note 32. Events after the reporting period

Additional share issue. In March 2013, the Company completed and registered an additional share issue. As the result of this share issue 6,754,357,256 ordinary shares with a nominal value of RR 0.5 per share were placed for a consideration of RR 3,250 million in cash and other assets at the cost of RR 127 million. As a result of the exercise of the state’s pre-emptive rights during the share issue, the interest of the state in the Company increased from 79.55 to 79.64 per cent. Cash proceeds from the share issue will be used for financing of the investment program of the Company.

Bonds issue. In January 2013, the Group issued certified interest-bearing non-convertible bearer bonds of Series 24 with a total nominal value of RR 10,000 million, an interest rate fixed for the first 14 coupons at 8.0 percent, maturity in January 2028, and embedded put option in January 2020. The interest is payable every six months during the terms of the bonds.

Repayment of debt. In January and March 2013, the Group made a full early repayment of two loans issued by OJSC “Gazprombank” in the amount of RR 10,000 million each.

45

Appendix No. 9 IFRS Consolidated Financial Statements of the Issuer and its subsidiaries and affiliates for 6 months of 2013

RSM RUS

Audit Tax Advisory

RSM RUS

4, Pudovkina St., Moscow 119285, Russia

Tel: +7 (495) 363-28-48 Fax: +7 (495) 981-
41-21 E-mail: mail@rsmriis.com
www.rsmrus.com

JSC “FGC UES”

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

PREPARED IN ACCORDANCE WITH

IAS 34 “INTERIM FINANCIAL REPORTING”

FOR THE SIX MONTHS ENDED 30 JUNE 2013

(UNAUDITED)

RSM RUS
4, Pudovkina St., Moscow 119285, Russia
Tel: +7 (495) 363-28-48 Fax: +7 (495) 981-41-21 E-mail:
mail@rsmriis.com www.rsmrus.com

27.08.2013 № RSM – 08

FEDERAL GRID COMPANY UES GROUP

REPORT ON REVIEW OF CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

To the Shareholders and the Board of Directors of "Federal Grid Company of Unified Energy System", Joint-Stock Company ("FGC UES", JSC)

Introduction
We have reviewed the accompanying condensed consolidated interim financial statements of "FGC UES", JSC and its subsidiaries (the "Group") which comprise condensed consolidated interim statement of financial position as at 30 June 2013 and condensed consolidated interim statements of comprehensive income, cash flows and changes in equity for the six months then ended, and the main accounting policies and other explanatory notes. Management is responsible for the preparation and fair presentation of these condensed consolidated interim financial statements in accordance with International Accounting Standard 34, "Interim Financial Reporting". Our responsibility is to express a conclusion on these condensed consolidated interim financial statements based on our review.

Scope of Review
We conducted our review in accordance with International Standard on Review Engagements 2410, "Review of Interim Financial Information Performed by the Independent Auditor of the Entity". A review of consolidated interim financial statements consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures, and it does not include confirmation of the provided information. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion
Based on our review, nothing has come to our attention that causes us to believe that the accompanying condensed consolidated interim financial statements do not present fairly, in all material respects, the financial position of the Group as at 30 June 2013, and its financial performance and its cash flows for the six months then ended in accordance with International Accounting Standard 34, "Interim Financial Reporting".

Emphasis of Matter
Without qualifying our conclusion, we draw attention to Notes 1 and 5 to the accompanying condensed consolidated interim financial statements. The Government of the Russian Federation is the ultimate controlling party of the Group and governmental economic and social policies affect the Group's financial position, results of operations and cash flows.

Moscow, Russian Federation	[signature]

27 August 2013	[stamp]

RSM RUS is an independent member firm of RSM International an affiliation of independent accounting and consulting firms.

JSC “FGC UES”

Condensed Consolidated Interim Statement of Financial Position (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

			31 December 2012
	Notes	30 June 2013	(restated)
ASSETS
Non-current assets
Property, plant and equipment	5	1,118,301	1,096,535
Intangible assets		9,367	9,319
Investments in associates		1,491	1,403
Available-for-sale investments	6	26,586	50,617
Long-term promissory notes	7	939	1,457
Other non-current assets		2,880	4,498
Total non-current assets		1,159,564	1,163,829

Current assets
Cash and cash equivalents	8	37,192	24,056
Bank deposits		1,043	980
Short-term promissory notes	7	13,973	23,380
Loans given		49	38
Accounts receivable and prepayments	9	37,373	38,808
Income tax prepayments		1,173	2,143
Inventories		7,776	7,007
Total current assets		98,579	96,412
TOTAL ASSETS		1,258,143	1,260,241

EQUITY AND LIABILITIES
Equity
Share capital: Ordinary shares	10	633,570	630,193
Treasury shares	10	(4,782)	(4,917)
Share premium		10,501	10,501
Reserves		310,761	311,519
Accumulated deficit		(52,281)	(42,237)
Equity attributable to shareholders of FGC UES		897,769	905,059
Non-controlling interest		345	733
Total equity		898,114	905,792

Non-current liabilities
Deferred income tax liabilities		79,120	80,489
Non-current debt	12	186,158	193,200
Retirement benefit obligations		6,958	7,294
Total non-current liabilities		272,236	280,983

Current liabilities
Accounts payable to shareholders of FGC UES		10	3,257
Current debt and current portion of non-current debt	12	39,400	23,218
Accounts payable and accrued charges	13	48,300	46,816
Income tax payable		83	175
Total current liabilities		87,793	73,466
Total liabilities		360,029	354,449
TOTAL EQUITY AND LIABILITIES		1,258,143	1,260,241

Authorised for issue and signed on behalf of the Management Board:

27 August 2013

First Deputy Chairman of the Management Board	A.E. Murov

Head of Accounting and Financial Reporting – Chief Accountant	A.P. Noskov

The accompanying notes are an integral part of these Condensed Consolidated Interim Financial Statements

4

JSC “FGC UES”

Condensed Consolidated Interim Statement of Comprehensive Income (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

			Six months ended
		Six months ended	30 June 2012
	Notes	30 June 2013	(restated)
Revenues	14	75,826	66,909
Other operating income		1,445	1,447
Operating expenses	15	(66,329)	(53,310)
(Impairment) / reversal of impairment of property, plant and equipment, net		(392)	267
Operating profit		10,551	15,313
Finance income	16	1,977	1,934
Finance costs	17	(349)	(332)
Impairment of available-for-sale investments	6	(22,977)	(12,895)
(Impairment) / reversal of impairment of promissory notes		(451)	303
Reversal of impairment of investments in associates		-	313
Share of result of associates		8	(1)
(Loss) / profit before income tax		(11,241)	4,635
Income tax	11	322	(657)
(Loss) / profit for the period		(10,919)	3,978
Other comprehensive income / (loss)
Items that will not be reclassified subsequently to profit or loss
Remeasurements of retirement benefit obligations		546	-
Change in revaluation reserve for property, plant and equipment in associates		-	260
Income tax relating to items that will not be reclassified		(49)	-
Total items that will not be reclassified to profit or loss		497	260
Items that may be reclassified subsequently to profit or loss
Change in fair value of available-for-sale investments	6	(24,031)	(13,559)
Impairment of available-for-sale investments recycled to profit or loss	6	22,977	12,895
Foreign currency translation difference		80	24
Income tax relating to items that may be reclassified		211	133
Total items that may be reclassified to profit or loss		(763)	(507)
Other comprehensive loss for the period, net of income tax		(266)	(247)
Total comprehensive (loss) / income for the period		(11,185)	3,731
(Loss) / profit attributable to:
Shareholders of FGC UES	18	(10,536)	4,009
Non-controlling interest		(383)	(31)
Total comprehensive (loss) / income attributable to:
Shareholders of FGC UES		(10,802)	3,762
Non-controlling interest		(383)	(31)
(Loss) / earnings per ordinary share for (loss) / profit attributable to shareholders of FGC UES – basic and diluted (in Russian Rouble)	18	(0.008)	0.003

The accompanying notes are an integral part of these Condensed Consolidated Interim Financial Statements

5

JSC “FGC UES”

Condensed Consolidated Interim Statement of Cash Flows (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

			Six months ended
		Six months ended	30 June 2012
	Notes	30 June 2013	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) / profit before income tax		(11,241)	4,635
Adjustments to reconcile (loss) / profit before income tax to net cash provided by operations
Depreciation of property, plant and equipment	15	27,435	20,186
Loss on disposal of property, plant and equipment		381	279
Amortisation of intangible assets		409	278
Impairment / (reversal of impairment) of property, plant and equipment, net	5	392	(267)
Impairment of available-for-sale investments	6	22,977	12,895
Impairment / (reversal of impairment) of promissory notes		451	(303)
Reversal of impairment of investments in associates		-	(313)
Share of result of associates		(8)	1
Accrual of allowance for doubtful debtors	15	3,738	1,933
Share-based compensation		135	361
Finance income	16	(1,977)	(1,934)
Finance costs	17	349	332
Other non-cash operating (income) / expense		(3)	7
Operating cash flows before working capital changes and income tax paid		43,038	38,090
Working capital changes:
Increase in accounts receivable and prepayments		(1,101)	(2,145)
Increase in inventories		(769)	(1,177)
Decrease in other non-current assets		134	46
Increase in accounts payable and accrued charges		2,268	4,364
Decrease in retirement benefit obligations		(48)	(112)
Income tax paid		(19)	(1,613)
Net cash generated by operating activities		43,503	37,453
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(42,235)	(58,882)
Proceeds from disposal of property, plant and equipment		211	341
Purchase of intangible assets		(457)	(803)
Purchase of promissory notes		(13,079)	(35,000)
Redemption of promissory notes		23,597	45,027
Investment in bank deposits		(1,618)	(1,897)
Redemption of bank deposits		1,555	2,046
Interest received		1,187	1,169
Net cash used in investing activities		(30,839)	(47,999)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from non-current borrowings		40,000	20,000
Repayment of non-current borrowings		(32,000)	-
Repayment of current borrowings		-	(59)
Repayment of lease		(75)	(75)
Interest paid		(7,453)	(4,994)
Net cash generated by financing activities		472	14,872
Net increase in cash and cash equivalents		13,136	4,326
Cash and cash equivalents at the beginning of the period	8	24,056	25,627
Cash and cash equivalents at the end of the period	8	37,192	29,953

The accompanying notes on are an integral part of these Condensed Consolidated Interim Financial Statements

6

JSC “FGC UES”

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

		Attributable to shareholders of FGC UES						Non-
		Share	Share	Treasury		Accumu-		controlling	Total
	Notes	capital	premium	shares	Reserves	lated deficit	Total	interest	equity
As at 1 January 2013, as previously reported		630,193	10,501	(4,917)	313,117	(41,831)	907,063	733	907,796
Effect of changes in accounting policies		-	-	-	(1,598)	(406)	(2,004)	-	(2,004)
As at 1 January 2013 (restated)		630,193	10,501	(4,917)	311,519	(42,237)	905,059	733	905,792
Comprehensive income / (loss) for the period
Loss for the period		-	-	-	-	(10,536)	(10,536)	(383)	(10,919)
Other comprehensive income / (loss), net of related income tax
Change in revaluation reserve for property, plant and equipment		-	-	-	(492)	492	-	-	-
Change in fair value of available-for-sale investments	6	-	-	-	(19,224)	-	(19,224)	-	(19,224)
Impairment of available-for-sale investments recycled to profit or loss	6	-	-	-	18,381	-	18,381	-	18,381
Remeasurements of retirement benefit obligations		-	-	-	497	-	497		497
Foreign currency translation difference		-	-	-	80	-	80	-	80
Total other comprehensive (loss) / income		-	-	-	(758)	492	(266)	-	(266)
Total comprehensive loss for the period		-	-	-	(758)	(10,044)	(10,802)	(383)	(11,185)
Transactions with shareholders of FGC UES recorded directly in equity
Issue of share capital	10	3,377	-	-	-	-	3,377	-	3,377
Share-based compensation		-	-	135	-	-	135	-	135
Dividends declared		-	-	-	-	-	-	(5)	(5)
Total transactions with shareholders of FGC UES		3,377	-	135	-	-	3,512	(5)	3,507
As at 30 June 2013		633,570	10,501	(4,782)	310,761	(52,281)	897,769	345	898,114

The accompanying notes are an integral part of these Condensed Consolidated Interim Financial Statements

7

JSC “FGC UES”

Condensed Consolidated Interim Statement of Changes in Equity (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

		Attributable to shareholders of FGC UES						Non-
		Share	Share	Treasury		Accumu-		controlling	Total
	Notes	capital	premium	shares	Reserves	lated deficit	Total	interest	equity
As at 1 January 2012, as previously reported		627,974	10,501	(5,522)	314,323	(49,962)	897,314	793	898,107
Effect of changes in accounting policies		-	-	-	148	(511)	(363)	-	(363)
As at 1 January 2012 (restated)		627,974	10,501	(5,522)	314,471	(50,473)	896,951	793	897,744
Comprehensive income / (loss) for the period
Profit / (loss) for the period		-	-	-	-	4,009	4,009	(31)	3,978
Other comprehensive income / (loss), net of related income tax
Change in revaluation reserve for property, plant and equipment		-	-	-	(388)	388	-	-	-
Change in revaluation reserve for property, plant and equipment of associates		-	-	-	260	-	260	-	260
Change in fair value of available-for-sale investments	6	-	-	-	(10,846)	-	(10,846)	-	(10,846)
Impairment of available-for-sale investments recycled to profit or loss	6	-	-	-	10,315	-	10,315	-	10,315
Foreign currency translation difference		-	-	-	24	-	24	-	24
Total other comprehensive (loss) / income		-	-	-	(635)	388	(247)	-	(247)
Total comprehensive income / (loss) for the period		-	-	-	(635)	4,397	3,762	(31)	3,731
Transactions with shareholders of FGC UES recorded directly in equity
Issue of share capital		2,219	-	-	-	-	2,219	-	2,219
Share-based compensation		-	-	361	-	-	361	-	361
Recovery of unclaimed dividends		-	-	-	-	1	1	-	1
Total transactions with shareholders of FGC UES		2,219	-	361	-	1	2,581	-	2,581
As at 30 June 2012 (restated)		630,193	10,501	(5,161)	313,836	(46,075)	903,294	762	904,056

The accompanying notes are an integral part of these Condensed Consolidated Interim Financial Statements

8

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 1. JSC “FGC UES” and its operations

Joint-Stock Company “Federal Grid Company of Unified Energy System” (“FGC UES” or the “Company”) was established in June 2002 for the purpose of operating and managing the electricity transmission grid infrastructure of the Russian Unified National Electric Grid (the “UNEG”).

FGC UES and its subsidiaries (the “Group”) act as the natural monopoly operator for the UNEG. The Group’s principal operating activities consist of providing electricity transmission services, providing connection to the electricity grid, maintaining the electricity grid system, technical supervision of grid facilities and investment activities in the development of the UNEG. The majority of the Group’s revenues are generated via tariffs for electricity transmission, which are approved by the Russian Federal Tariff Service (the “FTS”) based on the Regulatory Asset Base (“RAB”) regulation. FGC UES's main customers are distribution grid companies (“IDGCs”), certain large commercial end customers and retail electricity supply companies.

On 14 June 2013 the Government of the Russian Federation (the “RF”) transferred its stake in FGC UES to OJSC “Russian Grids” (former OJSC “IDGC Holding”), the holding company of an electricity distribution group, controlled by the Government of the RF. As a result of this share transfer, as at 30 June 2013, FGC UES was 79.64% owned and controlled by OJSC “Russian Grids”. The remaining shares are traded on Moscow Interbank Currency Exchange and as Global Depository Receipts on the London Stock Exchange.

The registered office of the Company is located at 5A Akademika Chelomeya Street, Moscow 117630, Russian Federation.

Relationships with the state. The Government of the RF is the ultimate controlling party of FGC UES. The Government directly affects the Group's operations via regulation over tariff by the FTS and its investment program is subject to approval by both the FTS and the Ministry of Energy. Ultimately the Government supports the Group due to its strategic position in the Russian Federation. The Government's economic, social and other policies could have a material impact on the Group’s operations.

Business environment. The Group's operations are located in the Russian Federation. Consequently, the Group is exposed to the economic and financial markets of the RF, which display characteristics of an emerging market. The legal, tax and regulatory framework continue to develop, but are subject to varying interpretations and frequent changes which contribute to the challenges faced by entities operating in the RF (Note 19). These condensed consolidated interim financial statements (“Condensed Consolidated Interim Financial Statements”) reflect management's assessment of the impact of the Russian business environment on the operations and financial position of the Group. The future business environment may differ from management's assessment.

Seasonality of business. The Group’s services are not seasonal.

Note 2. Basis of preparation

Statement of compliance. These Condensed Consolidated Interim Financial Statements have been prepared in accordance with IAS 34 “Interim Financial Reporting”. They do not include all the information required for a complete set of consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS). Selected explanatory notes are included to explain events and transactions that are significant for understanding of changes in the Group's financial position and performance since the last annual consolidated financial statements. All information should be read in conjunction with the Group’s audited consolidated financial statements as at and for the year ended 31 December 2012 prepared in accordance with IFRS.

Critical accounting estimates and assumptions. In preparing these Condensed Consolidated Interim Financial Statements, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended 31 December 2012.

Note 3. Summary of significant accounting policies

Except for the adoption of the new standards and interpretations effective for the annual periods beginning on 1 January 2013, the accounting policies followed in the preparation of these Condensed Consolidated Interim Financial Statements were consistent with those applied in the consolidated financial statements as at and for the year ended 31 December 2012. Income tax in the interim periods is accrued using the tax rate that would be applicable to expected total annual profit or loss.

9

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

Changes in accounting policies. The Group applies, for the first time, certain standards and amendments that require restatement of previous financial statements. These include IAS 19 (Revised 2011) “Employee Benefits” and amendments to IAS 1 “Presentation of Financial Statements”. As required by IAS 34, the nature and the effect of these changes are disclosed below. Several other new standards and amendments apply for the first time in 2013. However, they do not impact the Group’s annual consolidated financial statements or the condensed consolidated interim financial statements.

Amendment to IAS 1 “Presentation of items of other comprehensive income”

The Amendment requires an entity to present separately items of other comprehensive income that could be reclassified in the future to profit or loss from those items that will never be reclassified to profit or loss. In addition, according to the Amendment the title of statement of comprehensive income was changed to statement of profit or loss and other comprehensive income. However, use of other titles is permitted.

IAS 19 (2011) “Employee Benefits”

The standard has been significantly amended in relation to defined benefits plans, including the following:

  the corridor method is removed and, therefore, all changes in the present value of the defined benefit obligation will be recognised immediately as they occur;

  remeasurements of the net defined benefit obligation are recognised only in other comprehensive income, the current ability to recognise all changes in the defined benefit obligation in profit or loss is eliminated.

In addition, new disclosures, such as quantitative sensitivity analysis, are now required.

The Group applied IAS 19 (2011) to its defined benefit pension plans retrospectively beginning from 1 January 2012. As a result, past service costs are recognised in full amount as expense as at the earlier of the following dates: (a) the date of plan amendment or plan curtailment, and (b) the date when the related restructuring costs or termination benefits are recognised. Previously the entity recognised past service costs as an expense on the straight-line basis over the average period until the benefits become vested.

According to IAS 19 (2011) remeasurements of the net defined benefit obligation are recognised in other comprehensive income. Previously the Group applied the corridor method.

The application of the revised standard had the following impact on the Group’s financial position (in RR million):

As at 1 January 2012:	As previously	Effect of changes in
	reported	accounting policies	As restated
Retirement benefit obligations	4,686	358	5,044
Deferred income tax liabilities	80,572	5	80,577
Total liabilities	265,570	363	265,933
Reserves	314,323	148	314,471
Accumulated deficit	(49,962)	(511)	(50,473)
Total equity	898,107	(363)	897,744

As at 31 December 2012:	As previously	Effect of changes in
	reported	accounting policies	As restated
Retirement benefit obligations	5,164	2,130	7,294
Deferred income tax liabilities	80,615	(126)	80,489
Total liabilities	352,445	2,004	354,449
Reserves	313,117	(1,598)	311,519
Accumulated deficit	(41,831)	(406)	(42,237)
Total equity	907,796	(2,004)	905,792

10

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 3. Summary of significant accounting policies (continued)

Changes in condensed consolidated interim statement of comprehensive income:

For the six months ended 30 June 2012:	As previously	Effect of changes in
	reported	accounting policies	As restated
Operating expenses	(53,584)	274	(53,310)
Finance costs	(129)	(203)	(332)
Income tax	(650)	(7)	(657)
Profit for the period	3,914	64	3,978
Other comprehensive loss for the period, net of income tax	(247)	-	(247)
Total comprehensive income for the period	3,667	64	3,731

Note 4. Balances and transactions with related parties

Government-related entities. During the six months ended 30 June 2013 and 2012 the Group had the following significant transactions with government-related entities:

	Six months ended	Six months ended
	30 June 2013	30 June 2012
Transmission revenue	64,146	60,136
Electricity sales	451	266
Connection services	22	99
Purchased electricity for production needs	3,526	3,337

Significant balances with government-related entities are presented below:

	30 June 2013	31 December 2012
Cash and cash equivalents	27,183	9,637
Short-term promissory notes	4,431	17,264
Trade receivables
(Net of allowance for doubtful debtors of RR 4,973 million as at
30 June 2013 and RR 2,508 million as at 31 December 2012)	22,041	15,806
Available-for-sale investments	26,586	50,617
Non-current debt	(3,658)	(35,700)
Accounts payable and accrued charges	(15,911)	(15,137)

As at 30 June 2013 the Group had long-term undrawn committed financing facilities with government-related banks of RR 102,000 million (as at 31 December 2012: RR 70,000 million) (Note 12). There were no short-term undrawn committed financing facilities with government-related banks as at 30 June 2013 and 31 December 2012.

Tax balances and charges are disclosed in Notes 11, 13 and 15. Tax transactions are disclosed in the Consolidated Interim Statement of Comprehensive Income.

Directors’ compensation. Total remuneration in the form of salary, bonuses and non-cash benefits (social security contributions are not included) provided to the members of the Management Board for the six months ended 30 June 2013 and 2012 was as follows:

	Six months ended	Six months ended
	30 June 2013	30 June 2012
Short-term compensation, including salary and bonuses	181	168
Termination benefits	141	-
Post-employment benefits and other long-term benefits	2	11
Share-based compensation	63	227
Total	387	406

No remuneration was provided to the members of the Board of Directors for the six months ended 30 June 2013 and 2012.

11

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 5. Property, plant and equipment

		Power trans-		Construction
	Buildings	mission grids	Substations	in progress	Other	Total
Appraisal value or cost
Balance as at 1 January 2013	19,131	554,868	285,543	315,161	31,350	1,206,053
Additions	491	19	193	48,087	1,396	50,186
Transfers	547	6,490	3,908	(11,486)	541	-
Disposals	-	(129)	(689)	(31)	(47)	(896)
Reversal of impairment provision	-	-	-	5	-	5
Balance as at 30 June 2013	20,169	561,248	288,955	351,736	33,240	1,255,348

Accumulated depreciation and impairment
Balance as at 1 January 2013	(989)	(55,206)	(43,656)	(1,465)	(8,202)	(109,518)
Depreciation charge	(330)	(13,244)	(11,391)	-	(2,470)	(27,435)
Impairment loss	-	(29)	-	(353)	(15)	(397)
Disposals	-	24	267	-	12	303
Balance as at 30 June 2013	(1,319)	(68,455)	(54,780)	(1,818)	(10,675)	(137,047)

Net book value as at 1 January 2013	18,142	499,662	241,887	313,696	23,148	1,096,535
Net book value as at 30 June 2013	18,850	492,793	234,175	349,918	22,565	1,118,301

		Power trans-		Construction
	Buildings	mission grids	Substations	in progress	Other	Total
Appraisal value or cost
Balance as at 1 January 2012	16,173	481,535	200,419	325,009	23,460	1,046,596
Additions	167	174	820	59,824	988	61,973
Transfers	1,136	4,004	12,168	(17,605)	297	-
Disposals	(1)	(43)	(661)	(71)	(67)	(843)
Reversal of impairment provision	-	-	-	438	-	438
Balance as at 30 June 2012	17,475	485,670	212,746	367,595	24,678	1,108,164

Accumulated depreciation and impairment
Balance as at 1 January 2012	(487)	(33,387)	(26,552)	(1,310)	(4,183)	(65,919)
Depreciation charge	(219)	(10,166)	(8,067)	-	(1,734)	(20,186)
Impairment loss	-	(3)	-	(158)	(10)	(171)
Disposals	-	7	180	-	36	223
Balance as at 30 June 2012	(706)	(43,549)	(34,439)	(1,468)	(5,891)	(86,053)

Net book value as at 1 January 2012	15,686	448,148	173,867	323,699	19,277	980,677
Net book value as at 30 June 2012	16,769	442,121	178,307	366,127	18,787	1,022,111

12

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 6. Available-for-sale investments

		Change in	Impairment
	1 January 2013	fair value**	charge	30 June 2013
OJSC “INTER RAO UES”	48,136	-	(22,977)	25,159
OJSC “Russian Grids”*	2,481	(1,054)	-	1,427
Total	50,617	(1,054)	(22,977)	26,586

		Change in	Impairment
	1 January 2012	fair value**	charge	30 June 2012
OJSC “INTER RAO UES”	67,077	-	(12,895)	54,182
OJSC “Russian Grids”*	2,902	(664)	-	2,238
Total	69,979	(664)	(12,895)	56,420

* Former OJSC “IDGC Holding”.

** For the six months ended 30 June 2013 change in fair value of these available-for-sale investments in the total amount of RR 24,031 million was recognised in other comprehensive income (for the six months ended 30 June 2012: RR 13,559 million). The amount of RR 22,977 million was reclassified from other comprehensive income to profit or loss for the six months ended 30 June 2013.

Valuation of available-for sale investments is made on a recurring basis using quoted market prices (Level 1 inputs) at the end of each reporting period.

Note 7. Promissory notes

	Effective		30 June	31 December
	interest rate	Due	2013	2012
Long-term promissory notes
Bank promissory notes	6.0%-12.6%	2014-2015	396	928
Non-bank promissory notes	11.1%-12.6%	2014-2038	543	529
Total long-term promissory notes			939	1,457
Short-term promissory notes
Bank promissory notes	6.1%-11.1%	2013	10,502	18,768
Non-bank promissory notes	8.9%-12.6%	2012-2013	3,471	4,612
Total short-term promissory notes			13,973	23,380

All promissory notes are denominated in Russian Rouble. Included in long-term non-bank promissory notes are promissory notes of LLC “ENERGO-finance” which are fully impaired. The amount of impairment provision was RR 12,022 million as at 30 June 2013 and 31 December 2012. Fair value of promissory notes approximates their carrying value.

Note 8. Cash and cash equivalents

	30 June 2013	31 December 2012
Cash at bank and in hand	20,800	20,022
Cash equivalents	16,392	4,034
Total cash and cash equivalents	37,192	24,056

Cash equivalents include short-term investments in certificates of deposit with original maturities of three months or less and contractual interest rate of 4.2-6.5% as at 30 June 2013 and 5.3-8.0% as at 31 December 2012. There were no certificates of deposit denominated in foreign currency included in cash equivalents as at 30 June 2013 and 31 December 2012.

13

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 9. Accounts receivable and prepayments

	30 June 2013	31 December 2012
Trade receivables
(Net of allowance for doubtful debtors of RR 8,573 million as at
30 June 2013 and RR 4,839 million as at 31 December 2012)	22,736	20,512
Other receivables
(Net of allowance for doubtful debtors of RR 827 million as at
30 June 2013 and RR 689 million as at 31 December 2012)	1,923	1,504
VAT recoverable	9,233	14,034
Advances to suppliers
(Net of allowance for doubtful debtors of RR 2,013 million as at
30 June 2013 and RR 2,020 million as at 31 December 2012)	3,398	2,685
Tax prepayments	83	73
Total accounts receivable and prepayments	37,373	38,808

Trade and other receivables are not interest-bearing and are largely due in 30 to 90 days as at 30 June 2013 and 31 December 2012. Given the short period of the trade and other receivables repayment, the fair value of such receivables approximates their book value.

Note 10. Equity

Share capital

	Number of shares issued and fully paid
	30 June 2013	31 December 2012	30 June 2013	31 December 2012
Ordinary shares	1,267,141,015,996	1,260,386,658,740	633,570	630,193

Additional issue of shares. In April 2013, the Company completed and registered an additional share issue. The amount of RR 3,377 million received for shares issued was included as at 31 December 2012 in the Consolidated Statement of Financial Position as accounts payable to shareholders of FGC UES. The total consideration amounted to RR 3,250 million in cash and other assets of RR 127 million.

Treasury shares. The Group through a subsidiary holds 13,727,165 thousand ordinary shares in treasury at a total cost of RR 4,782 million (as at 31 December 2012: 4,917 million).

In 2013, treasury shares decreased by RR 135 million with the corresponding recognition of expense relating to share-based compensation, since management plans to use treasury shares for the share option plan.

Dividends. At the Annual General Meeting in June 2013 the decision was approved not to declare dividends for the year ended 31 December 2012. For the six months ended 30 June 2013 dividends were not declared.

Note 11. Income tax

Income tax benefit / (expense) is recognised based on the management’s best estimate of the weighted average annual income tax rate expected for the full financial year. The weighted average annual income tax rate used has been affected by an increase in the unrecognised deferred tax assets amounted to RR 1,643 million.

During the six months ended 30 June 2013 and 2012 most entities of the Group were subject to tax rates of 20 percent on taxable profit.

14

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 12. Debt

	Effective
	interest rate	Due	Option	30 June 2013	31 December 2012
Certified interest-bearing
non-convertible bearer bonds:
with fixed rates	7.15-9.00%	2019-2028	2013-2022	163,538	152,806
with variable rates	CPI + 1% *	2048	-	30,138	-
Stock Exchange authorised certified
interest-bearing non-convertible bearer
bonds	8.10%	2015	2015	10,149	10,151
Loan participation notes (LPNs)	8.45%	2019	-	17,943	17,578
Bank loans from OJSC “Gazprombank”	8.75%	2016	-	3,000	35,055
Finance lease liabilities	9.50%	2018	-	740	778
Total debt				225,508	216,368
Less: current portion of non-current bonds and LPNs				(39,268)	(23,035)
Less: current portion of non-current bank loans				-	(55)
Less: current portion of finance lease liabilities				(82)	(78)
Total non-current debt				186,158	193,200
* Interest rates are fixed for the first coupon at 8.4% and variable for the other: calculated as the consumer price index growth rate for the last year plus 1%.

All debt instruments are denominated in Russian Rouble.

Duirng the reporting period the following certified interest-bearing non-convertible bearer bonds were issued:

	Effective interest
	rate	Issue date	Due	Option	30 June 2013	31 December 2012
Series 24	8.00%	25.01.2013	07.01.2028	24.01.2020	10,000	-
Series 23	8.4% / CPI + 1%	10.06.2013	27.04.2048	-	10,000	-
Series 28	8.4% / CPI + 1%	10.06.2013	27.04.2048	-	20,000	-

As at 30 June 2013 the estimated fair value of total non-current debt (including the current portion) was RR 221,576 million (as at 31 December 2012: RR 213,721 million), which was measured using the market prices for quoted FGC UES bonds as at 30 June 2013.

As at 30 June 2013 the Group had long-term undrawn committed financing facilities of RR 159,500 million (as at 31 December 2012: RR 122,500 million) which could be used for the general purposes of the Group.

Note 13. Accounts payable and accrued charges

	30 June 2013	31 December 2012
Trade payables	15,254	14,653
Accounts payable to construction companies
and suppliers of property, plant and equipment	14,851	15,533
Advances received	12,167	12,842
Accounts payable to employees	2,176	1,162
Taxes other than on income payable	1,845	910
Other creditors and accrued liabilities	2,007	1,716
Total accounts payable and accrued charges	48,300	46,816

Note 14. Revenue

	Six months ended	Six months ended
	30 June 2013	30 June 2012
Transmission fee	73,913	65,342
Electricity sales	1,357	912
Connection services	280	504
Grids repair and maintenance services	276	151
Total revenues	75,826	66,909

15

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 15. Operating expenses

		Six months ended
	Six months ended	30 June 2012
	30 June 2013	(restated)
Depreciation of property, plant and equipment	27,435	20,186
Employee benefit expenses and payroll taxes	14,656	12,759
Purchased electricity	7,009	6,432
Accrual of allowance for doubtful debtors	3,738	1,933
Taxes, other than on income	2,287	792
Electricity transit via foreign countries	1,164	811
Repairs and maintenance of equipment (by contractors)	1,128	1,567
Materials for repair	1,061	872
Business trips and transportation expenses	1,037	950
Security services	966	894
Other materials	922	837
Rent	885	850
Other expenses	4,040	4,427
Total operating expenses	66,328	53,310

Note 16. Finance income

	Six months ended	Six months ended
	30 June 2013	30 June 2012
Interest income	1,965	1,875
Foreign currency exchange differences	11	58
Other finance income	1	1
Total finance income	1,977	1,934

Note 17. Finance costs

		Six months ended
	Six months ended	30 June 2012
	30 June 2013	(restated)
Interest expense	8,669	5,603
Net interest on the defined benefit obligations	258	203
Foreign currency exchange differences	25	43
Other finance costs	29	43
Total finance cost	8,981	5,892
Less: capitalised interest expenses	(8,632)	(5,560)
Total finance cost recognised in profit or loss	349	332

Note 18. Loss per ordinary share for loss attributable to shareholders of FGC UES

		Six months ended
	Six months ended	30 June 2012
	30 June 2013	(restated)
Weighted average number of ordinary shares
(millions of shares)	1,253,414	1,246,659
(Loss) / profit attributable to shareholders of FGC UES
(millions of RR)	(10,536)	4,009
Weighted average (loss) / earnings per share – basic and diluted
(in RR)	(0.008)	0.003

The Group has no dilutive potential ordinary shares; therefore, the diluted (loss) / earnings per share equal the basic (loss) / earnings per share.

16

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 19. Contingencies, commitments, operating and financial risks

There have been no changes in political environment, insurance policies and environmental matters during the six months ended 30 June 2013 in comparison with those described in the Group’s consolidated financial statements for the year ended 31 December 2012 as well as there have been no changes in operating and financial risk management policies since year end.

Legal proceedings. In the normal course of business the Group entities may be a party to certain legal proceedings. In the opinion of management, currently there are no existing legal proceedings or claims outstanding or final dispositions which will have a material adverse effect on the financial position of the Group.

As at 30 June 2013 the Group's subsidiary, OJSC ”Nurenergo” was engaged in a number of litigations involving claims amounting in total to RR 8,295 million (as at 31 December 2012: RR 7,433 million), for collection of amounts payable for electricity purchased by OJSC ”Nurenergo”. This amount is recorded within accounts payable. No additional provision has been made as the Group's management believes that these claims are unlikely to result in any further liabilities. In September 2012, the Commercial Court of the Republic of Chechnya commenced an Observation procedure in respect of OJSC “Nurenergo”. In accordance with Russian legislation on bankruptcy, all the above-mentioned litigations were suspended. In March 2013, the Federal Commercial Court of the North Caucasus District granted a cassational appeal filed by OJSC “Nurenergo”, annuled the original court decision, and remitted the case for a new trial.

Tax contingency. Russian tax and customs legislation is subject to varying interpretation when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be successfully challenged by the relevant regional and federal authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. Fiscal periods remain open to review by the authorities in respect of taxes for three calendar years preceding the year of decision to perform tax review. Under certain circumstances reviews may cover longer periods.

As at 30 June 2013 management believes that its interpretation of the relevant legislation is appropriate and the Group’s tax, currency and customs positions will be sustained.

Capital commitments related to construction of property, plant and equipment. Future capital expenditures for which contracts have been signed amount to RR 242,749 million as at 30 June 2013 (as at 31 December 2012: RR 222,912 million) including VAT. These amounts include accounts payable to construction companies and suppliers of property, plant and equipment in the amount of RR 14,851 million as at 30 June 2013 (as at 31 December 2012: RR 15,533 million) (Note 13).

Note 20. Segment information

The Group operates wihin one operating segment. The Group’s single primary activity is provision of electricity transmission services within the Russian Federation which is represented as Transmission segment. There are no differences from the last annual consolidated financial statements in the basis of segmentation.

The Board of Directors of the Company has been determined as chief operating decision maker (the “CODM”) of the Group which generally analyses information relating to Transmission segment. The Board of Directors does not evaluate financial information of other components of the Group to allocate resources or assess performance and does not determine these components as segments. The key indicator of the transmission segment performance is return on equity ratio (ROE). It is calculated based on the statutory financial statements prepared according to RAR as net profit divided by net assets. Accordingly, the measure of transmission segment profit or loss analysed by the CODM is net profit of segment based on the statutory financial statements prepared according to RAR. The other information provided to the CODM is also based on statutory financial statements prepared according to RAR.

17

JSC “FGC UES”

Notes to the Condensed Consolidated Interim Financial Statements (Unaudited)
(in millions of Russian Rouble unless otherwise stated)

Note 20. Segment information (continued)

	Transmission segment – based on statutory financial
	statements prepared according to RAR
	Six months ended	Six months ended
	30 June 2013	30 June 2012
Revenue from external customers	74,613	66,190
Intercompany revenue	203	151
Total revenue	74,816	66,341
Segment loss for the period	(4,865)	(126)

	30 June 2013	31 December 2012
Total reportable segment assets (RAR)	1,161,282	1,151,565
Total reportable segment liabilities (RAR)	335,048	323,824

A reconciliation of the reportable segment’s revenue to the Condensed Consolidated Interim Financial Statements for the six months ended 30 June 2013 and 2012 is presented below:

	Six months ended	Six months ended
	30 June 2013	30 June 2012
Total revenue from segment (RAR)	74,816	66,341
Reclassification between revenue and other income	(297)	(285)
Non-segmental revenue	1,511	1,004
Elimination of intercompany revenue	(204)	(151)
Total revenue (IFRS)	75,826	66,909

Information on revenue for separate services and products of the Group is presented in Note 14. The Group performs most of its activities in the Russian Federation and does not have any significant revenue from foreign customers or any non-current assets located in foreign countries.

The major customers of the Group are government-related entities. The amounts of revenue from such entities are disclosed in Note 4. The Group has no other major customers with turnover over 10 percent of the Group revenue.

Note 21. Events after the reporting period

Bonds issue. In August 2013, the Group issued certified interest-bearing non-convertible bearer bonds of Series 26 and 27 with a total nominal value of RR 15,000 million and RR 11,000 million respectively, interest rate fixed for the first coupon at 7.5% and variable for the other (calculated as the consumer price index growth rate for the last year plus 1%), maturity in June 2048, and embedded put option in July 2047.

18